As filed with the U.S. Securities and Exchange Commission on September 21, 2022.

Registration No. 333-264993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LMF ACQUISITION OPPORTUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-3681132
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 W. Platt St., Suite 100

Tampa, Florida 33606

Telephone: (813) 222-8996

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce M. Rodgers

Chief Executive Officer

1200 W. Platt St., Suite 100

Tampa, Florida 33606

(813) 222-8996

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely, Esq. Kevin M. Shuler, Esq. Garrett F. Bishop, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 (813) 229-2300	Albert Lung, Esq. Morgan, Lewis & Bockius LLP 1400 Page Mill Road Palo Alto, California 94304 (650) 843-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2022

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2022 annual meeting of the stockholders (the “Meeting”) of LMF Acquisition Opportunities, Inc. (“LMAO”) to be held at LMAO’s office located at 1200 W. Platt St., Suite 100, Tampa, Florida 33606, at 10:00 a.m. Eastern Time, on October [●], 2022. LMAO is a Delaware blank check company established for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Holders of LMAO’s Common Stock will be asked to approve, among other things, the Agreement and Plan of Merger, dated as of April 21, 2022 (the “Merger Agreement”), by and among LMAO, LMF Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LMAO (“Merger Sub”) and SeaStar Medical, Inc., a Delaware corporation (“SeaStar Medical”), and the other related Proposals.

Upon the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into SeaStar Medical (the “Business Combination”) with SeaStar Medical surviving the merger as a wholly-owned subsidiary of LMAO. In addition, in connection with the consummation of the Business Combination, LMAO will be renamed “SeaStar Medical Holding Corporation.” LMAO has applied to continue listing its common stock and warrants on the Nasdaq Capital Market under the symbols “ICU” and “ICUCW,” respectively, upon the closing of the Business Combination. The transactions contemplated under the Merger Agreement relating to the Business Combination are referred to in the proxy statement/prospectus as the “Business Combination” and the combined company after the Business Combination is referred to in the proxy statement/prospectus as the “Combined Company.”

Pursuant to the terms of the Merger Agreement, the following actions will be taken, and the following consideration will be paid, in connection with the Business Combination:

Convertible Notes. Immediately prior to the Preferred Stock Conversion, each convertible note of SeaStar Medical shall be converted into shares of common stock, par value $0.001 per share, of SeaStar Medical (“SeaStar Medical Common Stock”) in accordance with the terms of such convertible notes (the “Convertible Note Conversion”).

Preferred Stock. Immediately after the Convertible Note Conversion but immediately prior to the Effective Time, each issued and outstanding share of SeaStar Medical’s Series A-1, Series A-2 and Series B convertible preferred stock, par value $0.001 (collectively, the “SeaStar Medical Preferred Stock”) shall be converted into shares of the SeaStar Medical Common Stock at the then-applicable conversion rates (the “Preferred Stock Conversion”).

Warrants. Each SeaStar Medical warrant to purchase shares of SeaStar Medical Common Stock or SeaStar Medical Preferred Stock (“SeaStar Medical Warrant”) that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by SeaStar Medical or the holder of the SeaStar Medical Warrant shall automatically be exercised or exchange in full for the applicable shares of SeaStar Medical Common Stock. Each SeaStar Medical Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full shall be converted into a warrant to purchase common stock, par value $0.0001 per share, of LMAO (the “Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each SeaStar

Medical Warrant assumed by LMAO may be exercised solely for shares of Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Common Stock subject to each SeaStar Medical Warrant assumed by LMAO will be determined by multiplying (A) the number of shares of SeaStar Medical

Common Stock (as calculated on as converted to SeaStar Medical Common Stock basis) subject to such SeaStar Medical Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such assumed warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such SeaStar Medical Warrant immediately prior to the Effective Time divided by the Exchange Ratio. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (1) (A) (i) $85,000,000 minus any SeaStar Medical indebtedness minus any SeaStar Medical transaction expenses in excess of $800,000 (which the cap of $800,000 shall not apply to transaction bonuses payable to executives or the financial advisory fee payable to Maxim Group LLC by SeaStar Medical) plus (ii) the aggregate exercise price of unexercised SeaStar Medical Warrants and SeaStar Medical Options all divided by (B) Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), all divided by (2) $10.00.

Common Stock. At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of SeaStar Medical Common Stock (including shares of SeaStar Medical Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).

Stock Options. At the Effective Time, each outstanding option to purchase shares of SeaStar Medical Common Stock (a “SeaStar Medical Option”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Common Stock with the same terms and conditions as were applicable to such SeaStar Medical Option immediately prior to the Effective Time, except that each SeaStar Medical Option will relate to such number of Common Stock as is equal to the product of (i) the number of shares subject to such option prior to the Effective Time, multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Restricted Stock Units. At the Effective Time, each award of restricted stock units based on SeaStar Medical Common Stock (a “SeaStar Medical Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted stock units based on Common Stock (each, an “Assumed Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, except that each Assumed Restricted Stock Unit Award will relate to such number of Common Stock as is equal to the product of (i) the number of shares of SeaStar Medical Common Stock subject to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). For purposes of any SeaStar Medical Restricted Stock Unit Awards with a liquidity vesting condition, SeaStar Medical will be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

In connection with the transactions contemplated by the Merger Agreement, LMAO has entered into subscription agreements, each dated August 23, 2022 (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which LMAO agreed to issue and sell to the PIPE Investors in private placements to close immediately prior to the Closing, an aggregate of 700,000 shares of Class A Common Stock at $10.00 per share, and warrants to purchase up to 700,000 shares of Class A Common Stock (the “PIPE Warrants”) for an aggregate purchase price of $7,000,000 (the “PIPE Investment”). The PIPE Warrants are exercisable starting on the Closing at an exercise price of $11.50 per share of Class A Common Stock, subject to adjustment in certain circumstances, and expire five years after the Closing. At the Closing, the PIPE Investors and LMAO shall consummate the PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements.

Additionally, on August 23, 2022, LMAO entered into an equity line financing arrangement through a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) with Tumim Stone Capital LLC (“Tumim Stone Capital”), pursuant to which, after the Closing Date, subject to the conditions set forth in the Common Stock Purchase Agreement, LMAO has the right to sell to Tumim Stone Capital up to $100,000,000 worth of shares of Common Stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement (the “Common Stock Investment”). The Common Stock Purchase Agreement provides for a commitment fee (the “Commitment Fee”) in the amount of $2.5 million payable to Tumim Stone Capital, and such Commitment Fee shall be paid in shares of the Common Stock based on the weighted average trading price of the Common Stock prior to the filing of a registration statement pursuant to the registration rights agreement (the “Commitment Shares”). The purchase price of the shares of Common Stock that the Combined Company may elect to sell to Tumim Stone Capital (a “VWAP Purchase”) from time to time under the terms of the Common Stock Purchase Agreement will be determined by reference to the lowest daily VWAP of the Common Stock during the three (3) consecutive trading days beginning on the date on which Tumim Stone Capital receives a written notice from the Combined Company to sell shares under the Common Stock Purchase Agreement (“VWAP Purchase Exercise Date”) for such VWAP Purchase, multiplied by 0.970 (representing a discount to the market price of such shares as of the date of such VWAP Purchase). Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that the Combined Company may elect to sell to Tumim Stone Capital under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of Common Stock during the applicable valuation period for each VWAP Purchase, as of the date of the proxy statement/prospectus, it is not possible for the Combined Company to predict the number of shares of Common Stock that it will sell to Tumim Stone Capital under the Common Stock Purchase Agreement, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by the Combined Company from those sales, if any.

Under the “no redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 47.9% in the Combined Company, the PIPE Investors (which includes the Dow Employees’ Pension Plan Trust and Union Carbide Employees’ Pension Plan (collectively, “the Dow Pension Funds”) and Tumim Stone Capital) will own approximately 3.2% of the Combined Company, Tumim Stone Capital will own approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the shares of Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), LMFAO Sponsor, LLC, LMAO’s sponsor and the sole holder of founder shares (the “Sponsor”), will retain an ownership interest of approximately 11.9% of the Combined Company, and the SeaStar Medical stockholders (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the Combined Company. Under the “50% redemptions” scenario, upon completion of the Business Combination , LMAO’s public stockholders would retain an ownership interest of approximately 31.7% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 4.2% of the Combined Company, Tumim Stone Capital will own approximately 1.5% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 15.5% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 47.1% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 6.2% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 5.7% of the Combined Company, Tumim Stone Capital will own approximately 2.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 21.3% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the Combined Company.

For the ownership percentages presented above, the ownership percentages with respect to the Combined Company (A) do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan or ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO and (B) assumes (i) SeaStar Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S. Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date). For the “no redemptions” scenario, the ownership percentages presented above assume that none of LMAO’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 5,175,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by the LMAO stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As of September 15, 2022, there was approximately $106.7 million in LMAO’s trust account (the “Trust Account”).

LMAO’s shares of Class A Common Stock are listed on the Nasdaq Stock Market under the symbol “LMAO.” On [●], 2022, the record date for the Meeting, the last sale price of the Class A Common Stock was $[●].

Each stockholder’s vote is very important. Whether or not you plan to participate in the Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting at the Meeting if such stockholder subsequently chooses to participate in the Meeting.

We encourage you to read the proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 40.

LMAO’s board of directors unanimously recommends that LMAO stockholders vote “FOR” approval of each of the Proposals.

/s/ Bruce M. Rodgers
Bruce M. Rodgers Chief Executive Officer and Chairman of the Board LMAO Acquisition Opportunities, Inc. [●], 2022

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

HOW TO OBTAIN ADDITIONAL INFORMATION

The proxy statement/prospectus incorporates important business and financial information about LMAO that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by LMAO with the SEC, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

ALLIANCE ADVISORS

200 Broadacres Drive, Suite 300

Bloomfield, New Jersey 07003

Toll Free: 855-935-2548

Collect: 1-520-524-4921

Email: lmao@allianceadvisors.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than October [●], 2022. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about LMAO and SeaStar Medical. You should rely only on the information contained in the proxy statement/prospectus in deciding how to vote on the Business Combination. Neither LMAO nor SeaStar Medical has authorized anyone to give any information or to make any representations other than those contained in the proxy statement/prospectus. Do not rely upon any information or representations made outside of the proxy statement/prospectus. The information contained in the proxy statement/prospectus may change after the date of the proxy statement/prospectus. Do not assume after the date of the proxy statement/prospectus that the information contained in the proxy statement/prospectus is still correct.

LMF ACQUISITION OPPORTUNITIES, INC.

1200 W. Platt St., Suite 100

Tampa, Florida 33606

Telephone: (813) 222-8996

NOTICE OF SPECIAL MEETING IN LIEU OF THE 2022 ANNUAL MEETING OF

LMF ACQUISITION OPPORTUNITIES, INC. STOCKHOLDERS

To Be Held on October [●], 2022

To LMF Acquisition Opportunities, Inc. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting in lieu of the 2022 annual meeting of the stockholders of LMF Acquisition Opportunities, Inc. (“LMAO,” “we”, “our”, or “us”) to be held at LMAO’s office located at 1200 W. Platt St., Suite 100, Tampa, Florida 33606, at 10:00 a.m. Eastern Time, on October [    ], 2022 (the “Meeting”).

During the Meeting, LMAO’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

1.

To consider and vote upon a Proposal to approve the transactions contemplated under the Merger Agreement, dated as of April 21, 2022 (the “Merger Agreement”), by and among LMAO, LMF Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LMAO (“Merger Sub”) and SeaStar Medical, Inc., a Delaware corporation (“SeaStar Medical”), (the “Business Combination”), a copy of which is attached to the proxy statement/prospectus as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

2.

To consider and vote upon a Proposal to approve the Second Amended and Restated Certificate of Incorporation of LMAO, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Charter”) to, among other things, change LMAO’s name to “SeaStar Medical Holding Corporation,” and amend certain provisions related to authorized capital stock, reclassification of Class A Common Stock and Class B Common Stock, the classification of the Board, and director removal, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Charter Approval Proposal” or “Proposal 2.”

3.	To consider and vote upon, on a non-binding advisory basis, four separate governance proposals relating to the following material differences between the Existing Charter and the Proposed Charter:

(a)

(i) reclassify LMAO’s existing 100,000,000 authorized shares of Class A Common Stock into 100,000,000 authorized shares of common stock (after giving effect to the conversion of each outstanding share of Class B Common Stock to Class A Common Stock under the terms of LMAO’s current certificate of incorporation) and (ii) increase the number of shares of preferred stock LMAO is authorized to issue from 1,000,000 shares to 10,000,000 shares (Proposal 3A);

(b)	change the classification of the Board from two classes of directors with staggered two-year terms to three classes of directors with staggered three-year terms (Proposal 3B);

(c)

require the vote of at least two-thirds (66 and 2/3%) of the outstanding shares of capital stock, voting together as a single class, rather than a simple majority, to remove a director from office (Proposal 3C); and

(d)	remove certain provisions related to LMAO’s status as a special purpose acquisition company that will no longer be relevant following the Business Combination (Proposal 3D).

This Proposal is referred to as the “Governance Proposals” or “Proposals 3A-3D.”

4.

To consider and vote upon a Proposal to approve the LMF Acquisition Opportunities, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”, a copy of which is to be attached to the proxy statement/prospectus as Annex D), to be effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. This Proposal is referred to as the “Stock Plan Proposal” or “Proposal 4.”

5.

To consider and vote upon a Proposal to approve the LMF Acquisition Opportunities, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”, a copy of which is to be attached to the proxy statement/prospectus as Annex E), to be effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. This Proposal is referred to as the “ESPP Proposal” or “Proposal 5.”

6.

To consider and vote upon a Proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of Common Stock and securities convertible into or exercisable for Common Stock in the Business Combination, the PIPE Investment, and the Common Stock Investment. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 6.”

7.

To consider and vote upon a Proposal to elect seven (7) directors to serve staggered terms on the Board until the 2023, 2024 and 2025 annual meetings of our stockholders, as applicable, or until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal. This Proposal is referred to as the “Director Election Proposal” or “Proposal 7.”

8.

To consider and vote upon a Proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event LMAO does not receive the requisite stockholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 8.”

The Business Combination Proposal is conditioned upon the approval of Proposal 2 and Proposal 6. Proposals 2, 4, 5, 6 and 7 are dependent upon approval of the Business Combination Proposal. Additionally, Proposal 2 is also dependent upon approval of the Nasdaq Proposal; Proposal 6 is also dependent upon approval of the Charter Approval Proposal; and Proposal 7 is also dependent upon approval of the Charter Approval Proposal and the Nasdaq Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, LMAO will not consummate the Business Combination. If LMAO does not consummate the Business Combination and fails to complete an initial business combination by October 29, 2022, LMAO will be required to dissolve and liquidate. On July 29, 2022, we announced that our sponsor, LMFAO Sponsor, LLC, deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022.

Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. Approval of the Director Election Proposal requires a plurality vote of the shares of Common Stock cast in respect of that Proposal and entitled to vote thereon at the Meeting. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

As of [●], 2022, there were 10,453,500 shares of Class A Common Stock issued and outstanding and entitled to vote and 2,587,500 shares of class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) issued and outstanding and entitled to vote. Only holders of Common Stock of record as of the close of business on [●], 2022 are entitled to vote at the Meeting or any adjournment of the Meeting. The proxy statement/prospectus is first being mailed to LMAO stockholders on or about [●], 2022.

Investing in LMAO’s securities involves a high degree of risk. See “Risk Factors” beginning on page 40 of the proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in LMAO’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the Meeting, please complete, date, sign and return the enclosed proxy card without delay in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock in person if you subsequently choose to participate in the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Alliance Advisors, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

LMAO’s board of directors unanimously recommends that LMAO stockholders vote “FOR” approval of each of the Proposals. When you consider LMAO’s board of directors’ recommendation of these Proposals, you should keep in mind that LMAO’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “The Business Combination Proposal - Interests of Certain Persons in the Business Combination.”

On behalf of LMAO’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

/s/ Bruce M. Rodgers
Bruce M. Rodgers Chief Executive Officer and Chairman of the Board LMF Acquisition Opportunities, Inc. [●], 2022

i

ii

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “LMAO” refer to LMF Acquisition Opportunities, Inc., a Delaware corporation. Further, in this document:

•	“Board” means the board of directors of LMAO.

•	“Business Combination” means the merger contemplated by the Merger Agreement.

•

“Certificate of Incorporation” or the “Proposed Charter” means LMAO’s Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B.

•	“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of LMAO.

•	“Class B Common Stock” means Class B common stock, par value $0.0001 per share, of LMAO.

•	“Closing Date” means the date of the consummation of the Business Combination.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Combined Company” means LMAO after the consummation of the Business Combination, renamed SeaStar Medical Holding Corporation.

•	“Combined Company Bylaws” means LMAO’s Amended and Restated Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C.

•

“Common Stock” means (i) prior to the filing of the Proposed Charter, collectively, Class A Common Stock and Class B Common Stock, and (ii) at and after the filing of the Proposed Charter, LMAO’s common stock, par value $0.0001 per share. For the avoidance of doubt, each share of Class A Common Stock (including each share issued or issuable upon conversion of Class B Common Stock) and each share of Class B Common Stock shall be reclassified into such single class of common stock of LMAO in connection with the filing of the Proposed Charter with the Secretary of State of the State of Delaware.

•

“Common Stock Investment” means the right of the Combined Company, after the consummation of the Business Combination from time to time, to sell to Tumim Stone Capital up to $100,000,000 worth of shares of Common Stock.

•

“Common Stock Purchase Agreement” means that certain Common Stock Purchase Agreement, dated as of August 23, 2022, by and among LMAO, SeaStar Medical, and Tumim Stone Capital, as may be amended, modified or supplemented.

•	“Continental” means Continental Stock Transfer & Trust Company, LMAO’s transfer agent.

•	“Dow Pension Funds” means collectively, the Dow Employees’ Pension Plan Trust and Union Carbide Employees’ Pension Plan.

•	“Effective Time” means the time at which the Business Combination becomes effective.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Existing Bylaws” means LMAO’s Bylaws.

•	“Existing Charter” means LMAO’s Amended and Restated Certificate of Incorporation.

•	“founder shares” means the outstanding shares of Class B Common Stock issued to the Sponsor.

•	“GAAP” means accounting principles generally accepted in the United States of America.

•	“Initial Stockholders” means the Sponsor and other initial holders of Class B Common Stock.

•	“IPO” refers to the initial public offering of 10,350,000 units consummated on January 28, 2021.

•	“IRS” means the United States Internal Revenue Service.

•	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 21, 2022, by and among LMAO, Merger Sub and SeaStar Medical.

•	“Merger Sub” means LMF Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LMAO.

•	“PIPE Investment” means the private placement equity offering conducted by LMAO prior to the Closing Date pursuant to the Subscription Agreements entered into on August 23, 2022.

•

“PIPE Investors” means the third-party investors with whom LMAO has entered into the Subscription Agreements, pursuant to which those third-party investors have committed to make a private investment in public equity in the form of Class A Common Stock and PIPE Warrants of up to an aggregate amount of $7,000,000.

•	“PIPE Warrants” mean the warrants to acquire 700,000 shares of Class A Common Stock at an exercise price of $11.50 per share to be issued to the PIPE Investors in connection with the PIPE Investment.

•	“Private Placement Warrants” mean the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO.

•	“public shares” means shares of Class A Common Stock sold in the IPO, whether they were purchased in the IPO or thereafter in the open market.

•	“public stockholders” means holders of public shares of Class A Common Stock.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“SeaStar Medical” means SeaStar Medical, Inc., a Delaware corporation, prior to the consummation of the Business Combination.

•	“Sponsor” means LMFAO Sponsor, LLC, a Florida limited liability company.

•

“Subscription Agreements” means subscription agreements that LMAO has entered into with the PIPE Investors, pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Class A Common Stock and PIPE Warrants of up to an aggregate amount of $7,000,000.

•	“Tumim Stone Capital” means Tumim Stone Capital LLC, a Delaware limited liability company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of LMAO and/or SeaStar Medical and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical” and “SeaStar Medical’s Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of LMAO and SeaStar Medical as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by LMAO and the following:

•

expectations regarding SeaStar Medical’s strategies and commercialization plans, including its future business plans or objectives, regulatory approval of product candidates, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

•	risks related to SeaStar Medical’s technology, intellectual property and regulatory approval and process;

•	risks related to SeaStar Medical’s ability to secure additional financing to execute its growth strategies;

•	risks related to the ability to complete the PIPE Investment and the Common Stock Investment in connection with the Business Combination;

•	risks related to SeaStar Medical’s reliance on suppliers, vendors, partners and third parties;

•	risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industries in which SeaStar Medical operates;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against LMAO or SeaStar Medical following announcement of the Merger Agreement and the transactions contemplated therein;

•	the inability to complete the Business Combination due to, among other things, the failure to obtain LMAO or SeaStar Medical stockholder approval;

•	the risk that the announcement and consummation of the proposed Business Combination disrupts SeaStar Medical’s current plans;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the proposed Business Combination;

•	the amount of any redemptions by existing holders of Common Stock;

•	limited liquidity and trading of LMAO’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that LMAO and/or SeaStar Medical may be adversely affected by other economic, business, and/or competitive factors;

•	operational risks;

•

the risks that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic, may have an adverse effect on SeaStar Medical’s business operations, as well as SeaStar Medical’s financial condition and results of operations;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on SeaStar Medical’s resources; and

•	the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of LMAO and SeaStar Medical prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to LMAO, SeaStar Medical or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, LMAO and SeaStar Medical undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of LMAO, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q: What is the purpose of this document?

A:

LMAO, Merger Sub and SeaStar Medical have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned Common Stock at the close of business on [●], 2022, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q: What is being voted on?

A:

Below are the Proposals that the LMAO stockholders are being asked to vote on:

•	Proposal 1 - The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•	Proposal 2 - The Charter Approval Proposal to approve the Proposed Charter attached to this proxy statement/prospectus as Annex B.

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Proposals 3A-3D - The Governance Proposals to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between the Existing Charter and the Proposed Charter attached to this proxy statement/prospectus as Annex B.

•	Proposal 4 - The Stock Plan Proposal to approve the Incentive Plan.

•	Proposal 5 - The ESPP Proposal to approve the ESPP.

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Proposal 6 - The Nasdaq Proposal to approve, for purposes of complying with Nasdaq Rule 5635, the issuance of shares of Common Stock and securities convertible into or exercisable for Common Stock in the Business Combination, the PIPE Investment and the Common Stock Investment.

•	Proposal 7 - The Director Nomination Proposal to elect seven directors.

•	Proposal 8 - The Adjournment Proposal to approve the adjournment of the Meeting.

Q: What vote is required to approve the Proposals?

A:

Proposal 1 - The Business Combination Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 - The Charter Approval Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposals 3A-3D - The Governance Proposals requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposals 3A-3D.

Proposal 4 - The Stock Plan Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 - The ESPP Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 - The Nasdaq Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 6.

Proposal 7 - The Director Election Proposal requires plurality of the votes cast by the LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. This means that the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. A “withhold” vote will have no effect on the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected.

Proposal 8 - The Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 8.

Q: Are any of the Proposals conditioned on one another?

A:

The Business Combination Proposal is conditioned upon the approval of Proposal 2 and Proposal 6. Proposals 2, 4, 5, 6 and 7 are dependent upon approval of the Business Combination Proposal. Additionally, Proposal 2 is also dependent upon approval of the Nasdaq Proposal; Proposal 6 is also dependent upon approval of the Charter Approval Proposal; and Proposal 7 is also dependent upon approval of the Charter Approval Proposal and the Nasdaq Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, LMAO will not consummate the Business Combination. If LMAO does not consummate the Business Combination and fails to complete an initial business combination by October 29, 2022, LMAO will be required to dissolve and liquidate. On July 29, 2022, we announced that the Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective.

Q: What will happen in the Business Combination?

A:

At the closing of the Business Combination, Merger Sub will merge with and into SeaStar Medical, with SeaStar Medical surviving such merger as the surviving entity. Upon consummation of the Business Combination, SeaStar Medical will become a wholly-owned subsidiary of LMAO. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by LMAO’s public stockholders and the proceeds from PIPE Investment will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Immediately prior to the Preferred Stock Conversion, each convertible note of SeaStar Medical shall be converted into shares of common stock, par value $0.001 per share, of SeaStar Medical (“SeaStar Medical Common Stock”) in accordance with the terms of such convertible notes (the “Convertible Note Conversion”). Immediately after the Convertible Note Conversion but immediately prior to the Effective Time, each issued and outstanding share of SeaStar Medical’s Series A-1, Series A-2 and Series B

convertible preferred stock, par value $0.001 (collectively, the “SeaStar Medical Preferred Stock”) shall be converted into shares of the SeaStar Medical Common Stock at the then-applicable conversion rates (the “Preferred Stock Conversion”).

Q: What is the consideration being paid to SeaStar Medical security holders?

A:

Warrants. Each SeaStar Medical warrant to purchase shares of SeaStar Medical Common Stock or SeaStar Medical Preferred Stock (“SeaStar Medical Warrant”) that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by SeaStar Medical or the holder of the SeaStar Medical Warrant shall automatically be exercised or exchange in full for the applicable shares of SeaStar Medical Common Stock. Each SeaStar Medical Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full shall be converted into a warrant to purchase common stock, par value $0.0001 per share, of LMAO (the “Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each SeaStar Medical Warrant assumed by LMAO may be exercised solely for shares of Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Common Stock subject to each SeaStar Medical Warrant assumed by LMAO will be determined by multiplying (A) the number of shares of SeaStar Medical Common Stock (as calculated on as converted to SeaStar Medical Common Stock basis) subject to such SeaStar Medical Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such assumed warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such SeaStar Medical Warrant immediately prior to the Effective Time divided by the Exchange Ratio. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (1) (A) (i) $85,000,000 minus any SeaStar Medical indebtedness minus any SeaStar Medical transaction expenses in excess of $800,000(which the cap of $800,000 shall not apply to transaction bonuses payable to executives or the financial advisory fee payable to Maxim Group LLC (“Maxim”) by SeaStar Medical) plus (ii) the aggregate exercise price of unexercised SeaStar Medical Warrants and SeaStar Medical Options all divided by (B) Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), all divided by (2) $10.00.

Common Stock. At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of SeaStar Medical Common Stock (including shares of SeaStar Medical Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).

Stock Options. At the Effective Time, each outstanding option to purchase shares of SeaStar Medical Common Stock (a “SeaStar Medical Option”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Common Stock with the same terms and conditions as were applicable to such SeaStar Medical Option immediately prior to the Effective Time, except that each SeaStar Medical Option will relate to such number of Common Stock as is equal to the product of (i) the number of shares subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Restricted Stock Units. At the Effective Time, each award of restricted stock units based on SeaStar Medical Common Stock (a “SeaStar Medical Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted stock units based on Common Stock (each, an “Assumed Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, except that each Assumed Restricted Stock Unit Award will relate to such number of Common Stock as is equal to the product of (i) the number of shares of SeaStar Medical Common Stock subject to such

SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). For purposes of any SeaStar Medical Restricted Stock Unit Awards with a liquidity vesting condition, SeaStar Medical will be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

Q: What equity stake will current stockholders of LMAO and SeaStar Medical stockholders hold in the Combined Company after the closing?

A:

Under the “no redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 47.9% in the Combined Company, the PIPE Investors (which includes the Dow Employees’ Pension Plan Trust and Union Carbide Employees’ Pension Plan (collectively, “the Dow Pension Funds”) and Tumim Stone Capital) will own approximately 3.2% of the Combined Company, Tumim Stone Capital will own approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), the Sponsor will retain an ownership interest of approximately 11.9% of the Combined Company, and the SeaStar Medical stockholders (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the Combined Company. Under the “50% redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 31.7% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 4.2% of the Combined Company, Tumim Stone Capital will own approximately 1.5% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 15.5% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 47.1% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 6.2% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 5.7% of the Combined Company, Tumim Stone Capital will own approximately 2.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 21.3% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the Combined Company.

For the ownership percentages presented above, the ownership percentages with respect to the Combined Company (A) do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan or ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO and (B) assumes (i) SeaStar

Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S. Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date). For the “no redemptions” scenario, the ownership percentages presented above assume that none of LMAO’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 5,175,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by the LMAO stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: Are there any arrangements to help ensure that LMAO will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:

Yes. LMAO entered into the Subscription Agreements pursuant to which, among other things, LMAO agreed to issue and sell, in the PIPE Investment, an aggregate of 700,000 shares of Class A Common Stock at $10.00 per share and the PIPE Warrants for an aggregate purchase price of $7,000,000. Additionally, the Combined Company will have the Common Stock Investment whereby they will be entitled to sell up to $100 million worth of Common Stock to Tumim Stone Capital. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account, the PIPE Investment and the Common Stock Investment will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. LMAO expects that it (or its successor) will file with the SEC a registration statement registering the resale of the shares and PIPE Warrants issued in connection with the PIPE Investment and the shares to be issued in connection with the Common Stock Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.

Q: Do any of LMAO’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:

In considering the recommendation of the Board to approve the Merger Agreement, LMAO stockholders should be aware that certain LMAO executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of LMAO stockholders generally. These interests, which may create actual or potential conflicts of interest, include (i) the limited amount of time in which LMAO has to complete an initial business combination, (ii) the ability LMAO’s directors and officers to change or waive terms of the transaction, (iii) the Sponsor’s right to designate two directors to the Combined Company’s board of directors and (iv) the engagement of a financial advisor whose Chairman, Marty Traber, is a board member of LMAO.

Additionally, these interests include the fact that Sponsor paid (i) $25,000 or approximately $0.012 per share for the founder shares (of which it currently holds 2,587,500 after a stock dividend), which such founder shares, if unrestricted and freely tradeable, would be valued at approximately $26.5 million, based on the closing price of Class A Common Stock on September 16, 2022 and (ii) $5,738,000 or approximately $1.00 per Private Placement Warrant (of which it currently holds 5,738,000), which such Private Placement

Warrants, if unrestricted and freely tradeable, would be valued at approximately $590,000, and that such shares and warrants will be worthless if a business combination is not consummated and, as a result, the Sponsor and its affiliates can earn a positive rate of return on their investment even if LMAO’s public stockholders experience a negative return following the consummation of the Business Combination.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize LMAO’s officers and directors to complete an initial business combination, even if on terms less favorable to LMAO’s stockholders compared to liquidating LMAO, because, among other things, if LMAO is liquidated without completing an initial business combination, the founder shares and Private Placement Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $27 million based on the closing price of Class A Common Stock and LMAO warrants on September 16, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to LMAO would not be repaid to the extent such amounts exceed cash held by LMAO outside of the Trust Account (which such expenses and loans, including the Extension Loan, as of September 15, 2022, amounted to approximately $2.8 million). These actual or potential conflicts of interest are, to the extent material, described in the section entitled “The Business Combination Proposal - Interests of Certain Persons in the Business Combination” beginning on page 122.

Q: When and where is the Meeting?

A:

The Meeting will take place at LMAO’s office located at 1200 W. Platt St., Suite 100, Tampa, Florida 33606 on October [●], 2022, at 10:00 a.m. Eastern Time, or at such other time, on such other date and at such other place to which the Meeting may be adjourned.

Q: Who may vote at the Meeting?

A:

Only holders of record of common stock as of the close of business on [●], 2022 may vote at the Meeting. As of [●], 2022 there were 13,041,000 shares of Common Stock outstanding and entitled to vote. Please see “The Meeting - Record Date; Who is Entitled to Vote” for further information.

Q: What is the quorum requirement for the Meeting?

A:

Stockholders representing a majority of the voting power of all outstanding shares of capital stock of LMAO as of the Record Date and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. This is called a quorum. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the chairman of the Meeting may adjourn the meeting until a quorum is present.

Q: How will the Initial Stockholders vote?

A:

Pursuant to a letter agreement, the Initial Stockholders, who as of [●], 2022 owned 2,587,500 shares of Class B Common Stock, or approximately 20% of the outstanding shares of Common Stock, agreed to vote their respective shares of Common in favor of the Business Combination Proposal (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with LMAO and SeaStar Medical pursuant to which it agreed, among other things, to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal.

As of [●], 2022, a total of 2,587,500 shares of Common Stock, or approximately 20% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, only 3,933,001 shares of Common Stock held by the public stockholders will need to be present and entitled to vote to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only 672,751 shares of Common Stock, or approximately 6.4% of the 10,453,500 shares of Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Q: How many votes do I and others have?

A:

You are entitled to one vote for each share of LMAO’s Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 13,041,000 outstanding shares of Common Stock.

Q: Am I required to vote against the Business Combination Proposal in order to have my public shares redeemed?

A:

No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that LMAO redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (currently anticipated to be no less than approximately $10.30 per share of Class A Common Stock for stockholders) net of taxes payable. These rights to demand redemption of public shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q: How do I exercise my redemption rights?

A:

If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on October [●], 2022 (at least two business days before the Meeting), that LMAO redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using the Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with LMAO’s consent, until the consummation of the Business Combination, or such other date as determined by the Board. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the email or physical address listed in the section titled “The Meeting - Redemption Rights” below. Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

LMAO stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of Common Stock on or before October [●], 2022 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by outstanding number of public shares. Please see the section titled “The Meeting - Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

In the event that a holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular holder at the time such holder exercises his, her, or its redemption rights. See “Material U.S. Federal Income Tax Consequences - Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its Common Stock for cash.

Q: How do the public warrants and PIPE Warrants differ from the Private Placement Warrants and what are the related risks for any public warrant holders post-Business Combination?

A:

The public warrants and PIPE Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants cannot be transferred, assigned or sold until 30 days after the Business Combination (except in limited circumstances) and will not be redeemable by LMAO so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by LMAO and exercisable by the holders on the same basis as the public warrants. The Sponsor agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Common Stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the Business Combination.

Following the Business Combination, we may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Historical trading prices for shares of Class A Common Stock have varied between a low of approximately $9.67 per share on March 25, 2021 to a high of approximately $12.16 per share on April 22, 2022, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that LMAO elects to redeem all of the redeemable warrants as described above, LMAO will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Q: What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: How can I vote?

A:

If you were a holder of record of Common Stock on [●], 2022, the record date for the special meeting of LMAO stockholders, you may vote with respect to the Proposals in person at the Meeting, or by submitting a proxy by mail so that it is received prior to [9:00 a.m., Eastern Time, on October [●], 2022], in accordance with the instructions provided to you under “The Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Signed and dated proxies received without an indication of how the stockholder intends to vote on a Proposal will be voted in favor of each Proposal presented to the stockholders.

Q: If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:

No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary Proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote “AGAINST” the Charter Approval Proposal.

Q: What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:

LMAO will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on the Charter Approval Proposal will have the same effect as a vote “AGAINST” such Proposal. For all other Proposals (other than the Charter Approval Proposal), an abstention will have no effect on the vote for such Proposal.

Q: If I am not going to attend the Meeting, should I return my proxy card instead?

A.

Yes. Whether you plan to attend the Meeting in person or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q: Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting and casting your vote in person, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Alliance Advisors

Toll Free: 855-935-2548

Collect: 1-520-524-4921

Email: lmao@allianceadvisors.com

Unless revoked, a proxy will be voted at the Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q: What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of Common Stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q: Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:

LMAO stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting - Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q: Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:

LMAO will pay the cost of soliciting proxies for the Meeting. LMAO has engaged Alliance Advisors to assist in the solicitation of proxies for the Meeting. LMAO has agreed to pay Alliance Advisors a fee of $10,000, plus disbursements, and will reimburse Alliance Advisors for its reasonable out-of-pocket expenses and indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages, and expenses. LMAO will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: What happens if I sell my shares before the Meeting?

A:

The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in LMAO after the Business Combination is consummated.

Q: When is the Business Combination expected to occur?

A:

Assuming the requisite regulatory and stockholder approvals are received, LMAO expects that the Business Combination will occur as soon as possible following the Meeting.

Q: Are SeaStar Medical’s stockholders required to approve the Business Combination?

A:

Yes. The Business Combination requires the affirmative approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by each of (i) a majority of issued and outstanding shares of SeaStar Medical stock, with preferred stock voting based on the number of whole shares of SeaStar Medical Common Stock into which the shares of preferred stock are convertible into, voting together as a single class and (ii) a majority of issued and outstanding shares of SeaStar Medical Series B Preferred Stock voting separately as a class. In connection with the execution of the Merger Agreement, certain stockholders of SeaStar Medical owning approximately 90% of the voting power of SeaStar Medical entered into the SeaStar Medical support agreement with LMAO and SeaStar Medical pursuant to which the SeaStar Medical stockholders agreed to vote all shares of SeaStar Medical Common Stock (including shares of SeaStar Medical Common Stock received in connection with the Convertible Note Conversion and Preferred Stock Conversion) beneficially owned by them in favor of the Business Combination and related matters.

Q: Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:

Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “ Risk Factors” beginning on page 40 of this proxy statement/prospectus.

Q: May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:

No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting - Appraisal Rights.”

Q: Are there risks of going public through the Business Combination rather than a traditional underwritten initial public offering?

A:

Yes. The Combined Company applied to list its common stock and warrants on Nasdaq, but the Business Combination is different from a traditional underwritten initial public offering. Among other things, there is no independent third-party underwriter selling the shares of the Common Stock, and, accordingly, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event SeaStar Medical pursued an underwritten initial public offering. Before entering into the Business Combination Agreement, LMAO and SeaStar Medical performed a due diligence review of each other’s business, operations and disclosure. However, in a typical initial public offering, the underwriters of the offering conduct independent due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability under Section 11 of the Securities Act to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents, assessment of significant risks of the business operations, and independent analysis of the plan of business and any underlying financial assumptions. The lack of an independent due diligence review and investigation means that you must rely on the information included in this proxy statement/prospectus. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no third-party underwriters of the Common Stock that will be issued pursuant to the Business Combination, and therefore no corresponding right of action is available to investors in the Business Combination against any such third parties, including any financial advisors of SeaStar Medical and LMAO, for any material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Common Stock or helping to stabilize, maintain or affect the public price of the Common Stock following the Closing Date. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of SeaStar Medical’s securities could result in a more volatile price for the Common Stock following the Closing Date.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Common Stock or sufficient demand among potential investors immediately after the Closing Date, which could result in a more volatile price for the Common Stock.

In addition, our Initial Stockholders, including our Sponsor, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of SeaStar Medical’s securities. Such interests may have influenced our Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These actual or potential conflicts of interest are, to the extent material, described in the section entitled “Proposal 1 - The Business Combination Proposal – Interests of Certain Persons in the Business Combination” beginning on page 122 of this proxy statement/prospectus.

Accordingly, as an investor in the Business Combination, you may be exposed to increased risk when compared to investing in a traditional underwritten initial public offering.

Q: What happens if the Business Combination is not consummated?

A:

If LMAO does not complete a business combination within 21 months from the closing of the IPO (October 29, 2022), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the 21-month time period.

Q: What happens to the funds deposited in the Trust Account following the Business Combination?

A:

Following the closing of the Business Combination, holders of public shares of LMAO exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to SeaStar Medical to fund working capital needs of the Combined Company. As of September 15, 2022, there was approximately $106.7 million in the Trust Account. LMAO estimates that approximately $10.30 per outstanding public share will be paid to the investors exercising their redemption rights.

Q: Who will manage the Combined Company after the Business Combination?

A:

As a condition to the closing of the Business Combination, all of the officers and directors of LMAO will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus.

Q: Who can help answer my questions?

A:

If you have questions about the Meeting, the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact LMAO’s proxy solicitor at:

Alliance Advisors

Toll Free: 855-935-2548

Collect: 1-520-524-4921

Email: lmao@allianceadvisors.com

You may also obtain additional information about LMAO from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, LMAO encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by LMAO’s stockholders.

The Parties to the Business Combination

LMF Acquisition Opportunities, Inc.

LMAO was incorporated in Delaware on October 28, 2020 and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. LMAO has until October 29, 2022 to consummate a business combination. On July 29, 2022, we announced that our Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022. While LMAO’s initial focus was on transactions with companies and/or assets within the financial services industry, including potentially the financial technology sector and related sectors, LMAO may pursue an initial business combination target in any business, industry or geographical location.

On January 28, 2021 LMAO consummated the IPO of 10,350,000 units (which included the public shares), at $10.00 per unit, generating gross proceeds of $103,500,000. Simultaneously with the closing of the IPO, LMAO consummated the sale of 5,738,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $5,738,000.

Following the closing of the IPO on January 28, 2021, an amount of $105,570,000 ($10.20 per unit) from the net proceeds of the sale of the units in the IPO and the sale of the private placement warrants was placed in the Trust Account and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by LMAO.

LMAO’s shares of Class A Common Stock are listed on the Nasdaq Stock Market under the symbol “LMAO”.

LMAO’s principal executive offices are located at 1200 W. Platt Street, Suite 100, Tampa, FL 33602 and its telephone number is (813) 222-8996.

SeaStar Medical, Inc.

SeaStar Medical was initially incorporated in Delaware under the name Nephrion, Inc. on June 6, 2007. On August 3, 2007, it changed its name to CytoPherx, Inc. On June 19, 2019 and in connection with a merger transaction, CytoPherx, Inc. changed its corporate name to SeaStar Medical, Inc. SeaStar Medical is a medical technology company focused primarily on developing and commercializing its lead product candidate, the Selective Cytopheretic Device (“SCD”), for pediatric and adult acute kidney injury (“AKI”) indications. SeaStar Medical recently submitted an application for a Humanitarian Device Exemption (“HDE”) for SCD for the

treatment of pediatric patients with AKI on continuous renal replacement therapy (“CRRT”). In addition, SeaStar Medical is currently finalizing the design of a pivotal trial of SCD for adult patients with AKI on CRRT based on a previously approved investigative device exemption (“IDE”) protocol. The SCD received a Breakthrough Device Designation from the U.S. Food and Drug Administration (“FDA”) on April 29, 2022 for the proposed use in the treatment of immunomodulatory dysregulation in adult patients who are 18 years and older with AKI. There is no guarantee that SeaStar Medical will complete the AKI adult trial in a timely manner, or at all, nor will there be any assurance that positive data will be generated from such trial. Even if SeaStar Medical is able to generate positive results from this trial, the FDA and other regulatory agencies may require SeaStar Medical to conduct additional trials to support the study or disagree with the design of the trial and request changes or improvements to such design. To date, SeaStar Medical has not obtained regulatory approval to commercialize or sell any of its products candidates.

Pursuant to the Patent and Trademark Law Amendments Act (as amended, the “Bayh-Dole Act”), the U.S. government has certain rights in patents and applications that cover SeaStar Medical’s SCD technology, in particular, to those patents and applications identified in the section of this proxy statement/prospectus entitled “SeaStar Medical’s Business – Intellectual Property” belonging to Patent Families 1-4. The U.S. federal government has certain rights, including so-called “march-in rights,” to any patent rights that were funded in part by the U.S. government and any products or technology developed from such patent rights. Certain of SeaStar Medical’s exclusively owned patents and patent applications and those patents and applications that it co-owns with and exclusively licenses from the University of Michigan were developed using federal funding from the National Institutes of Health, the U.S. Department of Defense, and/or the U.S. Army Medical Research and Materiel Command. Consequently, SeaStar Medical’s SCD technology is subject to the march-in rights provided under the Bayh-Dole Act. These rights may permit the U.S. government to disclose SeaStar Medical’s confidential information to third parties and to exercise march-in rights to use or to allow third parties to use SeaStar Medical’s licensed patents, including certain patents relating to SCD product candidates. The U.S. government can exercise its march-in rights if it determines that action is necessary because SeaStar Medical fails to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. For more information on such rights, please see “Risk Factors – The United States government may exercise certain rights with regard to SeaStar Medical’s inventions, or licensors’ inventions, developed using federal government funding.”

Its principal executive offices are located at 3513 Brighton Boulevard, Suite #410, Denver, Colorado 80216 and its telephone number is 844-427-8100.

For more information on SeaStar Medical, please see the sections titled “SeaStar Medical’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of LMAO formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into SeaStar Medical, with SeaStar Medical surviving the merger as a wholly-owned subsidiary of LMAO.

The Merger Agreement

On April 21, 2022, LMAO entered into the Merger Agreement by and among LMAO, Merger Sub and SeaStar Medical. Pursuant to the terms of the Merger Agreement, a business combination between LMAO and SeaStar Medical will be effected through the merger of Merger Sub with and into SeaStar Medical, with SeaStar Medical surviving the merger as a wholly-owned subsidiary of LMAO. The board of directors of LMAO (the

“Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of LMAO.

Treatment of SeaStar Medical Securities

Convertible Notes. Immediately prior to the Preferred Stock Conversion, each convertible note of SeaStar Medical shall be converted into shares of SeaStar Medical Common Stock in accordance with the terms of such convertible notes.

Preferred Stock. Immediately after the Convertible Note Conversion but immediately prior to the Effective Time, each issued and outstanding share of SeaStar Medical Preferred Stock shall be converted into shares of the SeaStar Medical Common Stock at the then-applicable conversion rates.

Warrants. Each SeaStar Medical Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by SeaStar Medical or the holder of the SeaStar Medical Warrant shall automatically be exercised or exchanged in full for the applicable shares of SeaStar Medical Common Stock. Each SeaStar Medical Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full shall be converted into a warrant to purchase Common Stock, in accordance with its terms. From and after the Effective Time: (i) each SeaStar Medical Warrant assumed by LMAO may be exercised solely for shares of Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Common Stock subject to each SeaStar Medical Warrant assumed by LMAO will be determined by multiplying (A) the number of shares of SeaStar Medical Common Stock (as calculated on as converted to SeaStar Medical Common Stock basis) subject to such SeaStar Medical Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such assumed warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such SeaStar Medical Warrant immediately prior to the Effective Time divided by the Exchange Ratio. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (1) (A) (i) $85,000,000 minus any SeaStar Medical indebtedness minus any SeaStar Medical transaction expenses in excess of $800,000(which the cap of $800,000 shall not apply to transaction bonuses payable to executives or the financial advisory fee payable to Maxim by SeaStar Medical) plus (ii) the aggregate exercise price of unexercised SeaStar Medical Warrants and SeaStar Medical Options all divided by (B) Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), all divided by (2) $10.00.

Common Stock. At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of SeaStar Medical Common Stock (including shares of SeaStar Medical Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).

Stock Options. At the Effective Time, each outstanding SeaStar Medical Option, whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Common Stock with the same terms and conditions as were applicable to such SeaStar Medical Option immediately prior to the Effective Time, except that each SeaStar Medical Option will relate to such number of Common Stock as is equal to the product of (i) the number of shares subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Restricted Stock Units. At the Effective Time, each award of restricted stock units based on SeaStar Medical Common Stock (a “SeaStar Medical Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted stock units based on Common Stock (each, an “Assumed Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, except that each Assumed Restricted Stock Unit Award will relate to such number of Common Stock as is equal to the product of (i) the number of shares of SeaStar Medical Common Stock subject to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). For purposes of any SeaStar Medical Restricted Stock Unit Awards with a liquidity vesting condition, SeaStar Medical will be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of LMAO, Merger Sub, and SeaStar Medical to complete the Business Combination.

SeaStar Medical has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of SeaStar Medical, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, SeaStar Medical benefit plans, labor matters, taxes, insurance, permits, tangible property, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, healthcare matters, insurance regulatory matters, related party transactions, a registration statement, government contracts and U.S. Food and Drug Administration matters.

LMAO and Merger Sub have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and trust account, brokers’ fees, SEC reports, financial statements and the Sarbanes-Oxley Act, undisclosed liabilities, business activities, tax matters, capitalization, stock exchange listing, the Sponsor Support Agreement, related party transactions, applicability of the Investment Company Act of 1940, as amended, LMAO stockholders, contracts, and no alternative transactions.

Covenants and Agreements

SeaStar Medical has made covenants relating to, among other things, SeaStar Medical’s conduct of business during the Interim Period (as defined in the Merger Agreement), rights to inspection, waiver of claims against the Trust Account, proxy solicitation and other actions, Code Section 280G, and SeaStar Medical stockholder approval and the Support Agreements (as defined in the Merger Agreement).

LMAO has made covenants relating to, among other things, indemnification and insurance, LMAO’s conduct during the Interim Period, certain transactional agreements, rights to inspection, Section 16 matters, LMAO’s stock exchange listing, LMAO’s public filings, the Incentive Plan and the ESPP, and its qualification as an emerging growth company.

Each of SeaStar Medical and LMAO have also jointly made covenants relating to, among other things, jointly preparing a preliminary registration statement containing a prospectus/proxy statement on Form S-4, using its reasonable best efforts to cause the registration statement to be declared effective under the Securities

Act as promptly as practicable, keeping the registration statement effective as long as is necessary to consummate the Business Combination, using its commercially reasonable efforts to obtain the approval of the matters specified herein at the Meeting, and using its commercially reasonable efforts to do and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Business Combination.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the parties receiving the clearances, authorizations and other approvals from governmental authorities, (ii) no governmental authority having issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, enjoining or otherwise prohibiting the consummation of the Business Combination and no law or regulation having been adopted that makes consummation of the Business Combination illegal or otherwise prohibited, (iii) the completion of the LMAO stockholder redemption, (iv) the Available Closing Acquiror Cash (as defined in the Merger Agreement) not being less than $15,000,000, (v) LMAO having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the LMAO stockholder redemption), (vi) the registration statement having been declared effective under the Securities Act, (vii) the approval of the stockholders of LMAO and the Company Requisite Stockholders (as defined in the Merger Agreement) being obtained, (viii) the LMAO Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq, and (ix) SeaStar Medical having amended its Company Options, Company Warrants and Company Restricted Stock Unit Awards (each as defined in the Merger Agreement) to permit their assignment to, and assumption by, LMAO.

The obligations of LMAO and Merger Sub to consummate the Business Combination are further conditioned upon, among other things, (i) the representations and warranties of SeaStar Medical being true and correct to applicable standards, (ii) each of the covenants of SeaStar Medical having been performed or complied with in all material respects, (iii) no Material Adverse Effect (as defined in the Merger Agreement) occurring and continuing immediately prior to the Closing, (iv) SeaStar Medical delivering the Reviewed Financials (as defined in the Merger Agreement) no later than May 15, 2022, (v) the termination of certain indebtedness (along with any liens related thereto) and agreements set forth on SeaStar Medical’s disclosure schedules, and (vi) SeaStar Medical delivering evidence of consents set forth on its disclosure schedules. The obligations of SeaStar Medical to consummate the Business Combination are further conditioned upon, among other things, (i) the representations and warranties of LMAO and Merger Sub being true and correct to applicable standards, (ii) each of the covenants of LMAO and Merger Sub having been performed or complied with in all material respects, and (iii) the Available Closing Cash not being less than $15,000,000.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned:

•	by written consent of SeaStar Medical and LMAO;

•

by SeaStar Medical or LMAO if the Closing has not occurred on or before July 29, 2022, as such date will be extended to October 29, 2022 in the event that the Sponsor elects, in its sole discretion, to extend the time period by which LMAO must consummate a business combination by depositing additional funds into the Trust Account on or prior to July 29, 2022 pursuant to LMAO’s Letter Agreement, dated January 25, 2021;

•

by SeaStar Medical or LMAO if the Closing is permanently enjoined or prevented by the terms of a final, non-appealable order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or a statute, rule, or regulation;

•

by SeaStar Medical or LMAO if the approval of the stockholders of LMAO is not obtained at the Special Meeting (as defined in the Merger Agreement) and vote of LMAO stockholders, subject to any adjournment, postponement, or recess of the meeting;

•

by SeaStar Medical or LMAO if the other party has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions to the Closing would not to be satisfied at the Closing (a “Terminating Breach”), except that, if such Terminating Breach is curable through the exercise of the other party’s commercially reasonable efforts, then, for a period of 30 days after the other party receives written notice from such party of such breach (the “Cure Period”), such termination will not be effective, and such termination will only become effective if the Terminating Breach is not cured within the Cure Period, provided that this termination right will not be available if such party’s failure to fulfill any obligations under the Merger Agreement has been the proximate cause of the failure of the Closing to occur;

•

by LMAO if SeaStar Medical and each of the Company Requisite Stockholders have not executed and delivered to LMAO the SeaStar Medical stockholder approval and the Support Agreements within three (3) business days after the execution and delivery of the Merger Agreement;

•	by SeaStar Medical in the event that the LMAO Board changes its recommendation that LMAO stockholders vote in favor of the Business Combination; or

•

by SeaStar Medical, prior to LMAO obtaining the approval of the stockholders of LMAO, if the LMAO Board fails to include its recommendation that LMAO stockholders vote in favor of the Business Combination in the proxy statement contained in the registration statement distributed to LMAO stockholders.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about LMAO, SeaStar Medical or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about LMAO, SeaStar Medical or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that LMAO makes publicly available in reports, statements and other documents filed with the SEC. LMAO and SeaStar investors and securityholders are not third-party beneficiaries under the Merger Agreement.

Certain Related Agreements

Support Agreements. In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LMAO and SeaStar Medical pursuant to which the Sponsor has agreed, among other things, to vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of Common Stock that are entitled to vote to approve and adopt the Merger Agreement and the Business Combination.

In addition, in connection with the execution of the Merger Agreement, the directors and officers and stockholders who held more than 5% of the equity securities of SeaStar Medical owning approximately 90% of the total voting power of SeaStar Medical (the “Requisite Stockholders”) entered into the Support Agreements with LMAO and SeaStar Medical pursuant to which the Requisite Stockholders agreed to, among other things, (i) consent to, and vote to approve and adopt, the Merger Agreement and the Business Combination, (ii) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination, and (iii) not transfer, subject to certain permitted exceptions, any of such Requisite Stockholder’s SeaStar Medical shares until expiration of the Support Agreements.

Subscription Agreements/PIPE Investment. On August 23, 2022, LMAO entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, and LMAO has agreed to issue and sell, an aggregate of 700,000 shares of Class A Common Stock at $10.00 per share and the PIPE Warrants for an aggregate purchase price of $7,000,000. The obligations to consummate the transaction contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Amended and Restated Registration Rights Agreement. On April 21, 2022, LMAO, Sponsor and certain stockholders of SeaStar Medical who will receive shares of LMAO Common Stock pursuant to the Merger Agreement, entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination. Pursuant to the Amended and Restated Registration Rights Agreement, among other things, LMAO will be obligated to file, not later than 30 days after the Closing, a registration statement covering the shares of Common Stock issued or issuable to the parties thereto.

In addition, the Sponsor and the Requisite Stockholders agreed that they will not transfer shares of Common Stock held by them prior to the earlier of (x) twelve (12) months after the Closing and (y) the date on which the last sales price of Common Stock equals or exceeds $12.00, subject to adjustment as provided therein, for any 20 trading days within any 30-consecutive-day trading period commencing at least 150 days after the Closing. The Sponsor also agreed that it will not transfer its private placement warrants that it obtained in connection with the IPO (or any Common Stock issued upon the exercise of such warrant) until 30 days after Closing.

Director Nomination Agreement. At the Closing, the Sponsor and LMAO will enter into the Director Nomination Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus, providing the Sponsor certain director nomination rights, including the right to appoint or nominate for election to the Board, as applicable, two individuals, to serve as Class II directors of the Combined Company, for a specified period following the Closing.

Equity Line Financing Agreements. On August 23, 2022, SeaStar Medical and LMAO entered into the Common Stock Purchase Agreement with Tumim Stone Capital to provide the Common Stock Investment for the Combined Company. Under the Common Stock Purchase Agreement, the Combined Company has the right, after the Closing Date, from time to time, to sell to Tumim Stone Capital up to $100.0 million worth of shares of Common Stock subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. SeaStar Medical, LMAO and Tumim Stone Capital also simultaneously entered into a registration rights agreement, pursuant to which, within 30 days following the Closing Date, the Combined Company is obligated to file a registration statement with the SEC under the Securities Act to register the resale by Tumim Stone Capital of the Commitment Shares (as defined below) and the shares of Common Stock that may be sold to it by the Combined Company under the Common Stock Purchase Agreement. The Common Stock Purchase Agreement provides for a commitment fee (the “Commitment Fee”) in the amount of $2.5 million payable to Tumim Stone Capital, and such Commitment Fee shall be paid in shares of the Common Stock based on the weighted average trading price of the Common Stock prior to the filing of a registration statement pursuant to the registration rights agreement (the “Commitment Shares”).

Regulatory Approval

Neither LMAO nor SeaStar Medical is aware of any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Business Combination.

Management

Effective as of the Closing, the Combined Company board of directors will have seven directors, two of which will be appointed by LMAO pursuant to the Merger Agreement and the Director Nomination Agreement,

and the remainder of which will be appointed by SeaStar Medical. Effective as of the Closing, all of the executive officers of SeaStar Medical immediately prior to the Closing shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be the same individuals (in the same offices) as those of SeaStar Medical immediately prior to the Closing.

See “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were 13,041,000 shares of Common Stock issued and outstanding. Only LMAO stockholders who hold shares of Common Stock of record as of the close of business on [●], 2022 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. Approval of the Director Election Proposal requires a plurality vote of the shares of Common Stock cast in respect of that Proposal and entitled to vote thereon at the Meeting. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Attending the Meeting either in person or by submitting your proxy and abstaining from voting will have no effect on the Proposals, other than the Charter Approval Proposal, where abstentions will count as votes “AGAINST” the Charter Approval Proposal and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Approval Proposal, for which it will have the same effect as voting against the Proposal.

As of [●], 2022, a total of 2,587,500 shares of Common Stock, or approximately 20% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, only 3,933,001 shares of common stock held by the public stockholders will need to be present and entitled to vote to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 672,751 shares of Common Stock, or approximately 6.4% of the 10,453,500 shares of Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to the Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of September 15, 2022, this would have amounted to approximately $10.30 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on October [●], 2022, (a) submit a written request to Continental that LMAO redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder of Common Stock exercises his or her redemption rights, then such holder will be exchanging his or her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting - Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Ownership of the Combined Company After the Closing

As of [●], 2022, there are 10,453,500 shares of Class A Common Stock issued and outstanding, and 2,587,500 shares of Class B Common Stock issued and outstanding. There is outstanding an aggregate of 16,088,000 warrants, which includes 5,738,000 private placement warrants and 10,350,000 public warrants. Each warrant entitles the holder thereof to purchase one share of Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of Common Stock of the Combined Company.

Under the “no redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 47.9% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 3.2% of the Combined Company, Tumim Stone Capital will own approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 11.9% of the Combined Company, and the SeaStar Medical stockholders (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the Combined Company.

Under the “50% redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 31.7% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 4.2% of the Combined Company, Tumim Stone Capital will own approximately 1.5% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 15.5% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 47.1% of the Combined Company.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 6.2% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 5.7% of the Combined Company, Tumim Stone Capital will own approximately 2.1% of the Combined Company

(which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 21.3% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the Combined Company. The following summarizes the pro forma ownership of Common Stock following the Business Combination and the issuance of shares pursuant to the PIPE Investment assuming no redemptions, 50% redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of SeaStar Medical Common Stock and Common Stock issued and outstanding as of June 30, 2022 and are subject to the following additional assumptions:

•

all SeaStar Medical equity is computed on a fully-diluted basis including all outstanding options, warrants and restricted stock units, and assumes the Convertible Note Conversion and the Preferred Stock Conversion occur on September 30, 2022;

•

the shares to be issued to SeaStar Medical stockholders (A) do not account for (i) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan and ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO, and (B) assumes (i) SeaStar Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap, and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date);

•	no exercise of LMAO warrants; and

•	no issuance of additional securities by LMAO prior to the Closing of the Business Combination.

If any of these assumptions are not correct, these percentages will be different.

On September 9, 2022, SeaStar Medical entered into a Credit Agreement with LMFA pursuant to which LMFA agreed to make advances to SeaStar Medical of up to $700,000 for general corporate purposes at an interest rate equal to 15% per annum. All advances made to SeaStar Medical under the Credit Agreement and accrued interest are due and payable to LMFA on the maturity date. The maturity date of the loan is the earlier of (a) October 25, 2022, (b) the consummation of the Business Combination, and (c) the termination of the Merger Agreement. As of September 15, 2022, SeaStar Medical has borrowed $350,000 under the Credit Agreement. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical — Recent Developments” for additional information.

For purposes of the table:

No Redemptions: This scenario assumes that no LMAO public stockholders exercise their redemption rights with respect to their Class A Common Stock upon consummation of the Business Combination.

50% Redemptions: This scenario assumes that LMAO public stockholders holding approximately 5,175,000 shares of Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination.

Maximum Redemptions: This scenario assumes that public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination. Pursuant to the terms of the underwriting agreement dated as of January 25, 2021, Maxim agreed to waive its right to redeem 103,500 shares of Class A Common Stock in connection with the Business Combination.

	No Redemption(1)(2)	50% Redemption(1)(2)	Maximum Redemption(1)(2)
Shares:
LMAO Public Stockholders	10,453,500	5,278,500	753,500
Sponsor	2,587,500	2,587,500	2,587,500
PIPE Investors	700,000	700,000	700,000
Equity Line Investor(3)	250,000	250,000	250,000
SeaStar Stockholders	7,838,458	7,838,458	7,838,458

	21,829,458	16,654,458	12,129,458
Ownership Percentage
LMAO Public Stockholders	47.9%	31.7%	6.2%
Sponsor	11.9%	15.5%	21.3%
PIPE Investors	3.2%	4.2%	5.7%
Equity Line Investor(3)	1.1%	1.5%	2.1%
SeaStar Stockholders	35.9%	47.1%	64.7%

(1)

LMAO will pay Maxim an aggregate amount of $3,622,500 as deferred underwriting fees upon the completion of the Business Combination. The following table presents the underwriting fees, which includes an underwriting discount of $2,070,000, as a percentage of the aggregate proceeds from the IPO across various redemption scenarios:

Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
Number of Shares Remaining	Fee as a% of IPO Proceeds (net of Redemptions)	Number of Shares Remaining	Fee as a% of IPO Proceeds (net of Redemptions)	Number of Shares Remaining	Fee as a% of IPO Proceeds (net of Redemptions)
10,453,500	5.5%	5,278,500	11.2%	753,500	124.8%

(2)

Stockholders will experience additional dilution to the extent the Combined Company issues additional shares of Common Stock after the Closing. The table above excludes (a) 16,788,000 shares of Common Stock that will be issuable upon the exercise of the 5,738,000 Private Placement Warrants, 700,000 PIPE Warrants, and 10,350,000 public warrants; (b) 703,311 shares of Common Stock that will be issuable upon the exercise of 57,942 SeaStar Medical warrants and 271,280 SeaStar Medical options, and settlement of 255,000 SeaStar Medical restricted stock units assumed by LMAO; (c) 1,270,000 shares of Common Stock that will initially be available for issuance under the Incentive Plan; (d) 380,000 shares of Common Stock that will be available for issuance under the ESPP; and (e) shares of Common Stock that will be issuable under the Common Stock Investment. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total shares of Common Stock outstanding at Closing	21,829,458	53.21%	16,654,458	46.45%	12,129,458	38.73%
Shares underlying public warrants	10,350,000	25.23%	10,350,000	28.87%	10,350,000	33.04%
Shares underlying Private Placement Warrants	5,738,000	13.99%	5,738,000	16.00%	5,738,000	18.32%
Shares underlying PIPE Warrants	700,000	1.71%	700,000	1.96%	700,000	2.24%
Shares underlying SeaStar assumed equity awards	703,311	1.71%	703,311	1.96%	703,311	2.24%
Shares initially reserved for issuance under the Incentive Plan(a)	1,270,000	3.10%	1,270,000	3.54%	1,270,000	4.05%
Shares initially reserved for issuance under the ESPP	380,000	0.93%	380,000	1.07%	380,000	1.20%
Shares initially reserved for SeaStar warrants	57,942	0.14%	57,942	0.16%	57,942	0.18%
Total Shares(b)	41,028,711	100%	35,853,711	100%	31,328,711	100%

(a)

On the first trading day in January each calendar year, beginning with 2023, the number of shares of Common Stock available for issuance under the Incentive Plan will automatically increase by three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

(b)	The number of total shares does not include any drawdowns of Common Stock issuable as part of the Common Stock Investment.

(3)

Represents the Commitment Shares to be issued as payment for the Commitment Fee pursuant to the Common Stock Purchase Agreement, assuming that the Commitment Shares are valued at $10 per share of Common Stock (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date); including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0%, 2.7%, and 3.7% of the Combined Company in the “no redemption,” “50% redemption,” and “maximum redemption” scenarios, respectively.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that LMAO’s directors, officers, and certain advisors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including that:

•	If an initial business combination is not completed within 21 months from the closing of the IPO (October 29, 2022), LMAO will be required to liquidate. In such event, 2,587,500 shares of Class B

Common Stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. If such founder shares were unrestricted and freely tradeable, they would be valued at approximately $26.5 million, based on the closing price of Class A Common Stock on September 16, 2022.

•	If an initial business combination is not completed within 21 months from the closing of the IPO (October 29, 2022), the private placement warrants held by the Sponsor will expire worthless.

•

That the Sponsor and its affiliates can earn a positive rate of return on their investment even if LMAO’s public stockholders experience a negative return following the consummation of the Business Combination.

•

The exercise of LMAO’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interests.

•

If the Business Combination with SeaStar Medical is completed, pursuant to the Director Nomination Agreement, the Sponsor will have a right to designate two (2) directors of the Combined Company board of directors.

•

In connection with the determination of the valuation of SeaStar Medical, LMAO engaged Skyway Capital Markets, LLC (“Skyway”) to act as financial advisor to LMAO. One of LMAO’s board members, Marty Traber, is the Chairman of Skyway. The Board was made aware of Mr. Traber’s connection to Skyway, discussed that Mr. Traber could derive directly or indirectly a pecuniary benefit given the fee paid by LMAO to Skyway in connection with their services and ultimately the remainder of the Board (other than Mr. Traber) unanimously approved the engagement of Skyway to act as financial advisor to LMAO.

•

The Sponsor and its affiliates are active investors across a number of different investment platforms and companies, which we and our Sponsor believe improved the volume and quality of opportunities that were available to LMAO. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple entities. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our Existing Charter provides that LMAO renounces its interest in any business combination opportunity offered to any of our directors or officers unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of LMAO, is an opportunity that we are legally permitted to undertake, would be reasonable for LMAO to pursue, and the director or officer is permitted to refer the opportunity to us without violating any legal obligation. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.

•

In connection with our IPO, Maxim was engaged to act as sole manager to LMAO and is entitled to a deferred underwriting fee of $3,622,500 upon the completion of the Business Combination. In connection with the IPO, Maxim received an underwriting discount of $2,070,000. In the event that the Business Combination is not consummated and LMAO is unable to consummate another business combination within the timeline required by LMAO’s organizational documents, Maxim would not be entitled to receive the deferred portion of the IPO underwriter fees. Pursuant to the terms of the underwriting agreement dated as of January 25, 2021, Maxim agreed to waive its right to redeem 103,500 shares of Class A Common Stock in connection with the Business Combination.

•

Maxim and LMAO entered into an engagement letter on March 4, 2021 (the “Maxim-LMAO Engagement Letter”), pursuant to which Maxim provided LMAO with due diligence and financial advisory services until such engagement was terminated pursuant to a termination letter (the “Termination Letter”) entered into on April 21, 2022 (the “Advisory Termination Date”). Prior to the Advisory Termination Date, representatives of Maxim assisted LMAO in efforts to identify and evaluate potential candidates for business combination targets in consideration for advisory fees that Maxim, pursuant to the Termination Letter, agreed to forgo in connection with the Business Combination (provided that if LMAO consummates an initial business combination with a target other than SeaStar Medical that is identified by Maxim during the twelve month period following the Advisory Termination Date, Maxim will be entitled to a portion of the fees otherwise payable to Maxim under the Maxim-LMAO Engagement Letter). Prior to the Advisory Termination Date, a portion of the fees payable under the Maxim-LMAO Engagement Letter would have been due only upon consummation of the Business Combination or another business combination by LMAO within the timeline required by LMAO’s organizational documents.

•

LMAO also engaged Maxim to act as sole placement agent in connection with the PIPE Investment. Maxim will receive a fee equal to 7.0% of the gross proceeds received by LMAO in the PIPE Investment (not including proceeds from certain PIPE Investors, such as the Dow Pension Funds) and expense reimbursements in connection therewith. The fees owed to Maxim by LMAO (including Maxim’s deferred underwriting fee) are contingent upon the closing of the Business Combination or the completion of the PIPE Investment. Additionally, Maxim will receive a placement agent fee of 4.0% of the gross proceeds from each sale of shares by the Combined Company to Tumim Stone Capital under the Common Stock Purchase Agreement.

•

Maxim and SeaStar Medical entered into an engagement letter dated August 14, 2021 (the “Maxim-SeaStar Engagement Letter”), pursuant to which SeaStar Medical retained Maxim as its exclusive financial advisor and investment banker to provide certain financial advisory and investment banking services, including advisory services in connection with the Business Combination. As consideration for Maxim’s services under the Maxim-SeaStar Engagement Letter, Maxim is entitled to receive, and SeaStar Medical agreed to pay Maxim, (i) a monthly retainer fee of $15,000 per month for the term of the Maxim-SeaStar Engagement Letter (for a minimum of six (6) months) and (ii) a cash fee of 2.0% of the enterprise value of the combined entity following consummation of the Business Combination (to be no less than $500,000), to be paid on the Closing Date (the “Transaction Fee”). As of June 30, 2022, SeaStar Medical has paid a total of $150,000 in monthly retainer fees to Maxim, which will offset the Transaction Fee upon the consummation of the Business Combination. In addition, SeaStar Medical agreed to reimburse Maxim for reasonable expenses incurred in connection with the engagement. The Maxim-SeaStar Engagement Letter contains customary indemnification provisions. Either party may terminate the Maxim-SeaStar Engagement Letter (i) for cause or (ii) at any time after six (6) months with written notice to the other party.

•

The Board was fully informed that representatives of Maxim, in Maxim’s capacity as SeaStar Medical’s advisor pursuant to the Maxim-SeaStar Engagement Letter, communicated with LMAO and with other potential merger candidates, on behalf of SeaStar Medical, in relation to a potential transaction involving SeaStar Medical and that the services Maxim provided to SeaStar Medical included assisting with evaluating the commercial terms of the letter of intent submitted by LMAO. SeaStar Medical, in turn, was fully informed that, while representatives of Maxim were providing advisory services to SeaStar Medical, other representatives of Maxim were, prior to termination of the Maxim-LMAO Engagement Letter, providing services to LMAO as their advisor, including the evaluation of potential acquisition opportunities, until the Termination Letter was executed. Maxim did not, in its capacity as advisor to LMAO prior to the Termination Letter, or in its capacity as placement agent for the PIPE Investment, provide to the Board any appraisal, valuation report, fairness opinion or other report related to the potential valuation of SeaStar Medical. Prior to determining to proceed with the Business Combination, the Board engaged Skyway for the purpose of reviewing SeaStar Medical’s financial models and projections and to provide valuation and financial advice to the Board. After careful consideration, the Board made its determination that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, LMAO and its stockholders.

These interests as described above may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize LMAO’s officers and directors to complete an initial business combination, even if on terms less favorable to LMAO’s stockholders compared to liquidating LMAO, because, among other things, if LMAO is liquidated without completing an initial business combination, the founder shares and private placement warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $27 million based on the closing price of Class A Common Stock and LMAO warrants on September 16, 2022), any out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to LMAO would not be repaid to the extent such amounts exceed cash held by LMAO outside of the Trust Account (which such expenses and loans, including the Extension Loan, as of September 15, 2022, amounted to approximately $2.8 million).

See “Proposal 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for additional information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting LMAO will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the SeaStar Medical stockholders are expected to have a majority of the voting power of the Combined Company, SeaStar Medical will comprise all of the ongoing operations of the Combined Company, SeaStar Medical will comprise a majority of the governing body of the Combined Company, and SeaStar Medical’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SeaStar Medical issuing shares for the net assets of LMAO, accompanied by a recapitalization. The net assets of LMAO will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of SeaStar Medical.

Material U.S. Federal Income Tax Consequences of the Business Combination

In the event that a holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular holder at the time such holder exercises his, her, or its redemption rights. See “Material U.S. Federal Income Tax Consequences - Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its Common Stock for cash.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, LMAO and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by SeaStar Medical. The Board supported the decision to enter into the Business Combination because SeaStar Medical has (i) a unique and highly disruptive business model, (ii) an attractive opportunity for growth, (iii) strong institutional backing, and (iv) an experience management team. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that LMAO stockholders vote:

•	FOR the Business Combination Proposal;

•	FOR the Charter Approval Proposal;

•	FOR the Governance Proposals;

•	FOR the Stock Plan Proposal;

•	FOR the ESPP Proposal;

•	FOR the Nasdaq Proposal;

•	FOR the Director Nomination Proposal; and

•	FOR the Adjournment Proposal.

Emerging Growth Company

LMAO is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in LMAO’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. LMAO has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, LMAO, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of LMAO’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

LMAO will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of LMAO’s initial public offering, (b) in which it has total annual gross revenue of at least $1.07 billion or (c) in which LMAO is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 40 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “SeaStar Medical” generally refer to SeaStar Medical in the present tense or to the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing LMAO’s, SeaStar Medical’s and/or the Combined Company’s business.

Risks Related to SeaStar Medical’s Financial Condition

•	SeaStar Medical has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future.

•

SeaStar Medical has not generated any significant revenue and may never be profitable and SeaStar Medical has a limited operating history, which makes it difficult to forecast its future results of operations.

•	If SeaStar Medical fails to obtain additional financing, it would be forced to delay, reduce or eliminate its product development program, which may result in the cessation of its operations.

•	SeaStar Medical’s ability to use its net operating losses to offset future taxable income may be subject to certain limitations.

Risks Related to SeaStar Medical’s Business Operations

•

SeaStar Medical has not received, and may never receive, approval from the FDA to market its product in the United States or abroad and SeaStar Medical is subject to certain risks relating to pursuing an FDA approval via the HDE pathway, including limitations on the ability to profit from sales of the product.

•	SeaStar Medical will initially depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products.

•	If SeaStar Medical fails to comply with extensive regulations of United States and foreign regulatory agencies, the commercialization of its products could be delayed or prevented entirely.

•

Delays in successfully completing SeaStar Medical’s planned clinical trials could jeopardize its ability to obtain regulatory approval and delays, interruptions or the cessation of production by its third-party suppliers of important materials or delays in qualifying new materials, may prevent or delay SeaStar Medical’s ability to manufacture or process its SCD device.

•	Difficulties in manufacturing SeaStar Medical’s SCD could have an adverse effect upon its revenue and expenses.

•	SeaStar Medical faces intense competition in the medical device industry and its SCD technology may become obsolete.

•

If SeaStar Medical or its contractors or service providers fail to comply with laws and regulations, it or they could be subject to regulatory actions, which could affect its ability to develop, market and sell its product candidates and any other future product candidates and may harm its reputation.

•

SeaStar Medical intends to outsource and rely on third parties for the clinical development and manufacturing, sales and marketing of its SCD or any future product candidates that it may develop, and its future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

•	SeaStar Medical is and will be exposed to product liability risks, and clinical and preclinical liability risks, which could place a substantial financial burden upon it should it be sued.

•

Should SeaStar Medical’s products be approved for commercialization, a lack of third-party coverage and reimbursement for SeaStar Medical’s devices could delay or limit their adoption or adverse changes in reimbursement policies and procedures by payors may impact SeaStar Medical’s ability to market and sell its products.

•	A small number of SeaStar Medical’s shareholders, including its major stockholder, the Dow Pension Funds, could significantly influence its business.

Risks Related to SeaStar Medical’s Intellectual Property

•

SeaStar Medical relies upon exclusively licensed patent rights from third parties which are subject to termination or expiration. If licensors terminate the licenses or fail to maintain or enforce the underlying patents, SeaStar Medical’s competitive position could be materially harmed.

•

If SeaStar Medical is unable to obtain and maintain sufficient patent protection for its products, if the scope of the patent protection is not sufficiently broad, or if the combination of patents, trade secrets and contractual provisions upon which it relies to protect its intellectual property are inadequate, its competitors could develop and commercialize similar or identical products, and SeaStar Medical’s ability to commercialize such products successfully may be adversely affected.

•	The United States government may exercise certain rights with regard to SeaStar Medical’s inventions, or licensors’ inventions, developed using federal government funding.

•	Intellectual property rights do not necessarily address all potential threats to SeaStar Medical’s competitive advantage.

•

SeaStar Medical may obtain only limited geographical protection with respect to certain patent rights, which may diminish the value of its intellectual property rights in those jurisdictions and prevent it from enforcing its intellectual property rights throughout the world.

Risks Related to Being a Public Company

•

The Combined Company does not have experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

•	The Combined Company may not be able to consistently comply with all of Nasdaq’s Listing Rules.

•

SeaStar Medical identified a material weakness in its internal control over financial reporting. If the Combined Company is unable to develop and maintain an effective system of internal controls over financial reporting, the Combined Company may not be able to accurately report its financial results in a timely manner, which may materially and adversely affect the Combined Company’s business, results of operations and financial condition.

•	The Combined Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Risks Related to LMAO’s Business and the Business Combination

•	LMAO will be forced to liquidate the Trust Account if it cannot consummate a business combination by October 29, 2022.

•	If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

•

If third parties bring claims against LMAO, the proceeds held in the trust could be reduced and the per-share redemption amount received by LMAO’s stockholders may be less than $10.30 per share and LMAO’s stockholders may be held liable for claims by third parties against LMAO to the extent of distributions received by them upon redemption of their shares.

•

LMAO is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

•

LMAO’s Sponsor, directors, and officers may have certain conflicts in determining to recommend the acquisition of SeaStar Medical, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

•

LMAO’s stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination, the PIPE Investment, and the Common Stock Investment. Having a minority share position may reduce the influence that LMAO’s current stockholders have on the management of LMAO.

•

There are risks to LMAO stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of SeaStar Medical directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

SELECTED HISTORICAL FINANCIAL DATA OF LMAO

LMAO’s statement of operations data for the period from October 28, 2020 (inception) through December 31, 2020 and the year ended December 31, 2021 and balance sheet data as of December 31, 2020 and December 31, 2021 are derived from LMAO’s audited financial statements included elsewhere in this proxy statement/prospectus. LMAO’s statement of operations data for the six months ended June 30, 2022 and 2021 and balance sheet data as of June 30, 2022 are derived from LMAO’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of LMAO included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of LMAO. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LMAO” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Statement of Operations Data:	For the Period from October 28, 2020 (inception) through December 31, 2020	Year Ended December 31, 2021	Six Months Ended June 30, 2021	Six Months Ended June 30, 2022
Revenues	$—	$—	$—	$—
Loss from operations	(5,236)	(1,122,443)	(335,675)	(1,622,410)
Gain on warrant liability revaluation		1,185,940	57,680	5,120,840
Interest earned on investments held in Trust Account . . . . . . . .	—	11,820	1,754	70,213

Net income (loss) . . . . . . . . . . .	(5,236)	75,317	(276,241)	3,568,643

Weighted average shares outstanding – basic and diluted
Class A Common Stock	—	9,651,587	8,836,384	10,453,000
Class B Common Stock . . .	2,156,250	2,554,418	2,520,787	2,587,500

Basic and diluted net income (loss) per share
Class A Common Stock	—	0.02	(0.02)	0.27
Class B Common Stock . . .	—	0.02	(0.02)	0.27

Balance Sheet Data:	As of December 31, 2020	As of December 31, 2021	As of June 30, 2022
Cash	$38,388	$51,567	$79,023
Trust Account	—	105,581,820	105,652,034
Total assets	269,208	105,934,441	105,954,910
Total liabilities	249,444	10,929,942	7,381,768
Value of Class A Common Stock subject to redemption	—	105,570,000	105,570,000
Stockholders’ equity/(deficit)	19,764	(10,565,501)	(6,996,858)

SELECTED HISTORICAL FINANCIAL DATA OF SEASTAR MEDICAL

SeaStar Medical’s statement of operations data for the years ended December 31, 2020 and 2021 and balance sheet data as of December 31, 2020 and December 31, 2021 are derived from SeaStar Medical’s audited financial statements included elsewhere in this proxy statement/prospectus. SeaStar Medical’s statement of operations data for the six months ended June 30, 2022 and 2021 and balance sheet data as of June 30, 2022 are derived from SeaStar Medical’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of SeaStar Medical included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of SeaStar Medical. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
Statement of Operations Data:	2020	2021	2021	2022
Operating expenses:
Research and development	4,025,172	2,766,394	1,281,583	951,456
General and administrative	2,427,725	1,682,279	967,935	1,172,873

Total operating expenses	6,452,897	4,448,673	2,249,518	2,124,329

Loss from operations	(6,452,897)	(4,448,673)	(2,249,518)	(2,124,329)

Other income (expense), net:
Other income	84,450	91,402	91,402	—
Interest expense	(3,308,635)	(212,436)	(11,490)	(359,638)
Change in fair value of derivative liability	—	(26,961)		578,107
Gain on sale of assets and liabilities held for sale	71,114	—		—
Loss on disposal of other assets	(5,658)	—		—
Gain on early extinguishment of convertible notes	6,344,993	—		—
Total other income (expense), net	3,186,263	(147,995)	79,912	218,468

Loss before income tax provision	(3,266,634)	(4,596,668)	(2,169,606)	(1,905,861)
Income tax provision (benefit)	9,000	(787)	800	—

Net loss	(3,275,634)	(4,595,882)	(2,170,406)	(1,905,861)

Net loss per share of common stock, basic and diluted	$—	$—	$—	$—

Weighted-average shares outstanding, basic and diluted	—	—	—	—

	As of December 31, 2020	As of December 31, 2021	As of June 30, 2022
Balance Sheet Data:
Cash	$2,806,585	$509,874	$612,862
Total assets	2,909,196	603,384	1,424,964
Accumulated deficit	(71,716,455)	(76,311,857)	(78,217,651)
Total stockholders’ deficit	(71,583,884)	(76,164,540)	(77,722,435)

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to SeaStar Medical, including risks related to SeaStar Medical’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.

Risks Related to SeaStar Medical’s Financial Condition

SeaStar Medical has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future.

SeaStar Medical is a medical technology company focused primarily on developing and commercializing its lead product candidate, the SCD, for pediatric and adult acute kidney injury (“AKI”) indications. SeaStar Medical recently submitted a Humanitarian Device Exemption (“HDE”) application with the FDA for pediatric patients with acute kidney injury (“AKI”) on continuous renal replacement therapy (“CRRT”). In addition, SeaStar Medical is finalizing the design of a pivotal trial with AKI on CRRT. It received a Breakthrough Device Designation from the FDA on April 29, 2022 for the proposed treatment of immunomodulatory dysregulation in adult patients who are 18 years and older with AKI. There is no guarantee that SeaStar Medical will complete any planned clinical trial in a timely manner, or at all, nor will there be any assurance that positive data will be generated from such trial. Even if SeaStar Medical is able to generate positive results from this trial, the FDA and other regulatory agencies may require SeaStar Medical to conduct additional trials to support the study or disagree with the design of the trial and request changes or improvements to such design. To date, SeaStar Medical has not obtained regulatory approval to commercialize or sell any of its SCD product candidates, and it does not expect to generate any significant revenue for the foreseeable future. It has incurred significant net losses since its inception and had an accumulated deficit of approximately $78.2 million, $76.3 million and $71.7 million, as of June 30, 2022, December 31, 2021 and 2020, respectively.

SeaStar Medical has devoted most of its financial resources to research and development, including clinical trials and non-clinical development activities, and to obtain regulatory approval of its SCD product candidates. To date, SeaStar Medical has financed its operations primarily through the sale of equity and debt securities, including issuance of convertible promissory notes. The size of its future net losses will depend, in part, on the rate of future expenditures and its ability to generate revenues. To date, none of its product candidates have generated significant revenue, and if its product candidates are not successfully developed or commercialized, or if revenues are insufficient following marketing approval, it will not achieve profitability and its business may fail. Even if SeaStar Medical successfully obtains regulatory approval to market its product candidates in the United States, its revenues are also dependent upon the size of the markets outside of the United States, regulatory approval outside of the United States, and its ability to obtain market approval and achieve commercial success.

SeaStar Medical expects to continue to incur substantial and increased expenses as it expands research and development activities and advances clinical programs through the regulatory approval process. SeaStar Medical also expects an increase in its expenses associated with preparing for the potential commercialization of its products and creating additional infrastructure to support operations as a public company. As a result of the foregoing, it expects to continue to incur significant and increasing losses and negative cash flows for the foreseeable future.

SeaStar Medical has not generated any significant revenue and may never be profitable.

SeaStar Medical’s ability to generate revenue and achieve profitability depends on its ability, alone or with collaborators, to successfully complete the development, obtain the necessary regulatory approvals of and commercialize its lead product candidate, the SCD. It does not anticipate generating revenues from its product candidates’ sales for the foreseeable future. Its ability to generate future revenues from product sales depends heavily on its success with the following items:

•	completing the clinical development of its SCD, initially for the treatment of adult AKI in the hospital setting;

•	obtaining regulatory approval for its SCD for the designated indication, including the HDE in pediatrics and PMA for adults;

•	launching and commercializing its SCD, including building a hospital-directed sales force and collaborating with third parties;

•	obtaining third party reimbursement status from government agencies and insurance carriers; and

•	entering into collaboration agreement and partnerships to commercialize its products.

Because of the numerous risks and uncertainties associated with medical device product development, SeaStar Medical is unable to predict the timing or amount of increased expenses, when, or if, it will be able to achieve or maintain profitability. In addition, its expenses could increase beyond expectations if it is required by the FDA to perform additional, unanticipated studies.

Even if its product candidates are approved for commercial sale, SeaStar Medical anticipates incurring significant costs associated with commercializing any approved product candidate. In the case of its SCD product candidate for the treatment of pediatric AKI, even if SeaStar Medical receives approval from the FDA for its HDE application, SeaStar Medical will be limited in its ability to sell and distribute its SCD units due to certain restrictions under the HDE requirements that limit the number of units that can be sold on an annual basis, which will further limit the amount of revenue that could be generated by SeaStar Medical. Even if it is able to generate revenues from the sale of its products, SeaStar Medical may not become profitable and may need to obtain additional funding to continue operations.

SeaStar Medical has a limited operating history, which makes it difficult to forecast its future results of operations.

SeaStar Medical has not received approval from the FDA and other regulatory authorities to sell its SCD product candidates and therefore it has a limited commercial operating history. According, SeaStar Medical’s ability to accurately forecast future results of its operations is limited and subject to a number of uncertainties and risks, including its ability to plan for and model future growth. If SeaStar Medical receives regulatory approval to market and sell its SCD product candidates, its revenue growth could slow in the future, or its revenue could decline or fluctuate for a number of reasons, including slowing demand for its products, increasing competition, changing demand in the markets, new scientific or technological developments, a decrease in the growth of its overall market, its failure to attract more customers, the inability to obtain reimbursement for its products by government agencies and insurers, or its failure, for any reason, to continue to take advantage of growth opportunities. If its assumptions regarding these risks and uncertainties and its future revenue growth are incorrect or change, or if it does not address these risks successfully or forecast its results accurately, SeaStar Medical’s operating and financial results could differ materially from its expectations, and its business could suffer.

If SeaStar Medical fails to obtain additional financing, it would be forced to delay, reduce or eliminate its product development program, which may result in the cessation of its operations.

Developing medical device products, including conducting preclinical studies and clinical trials, is expensive. SeaStar Medical expects its research and development expenses to substantially increase in connection with its ongoing activities, particularly as it advances its clinical programs. As of June 30, 2022 and December 31, 2021, SeaStar Medical had negative working capital of approximately $2.4 million and $2.5 million, respectively, and its audit report in its 2021 financial statements contains an emphasis-of-matter paragraph, stating that its recurring losses from operations and cash used in operating activities raise substantial doubt as to SeaStar Medical’s ability to continue as a going concern. If SeaStar Medical does not have sufficient capital following the Business Combination, the PIPE Investment, and the Common Stock Investment or is otherwise not able to raise additional capital, SeaStar Medical will need to seek alternative financing in order to continue its operations. Even if the Business Combination and PIPE Investment are consummated and the full issuance of Common Stock under the Common Stock Investment has occurred, SeaStar Medical may need to raise additional funds to support its operations and complete its planned regulatory approval process, and such funding may not be available on acceptable terms, or at all.

On August 23, 2022, LMAO and SeaStar Medical entered into a Common Stock Purchase Agreement with Tumim Stone Capital for the purchase of up to $100.0 million in shares of the Common Stock after the consummation of the Business Combination. There are certain conditions and limitations on the Combined Company’s ability to utilize the $100.0 million equity line with Tumim Stone Capital. The Combined Company will be required to satisfy various conditions, which include, among others: (1) delivery of a compliance certificate; (2) filing of an initial registration statement; and (3) customary bring-down opinions and negative assurances, in order to commence the selling of Common Stock to Tumim Stone Capital under the Common Stock Purchase Agreement. Once such conditions are satisfied, Tumim Stone Capital’s purchases are subject to various restrictions and other limitations, including a cap on the number of shares of Common Stock that we can sell based on the trading volume of our Common Stock, as described in more detail under “Proposal 1 – The Business Combination Proposal – Certain Related Agreements – Equity Line Financing Agreements.” If any of these conditions are not satisfied or limitations are in effect, the Combined Company may not be able to utilize all or part of the Tumim Stone Capital equity line, which would have an adverse impact on the Combined Company’s ability to satisfy its capital needs and could have a material adverse impact on its business.

Even if SeaStar Medical receives sufficient capital following the Business Combination, SeaStar Medical will be required to raise additional funds to support its own operations and complete its planned regulatory approval process, and such funding may not be available in sufficient amounts or on acceptable terms to SeaStar Medical, or at all. If it is unable to raise additional capital when required or on acceptable terms, SeaStar Medical may be required to:

•	significantly delay, scale back or discontinue the development or commercialization of its product candidates;

•	seek corporate partners on terms that are less favorable than might otherwise be available;

•	relinquish or license on unfavorable terms, its rights to technologies or product candidates that it otherwise would seek to develop or commercialize itself.

If it is unable to raise additional capital in sufficient amounts or on acceptable terms, SeaStar Medical will be prevented from pursuing development and commercialization efforts, including completing the clinical trials and regulatory approval process for its SCD product candidates, which would have a material adverse impact on its business, results of operations and financial condition.

SeaStar Medical’s ability to use its net operating losses to offset future taxable income may be subject to certain limitations.

As of June 30, 2022, SeaStar Medical had net operating loss (“NOL”) carryforwards for federal and California state income tax purposes of approximately $78.1 million and $23.1 million, respectively, which may be available to offset taxable income in the future. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act, federal NOLs incurred in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal net operating losses in tax years beginning after December 31, 2020, is limited to 80% of taxable income. Federal NOLs incurred before 2018 may be carried forward 20 years but are not subject to the taxable income limitation. Under current law, California NOLs generally may be carried forward 20 years (with a limited extension for California NOLs incurred in 2020-2021) without a taxable income limitation. SeaStar Medical’s federal NOLs include $25.2 million that can also be carried forward indefinitely, and the remaining $52.9 million of federal NOLs expire in various years beginning in 2027 for federal purposes. The California NOLs expire beginning in 2039 if not utilized. A lack of future taxable income would adversely affect SeaStar Medical’s ability to utilize these NOLs before they expire.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (as defined in Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. SeaStar Medical may experience a future ownership change (including, potentially, in connection with the Business Combination) under Section 382 of the Code that could affect its ability to utilize the NOLs to offset its income. Furthermore, SeaStar Medical’s ability to utilize NOLs of companies that it may acquire in the future may be subject to limitations. There is also a risk that due to legislative or regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, SeaStar Medical’s existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, SeaStar Medical may not be able to utilize a material portion of the NOLs reflected on its balance sheet, even if it attains profitability, which could potentially result in increased future tax liability to SeaStar Medical and could adversely affect its business, results of operations and financial condition.

Risks Related to SeaStar Medical’s Business Operations

SeaStar Medical has not received, and may never receive, approval from the FDA to market its product in the United States or abroad.

SeaStar Medical may encounter various challenges and difficulties in its application to seek approval from the FDA to sell and market its SCD product candidates, including the application for HDE for pediatric AKI indication and the pivotal trial for adult AKI indication. SeaStar Medical is required to submit a substantial amount of supporting documentation for its HDE application to demonstrate the eligibility of the SCD to treat pediatric patients. There is no guarantee that the FDA will approve SeaStar Medical’s application or agree with its position that its SCD meets all regulatory criteria for HDE. In addition, there is no guarantee that SeaStar Medical will be able to complete the AKI adult pivotal trial in a timely manner, or at all, nor will there be any assurance that positive data will be generated from such trials. Even if SeaStar Medical is able to generate positive results from this trial, the FDA and other regulatory agencies may require SeaStar Medical to conduct additional trials to support the study or disagree with the design of the trial and request changes or improvements to such design. SeaStar Medical is also subject to numerous other risks relating to the regulatory approval process, which include but are not limited to:

•	an inability to secure and obtain support and references from collaborators and suppliers required by the FDA;

•

a disagreement with the FDA regarding the design of the trial, including the number of clinical study subjects and other data, which may require SeaStar Medical to conduct additional testing or increase the size and complexity of its pivotal study;

•	a failure to obtain a sufficient supply of filters to conduct its trial;

•	an inability to enroll a sufficient number of subjects;

•	a shortage of necessary raw materials, such as calcium; and

•	delays and failures to train qualified personnel to operate the SCD therapy.

Even if SeaStar Medical obtains approval, the FDA or other regulatory authorities may require expensive or burdensome post-market testing or controls. Any delay in, or failure to receive or maintain, clearance or approval for its future products could prevent SeaStar Medical from generating revenue from these products or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on SeaStar Medical, could dissuade some physicians from using its products and adversely affect its reputation and the perceived safety and efficacy of its products.

Delays or rejections may occur based on changes in governmental policies for medical devices during the period of product development. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	SeaStar Medical’s inability to demonstrate the safety or effectiveness of the SCD or any other product it develops to the FDA’s satisfaction;

•	insufficient data from its preclinical studies and clinical trials, including for its SCD, to support approval;

•	failure of the facilities of its third-party manufacturers or suppliers to meet applicable requirements;

•	inadequate compliance with preclinical, clinical or other regulations;

•	its failure to meet the FDA’s statistical requirements for approval; and

•	changes in the FDA’s approval policies, or the adoption of new regulations that require additional data or additional clinical studies.

If SeaStar Medical is not able to obtain regulatory approval of its SCD in a timely manner or at all, it may not be able to continue to operate its business and may be forced to shut down its operations.

We are subject to certain risks relating to pursuing an FDA approval via the HDE pathway, including limitations on the ability to profit from sales of the product.

Except in certain circumstances, products approved under an HDE cannot be sold for an amount that exceeds the costs of the research and development, fabrication, and distribution of the device (i.e., for profit). Currently, under section 520(m)(6)(A)(i) of the Food, Drug, and Cosmetic Act, as amended (the “FD&C Act”) by the Food and Drug Administration Safety and Innovation Act, a Humanitarian Use Device (“HUD”) is only eligible to be sold for profit after receiving HDE approval if the device (1) is intended for the treatment or diagnosis of a disease or condition that occurs in pediatric patients or in a pediatric subpopulation, and such device is labeled for use in pediatric patients or in a pediatric subpopulation in which the disease or condition occurs; or (2) is intended for the treatment or diagnosis of a disease or condition that does not occur in pediatric patients or that occurs in pediatric patients in such numbers that the development of the device for such patients is impossible, highly impracticable, or unsafe. If an HDE-approved device does not meet this eligibility criteria, the device cannot be sold for profit. With enactment of the FDA Reauthorization Act of 2017, Congress provided that the exemption for the HUD/HDE profitability is available as long as the request for an exemption is submitted on or before October 1, 2022. Not receiving an exemption for the HUD/HDE profitability would have a material adverse effect on SeaStar Medical’s business, results of operations and financial condition.

In addition, if the FDA subsequently approves a PMA or clears a 510(k) for the HUD or another comparable device with the same indication, the FDA may withdraw the HDE. Once a comparable device becomes legally marketed through PMA approval or 510(k) clearance to treat or diagnose the disease or condition in question, there may no longer be a need for the HUD and so the HUD may no longer meet the requirements of section 520(m)(2)(B) of the FD&C Act.

SeaStar Medical plans to expand its operations and it may not be able to manage its growth effectively, which could strain its resources and delay or derail implementation of its business objectives.

SeaStar Medical will need to significantly expand its operations to implement its longer-term business plan and growth strategies, including building and expanding its internal organizational infrastructure to complete the regulatory approval process with the FDA. SeaStar Medical will also be required to manage and form new relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these new relationships will require SeaStar Medical to significantly improve or replace its existing managerial, operational and financial systems, and procedures and controls; to improve the coordination between its various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on its management personnel, systems and resources, particularly if there are limited financial resources and skilled employees available at the time. SeaStar Medical cannot assure that it will institute, in a timely manner or at all, the improvements to its managerial, operational and financial systems, procedures and controls necessary to support its anticipated increased levels of operations and to coordinate its various corporate functions, or that it will be able to properly manage, train, motivate and retain its anticipated increased employee base. If it cannot manage its growth initiatives, SeaStar Medical will be unable to commercialize its products on a large-scale in a timely manner, if at all, and its business could fail.

SeaStar Medical will initially depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products.

If SeaStar Medical receives approval from the FDA and other regulatory authorities, SeaStar Medical will initially depend on revenue generated from its SCD product candidate for pediatric and adult patients with AKI and in the foreseeable future will be significantly dependent on a single or limited number of products. Given that, for the foreseeable future, SeaStar Medical’s business will depend on a single or limited number of products, to the extent a particular product is not well-received by the market, SeaStar Medical’s sales volume, prospects, business, results of operations and financial condition could be materially and adversely affected.

If SeaStar Medical fails to comply with extensive regulations of United States and foreign regulatory agencies, the commercialization of its products could be delayed or prevented entirely.

SeaStar Medical’s SCD product candidate and research and development activities are subject to extensive government regulations related to its development, testing, manufacturing and commercialization in the United States and other countries. The determination of when and whether a product is ready for large-scale purchase and potential use in the United States will be made by the United States government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health (“NIH”) and the Centers for Disease Control and Prevention (“CDC”). SeaStar Medical’s SCD has not received regulatory approval from the FDA, or any foreign regulatory agencies, to be commercially marketed and sold. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations in the United States and in foreign countries is costly, time consuming, uncertain and subject to unanticipated delays. Obtaining such regulatory approvals, if any, can take several years. Despite the time and expense exerted, regulatory approval is never guaranteed. SeaStar Medical is also subject to the following risks and obligations, among others:

•	the FDA may refuse to approve an application if it believes that applicable regulatory criteria are not satisfied;

•	the FDA may require additional testing for safety and effectiveness;

•	the FDA may interpret data from pre-clinical testing and clinical trials in different ways than SeaStar Medical interprets them;

•	if regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution; and

•	the FDA may change its approval policies and/or adopt new regulations.

Failure to comply with these or other regulatory requirements of the FDA may subject SeaStar Medical to administrative or judicially imposed sanctions, including:

•	warning letters, untitled letters or other written notice of violations;

•	civil penalties;

•	criminal penalties;

•	injunctions;

•	product seizure or detention;

•	product recalls; and

•	total or partial suspension of productions.

Delays in successfully completing SeaStar Medical’s planned clinical trials could jeopardize its ability to obtain regulatory approval.

SeaStar Medical’s business prospects will depend on its ability to complete studies, clinical trials, including its planned pivotal trials of its SCD for adult AKI indication, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize its SCD product candidate. The completion of SeaStar Medical’s clinical trials, the announcement of results of the trials and its ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	slow patient enrollment;

•	serious adverse events related to its medical device candidates;

•	unsatisfactory results of any clinical trial;

•	the failure of principal third-party investigators to perform clinical trials on SeaStar Medical’s anticipated schedules;

•	different interpretations of SeaStar Medical’s pre-clinical and clinical data, which could initially lead to inconclusive results; and

•	delays resulting from the COVID-19 pandemic.

SeaStar Medical’s development costs will increase if it has material delays in any clinical trial or if it needs to perform more or larger clinical trials than planned. If the delays are significant, or if any of its product candidates do not prove to be safe or effective or do not receive regulatory approvals, SeaStar Medical’s financial results and the commercial prospects for its product candidates would be harmed. Furthermore, SeaStar Medical’s inability to complete its clinical trials in a timely manner could jeopardize its ability to obtain regulatory approval.

The approval requirements for medical products used to fight pandemics, including the COVID-19 pandemic, are still evolving, and SeaStar Medical’s product for such uses may not meet these requirements.

SeaStar Medical intends to pursue FDA market clearance to treat infectious pandemic threats, including applications to treat patients with COVID-19 diseases, although it is often not feasible to conduct human studies against these deadly, high-threatening pathogens. SeaStar Medical continues to investigate the potential uses of the SCD in viral diseases under an open Investigational Device Exemption (“IDE”). Based on its studies to date, the SCD can potentially modulate the immune system from proinflammatory conditions to reparative conditions in COVID-19 patients, and SeaStar Medical has generated clinical data suggesting that it could reduce mortality rates in critically ill COVID-19 patients. However, such preliminary data is based on a small group of patients and SeaStar Medical currently does not have the resources and capabilities to conduct additional studies and tests to establish proof of concept for COVID-19 treatments. Even if SeaStar Medical is able to perform such studies, there is not guarantee that it will produce positive results and enhance the benefits of its SCD platform.

Thus, SeaStar Medical may not be able to demonstrate the effectiveness of its treatment through controlled human efficacy studies. Moreover, a change in government policies could impair SeaStar Medical’s ability to obtain regulatory approval and the FDA may not approve any of its product candidates.

Delays, interruptions or the cessation of production by its third-party suppliers of important materials or delays in qualifying new materials, may prevent or delay SeaStar Medical’s ability to manufacture or process its SCD device.

SeaStar Medical currently relies on a single supplier for the filters used in the SCD device for the pediatric AKI indications pursuant to a supply agreement. In the event the current supplier is unable to provide filters for the SCD device or otherwise fails to meet its obligations under the agreement, SeaStar Medical may not be able to obtain a sufficient amount of filters to conduct its trials and commercialize its products. In addition, the supplier may decide to discontinue or terminate the specific type of filters that are required for its SCD for reasons beyond SeaStar Medical’s control, in which case SeaStar Medical will be forced to identify and secure an alternative source that may not be available immediately or at all. FDA review and approval of a new supplier may be required if these materials become unavailable from SeaStar Medical’s current suppliers. Although there may be other suppliers that have equivalent materials that would be available to SeaStar Medical, FDA review of any alternate suppliers, if required, could take several months or more to obtain, if it is able to be obtained at all. Any delay, interruption or cessation of production by SeaStar Medical’s third-party suppliers of important materials, or any delay in qualifying new materials, if necessary, would prevent or delay SeaStar Medical’s ability to manufacture its SCD.

SeaStar Medical believes that it has sufficient access to the SCD inventory to conduct its current and near future clinical trials, but it is possible that the need for its SCD could increase that may require SeaStar Medical to acquire more filters than it is currently able to purchase under its agreement with its supplier, and SeaStar Medical may not be able to negotiate a new supply agreement successfully. If SeaStar Medical is unable to find alternative sources of supply in a timely manner, any such delay could limit SeaStar Medical’s ability to meet demand for the SCD and delay its ongoing clinical trials, which would have a material adverse impact on its business, results of operations and financial condition.

SeaStar Medical has limited experience in identifying and working with large-scale contracts with medical device manufacturers.

To achieve the levels of production necessary to commercialize its SCD and any other future products, SeaStar Medical will need to secure large-scale manufacturing agreements with contract manufacturers that comply with the manufacturing standards prescribed by various federal, state and local regulatory agencies in the United States and any other country of use. SeaStar Medical has limited experience coordinating and overseeing the manufacturing of medical device products on a large-scale. Manufacturing and control problems could arise as SeaStar Medical attempts to commercialize its products and manufacturing may not be completed in a timely manner or at a commercially reasonable cost. In addition, SeaStar Medical may not be able to adequately finance the manufacturing and distribution of its products on terms acceptable to SeaStar Medical, if at all. If SeaStar Medical cannot successfully oversee and finance the manufacturing of its products after receiving regulatory approval, it may not generate sufficient revenue to become profitable.

Difficulties in manufacturing SeaStar Medical’s SCD could have an adverse effect upon its revenue and expenses.

SeaStar Medical currently outsources all of the manufacturing of its SCD. The manufacturing of its SCD is difficult and complex. To support its current clinical trial needs, SeaStar Medical complies with and intends to continue to comply with current Good Manufacturing Practice (“cGMP”) in the manufacturing of its products. SeaStar Medical’s ability to adequately manufacture and supply its SCD in a timely matter is dependent on the uninterrupted and efficient operation of its third-party manufacturers, and those of the third parties producing raw materials and supplies upon which it relies on for the manufacturing of its products. The manufacturing of SeaStar Medical’s products may be impacted by:

•	the availability or contamination of raw materials and components used in the manufacturing process, particularly those for which it has no other supplier;

•	its ability to comply with new regulatory requirements and cGMP;

•	potential facility contamination by microorganisms or viruses;

•	updating of its manufacturing specifications;

•	product quality success rates and yields; and

•	global viruses and pandemics, including the current COVID-19 pandemic.

If efficient manufacture and supply of its SCD is interrupted, SeaStar Medical may experience delayed shipments or supply constraints. If it is at any time unable to provide an uninterrupted supply of its products, SeaStar Medical’s ongoing clinical trials may be delayed, which could materially and adversely affect its business, results of operations and financial condition.

SeaStar Medical’s SCD technology may become obsolete.

SeaStar Medical’s SCD product candidates may become obsolete prior to commercialization by new scientific or technological developments, or by others with new treatment modalities that are more efficacious and/or more economical than SeaStar Medical’s products. Any one of SeaStar Medical’s competitors could develop a more effective product which would render SeaStar Medical’s technology obsolete. In addition, it is possible that competitors may use similar technologies, equipment or devices, including using certain “off-the-shelf” filters unauthorized by the FDA, to attempt to create a similar treatment mechanism as the SCD. Further, new technological and scientific developments within the hospital setting could cause SeaStar Medical’s SCD product candidates to become obsolete. For example, the SCD relies on the existing footprint of CRRT pump systems in ICUs, as well as the growing use and adoption of regional citrate as an anticoagulant. Further developments in these areas could require SeaStar Medical to reconfigure its SCD product candidates, which may not be commercially feasible, or cause them to become obsolete. Lastly, SeaStar Medical’s ability to achieve significant and sustained growth in its key target markets will depend upon its success in hospital penetration, utilization, publication, its SCD’s reimbursement status and medical education. SeaStar Medical’s products may not remain competitive with products based on new technologies. If it fails to sell products that satisfy its customers’ demands, or respond effectively to new product announcements by its competitors, then market acceptance of SeaStar Medical’s products could be reduced and its business, results of operations and financial condition could be adversely affected.

SeaStar Medical faces intense competition in the medical device industry.

SeaStar Medical competes with numerous United States and foreign companies in the medical device industry, and many of its competitors have greater financial, personnel, operational and research and development resources than SeaStar Medical. SeaStar Medical believes that multiple competitors are or will be developing competing technologies to address cytokine storms. Progress is constant in the treatment of the immune system, which may reduce opportunities for the SCD. SeaStar Medical’s commercial opportunities will be reduced or eliminated if its competitors develop and market products for any of the diseases it targets that:

•	are more effective;

•	have fewer or less severe adverse side effects;

•	are better tolerated;

•	are easier to administer; or

•	are less expensive than SeaStar Medical’s products or its product candidates.

Even if SeaStar Medical is successful in developing the SCD and any other future products and obtains FDA and other regulatory approvals necessary for commercializing them, its products may not compete effectively with other products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. SeaStar Medical’s competitors may succeed in developing and marketing products that are either more effective than those that it may develop or that are marketed before any SeaStar products. SeaStar Medical competitors include fully integrated pharmaceutical & medical device companies and biotechnology companies, universities, and public and private research institutions. Many of the organizations competing with SeaStar Medical have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities. If SeaStar Medical’s competitors develop more effective treatments for infectious disease or hyperinflammation or bring those treatments to market before SeaStar Medical can commercialize the SCD for such uses, it may be unable to obtain any market traction for its products, or the diseases it seeks to treat may be substantially addressed by competing treatments. If SeaStar Medical is unable to successfully compete against larger companies in the pharmaceutical industry, it may never generate significant revenue or be profitable.

If SeaStar Medical’s products, or the malfunction of its products, cause or contribute to a death or a serious injury, SeaStar Medical will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to a death or serious injury. If SeaStar Medical fails to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against SeaStar Medical. Any such adverse event involving SeaStar Medical’s products could also result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending against potential lawsuits, will require the dedication of SeaStar Medical’s time and capital, distract management from operating its business, and may harm SeaStar Medical’s reputation and financial results.

SeaStar Medical outsources many of its operational and development activities for which it may not have full control.

SeaStar Medical relies on third-party consultants or other vendors to manage and implement much of the day-to-day responsibilities of conducting clinical trials and manufacturing its current product candidates. Accordingly, SeaStar Medical is and will continue to be dependent on the timeliness and effectiveness of the efforts of these third parties. SeaStar Medical’s dependence on third parties includes key suppliers and third-party service providers supporting the development, manufacturing and regulatory approval of its SCD, as well as support for its information technology systems and other infrastructure. While its management team oversees these vendors, the failure of any of these third parties to meet their contractual, regulatory and other obligations, or the development of factors that materially disrupt the performance of these third parties, could have a material adverse effect on SeaStar Medical’s business, results of operations and financial condition. It is possible that the current COVID-19 pandemic might constrain the ability of third-party vendors to provide services that SeaStar Medical requires.

If a clinical research organization that SeaStar Medical utilizes is unable to allocate sufficient qualified personnel to its studies in a timely manner or if the work performed by it does not fully satisfy the requirements of the FDA or other regulatory agencies, SeaStar Medical may encounter substantial delays and increased costs in completing its development efforts. Any manufacturer of SeaStar Medical’s products may encounter difficulties in the manufacturing of enough new product to meet demand, including problems with product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for FDA approval of new manufacturing processes and facilities. If any of these occur, the development and commercialization of SeaStar Medical’s product candidates could be delayed, curtailed or terminated because SeaStar Medical may not have sufficient financial resources or capabilities to continue such development and commercialization on its own.

If SeaStar Medical or its contractors or service providers fail to comply with laws and regulations, it or they could be subject to regulatory actions, which could affect its ability to develop, market and sell its product candidates and any other future product candidates and may harm its reputation.

If SeaStar Medical or its manufacturers or other third-party contractors fail to comply with applicable federal, state or foreign laws or regulations, SeaStar Medical could be subject to regulatory actions, which could affect its ability to successfully develop, market and sell its SCD product candidate or any future product candidates under development and could harm its reputation and lead to reduced or non-acceptance of its proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost-efficient manner. The mode of administration or the required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee, which may delay or make impossible the clinical testing of a product candidate. For example, the Institutional Review Board for a clinical trial may stop a trial or deem a product candidate unsafe to continue testing. This would have a material adverse effect on the value of the product candidate and SeaStar Medical’s business, results of operations and financial condition.

If SeaStar Medical obtains approval for its products, SeaStar Medical may still be subject to enforcement action if it engages in improper marketing or promotion of its products.

SeaStar Medical is not permitted to promote or market its product candidates until FDA approval is obtained. After approval, its promotional materials and training methods must comply with the FDA and other applicable laws and regulations, including the prohibition of the promotion of unapproved or off-label use. Practitioners may use SeaStar Medical’s products off-label, as the FDA does not restrict or regulate a practitioner’s choice of treatment within the practice of medicine. However, if the FDA determines that SeaStar Medical’s promotional materials or training constitutes promotion of an off-label use, it could request that SeaStar Medical modify its training or promotional materials or subject SeaStar Medical to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine, or criminal penalties. Other federal, state, or foreign enforcement authorities might also take action if they consider SeaStar Medical’s promotional or training materials to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, SeaStar Medical’s reputation could be damaged, which may lead to reduced or non-acceptance of its proposed product candidates by the market. In addition, the off-label use of SeaStar Medical’s products may increase the risk of product liability claims. Product liability claims are expensive to defend and could divert the attention of SeaStar Medical’s management, result in substantial damage awards against SeaStar Medical, and harm its reputation.

SeaStar Medical intends to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of its SCD or any future product candidates that it may develop, and its future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

SeaStar Medical does not have the required financial and human resources to carry out on its own all the pre-clinical and clinical development for its SCD product candidate or any other or future product candidates that it may develop, and do not have the capability and resources to manufacture, market or sell its SCD product candidate or any future product candidates that it may develop. SeaStar Medical’s business model calls for the partial or full outsourcing of the clinical, development, manufacturing, sales and marketing of its product candidates in order to reduce its capital and infrastructure costs as a means of potentially improving its financial position. SeaStar Medical’s success will depend on the performance of these outsourced providers. If these providers fail to perform adequately, SeaStar Medical’s development of product candidates may be delayed and any delay in the development of SeaStar Medical’s product candidates may have a material and adverse effect on its business, results of operations and financial condition.

SeaStar Medical is and will be exposed to product liability risks, and clinical and preclinical liability risks, which could place a substantial financial burden upon it should it be sued.

SeaStar Medical’s business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical devices. Claims may be asserted against it. A successful liability claim or series of claims brought against it could have a material adverse effect on SeaStar Medical’s business, results of operations and financial condition. SeaStar Medical may not be able to continue to obtain or maintain adequate product liability insurance on acceptable terms, if at all, and such insurance may not provide adequate coverage against potential liabilities. Claims or losses in excess of any product liability insurance coverage that SeaStar Medical may obtain could have a material adverse effect on its business, results of operations and financial condition.

SeaStar Medical’s SCD product candidate may be used in connection with medical procedures where those products must function with precision and accuracy. If medical personnel or their patients suffer injury as a result of any failure of SeaStar Medical’s products to function as designed, or its products are designed inappropriately, SeaStar Medical may be subject to lawsuits seeking significant compensatory and punitive damages. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. SeaStar Medical intends to obtain general clinical trial liability insurance coverage; however, its insurance coverage may not be adequate or available. In addition, SeaStar Medical may not be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, and such insurance may not provide adequate coverage against potential liabilities. Any product recall or lawsuit in excess of any product liability insurance coverage that SeaStar Medical may obtain could have a material adverse effect on its business, results of operations and financial condition. Moreover, a product recall could generate substantial negative publicity about SeaStar Medical’s products and business and inhibit or prevent commercialization of other future product candidates.

United States legislative or FDA regulatory reforms may make it more difficult and costly for SeaStar Medical to obtain regulatory approval of its product candidates and to manufacture, market and distribute its products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect SeaStar Medical’s business and its products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations will be changed, and what the impact of such changes, if any, may be on SeaStar Medical’s new product development efforts.

SeaStar Medical is subject to stringent and changing privacy laws, regulations and standards as well as policies, contracts and other obligations related to data privacy and security.

SeaStar Medical collects, receives, stores, processes, uses, generates, transfers, discloses, makes accessible, protects and shares personal information and other information (“Process” or “Processing”), including information it collects in connection with clinical trials, as necessary to operate its business, for legal and marketing purposes, and for other business-related purposes.

There are numerous federal, state, local and international laws, regulations and guidance regarding privacy, information security and Processing, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent. SeaStar Medical is subject, and may become subject in the future, to certain of these laws, regulations, and guidance, and it is also subject to the terms of its external and internal privacy and security policies, representations, certifications, standards, publications, frameworks, and contractual obligations to third parties related to privacy, information security and Processing.

If SeaStar Medical fails, or is perceived to have failed, to address or comply with such obligations, it could:

•	increase its compliance and operational costs;

•	expose it to regulatory scrutiny, actions, fines and penalties;

•	result in reputational harm; interrupt or stop its clinical trials;

•	result in litigation and liability; result in an inability to process personal data or to operate in certain jurisdictions; or

•	harm its business operations or financial results or otherwise result in a material harm to its business.

Additionally, given that these obligations impose complex and burdensome obligations and that there is substantial uncertainty over the interpretation and application of these obligations, SeaStar Medical may be required to incur material costs, divert management attention, and change its business operations, including its clinical trials, in an effort to comply, which could materially adversely affect its business, results of operations and financial condition.

The California Consumer Privacy Act of 2018 (“CCPA”) is an example of the increasingly stringent data protection legislation in the United States. The CCPA gives California residents expanded rights to access and require deletion of their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA created civil penalties for violations, as well as a private right of action for data breaches and statutory damages ranging from $100 to $750 per violation, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgements and settlements. Although there are limited exemptions for clinical trial data under the CCPA, the CCPA and other similar laws could impact SeaStar Medical’s business activities depending on how they are interpreted.

SeaStar Medical’s business operations will be adversely affected if its security measures, or those maintained on its behalf, are compromised, limited or fails.

In the ordinary course of its business, SeaStar Medical handles and processes proprietary, confidential and sensitive information, including personal data, intellectual property, trade secrets, and proprietary business information owned or controlled by ourselves or other third parties, or collectively. SeaStar Medical may use and share such sensitive information with service providers and other third parties. If SeaStar Medical, its service providers, partners, or other relevant third parties have experienced, or in the future experience, any security incident or incidents that result in any data loss; deletion or destruction; unauthorized access to; loss, unauthorized acquisition, disclosure, or exposure of, confidential and sensitive information, it may adversely affect SeaStar Medical’s business, results of operations and financial condition, including the diversion of funds to address the breach, and interruptions, delays, or outages in its operations and development programs.

Cyberattacks, malicious internet-based activity and online and offline fraud are prevalent and continue to increase, including the possibility that the ongoing conflict between Russia and Ukraine could result in cyber-attacks or cybersecurity incidents that may have a direct or indirect impact on our operations. In addition to threats from traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing) and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). SeaStar Medical may also be the subject of phishing attacks, viruses, malware installation, server malfunction, software or hardware failures, loss of data or other computer assets, or other similar issues any of which could have a material and adverse effect on its business, results of operations and financial condition.

Should SeaStar Medical’s products be approved for commercialization, a lack of third-party coverage and reimbursement for SeaStar Medical’s devices could delay or limit their adoption.

In both the United States and international markets, the use and success of medical devices is dependent in part on the availability of reimbursement from third-party payors, such as government and private insurance plans. Healthcare providers that use medical devices generally rely on third-party payors to pay for all or part of the costs and fees associated with the medical procedures being performed or to compensate them for their patient care services. Should SeaStar Medical’s products under development be approved for commercialization by the FDA, reimbursement may not be available in the United States or other countries or, even if approved, the amount of reimbursement may not be sufficient to allow sales of SeaStar Medical’s future products, including the SCD, on a profitable basis. The coverage decisions of third-party payors will be significantly influenced by the assessment of SeaStar Medical’s future products by health technology assessment bodies. These assessments are outside SeaStar Medical’s control, and any such evaluations may not be conducted or have a favorable outcome.

If approved for use in the United States, SeaStar Medical expects that any products that it develops, including the SCD, will be purchased primarily by medical institutions through their operations budget. Payors may include the Centers for Medicare & Medicaid Services (“CMS”), which administers the Medicare program and works in partnership with state governments to administer Medicaid, other government programs and private insurance plans. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Further, Medicare coverage is based on SeaStar Medical’s ability to demonstrate that the treatment is “reasonable and necessary” for Medicare beneficiaries. Even if products utilizing SeaStar Medical’s SCD technology receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement by any payor, including by CMS. For some governmental programs, such as Medicaid, coverage and adequate reimbursement differ from state to state and some state Medicaid programs may not pay adequate amounts for the procedure products utilizing SeaStar Medical’s technology system, or any payment at all. Moreover, many private payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies and amounts. However, no uniform policy for coverage and reimbursement of medical devices exists among third-party payors in the United States. Therefore, coverage and reimbursement can differ significantly from payor to payor. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors for any future SeaStar Medical products.

Should any of its future products, including the SCD, be approved for commercialization, adverse changes in reimbursement policies and procedures by payors may impact SeaStar Medical’s ability to market and sell its products.

Healthcare costs have risen significantly over the past decade, and there have been and continue to be proposals by legislators, regulators and third-party payors to decrease costs. Third-party payors are increasingly challenging the prices charged for medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services.

For example, in the United States, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), among other things, reduced and/or limited Medicare reimbursement to certain providers. However, on December 14, 2018, a Texas United States District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act of 2017. Additionally, on June 17, 2021, the United States Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA remains in effect without the “individual mandate.”

Further, prior to the United States Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and litigation, and the healthcare reform measures of the Biden administration will impact the ACA and SeaStar Medical’s business. The Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by two percent through fiscal year 2031. However, COVID-19 relief legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies.

Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. In addition, Congress is considering additional health reform measures. Legislation could be adopted in the future that limits payments for SeaStar Medical’s products from governmental payors. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Furthermore, commercial payors such as insurance companies, could adopt similar policies that limit reimbursement for medical device manufacturers’ products. Therefore, it is possible that SeaStar Medical’s products or the procedures or patient care performed using its products will not be reimbursed at a cost-effective level.

SeaStar Medical faces similar risks relating to adverse changes in reimbursement procedures and policies in other countries where it may market its products. Reimbursement and healthcare payment systems vary significantly among international markets. SeaStar Medical’s inability to obtain international reimbursement approval, or any adverse changes in the reimbursement policies of foreign payors, could negatively affect its ability to sell its products in foreign markets and have a material adverse effect on its business, results of operations and financial condition.

SeaStar Medical depends on key personnel and its inability to attract and retain qualified personnel could impede its ability to achieve its business objectives.

SeaStar Medical’s success depends on the continuing service of key employees, especially its Chief Executive Officer, Eric Schlorff. The loss of any of these individuals could have a material and adverse effect on SeaStar Medical’s business, results of operations and financial condition. SeaStar Medical will also be required to hire and recruit highly skilled managerial, scientific and administrative personnel to fully implement its business plan and growth strategies. Due to the specialized scientific nature of its business, SeaStar Medical is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. Competition for these individuals is intense and SeaStar Medical may not be able to attract, assimilate or retain additional highly qualified personnel in the future. SeaStar Medical may not be able to engage the services of qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to its limited financial resources and lack of an established track record. Also, if SeaStar Medical is required to attract personnel from other parts of the United States or abroad, it may have significant difficulty doing so because of the costs associated with moving personnel to the area. If SeaStar Medical cannot attract and retain qualified staff and executives, it may be unable to develop its products and achieve regulatory clearance, and its business could fail.

SeaStar Medical’s products may in the future be subject to product recalls.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in their design or manufacture. For the FDA, the authority to require a recall must be based on a finding that there is reasonable probability that the device would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of SeaStar Medical’s products would divert managerial and financial resources and have an adverse effect on SeaStar Medical’s reputation, business, results of operations and financial condition, which could impair its ability to produce its products in a cost-effective and timely manner in order to meet its customers’ demands.

SeaStar Medical may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on its future sales and its ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or the competent authority of another country. SeaStar Medical may initiate voluntary recalls involving its products in the future that it determines do not require notification of the FDA or the competent authority of another country. If the FDA disagrees with SeaStar Medical’s determinations, they could require SeaStar Medical to report those actions as recalls. A future recall announcement could harm SeaStar Medical’s reputation with customers and negatively affect its sales. Moreover, the FDA could take enforcement action for failing to report recalls. SeaStar Medical is also required to follow detailed recordkeeping requirements for all firm-initiated medical device corrections and removals.

SeaStar Medical’s business is subject to risks arising from the recent COVID-19 pandemic.

The current COVID-19 worldwide pandemic has presented substantial public health and economic challenges and has affected SeaStar Medical’s employees, patients, communities and business operations, as well as the United States and global economy and financial markets. International and United States governmental authorities in impacted regions have taken actions in an effort to slow the spread of COVID-19.

SeaStar Medical expects that COVID-19 precautions may directly or indirectly impact the timeline for the launch of its SCD product candidate. As the COVID-19 pandemic continues, SeaStar Medical may experience disruptions that could severely impact its business, clinical trials, and manufacturing and supply chains, including:

•	further delays or difficulties in enrolling patients in its clinical trials;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•	the diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospital staff supporting the conduct of its clinical trials;

•

the interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures, which may impact the integrity of subject data and clinical study endpoints;

•

the interruption of, or delays in receiving, supplies of its product candidates from its contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

•	delays in clinical sites receiving the supplies and materials needed to conduct its clinical trials and interruptions in global shipping may affect the transport of clinical trial materials;

•

limitations on employee resources that would otherwise be focused on the conduct of its clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	delays in receiving feedback or approvals from the FDA or other regulatory authorities with respect to future clinical trials or regulatory submissions;

•

changes in local regulations as part of a response to the COVID-19 pandemic, which may require it to change the ways in which its clinical trials are conducted, resulting in unexpected costs, or discontinuing the clinical trials altogether;

•

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations on employee resources or the forced furlough of government employees;

•	the refusal of the FDA to accept data from clinical trials in affected geographies; and

•	difficulties launching or commercializing products, including due to reduced access to doctors as a result of social distancing protocols.

In addition, the spread of COVID-19 may negatively impact SeaStar Medical’s ability to raise additional capital on a timely basis or at all.

The COVID-19 pandemic continues to rapidly evolve. The extent to which the COVID-19 pandemic may impact SeaStar Medical’s business, including its clinical trials, manufacturing and supply chains and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the continued geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, continued business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

A small number of SeaStar Medical’s shareholders, including its major stockholder, the Dow Pension Funds, could significantly influence its business.

SeaStar Medical has a few significant shareholders who own a substantial percentage of its outstanding shares of common stock, including the Dow Pension Funds, which beneficially owns approximately 79 % of the voting power of SeaStar Medical (or approximately 65% on a fully diluted basis) prior to the Business Combination, and are expected to be the largest stockholders of the Combined Company following the Business Combination. These few significant shareholders, either individually or acting together, may be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of SeaStar Medical or its assets. This concentration of ownership may make it more difficult for other shareholders to effect substantial changes in SeaStar Medical, may have the effect of delaying, preventing or expediting, as the case may be, a change in control of SeaStar Medical and may adversely affect the market price of the Common Stock after the Business Combination. Further, the possibility that one or more of these significant shareholders may sell all or a large portion of their Common Stock in a short period of time could adversely affect the trading price of our Common Stock after the Business Combination.

SeaStar Medical’s forecasted operating and financial results rely in large part upon assumptions and analyses developed by SeaStar Medical. If these assumptions and analyses prove to be incorrect, SeaStar Medical’s actual operating and financial results may be significantly below its forecasts.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflects current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with SeaStar Medical’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside SeaStar Medical’s control, including, but not limited to:

•	whether SeaStar Medical can obtain sufficient capital to develop and commercialize its SCD product candidate and grow its business;

•	whether SeaStar Medical can manage relationships with key suppliers;

•	the ability to obtain necessary regulatory approvals;

•	demand for SeaStar Medical’s products;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	SeaStar Medical’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of the economies in the markets in which it operates or intends to operate in the future; and

•	regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond SeaStar Medical’s control, could materially and adversely affect its business, results of operations and financial condition.

SeaStar Medical’s estimates of market opportunity, industry projections and forecasts of market growth may prove to be inaccurate.

The market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including information concerning SeaStar Medical’s industry and the markets in which SeaStar Medical intends to operate, are obtained from publicly available information released by independent industry and research organizations and other third party sources. Although SeaStar Medical and LMAO are responsible for the disclosure provided in the proxy statement/prospectus and believe such third-party information is reliable, SeaStar Medical and LMAO have not independently verified any such third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which SeaStar Medical operates are subject to uncertainty and risk due to a variety of factors. As a result, inaccuracies in third-party information, or in the projections, may adversely impact the assumptions that are relied upon for SeaStar Medical’s internal business planning and in the analysis of investors.

Risks Related to SeaStar Medical’s Intellectual Property

SeaStar Medical relies upon exclusively licensed patent rights from third parties which are subject to termination or expiration. If licensors terminate the licenses or fail to maintain or enforce the underlying patents, SeaStar Medical’s competitive position could be materially harmed.

SeaStar Medical relies in part upon exclusively licensed patent rights for the development of its SCD technology. For example, SeaStar Medical co-owns with, and exclusively licenses from, the University of Michigan (“UOM”) patents related to the SCD technology. If UOM were to terminate its license with SeaStar Medical, it would no longer have exclusive rights to the co-owned patents and UOM would be free to license UOM’s interest in the co-owned patents to a competitor of SeaStar Medical.

SeaStar Medical may become reliant in the future upon licenses to certain third-party patent rights and proprietary technologies necessary to develop and commercialize its SCD technology or other technologies. If SeaStar Medical is unable to timely obtain these licenses on commercially reasonable terms, if at all, its ability to commercially exploit such products may be inhibited or prevented. If these licenses do not provide exclusive rights to use the subject intellectual property in all relevant fields of use and all territories in which SeaStar Medical chooses to develop or commercialize its technology and products, it may not be able to prevent competitors from developing and commercializing competitive products in such territories. Even if SeaStar Medical is able to obtain necessary licenses, it may be required to pay significant licensing fees in order to market its products.

Should any of SeaStar Medical’s current or future licenses be prematurely terminated for any reason, or if the patents and intellectual property owned by its licensors are challenged or defeated by third parties, SeaStar

Medical’s research and commercialization efforts could be materially and adversely affected. SeaStar Medical’s licenses may not continue in force for as long as is required to fully develop and market its products. It is possible that if the licenses are terminated or the underlying patents and intellectual property are challenged or defeated, suitable replacements may not be obtained or developed on terms acceptable to SeaStar Medical, if at all. There is also the related risk that SeaStar Medical may not be able to make the required payments under any patent license, in which case the licensor may terminate the license.

Further, SeaStar Medical’s licensors may not successfully prosecute the patent applications which it has licensed and on which SeaStar Medical’s business depends or may prosecute them in a manner not in the best interests of SeaStar Medical. Further, licensors may fail to maintain licensed patents, may decide not to pursue litigation against third-party infringers, may fail to prove infringement or may fail to defend against counterclaims of patent invalidity or unenforceability.

In addition, in spite of SeaStar Medical’s best efforts, a licensor could claim that SeaStar Medical has materially breached a license agreement and terminate the license, thereby removing SeaStar Medical’s ability to obtain regulatory approval for and to market any product covered by such license. If SeaStar Medical’s licenses are terminated, or if the underlying patents fail to provide the intended market exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, identical products.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation related issues;

•	the extent to which SeaStar Medical’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under any collaboration relationships SeaStar Medical might enter into in the future;

•	SeaStar Medical’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know how resulting from the joint creation or use of intellectual property by SeaStar Medical and its licensors; and

•	the priority of invention of patented technology.

If disputes over intellectual property that SeaStar Medical has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, it may be unable to successfully develop and commercialize the affected product candidates.

If SeaStar Medical is unable to obtain and maintain sufficient patent protection for its products, if the scope of the patent protection is not sufficiently broad, or if the combination of patents, trade secrets and contractual provisions upon which it relies to protect its intellectual property are inadequate, its competitors could develop and commercialize similar or identical products, and SeaStar Medical’s ability to commercialize such products successfully may be adversely affected.

SeaStar Medical’s success depends in large part on its ability to protect its proprietary rights to the technologies incorporated into its products, including its ability to obtain and maintain patent protection in the United States and other countries related to its SCD technology and other technologies that it deems important to its business. SeaStar Medical relies on a combination of patent protection, trade secret laws and nondisclosure, confidentiality and other contractual restrictions to protect its proprietary technology. If SeaStar Medical does not adequately protect its intellectual property, competitors may be able to erode or negate any competitive advantage it may have, which could harm its business, result of operations and financial condition. To protect SeaStar Medical’s proprietary technologies, it has pursued patent protection in the United States and abroad related to its SCD technology and other technologies that are important to its business. The patent application and approval process is expensive and time-consuming. SeaStar Medical may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Failure to protect, obtain, maintain or extend adequate patent and other intellectual property rights could materially adversely affect SeaStar Medical’s ability to develop and market its products. The enforcement, defense and maintenance of such patents and other intellectual property rights may be challenging and costly.

SeaStar Medical cannot be certain that any patents that it has been issued or granted will not later be found to be invalid and/or unenforceable. SeaStar Medical cannot be certain that pending patent applications will be issued in a form that provides it with adequate protection to prevent competitors from developing competing products. As a medical device technology company, SeaStar Medical’s patent position is uncertain because it involves complex legal and factual considerations. The standards applied by United States Patent and Trademark Office (“USPTO”), and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable as methods of medical treatment. Consequently, patents may not be issued from any applications that are currently pending or that are filed in the future. As such, SeaStar Medical does not know the degree of future protection that it will have for its technology. As a result, the issuance, scope, validity, enforceability and commercial value of SeaStar Medical’s patent rights are highly uncertain.

Only issued patents can be enforced against third parties practicing the technology claimed in such patents. Pending patent applications cannot be enforced unless and until patents get issued from such applications. Assuming the other requirements for patentability are met, currently, patents are granted to the party who was the first to file a patent application. However, prior to March 16, 2013, in the United States, patents were granted to the party who was the first to invent the claimed subject matter. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, SeaStar Medical cannot be certain that it was the first to make the inventions claimed in its patents or pending patent applications, or that it was the first to file for patent protection of such inventions.

Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, SeaStar Medical patents or pending patent applications may be challenged in the courts or by the USPTO or by foreign patent offices. For example, SeaStar Medical may be subject to a third party pre-issuance submission of prior art to the USPTO, or become involved in post-grant review procedures such as oppositions, derivations, reexaminations, inter partes review or interference proceedings, in the United States or elsewhere, challenging its patent rights or the patent rights of third parties. An adverse determination in any such challenges may result in the loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit SeaStar Medical’s ability to stop others from using or commercializing similar products, or limit the duration of SeaStar Medical’s patent protection. In addition, given the amount of time required for the development, testing and regulatory review of medical devices, SeaStar Medical’s patents might expire before or shortly after such products receive FDA approval and are commercialized, or before it receives approval to market its products in a foreign country.

Patent applications may not result in patents being issued which protect any current and future product candidates, in whole or in part, or which effectively prevent others from commercializing competitive products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of SeaStar Medical’s patents or narrow the scope of its patent protection. In addition, the laws of foreign countries may not protect SeaStar Medical’s rights to the same extent or in the same manner as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States patent law.

Although SeaStar Medical believes that certain of its patents and applications, if they are granted, will help protect the proprietary nature of its SCD technology, this protection may not be sufficient to protect SeaStar

Medical during the development of that technology. Even if SeaStar Medical’s patent applications are issued as patents, they may not be issued in a form that will provide it with any meaningful protection, prevent competitors from competing with it or otherwise provide it with any competitive advantage. SeaStar Medical’s competitors may be able to circumvent its patents by developing similar or alternative technologies or products in a non-infringing manner. SeaStar Medical’s competitors may also seek approval to market their own products similar to or otherwise competitive with any of SeaStar Medical’s products. Thus, even if SeaStar Medical has valid and enforceable patents, these patents still may not provide protection against competing products or technologies sufficient to achieve its business objectives.

If SeaStar Medical does not obtain protection under the Hatch-Waxman Act and similar non-United States legislation for extending the term of patents covering its products, its business, results of operations and financial condition may be materially harmed.

Patents have a limited duration. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents related to SeaStar Medical’s products, or their uses are obtained, once the patent life has expired, SeaStar Medical may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting SeaStar Medical’s products might expire before or shortly after such products received FDA approval and are commercialized. As a result, SeaStar Medical’s patent portfolio may not provide the company with sufficient rights to exclude others from commercializing similar or identical products.

Depending upon the timing, duration and requirements of FDA marketing approval of SeaStar Medical’s product candidates, its United States patents, if issued, may be eligible for a limited patent term extension under the Hatch-Waxman Act, or under similar legislation in other countries. However, SeaStar Medical’s patent and patent applications are only eligible for a patent term extension under the Hatch Waxman Act if they relate to a medical device classified by the FDA as a Class III device. Therefore, if SeaStar Medical’s product candidates are not classified as Class III devices, it will not be able to apply for an extension of term for any patents covering such approved products. If eligible, the Hatch-Waxman Act permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. The patent term extension cannot extend the remaining term of a patent beyond 14 years from the date of product candidate approval, and only one patent related to an approved product candidate may be extended. However, SeaStar Medical may not receive an extension if it fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than requested.

Accordingly, if SeaStar Medical is unable to obtain a patent term extension or the term of any such extension is less than requested, the period during which SeaStar Medical can enforce its patent rights for that product will be shortened and competitors may obtain approval to market competing products sooner than expected. As a result, SeaStar Medical’s business, results of operations and financial condition could be adversely and materially affected.

SeaStar Medical could become involved in intellectual property litigation that could be costly, result in the diversion of management’s time and efforts, require SeaStar Medical to pay damages, prevent it from selling its commercially available products and/or reduce the margins it may realize from its products.

SeaStar Medical’s commercial success depends, in part, on its ability to develop and market its SCD technology, as well as any future technologies that it develops, without infringing the intellectual property and other proprietary rights of third parties.

The medical device industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, and the determination is often uncertain. There may be existing patents of which SeaStar Medical is unaware that its products under development may inadvertently infringe. The likelihood that patent infringement claims may be brought against SeaStar Medical increases as the number of competitors increases, as it introduces new products and achieves more visibility in the marketplace.

Any infringement claim against SeaStar Medical, even if without merit, may cause SeaStar Medical to incur substantial costs, and would place a significant strain on its financial resources, divert the attention of management from its core business, and harm its reputation. In some cases, litigation may be threatened or brought by a patent holding company or other adverse patent owner who has no relevant product revenues and against whom SeaStar Medical’s patents may provide little or no deterrence. If SeaStar Medical is found to infringe any patents, SeaStar Medical could be required to pay substantial damages, including triple damages if an infringement is found to be willful. SeaStar Medical also could be forced, including by court order, to cease developing, manufacturing, or commercializing infringing products. SeaStar Medical also could be required to pay royalties and could be prevented from selling its products unless it obtains a license or is able to redesign its products to avoid infringement. SeaStar Medical may not be able to obtain a license enabling it to sell its products on reasonable terms, or at all. If SeaStar Medical fails to obtain any required licenses or makes any necessary changes to its technologies or the products, SeaStar Medical may be unable to commercialize one or more of its products or may have to withdraw products from the market, either of which would have a material adverse effect on its business, results of operations and financial condition.

In the event a competitor infringes upon any of SeaStar Medical’s patents or other intellectual property rights, enforcing its rights may be difficult, time consuming and expensive, and would divert management’s attention from managing its business. SeaStar Medical may not be successful on the merits in any enforcement effort. In addition, SeaStar Medical may not have sufficient resources to litigate, enforce or defend its intellectual property rights.

Issued patents covering one or more of SeaStar Medical’s products could be found invalid or unenforceable if challenged in patent office proceedings, or in court.

Competitors may infringe SeaStar Medical’s patents, trademarks or other intellectual property. To counter infringement or unauthorized use of its intellectual property, SeaStar Medical may be required to initiate legal proceedings against a third party to enforce its intellectual property rights. If SeaStar Medical were to file a claim against a third party to enforce a patent covering one of its products, the defendant could counterclaim that SeaStar Medical’s patent rights are invalid and/or unenforceable (a common practice in the United States).

Grounds for a validity challenge could be an alleged failure to meet one or more statutory requirements for patentability, including, for example, lack of novelty, obviousness, lack of written description or non-enablement. In addition, patent validity challenges may, under certain circumstances, be based upon non-statutory obviousness-type double patenting, which, if successful, could result in a finding that the claims are invalid for obviousness-type double patenting or the loss of patent term, including a patent term adjustment granted by the USPTO, if a terminal disclaimer is filed to obviate a finding of obviousness-type double patenting. Grounds for an unenforceability assertion could be based on an allegation that someone connected with prosecution of the patent intentionally withheld relevant information from the USPTO or made a misleading statement, during prosecution.

In any patent infringement proceeding, there is a risk that a court will decide that a SeaStar Medical patent is invalid or unenforceable, in whole or in part. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that SeaStar Medical does not have the right to stop the other party from using the invention at issue on the grounds that SeaStar Medical’s patent claims do not cover the invention at issue. An adverse outcome in a litigation or proceeding involving SeaStar Medical’s patents could limit its ability to assert its patents against those other parties and other competitors, which may curtail or preclude its ability to exclude third parties from selling similar products. Any of these occurrences could adversely and materially affect SeaStar Medical’s business, results of operations and financial condition.

Even if SeaStar Medical establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of SeaStar Medical’s confidential information could be compromised by disclosure during litigation.

Additionally, third parties are able to challenge the validity of issued patents through administrative proceedings in the patent offices of certain countries, including the USPTO and the European Patent Office.

Although SeaStar Medical believes that it has conducted its patent prosecution in accordance with the duty of candor and in good faith, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, SeaStar Medical cannot be certain that there is no invalidating prior art, of which it and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, SeaStar Medical would lose some or all of the patent protection for one or more of its products. Such a loss of patent protection could have a material adverse impact on its business, results of operations and financial condition. Further, intellectual property litigation could lead to unfavorable publicity that could harm SeaStar Medical’s reputation.

Other parties may challenge certain of SeaStar Medical’s foreign patent applications. If any such parties are successful in opposing its foreign patent applications, SeaStar Medical may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence SeaStar Medical’s ability to maintain patent protection for the same technology in other jurisdictions.

Further, disputes may arise regarding the ownership or inventorship of SeaStar Medical’s patents. While SeaStar Medical has entered into assignment of intellectual property agreements with its employees, consultants, and collaborators and believes that it owns its patents and applications, the assignment and other ownership agreements that it relies on could be challenged. If a court or administrative body determined that SeaStar Medical’s does not own certain of its patents or patent applications, or that inventorship of certain of its patents its incorrect, SeaStar Medical’s title to its patents could be invalidated and its ability to develop and commercialize its technology could be materially harmed.

If SeaStar Medical is unable to protect the confidentiality of its trade secrets, the value of its technology could be adversely and materially affected and its business could be harmed.

SeaStar Medical has also entered into non-disclosure and confidentiality agreements with all of its employees, advisors, consultants, contract manufacturers, clinical investigators and other third parties involved in the development and commercialization of its technology in order to protect its intellectual property and other proprietary technologies some of which may not be amenable to patent protection. However, these agreements may not be enforceable or may not provide meaningful protection for SeaStar Medical’s trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. For example, trade secrets and confidential know-how can be difficult to maintain as confidential. Although SeaStar Medical uses reasonable efforts to protect its trade secrets, any party with whom it has executed a confidentiality agreement could breach that agreement and disclose SeaStar Medical’s confidential information.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time consuming, and the outcome is unpredictable. Accordingly, SeaStar Medical may not be able to obtain adequate remedies for such breaches, despite any legal action it might take against persons making such unauthorized disclosure. In addition, courts outside the United States sometimes are less willing than in the United States to protect trade secrets.

If any of SeaStar Medical’s trade secrets were to be lawfully obtained or independently developed by a competitor, it would have no right to prevent such third party, or those to whom the third party communicates such technology or information, from using that technology or information to compete with SeaStar Medical. If any of its trade secrets were to be disclosed to or independently developed by a competitor, its business, results of operations and financial condition.

Those with whom SeaStar Medical collaborates on research and development related to current and future technologies and products may have rights to publish data and other information to which SeaStar Medical has rights. In addition, SeaStar Medical sometimes engages individuals or entities to conduct research relevant to its business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. But these contractual provisions may be insufficient or inadequate to protect SeaStar Medical’s confidential information. If SeaStar Medical does not apply for patent protection prior to such publication, or if it cannot otherwise maintain the confidentiality of its proprietary technology and other confidential information, then its ability to obtain patent protection or to protect its trade secret information may be jeopardized.

New technology may lead to SeaStar Medical’s competitors developing superior products which would reduce demand for its products regardless of any patent protection it may have.

Research into technologies similar to SeaStar Medical’s technologies is proceeding at a rapid pace, and companies and research institutions are actively engaged in the development of products similar to SeaStar Medical’s products. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with SeaStar Medical’s technologies. SeaStar Medical’s existing patents or its pending and proposed patent applications may not offer meaningful protection if a competitor develops a novel product based on a new technology.

The United States government may exercise certain rights with regard to SeaStar Medical’s inventions, or licensors’ inventions, developed using federal government funding.

The United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act (as amended, the “Bayh-Dole Act”). Certain of SeaStar Medical’s exclusively owned patents and patent applications and those patents and applications that it co-owns with and exclusively licenses from the University of Michigan were developed using federal funding from the National Institutes of Health, the U.S. Department of Defense, and/or the U.S. Army Medical Research and Materiel Command. Consequently, pursuant to the Bayh-Dole Act, the U.S. government has certain rights in patents and applications that cover SeaStar Medical’s SCD technology, in particular, to those patents and applications identified in the section of this proxy statement/prospectus entitled “SeaStar Medical’s Business – Intellectual Property” belonging to Patent Families 1-4.

The U.S. federal government has certain rights, including so-called “march-in rights,” to any patent rights that were funded in part by the U.S. government and any products or technology developed from such patent rights. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the U.S. government to use the invention for non-commercial purposes. These rights may permit the U.S. government to disclose SeaStar Medical’s confidential information to third parties and to exercise march-in rights to use or to allow third parties to use SeaStar Medical’s licensed patents, including certain patents relating to SCD product candidates. The U.S. government can exercise its march-in rights if it determines that action is necessary because SeaStar Medical fails to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, SeaStar Medical’s rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Furthermore, the U.S. government may have the right to take title to government-funded inventions if SeaStar Medical fails to disclose the inventions to the government in a timely manner or fails to file a patent application within specified time limits.

If the U.S. government exercises such march-in rights, SeaStar Medical may not be able to develop or commercialize its product candidates effectively or profitably, or at all, which could harm SeaStar Medical’s business, results of operations and financial condition. In addition, if any intellectual property owned or licensed by SeaStar Medical becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act, this could impair the value of SeaStar Medical’s intellectual property and could adversely affect its business.

SeaStar Medical also sometimes collaborates with academic institutions to accelerate its research or development. While SeaStar Medical tries to avoid engaging its academic partners in projects in which there is a risk that federal funds may be co-mingled, it cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. If, in the future, SeaStar Medical co-owns or licenses technology which is critical to its business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, its ability to enforce or otherwise exploit patents covering such technology may be adversely and materially affected.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing SeaStar Medical’s ability to protect its products.

As is the case with other medical device companies, SeaStar Medical’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the medical device industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act included a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, such as through post grant and inter partes review proceedings at the USPTO. In addition, the Leahy-Smith Act transformed the United States patent system into a “first to file” system effective March 2013. The Leahy-Smith Act and its implementation could make it more difficult for SeaStar Medical to obtain patent protection for its inventions and increases the uncertainties and costs surrounding the prosecution of SeaStar Medical’s patent applications and the enforcement or defense of its issued patents, all of which could harm its business, results of operations and financial condition.

The United States Supreme Court has ruled on several patent cases, either narrowing the scope of patent protection available or weakening the rights of patent owners in certain circumstances. Additionally, there have been proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact SeaStar Medical’s ability to enforce its proprietary technology. Depending on future actions by Congress, the United States courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in ways that would weaken SeaStar Medical’s ability to obtain new patents or to enforce its existing and future patents.

Intellectual property rights do not necessarily address all potential threats to SeaStar Medical’s competitive advantage.

The degree of future protection afforded by SeaStar Medical’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business, or permit it to maintain its competitive advantage. The following examples are illustrative:

•	others may be able to make products that are the same as or similar to SeaStar Medical’s products but that are not covered by the claims of patents that it owns or has rights to;

•

SeaStar Medical or its licensors or any current or future strategic partners might not have been the first to conceive or reduce to practice the inventions covered by its patents or pending patent applications;

•	SeaStar Medical or its licensors or any future strategic partners might not have been the first to file patent applications covering the inventions in SeaStar Medical’s patents or applications;

•	others may independently develop similar or alternative technologies or duplicate any of SeaStar Medical’s technologies without infringing SeaStar Medical’s intellectual property rights;

•

SeaStar Medical’s pending patent rights may not lead to issued patents, or the patents, if granted, may not provide it with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by its competitors;

•

SeaStar Medical’s competitors might conduct research and development activities in countries where it does not have patent rights and then use the information learned from such activities to develop competitive products for sale in SeaStar Medical’s major commercial markets;

•	third parties manufacturing or testing SeaStar Medical’s products or technologies could use the intellectual property of others without obtaining a proper license;

•	SeaStar Medical may not develop additional technologies that are patentable; and

•

third parties may allege that SeaStar Medical’s development and commercialization of its products infringe their intellectual property rights, the outcome of any related litigation may have an adverse effect on SeaStar Medical’s business, result of operations and financial condition.

Obtaining and maintaining SeaStar Medical’s patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are owed to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or the lapse of a patent or patent application, resulting in the partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If SeaStar Medical or its licensors fail to maintain the patents and patent applications covering SeaStar Medical’s products, its competitive position would be adversely affected.

SeaStar Medical may obtain only limited geographical protection with respect to certain patent rights, which may diminish the value of its intellectual property rights in those jurisdictions and prevent it from enforcing its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive. Accordingly, SeaStar Medical has not and in the future may not file for patent protection in all national and regional jurisdictions where such protection may be available. In addition, it may decide to abandon national and regional patent applications before grant, or to not pay maintenance fees on granted patents in certain jurisdictions. Finally, the grant proceeding of each national/regional patent office is an independent proceeding that may lead to situations in which applications in some jurisdictions are refused by the relevant patent offices, while other applications are granted. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

Competitors may use SeaStar Medical’s technologies to develop their own products in jurisdictions where SeaStar Medical has not obtained patent protection and, further, may export otherwise infringing products to territories where SeaStar Medical has patent protection, but where patent enforcement is not as strong as that in the United States. These products may also compete with SeaStar Medical’s products in jurisdictions where it does not have any issued or licensed patents or where SeaStar Medical’s patent or other intellectual property rights are not effective or sufficient to prevent these products from competing with SeaStar Medical.

Additionally, some countries do not afford intellectual property protection to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for SeaStar Medical to stop the infringement of its patents or the misappropriation of its other intellectual property rights in these countries. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If SeaStar Medical or any of its licensors is forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position may be impaired and its business, results of operations and financial condition may be adversely affected. Consequently, SeaStar Medical may not be able to prevent third parties from practicing its inventions in certain countries outside the United States and Europe. Competitors may use SeaStar Medical’s technologies to develop their own products in jurisdictions where SeaStar Medical has not obtained patent protection. Furthermore, they may export otherwise infringing products to jurisdictions where SeaStar Medical has patent protection, if SeaStar Medical’s ability to enforce its patents to stop the infringing activities in those jurisdictions is inadequate.

Proceedings to enforce SeaStar Medical’s patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert its efforts and resources from other aspects of its business. Furthermore, while SeaStar Medical intends to protect its intellectual property rights in major markets for its products, it may not be able to initiate or maintain similar efforts in all jurisdictions in which it wishes to market its products. Accordingly, SeaStar Medical’s efforts to protect its intellectual property rights in such countries may be inadequate.

Risks Related to Being a Public Company

The Combined Company does not have experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

The Combined Company does not have experience operating as a United States public company. None of the Combined Company’s proposed executive officers have experience in managing a United States public company, which makes their ability to comply with applicable laws, rules and regulations uncertain. The Combined Company’s failure to comply with all laws, rules and regulations applicable to United States public companies could subject the Combined Company and its management to regulatory scrutiny or sanction, which could harm its reputation and share price.

SeaStar Medical has not previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of United States federal securities laws applicable to public companies. SeaStar Medical has not previously been required to establish and maintain the disclosure controls and procedures, and internal controls over financial reporting applicable to a public company in the United States, including the Sarbanes-Oxley Act. Although SeaStar Medical is in the process of developing and implementing its governance, compliance, risk management and control framework and culture required for a public company, the Combined Company may not be able to meet the requisite standards expected by the SEC and/or its investors. The Combined Company may also encounter errors, mistakes and lapses in processes and controls resulting in failures to meet the requisite standards expected of a public company.

As a United States public reporting company, the Combined Company will incur significant legal, accounting, insurance, compliance, and other expenses. The Combined Company cannot predict or estimate the amount of additional costs it may incur or the timing of such costs. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, the Combined Company could be at greater risk of failing to comply with the rules or requirements associated with being a public company. Such failure could result in the loss of investor confidence, could harm the Combined Company’s reputation, and cause the market price of the Combined Company’s securities to decline. Other challenges in complying with these regulatory requirements may arise because the Combined Company may not be able to complete its evaluation of compliance and any required remediation in a timely fashion. Furthermore, any current or future controls may be considered as inadequate due to changes or increased complexity in regulations, SeaStar Medical’s operating environment or other reasons.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner and make filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to the Combined Company’s reputation, business, financial condition, operating results and share price.

The Combined Company may not be able to consistently comply with all of Nasdaq’s Listing Rules.

As a public company, the Combined Company will be subject to Nasdaq listing rules. If it fails to meet the requirements of the applicable listing rules, such failure may result in the Combined Company not being listed by Nasdaq, a suspension of the trading of its shares or delisting in the future. This may further result in legal or regulatory proceedings, fines and other penalties, legal liability for the Combined Company, the inability for the Combined Company’s stockholders to trade their shares and negatively impact the Combined Company’s share price, reputation, operations and financial position, as well as its ability to conduct future fundraising activities.

SeaStar Medical identified a material weakness in its internal control over financial reporting. If the Combined Company is unable to develop and maintain an effective system of internal controls over financial reporting, the Combined Company may not be able to accurately report its financial results in a timely manner, which may materially and adversely affect the Combined Company’s business, results of operations and financial condition.

As a private company, SeaStar Medical has not been required to document and test its internal controls over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal controls over financial reporting.

SeaStar Medical’s management is responsible for establishing and maintaining adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SeaStar Medical’s management also evaluates the effectiveness of its internal controls and SeaStar Medical discloses any changes and material weaknesses identified through such evaluation of its internal controls. A material weakness is a deficiency, or a combination of deficiencies, in the internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of SeaStar Medical’s annual or interim financial statements will not be prevented or detected on a timely basis.

In the course of preparing the financial statements that are included in this proxy statement/prospectus, SeaStar Medical has identified a material weakness in its internal controls over financial reporting as of December 31, 2021, which relates to a deficiency in the design and operation of its financial accounting and reporting controls. Specifically, the material weakness resulted from a lack of segregation of duties within the financial accounting and reporting processes, including the absence of an independent review and approval process in recording transactions to the financial statements and inappropriate access to the general ledger, disbursement and payroll systems. While the Combined Company intends to implement measures to remediate the material weakness including hiring additional accounting staff with requisite experiences and skills, there is no guarantee that it can be remediated in a timely fashion or at all. The Combined Company’s failure to correct this material weakness could result in inaccurate financial statements and could also impair its ability to comply with the applicable financial reporting requirements on a timely basis. These compliance issues could cause investors to lose confidence in SeaStar Medical’s reported financial information and may result in volatility in and a decline in the market price of the Combined Company’s securities.

Upon completion of this Business Combination, SeaStar Medical will become a wholly owned subsidiary of the Combined Company, and the Combined Company will be renamed as “SeaStar Medical Holding Corporation.” Prior to the filing of the registration statement of which the proxy statement/prospectus is a part, SeaStar Medical was not subject to the Sarbanes-Oxley Act, and Section 404 thereof will require that the Combined Company include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 10-K. It may take the Combined Company time to develop the requisite internal control framework. The Combined Company’s management may conclude that its internal control over financial reporting is not effective, or the level at which the Combined Company’s controls are documented, designed, or reviewed is not adequate, and may result in the Combined Company’s independent registered public accounting firm issuing a report that is qualified. In addition, the reporting obligations may place a significant strain on the Combined Company’s management, operational and financial resources and systems for the foreseeable future. The Combined Company may be unable to complete its evaluation testing and any required remediation in a timely manner.

During the course of documenting and testing the Combined Company’s internal control procedures, in order to satisfy the requirements of Section 404, the Combined Company may subsequently identify deficiencies in its internal control over financial reporting. Moreover, if the Combined Company fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. If the Combined Company fails to achieve and maintain an effective internal controls environment, it could result in material misstatements in its financial statements and a failure to meet its reporting obligations, which may cause investors to lose confidence in its reported financial information. This could in turn limit SeaStar Medical’s access to capital markets and harm its results of operations. The Combined Company may also be required to restate its financial statements from prior periods if such deficiencies are identified. Additionally, ineffective internal control over financial reporting could expose it to increased risk of fraud or misuse of corporate assets and subject it to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. All of these consequences could adversely impact the Combined Company’s reputation, business, results of operations, financial condition and share price.

The Combined Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The Combined Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Historical trading prices for shares of Class A Common Stock have varied between a low of approximately $9.67 per share on March 25, 2021 to a high of approximately $12.16 per share on April 22, 2022, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that LMAO elects to redeem all of the redeemable warrants as described above, LMAO will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Risks Related to LMAO’s Business and the Business Combination

LMAO will be forced to liquidate the Trust Account if it cannot consummate a business combination by October 29, 2022.

If LMAO is unable to complete a business combination by October 29, 2022 and is forced to liquidate, the per share liquidation distribution will be $10.30. On July 29, 2022, LMAO announced that the Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022.

You must tender your shares of Common Stock in order to validly seek redemption at the Meeting.

In connection with tendering your public shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by SeaStar Medical’s stockholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “Proposal 1 - The Business Combination Proposal - Conditions to the Closing of the Business Combination.” LMAO and SeaStar Medical may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause LMAO and SeaStar Medical to each lose some or all of the intended benefits of the Business Combination.

If third parties bring claims against LMAO, the proceeds held in the trust could be reduced and the per-share redemption amount received by LMAO’s stockholders may be less than $10.30 per share.

LMAO’s placing of funds in the Trust Account may not protect those funds from third-party claims against LMAO. Although LMAO has received from many of the vendors, service providers (other than certain of its service providers, including, for example, its independent registered public accounting firm), prospective target businesses, and other entities with which it does business executed agreements with waiving right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of LMAO’s public stockholders, such parties may not still bring claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against LMAO’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, LMAO’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative.

Examples of possible instances where LMAO may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with LMAO and will not seek recourse against the Trust Account for any reason. Upon redemption of LMAO’s public shares, if it is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with LMAO’s initial business combination, LMAO will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.30 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the letter agreement, the Sponsor has agreed that it will be liable to LMAO if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which LMAO has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of: (i) $10.30 per public share; and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.30 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under LMAO’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, LMAO has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of LMAO. Therefore, LMAO cannot assure you that the Sponsor would be able to satisfy those obligations. None of LMAO’s officers or directors will indemnify LMAO for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

LMAO’s stockholders may be held liable for claims by third parties against LMAO to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to LMAO’s public stockholders upon the redemption of LMAO’s public shares in the event that it does not complete its initial business combination within 18 months from the closing of the IPO (or 21 months from the closing, if it extends the period of time to consummate a business combination) may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is LMAO’s intention to redeem its public shares as soon as reasonably possible following the 18th month from the closing of the IPO in the event it does not complete its initial business combination and, therefore, LMAO do not intend to comply with the foregoing procedures.

Because LMAO will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for LMAO’s payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because LMAO is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from LMAO’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If LMAO’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. LMAO cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, LMAO’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of LMAO’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to LMAO’s public stockholders upon the redemption of its public shares in the event LMAO does not complete its initial business combination within 18 months from the closing of the IPO (or 21 months from the closing, if it extends the period of time to consummate a business combination) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

The announcement of the Business Combination could disrupt the Combined Company’s relationships with its customers, members, providers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on the Combined Company’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;

•

customers, business partners and other parties with which the Combined Company maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with the Combined Company or fail to extend an existing relationship or subscription with the Combined Company; and

•	the Combined Company has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the Combined Company’s results of operations and cash available to fund its business.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm LMAO’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against LMAO, whether or not resolved in LMAO’s favor, could result in substantial costs and divert LMAO’s management’s attention from other business concerns, which could adversely affect LMAO’s business and cash resources and the ultimate value LMAO’s stockholders receive as a result of the Business Combination.

Since the Sponsor, and LMAO’s officers and directors will lose their entire investment in LMAO if its initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for LMAO’s initial business combination.

On November 6, 2020, the Sponsor purchased an aggregate of 2,156,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. In January 2021, LMAO effected a stock dividend, resulting in the Sponsor holding an aggregate of 2,587,500 founder shares (up to 337,500 of which are subject to forfeiture by the Sponsor). If unrestricted and freely tradeable, the 2,587,500 founder shares would be valued at approximately $26.5 million, based on the closing price of Class A Common Stock on September 16, 2022. The founder shares will be worthless if LMAO does not complete an initial business combination prior to October 29, 2022. In addition, the Sponsor has purchased an aggregate of 5,738,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,738,000 that will also be worthless if LMAO does not complete an initial business combination. Holders of founder shares have agreed (A) to vote any shares owned by them in favor of any proposed initial business combination and (B) not to redeem any founder shares in connection with a stockholder vote to approve a proposed initial business combination or in connection with a tender offer. In addition, LMAO may obtain loans from the Sponsor, affiliates of the Sponsor or an officer or director. The personal and financial interests of LMAO’s officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the Combined Company. If LMAO is liquidated without completing an initial business combination, out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to LMAO would not be repaid to the extent such amounts exceed cash held by LMAO outside of the Trust Account (which such expenses and loans, including the Extension Loan, as of September 15, 2022, amounted to approximately $2.8 million).

LMAO is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

LMAO is requiring stockholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system in each case at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is LMAO’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because LMAO does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While LMAO has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than LMAO anticipates for stockholders to deliver their Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.

LMAO will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their public shares when they wish to in the event that the Business Combination is not consummated.

If LMAO requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the

Business Combination is not consummated, LMAO will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until LMAO has returned their securities to them. The market price for shares of LMAO Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

The grant of registration rights to LMAO’s Initial Stockholders may make it more difficult to complete its initial business combination, and the future exercise of such rights may adversely affect the market price of Class A Common Stock.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in the IPO, LMAO’s Initial Stockholders and their permitted transferees can demand that LMAO register the Private Placement Warrants and the shares of Class A Common Stock issuable upon conversion of the founder shares and exercise of the Private Placement Warrants held by them. LMAO will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Class A Common Stock. In addition, the existence of the registration rights may make LMAO’s initial business combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of Class A Common Stock that is expected when the securities owned by LMAO’s initial stockholders or their respective permitted transferees are registered.

LMAO will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

LMAO is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view and it has not obtained such an opinion. LMAO’s public stockholders therefore, must rely solely on the judgment of the Board.

LMAO’s Sponsor, directors, and officers may have certain conflicts in determining to recommend the acquisition of SeaStar Medical, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

LMAO’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that founder shares and Private Placement Warrants owned by the Sponsor, would become worthless if the Business Combination Proposal is not approved and LMAO otherwise fails to consummate a business combination prior to October 29, 2022.

The Sponsor and its affiliates are active investors across a number of different investment platforms and companies, which we and our Sponsor believe improved the volume and quality of opportunities that were available to LMAO. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple entities. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our Existing Charter provides that LMAO renounce its interest in any business combination opportunity offered to any of our directors or officers unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of LMAO, is an opportunity that we are legally permitted to undertake, would be reasonable for LMAO to pursue, and the director or officer is permitted to refer the opportunity to us without violating any legal obligation. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.

Maxim and its affiliates have multiple roles in the Business Combination, which give rise to potential conflicts of interest.

Maxim was engaged by SeaStar Medical to act as its financial advisor in connection with a business combination with a special purpose acquisition company, including the Business Combination, and has been engaged by LMAO as sole placement agent for the PIPE Investment in connection with the Business Combination. Additionally, until termination of the Maxim-LMAO Engagement Letter on April 21, 2022, representatives of Maxim (who were not advising SeaStar Medical) assisted LMAO in its efforts to identify and evaluate potential candidates for business combination targets in consideration for advisory fees that would have been due upon consummation of a business combination. Pursuant to the Termination Letter, Maxim agreed to forgo these advisory fees in connection with the Business Combination (provided that if LMAO consummates an initial business combination with a target other than SeaStar Medical that is identified by Maxim during the twelve month period following execution of the Termination Letter, Maxim will be entitled to a portion of the fees otherwise payable to Maxim under the Maxim-LMAO Engagement Letter). For its role as placement agent, LMAO agreed to pay Maxim a fee equal to 7.0% of the gross proceeds received by LMAO in the PIPE Investment (not including proceeds from certain PIPE Investors, such as the Dow Pension Funds) and expense reimbursements in connection therewith (the “Placement Agent Fee”). Additionally, Maxim will receive a placement agent fee of 4.0% of the gross proceeds from each sale of shares by the Combined Company to Tumim Stone Capital under the Common Stock Purchase Agreement. For its role as financial advisor to SeaStar Medical, Maxim is entitled to receive, and SeaStar Medical agreed to pay Maxim, (i) a monthly retainer fee of $15,000 per month for the term of the Maxim-SeaStar Engagement Letter (for a minimum of six (6) months) and (ii) a cash fee of 2.0% of the enterprise value of the Combined Company following consummation of the Business Combination (to be no less than $500,000), to be paid upon the consummation of the Business Combination (the “Transaction Fee”), of which, as of June 30, 2022, SeaStar Medical has paid a total of $150,000. Furthermore, LMAO owes Maxim a deferred underwriting fee of $3,622,600 upon the completion of the Business Combination for its role as sole manager to LMAO in the IPO (the “Deferred Underwriting Fee”). Because Maxim will receive its Placement Agent Fee, Transaction Fee and Deferred Underwriting Fee upon the consummation of the Business Combination, investors should be aware of the potential conflicts of interest owing to Maxim’s multiple roles in the Business Combination transaction.

LMAO and SeaStar Medical have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by LMAO if the Business Combination is not completed.

LMAO and SeaStar Medical expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, LMAO expects to incur approximately $4.4 million in expenses excluding deferred underwriting fees. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by LMAO if the Business Combination is not completed. If the Business Combination is not consummated, LMAO may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The ability of the public stockholders to exercise redemption rights with respect to a large number of shares of Common Stock could increase the probability that the Business Combination will be unsuccessful and that LMAO’s stockholders will have to wait for liquidation in order to redeem their public shares.

Since the Merger Agreement requires that LMAO have, in the aggregate, cash that is equal to or greater than $15.0 million, the probability that the Business Combination will be unsuccessful is increased if a large number of the public shares are tendered for redemption. If the Business Combination is unsuccessful, the public stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, LMAO’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until LMAO is liquidated or LMAO’s stockholders are able to sell their public shares in the open market.

In the event that a significant number of public shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, LMAO may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company applied to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in LMAO’s securities and subject LMAO to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.

We cannot guarantee that the Combined Company’s securities will continue to be listed on Nasdaq following the Business Combination. If Nasdaq delists the Combined Company’s securities from trading on its exchange and it is not able to list its securities on another national securities exchange, we expect that the Combined Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Combined Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

LMAO may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

LMAO may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, LMAO has the discretion to complete the Business Combination without seeking further stockholder approval.

LMAO’s stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination, the PIPE Investment, and the Common Stock Investment. Having a minority share position may reduce the influence that LMAO’s current stockholders have on the management of LMAO.

Under the “no redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 47.9% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 3.2% of the Combined Company, Tumim Stone Capital will own approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 11.9% of the Combined Company, and the SeaStar Medical stockholders (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the Combined Company.

Under the “50% redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 31.7% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 4.2% of the Combined Company, Tumim Stone Capital will own approximately 1.5% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 15.5% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 47.1% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 6.2% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 5.7% of the Combined Company, Tumim Stone Capital will own approximately 2.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 21.3% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the Combined Company.

For the ownership percentages presented above, the ownership percentages with respect to the Combined Company (A) do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan or ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO and (B) assumes (i) SeaStar Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S. Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date). For the “no redemptions” scenario, the ownership percentages presented above assume that none of LMAO’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 5,175,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by the LMAO stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

It is not possible to predict the actual number of shares the Combined Company will sell under the Common Stock Purchase Agreement, or the actual gross proceeds resulting from those sales. If the Combined Company sells shares pursuant to the Common Stock Investment, the Combined Company stockholders will experience immediate dilution.

On August 23, 2022, SeaStar Medical and LMAO entered into the Common Stock Purchase Agreement with Tumim Stone Capital, pursuant to which, and subject to the satisfaction of the conditions set forth in the

Common Stock Purchase Agreement, the Combined Company has the right, after the Closing Date from time to time, to sell to Tumim Stone Capital up to $100 million worth of shares of Common Stock subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. The Common Stock Purchase Agreement provides for a Commitment Fee in the amount of $2.5 million payable to Tumim Stone Capital, and such Commitment Fee shall be paid in the form of the Commitment Shares. The shares of the Combined Company’s Common Stock that may be issued under the Common Stock Purchase Agreement may be sold by the Combined Company to Tumim Stone Capital at our discretion, from time to time, until the first day of the month next following the 24-month anniversary of the Common Stock Investment Closing Date.

The Combined Company will generally have the right to control the timing and amount of any sales of shares of its Common Stock to Tumim Stone Capital under the Common Stock Purchase Agreement. Sales of the Combined Company’s Common Stock to Tumim Stone Capital under the Common Stock Purchase Agreement will depend upon market conditions and other factors to be determined by the Combined Company. The Combined Company may decide to sell to Tumim Stone Capital all or some of the shares of its Common Stock that may be available for it to sell to Tumim Stone Capital pursuant to the Common Stock Purchase Agreement.

Because the purchase price per share to be paid by Tumim Stone Capital for each VWAP Purchase, if any, will fluctuate based on the market prices of the Common Stock during the applicable valuation period, as of the date of this proxy statement/prospectus, it is not possible for the Combined Company to predict the number of shares of Common Stock that it will sell to Tumim Stone Capital under the Common Stock Purchase Agreement, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by the Combined Company from those sales, if any. Sales of shares of the Combined Company’s Common Stock pursuant to the Common Stock Purchase Agreement and the issuance of the Commitment Shares as payment for the Commitment Fee will be dilutive to the Combined Company’s stockholders.

LMAO stockholders who redeem their Common Stock may continue to hold any LMAO public warrants that they own, which will result in additional dilution to non-redeeming LMAO stockholders upon exercise of such LMAO public warrants or Private Placement Warrants, as applicable.

LMAO stockholders who redeem their Common Stock may continue to hold any public warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming LMAO stockholders acquired LMAO units in the IPO and continue to hold the public warrants that were included in the units, and (ii) maximum redemption of Common Stock held by the redeeming LMAO stockholders, 10,350,000 public warrants would be retained by redeeming LMAO stockholders with a value of approximately $1 million based on the market price of $0.1023 per warrant based on the closing price of the public warrants on Nasdaq on September 16, 2022. As a result of the redemption, the redeeming LMAO stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of approximately $1 million, while non-redeeming LMAO stockholders would suffer additional dilution in their percentage ownership and voting interest of the Combined Company upon exercise of the LMAO public warrants held by redeeming LMAO stockholders or upon exercise of the Private Placement Warrants.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be completed.

The Board is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, there is insufficient votes to approve the Business Combination Proposal. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Meeting to a later date and, therefore, the Business Combination would not be completed.

There are risks to LMAO stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of SeaStar Medical directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of the Combined Company’s Common Stock, investors will not receive the benefit of any outside independent review of LMAO’s and SeaStar Medical’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, LMAO stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although LMAO performed a due diligence review and investigation of SeaStar Medical in connection with the Business Combination, LMAO and its Initial Stockholders, including the Sponsor, have different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.

If SeaStar Medical became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will conduct a significant amount of due diligence on its own. The amount of due diligence conducted by LMAO and its advisors in connection with the Business Combination may not be as comprehensive and robust as would have been undertaken by an underwriter in connection with an initial public offering of SeaStar Medical. Accordingly, it is possible that defects in SeaStar Medical’s business or problems with SeaStar Medical’s management that would have been discovered if SeaStar Medical conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Common Stock following the Closing Date.

Further, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Common Stock or helping to stabilize, maintain or affect the public price of the Common Stock following the Closing Date. Moreover, the Combined Company will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of SeaStar Medical’s securities could result in a more volatile price for the Common Stock.

In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. For example, LMAO and SeaStar Medical will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. The failure to receive research coverage or support in the market for the Combined Company’s Common Stock could have an adverse effect on the Combined Company’s ability to develop an efficient, liquid market for the Combined Company’s Common Stock and could result in more price volatility.

THE MEETING

General

LMAO is furnishing this proxy statement/prospectus to the LMAO stockholders as part of the solicitation of proxies by the Board for use at the Meeting of LMAO stockholders to be held on October [●], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [●], 2022 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held at LMAO’s office located at 1200 W. Platt St., Suite 100, Tampa, Florida 33606, at 10:00 a.m., Eastern Time, on October [●], 2022 and conducted exclusively in person, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Record Date; Who is Entitled to Vote

LMAO has fixed the close of business on [●], 2022, as the record date for determining those LMAO stockholders entitled to notice of and to vote at the Meeting. As of the close of business on [●], 2022, there were 13,041,000 shares of Common Stock issued and outstanding and entitled to vote, of which 10,453,500 are shares of Class A Common Stock (public shares) and 2,587,500 are shares of Class B Common Stock (founder shares) held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Sponsor also entered into the Sponsor Support Agreement, pursuant to which it agreed to, among other things, vote in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Initial Stockholders hold approximately 20% of the outstanding Common Stock.

Quorum and Required Vote for Proposals

A quorum of LMAO stockholders is necessary to hold a valid meeting. Stockholders representing a majority of the voting power of all outstanding shares of capital stock of LMAO as of the Record Date and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian.

Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. Approval of the Director Election Proposal requires a plurality vote of the shares of Common Stock cast in respect of that Proposal and entitled to vote thereon at the Meeting. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The Business Combination Proposal is conditioned upon the approval of the Charter Approval Proposal and the Nasdaq Proposal. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, the Business

Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur. The Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Director Nomination Proposal are dependent upon approval of the Business Combination Proposal. Additionally, the Charter Approval Proposal is also dependent upon approval of the Nasdaq Proposal; the Nasdaq Proposal is also dependent upon approval of the Charter Approval Proposal; and the Director Nomination Proposal is also dependent upon approval of the Charter Approval Proposal and the Nasdaq Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, LMAO will not consummate the Business Combination. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the Meeting:

•

You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our Board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

•

You can participate in the Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way LMAO can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	if you are a record holder, you may notify our proxy solicitor, Alliance Advisors, in writing before the Meeting that you have revoked your proxy; or

•	you may participate in the Meeting, revoke your proxy, and vote during the Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Alliance Advisors, our proxy solicitor as follows:

Alliance Advisors

Toll Free: 855-935-2548

Collect: 1-520-524-4921

Email: lmao@allianceadvisors.com

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals (on an advisory basis), the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Director Nomination Proposal and the Adjournment Proposal. Under the Existing Charter, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Redemption Rights

Pursuant to the Existing Charter, a holder of public shares may demand that LMAO redeem such shares for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than 5.00 p.m., Eastern Time on October [●], 2022 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind, Senior Vice President & Director of Shareholder Services

Email: mzimkind@continentalstock.com

You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:

•	Delivering certificates representing shares of Common Stock to Continental, or

•	Delivering the shares of Common Stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of common stock as of the Record Date. Any public stockholder who holds shares of LMAO on or before October [●], 2022 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is LMAO’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. LMAO does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares of Common Stock before exercising their redemption rights and thus will be unable to redeem their shares of Common Stock.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with LMAO’s consent, until the consummation of the Business Combination, or such other date as determined by the Board. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the email or physical address listed above. In the event that a stockholder tenders shares of Common Stock and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. LMAO anticipates that a stockholder who tenders shares of Common Stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of Common Stock soon after the completion of the Business Combination.

If properly demanded by LMAO’s public stockholders, LMAO will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of September 15, 2022, this would amount to approximately $10.30 per share. If you exercise your redemption rights, you will be exchanging your shares of Common Stock for cash and will no longer own the shares of Common Stock.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares of Common Stock.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

LMAO is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. LMAO and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. LMAO will bear the cost of solicitation. Alliance Advisors, a proxy solicitation firm that LMAO has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $10,000 and be reimbursed out-of-pocket expenses.

LMAO will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LMAO will reimburse them for their reasonable expenses.

PROPOSAL 1 - THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

On April 21, 2022, LMF Acquisition Opportunities, Inc., a Delaware corporation (“LMAO”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LMAO, LMF Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of LMAO (“Merger Sub”), and SeaStar Medical, Inc., a Delaware corporation (“SeaStar Medical”). Pursuant to the terms of the Merger Agreement, a business combination between LMAO and SeaStar Medical will be effected through the merger of Merger Sub with and into SeaStar Medical, with SeaStar Medical surviving the merger as a wholly-owned subsidiary of LMAO (the “Business Combination”). The board of directors of LMAO (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of LMAO.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Merger Agreement contains representations and warranties that LMAO and Merger Sub, on the one hand, and SeaStar Medical, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties to the Merger Agreement. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about LMAO or SeaStar Medical, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between LMAO and Merger Sub, and SeaStar Medical and are modified by the disclosure schedules.

Consideration to SeaStar Medical Stockholders in the Business Combination

At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of SeaStar Medical Common Stock (including shares of SeaStar Medical Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). The Exchange Ratio is defined in the Merger Agreement to be the quotient of (1) (A) (i) $85,000,000 minus any SeaStar Medical indebtedness minus any SeaStar Medical transaction expenses in excess of $800,000 (which the cap of $800,000 shall not apply to transaction bonuses payable to executives or the financial advisory fee payable to Maxim by SeaStar Medical) plus (ii) the aggregate exercise price of unexercised SeaStar Medical Warrants and SeaStar Medical Options all divided by (B) Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), all divided by (2) $10.00.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of LMAO, Merger Sub, and SeaStar Medical to complete the Business Combination.

Representations and Warranties of SeaStar Medical

SeaStar Medical has made representations and warranties relating to, among other things:

•	the due organization, qualification and good standing of SeaStar Medical;

•	SeaStar Medical having no subsidiaries;

•	the due authorization of SeaStar Medical to execute the Merger Agreement and other transaction documents, to perform its obligations thereunder, and to consummate the Business Combination;

•

the absence of conflicts by the execution, delivery and performance of the Merger Agreement and other transaction documents with (a) laws applicable to, (b) organizational documents, material contracts, or licenses of, SeaStar Medical;

•

the absence of any filings, permits, approvals, or consents from governmental authorities required in connection with SeaStar Medical’s execution, delivery and performance of the Merger Agreement, the other transaction documents, and the consummation of the Business Combination, except for the filing of the certificate of merger;

•	the capitalization of SeaStar Medical, including its common stock, preferred stock, options, warrants, restricted stock units, and convertible notes;

•

the audited balance sheet of SeaStar Medical as of, and the related audited statements of income and comprehensive income, stockholders’ equity, and cash flows, for the years ended December 31, 2021, and December 31, 2020 present fairly the financial position of SeaStar Medical and are in conformity with GAAP;

•

SeaStar Medical having no liabilities, debts, or obligations in accordance with GAAP other than those shown on its audited balance sheets, except for those that have arisen in the ordinary course of business since December 31, 2021 or under the Merger Agreement and other transaction documents;

•	litigation and proceedings pending or threatened against, or government orders imposed upon, SeaStar Medical or any settlements related thereto;

•

SeaStar Medical’s compliance with applicable laws (including, without limitation, anticorruption laws, labor and employment laws, other laws relating to SeaStar Medical’s benefit plans, environmental laws, healthcare laws, FDA rules and regulations, and insurance laws);

•	the material contracts of SeaStar Medical and that such contracts are in full force and effect;

•	material tax returns required to be filed by SeaStar Medical, and audits, examinations or other proceedings with respect to SeaStar Medical’s taxes;

•	SeaStar Medical’s insurance policies;

•	the material permits necessary for SeaStar Medical to conduct its business;

•	the tangible property of SeaStar Medical, and that such property is free of liens and is in reasonably good condition;

•	the real property leased by SeaStar Medical, and that such lease is in full force and effect;

•	SeaStar Medical’s owned and licensed intellectual property, and the violation, infringement or misappropriation of intellectual property against or by SeaStar Medical;

•	SeaStar Medical’s compliance with its data privacy and data security policies and applicable laws relating to the use, collection, retention, or other processing of any personal data;

•

the maintenance and implementation of reasonable and appropriate disaster recovery and security plans and other steps to safeguard SeaStar Medical’s trade secrets, confidential information, and IT systems from unauthorized or illegal access and use;

•	the absence of a Material Adverse Effect (as defined below) since December 31, 2020;

•	brokerage, finder’s or other fee or commission based upon arrangements made by SeaStar Medical in connection with the transactions contemplated by the Merger Agreement;

•	related party transactions between SeaStar Medical and its affiliates or directors and officers;

•	the information supplied by SeaStar Medical in writing specifically for inclusion in the proxy statement/prospectus; and

•	SeaStar Medical having no government contracts.

“Specified Representations” refers to certain representations and warranties of SeaStar Medical relating to corporate organization, due authorization, and brokers’ fees. The Merger Agreement has a higher standard for the accuracy of the Specified Representations as specified in the ‘Conditions to the Obligations of LMAO and Merger Sub’ section below.

Representations and Warranties of LMAO and Merger Sub

LMAO and Merger Sub have made representations and warranties relating to, among other things:

•	the due organization, qualification and good standing of LMAO and Merger Sub;

•

the due authorization of LMAO and Merger Sub to execute the Merger Agreement and other transaction documents, to perform their obligations thereunder, and to consummate the Business Combination (once approval of LMAO’s stockholders is obtained);

•

the absence of conflicts by the execution, delivery and performance of the Merger Agreement and other transaction documents with (a) laws applicable to, (b) organizational documents or contracts of, LMAO or Merger Sub (once approval of LMAO’s stockholders is obtained);

•	litigation, proceedings, and investigations pending or threatened against LMAO or Merger Sub;

•

the absence of any filings, approvals, or consents from governmental authorities required in connection with LMAO or Merger Sub’s execution or delivery of the Merger Agreement, the other transaction documents, and the consummation of the Business Combination, except for the applicable requirements of securities laws and Nasdaq;

•	the Trust Account, including there being at least $105,000,000 in such account;

•	brokerage, finder’s or other fee or commission based upon arrangements made by LMAO or any of its affiliates in connection with the transactions contemplated by the Merger Agreement;

•	LMAO’s compliance with its SEC filing requirements since the IPO, its financial statements contained therein, and maintenance of disclosure controls and procedures required under the Exchange Act;

•	the absence of any business activities of LMAO other than activities directed toward the accomplishment of a business combination;

•	material tax returns required to be filed by LMAO, and audits, examinations or other proceedings with respect to LMAO’s taxes;

•	the capitalization of LMAO, including its Class A Common Stock, Class B Common Stock, preferred stock, and warrants;

•	the Nasdaq listing status of LMAO’s units, its Class A Common Stock, and its public warrants;

•	the Sponsor Support Agreement is in full force and effect;

•	related party transactions between LMAO and Merger Sub and their affiliates or directors and officers;

•	Neither LMAO nor Merger Sub being an “investment company” within the meaning of the Investment Company Act;

•

the absence of any substantial governmental interest in the Combined Company, requiring declaration to the Committee on Foreign Investment in the United States, as a result of the Business Combination;

•	the absence of any contracts of LMAO or the Merger Sub that would be required to be filed as an exhibit to LMAO’s Annual Report on Form 10-K, but have not yet been filed; and

•	the absence of any current negotiations or discussion regarding an alternative business combination.

“Acquiror Specified Representations” refers to certain representations and warranties of LMAO and Merger Sub relating to corporate organization, due authorization, and brokers’ fees. The Merger Agreement has a higher standard for the accuracy of the Acquiror Specified Representations as specified in the ‘Conditions to the Obligations of SeaStar Medical’ section below.

Material Adverse Effect

Many of the representations and warranties, covenants, and closing conditions set forth in the Merger Agreement are qualified by a “material” or “material adverse effect” standard. The Merger Agreement defines the “material adverse effect” standard with respect to SeaStar Medical, but not LMAO.

A “material adverse effect” with respect to SeaStar Medical means any state of facts, change, event, effect or occurrence that, individually or in the aggregate with any other state of facts, change, event, effect or occurrence, has had or would reasonably be expected to have (a) a material adverse effect on the operations or financial condition of SeaStar Medical or (b) a material adverse effect on the ability of its stockholders to consummate the Business Combination; provided, that with respect to clause (a) of this definition, in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect on the business, result of operations or financial condition of SeaStar Medical:

(i)	any change in applicable laws or GAAP or any interpretation thereof,

(ii)	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally,

(iii)

the announcement or the execution of the Merger Agreement, the pendency or consummation of the merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees,

(iv)	any change generally affecting any of the industries or markets in which SeaStar Medical operates or the economy as a whole,

(v)	the taking of any action expressly required by the Merger Agreement or with the prior written consent of LMAO,

(vi)	any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event,

(vii)

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, SeaStar Medical operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel,

(viii)	any failure of SeaStar Medical to meet any projections, forecasts or budgets, and

(ix)

COVID-19 or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Merger Agreement or SeaStar Medical’s compliance therewith, provided that in the cases of clauses (i), (ii), (iv), (vi), and (vii) such changes may be taken into account to the extent that such changes have had a disproportionate impact on SeaStar Medical as compared to other competitors or comparable entities operating in the industries or markets in which SeaStar Medical operates.

Covenants and Agreements

SeaStar Medical has made covenants relating to, among other things, SeaStar Medical’s conduct of business during the Interim Period (as defined below), rights to inspection, waiver of claims against the Trust Account, proxy solicitation and other actions, Code Section 280G, and SeaStar Medical stockholder approval and the Support Agreements (as defined in the Merger Agreement).

LMAO has made covenants relating to, among other things, indemnification and insurance, LMAO’s conduct during the Interim Period (as defined below), certain transactional agreements, rights to inspection, Section 16 matters, LMAO’s stock exchange listing, LMAO’s public filings, the Incentive Plan and the ESPP, and its qualification as an emerging growth company.

Conduct of Business by SeaStar Medical

SeaStar Medical has agreed that from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, except as contemplated by the Merger Agreement, as set forth on SeaStar Medical’s disclosure schedule, or as consented to in writing by LMAO (which consent will not be unreasonably conditioned, withheld, delayed or denied) (a) use its commercially reasonable efforts to operate its business only in the ordinary course of business consistent with past practices and (b) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice.

During the Interim Period, SeaStar Medical has also agreed not to, except as contemplated by the Merger Agreement, as required by applicable law, as set forth on SeaStar Medical’s disclosure schedule, or as consented to in writing by LMAO (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•

change or amend the Company Certificate of Incorporation (as defined in the Merger Agreement), bylaws or other organizational documents of SeaStar Medical, except as otherwise required by law, except for any amendment to the Company Certificate of Incorporation in order to facilitate the closing of the Merger;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of SeaStar Medical to SeaStar Medical or any other wholly owned subsidiary of SeaStar Medical;

•

enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms or any modification or amendment that is not adverse to SeaStar Medical) any material contract or any lease, sublease, or license related to the leased real property, other than entry into such agreements in the ordinary course of business;

•	issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of SeaStar Medical;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse of expire, subject to or grant any lien (other than permitted liens) on or otherwise dispose of any material assets, rights or properties of SeaStar Medical (other than owned intellectual property), other than the sale or other disposition of assets or equipment deemed by SeaStar Medical in its reasonable business judgment to be obsolete or no longer material to the business of SeaStar Medical, in each such case, in the ordinary course of business;

•

(i) cancel or compromise any claims or indebtedness owed to SeaStar Medical, (ii) settle any pending or threatened action (A) if such settlement would require payment by SeaStar Medical in an amount greater than $200,000 or (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extend such settlements involve a governmental authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to SeaStar Medical any confidentiality or similar contract to which SeaStar Medical is a party;

•

transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any lien, fail to diligently maintain, or otherwise dispose of any right, title or interest in any Owned Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business;

•

disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any person;

•

except as otherwise required by law or the terms of any existing SeaStar Medical benefit plans set forth in SeaStar Medical’s disclosure schedule as in effect on the date of the Merger Agreement, (i) increase the compensation or benefits of any employee of SeaStar Medical except for increases made in the ordinary course of business consistent with past practice, (ii) make any grant of any severance, retention, or termination payment to any person with a base salary of more than $100,000, (iii) hire additional officers or terminate existing officers, (iv) hire any employee of SeaStar Medical or any other individual who is providing or will provide services to SeaStar Medical other than any employee or individual with an annual base salary or annual compensation of less than $100,000, (v) accelerate or commit to accelerate the funding, payment or vesting of any benefit or compensation to any current or former employee, director, officer or other service provider, or (vi), establish, adopt, enter into, amend, or terminate any SeaStar Medical benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a SeaStar Medical benefit plan if it were in existence as of the date of the Merger Agreement;

•

directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

•

make any loans or advance any money or other property to any person, except for (i) advances in the ordinary course of business, consistent with past practice, to employees or officers of SeaStar Medical for expenses not to exceed $10,000 individually or $50,000 in the aggregate, (ii) prepayments and deposits paid to suppliers of SeaStar Medical in the ordinary course of business and (iii) trade credit extended to customers of SeaStar Medical in the ordinary course of business;

•

redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of SeaStar Medical or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of SeaStar Medical;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of SeaStar Medical;

•

make any change in its customary accounting principles or methods of accounting materially affecting the reported assets, liabilities or results of operations of SeaStar Medical, other than as may be required by applicable law, GAAP, or regulatory guidelines;

•

shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise engage in unusual efforts to accelerate the collection of accounts receivable or unusually delay the payment of accounts payable or participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by SeaStar Medical before the Closing;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SeaStar Medical (other than the Business Combination);

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any material amended tax return, file any material tax return prepared in a manner that is inconsistent with the past practices of SeaStar Medical with respect to the treatment of items on such tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax, claim, or assessment, enter into any tax sharing, tax allocation, tax assumption, or tax indemnification agreement, fail to pay any material taxes when due (including estimated taxes), or take any actions with respect to taxes (including deductions or credits) pursuant to the CARES Act;

•

directly or indirectly, incur, or modify in any material respect the terms of any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness;

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business;

•	fail to maintain in full force and effect material insurance policies covering SeaStar Medical and its properties, assets and businesses in a form and amount consistent with past practices;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Business Combination;

•

enter into any transaction or amend in any material respect any existing agreement with any person that, to the knowledge of SeaStar Medical, is an affiliate of SeaStar Medical (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of SeaStar Medical);

•	enter into any agreement that restricts the ability of SeaStar Medical to (i) engage or compete in any line of business, or (ii) enter into any new line of business;

•	terminate, amend, fail to review or preserve or otherwise fail to maintain in full force and effect any material permit, except for amendments contemplated in the ordinary course of business;

•	make individual commitments for capital expenditures or construction of fixed assets in excess of $200,000; or

•	enter into any agreement, or otherwise become obligated, to do or take any action prohibited by any of the foregoing.

Conduct of LMAO During the Interim Period

During the Interim Period, LMAO has agreed not to, and will not permit any of its subsidiaries to, except as set forth on SeaStar Medical’s disclosure schedule, as contemplated by the Merger Agreement, or as consented to by SeaStar Medical in writing (which consent will not be unreasonably conditioned, withheld, or delayed, except in certain cases as described in the Merger Agreement as to which SeaStar Medical’s consent may be granted or withheld in its sole discretion):

•

change, modify, or amend the trust agreement, LMAO’s organizational documents or the organizational documents of Merger Sub, other than as strictly necessary to facilitate the closing of the Merger in accordance with the terms and conditions of the Merger Agreement;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, LMAO;

•	split, combine or reclassify any capital stock of, or other equity interests in, LMAO;

•

other than in connection with redemptions of LMAO’s Class A Common Stock or as otherwise required by LMAO’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, LMAO;

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any material amended tax return, file any material tax return prepared in a manner that is inconsistent with the past practices of SeaStar Medical with respect to the treatment of item son such tax returns, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax, claim, or assessment, enter into any tax sharing, tax allocation, tax assumption, or tax indemnification agreement, fail to pay any material taxes when due (including estimated taxes), or take any actions with respect to taxes (including deductions or credits) pursuant to the CARES Act;

•

enter into, renew, or amend in any material respect, any transaction or contract with an affiliate of LMAO (including, for the avoidance of doubt, (i) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (ii) any person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties of LMAO or Merger Sub;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability in excess of $250,000 individually or $1,500,000 in the aggregate;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, provided, however, and notwithstanding the foregoing, LMAO shall be permitted to incur indebtedness of $1,035,000 (without seeking or obtaining prior consent of SeaStar Medical) if Sponsor elects to loan such amount to LMAO in connection with an extension to the deadline for LMAO to, pursuant to LMAO’s certificate of incorporation, consummate an initial business combination; provided further, that any such loan, if made, (i) shall be evidenced by a non-interest bearing promissory note repayable at Closing and (ii) shall be made in accordance with, and pursuant to, the terms and conditions of LMAO’s Letter Agreement, dated January 25, 2021, LMAO’s certificate of incorporation and the trust agreement;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, LMAO or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

•

amend, modify or waive any of the terms or rights set forth in any LMAO warrant or LMAO’s warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions described in the foregoing.

During the Interim Period, LMAO has also agreed to, and will cause its subsidiaries to, comply with, and continue performing under, as applicable, LMAO’s organizational documents, the trust agreement, and all other agreements or contracts to which LMAO or its subsidiaries may be a party.

Covenants of LMAO

Pursuant to the Merger Agreement, LMAO has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to LMAO or its subsidiaries by third parties that may be in LMAO’s or its subsidiaries’ possession from time to time, and except for any information which in the opinion of LMAO’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, (i) afford SeaStar Medical and its representatives reasonable access to its and its subsidiaries’ properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and (ii) furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession, in each case as SeaStar Medical and its representatives may reasonably request solely for purposes of consummating the Business Combination;

•

after the Effective Time, indemnify and hold harmless each present and former director, manager and officer of SeaStar Medical and LMAO and each of their respective subsidiaries against any costs, expenses, judgments, fines, losses, damages or liabilities incurred in connection with any action, to the fullest extent that it, SeaStar Medical or its subsidiaries would have been permitted under applicable law and their respective certificate of incorporation, bylaws, or other organization documents in effect on the date of the Merger Agreement to indemnify such person;

•

cause LMAO and its subsidiaries to maintain, for a period of six years from the Effective Time, provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration of officers and directors/managers that are no less favorable to those persons than the provisions of such certificate of incorporation, bylaws and other organizational documents as of the date of the Merger Agreement;

•

maintain, and cause one or more of its subsidiaries to maintain, for a period of six years from the Effective Time, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by SeaStar Medical’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will it be required to pay an annual premium for such insurance in excess of 400% of the aggregate annual premium payable by SeaStar Medical for such insurance policy for the year ended December 31, 2021; provided that LMAO may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time;

•

Unless otherwise approved in writing by SeaStar Medical, neither LMAO or Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Support Agreement. LMAO shall take, or cause to be taken, all reasonable actions and use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to LMAO in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. LMAO will give SeaStar Medical prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement; and (ii) of the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions thereof;

•

during the Interim Period, use commercially reasonable efforts to ensure it remains listed as a public company on, and for shares of Class A Common Stock and LMAO warrants (but, in the case of its warrants, only to the extent issued as of the date of the Merger Agreement) to be listed on, Nasdaq;

•

during the Interim Period, use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

prior to the Effective Time, take all reasonable steps as may be required or permitted to cause any acquisition or disposition of Common Stock that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to LMAO to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

use commercially reasonable efforts to prepare (i) a long-term incentive plan which shall initially reserve shares of Common Stock equal to ten percent (10%) of the Post-Closing Fully-Diluted Share Amount (as defined in the Merger Agreement) (the “LMAO LTIP”) and (ii) an employee stock purchase program which shall initially reserve shares of Common Stock equal to three percent (3%) of the Post-Closing Fully Diluted Share Amount (the “LMAO Employee Stock Purchase Program”) and LMAO shall prior to the Closing, obtain the approval of the LMAO LTIP and LMAO Employee Stock Purchase Program from LMAO stockholders;

•

during the Interim Period, use commercially reasonable efforts to (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (ii) not take any action that would cause it to not qualify as an “emerging growth company” within the meaning of the JOBS Act; and

•

during the Interim Period, not take, and not permit any of its affiliates or representatives to take, whether directly or indirectly, written or oral, any action to (i) solicit, initiate, continue or engage in any discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than SeaStar Medical and/or any of its affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination involving LMAO (a “business combination proposal”) other than with SeaStar Medical and its affiliates and representatives and (iii) immediately cease and cause to be terminated, and cause its affiliates and representatives to do the same, any and all existing discussions, conversations, negotiations, or other communications with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal.

Covenants of SeaStar Medical

Pursuant to the Merger Agreement, SeaStar Medical has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SeaStar Medical by third parties that may be in SeaStar Medical’s possession from time to time, and except for any information which (i) relates to the negotiation of the Merger Agreement or the Business Combination, (ii) is prohibited from being disclosed by applicable law or (iii) in the opinion of SeaStar Medical’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, SeaStar Medical will (A) afford LMAO and its representatives reasonable access during normal business hours with reasonable advance notice to its properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and (B) use its commercially reasonable efforts to furnish LMAO and such representatives with all financial and operating data and other information concerning the affairs of SeaStar Medical that are in its possession, in each case as LMAO or its representatives may reasonably request solely for the purposes of consummating the Business Combination;

•

on behalf of itself and its affiliates, waive any past, present or future claim of any kind against, and any right to access, the trust account, trustee, and LMAO or to collect from the trust account any monies that may be owed to them by LMAO or any of its affiliates for any reason whatsoever, and will not seek recourse against the trust account at any time for any reason whatsoever;

•	at the Closing, deliver to LMAO a FIRPTA certification and notice as well as an IRS Form W-9 executed by SeaStar Medical;

•

deliver to LMAO evidence of the SeaStar Medical stockholder approval and Support Agreements executed by the Company Requisite Stockholders (as defined in the Merger Agreement) within three (3) business days of the execution of the Merger Agreement, which will acknowledge that the adoption and approvals are irrevocable and result in the waiver of any rights of the Company Requisite Stockholders to demand appraisal in connection with the Merger pursuant to the DGCL;

•

to the extent required by the DGCL, SeaStar Medical will promptly (and, in any event, within 15 Business Days of the date of SeaStar Medical stockholder approval) deliver to any SeaStar Medical stockholder who has not executed the SeaStar Medical stockholder approval (i) a notice of the taking of the actions described in the SeaStar Medical stockholder approval in accordance with Section 228 of the DGCL, and (ii) the notice in accordance with Section 262 of the DGCL;

•

promptly after the delivery of the SeaStar Medical stockholder approval to LMAO, SeaStar Medical will prepare and mail to each SeaStar Medical stockholder an information statement regarding the transactions contemplated by the Merger Agreement, which shall solicit the consent of SeaStar Medical stockholders (other than the Company Requisite Stockholders) with respect to the adoption and approval of the Merger Agreement and shall include (i) a statement to the effect that the SeaStar Medical’s board of directors had unanimously recommended that SeaStar Medical’s stockholders vote in favor of the adoption and approval of the Merger Agreement; and (ii) such other information as LMAO and SeaStar Medical reasonably agree is required or advisable under applicable Law to be included therein;

•

prior to the Closing Date, if required to avoid the imposition of taxes under Section 4999 of the Code or the loss of deduction under Section 280G with respect to any payment or benefit in connection with any of the transactions contemplated by the Merger Agreement, SeaStar Medical will (i) solicit and use reasonable best efforts to obtain from each person who SeaStar Medical reasonably believes is a SeaStar Medical “disqualified individual” who would otherwise receive or retain any payment or benefits that could constitute a “parachute payment” as a result of or in connection with the consummation of the Business Combination, a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments”; (ii) submit to a SeaStar Medical stockholder vote the right of any such “disqualified individual” to receive the Waived 280G Benefits and (iii) deliver to LMAO evidence that a vote of SeaStar Medical’s stockholders was soliciting regarding the right of a “disqualified individual” to receive the Waived 280G Benefits and that either (a) the requisite number of votes of SeaStar Medical stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (b) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided;

•

use commercially reasonable efforts to provide LMAO, as promptly as reasonably practicable but no later than May 15, 2022, reviewed financial statements, including condensed balance sheets and condensed statements of income and comprehensive income, stockholder’s equity and cash flows, of SeaStar Medical as at and for the three (3) months ended March 31, 2022, prepared in accordance with GAAP and Regulation S-X (the “Reviewed Financials”), and any other audited or unaudited balance sheets and the related audited or unaudited statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter or fiscal year that is required to be included in the registration statement;

•

be available and will use reasonable best efforts to make SeaStar Medical’s officers, managers, representatives and employees available to, in each case, during normal business hours and upon reasonable advance notice, to LMAO and its counsel in connection with (i) the drafting of the registration statement and (ii) responding in a timely manner to comments on the registration statement from the SEC;

•

will reasonably cooperate with LMAO in connection with the preparation for inclusion in the registration statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC;

•

after the date on which the proxy statement contained in the registration statement is mailed to LMAO’s stockholders, SeaStar Medical will give LMAO prompt written notice of any action taken or not taken by SeaStar Medical, or of any development regarding SeaStar Medical, which is or becomes known by SeaStar Medical, that would cause the registration statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, LMAO and SeaStar Medical will cooperate fully to cause an amendment or supplement to be made promptly to the registration statement, such that the registration statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, not misleading; and

•

(i) during the Interim Period, not, and not permit any of its affiliates and representatives to take, whether directly or indirectly, written or oral, any action to (A) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than LMAO and/or any of its affiliates or representatives) concerning any purchase of any of SeaStar Medical’s equity securities or the issuance and sale of any securities of, or membership interests in, SeaStar Medical or its subsidiaries (other than any purchases of equity securities by SeaStar Medical from employees of SeaStar Medical or its subsidiaries) or any merger, recapitalization or similar business combination transaction, or sale of substantial assets involving SeaStar Medical of its subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Business Combination, an “Acquisition Transaction”), or (B) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal, indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and (ii) immediately cease and cause to be terminated, and direct its affiliates and representatives to do the same, any and all discussions, conversations, negotiations, or other communications with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

Joint Covenants of LMAO and SeaStar Medical

In addition, each of LMAO and SeaStar Medical has agreed, among other things, to take certain actions set forth below:

•

use, and will cause its respective subsidiaries to use (i) commercially reasonable efforts to assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination, (ii) commercially reasonable efforts to obtain all material consents and approvals of third parties that any of LMAO, SeaStar Medical, or their respective affiliates are required to obtain in order to consummate the Business Combination, provided that SeaStar Medical shall not be required to seek any such required consents or approvals of third party counterparties to material contracts to the extent such material contract is terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writhing by SeaStar Medical and LMAO and (iii) take such other action as may be necessary or reasonably requested by the other party to satisfy the closing conditions and consummate the Business Combination;

•	jointly prepare, and LMAO will file with the SEC, a preliminary registration statement containing a prospectus/proxy statement on Form S-4 concerning the Business Combination to be sent to LMAO stockholders in advance of the Special Meeting (as defined in the Merger Agreement) for the purposes of the matters specified herein;

•

use their reasonable efforts to (i) cause the registration statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC, (iii) to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the registration statement effective as long as is necessary to consummate the Business Combination, and (v) otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•

in regards to LMAO, as promptly as practicable following the Proxy Clearance Date (as defined in the Merger Agreement), cause the proxy statement contained in the registration statement to be mailed to its stockholders of record;

•

in regards to LMAO, prior to or as promptly as practicable after Proxy Clearance Date, establish a record date (which date will mutually be agreed with SeaStar Medical) for, duly call and give notice of the Special Meeting in accordance with the DGCL for the purposes of obtaining approval for the matters specified herein, which will be held not more than 25 days after the date on which LMAO commences mailing of the proxy statement to its stockholders proxy statement/prospectus to the LMAO stockholders;

•

in regards to LMAO, use its commercially reasonable efforts to obtain the approval of the matters specified herein at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable law;

•

not make any public announcement or issue any public communication regarding the Merger Agreement or the Business Combination without first obtaining the prior consent of SeaStar Medical or LMAO, as applicable, except if such announcement or other communication is required by applicable law or legal process; and

•

use its commercially reasonable efforts to take, or cause to be take, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Business Combination.

Conditions to Closing of the Transactions

Conditions to the Obligations of All Parties

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all such parties:

•	the parties shall have received the clearances, authorizations and other approvals from governmental authorities;

•

no governmental authority will have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority enjoining or otherwise prohibiting the consummation of the Business Combination and no law or regulation has been adopted that makes consummation of the Business Combination illegal or otherwise prohibited;

•

The completion of LMAO offering its stockholders with the opportunity to redeem shares of LMAO Class A Common Stock in accordance with LMAO’s organizational documents, which such stockholders may elect by delivering such shares for redemption no later than two (2) business days prior to the date of the Special Meeting (the “LMAO Stockholder Redemption”);

•	the Available Closing Acquiror Cash (as defined in the Merger Agreement) will not be less than $15,000,000;

•	LMAO will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the LMAO Stockholder Redemption, and the other transactions contemplated to occur on the Closing Date, including the payment of LMAO’s and SeaStar Medical’s expenses);

•

the registration statement will have been declared effective under the Securities Act, no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for purposes of suspending the effectiveness of the registration statement shall have been initiated or be threatened by the SEC;

•	approval of the stockholders of LMAO will have been obtained;

•	approval by the Company Requisite Stockholders will have been obtained;

•

The LMAO Common Stock to be issued in connection with the Business Combination will have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and no revocation or suspension thereof shall have occurred; and

•

SeaStar Medical will have amended its Company Options, Company Warrants and Company Restricted Stock Unit Awards (each as defined in the Merger Agreement) in a manner reasonably acceptable to LMAO in order to, to the extent necessary, permit their assignment to, and assumption by, LMAO.

Conditions to the Obligations of LMAO and Merger Sub

The obligations of LMAO and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LMAO:

•

The Specified Representations will be true and correct in all respects as the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date);

•

certain of the representations and warranties of SeaStar Medical pertaining to its current capitalization will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date), in each case other than de minimis inaccuracies;

•

each of the remaining representations and warranties of SeaStar Medical will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect (as defined in the Merger Agreement);

•	each of the covenants, agreements, and obligations of SeaStar Medical to be performed or complied with as of or prior to the Closing will have been performed in all material respects;

•	Since the date of the Merger Agreement, no Material Adverse Effect and be continuing as of immediately prior to the Closing;

•	SeaStar Medical will have delivered the Reviewed Financials no later than May 15, 2022;

•

SeaStar Medical will have delivered to LMAO a certificate signed by an officer of SeaStar Medical, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled;

•	SeaStar Medical will have delivered to LMAO executed counterparts of each transaction agreement to which SeaStar Medical is a party;

•

SeaStar Medical will have delivered to LMAO evidence as to (i) the payment of certain indebtedness set forth on SeaStar Medical’s disclosure schedule, (ii) the termination of any liens related thereto, and (iii) the termination of each agreement set forth on SeaStar Medical’s disclosure schedule; and

•	SeaStar Medical will have delivered evidence of consents from certain counterparties set forth on SeaStar Medical’s disclosure schedules.

Conditions to the Obligations of SeaStar Medical

The obligations of SeaStar Medical to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SeaStar Medical:

•

The Acquiror Specified Representations will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date);

•

certain of the representations and warranties of LMAO and Merger Sub regarding capitalization will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date), in each case other than de minimis inaccuracies;

•

each of the remaining representations and warranties of LMAO and Merger Sub will be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date), in all respects, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect;

•	each of the covenants, agreements, and obligations of LMAO and Merger Sub to be performed or complied with as of or prior to the Closing will have been performed in all material respects;

•	the Available Closing Acquiror Cash will not be less than $15,000,000;

•

LMAO will have delivered to SeaStar Medical a certificate signed by an officer of LMAO, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled; and

•	LMAO will have delivered to SeaStar Medical executed counterparts of each transaction agreement to which LMAO or Merger Sub is a party.

Waiver

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement. Notwithstanding the foregoing, pursuant to LMAO’s current certificate of incorporation, LMAO cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned:

•	by written consent of SeaStar Medical and LMAO;

•

by SeaStar Medical or LMAO if the Closing has not occurred on or before July 29, 2022, as such date will be extended to October 29, 2022 in the event that the Sponsor elects, in its sole discretion, to extend the time period by which LMAO must consummate a business combination by depositing additional funds into the Trust Account on or prior to July 29, 2022 pursuant to LMAO’s Letter Agreement, dated January 25, 2021;

•

by SeaStar Medical or LMAO if the Closing is permanently enjoined or prevented by the terms of a final, non-appealable order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or a statute, rule, or regulation;

•

By SeaStar Medical or LMAO if the approval of the stockholders of LMAO is not obtained at the Special Meeting and vote of LMAO stockholders, subject to any adjournment, postponement, or recess of the meeting;

•

by SeaStar Medical or LMAO if the other party has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions to the Closing would not to be satisfied at the Closing (a “Terminating Breach”), except that, if such Terminating Breach is curable through the exercise of the other party’s commercially reasonable efforts, then, for a period of 30 days after the other party receives written notice from such party of such breach (the “Cure Period”), such termination will not be effective, and such termination will only become effective if the Terminating Breach is not cured within the Cure Period, provided that this termination right will not be available if such party’s failure to fulfill any obligations under the Merger Agreement has been the proximate cause of the failure of the Closing to occur;

•

by LMAO if SeaStar Medical and each of the Company Requisite Stockholders have not executed and delivered to LMAO the SeaStar Medical stockholder approval and the Support Agreements within three (3) business days after the execution and delivery of the Merger Agreement;

•	by SeaStar Medical in the event that the LMAO Board changes its recommendation that LMAO stockholders vote in favor of the Business Combination; or

•

by SeaStar Medical, prior to LMAO obtaining the approval of the stockholders of LMAO, if the LMAO Board fails to include its recommendation that LMAO stockholders vote in favor of the Business Combination in the proxy statement contained in the registration statement distributed to LMAO stockholders.

Effect of Termination

In the event of termination, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of SeaStar Medical, LMAO, or Merger Sub, as the case may be, for a willful and material breach of any covenant or agreement set forth in the Merger Agreement or fraud, and with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the confidentiality agreement by and between SeaStar Medical and LMAO) that will survive any termination of the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will bear its own transaction expenses and any other fees and expenses it or its affiliates incurred in connection with the Merger Agreement and the Business Combination. If the Closing occurs, LMAO will pay the transaction expenses of LMAO and SeaStar Medical at Closing.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties thereto will not restrict the ability of the LMAO Board or the board of directors of SeaStar Medical (or other body performing similar functions) to terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement, in each case, in accordance with its terms and conditions.

Governing Law; Consent to Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the Business Combination, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of the federal and state courts located in the State of Delaware.

Certain Related Agreements

Support Agreements. In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LMAO and SeaStar Medical pursuant to which the Sponsor has agreed, among other things, to vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of Common Stock that are entitled to vote to approve and adopt the Merger Agreement and the Business Combination.

In addition, in connection with the execution of the Merger Agreement, the Requisite Stockholders entered into the Support Agreements with LMAO and SeaStar Medical pursuant to which the Requisite Stockholders agreed to, among other things, (i) consent to, and vote to approve and adopt, the Merger Agreement and the Business Combination, (ii) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination, and (iii) not transfer, subject to certain permitted exceptions, any of such Requisite Stockholder’s SeaStar Medical shares until expiration of the Support Agreements.

Subscription Agreements/PIPE Investment. On August 23, 2022, LMAO entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have agreed to purchase, and LMAO has agreed to issue and sell, an aggregate of 700,000 shares of Class A Common Stock at $10.00 per share and the PIPE Warrants for an aggregate purchase price of $7,000,000. The obligations to consummate the transaction contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Amended and Restated Registration Rights Agreement. On April 21, 2022, LMAO, Sponsor and certain stockholders of SeaStar Medical who will receive shares of LMAO Common Stock pursuant to the Merger Agreement, entered into the Amended and Restated Registration Rights Agreement, which will become effective upon the consummation of the Business Combination. Pursuant to the Amended and Restated Registration Rights Agreement, among other things, LMAO will be obligated to file, not later than 30 days after the Closing, a registration statement covering the shares of Common Stock issued or issuable to the parties thereto.

In addition, the Sponsor and the Requisite Stockholders agreed that they will not transfer shares of Common Stock held by them prior to the earlier of (x) twelve (12) months after the Closing and (y) the date on which the last sales price of Common Stock equals or exceeds $12.00, subject to adjustment as provided therein, for any 20 trading days within any 30-consecutive-day trading period commencing at least 150 days after the Closing. The Sponsor also agreed that it will not transfer its private placement warrants that it obtained in connection with the IPO (or any Common Stock issued upon the exercise of such warrant) until 30 days after Closing.

Director Nomination Agreement. At the Closing, the Sponsor and LMAO will enter into the Director Nomination Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus, providing the Sponsor certain director nomination rights, including the right to appoint or nominate for election to the Board, as applicable, two individuals, to serve as Class II directors of the Combined Company, for a certain period following the Closing.

Equity Line Financing Agreements. On August 23, 2022, SeaStar Medical and LMAO entered into the Common Stock Purchase Agreement with Tumim Stone Capital. Pursuant to the Common Stock Purchase Agreement and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement, the Combined Company has the right, after the Closing Date from time to time, to sell to Tumim Stone Capital up to $100.0 million worth of shares of Common Stock subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. SeaStar Medical, LMAO and Tumim Stone Capital also simultaneously entered into a registration rights agreement (the “Equity Line RRA”), pursuant to which, within 30 days following the Closing Date, the Combined Company is obligated to file a registration statement (the “Initial Registration Statement”) with the SEC under the Securities Act to register the resale by Tumim Stone Capital of the Commitment Shares and the shares of Common Stock that may be sold to it by the Combined Company under the Common Stock Purchase Agreement. The Common Stock Purchase Agreement provides for a Commitment Fee in the amount of $2.5 million payable to Tumim Stone Capital, and such Commitment Fee shall be paid in the form of the Commitment Shares.

Sales of Common Stock to Tumim Stone Capital under the Common Stock Purchase Agreement, and the timing of any sales, will be determined by the Combined Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Combined Company regarding the use of proceeds from the shares its Common Stock. The net proceeds from any sales under the Common Stock Purchase Agreement will depend on the amount of Common Stock sold to Tumim Stone Capital and the price of each sale.

The Combined Company’s right to sell its Common Stock to Tumim Stone Capital, and Tumim Stone Capital’s obligation to purchase such Common Stock, will not become effective until the satisfaction of certain closing conditions as set forth in the Common Stock Purchase Agreement. These conditions include, but are not limited to, the closing of the Business Combination, the effectiveness of the Initial Registration Statement and the filing of a final prospectus relating thereto with the SEC, and other customary closing conditions (such date, the “Common Stock Investment Closing Date”). Once those conditions are satisfied (the “Commencement”), the Combined Company will have the right (at its sole discretion), after the Common Stock Investment Closing Date and from time to time, to sell to Tumim Stone Capital up to $100.0 million worth of shares of Common Stock until the first day of the month next following the 24-month anniversary of the Common Stock Investment Closing Date or until the date on which the equity facility has been fully utilized, if earlier. The Combined Company will deliver written notice to Tumim Stone Capital prior to the commencement of trading on any trading day to exercise this right.

The purchase price of the shares of Common Stock that the Combined Company may elect to sell to Tumim Stone Capital (a “VWAP Purchase”) from time to time under the terms of the Common Stock Purchase Agreement will be determined by reference to the lowest daily VWAP of the Common Stock during the three (3) consecutive trading days beginning on the date on which Tumim Stone Capital receives a written notice from the Combined Company to sell shares under the Common Stock Purchase Agreement (“VWAP Purchase Exercise Date”) for such VWAP Purchase, multiplied by 0.970 (representing a discount to the market price of such shares as of the date of such VWAP Purchase). There is no upper limit on the price per share that Tumim Stone Capital could be obligated to pay for the Common Stock under the Common Stock Purchase Agreement. For each VWAP Purchase, the Combined Company will be limited to a number of shares of Common Stock equal to, subject to certain adjustments, the lesser of (i) the average daily trading volume in the Common Stock on Nasdaq Stock Market (or any nationally recognized successor thereto, collectively, “Nasdaq”) for the five (5) consecutive trading days immediately preceding the applicable VWAP Purchase Exercise Date; (ii) the product obtained by multiplying (A) the average daily trading volume in the Common Stock on the during the five (5) trading days immediately preceding the applicable VWAP Purchase Exercise Date for such VWAP Purchase and (B) 0.25; and (iii) the quotient obtained by dividing (A) $15,000,000 by (B) the VWAP of the Common Stock on Nasdaq on the trading day immediately preceding the applicable VWAP Purchase Exercise Date for such VWAP Purchase.

The Common Stock Purchase Agreement also prohibits the Combined Company from directing Tumim Stone Capital to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Tumim Stone Capital (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Tumim Stone Capital beneficially owning more than 4.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Cap”); provided, that, Tumim Stone Capital may, in its sole discretion, elect to increase the Beneficial Ownership Cap to permit it to beneficially own up to 9.99% of the outstanding shares of Common Stock.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that the Combined Company may elect to sell to Tumim Stone Capital under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of Common Stock during the applicable valuation period for each VWAP Purchase, as of the date of this proxy statement/prospectus, it is not possible for the Combined Company to predict the number of shares of Common Stock that it will sell to Tumim Stone Capital under the Common Stock Purchase Agreement, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by the Combined Company from those sales, if any. The issuance of securities pursuant to the Common Stock Purchase Agreement is contingent upon, among other things the closing of the Business Combination and the PIPE Investment.

The Common Stock Purchase Agreement will terminate automatically on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Closing Date, (ii) the date on which Tumim Stone Capital shall have purchased the total commitment under the Common Stock Purchase Agreement, (iii) the date on which Common Stock shall have failed to be listed or quoted on the trading market, (iv) the thirtieth (30th) trading day next following the date on which, pursuant to applicable bankruptcy laws, the Combined Company commences a voluntary case or any person commences a proceeding against the Combined Company, and (v) the date on which a custodian is appointed for the Combined Company or for all or substantially all of its property, or the Combined Company makes a general assignment for the benefit of its creditors. The Combined Company will have the right to terminate the Common Stock Purchase Agreement at any time after the Commencement upon five (5) trading days’ prior written notice to Tumim Stone Capital. Following the closing of the Business Combination, in the event that the Combined Company terminates the Common Stock Purchase Agreement prior to the issuance of the Commitment Shares, the Combined Company will be required to pay Tumim Stone Capital the Commitment Fee in cash. Termination of the Common Stock Purchase Agreement will not affect the registration rights provided to Tumim Stone Capital under the Equity Line RRA.

Background of the Business Combination

The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. LMAO stockholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.

LMAO is a Delaware corporation formed on October 28, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The proposed Business Combination with SeaStar Medical is the result of an active search for a potential transaction utilizing the network and investment experience of LMAO’s management team and board of directors. The terms of the Merger Agreement and the other ancillary agreements are the result of arm’s-length negotiations between SeaStar Medical and LMAO and their respective representatives and advisors. The following is a discussion of the background of these negotiations, the Merger Agreement (and certain related agreements) and the Business Combination. The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation and correspondence by and among representatives of LMAO, SeaStar Medical and their respective advisors.

On January 28, 2021 LMAO consummated its IPO of 10,350,000 units. Each unit consisted of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $103,500,000. Simultaneously with the closing of the IPO, LMAO consummated the sale of 5,738,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $5,738,000. Following the closing of the IPO on January 28, 2021, an amount of $105,570,000 ($10.20 per unit) from the net proceeds of the sale of the units in the IPO and the sale of the private placement warrants was placed in the Trust Account.

Prior to the pricing of the IPO, neither LMAO, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving SeaStar Medical. After the closing of IPO, LMAO’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of LMAO were contacted by, and representatives of LMAO contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. LMAO’s officers and directors and their affiliates also brought to LMAO’s attention target business candidates.

In evaluating potential businesses or assets to acquire in an initial business combination, LMAO and its representatives surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity, with the M&A marketplace. Initially, LMAO and its affiliates focused on acquisition targets that were within the financial services industry and related sectors, including the FinTech sector, with an enterprise value of approximately $250 million to $500 million. LMAO further looked for transactions that it believed, if entered into, would be well received by the public markets. In particular, LMAO sought to identify companies that (a) have a sustainable business model with the ability to successfully navigate the ebbs and flows of an economic downturn, and changes in the industry landscape and regulatory environment; (b) have demonstrated differentiated competitive advantages with high barriers to entry against new competitors; and (c) are at an inflection point and would benefit from a catalyst such as incremental capital. LMAO also sought to identify companies that it believed would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and use in acquisitions.

After the IPO, LMAO’s directors and officers:

•

Met weekly to review referrals of potential acquisition targets and eliminated targets with obvious obstacles precluding a business combination resulting in a list of more than 150 potential acquisition targets in a variety of industries, including financial services, financial technology, electric vehicles, health care, medical device, bio-technology, asset management, real estate services, insurance, aviation, cybersecurity, space technology, electronic gaming, energy, shipping, banking, and manufacturing;

•

Communicated an interest to discuss a business acquisition with all 150 potential acquisition targets, approximately 117 of whom were willing to enter into preliminary discussions in the period from January 28, 2021 through April 22, 2022;

•

Entered into non-disclosure agreements with approximately 31 target companies after preliminary discussions and review of publicly available information from the period February 1, 2021 to March 2, 2022;

•

Had in person, telephonic or email discussions with all of those target companies under NDA, each of which were actively pursued (including SeaStar Medical) by engaging in significant due diligence and detailed discussions directly with senior executives and/or stockholders;

•	Submitted indications of interest or intent to ten acquisition candidates, nine of which (other than SeaStar Medical) were not introduced by Maxim and were not clients of Maxim; and

•	Discussed various targets at LMAO’s regularly scheduled board meetings.

Of the approximately 117 potential targets with which LMAO engaged in preliminary discussions, approximately 86 were eliminated prior to conducting substantive due diligence. Several of these targets withdrew from further consideration and LMAO eliminated other potential targets due to the potential target companies’ financial profile, growth and profitability metrics, valuation of the company, industry trends, and/or lack of public company readiness. LMAO submitted indications of interest or letters of intent to ten potential targets after LMAO’s due diligence indicated that the potential targets could complete a business combination transaction that LMAO believed would be attractive to investors.

Below is a summary of ten acquisition candidates to whom LMAO submitted an indication of interest or letter of intent after conducting financial and business due diligence, with support from LMAO’s advisors, as further described below.

The first company seriously evaluated, Company A, operates a direct-to-consumer market for vehicle protection plans. LMAO was first introduced to Company A through an email from Company A’s financial advisor, Oppenheimer Co., to LMAO director Craig E. Burson. LMAO entered into a non-disclosure agreement with Company A on February 17, 2021 and received a copy of Company A’s investor presentation. On February 18, 2021, the Board had a telephonic meeting led by Bruce Rodgers and Richard Russell to discuss all potential targets, including Company A. On February 22, 2021, the Board and Maxim held an initial videoconference with Company A’s management team and Oppenheimer Co. to learn more about the target. On February 25, 2021, the Board met to discuss a process letter provided by Oppenhemier Co. that same day with Mr. Rodgers and Mr. Russell leading the discussion. On March 4, 2021, the Board met and approved the submission of a non-binding draft letter of intent to Company A. On March 10, 2021, Oppenheimer Co. informed LMAO’s management team, Mr. Rodgers and Mr. Russell, of Company A’s decision to proceed with a different business combination, and LMAO ceased further discussions with Company A. The parties were unable to reach agreement likely due to Company A’s desire to engage in a business combination with a partner with a larger trust account and with a management team with digital platform experience.

On March 4, 2021, LMAO entered into an engagement letter with Maxim (the “Maxim-LMAO Engagement Letter”) pursuant to which Maxim agreed to provide LMAO due diligence and advisory services in the capacity as LMAO’s exclusive financial advisor with respect to its initial business combination. In such capacity, Maxim assisted LMAO with identifying and evaluating prospective target companies, including by facilitating meetings with prospective acquisition targets, a majority of which were identified by LMAO (independent of Maxim) and by introducing LMAO to advisors of companies with potential interest in pursuing a business combination with a special purpose acquisition company. As further described below, the Maxim-LMAO Engagement Letter was subsequently terminated and Maxim will not receive a fee pursuant to the Maxim-LMAO Engagement Letter if the Business Combination is consummated (provided that if LMAO consummates an initial business combination with a target other than SeaStar Medical that is identified by Maxim during the twelve month period following the termination of the Maxim-LMAO Engagement Letter, Maxim will be entitled to a portion of the fees otherwise payable to Maxim under the Maxim-LMAO Engagement Letter).

On February 19, 2021, Imperii Partners sent Mr. Rodgers information relating to Company B, a company that operates a cryptocurrency exchange. On February 20, 2021, LMAO entered into a non-disclosure agreement with Company B. LMAO conducted due diligence which included industry research, expert calls, and review of company materials. On February 26, 2021 and again on March 3, 2021, Company B’s management provided a presentation to the Board. After these presentations, the Board, led by Mr. Rodgers, met on March 5, 2021 and March 12, 2021 to discuss Company B and other potential targets. On March 18, 2021, the Board met and approved the submission of a non-binding draft letter of intent to Company B. On March 19, 2021, LMAO’s management and Mr. Burson met with Imperii Partners to discuss the non-binding letter of intent; LMAO’s management had a further discussion regarding the non-binding letter of intent with Imperii Partners on March 22, 2021. On March 30, 2021, Mr. Rodgers had a teleconference with Company B’s chief executive officer to discuss Company B’s business prospects. On April 23, 2021, Mr. Rodgers had a teleconference with Company B’s chief executive officers where Company B indicated that they believed LMAO’s valuation of Company B was too small. Company B informed LMAO’s management team on April 27, 2021, that it would instead proceed with a private round of funding and that it would remain a private company for the foreseeable future.

Following preliminary conversations with Company C’s financial advisor, Stephens, Inc. (“Stephens”), on February 23, 2021, LMAO entered into a non-disclosure agreement with Company C, a technology driven business finance company. Mr. Rodgers, Mr. Russell, and Maxim held an initial videoconference with Company

C’s management team and Stephens on February 24, 2021, including a presentation by Company C’s management team. Led by Mr. Rodgers and Mr. Russell, the Board met to discuss Company C and other potential targets on February 25, 2021 and February 26, 2021. On March 1, 2021, Company C’s management gave a second presentation to the Board. The Board, led by Mr. Rodgers and Mr. Russell, had a call with Stephens on March 9, 2021 regarding the potential structure of a transaction with Company C. On March 25, 2021, Stephens provided Mr. Rodgers with an updated presentation regarding Company C. From March 11, 2021 to March 29, 2021, the Board, led by Mr. Rodgers, met four times to discuss potential targets, including Company C. During these Board meetings, the terms of a letter of intent outlining a potential transaction with Company C were discussed. On April 7, 2022, the Board met and approved the submission of a non-binding draft letter of intent to Company C. Ultimately, Stephens informed Mr. Rodgers and Mr. Russell on September 29, 2021, that Company C would remain a private company for the foreseeable future.

LMAO was first introduced to Company D, a company that operates a financial services platform and private investment business, through an email from its financial advisor, Raymond James, to Mr. Rodgers on March 11, 2021. On March 11, 2021, LMAO entered into a non-disclosure agreement with Company D. On March 12, 2021 and March 19, 2021 the Board, led by Mr. Rodgers and Mr. Russell, met to discuss Company D and other potential targets. On March 26, 2021, Company D’s management made a presentation to the Board. On March 29 and 30, 2021, Mr. Rodgers, Mr. Russell, and director Martin Traber called Raymond James to discuss Company D. On April 5, 2021, Raymond James provided Mr. Rodgers with updated financials for Company D. On April 7, 2022, after receipt and review of updated financials for Company D, the Board met and approved the submission of a non-binding draft letter of intent to Company D. On April 12, 2021, the Board, led by Mr. Rodgers and Mr. Russell, Maxim, Company D and Raymond James had a teleconference to discuss the terms of the letter of intent. From April 16, 2021 to May 7, 2021, the Board, led by Mr. Rodgers, met four times to discuss Company D and other potential targets. On June 10, 2021, Company D provided Mr. Russell updated financials, including potential acquisition pro formas. Ultimately, Company D informed LMAO’s management team on August 11, 2021 that it would pursue an alternative transaction route, and therefore, LMAO ceased further discussions with Company D.

On March 5, 2021, Revellis Capital Group called Mr. Rodgers regarding Company E, a company that operates a foreign currency exchange. On March 11, 2021, the Board, led by Mr. Rodgers and Mr. Russell, held an initial videoconference with Revellis Capital Group and Company E’s management team. On March 12, 2021, LMAO entered into a non-disclosure agreement with Company E. LMAO’s management team and Maxim held another videoconference with Company E’s management team and Revellis Capital Group on March 24, 2021, including a presentation by Company E’s management team. During a Board meeting on March 26, 2021, Mr. Russell discovered that Company E’s auditor was not registered with the Public Company Accounting Oversight Board (“PCAOB”) and later that day discussed the same with Company E’s management. Company E delivered unaudited financials on April 1, 2021 and Mr. Rodgers and Mr. Russell discussed the same with Company E’s management over the phone on April 2, 2021. On April 19, 2021, LMAO management and director, Martin Traber, had a teleconference with Company E’s management to discuss Company E revenue and financial statements. On April 23, 2021, the Board, led by Mr. Rodgers, met to discuss a letter of intent outlining a potential transaction with Company E and discussed valuation materials prepared by Mr. Russell. LMAO then sent Company E the non-binding letter of intent on April 26, 2021. LMAO’s management team and Board, led by Mr. Rodgers, Maxim, Company E, and Revellis Capital Group held a videoconference on April 28, 2021 to discuss the proposed letter of intent. After Revellis Capital Group negotiated certain terms of the proposed offer with Mr. Rodgers, Mr. Russell, and Maxim, the parties executed the non-binding letter of intent on May 1, 2021.

On June 7, 2021, Mr. Rodgers, Mr. Russell, and Company E’s management team met in person in Tampa, Florida. On June 17, 2021, the Board, led by Mr. Rodgers, met to discuss the status of the proposed business combination and determined that one of Company E’s larger shareholders was concerned with its potential tax treatment in the proposed business combination. On June 22, 2022, LMAO, Company E, Maxim, Revellis Capital Group, Foley & Lardner LLP (legal counsel for LMAO) (“Foley”) and Proskauer Rose LLP (legal counsel for Company E) held a teleconference to discuss the structure of the proposed business combination. On July 7, 2021, LMAO management and Company E’s management held a teleconference to discuss the proposed transaction structure. On July 13, 2021, Mr. Rodgers, Mr. Russell, and Company E’s management agree to present an “Up C” transaction structure to Company E’s large shareholder. On June 21, 2021, the Board, led by Mr. Rodgers, met to review and finalize a draft merger agreement based on an “Up C” transaction structure. On June 27, 2021, Company E proposed an alternative structure. On August 10, 2021, Mr. Rodgers and Mr. Russell held a teleconference with Company E’s management to discuss the results of Company E’s audit and Company E requested an increase in the proposed purchase price despite missing its projected earnings. On August 17, 2021, LMAO management and Company E’s management held a teleconference to discuss Company E’s proposed valuation. On August 18, 2021, the Board, led by Mr. Rodgers, met to discuss the valuation of Company E and the results of due diligence and ultimately decided to terminate the letter of intent. LMAO notified Company E and Revellis Capital Group on August 20, 2021 that it was terminating the letter of intent and LMAO thereafter ceased further discussions with Company E.

On June 15, 2021, Loop Capital sent Mr. Rodgers information regarding Company F, a European financial technology company. On June 17, 2021, LMAO entered into a non-disclosure agreement with Company F. LMAO’s Board, other than Mr. Burson, and Maxim held an initial videoconference with Company F’s management team and Loop Capital on June 21, 2021, including a presentation by Company F’s management. On July 13, 2021, Company F’s management provided a second presentation to the Board. On July 23, 2021, Mr. Rodgers and Mr. Russell held a teleconference with Loop Capital to discuss potential transaction structures. On August 5, 2021, the Board, led by Mr. Rodgers, met and decided that LMAO should prepare a letter of intent for a potential transaction with Company F if LMAO cannot come to agreement with terms regarding a potential business combination with Company E. On August 8, 2021, Company F provided Mr. Rodgers and Mr. Russell a revenue breakdown of Company F. On August 24, 2021, the Board, led by Mr. Rodgers and Mr. Russell, discussed the valuation of Company F with Maxim and finalized and approved a letter of intent outlining a potential transaction with Company F. On August 27, 2021, Mr. Rodgers, Mr. Russell, Maxim, Company F’s management, and Loop Capital discussed the valuation of Company F and certain EU regulatory issues related to a potential business combination, which could potentially have required a major restructuring and divestiture to consummate a business combination with Company F. During a conference call on September 21, 2021, Loop Capital informed the Board, apart from director Bruce H. Bennett, that it would remain a private company for the foreseeable future. LMAO thereafter ceased further discussions with Company F.

On October 18, 2021, Mr. Rodgers and Mr. Russell held an initial videoconference with Company G’s management and its financial advisor, A-Labs, Co. On October 19, 2021, LMAO entered into a non-disclosure agreement with Company G, a Canadian financial technology company. LMAO, with Maxim and Foley assisting, conducted further due diligence which included industry research, expert calls, and review of company materials. On October 27, 2021, the Board, led by Mr. Rodgers, had a conference call with Maxim to discuss the valuation of Company G, including analyzing comparable companies. LMAO then sent Company G a non-binding letter of intent on October 28, 2021. LMAO’s management team and Board, Maxim, Company G, and A-Labs, Co. proceeded to have several more discussions regarding the terms of the proposed offer but could not reach agreement on valuation and a business combination structure. A-Labs, Co. informed Mr. Russell on November 11, 2021 that for regulatory reasons Company G did not want to become a US public company and would remain a Canadian-listed issuer for the foreseeable future, at which time LMAO thereafter ceased further discussions with Company G.

On February 8, 2021, Mr. Traber contacted a director of Company H, which develops blockchain technology for the financial services industry. LMAO entered into a non-disclosure agreement with Company H on February 9, 2021. On February 15, 2021, Mr. Traber reported to the rest of the Board regarding Company H’s current growth potential and size. After the Board reviewed Company H diligence materials, including financials, Mr. Rodgers and Mr. Traber expressed concerns regarding Company H’s relatively small size and ongoing litigation to the Board and on February 19, 2021, the Board decided to temporarily cease talks with Company H. After learning of settled litigation matters and other recent developments, Company H’s management provided a presentation to Mr. Rodgers and Mr. Russell on November 19, 2021. Company H management and LMAO’s management team met in person on November 22, 2021 to discuss Company H’s liquidity needs, including a potential transaction with LMAO. Mr. Rodgers and Mr. Russell presented a non-binding letter of intent to Company H’s management in person in New York, NY on November 30, 2021. On December 10 and 14, 2021, Company H’s chief executive officer met with

Mr. Rodgers and Mr. Russell in person in Tampa, FL and requested certain revisions to the letter of intent, including a five year earnout period. On December 17, 2021, LMAO provided Company H with a further updated letter of intent and Mr. Rodgers and Mr. Russell discussed those updated terms with Company H’s management. On January 21, 2022, Company H’s chief executive officer emailed Mr. Rodgers that Company H had engaged an auditor and was deciding to engage one of two investment banks to assist it in the evaluation of the revised letter of intent provided by LMAO on December 17, 2021. On March 6, 2022, Company H’s CEO informed Mr. Rodgers that it had engaged Parelli Weinberg Partners as its investment banker to assess Company H’s readiness for a SPAC transaction. Company H informed Mr. Rodgers on April 7, 2022 that they were following Parelli Weinberg Partners’ guidance to remain a private company for the foreseeable future, at which time LMAO thereafter ceased further discussions with Company H.

On April 10, 2021, Company I’s chief executive officer contacted Mr. Traber regarding a private offering and Mr. Traber provides information regarding Company I to Mr. Rodgers and Mr. Russell. On April 16, 221, the Board, led by Mr. Rodgers, met and discussed Company I’s public information and decided to table further discussions with Company I until receipt and review of Company I’s Q2 2021 financial results. On October 17, 2021, Mr. Traber received a slide deck from Company I and shared it with the Board. LMAO entered into a non-disclosure agreement with Company I on October 22, 2021, when Mr. Rodgers and Mr. Russell met Company I’s management team in-person for an update. Maxim did not attend this meeting and Company I did not have financial advisors retained. On October 24, 2021, Company H provided financial and other diligence information to Mr. Rodgers and Mr. Russell. On February 9, 2022, the Board, led by Mr. Rodgers and Mr. Russell, met and discussed a potential letter of intent with Company I. LMAO sent Company I the non-binding letter of intent on February 11, 2022. LMAO’s management team and Board and Company I proceeded to have several more discussions regarding the terms of the proposal and the SPAC process, but failed to reach agreement on valuation and a business combination structure. Company I informed LMAO’s management team on February 24, 2022 that it intended to remain a private company for the foreseeable future and LMAO has had no further communication with Company I.

On August 14, 2021, SeaStar Medical engaged Maxim to provide SeaStar Medical with financial advisory and investment banking services, including assistance with preparing for a potential business combination with a special purpose acquisition company or another transaction, including a possible initial public offering. In such capacity, representatives of Maxim (that were not providing advisory services to LMAO) assisted SeaStar Medical with, among other things, discussing and evaluating possible transaction structures and strategic alternatives for SeaStar Medical, performing due diligence, and assisting SeaStar Medical with the preparation and review of corporate presentation and marketing materials. The advisory services to be provided by representatives of Maxim to LMAO and SeaStar Medical, respectively, as well as Maxim being an underwriter in the IPO, were fully disclosed by Maxim to each of LMAO management and SeaStar Medical management and, in turn, by the LMAO and SeaStar Medical management teams, respectively, to the Board and a special committee of the board of directors of SeaStar Medical ( the “SeaStar Special Committee”).

On September 23, 2021, a representative of Maxim, on behalf of SeaStar Medical, contacted LMAO’s management team about the merits of a potential business combination with SeaStar Medical. Shortly thereafter that same day, Mr. Rodgers informed SeaStar Medical, via communication to the Maxim team that had been advising LMAO, that LMAO did not desire to engage in any substantive discussions with SeaStar Medical until SeaStar Medical substantially completed a PCAOB audit, which the Board required for all targets. Later that day, LMAO’s management team and Mr. Traber discussed SeaStar Medical internally and held informal discussions with members of Skyway Capital, LLC’s (“Skyway”) health care team to discuss, among other things, the medical device industry and valuation methodologies. Based upon available public information and these informal discussions, LMAO initially valued SeaStar Medical between $100-125 million based upon comparable public company valuations. Based on these preliminary, informal discussions and initial review of publicly available information and comparable valuations, the Board believed that the other target companies under review at such time were more desirable acquisition candidates. Between October 2021 and February 2022, LMAO continued discussions with and diligence of the potential target companies (other than SeaStar Medical) described above, until the termination dates for such discussions indicated for each. On February 8, 2022,

SeaStar Medical, through Maxim, contacted LMAO’s management team again regarding a potential business combination with SeaStar Medical, and SeaStar Medical, through Maxim, provided the LMAO management team with further information about SeaStar Medical and its lead product candidate, the SCD.

On February 10, 2022, LMAO entered into a non-disclosure agreement with SeaStar Medical, and on that date, LMAO’s management team held an initial videoconference with SeaStar Medical’s executive management team and representatives from SeaStar Medical’s financial advisor, Maxim. LMAO learned, among other things, that SeaStar Medical had substantially completed its PCAOB audit, was seeking a pre-money enterprise value of $85 million, and the Dow Pension Funds had indicated that they would make a PIPE investment of $5 million at this valuation. That same day, SeaStar Medical’s executive management team presented the potential transaction with LMAO to the “SeaStar Special Committee, during which the members discussed the potential transaction with LMAO as well as other strategic and financing opportunities, including the advantages and disadvantages of each such opportunity. The SeaStar Special Committee instructed the executive management team to pursue the opportunity with LMAO further, and authorized the executive management team to continue the due diligence process with LMAO.

On February 11, 2022, SeaStar Medical granted LMAO access to SeaStar Medical’s data room, after which LMAO commenced its initial due diligence process, which included industry research, expert calls, and review of company materials. After the Board held several informal meetings to discuss SeaStar Medical, its proposed SCD product candidates, and its proposed pre-money enterprise value of $85 million compared to LMAO’s initial valuation calculations of SeaStar Medical in September 2021, as well as additional meetings with the larger Maxim and SeaStar Medical teams, LMAO sent SeaStar Medical a non-binding letter of intent on February 23, 2022, which proposed a valuation of SeaStar Medical at $85 million and a minimum closing cash consideration requirement of $15 million. The letter of intent included a 120-day exclusivity period with respect to SeaStar Medical, a twelve-month lock-up for identified SeaStar Medical stockholders and registration rights afforded to the Sponsor and certain SeaStar Medical stockholders. The letter of intent also provided that SeaStar Medical’s existing executive management team would serve as the management team for the Combined Company and that Sponsor would be entitled to appoint at least two representatives to the Combined Company’s post-closing board of directors. Matters pertaining to the specific composition of the Board, the specific SeaStar Medical stockholders to whom the lock-up would be applied, and the treatment of SeaStar Medical’s existing option grants and outstanding warrants were deferred to the definitive agreements.

On February 23, 2022, SeaStar Medical’s executive management and Morgan Lewis & Bockius LLP (“Morgan Lewis”), SeaStar Medical’s legal counsel, reviewed and discussed the non-binding letter of intent with members of the SeaStar Special Committee, with particular discussions around valuation, capital structure, allocation of expenses and the treatment of convertible notes and stock options. SeaStar Medical’s executive management team also continued to work with Maxim to revise and finalize the letter of intent.

On February 28, 2022 and March 1, 2022, LMAO management met with representatives from SeaStar Medical and its financial advisor, Maxim, during which the parties discussed SeaStar Medical’s business model, product candidates and regulatory timeline. On March 1, 2022, LMAO management also discussed the proposed transaction, as well as the corporate history of SeaStar Medical, with representatives of SeaStar Medical’s largest stockholder, the Dow Pension Funds. Following that conversation, representatives from the Dow Pension Funds agreed to commit an additional $5 million of equity financing to the Combined Company upon closing of a business combination (in addition to any funds remaining in the Trust Account following any LMAO stockholder redemptions). Additionally, the SeaStar Special Committee authorized SeaStar Medical’s management to execute the letter of intent. On March 2, 2022, the Board unanimously authorized the execution of the letter of intent, and on March 2, 2022 both SeaStar Medical and LMAO executed the foregoing letter of intent.

On March 3, 2022, LMAO’s management team had a call with SeaStar Medical, Maxim, and Morgan Lewis to discuss business combination planning and the parties’ respective responsibilities. Preliminary business diligence requests were agreed between LMAO and SeaStar Medical in early March 2022. From March 3, 2022 until the signing of the Merger Agreement, representatives of LMAO and its advisors conducted further analysis and held conference calls with representatives of SeaStar Medical regarding SeaStar Medical’s business plan, regulatory approval process, financial projections and technology and continued their business, financial, accounting, tax and legal due diligence investigations of SeaStar Medical. LMAO management met Eric Schlorff, SeaStar Medical’s Chief Executive Officer, and representatives from Maxim in person from March 7, 2022 through March 8, 2022 to discuss the proposed Business Combination and related business and diligence concerns.

Commencing on March 9, 2022, the date on which LMAO’s advisors were granted access to SeaStar Medical’s materials in accordance with the non-disclosure agreement and continuing through the signing of the Merger Agreement, representatives of LMAO and its legal counsel, Foley, conducted due diligence of SeaStar Medical through document review and numerous telephone conference calls with SeaStar Medical, Morgan Lewis, and their representatives. In particular, throughout March 2022 and April 2022, representatives of LMAO reviewed the materials provided by SeaStar Medical, public filings related to SeaStar Medical’s regulatory status and procedures to-date, and its intellectual property assets and overall intellectual property strategy. LMAO representatives also held several telephonic meetings with SeaStar Medical and its representatives to discuss regulatory and intellectual property diligence. During this period, the LMAO management team also held multiple telephonic meetings with the SeaStar Medical’s management team to discuss SeaStar Medical’s product roadmap, commercialization strategy, technology, manufacturing plans, and other relevant business topics. In mid-April 2022, LMAO engaged Skyway as LMAO’s financial advisor for the purpose of reviewing SeaStar Medical’s financial models and projections, and to provide valuation and financial advice to the Board. During this period, in addition to having its regular board meeting on March 29, 2022, the Board and LMAO’s management team held informal meetings frequently to discuss their respective diligence findings and reviewed them in light of the overall business model for the Combined Company. From March 10, 2022 through April 22, 2022, both parties and their advisors held weekly all hands calls to discuss the transaction, diligence and related matters.

On March 10, 2022, Foley sent the initial draft of the Merger Agreement and the Stockholder Support Agreement to Morgan Lewis. On March 11, 2022, Morgan Lewis provided a revised draft of the Support Agreements to Foley. On March 17, 2022, Morgan Lewis circulated a revised draft of the Merger Agreement, which included, among other items, (i) significant revisions to the representations and warranties of the parties, (ii) removal of the proposed transaction expense cap, (iii) changes to the treatment of SeaStar Medical’s options and warrants and their resulting impact on the overall merger consideration calculation, (iv) changes to the pre-closing covenants of the parties and (v) modifications to the parties’ respective closing conditions. During the remainder of March and continuing through April, Foley and Morgan Lewis negotiated and finalized various terms of the Merger Agreement (and related disclosure schedules), as well as the terms of the other related agreements, and held calls to resolve the remaining significant open points in the transaction documents, including, among other things: (a) the treatment of SeaStar Medical’s existing convertible notes, options, RSUs and warrants at closing (LMAO originally wanted all of these SeaStar Medical derivatives exercise at closing, but the parties ultimately agreed that they would remain outstanding and count against the $85 million valuation); (b) the overall suite of representations, warranties and covenants to be provided by each party under the Merger Agreement; (c) the nature of a transaction expenses cap, and what SeaStar Medical expenses counted towards the cap (LMAO originally wanted a $100,000 cap, but the parties ultimately agreed to a $800,000 cap and to exclude transaction bonuses and Maxim’s fees from the calculation of transaction expenses); (d) the number of SeaStar Medical stockholders required to enter into the Support Agreements and the Amended and Restated Registration Rights Agreement, including which stockholders would thereby be subject to the lock-up (LMAO originally wanted to include all stockholders owning 1% or more of SeaStar Medical, but the parties ultimately agreed to limit the signatories to the Dow Pension Funds and SeaStar Medical’s directors and officers; (e) the structure and composition of the Combined Company’s board of directors; and (f) the Nasdaq listing application process and the related determination of corporate governance requirements for listing on Nasdaq. During the course of the negotiations, LMAO ultimately designated Messrs. Bruce Rodgers and Richard Russell, its Chief Executive Officer and Chief Financial Officer, respectively, and each members of the Board, as its two initial designees to the Combined Company’s board of directors, and SeaStar Medical designated Eric Schlorff, Kenneth Van Heel,

Rick Barnett, Andres Lobo and Allan Collins, M.D. each of whom serve on SeaStar Medical’s current board, as its five initial designees to the Combined Company’s board of directors.

During the days preceding the execution of the Merger Agreement, the board of directors of SeaStar Medical held several discussions regarding the Merger Agreement and the results of the negotiations between the two parties. On April 4, 2022, the board of directors of SeaStar Medical met to discuss the proposed Business Combination, including the status of the Merger Agreement and material outstanding issues under the Merger Agreement, input and analysis from Maxim, as well as the process and timing of the execution of the Merger Agreement. The board of directors of SeaStar Medical instructed the executive management team and Morgan Lewis to continue to negotiate and finalize the Merger Agreement, and to consult with Maxim regarding the terms of the Merger Agreement. The board of directors of SeaStar Medical also approved several corporate proposals to facilitate the Business Combination, including certain ancillary agreements and bridge financing transactions. Following the April 4, 2022 meeting, the executive management team of SeaStar Medical continued to update the SeaStar Medical board of directors frequently on the progress of the Merger Agreement while working with LMAO, Foley, and Morgan Lewis to finalize the Merger Agreement. On April 12, 2022, the executive management team of SeaStar Medical presented the final form of Merger Agreement to the board of directors of SeaStar Medical. Following its review of the terms, conditions and resulting impact on the SeaStar Medical stockholders, the SeaStar Medical board of directors determined that it was in the best interest of SeaStar Medical and its stockholders to enter into the Merger Agreement, and thereafter voted to approve the Merger Agreement pursuant to a unanimous written consent dated April 12, 2022.

On April 20, 2022, the Board held a conference call with representatives from Skyway and Foley. During the call, Skyway presented the Board with its financial analysis regarding SeaStar Medical, SeaStar Medical’s potential market opportunities and the valuation of the proposed Business Combination based on the projections provided by SeaStar Medical and based primarily on the valuation of other comparable companies. The Board then discussed the Merger Agreement and the related agreements before outlining the respective business and legal considerations raised by the Business Combination as well as the operational, financial and commercial opportunities and risks resulting from the proposed Business Combination. Following its discussion, the Board unanimously adopted resolutions (i) determining that it is in the best interests of LMAO and its stockholders for LMAO to enter into the Merger Agreement, (ii) adopting the Merger Agreement and approving LMAO’s execution, delivery and performance of the same and the consummation of the transactions contemplated therein, including entry into the related agreements, and (iii) approving the filing of the proxy statement/prospectus with the SEC, in each case subject to changes to the Merger Agreement and related agreements acceptable to the duly elected officers of LMAO.

On April 21, 2022 the parties executed the Merger Agreement and certain of the related agreements. LMAO then filed a Current Report on Form 8-K on April 22, 2022, which contained the press release announcing the transaction. LMAO also filed a Current Report on Form 8-K on April 26, 2022, describing and attaching the Merger Agreement as an exhibit thereto.

On June 8, 2022, LMAO engaged Maxim to act as its exclusive placement agent for the PIPE Investment in connection with the Business Combination and on August 23, 2022, LMAO entered into the Subscription Agreements with the PIPE Investors.

In early June 2022, Maxim arranged a meeting between certain investors with LMAO and SeaStar Medical for potential financing transactions following the closing of the Business Combination, including a proposed equity line financing with Tumim Stone Capital, one of the PIPE Investors. On or about June 2, 2022, LMAO and SeaStar received a draft term sheet from Tumim for a $100 million equity line financing and commenced negotiations of the term sheet with Tumim Stone Capital. On June 15, 2022, LMAO and Tumim executed the term sheet. In July and early August 2022, legal counsel for Tumim, LMAO and SeaStar Medical prepared, reviewed and negotiated definitive agreements for the equity line financing transaction, including the Common Stock Purchase Agreement and registration rights agreement. On August 23, 2022, SeaStar Medical and LMAO entered into the Common Stock Purchase Agreement with Tumim. Under the Common Stock Purchase Agreement, the Combined Company has the right, after the Closing Date, from time to time, to sell to Tumim Stone Capital up to $100.0 million worth of shares of Common Stock subject to the conditions set forth in the Common Stock Purchase Agreement.

LMAO’s Board’s Reasons for the Approval of the Business Combination

In reaching its decision that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, LMAO and its stockholders, the Board considered the views of LMAO management regarding the opportunity represented by the proposed transaction, and evaluated a diligence report on SeaStar Medical conducted by LMAO management and counsel, which included materials provided by SeaStar Medical. LMAO’s diligence process included a review of the following:

•	Public research on the medical device industry and its prospects in review of SeaStar Medical’s historical financial performance and forecast;

•

Conference call meetings with SeaStar Medical’s management and representatives regarding operations, company services, technology, intellectual property, major suppliers, partners and customers, and growth prospects, both organic and through possible acquisitions, among other customary due diligence matters;

•	Review of SeaStar Medical’s potential customer base and sales pipeline, including existing material contracts, near-term prospects and potential for further expansion;

•	Review of competitive landscape and SeaStar Medical’s potential for achieving further market penetration; and

•	Review of certain other legal, regulatory, intellectual property and financial due diligence.

Based on the Board’s review of the above diligence prepared by LMAO management, the Board supported the decision to enter into the Merger Agreement. The key factors supporting their decision included the following:

•

Unique and Highly Disruptive Business Model: SeaStar Medical’s SCD product presents a highly disruptive opportunity in connection with the treatment of patients with AKI and presents SeaStar Medical with the ability to scale its technology to additional indications, including and not limited to: acute respiratory distress syndrome, chronic dialysis, cardiorenal syndrome and hepatorenal syndrome.

•

Attractive Opportunity for Growth: SeaStar Medical has attractive growth strategies focused on executing on its clinical plan through key relationships, differentiating through medical education, utilizing business development and out-licensing activities and scaling production with manufacturing partners.

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Strong Institutional Backing: SeaStar Medical is supported by several large, institutional investors, including the Dow Pension Funds. The Board believes that the continued support by large institutional investors demonstrates the confidence of insiders in the company and its business model.

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Experienced Management Team: SeaStar Medical’s senior management team and board of directors have an average of more than 19 years of experience in the healthcare industry, including expertise in medical affairs, commercialization and distribution in SeaStar Medical’s initial therapeutic priority areas. SeaStar Medical is also supported by a group of well-respected scientific advisors who are experts in the development of its technology and products.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of LMAO. The risks and costs to LMAO if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in LMAO being unable to complete a business combination by July 29, 2022 (or October 29, 2022 if extended) and force LMAO to liquidate and the warrants to expire worthless.

•	Stockholder Vote. The risk that LMAO’s stockholders may fail to provide the votes necessary to effect the Business Combination.

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Lack of Third Party Fairness Opinion: We are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price we are paying is fair to LMAO from a financial point of view. Our Board did not obtain a fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, our Board and our management conducted due diligence on SeaStar Medical and researched the industry in which SeaStar Medical operates and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, our stockholders will be relying solely on the judgment of our Board in determining the value of the Business Combination, and our Board may not have properly valued the business. The lack of third-party fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within LMAO’s control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Not in Initial Target Industry. The fact that we were initially focused on targeting businesses in the financial services industry, but ultimately chose a target in the medical device industry.

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Potential Conflicts of Interest. The fact that, prior to the Advisory Termination Date, Maxim was both the provider of due diligence and financial advisory services to LMAO and assisted LMAO in its efforts to identify and evaluate potential candidates for business combination targets and also served as the exclusive financial advisor and investment banker of SeaStar Medical. The Board recognized that this presented a potential conflict of interest, including a potential conflict of interest arising from Maxim serving as the exclusive financial advisor and investment banker of SeaStar Medical at the time during which SeaStar Medical and LMAO were discussing the potential $85 million valuation for SeaStar Medical, and accordingly, the Board decided to engage Skyway to provide a valuation analysis of SeaStar Medical to LMAO on April 14, 2022. For further discussion on Maxim’s potential conflicts of interest, please see “Risk Factors – Maxim and its affiliates have multiple roles in the Business Combination, which give rise to potential conflicts of interest.”

•	Other Risks. Various other risks associated with the Business Combination, the business of LMAO and the business of SeaStar Medical described under the section entitled “Risk Factors.”

Although we initially focused on acquisition targets that were within the financial services industry and related sectors, we did not limit our business combination criteria to a particular industry or geographic sector. Our management team looked at potential acquisition targets in a wide range of industries and considered various criteria in assessing prospective target companies, including whether such prospects:

•

are fundamentally sound businesses that have a sustainable business model with the ability to successfully navigate the ebbs and flows of an economic downturn, and changes in the industry landscape and regulatory environment;

•	can benefit from the vast network, experience, and guidance of our management team;

•	have a defensible market position and demonstrate differentiated competitive advantages with high barriers to entry against new competitors;

•	have recurring, predictable revenues and the history of, or near-term potential to, generate stable and sustainable free cash flow;

•	exhibit unrecognized value, desirable returns on capital, and a need for capital to achieve the company’s growth strategy;

•	are able to structure around or ring fence exposure to legacy assets to the extent desirable to enhance stockholder returns or reduce volatility of such returns;

•	have the potential for strong and continued growth both organically and through add-on acquisitions;

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are at an inflection point and would benefit from a catalyst such as incremental capital, innovation through new operational practices, and application of innovative FinTech, or product creation, or additional management expertise;

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have publicly traded comparable companies that operate in a similar industry sector or which have similar operating metrics which may help establish that the valuation of our initial business combination is attractive relative to such public peers; and

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are positioned to be publicly traded and can benefit from being publicly traded, which access to broader and more efficient capital markets, to drive improved financial performance and achieve key business strategies.

SeaStar Medical does not have recurring, predictable revenues and thus a history of sustainable free cash flow or returns on capital because it is currently at a pre-revenue stage. Nevertheless, we believe that SeaStar Medical meets the primary criteria set forth in our registration statement on Form S-1, and aligns with our business and investment strategies. For example, we believe that SeaStar Medical (a) has a sustainable business model with the ability to successfully navigate the ebbs and flows of an economic downturn, and changes in the medical device industry landscape and regulatory environment, (b) have demonstrated differentiated competitive advantages with high barriers to entry against new competitors though the patent protection of its SCD technologies, and (c) potential FDA approval and subsequent commercialization of its pediatric and adult AKI product candidates is an inflection point for SeaStar Medical and the company would benefit from LMAO’s incremental capital.

Based on the financial analysis of SeaStar Medical considered in approving the Business Combination as well as the valuation analysis provided by Skyway, including a comparison of comparable companies, the Board determined that SeaStar Medical had a pre-money valuation of no less than $85 million. As of April 21, 2022, the date the Merger Agreement was executed, the balance of funds in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account) was approximately $105.6 million and the threshold amount for satisfaction of the 80% test was therefore approximately $84.5 million. Accordingly, the Board determined that at the time the Merger Agreement was entered into, SeaStar Medical had a fair market value of at least 80% of the value of the Trust Account. In addition to considering the factors described above, the Board also considered that some officers and directors of LMAO may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of LMAO’s stockholders (see “Proposal 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination”). LMAO’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the Business Combination:

The Board concluded that the potential benefits that it expected LMAO and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interests of, LMAO and its stockholders.

In addition to all of the factors described above, the Board primarily relied upon a comparable company analysis to assess the value that the public market would likely assign to SeaStar Medical following a business combination with LMAO. The relative valuation analysis was based on small and large cap publicly traded companies in the healthcare and medical device sector, and the companies for this analysis were selected with the assistance of Skyway. The Board relied primarily on a comparable company analysis, as opposed to a discounted cash flow analysis, because the Board believed that comparable company valuations are a more accurate gauge of valuation for a pre-revenue medical device company such as SeaStar Medical. Specifically, a comparable company analysis enabled the LMAO Board to focus on comparable companies that have medical device products and/or product candidates with market profiles and/or regulatory pathways that are similar or analogous to SeaStar Medical, as the Board believed that the nature of SeaStar Medical’s product candidate in conjunction with its regulatory strategy was an important element of the future value of SeaStar Medical. In addition, notwithstanding the relatively small size of SeaStar, Skyway included certain large cap company valuations in its valuation analysis, which the Board thereafter incorporated into its overall review, as the Board believes that SeaStar Medical’s SCD technology represents a broadly applicable platform technology that is already in a later stages of the FDA-review process for the pediatric market. Due to the potential broad application of the SCD technology and its current regulatory status, the Board saw SeaStar Medical’s product profile as similar to products being commercialized by certain large companies (and hence would be relevant for the valuation of the SCD technology platform). The Board further recognized the limitations of restricting the comparable valuations to small cap companies given the limited number of such small cap companies captured in Skyway’s valuation analysis that were considered to be good comparables based on the nature and stage of development of SeaStar’s technology platform.

The revenue, EBITDA and enterprise value for the selected comparable companies are summarized in the table below:

(US$ in millions)
	Revenue(1)			EBITDA(1)
Company	Last Twelve Months	2024E	2025E	Last Twelve Months	2024E	2025E	Enterprise Value(2)
Small Cap
CorMedix Inc.	$0	$47	$110	$(29)	$(6)	$49	$127
Cytosorbents Corporation	43	89	108	(22)	17	31	125
Spectral Medical Inc.	2	73	198	(7)	15	67	73
Median	$2	$73	$110	$(22)	$15	$49	$125
Mean	22	81	153	(14)	16	49	99

Large Cap
Johnson & Johnson	$94,880	$104,047	$108,347	$32,371	$38,190	$41,725	$473,068
Medtronic plc	31,785	35,122	37,373	9,609	11,047	11,427	160,296
Stryker Corporation	17,108	20,971	22,467	4,645	6,110	6,745	108,726
Boston Scientific Corporation	11,888	14,819	15,788	3,102	4,535	3,649	70,853
Baxter International Inc.	12,784	17,415	18,319	2,981	4,343	4,680	53,867
Fresenius Medical Care AG & Co.	19,018	23,150	24,484	2,885	4,964	5,373	33,816
DaVita Inc.	11,619	13,111	13,847	2,451	2,972	2,972	24,802
Smith & Nephew plc	5,212	5,939	6,257	1,178	1,651	1,743	15,566
Median	$14,946	$19,193	$20,393	$3,042	$4,750	$5,026	$62,360
Mean	25,537	29,322	30,860	7,403	9,196	9,789	117,624

(1)	Capital IQ consensus estimates for 2024E and 2025E
(2)

Enterprise value equals all fully diluted shares at the stock price less any option proceeds plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash.

The revenue and EBITDA multiples for the selected comparable companies are summarized in the table below:

	Last Twelve Months		EV / 2024E		EV / 2025E
Company	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA
Small Cap
CorMedix Inc.	NM	NM	2.7	NM	1.2	2.6
Cytosorbents Corporation	2.9	NM	1.4	7.4	1.2	4.0
Spectral Medical Inc.	NM	NM	1.0	4.8	0.4	1.1
Median	2.9x	NM	1.4x	6.1x	1.2x	2.6x
Mean	2.9x	NM	1.7x	6.1x	0.9x	2.6x
Large Cap
Johnson & Johnson	5.0	14.6	4.5	12.4	4.4	11.3
Medtronic plc	5.0	16.7	4.6	14.5	4.3	14.0
Stryker Corporation	6.4	23.4	5.2	17.8	4.8	16.1
Boston Scientific Corporation	6.0	22.8	4.8	15.6	4.5	19.4
Baxter International Inc.	4.2	18.1	3.1	12.4	2.9	11.5
Fresenius Medical Care AG & Co.	1.8	11.7	1.5	6.8	1.4	6.3
DaVita Inc.	2.1	10.1	1.9	9.1	1.8	8.3
Smith & Nephew plc	3.0	13.2	2.6	9.4	2.5	8.9
Median	4.6x	15.6x	3.8x	12.4x	3.6x	11.4x
Mean	4.2x	16.3x	3.5x	12.3x	3.3x	12.0x

The set of comparable companies traded at valuations equivalent to 0.4x up to 4.8x forecasted 2025 revenues, with a median and mean of 1.2x and 0.9x, respectively, for small cap companies and a median and mean of 3.6x and 3.3x, respectively, for large cap companies. The set of comparable companies traded at valuations equivalent to 1.1x up to 19.4x forecasted 2025 EBITDA, with a median and mean of 2.6x and 2.6x, respectively, for small cap companies and a median and mean of 11.4x and 12.0x, respectively, for large cap companies. As described above, the enterprise valuation of the Business Combination is expected to be approximately $85 million, which is equivalent to an estimated 1.8x forecasted 2025 revenues for SeaStar Medical and the equivalent to an estimated 4.3x forecasted 2025 EBITDA of SeaStar Medical.

The Board also utilized a discounted cash flow analysis, which is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. Such analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value. The discounted cash flow analysis was prepared with the assistance of Skyway.

(US$ in thousands)
	2022E	2023E	2024E	2025E
Revenue	0	1,715	6,248	47,224
EBITDA	(6,601)	(13,709)	(14,239)	19,977
Margin %				42.3%
Depreciation	(2)	(2)	(2)	0
EBIT	(6,603)	(13,710)	(14,240)	19,977
Margin %				42.3%
Tax on EBIT	1,981	4,113	4,272	(5,993)
Tax rate
Net Operating Profit After Tax (NOPAT)	(4,622)	(9,597)	(9,968)	13,984
Depreciation & Amortization	2	2	2	0
Capex	0	0	0	0
Change in Net Working Capital	355	63	(7,779)	(31,125)
Unlevered Free Cash Flow	(4,265)	(9,533)	(17,746)	(17,141)
Terminal Value (4.0x 2025E Revenue)				188,895
Discount factor	0.91	0.80	0.70	0.62
Discounted Free Cash Flow	(3,894)	(7,642)	(12,491)	(10,594)
PV of Free Cash Flows 2022E-2025E	(34,620)
PV of Terminal Value 2025E	116,741
Enterprise Value	82,121

For purposes of the discounted cash flow analysis above, LMAO assumed a 4.0x terminal revenue multiple and 13.9% weighted average cost of capital. Applying a discounted cash flow sensitivity analysis based on varying terminal value multiples ranging from 3.5x to 4.5x revenue and weighted average cost of capital ranging between 12% and 16%, SeaStar Medical is valued between $65 and $100 million on an enterprise basis.

In view of the foregoing, the Board relied on both qualitative and quantitative factors in determining that the pre-money valuation of SeaStar Medical, at the time of the Merger Agreement’s execution, was no less than $85 million. As described above, although the Board originally determined in September 2021, based on a preliminary evaluation of public company comparables, that a value of $100-125 million was a potentially supportable valuation for SeaStar Medical, when discussions with SeaStar Medical resumed in February 2021, the Board concluded that the change in market conditions also likely warranted a lower valuation. Also as described above, when transaction discussions resumed with SeaStar Medical, SeaStar Medical communicated that a valuation lower than $85 million was not agreeable to SeaStar Medical stockholders, and in any event, the Board was mindful that a valuation of at least $84.5 million would be needed to satisfy the 80% test. Accordingly, the Board understood that a valuation of at least $85 million would need to be supportable in order to proceed with the transaction.

In determining that SeaStar Medical has a pre-money valuation of no less than $85 million, the Board relied upon the fact that the 4.3x EBITDA multiple of estimated 2025 EBITDA that is implied by the $85 million valuation was within the range of EBITDA multiples for the comparable companies. The Board concluded that although 4.3x multiple was a higher multiple than the three reviewed small cap companies, such multiple was justified by qualitative and other factors described below, and in any event the $85 million implied a substantially lower multiple of estimated 2025 EBITDA than the large cap companies that were reviewed. Similarly, the 1.8x multiple of estimated 2025 revenue implied by the $85 million valuation fell within the ranges of comparable companies, and although the implied multiple was higher than the three small cap companies reviewed, the 1.8x was substantially lower than the large cap revenue multiples described above. There were several additional factors that led the Board to conclude that SeaStar Medical’s valuation was appropriately placed within the range of valuation multiples of the comparable companies, including: the commitment of the Dow Pension Funds to invest at the $85 million valuation, the status and progress of SeaStar Medical’s pursuit of FDA HDE regulatory approval, the regulatory and development strategy for SeaStar Medical’s SCD products (including the initial focus on the pediatric market), and the general size of the market for applications of the SCD technology platform. Based on this analysis and these factors, the Board determined that the consideration being paid in the Business Combination is fair to and in the best interests of LMAO and its stockholders.

Summary of LMAO Financial Analysis

SeaStar Medical provided LMAO with its internally prepared projections for the fiscal years ending December 31, 2022 through December 31, 2025 in connection with LMAO’s evaluation of SeaStar Medical. The financial projections were developed by SeaStar Medical’s management using inputs and assumptions from SeaStar Medical personnel, with detailed oversight and review from SeaStar Medical’s board of directors. The financial projections were not prepared with a view towards public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of SeaStar Medical’s management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of SeaStar Medical’s management, the expected course of action and revenues that SeaStar Medical anticipates generating, if the assumptions incorporated in the projections are themselves realized. SeaStar Medical management believes the assumptions included in the projections to be reasonable, based on currently available information and professional judgement and experience, which are inherently uncertain and difficult to predict and many of which are beyond the preparing parties’ control. SeaStar Medical does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of SeaStar Medical’s future performance, revenue, financial condition or other results. These projections were prepared solely for internal use in connection with SeaStar Medical management’s review of fundraising transactions, the proposed Business Combination and other management purposes, and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the projections may be materially different than actual results.

The projections reflect the consistent application of the accounting policies of SeaStar Medical and should be read in conjunction with the significant accounting policies included in Note 2 accompanying the historical audited financial statements of SeaStar Medical included in this proxy statement/prospectus.

The financial projections, including Revenue, Gross Profit, EBITDA and Net Income after taxes are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond SeaStar Medical’s control.

While all projections are necessarily speculative, SeaStar Medical believes that the prospective financial information covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that SeaStar Medical, we or our respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections prepared by SeaStar Medical’s management were requested by, and disclosed to, LMAO and to our Board for use as a component in its overall evaluation of SeaStar Medical. Additionally, the projections were provided by us to Skyway Capital LLC for its use in connection with its financial analyses and valuation presentation to our Board. Accordingly, such projections are included in this proxy statement/prospectus on that account.

Neither we nor SeaStar Medical has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to our Board. Neither we, SeaStar Medical’s management nor any of our or SeaStar Medical’s representatives has made or makes any representation to any person regarding the ultimate performance of the Combined Company compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. The Combined Company will not refer back to these projections in its future periodic reports filed under the Exchange Act.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. While SeaStar Medical has provided certain additional historical financial information to the management of LMAO, including financial information prior to 2020, such information was not deemed to have a material impact on the financial projection presented herein due to the fact that SeaStar Medical’s business operations and financial performance during such prior periods did not materially represent its core operations since 2020.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR SEASTAR MEDICAL, LMAO UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, SeaStar Medical’s management. None of MaloneBailey, LLP, LMAO’s independent registered public accounting firm, or Armanino LLP, the independent registered public accounting firm of SeaStar Medical has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information presented herein and, accordingly, MaloneBailey, LLP and Armanino LLP express no opinion or any other form of assurance on it. Armanino LLP’s report included in this proxy statement/prospectus relates to SeaStar Medical’s previously issued historical financial statements. It does not extend to the financial projections and should not be read to do so.

The key elements of the projections are summarized below, which were prepared by SeaStar Medical’s management:

($ in thousands)	Historical		Projected
	2020	2021	2022	2023	2024	2025
Revenues	$—	$—	$—	$1,715.0	$6,247.5	$47,223.8
Cost of goods sold	$—	$—		$164.2	$598.0	$5,031.9

Gross profit	$—	$—	$—	$1,550.8	$5,649.5	$42,191.9
Operating expenses	6,453.0	4,449.0	6,601.1	15,259.3	19,888.0	22,214.6
Depreciation and amortization			1.80	1.80	1.80	—

Operating expenses	6,453.00	4,449.00	6,602.90	15,261.10	19,889.80	22,214.60

Operating loss (income)	(6,453.00)	(4,449.00)	(6,602.90)	(13,710.30)	(14,240.30)	19,977.30

Other income (loss)	6,494.00	64.00
Interest expense	(3,308.00)	(212.00)	—	—	—	—

Net income (loss) before income taxes	(3,267.00)	(4,597.00)	(6,602.90)	(13,710.30)	(14,240.30)	19,977.30

Discontinued operations
Income taxes (benefit)	9.0	(1.0)	—	—	—	—

Net operating profit after tax	(3,276.0)	(4,596.0)	(6,602.9)	(13,710.3)	(14,240.3)	19,977.3

Interest expense	3,308.00	212.00
Income taxes (benefit)	9.0	(1.0)	—
Depreciation and amortization	—	—	1.8	1.8	1.8	—

EBITDA (1)	41.0	(4,385.0)	(6,601.1)	(13,708.5)	(14,238.5)	19,977.3

EBIT	(6,453.0)	(4,449.0)	(6,602.9)	(13,710.3)	(14,240.3)	19,977.3

(1)

EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of operating performance.

Revenue Projections Approach and Methodology

The financial projections were developed by SeaStar Medical’s management, using inputs and assumptions from internal SeaStar Medical personnel, with detailed oversight from SeaStar Medical’s board of directors. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of SeaStar Medical’s management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of SeaStar Medical’s management, the expected course of action and revenues that SeaStar Medical anticipates generating, if the assumptions incorporated in the projections are themselves realized. The projections were reviewed and approved by the SeaStar Medical board of directors.

SeaStar Medical’s revenue projections are prepared using a “top-level-down” methodology, meaning that SeaStar Medical utilizes general assumptions to create a strategic build to revenue rather than utilizing a bottoms-up methodology year-over-year growth rate assumptions. This “top level-down” methodology, in SeaStar Medical’s view, reasonably accounts for, among other factors, historical data, market data, SeaStar Medical’s historical relative performance against peers, and detailed data inputs from the management of SeaStar Medical, each factor of which is described in further detail below and in the section titled “Material Assumptions

Underlying the Financial Projections,” and better ensures that the projections are internally consistent. SeaStar Medical’s revenue projections are based on revenue streams from two sources:

•	New SCD product candidate sales to pediatric hospitals based on a HDE approval for pediatric acute kidney injury patients on continuous renal replacement therapy; and

•	New SCD product candidate sales to adult hospitals based on a PMA approval for adult acute kidney injury patients on continuous renal replacement therapy.

Revenue Projections

The projected revenue generated from the new SCD pediatric sales is estimated by using:

•	United States Government Agency for Healthcare Research data to estimate the annual number of pediatric acute kidney injury patients on continuous renal replacement therapy;

•	The number of SCD treatments per patient based on pediatric clinical study length of treatment; and

•	The price per SCD based on current pricing of extracorporeal therapies used today.

The projected revenue generated from the new SCD adult sales is estimated by using:

•	United States Government Agency for Healthcare Research data to estimate the annual number of adult acute kidney injury patients on continuous renal replacement therapy;

•	The number of SCD treatments per patient based on adult clinical study length of treatment; and

•	The price per SCD based on current pricing of extracorporeal therapies used today.

SeaStar Medical believes its revenue projections are reasonable because they are based on SeaStar Medical’s historical financial data, third party market data, and detailed data inputs from the management of SeaStar Medical. SeaStar Medical has further confidence in the reasonableness of its projections because they were reviewed and approved by the SeaStar Medical board of directors.

Material Assumptions Underlying the Financial Projections

The financial projections set forth in the table of full year SeaStar Medical financial projections from 2022 - 2025 above reflect numerous assumptions, including SeaStar Medical’s plan for commercialization of its product candidates, potential revenue opportunities of SCD product candidates, the market acceptance of SCD product candidates, the timing of FDA regulatory approval process, current discussion with potential customers of SCD product candidates, the ability to scale the production and distribution SCD solutions, general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond SeaStar Medical’s control, such as SeaStar Medical’s limited operating history, the timing and process for obtaining FDA approval of SCD product candidates, the variability of SeaStar Medical’s results period-to-period, and the other risks and uncertainties discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical” and “Cautionary Note Regarding Forward-Looking Statements.”

Projected growth in SeaStar Medical’s SCD from 2022 to 2025 has several key assumptions, which include and are not limited to:

•	Obtaining FDA HDE regulatory approval in the first quarter of 2023;

•	Enrolling patients for SCD 006 (Adult AKI Pivotal Study) beginning in the first quarter of 2023; and

•	Obtaining FDA PMA regulatory approval in the first half of 2025.

Additionally, the projections included herein are subject to certain assumptions regarding the overall market in which the Combined Company plans to operate, including, but not limited to:

•

Market growth assumptions for 2022 through 2025. Historically, the acute kidney market has grown 7.8% per annum from 2012 to 2016 and current internal estimates see that trend continuing at a similar rate through 2027. This is based on an aging population where adults over 45 years of age tend to have higher comorbidities that are correlated with acute kidney injury. The growth of sales during this time period is based solely on market share gains, and not by increase of pricing or number of occurrences.

•

Growth in headcount. Currently, SeaStar Medical’s headcount is three full time employees and a network of external consultants that have enabled it to achieve certain milestones. SeaStar Medical will hire key executives, financial, clinical, medical, operations, regulatory and commercial roles over the next 12 months in support of the pediatric commercial launch and patient enrollment for SCD 006 in the first quarter of 2023. Additional hires will be added to continue to support the growth of sales, advancement of medical education program and future growth opportunities.

•

Large available market. Given SeaStar Medical projects it will have ample room to grow into the adult AKI target market (patients on CRRT), it believes the scope of the market opportunity will justify its assumptions regarding increasing use of its SCD product. As the financial projections do not include an annual growth in either number of patients or pricing, SeaStar Medical believes this presents future opportunity growth not contemplated in the current financial projections.

•

Expansion into new markets. The majority of projected new revenue will be derived from the top 50 pediatric hospitals, where 20% of those hospitals have personnel with experience using the SCD product. SeaStar Medical believes that targeting the top 20% of these pediatric hospitals initially will build a customer base that will continue to grow as case reports and additional studies support using the SCD product. The adult AKI expansion will follow a similar approach as the pediatric commercial launch and growth, despite the fact that the adult AKI market has a significantly larger market size.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of the approval of the Business Combination Proposal and each of the other Proposals, you should keep in mind that LMAO’s director, officers, and certain advisors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including that:

•

If an initial business combination is not completed within 21 months from the closing of the IPO (October 29, 2022), LMAO will be required to liquidate. In such event, 2,587,500 shares of Class B Common Stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. If such founder shares were unrestricted and freely tradeable, they would be valued at approximately $26.5 million, based on the closing price of Class A Common Stock on September 16, 2022.

•	If an initial business combination is not completed within 21 months from the closing of the IPO (October 29, 2022), the private placement warrants held by the Sponsor will expire worthless.

•

That the Sponsor and its affiliates can earn a positive rate of return on their investment even if LMAO’s public stockholders experience a negative return following the consummation of the Business Combination.

•

The exercise of LMAO’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interests.

•

If the Business Combination with SeaStar Medical is completed, pursuant to the Director Nomination Agreement, the Sponsor will have a right to designate two (2) directors of the Combined Company board of directors.

•

In connection with the determination of the valuation of SeaStar Medical, LMAO engaged Skyway to act as financial advisor to LMAO. One of LMAO’s board members, Marty Traber, is the Chairman of Skyway. The Board was made aware of Mr. Traber’s connection to Skyway, discussed that Mr. Traber could derive directly or indirectly a pecuniary benefit given the fee paid by LMAO to Skyway in connection with their services and ultimately the remainder of the Board (other than Mr. Traber) unanimously approved the engagement of Skyway to act as financial advisor to LMAO.

•

The Sponsor and its affiliates are active investors across a number of different investment platforms and companies, which we and our Sponsor believe improved the volume and quality of opportunities that were available to LMAO. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple entities. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our Existing Charter provides that LMAO renounce its interest in any business combination opportunity offered to any of our directors or officers unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of LMAO, is an opportunity that we are legally permitted to undertake, would be reasonable for LMAO to pursue, and the director or officer is permitted to refer the opportunity to us without violating any legal obligation. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.

•

In connection with our IPO, Maxim was engaged to act as sole manager to LMAO and is entitled to a deferred underwriting fee of $3,622,500 upon the completion of the Business Combination. In connection with the IPO, Maxim received an underwriting discount of $2,070,000. In the event that the Business Combination is not consummated and LMAO is unable to consummate another business combination within the timeline required by LMAO’s organizational documents, Maxim would not be entitled to receive the deferred portion of the IPO underwriter fees. Pursuant to the terms of the underwriting agreement dated as of January 25, 2021, Maxim agreed to waive its right to redeem 103,500 shares of Class A Common Stock in connection with the Business Combination.

•

Maxim and LMAO entered into the Maxim-LMAO Engagement Letter on March 4, 2021, pursuant to which Maxim provided LMAO with due diligence and financial advisory services until such engagement was terminated pursuant to a termination letter (the “Termination Letter”) entered into on April 21, 2022 (the “Advisory Termination Date”). Prior to the Advisory Termination Date, representatives of Maxim assisted LMAO in efforts to identify and evaluate potential candidates for business combination targets in consideration for advisory fees that Maxim, pursuant to the Termination Letter, agreed to forgo in connection with the Business Combination (provided that if LMAO consummates an initial business combination with a target other than SeaStar Medical that is identified by Maxim during the twelve month period following the Advisory Termination Date, Maxim will be entitled to a portion of the fees otherwise payable to Maxim under the Maxim-LMAO Engagement Letter). Prior to the Advisory Termination Date, a portion of the fees payable under the Maxim-LMAO Engagement Letter would have been due only upon consummation of the Business Combination or another business combination by LMAO within the timeline required by LMAO’s organizational documents.

•

Maxim and SeaStar Medical entered into an engagement letter dated August 14, 2021 (the “Maxim-SeaStar Engagement Letter”), pursuant to which SeaStar Medical retained Maxim as its exclusive financial advisor and investment banker to provide certain financial advisory and investment banking services, including advisory services in connection with the Business Combination. As consideration for Maxim’s services under the Maxim-SeaStar Engagement Letter, Maxim is entitled to receive, and SeaStar Medical agreed to pay Maxim, (i) a monthly retainer fee of $15,000 per month for the term of the Maxim-SeaStar Engagement Letter (for a minimum of six (6) months) and (ii) a cash fee of 2.0% of the enterprise value of the combined entity following consummation of the Business Combination (to be no less than $500,000), to be paid at the Closing Date (the “Transaction Fee”). As of June 30, 2022, SeaStar Medical has paid a total of $150,000 in monthly retainer fees to Maxim, which will offset the Transaction Fee upon the consummation of the

Business Combination. In addition, SeaStar Medical agreed to reimburse Maxim for reasonable expenses incurred in connection with the engagement. The Maxim-SeaStar Engagement Letter contains customary indemnification provisions. Either party may terminate the Maxim-SeaStar Engagement Letter (i) for cause or (ii) at any time after six (6) months with written notice to the other party.

•

LMAO also engaged Maxim to act as sole placement agent for the PIPE Investment in connection with the Business Combination. In consideration for Maxim’s placement agent services, Maxim will receive a fee equal to 7.0% of the gross proceeds received by LMAO in the PIPE Investment (not including proceeds from certain PIPE Investors, such as the Dow Pension Funds) and expense reimbursements in connection therewith. The fees owed to Maxim by LMAO (including Maxim’s deferred underwriting fee) are contingent upon the closing of the Business Combination or the completion of the PIPE Investment. Additionally, Maxim will receive a placement agent fee of 4.0% of the gross proceeds from each sale of shares by the Combined Company to Tumim Stone Capital under the Common Stock Purchase Agreement.

•

The Board was fully informed that representatives of Maxim, in Maxim’s capacity as SeaStar Medical’s advisor pursuant to the Maxim-SeaStar Engagement Letter, communicated with LMAO and with other potential merger candidates, on behalf of SeaStar Medical, in relation to a potential transaction involving SeaStar Medical and that the services Maxim provided to SeaStar Medical included assisting with evaluating the commercial terms of the letter of intent submitted by LMAO. SeaStar Medical, in turn, was fully informed that, while representatives of Maxim were providing advisory services to SeaStar Medical, other representatives of Maxim were, prior to termination of the Maxim-LMAO Engagement Letter, providing services to LMAO as their advisor, including the evaluation of potential acquisition opportunities, until the Termination Letter was executed. Maxim did not, in its capacity as advisor to LMAO prior to the Termination Letter, or in its capacity as placement agent for the PIPE Investment, provide to the Board any appraisal, valuation report, fairness opinion or other report related to the potential valuation of SeaStar Medical. Prior to determining to proceed with the Business Combination, the Board engaged Skyway for the purpose of reviewing SeaStar Medical’s financial models and projections and to provide valuation and financial advice to the Board. After careful consideration, the Board made its determination that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, LMAO and its stockholders.

These interests as described above may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize LMAO’s officers and directors to complete an initial business combination, even if on terms less favorable to LMAO’s stockholders compared to liquidating LMAO, because, among other things, if LMAO is liquidated without completing an initial business combination, the founder shares and private placement warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $27 million based on the closing price of Class A Common Stock and LMAO warrants on September 16, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to LMAO would not be repaid to the extent such amounts exceed cash held by LMAO outside of the Trust Account (which such expenses and loans, including the Extension Loan, as of September 15, 2022, amounted to approximately $2.8 million).

Certain Engagements in Connection with the Business Combination and Related Transactions

Maxim was engaged by SeaStar Medical to act as a financial advisor in connection with a business combination with a special purpose acquisition company and will receive compensation in connection therewith. Maxim was engaged by LMAO to act as sole manager to LMAO for their IPO and is entitled to a deferred underwriting fee of $3,622,500 upon the completion of the Business Combination. Maxim communicated with LMAO and other potential merger candidates on behalf of SeaStar Medical and assisted SeaStar Medical with evaluating the commercial terms of the letters of intent submitted by LMAO. Maxim did not provide to the Board advice, an appraisal, valuation report, fairness opinion or other report related to the potential valuation of SeaStar Medical. On March 4, 2021, LMAO had engaged Maxim to act as its exclusive advisor with respect to the identification and evaluation of potential business acquisition opportunities. On April 21, 2022, LMAO and Maxim formally terminated their relationship set forth in the Maxim-LMAO Engagement Letter. Pursuant to the Termination Letter, LMAO will not owe Maxim any fees in connection with the Maxim-LMAO Engagement Letter should the Business Combination be completed (provided that if LMAO consummates an initial business combination with a target other than SeaStar Medical that is identified by Maxim during the twelve month period following termination of the engagement letter, Maxim will be entitled to a portion of the fees otherwise payable to Maxim under the Maxim-LMAO Engagement Letter). LMAO also engaged Maxim to act as sole placement agent for the PIPE Investment in connection with the Business Combination. For its role as placement agent, LMAO agreed to pay Maxim a fee equal to 7.0% of the gross proceeds received by LMAO in the PIPE Investment (not including proceeds from certain PIPE Investors, such as the Dow Pension Funds) and expense reimbursements in connection therewith. Maxim’s fees (including their deferred underwriting fee) are contingent upon the closing of the Business Combination. Maxim’s fees with respect to its engagement as sole placement agent are contingent upon the completion of the PIPE Investment. Additionally, Maxim will receive a placement agent fee of 4.0% of the gross proceeds from each sale of shares by the Combined Company to Tumim Stone Capital under the Common Stock Purchase Agreement. Maxim provided the Board with a description of Maxim’s relationship with SeaStar Medical prior to Maxim’s engagement by LMAO for a possible private investment in public equity transaction. For more information regarding the role of Maxim in the transaction negotiations, please read “Background of the Business Combination.” None of our Sponsor, directors, officers or any of their affiliates will participate in the PIPE Investment.

Maxim (together with its affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, investment banking, advisory, investment research, market making, brokerage and other activities and services. Subject to certain conditions, LMAO granted Maxim, until 18 months after the date of the consummation of its initial business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal, 50% of the economics, for any and all future public and private equity, convertible and debt offerings for LMAO or any of its successors, including the Combined Company, or its subsidiaries. As such, Maxim and its affiliates may provide investment banking services to LMAO, SeaStar Medical, the Combined Company, and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, Maxim and its affiliates, officers, directors and employees may hold a broad array of investments and actively trade securities (or related derivative securities) that may involve securities and/or instruments of LMAO or SeaStar Medical, or their respective affiliates. For more information regarding Maxim’s potential conflicts of interest please see “Risk Factors – Risks Related to LMAO’s Business and the Business Combination - Maxim and its affiliates have multiple roles in the Business Combination, which give rise to potential conflicts of interest.”

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination

As of [●], 2022, there are 10,453,500 shares of Class A Common Stock issued and outstanding, and 2,587,500 shares of Class B Common Stock issued and outstanding. There is outstanding an aggregate of 16,088,000 warrants, which includes 5,738,000 private placement warrants and 10,350,000 public warrants. Each warrant entitles the holder thereof to purchase one share of Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of Common Stock of the Combined Company.

Under the “no redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 47.9% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 3.2% of the Combined Company, Tumim Stone Capital will own approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 11.9% of the Combined Company, and the SeaStar Medical stockholders (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the Combined Company.

Under the “50% redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 31.7% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 4.2% of the Combined Company, Tumim Stone Capital will own approximately 1.5% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 15.5% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 47.1% of the Combined Company.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 6.2% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 5.7% of the Combined Company, Tumim Stone Capital will own approximately 2.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 21.3% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the Combined Company. The following summarizes the pro forma ownership of Common Stock following the Business Combination and the issuance of shares pursuant to the PIPE Investment assuming no redemptions, 50% redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of SeaStar Medical Common Stock and Common Stock issued and outstanding as of June 30, 2022 and are subject to the following additional assumptions:

•

all SeaStar Medical equity is computed on a fully-diluted basis including all outstanding options, warrants and restricted stock units, and assumes the Convertible Note Conversion and the Preferred Stock Conversion occur on September 30, 2022;

•

the shares to be issued to SeaStar Medical stockholders (A) do not account for (i) the issuance of any additional shares upon the Closing under the Incentive Plan or ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO, and (B) assumes (i) SeaStar Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S. Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap, and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date);

•	no exercise of LMAO warrants; and

•	no issuance of additional securities by LMAO prior to the Closing of the Business Combination.

If any of these assumptions are not correct, these percentages will be different.

On September 9, 2022, SeaStar Medical entered into a Credit Agreement with LMFA pursuant to which LMFA agreed to make advances to SeaStar Medical of up to $700,000 for general corporate purposes at an interest rate equal to 15% per annum. All advances made to SeaStar Medical under the Credit Agreement and accrued interest are due and payable to LMFA on the maturity date. The maturity date of the loan is the earlier of (a) October 25, 2022, (b) the consummation of the Business Combination, and (c) the termination of the Merger Agreement. As of September 15, 2022, SeaStar Medical has borrowed $350,000 under the Credit Agreement. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical—Recent Developments” for additional information.

For purposes of the table:

No Redemptions: This scenario assumes that no LMAO public stockholders exercise their redemption rights with respect to their Class A Common Stock upon consummation of the Business Combination.

50% Redemptions: This scenario assumes that LMAO public stockholders holding approximately 5,175,000 shares of Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination.

Maximum Redemptions: This scenario assumes that public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination. Pursuant to the terms of the underwriting agreement dated as of January 25, 2021, Maxim agreed to waive its right to redeem 103,500 shares of Class A Common Stock in connection with the Business Combination.

	No Redemption(1)(2)	50% Redemption(1)(2)	Maximum Redemption(1)(2)
Shares:
LMAO Public Stockholders	10,453,500	5,278,500	753,500
Sponsor	2,587,500	2,587,500	2,587,500
PIPE Investors	700,000	700,000	700,000
Equity Line Investor(3)	250,000	250,000	250,000
SeaStar Stockholders	7,838,458	7,838,458	7,838,458

	21,829,458	16,654,458	12,129,458
Ownership Percentage:
LMAO Public Stockholders	47.9%	31.7%	6.2%
Sponsor	11.9%	15.5%	21.3%
PIPE Investors	3.2%	4.2%	5.7%
Equity Line Investor(3)	1.1%	1.5%	2.1%
SeaStar Stockholders	35.9%	47.1%	64.7%

(1)

LMAO will pay Maxim an aggregate amount of $3,622,500 as deferred underwriting fees upon the completion of the Business Combination. The following table presents the underwriting fees, which includes an underwriting discount of $2,070,000, as a percentage of the aggregate proceeds from the IPO across various redemption scenarios:

Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemptions)	Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemptions)	Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemptions)
10,453,500	5.5%	5,278,500	11.2%	753,500	124.8%

(2)

Stockholders will experience additional dilution to the extent the Combined Company issues additional shares of Common Stock after the Closing. The table above excludes (a) 16,788,000 shares of Common Stock that will be issuable upon the exercise of the 5,738,000 Private Placement Warrants, 700,000 PIPE

Warrants, and 10,350,000 public warrants; (b) 703,311 shares of Common Stock that will be issuable upon the exercise of the 57,942 SeaStar Medical warrants and 271,280 SeaStar Medical options, and settlement of 255,000 SeaStar Medical restricted stock units assumed by LMAO; (c) 1,270,000 shares of Common Stock that will initially be available for issuance under the Incentive Plan; (d) 380,000 shares of Common Stock that will be available for issuance under the ESPP; and (e) shares of Common Stock that will be issuable under the Common Stock Investment. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total shares of Common Stock outstanding at Closing	21,829,458	53.21%	16,654,458	46.45%	12,129,458	38.73%
Shares underlying public warrants	10,350,000	25.23%	10,350,000	28.87%	10,350,000	33.04%
Shares underlying Private Placement Warrants	5,738,000	13.99%	5,738,000	16.00%	5,738,000	18.32%
Shares underlying PIPE Warrants	700,000	1.71%	700,000	1.96%	700,000	2.24%
Shares underlying SeaStar assumed equity awards	703,311	1.71%	703,311	1.96%	703,311	2.24%
Shares initially reserved for issuance under the Incentive Plan(a)	1,270,000	3.10%	1,270,000	3.54%	1,270,000	4.05%
Shares initially reserved for issuance under the ESPP	380,000	0.93%	380,000	1.07%	380,000	1.20%
Shares initially reserved for SeaStar warrants	57,942	0.14%	57,942	0.16%	57,942	0.18%
Total Shares(b)	41,028,711	100%	35,853,711	100%	31,328,711	100%

(a)

On the first trading day in January each calendar year, beginning with 2023, the number of shares of Common Stock available for issuance under the Incentive Plan will automatically increase by three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

(b)	The number of total shares does not include any drawdowns of Common Stock issuable as part of the Common Stock Investment.

(3)

Represents the Commitment Shares to be issued as payment for the Commitment Fee pursuant to the Common Stock Purchase Agreement, assuming that the Commitment Shares are valued at $10 per share of Common Stock (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date); including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0%, 2.7%, and 3.7% of the Combined Company in the “no redemption,” “50% redemption,” and “maximum redemption” scenarios, respectively.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting LMAO will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the SeaStar Medical stockholders are expected to have a majority of the voting power of the Combined Company, SeaStar Medical will comprise all of the ongoing operations of the Combined Company, SeaStar Medical will comprise a majority of the governing body of the Combined Company, and SeaStar Medical’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SeaStar Medical issuing shares for the net assets of LMAO, accompanied by a recapitalization. The net assets of LMAO will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of SeaStar Medical.

Redemption Rights

Pursuant to our Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of September 15, 2022, this would have amounted to approximately $10.30 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares and

(ii)

prior to 5.00 p.m., Eastern Time, on October [•], 2022, (a) submit a written request to Continental that LMAO redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting - Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Vote Required for Approval

Along with the approval of the Charter Approval Proposal and the Nasdaq Proposal, approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. The Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Director Nomination Proposal are dependent upon approval of the Business Combination Proposal. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective.

Approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon.

As of [●], 2022, a total of 2,587,500 shares of Common Stock, or approximately 20% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, only 3,933,001 shares of common stock held by the public stockholders will need to be present and entitled to vote to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 672,751 shares of common stock, or approximately 6.4% of the 10,453,500 shares of Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION UNDER PROPOSAL 1.

PROPOSAL 2 - THE CHARTER APPROVAL PROPOSAL

Overview

LMAO’s stockholders are being asked to adopt the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of Combined Company.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B:

•

Changes to Authorized Capital Stock - the Existing Charter authorized the issuance of 121,000,000 total shares, consisting of (a) 100,000,000 shares of Class A Common Stock, (b) 20,000,000 shares of Class B Common Stock and (c) 1,000,000 shares of preferred stock. The Proposed Charter reclassifies our Class A Common Stock as “Common Stock” (after giving effect to the conversion of each outstanding share of Class B Common Stock into Class A Common Stock under the terms of the Existing Charter) and authorizes the issuance of 110,000,000 total shares, consisting of (a) 100,000,000 shares of Common Stock, and (b) 10,000,000 shares of preferred stock;

•	Classified Board - the Existing Charter divides the Board into two classes with staggered two-year terms. The Proposed Charter divides the Board into three classes with staggered three-year terms;

•

Director Removal - provide for the removal of directors for cause only by stockholders holding at least two-thirds (66 and 2/3%) of the outstanding shares of capital stock of the Combined Company, voting together as a single class, entitled to vote at an election of directors; and

•	Removal of Blank Check Company Provisions - eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Changes to Authorized Capital Stock

The Existing Charter authorizes 121,000,000 shares, consisting of (a) 100,000,000 shares of Class A Common Stock, (b) 20,000,000 shares of Class B Common Stock, and (c) 1,000,000 shares of preferred stock. The Proposed Charter reclassifies Class A Common Stock as “Common Stock” (after giving effect to the conversion of each outstanding share of Class B Common Stock into Class A Common Stock under the terms of the Existing Charter) and provides that LMAO will be authorized to issue 110,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of preferred stock.

This amendment also increases the authorized number of preferred shares because the Board believes that it is important for the Combined Company to have available for issuance a number of authorized shares of preferred stock sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The authorized shares of the Combined Company would be issuable as consideration for the Business Combination and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The Board believes that the shares of Common Stock (as reclassified) and these additional shares of preferred stock will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Based on the Board’s current expectation of the needs of the Combined Company, including the need to raise capital and grant equity awards under the Incentive Plan, we believe that the existing number of authorized shares of Class A Common Stock (or 100,000,000 shares of Common Stock after the reclassification) will be sufficient in the foreseeable future and no additional shares of Common Stock are required to be authorized at this time.

Classified Board

Under the Existing Charter, the Board is divided into two classes, as nearly equal in number as possible and designated as Class I and Class II. The term of the initial Class I directors expires at the first annual meeting of LMAO stockholders, whereas the term of the initial Class II directors expires at the second annual meeting of LMAO stockholders. At each succeeding annual meeting of LMAO stockholders, the successors elected to replace the class of directors whose term expires at that annual meeting is elected to a two-year term. This amendment divides the board of directors of the Combined Company into three classes, such classes being as nearly equal in number of directors as possible, having staggered three-year terms. The initial term of office of Class I directors will expire at the first annual meeting of Combined Company stockholders, the initial term of office of Class II directors will expire at the second annual meeting of Combined Company stockholders, and the initial term of office of Class III directors will expire at the third annual meeting of Combined Company stockholders, each following the Business Combination.

The Board believes that this amendment is appropriate because it (1) accounts for the increase in the size of the authorized board of directors of the Combined Company to seven members and (2) provides for continuity on the board of directors. A classified board makes it more difficult for Combined Company stockholders to replace the board of directors as well as for another party to obtain control of the Combined Company by replacing its board of directors. Because the board of directors of the Combined Company has the power to retain and discharge the Combined Company’s officers, these provisions could also make it more difficult for Combined Company stockholders or another party to effect a change in management.

Director Removal

At present, the Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors only for cause by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the outstanding shares of capital stock of the Combined Company entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of stockholders called for that purpose. The Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Common Stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Removal of Blank Check Company Provisions

The Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to LMAO’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe that it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from the IPO be held in the Trust Account until an initial business combination or the redemption of all public shares if an initial business combination is not consummated before the Deadline Date (as defined in the Existing Charter). These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.

This Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. If either of the Business Combination Proposal or the Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by LMAO’s stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL UNDER PROPOSAL 2.

PROPOSALS 3A-3D - THE GOVERNANCE PROPOSALS

Overview

LMAO’s stockholders are also being asked to vote on four separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in order to give LMAO stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, LMAO and SeaStar Medical intend that the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B will take effect at the Closing Date, assuming approval of the Charter Approval Proposal (Proposal 2). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company.

Proposal 3A: Authorized Capital Stock

See “Proposal 2 - The Charter Approval Proposal - Reasons for the Amendments - Changes to Authorized Capital Stock” for a description and reasons for the changes to the authorized capital stock to (i) reclassify LMAO’s existing 100,000,000 authorized shares of Class A Common Stock into 100,000,000 authorized shares of Common Stock (after giving effect to the conversion of each outstanding share of Class B Common Stock into Class A Common Stock under the terms of the Existing Charter), and (ii) increase the number of shares of preferred stock LMAO is authorized to issue from 1,000,000 shares to 10,000,000 shares.

Proposal 3B: Classified Board

See “Proposal 2 - The Charter Approval Proposal - Reasons for the Amendments - Classified Board” for a description and reasons for the amendment to change the classification of the Board from two classes of directors with staggered two-year terms to three classes of directors with staggered three-year terms.

Proposal 3C: Removal of Directors

See “Proposal 2 - The Charter Approval Proposal - Reasons for the Amendments - Director Removal” for a description and reasons for the amendment to require the vote of at least two-thirds (66 and 2/3%) of the outstanding shares of capital stock of the Combined Company, voting together as a single class, entitled to vote at an election of directors, rather than a simple majority, to remove a director from office.

Proposal 3D: Removal of Special Purpose Acquisition Company Provisions

See “Proposal 2 - The Charter Approval Proposal - Reasons for the Amendments - Removal of Blank Check Company Provisions” for a description and reasons for the amendment to remove certain provisions related to LMAO’s status as a special purpose acquisition company that will no longer be relevant following the Effective Time.

Vote Required for Approval

The Governance Proposals will be approved and adopted only by the affirmative vote of the holders of a majority of the votes cast by LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on LMAO, SeaStar Medical or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, LMAO and SeaStar Medical intend that the Proposed Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Effective Time, assuming approval of the Charter Approval Proposal (Proposal 2).

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE PROPOSALS UNDER PROPOSALS 3A-3D.

PROPOSAL 4 - THE STOCK PLAN PROPOSAL

We are asking our stockholders to approve a proposal to adopt the LMF Acquisition Opportunities, Inc. 2022 Omnibus Incentive Plan, (the “Incentive Plan”). The Board adopted the Incentive Plan on August 22, 2022, subject to stockholder approval at the Meeting. If approved by the stockholders, the Incentive Plan will become effective upon closing of the Business Combination (the “Plan Effective Date”). If the Incentive Plan is not approved by the LMAO stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective.

The Incentive Plan will allow us to grant equity-based awards to our officers and employees, non-employee directors, as well as consultants and other independent advisors in our employ or service (or the employ or service of any parent or subsidiary). We expect the Combined Company’s equity-based compensation program as implemented under the Incentive Plan to play a pivotal role in our effort to attract and retain key personnel essential to our long-term growth and financial success and remain competitive in the industry. If this proposal is not approved, we would not be able to grant equity-based awards. We would accordingly be at a disadvantage against our competitors for recruiting, retaining, and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

If this proposal is approved, up to 1,270,000 shares of Common Stock will initially be available for issuance under the Incentive Plan (subject to adjustments described below and in the section titled “Securities Subject to Incentive Plan” below). On the first trading day in January each calendar year, beginning with 2023, the number of shares of Common Stock available for issuance under the Incentive Plan will automatically increase by three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of December of the immediately preceding the calendar year (or such lower number approved by the Board).

If the Incentive Plan is approved, on the Plan Effective Date, SeaStar Medical’s 2019 Stock Incentive Plan will terminate and no new awards will be granted under such plan. Any outstanding awards granted under SeaStar Medical’s 2019 Stock Incentive Plan will be assumed by the Combined Company in connection with the Business Combination.

Summary Description of Incentive Plan

The principal terms and provisions of the Incentive Plan are set forth below. The summary, however, is not intended to be a complete description of all the terms of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, filed with this proxy statement/prospectus as Annex D.

Types of Awards. The following types of awards may be granted under the Incentive Plan: options, stock appreciation rights, stock awards, restricted stock units, dividend equivalent rights and other awards. The principal features of each type of award are described below.

Administration. The Compensation Committee has the exclusive authority to administer the Incentive Plan with respect to awards made to our executive officers and non-employee directors and has the authority to make awards under the Incentive Plan to all other eligible individuals. However, our Board may at any time appoint a secondary committee of one (1) or more members of the Board to have separate but concurrent authority with the Compensation Committee to make awards under the Incentive Plan to individuals other than executive officers and non-employee directors. The Board or the Compensation Committee may also delegate authority to administer the Incentive Plan with respect to such individuals to one or more officers of the Combined Company.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee, the Board, any secondary committee, and any delegates thereof, to the extent each such entity or person is acting within the scope of its administrative authority under the Incentive Plan.

Eligibility. Employees, non-employee directors, as well as consultants and other independent advisors, in our employ or service or in the employ or service of any parent or subsidiary are eligible to participate in the Incentive Plan. As of June 30, 2022, three employees (including two executive officers) and five non-employee directors would have been eligible to participate in the Incentive Plan had it been in effect on such date.

Securities Subject to Incentive Plan. Subject to the capitalization adjustments and the add back provisions related to outstanding awards, each as described below, an aggregate of up to 1,270,000 shares shall initially be reserved for issuance under the Incentive Plan. On the first trading day in January each calendar year, beginning with 2023, the number of shares of Common Stock available for issuance under the Incentive Plan will automatically increase by three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of December of the immediately preceding the calendar year (or such lower number approved by the Board).

Shares subject to outstanding awards under the Incentive Plan that expire, are forfeited, or cancelled or otherwise terminate prior to the issuance of the shares subject to those awards or are settled in cash will be available for subsequent issuance under the Incentive Plan.

In addition, the following share counting procedures will apply in determining the number of shares of common stock available from time to time for issuance under the Incentive Plan:

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If shares of Common Stock otherwise issuable under the Incentive Plan are surrendered in payment of the exercise price of an option, then the number of shares of Common Stock available for issuance under the Incentive Plan shall be reduced only by the net number of shares issued by us upon such exercise and not by the gross number of shares as to which such option is exercised.

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Upon the exercise of any stock appreciation right under the Incentive Plan, the number of shares of Common Stock available for issuance under the Incentive Plan shall be reduced by the net number of shares as to which such right is exercised, and not by the gross number of shares issued by us upon such exercise.

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If shares of Common Stock otherwise issuable under the Incentive Plan are withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under the Incentive Plan shall be reduced by the net number of shares issued, vested or exercised under such award, calculated in each instance after payment of such share withholding.

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Upon the exercise of an option through the net exercise procedure under the Incentive Plan or upon the exercise of a stock appreciation right, then for purposes of calculating the number of shares of Common Stock remaining available for exercise under such option or stock appreciation right, the number of such shares shall be reduced by the net number of shares for which the option or stock appreciation right is exercised, and without regard to any cash settlement of a stock appreciation right.

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Unvested shares issued under the Incentive Plan and subsequently forfeited or repurchased by us, at a price per share not greater than the original issue price paid per share, pursuant to our repurchase rights under the Incentive Plan shall be available for subsequent issuance under the Incentive Plan.

•	Shares of Common Stock that have been repurchased by us on the open market using stock option exercise proceeds shall not be available for subsequent issuance under the Incentive Plan.

The maximum number of shares which may be issued pursuant to options intended to qualify as incentive stock options under the federal tax laws shall be limited to 1,270,000 shares increased, on the first trading day of January each year beginning with the calendar year 2023, by the number of shares by which the share reserve is to automatically increase on such date up to a maximum of six hundred thousand (600,000) shares.

The plan administrator may grant awards in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Combined Company or with which the Combined Company combines. Such substitute awards will not reduce the shares authorized for issuance under the Incentive Plan (but will count against the aggregate number of incentive stock options available for awards, as described above). Additionally, subject to applicable stock exchange requirements, if the acquired company’s equity plan has shares available, such shares may be available for grant under the Incentive Plan, which will not reduce (or be added back to) the shares authorized for issuance under the Incentive Plan.

The shares issuable under the Incentive Plan may be made available from our authorized but unissued shares or from shares that we acquire, including shares purchased on the open market.

Non-Employee Director Award Limits. The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial reporting rules) of all awards made to a non-employee director under the Incentive Plan in a single calendar year, taken together with any cash retainer paid to such non-employee director in respect of such calendar year, shall not exceed $500,000 in total value.

Awards

The plan administrator has complete discretion to determine (a) which eligible individuals are to receive awards, (b) the type, size, terms and conditions of the awards to be made, (c) the time or times when those awards are to be granted, (d) the number of shares or amount of payment subject to each such award, (e) the time when the award is to become exercisable, (f) the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, (g) the maximum term for which the award is to remain outstanding, (h) the vesting and issuance schedules applicable to the shares which are the subject of the award, (i) the cash consideration (if any) payable per share subject to the award and the form (cash or shares) in which the award is to be settled and (j) with respect to performance-based awards, the performance objectives, the amounts payable at one or more levels of attained performance, any applicable service vesting requirements, and the payout schedule.

Stock Options. Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than 100% of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established performance objectives. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares. Payment of the exercise price may be paid in one or more of the following forms as determined by the plan administrator: cash, shares of Common Stock, through a cashless exercise procedure pursuant to which the optionee effects a same-day exercise of the option and sale of the purchased shares through a broker in order to cover the exercise price for the purchased shares and the applicable withholding taxes and/or through a net exercise procedure pursuant to which we withhold a number of shares of Common Stock otherwise issuable upon exercise of the option having a value equal to the exercise price and applicable withholding taxes.

Upon cessation of service, the optionee will have a limited period in which to exercise the optionee’s outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which the optionee’s outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or accelerate the exercisability or vesting of options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

Stock Appreciation Rights. The Incentive Plan allows the issuance of two types of stock appreciation rights:

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Tandem stock appreciation rights granted in conjunction with options, which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

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Stand-alone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of our Common Stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of Common Stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per underlying share of Common Stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised stock appreciation right will be paid in (i) cash, (ii) shares of our Common Stock or (iii) a combination of cash and shares of our Common Stock. Upon cessation of service with us, the holder of a stock appreciation right will have a limited period in which to exercise that right to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which the holder’s outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or accelerate the exercisability or vesting of stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding.

Repricing. The plan administrator may not implement any of the following repricing programs: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of Common Stock for consideration payable in cash or our equity securities (except in the event of a change in control or in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below) or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Stock Awards and Restricted Stock Units. Shares of our Common Stock may be issued under the Incentive Plan subject to performance or service vesting requirements established by the plan administrator or as a fully-vested bonus for past services without any cash outlay required of the recipient. Shares of our Common Stock may also be issued under the Incentive Plan pursuant to restricted stock units, which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

The plan administrator will have the discretionary authority to structure one or more such awards so that the shares of common stock subject to those awards (or cash, as applicable) will vest only upon the achievement of any subjective or objective goals established by the plan administrator. These goals may be based on, without limitation, one or more of the following criteria: (i) cash flow, any derivative of operating cash flow, cash flow sufficient to achieve financial ratios or a specified cash balance, free cash flow, cash flow return on capital, net cash provided by operating activities, and cash flow per share; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price, net asset value, dividend, dividend payout ratio; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital or improvement in or attainment of working capital levels; (ix) return on assets or net assets or growth in assets; (x) invested capital, required rate of return on capital, return on invested capital, relative risk-adjusted investment performance and investment performance of capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income, or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) collections and recoveries; (xviii) product research and development, implementation or completion of an identified special project, clinical trials, regulatory filings or approvals or other milestones, patent application or issuance, and manufacturing or process development; (xix) application approvals; (xx) litigation regulatory resolution, legal compliance, or safety and risk reduction goals; (xxi) any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); (xxii) balance of cash, cash equivalents and marketable securities; (xxiii) overhead, savings, G&A and other expense control goals; (xxiv) budget comparisons and management; (xxv) growth in stockholder value relative to the growth of the S&P 400 or S&P 400 Index, the S&P Global Industry Classification Standards (“GICS”) or GICS Index, or another peer group or peer group index; (xxvi) credit rating, debt, fixed charge coverage, interest coverage; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) development and implementation of risk and crisis management programs, including business continuity plans; (xxix) improvement in workforce diversity, equity and inclusion; (xxx) market share, market penetration, and economic value added; (xxxi) inventory control; (xxxii) compliance requirements and compliance relief; (xxxiii) health and safety goals; (xxxiv) productivity goals or backlog; (xxxv) workforce management, key hires, and succession planning goals; (xxxvi) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxvii) measures of customer satisfaction, employee satisfaction or staff development; (xxxviii) stakeholder engagement; (xxxix ) environmental and climate-change-related goals; (xl) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xli) business expansion, mergers, acquisitions, divestitures, joint ventures; (xlii) capital or fund raising to support operations, government grants, license arrangements; (xliv) acquisition of new customers, including institutional accounts or customer retention and/or repeat order rate; (xlv) progress of partnered programs; (lvi) partner satisfaction; (lvii) milestones related to samples received and/or tests run; (lviii) expansion of sales in additional geographies or markets; (liv) patient samples processed and billed; (lv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); or (xliii) such other performance criteria as the plan administrator may specify. In addition, such performance criteria may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business units or divisions or any parent or subsidiary. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by the Company; (G) the divestiture of one or more business operations or the assets thereof; (H) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization (whether or not such reorganization is within the definition of that term in Code Section 368); and (I) any other adjustment consistent with the operation of the Incentive Plan.

Should the participant cease to remain in service while holding one or more unvested shares or should the performance objectives not be attained with respect to one or more such unvested shares, then those shares will be immediately subject to cancellation. Outstanding restricted stock units will automatically terminate, and no shares of Common Stock will be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of Common Stock in satisfaction of one or more outstanding awards, or waive the surrender and cancellation of one or more unvested shares of Common Stock, as to which the designated performance goals or service requirements are not attained.

Dividend Equivalent Rights. The plan administrator may provide a participant as part of an award (other than options or stock appreciation rights) with dividends or dividend equivalents, payable in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, on such terms as determined by the plan administrator. However, any dividend or dividend equivalent will only be paid if the underlying award vests and will be subject to a risk of forfeiture to the same extent as the underlying award.

Other Awards. Under the Incentive Plan, the plan administrator may grant other types of awards that are denominated in shares of Common Stock to anyone eligible to participate in the Incentive Plan. The plan administrator will determine the terms and conditions of such awards.

New Plan Benefits

No awards have been granted under the Incentive Plan. Any awards following approval of this proposal to other participants shall be at the discretion of the plan administrator. Accordingly, the benefits or amounts that may be received by or allocated to each of (i) the officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all non-employee directors as a group, (iv) all of our present executive officers as a group, and (v) all of our employees, including all other current officers, as a group under the Incentive Plan are not determinable at this time.

General Provisions

Change in Control. In the event we should experience a change in control, the following provisions are in effect for all outstanding awards under the Incentive Plan, unless provided otherwise in an award agreement entered into with the participant:

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Each outstanding award may be assumed, substituted, replaced with a cash retention program that preserves the intrinsic value of the award and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or otherwise continued in effect by the successor corporation.

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To the extent an award is not so assumed, substituted, replaced, or continued, the award will automatically accelerate in full (with vesting of performance-based awards to be determined with reference to actual performance attained as of the change in control or based on target level), unless the acceleration of such award is precluded by other limitations imposed in the applicable award agreement.

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The plan administrator has complete discretion to grant one or more awards which will vest in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

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Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the Incentive Plan in the event (a) a merger or asset sale or (b) there occurs any transaction pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing 50% or more of the total combined voting power of our outstanding securities or (c) there is a change in the majority of the Board effected through one or more contested elections for board membership.

Changes in Capitalization. In the event any change is made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the outstanding Common Stock without our receipt of consideration or should the value of our outstanding Common Stock be substantially reduced by reason of a spin-off transaction or extraordinary distribution (whether in cash, securities or other property) or an extraordinary distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the Incentive Plan; (ii) the maximum number and/or class of securities for which incentive options may be granted under the Incentive Plan; (iii) the maximum number and/or class of securities for which any one person may be granted awards under the Incentive Plan per calendar year; (iv) the number and/or class of securities and the exercise price per share in effect for outstanding award and the cash consideration (if any) payable per share; (v) the number and/or class of securities subject to repurchase rights under the Incentive Plan and the repurchase price payable per share; and (vi) such other terms and conditions as the plan administrator deems appropriate. Such adjustments will be made in such manner as the plan administrator deems appropriate.

Valuation. The fair market value per share of Common Stock on any relevant date under the Incentive Plan is deemed to be equal to the closing selling price per share on that date as determined on Nasdaq. As of [●], the fair market value of a share of Common Stock determined on such basis was $[●] per share.

Stockholder Rights and Transferability. No optionee has any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of Common Stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the Incentive Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand-alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full stockholder rights with respect to any shares of Common Stock issued to the participant under the Incentive Plan, whether or not the participant’s interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of Common Stock subject to restricted stock units until that award vests and the shares of Common Stock are issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual shares, on outstanding restricted stock units, subject to such terms and conditions as the plan administrator may deem appropriate.

Notwithstanding the foregoing, any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests.

Withholding Taxes. A participant shall be required to pay to the Company, and the Company shall have the right to withhold, from any cash, shares or other securities or property issuable under any award or from any other compensation, any required withholding or any other applicable taxes or other amounts due in respect of an award. The plan administrator may provide one or more holders of awards under the Incentive Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise, or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

Deferral Programs. The plan administrator may structure one or more awards (other than options and stock appreciation rights) so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

The plan administrator may also implement a non-employee director retainer fee deferral program that allows the non-employee directors the opportunity to elect to convert the Board and Board committee retainer fees to be earned for a year into restricted stock units that defer the issuance of the shares of Common Stock that vest under those units until a permissible date or event under Internal Revenue Code Section 409A.

To the extent we maintain one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the plan administrator may authorize the share reserve under the Incentive Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements.

Clawback / Forfeiture. All awards shall be subject to any clawback, recoupment or other similar policy adopted by the Board, and any cash, shares of Common Stock or other property or amounts due, paid, or issued to a participant shall be subject to the terms of such policy.

Amendment and Termination. Our Board may amend or modify the Incentive Plan at any time subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our shares are at the time primarily traded. Unless sooner terminated by our Board, the Incentive Plan will terminate on the earliest of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the Incentive Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income taxation treatment applicable to us and the participants who receive awards under the Incentive Plan.

Option Grants. Options granted under the Incentive Plan may be either incentive options, which satisfy the requirements of Section 422 of the Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition (subject to the limitations described below). We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option (subject to the limitations described below). The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Awards. The recipient of unvested shares of Common Stock issued under the Incentive Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares of Common Stock are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares (subject to the limitations described below). The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units. No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities, or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder (subject to the limitations described below). That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Other Awards. In general, no taxable income is recognized upon receipt of other awards. The holder will recognize ordinary income in the year in which the awards are settled, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time of settlement (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Section 162(m) of the Code. Subject to certain limitations and terms, Section 162(m) of the Code and its implementing regulations provide that we may not deduct compensation of more than $1,000,000 paid in any year to our CEO and certain other executive officers. While we intend to structure executive compensation to minimize any limitation imposed by Section 162(m) of the Code, we will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible to the extent that doing so is consistent with the best interests of our company and stockholders.

Required Vote

Provided a quorum is present, the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the Incentive Plan. Should such approval not be obtained, then the Incentive Plan will not be implemented.

This Proposal is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal 4 will have no effect even if approved by LMAO’s stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF THE STOCK PLAN PROPOSAL UNDER PROPOSAL 4.

PROPOSAL 5 - THE ESPP PROPOSAL

We are asking our stockholders to approve a proposal to adopt the LMF Acquisition Opportunities, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The Board adopted the ESPP on August 22, 2022, subject to stockholder approval at the Meeting. If approved by the stockholders, the ESPP will become effective upon closing of the Business Combination (the “ESPP Effective Date”). If the ESPP is not approved by the LMAO stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the ESPP will not become effective.

The ESPP is broad-based and allows us to provide an incentive to attract, retain and reward eligible employees of the Combined Company and any participating subsidiary companies (whether now existing or subsequently established) with the opportunity to periodically purchase shares of our Common Stock at a discount through their accumulated periodic payroll deductions. The Board believes that employees’ continuing economic interest, as stockholders, in our performance and success enhances the entrepreneurial spirit of the Combined Company, which will greatly contribute to our long-term growth and profitability.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). Favorable tax treatment is available for United States tax residents participating in a Section 423 plan. The ESPP also authorizes the grant of rights to purchase shares that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the plan administrator to achieve tax, securities law, or other compliance objectives in particular locations outside of the United States.

If this proposal is approved, up to 380,000 shares of Common Stock will be available for issuance under the ESPP (subject to adjustments described below and in the section titled “Stock Subject to the ESPP” below).

Summary Description of the ESPP

The following is a summary of the principal features of the ESPP, but such summary does not purport to be a complete description of all the provisions of the ESPP and is qualified in its entirety by reference to the provisions of the ESPP attached hereto as Annex E.

Stock Subject to the ESPP

The ESPP provides employees with the right to purchase shares of our Common Stock at a discount through periodic payroll deductions. A total of 380,000 shares of Common Stock have been reserved for issuance under the ESPP. The shares issuable under the ESPP may be made available from authorized but unissued shares of our Common Stock or from shares of Common Stock repurchased by us, including shares repurchased on the open market.

In the event that any change is made to our outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, recapitalization, reorganization, merger, consolidation, exchange or combination of shares, spin-off transaction or other change affecting the Common Stock without our receipt of consideration) or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number and class of securities purchasable per participant on any purchase date, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right to prevent the dilution or enlargement of benefits thereunder.

Administration

Subject to the terms of the ESPP, a committee of two or more Board members appointed by the Board, in its role as plan administrator, has the authority to interpret and construe any provision of the ESPP, establish rules and regulations relating to administering the ESPP, and make all other determinations necessary or advisable for the administration of the ESPP. The decisions of the plan administrator are final and binding on all parties having an interest in the ESPP. To the extent applicable law permits, the plan administrator may, to the extent it deems appropriate, delegate, administrative duties.

Eligibility

All employees of the Combined Company and its participating subsidiaries (whether now existing or subsequently established or acquired) may become eligible to participate in the ESPP. Generally, an employee of the Combined Company or a participating subsidiary who is employed on a basis under which he or she is regularly expected to work for more than twenty hours per week for more than five months per calendar year is eligible to participate in an offering period under the ESPP. The plan administrator may waive one or all of the service requirements in advance and with respect to an offering period. Individuals employed outside the United States may be subject to similar or additional eligibility restrictions, unless prohibited by or required by the laws of the jurisdiction in which they are employed.

Immediately following the Business Combination, three employees (including two executive officers), would be eligible to participate in the ESPP.

Offering Periods and Purchase Rights

Shares of Common Stock will be available for issuance under the ESPP through a series of offering periods. The duration of each offering period will be set by the plan administrator prior to the start date and will not exceed 27 months. The first offering period will commence on the date as determined by the plan administrator and unless and until otherwise determined by the plan administrator, each offering period will have a six-month duration.

At the time the participant joins an offering period, he or she will be granted a purchase right to acquire shares of our Common Stock at a discount on the last day of the offering period. All payroll deductions collected from the participant during each offering period will be automatically applied to the purchase of Common Stock at the end of that offering period, subject to certain limitations.

Purchase Price

The plan administrator will establish the purchase price for each offering period prior to the start of the offering period, but such price may not be less than 85% of the lower of (i) the fair market value per share of our Common Stock on the start date of that offering period or (ii) the fair market value on the purchase date.

Valuation

For purposes of the ESPP, the fair market value per share of our Common Stock on any relevant date will be deemed to be equal to the closing sale price per share of our Common Stock on that date on Nasdaq, or, if there is no closing share price on the particular date, then the closing sale share price on the immediately preceding date where there is a closing sale share price. On [●], the fair market value was $[●] per share, based on the closing sale price of our Common Stock on that date on Nasdaq.

Payroll Deductions

To participate in the ESPP, an eligible employee must complete the enrollment procedure as prescribed by the plan administrator (or its designee). Each participant may authorize us to make payroll deductions of up to 15% from the participant’s salary on each regular payday for as long as he or she participates in the ESPP. We will credit these payroll deductions to the participant’s book account under the ESPP, and no interest will be applied to this amount. A participant may reduce his or her contribution percentage or discontinue participation in the ESPP at any time, but no other change can be made during an offering period. A participant may also increase his or her contribution percentage for the following offering period. To the extent necessary to comply with Section 423 or other ESPP limits, a participant’s contributions may be reduced without the participant’s consent, in which event such contributions will resume when permitted unless the participant elects to discontinue contributions. If a participant’s employment terminates for any reason, all amounts credited to his or her account will be returned.

All funds held or received by us under the ESPP may be used for any corporate purpose until applied to the purchase of Common Stock or refunded to employees and shall not be segregated from our general assets.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire Common Stock, including the following:

•

Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•

A participant may not be granted rights to purchase more than $25,000 worth of Common Stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•	The plan administrator will establish the maximum number of shares purchasable by a participant on each purchase date during an offering period.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.

General Provisions

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

In the event of a change in control (as defined in the ESPP), the plan administrator may take such action as deemed appropriate including (i) having the successor entity (or its parent or subsidiary corporation) assume our obligations under the ESPP and the outstanding purchase rights, (ii) accelerating the next purchase date in the then current offering period to a date immediately before the closing date of the change in control, and applying the accumulated payroll deductions to the purchase of shares of our Common Stock at the purchase price in effect for that offering period or (iii) terminating all outstanding purchase rights and refunding all accumulated payroll deductions.

Share Proration

Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the ESPP, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, will be refunded.

Amendment and Termination

Our Board may terminate the ESPP at any time. Currently, the ESPP is set to terminate upon the earliest of (i) August 22, 2032, (ii) the date on which all shares available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP or (iii) the date on which all purchase rights are exercised in connection with a change in control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the ESPP following its termination.

The Board may amend the ESPP at any time. To the extent necessary to comply with Section 423 (or any successor rule), certain material amendments must be approved by the stockholders.

New Plan Benefits

The benefits to be received by the Combined Company’s executive officers and employees as a result of the adoption of the ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions and the purchase price of our shares of Common Stock, which are not determinable until the end of an offering period. Our non-employee directors are not eligible to participate in the ESPP.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the U.S. Federal income taxation treatment, as of the date of this document, applicable to us and the participants with respect to the purchase of shares of Common Stock under the ESPP. The rules concerning U.S. federal income tax consequences with respect to purchasing shares under the ESPP are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretation and applicable, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of U.S. federal income tax consequences with respect to such purchases. In addition, the following discussion does not describe any gift, estate, social security, or state or local tax consequences that may apply and is limited to the U.S. federal income tax consequences to individuals who are citizens of residents of the United States.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423. Under a plan which so qualifies, no taxable income will be recognized by a participant subject to U.S. taxation, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

Generally, if the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. Any additional gains will be treated as long-term capital gains.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent of the fair market value of the shares on the start date of that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Required Vote

Provided a quorum is present, the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the ESPP. Should such approval not be obtained, then the ESPP will not be implemented.

This Proposal is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal 5 will have no effect even if approved by LMAO’s stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF THE ESPP PROPOSAL UNDER PROPOSAL 5.

PROPOSAL 6 - THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d), as applicable. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, we will issue to the SeaStar Medical stockholders as consideration in the Business Combination up to 7,838,458 shares of Common Stock. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LMAO - Business Combination Agreement - Treatment of SeaStar Medical’s Securities.”

In connection with the Business Combination, there will be a PIPE Investment of $7,000,000 and the Common Stock Investment. As such, on (1) August 23, 2022, LMAO entered into the Subscription Agreements, pursuant to which, among other things, LMAO agreed to issue and sell to the PIPE Investors, immediately prior to the closing of the Business Combination, an aggregate of 700,000 shares of Class A Common Stock at $10.00 per share and the PIPE Warrants and (2) August 23, 2022, LMAO and SeaStar Medical entered into the Common Stock Purchase Agreement with Tumim Stone Capital, pursuant to which, among other things, the Combined Company has the right, after the Closing Date, to sell to Tumim Stone Capital up to $100,000,000 worth of shares of Common Stock. The Common Stock Purchase Agreement also provides for a Commitment Fee in the amount of $2.5 million payable to Tumim Stone Capital, and such Commitment Fee shall be paid in the form of the Commitment Shares.

Accordingly, the aggregate number of shares of Common Stock that the Combined Company will issue in connection with the Business Combination, the PIPE Investment, and the Common Stock Investment will exceed 20% of both the voting power and the shares of Common Stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635. For these reasons, LMAO is seeking the approval of LMAO stockholders for the issuance of shares of Common Stock (and securities convertible into or exercisable for Common Stock) in connection with the Business Combination, the PIPE Investment, and the Common Stock Investment.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, LMAO would issue shares representing more than 20% of the outstanding shares of our Common Stock in connection with the Business Combination, the PIPE Investment, and the Common Stock Investment. The issuance of such shares would result in significant dilution to the LMAO stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of LMAO. If the Nasdaq Proposal is adopted, assuming that 7,838,458 shares of Common Stock are issued to the stockholders of SeaStar Medical as consideration in the Business Combination and taking into account the PIPE Investment, under the “no redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 47.9% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 3.2% of the Combined Company, Tumim Stone Capital will own approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 11.9% of the Combined Company, and the SeaStar Medical stockholders (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the Combined Company. Under the “50% redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 31.7% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 4.2% of the Combined Company, Tumim Stone Capital will own approximately 1.5% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 2.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 15.5% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 47.1% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, LMAO’s public stockholders would retain an ownership interest of approximately 6.2% in the Combined Company, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will own approximately 5.7% of the Combined Company, Tumim Stone Capital will own approximately 2.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), the Sponsor will retain an ownership interest of approximately 21.3% in the Combined Company, and the SeaStar Medical stockholders (which does not include Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the Combined Company.

For the ownership percentages presented above, the ownership percentages with respect to the Combined Company (A) do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan or ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO and (B) assumes (i) SeaStar Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S. Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap, and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date). For the “no redemptions” scenario, the ownership percentages presented above assume that none of LMAO’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 5,175,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that LMAO public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by the LMAO stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, LMAO would be in violation of Nasdaq Listing Rule 5635, which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for the post-transaction company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of LMAO and SeaStar Medical to close the Business Combination that our Common Stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting is required to approve the Nasdaq Proposal.

This Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Approval Proposal. If either of the Business Combination Proposal or Charter Approval Proposal is not approved, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Business Combination will not occur unless we and SeaStar Medical waive the applicable closing condition.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 6.

PROPOSAL 7 - THE DIRECTOR NOMINATION PROPOSAL

Overview

Our Board is currently divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of our Class I directors, Bruce H. Bennett, Craig E. Burson, and Martin A. Traber, will expire at the Meeting.

If the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal and the Nasdaq Proposal are approved, the Proposed Charter, which would be effective upon the Closing, will provide for the reclassification of our Board from two classes to three classes. Our Board has determined to increase the size of our Board from five to seven directors if the Business Combination is completed.

If any of the condition precedent proposals are not approved or the business combination is not completed, our Board will remain at six directors and classified in two classes, and the term of office of each of the Company’s three Class I directors, if elected, would begin upon the conclusion of the Meeting.

Director Nominees

Our Board has determined to increase the size of the Board from five to seven directors if the Business Combination is completed.

LMAO’s stockholders are being asked to consider and vote upon a proposal to elect seven directors to our Board, effective immediately upon the Closing of the Business Combination, with each Class I director having a term that expires at our first annual meeting of stockholders after the completion of the Business Combination, each Class II director having a term that expires at our second annual meeting of stockholders after the completion of the Business Combination and each Class III director having a term that expires at our third annual meeting of stockholders after the completion of the Business Combination, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.

We are proposing that Andres Lobo and Rick Barnett serve as the Class I directors, Bruce Rodgers, Richard Russell and Allan Collins serve as Class II directors and Eric Schlorff and Kenneth Van Heel serve as Class III directors.

For more information on the experience of Messrs. Lobo, Barnett, Rodgers, Russell, Collins, Schlorff and Van Heel, please see the section entitled “Directors and Executive Officers of the Combined Company After the Business Combination.”

Vote Required for Approval

Approval of the Director Election Proposal requires a plurality vote of the shares of Common Stock cast in respect of that Proposal and entitled to vote thereon at the Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. This Director Nomination Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal or the Nasdaq Proposal are not approved, this Proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE DIRECTOR NOMINATION PROPOSAL UNDER PROPOSAL 7.

PROPOSAL 8 - THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal or the Director Nomination Proposal.

Required Vote

Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the votes cast by LMAO stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 8.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of Common Stock.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address the alternative minimum tax, the U.S. federal 3.8% Medicare tax imposed on certain net investment income, or federal estate, gift, or other non-income tax consequences, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their individual facts and circumstances, and accordingly, is not intended to be and should not be construed as, tax advice. In particular, this summary does not address the federal income tax consequences to holders subject to special treatment under the U.S. tax laws, such as:

•	banks or other financial institutions, underwriters, or insurance companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons who received shares of Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Common Stock (excluding treasury shares);

•

holders holding Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•

controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•	the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS TO A HOLDER IN LIGHT OF THE HOLDER’S CIRCUMSTANCES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder.

Redemption Treated as Sale or Exchange

If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Common Stock is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain recognized on the redemption of the Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from LMAO’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Characterization of Redemption

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. Holder relative to all of the shares of Common Stock outstanding, determined as of before and after the redemption. The redemption of Common Stock generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in LMAO or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Common Stock actually owned by the U.S. Holder, but also shares of Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption; (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of LMAO’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of LMAO’s stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Common Stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in LMAO. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in LMAO will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Common Stock or possibly in other Common Stock constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

LMAO is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock redeemed, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, LMAO may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. LMAO would generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. LMAO believes that it is not and has not been at any time since formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, LMAO will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Payments of cash to a holder pursuant to a redemption of Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions under the Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Common Stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides certifications required on a valid IRS Form W-9 or a valid IRS Form W-8, respectively. Holders potentially subject to withholding under FATCA include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on a redemption of Common Stock.

LMAO’S BUSINESS

Overview

LMAO was incorporated in Delaware on October 28, 2020 and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While LMAO may pursue an initial business combination target in any business, industry or geographical location, LMAO initially focused on transactions with companies and/or assets within the financial services industry, including potentially the financial technology sector, and related sectors. LMAO has until October 29, 2022 to consummate a business combination. On July 29, 2022, LMAO announced that the Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022. If LMAO has not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to LMAO to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.30 per share, and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.30 per share on the redemption of their shares.

Offering Proceeds Held in Trust

The registration statement for LMAO’s IPO was declared effective on January 25, 2021. On January 28, 2021 LMAO consummated the IPO of 10,350,000 units (which included the public shares), at $10.00 per unit, generating gross proceeds of $103,500,000. Simultaneously with the closing of the IPO, LMAO consummated the sale of 5,738,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $5,738,000.

Following the closing of the IPO on January 28, 2021, an amount of $105,570,000 ($10.20 per unit) from the net proceeds of the sale of the units in the IPO and the sale of the private placement warrants was placed in the Trust Account and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by LMAO. Except with respect to interest earned on the funds held in the Trust Account that may be released to LMAO to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the private placement warrants will not be released from the Trust Account until the earliest of (a) the completion of LMAO’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend LMAO’s Existing Charter, and (c) the redemption of the public shares if LMAO is unable to complete the initial business combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Sponsor extends the period of time to consummate a business combination), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of LMAO’s creditors, if any, which could have priority over the claims of LMAO’s public stockholders.

At September 15, 2022, assets held in the Trust Account were comprised of cash and cash equivalents of $106.7 million.

Business Combination Activities

On April 21, 2022, we entered into the Merger Agreement. As a result of the transaction, SeaStar Medical will become our wholly-owned subsidiary, and we will change our name to “SeaStar Medical Holding Corporation.” In the event that the Business Combination is not consummated by October 29, 2022, LMAO will be required to dissolve and liquidate and our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders. On July 29, 2022, LMAO announced that the Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022.

Redemption Rights

Pursuant to the Existing Charter, our stockholders (except the Initial Stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.30 per share of Class A Common Stock for stockholders) net of taxes payable. The Initial Stockholders do not have redemption rights with respect to any shares of Common Stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If LMAO does not complete a business combination within 18 months from the closing of the IPO (or 21 months from the closing of the IPO, if we extend the period of time to consummate a business combination, as described in more detail in this proxy statement/prospectus), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period (or 21-month period).

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although LMAO will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, LMAO will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered (other than our independent public accountants) or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.30 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.30 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of LMAO. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.30 per share of Class A Common Stock and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.30 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While LMAO currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to LMAO, it is possible that LMAO’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, LMAO cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.30 per share of Class A Common Stock.

If LMAO files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of our public stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.30 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and LMAO to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Each of the Initial Stockholders have agreed to waive their rights to participate in any liquidation of the Trust Account or other assets with respect to the private placement warrants they held.

Facilities

We maintain our principal executive offices at 1200 W. Platt Street, Suite 100, Tampa, FL 33602. We consider our current office space adequate for our current operations.

Employees

LMAO has two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote only as much time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF LMAO

The following discussion and analysis of the LMAO’s financial condition and results of operations should be read in conjunction with our audited financial statements and interim unaudited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company formed under the laws of the State of Delaware on October 28, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Business Combination Agreement

On April 21, 2022, we entered into the Merger Agreement with Merger Sub and SeaStar Medical, pursuant to which Merger Sub will merge with and into SeaStar Medical, with SeaStar Medical surviving the Business Combination as our wholly-owned subsidiary. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of LMAO.

Treatment of SeaStar Medical’s Securities

Convertible Notes. Immediately prior to the Preferred Stock Conversion, each convertible note of SeaStar Medical shall be converted into shares of SeaStar Medical Common Stock in accordance with the terms of such convertible notes.

Preferred Stock. Immediately after the Convertible Note Conversion but immediately prior to the Effective Time, each issued and outstanding share of SeaStar Medical Preferred Stock shall be converted into shares of the SeaStar Medical Common Stock at the then-applicable conversion rates.

Warrants. Each SeaStar Medical Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by SeaStar Medical or the holder of the SeaStar Medical Warrant shall automatically be exercised or exchange in full for the applicable shares of SeaStar Medical Common Stock. Each SeaStar Medical Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full shall be converted into a warrant to purchase Common Stock, in accordance with its terms. From and after the Effective Time: (i) each SeaStar Medical Warrant assumed by LMAO may be exercised solely for shares of Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Common Stock subject to each SeaStar Medical Warrant assumed by LMAO will be determined by multiplying (A) the number of shares of SeaStar Medical Common Stock (as calculated on as converted to SeaStar Medical Common Stock basis) subject to such SeaStar Medical Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such assumed warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such SeaStar Medical Warrant immediately prior to the Effective Time divided by the Exchange Ratio. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (1) (A) (i) $85,000,000 minus any SeaStar Medical indebtedness minus any SeaStar Medical transaction expenses in excess of $800,000(which the cap of $800,000 shall not apply to transaction bonuses payable to executives or the financial advisory fee payable to Maxim by SeaStar Medical) plus (ii) the aggregate exercise price of unexercised SeaStar Medical Warrants and SeaStar Medical Options all divided by (B) Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), all divided by (2) $10.00.

Common Stock. At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of SeaStar Medical Common Stock (including shares of SeaStar Medical Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).

Stock Options. At the Effective Time, each outstanding option to purchase shares of SeaStar Medical Common Stock (a “SeaStar Medical Option”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Common Stock with the same terms and conditions as were applicable to such SeaStar Medical Option immediately prior to the Effective Time, except that each SeaStar Medical Option will relate to such number of Common Stock as is equal to the product of (i) the number of shares subject to such option prior to the Effective Time, multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Restricted Stock Units. At the Effective Time, each award of restricted stock units based on SeaStar Medical Common Stock (a “SeaStar Medical Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted stock units based on Common Stock (each, an “Assumed Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, except that each Assumed Restricted Stock Unit Award will relate to such number of Common Stock as is equal to the product of (i) the number of shares of SeaStar Medical Common Stock subject to such SeaStar Medical Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). For purposes of any SeaStar Medical Restricted Stock Unit Awards with a liquidity vesting condition, SeaStar Medical will be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

The Merger Agreement contains representations, warranties and covenants of the parties thereto. The consummation of the proposed Business Combination is subject to certain conditions as further described in the Merger Agreement.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since October 28, 2020 (inception) have been organizational activities, the IPO, and since the closing of our IPO, the search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on cash and marketable securities held in Trust Account. We will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses in the pursuit of our acquisition plans.

For the three months ended June 30, 2022, we had net income of approximately $0.2 million, which consisted of approximately $1.5 million gain on warrant liability revaluation, approximately $68,000 of investment income earned on marketable securities held in the Trust Account, and offset by approximately $1.4 million of operating expenses.

For the three months ended June 30, 2021, we had a net loss of approximately $2.0 million, which consisted of approximately $1.8 million loss on warrant liability revaluation and approximately $210,000 of operating expenses.

For the six months ended June 30, 2022, we had net income of approximately $3.6 million, which consisted of approximately $5.1 million gain on warrant liability revaluation, approximately $70,000 of investment income earned on marketable securities held in the Trust Account, and offset by approximately $1.6 million of operating expenses.

For the six months ended June 30, 2021, we had a net loss of approximately $276,000, which consisted of approximately $58,000 gain on warrant liability revaluation, approximately $2,000 of investment income earned on marketable securities held in the Trust Account, and offset by approximately $336,000 of operating expenses.

For the year ended December 31, 2021, we had net income of approximately $75,000, which consisted of approximately $1.2 million gain on warrant liability revaluation, approximately $12,000 of investment income earned on marketable securities held in the Trust Account, and offset by approximately $1.1 million of operating expenses.

For the period from October 28, 2020 (inception) through December 31, 2020, we had a net loss of approximately $5,000, which consisted of operating and formation costs.

Liquidity and Capital Resources

As of June 30, 2022 and December 31, 2021, we had cash and cash equivalents of approximately $79,000 and $52,000, respectively. Our material cash requirements as of June 30, 2022 were expenses resulting from being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses incurred in the pursuit of our acquisition plans.

Through June 30, 2022, our liquidity needs have been satisfied through the cash generated from our IPO and held outside the Trust Account, a payment of $25,000 from our sale of our founder shares to our Sponsor, and a loan from our Sponsor for $151,413, which we repaid in full on January 28, 2021. On July 28, 2022, we entered into an Amended and Restated Promissory Note (effective as of June 30, 2022) with the Sponsor relating to the Working Capital Loan, whereunder the Working Capital Loan amount was increased from $500,000 to $1,750,000 to fund expenses related to the Business Combination. As of September 15, 2022, we had $1.75 million outstanding under the Amended and Restated Promissory Note.

On July 29, 2022, we announced that the Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022. In connection with such extension payment, we entered into a promissory note dated July 29, 2022 whereby we agreed to repay the Sponsor $1,035,000 upon completion of the Business Combination.

On February 1, 2022, we issued a promissory note to our Sponsor pursuant to which we may borrow up to an aggregate principal amount of $500,000 (the “Working Capital Loan”). This loan is non-interest bearing, unsecured and due at the date we consummate a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. No amount is due under the note if an initial business combination is not consummated on or before January 25, 2023. As of June 30, 2022, we had drawn down $910,000 under the note to pay for offering expenses.

On January 28, 2021, we consummated our IPO of 10,350,000 units. Each unit consists of one share of our Class A Common Stock and one redeemable warrant, with each warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $103,500,000.

Simultaneously with the closing of our IPO, we consummated the sale of 5,738,000 private placement warrants, at a price of $1.00 per private placement warrant, in a private placement to our Sponsor, generating gross proceeds of $5,738,000.

Following the closing of our IPO and the sale of the private placement warrants, an aggregate amount of $105,570,000 (which amount includes the deferred underwriting discount) was placed in the Trust Account established in connection with the IPO. Transaction costs amounted to $6,211,902, consisting of $2,070,000 in underwriting discount, $3,622,500 in deferred underwriting discount, the fair value of the shares issued to the underwriters of $1,000 deemed as underwriters’ compensation, and $518,402 of other offering costs.

Net cash used in operations was approximately $884,000 during the six month period ended June 30, 2022 compared with $319,000 during the six month period ended June 30, 2021. There was no net cash used in investing activities during the six month period ended June 30, 2022 as compared to net cash used in investing activities of approximately $105,574,000 during the six month period ended June 30, 2021. Net cash provided by financing activities was $912,000 during the six month period ended June 30, 2022 as compared to approximately $106,194,000 for the six month period ended June 30, 2021.

Net cash used in operations was approximately $1,170,000 during the year ended December 31, 2021 compared with $113,000 during the year ended December 31, 2020. Net cash used in investing activities was $105,570,000 during the year ended December 31, 2021 as compared to net cash used in investing activities of $0 during the year ended December 31, 2020. Net cash provided by financing activities was approximately $106,753,000 during the year ended December 31, 2021 as compared to $151,000 for the year ended December 31, 2020.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to us (less taxes payable) to complete our initial business combination. We may withdraw interest to pay our franchise and income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the post-transaction company, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital.

As of June 30, 2022, we had cash of approximately $79,000. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate, complete a business combination, and implement our plan of dissolution.

Off-Balance Sheet Financing Arrangements

We do not have any off-balance sheet arrangements as of June 30, 2022.

Contractual Obligations

We did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities as of June 30, 2022 and 2021 or December 31, 2021 and 2020.

The underwriter of our IPO is entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($2,070,00) was paid at the closing of our IPO, and 3.5% ($3,622,500) was deferred. The deferred underwriting discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. The underwriter is not entitled to any interest accrued on the deferred underwriting discount.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Recent Developments

On July 28, 2022, we entered into an Amended and Restated Promissory Note (effective as of June 30, 2022) with the Sponsor relating to the Working Capital Loan, whereunder the Working Capital Loan amount was increased from $500,000 to $1,750,000 to fund expenses related to the Business Combination. As of September 15, 2022, we had $1.75 million outstanding under the Amended and Restated Promissory Note.

On July 29, 2022, we announced that the Sponsor deposited into the Trust Account $1,035,000 to extend the date by which the Business Combination may be consummated from July 29, 2022 to October 29, 2022. In connection with such extension payment, we entered into a promissory note dated July 29, 2022 whereby we agreed to repay the Sponsor $1,035,000 upon completion of the Business Combination.

SEASTAR MEDICAL’S BUSINESS

The information in this section describes the current and proposed business and operations of SeaStar Medical. Unless the context otherwise requires, all references in this section to “SeaStar Medical,” “we,” “us,” or “our” refers to the current and proposed operations of SeaStar Medical.

Overview

SeaStar Medical is a medical technology company developing a platform therapy to reduce the consequences of hyperinflammation on vital organs. The inflammatory response is critical to fend off infections and repair damaged tissue in the body. Central to inflammation are the cells within blood and lymph circulatory systems, called white blood cells (primarily neutrophils and monocytes) or also referred to commonly as “pus” cells. In a normal inflammatory response, neutrophils are the first immune cells to arrive at the site and are key to the entire immune response that kills pathogens and promotes tissue repair. If the inflammatory response becomes excessive and dysregulated (referred as proinflammatory), normal neutrophil die off (“apoptosis”) may be delayed, altering feedback mechanisms that regulate the immune system. This results in damaging hyperinflammation spreading uncontrollably to other parts of the body, often leading to acute chronic solid organ dysfunction or failure, including heart, lung, kidney and liver diseases. This hyperinflammatory response is also known as the “cytokine storm,” referring to the body’s reaction to the category of small-secreted proteins released by hyperinflammatory cells that affect communication between cells. The cytokine storm, when left uncontrolled, can lead to organ damage and even death.

Based on clinical and preclinical studies conducted over the last 15 years, SeaStar Medical’s technology has shown promise in modulating the degree of activity of proinflammatory cells to help reduce tissue damage and speed the repair and recovery of organ function. We believe this approach, if successful, will transform the ability of clinicians to treat acute organ failure in the intensive care unit (“ICU”) and to improve chronic organ function in hospitalized patients. Currently few therapeutics are available to clinicians to address the issue of hyperinflammation and for those options that do exist, such options are either immunosuppressive or only target one cytokine. We believe our technology has the potential to overcome limitations in existing anti-inflammatory treatments and address the challenge in selectively targeting activated neutrophils and monocytes. We are leveraging our patent protected and scalable technology platform to develop proprietary therapies that are organ agnostic and target both acute and chronic indications.

We are initially using our proprietary SCD technology platform to clinically validate several acute organ injury indications, including kidneys and lungs. Our investigational SCD is an extracorporeal synthetic membrane device designed to be easily integrated into existing continuous renal replacement therapy (“CRRT”) systems that are commonly installed in hospitals, including in ICUs throughout the U.S. Once approved and commercialized, our SCD would initially target acute kidney injury in both the pediatric CRRT population as well as adults on CRRT. In addition, we are developing our SCD to address inflammation associated with chronic dialysis and chronic heart failure.

Preclinically, our SCD was tested in various animal models, which include acute myocardial infarction, intracranial hemorrhage, chronic heart failure, sepsis and acute respiratory distress syndrome. We will continue to explore the application of our SCD technology across a broad range of markets and indications where proinflammatory activated neutrophils and monocytes may contribute to disease progression or severity in both acute and chronic indications.

There is substantial clinical demand for safe and effective control of hyperinflammation. Existing treatment options in hyperinflammation include the use of corticosteroids (immunosuppression) and absorbent technologies that either directly absorb cytokines, viruses, bacteria or endotoxins and pharmaceuticals that target cytokines and the immune cascade. None selectively addresses activated neutrophils or monocytes. The use of our SCD to reverse the cytokine storm in pediatric and adult patients with acute kidney injury on CRRT in clinical studies with more than 140 patients reduced mortality rates by 50%, and, of those patients who survive 60 days, none have required dialysis. The unique mechanism of action (modulation of neutrophils and monocytes) has exhibited consistent clinical outcomes in both adults as well as children. Given the competitive advantages of our SCD, we believe our SCD has the potential to become a preferred course of treatment by clinicians for hyperinflammatory indications based on its potential to improve patient outcomes, increase survival rates, reduce dialysis dependence, and ultimately lower healthcare costs.

As of September 15, 2022, our SCD has been used in approximately 170 adult and pediatric patients on an investigational basis. In June 2022, we submitted a HDE application with the FDA for pediatric patients with AKI on CRRT. Based on the current timeline of the HDE, we expect the FDA to complete its substantive review of our HDE application during the first quarter of 2023; however, there is no guarantee that the FDA will approve our HDE application. In addition, we are finalizing the design of a pivotal trial for adult patients with AKI on CRRT. On April 29, 2022, we received a Breakthrough Device Designation for the use of our SCD in the treatment of immunomodulatory dysregulation in adult patients (18 and older) with AKI, which is expected to accelerate the regulatory approval process for such trial. We currently anticipate generating interim results from this trial in late 2023 and final results in 2024. Upon completion of our pivotal trial in adults, we intend to submit a PMA to the FDA for indications in AKI patients on CRRT in the second half of 2024. There is no guarantee that we will complete the AKI adult trial in a timely manner, or at all, nor will there be any assurance that positive data will be generated from such trial. Even if we are able to generate positive results from these trials, the FDA may require us to conduct additional trials to support the study or disagree with the design of the trials and request changes or improvements to such design.

We believe that our novel therapeutic device is readily scalable for use in other indications. As we continue our work to expand indications, we believe we will have the ability to take advantage of economies of scale to reduce costs of production. We believe our established manufacturing process demonstrates a significant competitive advantage in the hyperinflammatory market.

We have pursued patent protection for our SCD technology as well as other technologies, which consists of 39 patents and 16 pending patent applications in the U.S. and certain foreign jurisdictions. Of these patents and patent applications 38 are owned exclusively by us, and 17 are co-owned with the University of Michigan (“UOM”). UOM has granted to us an exclusive worldwide, royalty bearing license to UOM’s interest in all of the co-owned patents and applications. This license permits us to commercialize our SCD in all human therapeutic indications. For more information, see “ — Intellectual Property” below.

We intend to continue to shape our commercial and distribution strategy by expanding indications and pursue collaborations with partners in markets where such partners provide strategic opportunities in launching our product candidates and enabling access to specific patient populations.

Our senior management team and board of directors have an average of more than 19 years of experience in the healthcare industry, including expertise in medical affairs, commercialization and distribution in our initial therapeutic priority areas. We are also supported by a group of well-respected scientific advisors who are experts in the development of our technology and products.

Corporate History

SeaStar Medical was initially incorporated under the name Nephrion, Inc. on June 6, 2007. On August 3, 2007, we filed the First Amended and Restated Certificate of Incorporation of Nephrion, Inc., amending our corporate name to CytoPherx, Inc. On June 19, 2019, we filed the Second Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of CytoPherx, Inc., amending our corporate name to SeaStar Medical, Inc.

Our Approach

The acute inflammatory response occurs in a well-defined coordinated sequential response. Neutrophils are the first responders followed by monocytes. The monocytes, as they egress into tissue also follow another sequence of differentiation into tissue macrophages. The first are proinflammatory macrophages, followed by patrolling, reparative macrophages.

This complex, tightly coordinated process is critical for host defense and tissue repair but needs to be tightly regulated by the body’s inflammatory signaling and cellular apoptosis. If not, further tissue destruction may occur when uncontrolled hyperinflammation leads to degradative reparative processes with worsening tissue or organ function. If this excessive systemic inflammation is severe and prolonged, multi-organ failure, including cardiovascular, respiratory, kidney, liver and neurologic dysfunction may occur, resulting in poor clinical outcomes. Prior therapeutic approaches to block soluble mediator targets, such as a cytokines or free radicals have not proven successful. We believe that our SCD approach, which targets activated cells, is a potentially transformative, if not disruptive, therapeutic approach to a range of acute and chronic inflammatory disorders.

Our SCD is an extracorporeal synthetic membrane device designed to bind activated leukocytes (neutrophils and monocytes) as part of a CRRT extracorporeal circuit. When added to the circuit of a standard CRRT system (using regional citrate anticoagulation) immediately following a standard hemofilter cartridge, blood within the standard hemofilter cartridge enters our SCD and disperses among the fibers of the device. Upon exiting our SCD, the blood is returned to the patient’s body.

Our SCD delivers its therapeutic benefit by attenuating the excessive inflammatory response of activated neutrophils and monocytes. Uninterrupted, the excessive inflammatory response progresses to multi-organ failure (“MOF”), with documented increases in both morbidity and mortality in critically ill patients. Our initial lead product is focused on critically-ill AKI pediatric and adult patients on CRRT. Our SCD leverages the existing footprint of CRRT pump systems in ICUs today, as well as the growing use and adoption of regional citrate as an anticoagulant. A recent study in the Journal of the American Medical Association in 2020 demonstrated that while the use of regional citrate anticoagulation has the same mortality profile as heparin, regional citrate anticoagulation showed longer filter life compared to heparin.

Mechanism of Action

The mechanism of action of our SCD consists of two steps: 1) binding activated neutrophils and monocytes on our SCD biomimetic membrane and 2) deactivating the activated neutrophils by maintaining a specified ionized calcium level within our SCD. Our SCD utilizes clinically approved regional citrate anticoagulation protocols to lower the ionized calcium level, which prevents blood clogging within the circuit and immuno-modulates the activated neutrophils, which are then returned to the patient. Calcium is then infused into the blood returning to the patient from the SCD, thereby maintaining normal calcium levels in the patient throughout the process.

Our SCD and Neutrophils

Calcium plays a critical role in many biological processes. In the case of neutrophils, calcium can have a profound effect on their activity. It has been shown that lowering calcium levels in neutrophils can lead to higher levels of neutrophil apoptosis (deactivation). Our SCD is designed to selectively bind the most highly activated neutrophils (associated with hyperinflammation) and in a low iCa environment, the activated neutrophils are deactivated, which has the effect of reducing hyperinflammation. When neutrophils are in homeostasis, the normal half-life is six to eight hours, but in a hyperinflammatory state, neutrophil apoptosis is delayed leading to increased numbers of activated neutrophils in circulation. Through clinical and preclinical studies, our SCD has been shown to selectively sequester and deactivate the most highly activated neutrophils, allowing the body to restore neutrophil homeostasis. It is important to note that our SCD does not sequester 100% of these neutrophils as they are important to maintaining immune homeostasis.

Our SCD and Monocytes

We believe the role of circulating monocytes in systemic inflammation and organ specific injury is becoming more appreciated by healthcare professionals. Calcium also has an important influence on monocyte activity. A high percentage of the circulating monocyte subtypes (M1 proinflammatory versus M2 patrolling, reparative) has been shown to influence the degree of acute organ injury and chronic organ dysfunction. In vitro, our SCD membranes in a low iCa perfusion circuit binds the proinflammatory monocytes within the blood more selectively. This selective binding has been shown in clinical trials and results in less proinflammatory circulating monocytes in inflammatory disorders. It is important to note that our SCD does not sequester 100% of these monocytes as they are important to maintaining immune homeostasis.

Histological evaluation of our SCD

Microscopy of our SCD after being used for patient treatment demonstrated the binding of leukocytes on the outer surface of the membranes of the cartridge along the blood flow path within the extracorporeal circuit. The bound leukocytes were dominated by neutrophils and monocytes (see Figure 1 below).

The ability of neutrophils and monocytes to bind to the outer walls of the hollow fiber membranes (figure below) rather than the inner walls, which is the conventional blood flow path, is due to the difference in shear forces of blood flow. The sheer force of our SCD is similar to capillary flow providing a microenvironment for the neutrophils and monocytes.

Our Market Opportunity

We are a therapeutic medical device company with clinical data collected and available to support a HDE submission to FDA to request the use of our SCD in pediatric patients with AKI and additional clinical data intended to support the initiation of a pivotal PMA study in adult AKI. In the longer term, we intend to pursue the application of our SCD technology to additional indications, including, but not limited to, acute respiratory distress syndrome, chronic dialysis, cardiorenal syndrome and hepatorenal syndrome.

Our Initial Market Opportunity in Acute Kidney Injury

We believe AKI has increasingly received the attention of healthcare professionals and academic publications that reveal the devastating clinical and financial impact of what is most-often a multi-organ syndrome. A 2017 study by Samuel A. Silver and Glenn M Chertow titled “The Economic Consequences of Acute Kidney Injury” stated hospital costs associated with AKI in the U.S. are between $5.4 and $20 billion per year.

The kidneys are a silent killer within medical triage. They do not present clear symptoms or tell the body they are suffering like other major organs such as the heart or lungs. For example, one does not feel pain with a “kidney attack” and symptoms are delayed until irreversible damage may have already occurred. Kidneys also refrain from revealing the impact to the rest of body and organs (and vice-versa) and often are not considered systemically for co-treatment.

Globally consistent criteria for diagnosing AKI has recently emerged with RIFLE (Risk, Injury, Failure, Loss of kidney function, and End-stage kidney disease), an international consensus classification for AKI staging and diagnosing guidelines introduced in 2004, the AKIN (Acute Kidney Injury Network) staging system in 2007, and finally the Kidney Disease: Improving Global Outcomes, AKI Staging and Diagnosing Guidelines published in 2012. These sources have helped clinicians to both improve recognition, staging, diagnosing and subsequent documentation of less obvious cases of AKI secondary diagnoses. While our initial market is focused on AKI patients on CRRT, future indications will likely benefit from improved characterization and diagnosis of patients.

As a result, demand for ICU renal replacement therapy is growing. CRRT is the newest of AKI dialysis modality in the market, first becoming available in 1997, and according to fortune business insights, it is estimated that it has grown to a $ 986 million global market ($354 million market in the U.S.) as of 2019. The two largest operators in the CRRT market by revenue are Fresenius Medical Care Holdings, Inc. (“Fresenius Medical”) and Baxter International, which represent over 80% of the market today in the U.S.

Since 2010, a significant amount of data has been published to quantify the clinical and financial impact of AKI, resulting in a broadening AKI treatment “boom” beyond dialysis to areas of diagnostics, complimentary therapies, and pharmacologics. As hospital administrators and government officials’ understanding of the impact and burden of AKI increases, we believe that attention will only continue to grow. According to Hobson in his article titled “Cost and Mortality Associated with Postoperative Acute Kidney Injury,” a 2015 study of 50,314 patients (over 11 years) found that upon greater scrutiny, AKI was found in 39% of post-surgical patients, and 19% of patients had stage 2 or 3 AKI with an average incremental cost of $29,800 per patient. Additionally, with historical mortality rates approximately 50%, treating AKI is increasingly of interest to clinicians, hospitals, and product manufacturers alike.

The AKI patient population is growing on average 6.9% per year according to the Healthcare Cost and Utilization Project commissioned by the Agency for Healthcare Research and Quality, a U.S. federal agency. According to Massicotte and Azarniouch in their 2015 work entitled “Acute Kidney Injury in the Intensive Care Unit: Risk Factors and Outcomes of Physician Recognition Compared with KDIGO Classification,” around 80% of moderate or severe cases of AKI are not diagnosed and documented, suggesting the U.S. AKI patient population is higher than the estimated 6 million patients annually. The estimated pediatric population for AKI patients on CRRT is estimated to be less than 8,000 patients per year, which is a substantially small sub-set of the 6 million AKI patient population.

The AKI market needs new and effective solutions, and hospitals continue to search and evaluate new products. For a product to succeed in the AKI space, it must demonstrate and achieve clear and significant clinical benefit to patients, while providing positive financial incentives for hospitals to generate revenue and profitability.

Our Growth Strategies

Key elements of our growth strategy include innovating and expand our applications through clinical trials; differentiation through medical education; business development and out-licensing activities and scaling production with manufacturing partners. We expect to employ several core growth strategies:

•

Execute on the clinical plan through key relationships: Our initial focus on the treatment of AKI in adults and pediatrics is supported by our long and established relationship with UOM, which licenses to us certain key technology underpinning our novel immunomodulatory therapy, as well as other leading academic hospitals and institutions throughout the U.S. Such relationships enable us to expand and refine the design and execution of our clinical plans with a more targeted outcome and objectives. In addition, our plan to submit an HDE for AKI pediatric indication, as well as the recent grant by the FDA of Breakthrough Device Designation for our SCD therapy targeting AKI adult patients, is expected to accelerate and streamline the regulatory approval process prior to the commercial launch of our product candidates.

•

Differentiation through medical education: We intend to explore and pursue business development opportunities with major medical and pharmaceutical companies to establish partnerships, including outbound licensing arrangements. We believe that our clinical experience and depth, combined with our understanding of the scientific mechanism of our SCD and our regulatory submissions around the world, can drive value for our partners and reduce their market risk. We believe our partners will benefit from insight in other SCD trials around the world as well as data generation that is being conducted by our trials. We believe that our SCD therapy has the potential to apply to multiple indications. By pursuing and establishing business relationships with partners who may have strong capabilities beyond AKI, such as the markets for respiratory distress syndrome, we may be able to expand our solutions to the chronic disease setting.

•

Business development and out-licensing activities: We intend to dedicate resources to educate physicians, hospital clinicians and other decision makers in the medical communities on the role of neutrophils and monocytes in both acute and chronic indications, and therapeutic benefit of controlling and modulating excessive inflammatory response. We intend to focus our marketing strategies not only on the therapeutic capabilities of our technology, but also the economic consequences of hyper-inflammation in the current standard of care and treatment infrastructure, and highlight the differentiating factors of our SCD product candidates that can provide a cost effective solution.

•

Scaling production with manufacturing partners: As we progress through our planned clinical trials and anticipate the potential commercial launch of our SCD product candidates if FDA approval is received, we are focused on identifying and securing various suppliers and manufacturing partners to scale production in response to the expected demand for our solutions. We continue to negotiate with suppliers of raw materials, including filters, tubing and other components, to establish redundancies and alternative sources to mitigate interruptions in the supply chain in the future. In addition, we may also explore strategic relationships with partners who can provide sources of raw materials while collaborating with us on the marketing and distribution of our product candidates.

Our Clinical Stage Product Candidates

The following disclosure summarizes our SCD product candidates in clinical stages and other clinical studies. All trials and studies below are conducted under IDEs approved by the FDA.

We submitted a HDE application for SCD for the treatment of pediatric patients with acute kidney injury undergoing CRRT with the FDA in June 2022. We expect the FDA to complete substantive review of the HDE application by the first quarter of 2023.

In April 2022, the FDA granted Breakthrough Device Designation to SCD treatment of adult patients with acute kidney injury undergoing CRRT. We are currently finalizing the design and preparatory work for a pivotal trial of SCD for this indication and expect to submit the IDE protocol to the FDA by the end of the third quarter of 2022. We expect to begin enrollment in the trial in the first quarter of 2023, with interim and final results expected in late 2023 and 2024, respectively. We expect submission of a PMA application to the FDA in the second half of 2024.

Additional clinical studies under IDEs include cardiorental syndrome in congested heart failure, myocardial stunning in end stage renal disease, and hepatorenal syndrome. We are conducting exploratory clinical research at UOM to define the patient population for potential treatment with SCD product candidates, and any future studies will be based upon initial clinical data collected in these studies.

Clinical Progression

SCD 006 Pivotal Study Design

We are in the process of initiating a pivotal clinical trial of the SCD for the treatment of AKI in adults under the recent grant of Breakthrough Device Designation by the FDA. This trial (SCD 006) is a 200 patient, pivotal, prospective, multi-center, open label, randomized, two-arm comparative study conducted in the United States. The SCD 006 trial is designed to assess a composite endpoint of both mortality and dialysis dependency at Day 60. Our target population will be adults with AKI in ICUs in hospital settings, and has an estimated 60-day mortality rate of 40% to 50% and for those who survive, the probability of requiring dialysis at Day 60 will be 25%.

Current Trial Status

Currently we are in process of preparing SCD 006 IDE Protocol and aim to submit the IDE to the FDA during the third quarter of 2022. We anticipate the trial to begin enrollment in the first quarter of 2023 and is anticipated to complete enrollment in 15 to 18 months. On April 29, 2022, we received a Breakthrough Device Designation for the use of our SCD in the treatment of immunomodulatory dysregulation in adult patients (18 and older) with AKI, which should accelerate the regulatory review and approval process for such trial. We currently anticipate generating interim results from this trial in late 2023 and final results in 2024.

Clinical Studies

With the exception of our SCD 003, all of our clinical studies to date have not had a randomized control arm.

AKI Safety, Mortality and Device Integrity Study (CHINA) (ASAIO Journal 57:426-432,2011)

(January 2009 to April 2010)

A study of the SCD was conducted by SeaStar Medical in collaboration with Huashan Hospital in Shanghai, China entitled: An Exploratory Clinical Study to Assess Safety and Efficacy of the Double Hemofiltration Cartridge Device (DCD) in Patients with Acute Renal Failure. This study was a prospective, non-randomized, interventional study designed to evaluate the effect of treatment with the SCD on in-hospital mortality in the acute renal failure population being treated with CRRT with regional citrate anticoagulation (“RCA”). Up to seven days of therapy were allowed. All subjects received standard intensive care treatment for patients undergoing CRRT in addition to the SCD treatment.

In this nine patient study, the SCD treatment was demonstrated to reduce the mortality rates of ICU patients with AKI in hospitals compared with case-matched controls from a national dataset, based on deaths resulting from all causes in the hospital setting. The study showed a 22% mortality rates in the SCD treatment arm versus a mortality rate of 78% in the case-matched control group. This improved survival rate was demonstrated to be independent of age and Sequential Organ Failure Assessment (“SOFA”) Score, which is a scoring system used to predict ICU mortality based on lab results and clinical data. The results from this study indicated that treatment with SCD was well tolerated, without significant effects on hematological parameters, including white blood cell and platelet counts, and with an adverse event profile that was expected for a seriously ill population in the ICU with AKI.

In the nine subjects analyzed on SCD treatment, no neutropenic events were reported, and no serious adverse events (“SAEs”) were reported. Adverse events noted included hypercalcemia (8), hypocalcemia (1), hypophosphatemia (2), hypernatremia (1) and thrombocytopenia (1).

A multi-center pilot study to assess the safety and efficacy of a SCD in Patients with Acute Renal Failure (ARF 002) (Seminars in Dialysis Vol 26, Issue 5 :616-623 ,2013) (May 2010 to January 2011)

This pilot study of the SCD device (ARF-002 Clinical Trial) was sponsored by SeaStar Medical with the support of a third-party contract research organization. The study was designed to evaluate the safety and efficacy of the SCD treatment after up to seven consecutive 24-hour SCD treatments. Outcomes were compared to historical data on in-hospital mortality based on all causes of deaths at day 28 and day 60 in the AKI population being treated with CRRT with RCA.

The study enrolled 35 adult subjects. The mean age was 56.3 and 71.4% of the subjects were Caucasian, 22.9% were Black and 5.7% were Hispanic. The average SOFA score was 11.3. The mortality rate from any cause at Day 60 was 31.4% with SCD versus 50% with the historical standard of care based on literature. Renal recovery, defined as dialysis independence, was observed in all of the surviving subjects at Day 60. Based on the significantly lower mortality rate, the results of this pilot study indicate a potential for a substantial improvement in patient outcomes over historical standard of care therapy.

A total of 199 adverse events (“AEs”) were observed in 33 of the 35 subjects. Of these 199 AEs, 12 were deemed to be possibly related and one was deemed related (as determined by the investigator) to the study therapy. These included a worsening coagulation defect, hypotension, neutropenia, disseminated intravascular coagulation (“DIC”), thrombocytopenia, recurrent renal failure, hypophosphatemia, hypercalcemia, anemia and cardiogenic shock. Of the 199 total adverse events, 34.7% were deemed to be mild and were experienced by 60% subjects, 51.8% were moderate and experienced by 71% of the subjects and 13.6% were severe, experienced by 54% of the subjects. The AEs observed were those that were expected for a critically ill patient population with acute renal failure and/or in an ICU setting. Twenty-eight SAEs were observed in 23 subjects (which included death). There were no unanticipated adverse device effects. Of these 28 SAEs, two were deemed to be possibly related to treatment (i.e., DIC and cardiogenic shock) and were severe in intensity. Of the SAEs, seven of the 28, or 25%, were deemed to be moderate and were experienced by 20% of the 35 subjects, and 21 (75%) were deemed to be severe, experienced by 51% of the 35 subjects. The following table lists all SAEs encountered during the study by category and the assessment of each SAE:

List of Serious Adverse Events	Study Related
	Definitely	Probably	Possibly	Definitely Not
Blood and lymphatic system disorders			1	2
Cardiac Disorders			1	1
Gastrointestinal Disorders				1
General disorders and administration site conditions
Infections and infestations				5
Injury, poisoning and procedural complications				3
Metabolism and nutrition disorders				2
Musculoskeletal and connective tissue disorders
Nervous system disorders				1
Other				3
Renal and Urinary Disorders
Respiratory, thoracic and mediastinal disorders				8
Vascular Disorders
Total	0	0	2	26

A Multi-Center, Randomized, Controlled, Pivotal Study to Assess the Safety and Efficacy of A Selective Cytopheretic Device in Patients with Acute Kidney Injury (SCD-003 – IDEG090189) (September 2011 to May 2013)

This was a controlled, randomized and multicenter clinical trial that was initiated in September 2011 and terminated in September 2013 under an FDA approved IDE. For this trial, the control group received standard CRRT with RCA and the SCD-treated group received up to seven days of SCD therapy. The study was sponsored by SeaStar Medical with the support of a third-party contract research organization.

The primary objective of the study was to determine if the SCD, when used in conjunction with CRRT, results in clinical and statistical improvement in mortality rate based on all causes through Day 60. Secondary objectives included an assessment of renal replacement therapy dependency at Day 60, mortality at Day 28, the number of ventilator free days (“VFDs”) at Day 28, and the mortality of the subset of patients with severe sepsis at Day 60.

A total of 134 patients were enrolled in 21 United States medical centers. Patients receiving care in the ICU of each participating hospital were randomized to intensive care treatment for patients undergoing CRRT or CRRT + SCD. Each participating clinical site used their established RCA protocol for the CRRT + SCD circuits (treatment group) and for the CRRT only (control group). The recommended calcium (iCal) level (measured post SCD) in the CRRT and SCD blood circuit was specified to be between 0.25 and 0.4 mmol/L. Inclusion and exclusion criteria were similar to the previous IDE multicenter pilot clinical study except for an age range of 8-80 years and body weight of over 135 kilograms. Once the patient met all eligibility criteria, including being on CRRT for a minimum of four hours, but no longer than 24 hours, and had signed an informed consent, the subject was randomized in a 1:1 allocation utilizing a random permuted block design into either the control or treatment group, stratified by study center and the presence of severe sepsis. An overall two-sided 0.05 level of significance at 80% power was used to calculate a sample size of 344 patients, assuming a mortality rate of 50% for the control group and 35% for the treatment group. Adaptive design and interim analysis were planned at the mid-point of enrollment (i.e., 172 patients). Several exploratory biomarkers were also compared between the control and treatment groups, including urine output, serum levels of elastase, cytokines, and total absolute white blood cell, neutrophil and platelet counts throughout treatment.

During the second quarter of the enrollment period, a national calcium shortage occurred in the United States due to certain FDA-related quality manufacturing issues at major U.S. suppliers. Due to the reliance of the SCD on a narrow intra-circuit iCa range for functional efficacy and the concern that patients randomized to the SCD were not receiving effective therapy due to insufficient iCa levels, the interim analysis was performed early after enrollment of 134 patients. Enrollment was paused on May 24, 2013 to assess the clinical impact of the calcium shortage on study endpoints. The shortage of calcium infusion solutions resulted in a tendency to minimize citrate infusion rates. Accordingly, the iCa levels within the blood circuit tended to be above the recommended range of 0.25 to 0.40 mmol/L. No significant differences were noted between the control and treatment groups in terms of baseline characteristics. Of the 134 patients in the analysis, 69 received CRRT alone and 65 received SCD therapy. No statistically significant difference was found between the treated and control patients with a 60-day mortality of 39% (27/69) and 36% (21/59), respectively. No statistically significant difference was found between the SAEs of the control and treatment groups. Furthermore, none of the SAEs were considered ‘definitely’ device related per the principal investigator (“PI”). The amount of time patients in both the control and treatment group were maintained in the recommended iCa range (0.23 - 0.40 mmol/L), as specified in the study protocol, was substantially lower than expected. Of the 134 patients enrolled in the SCD-003 protocol at the time of the interim analysis, 19 SCD patients (CRRT + SCD) and 31 control patients (CRRT alone) were maintained in the protocol’s recommended range for greater or equal to 90% of the therapy time. The study was subsequently terminated.

No statistically significant difference was found between the SAEs of the control and treatment groups. The study reported 71 SAEs in the control group (40 of the 63 patients) and 80 SAEs in the SCD treatment group (45 of the 69 patients). The most frequent categories of SAEs were infections and infestations as well as cardiac, respiratory, thoracic and mediastinal disorders. Furthermore, none of the SAEs were considered “definitely” related to the SCD device per the principal investigator. Overall adverse events did not differ between the treatment and control groups in the intent to treat analysis. The following table lists all SAEs encountered during the study by category and the assessment of each SAE:

List of Serious Adverse Events	Study Related
	Definitely	Probably	Possibly	Definitely Not
Blood and lymphatic system disorders			9
Cardiac Disorders			15
Gastrointestinal Disorders			5
General disorders and administration site conditions			4
Infections and infestations			14
Injury, poisoning and procedural complications			1
Metabolism and nutrition disorders			2
Musculoskeletal and connective tissue disorders			1
Nervous system disorders			6
Other			2
Renal and Urinary Disorders			1
Respiratory, thoracic and mediastinal disorders			13
Vascular Disorders			7
Total	0	0	80	0

When the iCa treated and control subgroups were compared for a composite index of 60-day mortality and dialysis dependency, the percentage of the SCD treated subjects was 16% versus 58% in the control subjects. The incidence of serious adverse events did not differ between the treated and control groups.

A new IDE was FDA approved on February 12, 2014 for a pivotal trial of 122 patients in up to 30 sites utilizing this primary composite endpoint. If this trial met safety and effectiveness criteria, the FDA stated that a premarket approval and clearance was supportable. This clinical trial was not initiated in 2014 due to continuing injectable calcium shortages, and the company limited the clinical focus to the pediatric indications, where less calcium was needed due to size of study (pediatric study had 15% of the patients compared to pivotal trial of 122 patients).

Safety and early efficacy trial of our SCD therapy in pediatric patients with AKI requiring CRRT

(December 2016 and February 2020)

A multi-center, prospective pilot study was undertaken to assess the safety and efficacy of our SCD in pediatric patients with AKI being treated with continuous kidney replacement therapy with RCA. The primary objective of the study was to evaluate the safety of up to seven consecutive 24-hour treatments of our SCD. The secondary objective was to evaluate the efficacy of up to seven consecutive 24-hour SCD treatments on all-cause mortality and dialysis dependency at day 28 and day 60. This study was sponsored by SeaStar Medical with the support of a third-party contract research organization.

Sixteen patients (eight male and eight female) were enrolled in the study at four United States pediatric medical centers, which ran from December 2016 through February 2020. The most common diagnosis leading to ICU admission was septic shock followed by, in diminishing order, pneumonia, rhabdomyolysis, pulmonary hypertension, hemolytic uremic syndrome, encephalomyelitis, disseminated adenoviral infection, cardiac arrest, acute respiratory failure and acute liver failure.

Twelve of the 16 patients survived (75%) to hospital discharge (versus historical control of 50%) and none of the 12 patients required dialysis at 60 days (versus historical control of 15% to 20%). There were 14 SAEs that occurred in fourteen patients in the study. None of the SAEs were device related. There were 47 adverse events that occurred in 14 subjects in the study. The following table lists all SAEs encountered during the study by category and the assessment of each SAE:

List of Serious Adverse Events	Study Related
	Definitely	Probably	Possibly	Definitely Not
Cardiac Disorders				4
Gastrointestinal Disorders				1
Infections and infestations				1
Metabolism and nutrition disorders				1
Nervouse system disorders				1
Renal and Urinary Disorders				1
Respiratory, thoracic and mediastinal disorders				2
Surgical and medical procedures				1
Vascular Disorders				2
Total	0	0	0	14

A Multi-Center Pilot Study to Assess the Safety and Efficacy of a Selective Cytopheretic Device in Patients Developing AKI or Acute Respiratory Distress Syndrome Associated with COVID-19

(September 2020 to July 2021). Publication: Critical Care Exploration

Twenty-two subjects were enrolled in this pilot study at two leading medical centers. All enrolled patients were treated with corticosteroids, either dexamethasone or hydrocortisone. The majority of enrolled patients also received remdesivir. Sixteen patients were included in the contemporaneous control. Sixteen of the intent to treat (“ITT”) patients received greater than 96 hours of our SCD treatment per protocol (“PP”) since the inclusion criteria required an intent to treat for at least 96 hours. This study was sponsored by SeaStar Medical with the support of a third-party contract research organization.

The mortality rate of the ITT group at 60 days post-initiation of our SCD treatment was 50% and was 31% for the PP group. The control group had a mortality rate of 81%, which was higher than both the ITT and PP treated groups. The patients in the control group on Extracorporeal Membrane Oxygenation (“ECMO”) treatment did not survive, while 44% survived in the ITT group. For dialysis dependency at 60 days, 60% of the survivors had not recovered renal function in the ITT group; however, a post-hoc follow up at 90 days demonstrated that only 30% of the survivors still required dialytic support.

Fifty SAEs occurred in 18 subjects. Of note, 22 nosocomial and opportunistic infections were reported in 12 subjects during the entire 60 day follow-up period. Sixteen of the 22 infections occurred after SCD treatment. None of these SAEs were device-related as determined by the site clinical investigators and the independent safety review committee. No RCA-related adverse events were observed with greater than 90% of measured circuit ionized calcium (iCa) values less than 0.4 mmol/L. Systemic iCa values were within the normal ranges required by the clinical protocol. Two circuit clotting events were reported; clotting was initiated in the hemodialysis catheter in one instance and in the hemofilter in the other. No SCD clotting episodes were reported. No episodes of thrombocytopenia, neutropenia, or leukopenia were observed. The following table lists all SAEs encountered during the study by category and the assessment of each SAE:

List of Serious Adverse Events	Study Related
	Definitely	Probably	Possibly	Definitely Not
Blood and lymphatic system disorders				1
Cardiac Disorders				9
Gastrointestinal Disorders				1
General disorders and administration site conditions				3
Hepatobiliary disorders				2
Infections and infestations				22
Injury, poisoning and procedural complications
Metabolism and nutrition disorders				1
Musculoskeletal and connective tissue disorders
Nervous system disorders
Other
Renal and Urinary Disorders
Respiratory, thoracic and mediastinal disorders				8
Vascular Disorders				3
Total	0	0	0	50

SeaStar Medical and the principal investigators of SCD-005 COVID-19 clinical study have recently been accepted and were recently published in Critical Care Exploration, a peer reviewed academic journal.

Chronic Applications

Pilot Feasibility Trial of SCD Therapy in ESRD Patients (May 2012 to April 2013)

Our SCD therapy was evaluated in a more stable end stage renal disease (“ESRD”) patient cohort on chronic hemodialysis. Fifteen ESRD patients were enrolled to assess the safety and early efficacy signals on inflammatory biomarkers. Our SCD therapy promoted a monocyte shift from predominant proinflammatory to reparative phenotype.

Very few adverse events or SAEs were observed during SCD treatment and RCA. SCD treatment and RCA was associated with adverse events in four of the 13 patients. The adverse events were comprised of one episode each of fever, chills, headache, itching, coughing, dizziness, muscle cramps, nausea, vomiting, and chest pain. These adverse events are frequently experienced by patients undergoing standard hemodialysis treatment. No adverse events were definitively related to SCD therapy. SCD treatment and heparin anticoagulation, however, resulted in symptomatic and biochemical events. The initial two patients (Pt1 and Pt2) of this cohort, treated with SCD and heparin anticoagulation, demonstrated a large rise in C-reactive protein levels from 22 to 38 (Pt1) and 51–132 (Pt2) mg/L after four hours of SCD treatment. C-reactive protein levels continued to be elevated at 93 (Pt1) and 147 (Pt2) mg/L on day 1 post-SCD treatment. Because of these events, no further patients were recruited for SCD treatment and heparin anticoagulation. The following table lists all SAEs encountered during the study by category and the assessment of each SAE:

	Study Related
List of Serious Adverse Events	Definitely	Probably	Possibly	Definitely Not
General disorders and administration site conditions			1	2
Total	0	0	1	2

Additional Indications with Preclinical Data

The initial research and translation of our SCD into clinical studies was targeted to treat the acute dysregulated systemic inflammation associated with AKI and MOF. Due to the broad applications of immunomodulatory therapy, preclinical models were developed to evaluate the efficacy of our SCD to ameliorate single organ tissue injury.

Chronic Inflammatory Disorders

Chronic Heart Failure

Prior preclinical and clinical evaluations of our SCD therapy have focused on acute inflammatory conditions related to organ dysfunction and failure. Extensions of the immunomodulatory approach to improve organ dysfunction related to chronic inflammation would be transformative. Over the past decade, a number of novel pharmacologic approaches have failed to prove clinical efficacy, accentuating the need to discover new, safe approaches to treat chronic heart failure (“CHF”). In this regard, our SCD was evaluated in a preclinical model of CHF to dampen the cardio-depressant effects of the chronic proinflammatory state of CHF. Chronic heart failure and acute decompensated heart failure have been increasingly recognized as associated with chronic systemic inflammation. Monocytes have been identified as critical sources of systemic inflammation in CHF and may cause a decrease in cardiac myocyte contractility.

Cardiorenal Syndrome

Cardiorenal syndrome (“CRS”) is a clinical disorder in which therapy to relieve the congestive symptoms of chronic heart failure is limited by a decline in renal function. Up to one-third of patients with acute decompensated chronic heart failure present with this disorder; this condition is increasing in incidence with an estimated one million hospital admissions annually in the United States. Once hospitalized, these patients are treated with high dose intravenous diuretics to relieve the persistent congestion. The use of diuretics, however, frequently results in worsening renal function, progression of heart failure and death. Immune dysregulation plays a key role in cardiorenal syndrome.

Myocardial Ischemia in ESRD Patients on Chronic Hemodialysis

A major cause of death in patients on chronic dialysis is due to cardiovascular disease. Novel interventions need to be identified and tested to ameliorate the high morbidity and mortality of myocardial disease in these patients. Multiple hemodynamic and inflammatory factors contribute to the elevated risk of cardiac disease in the chronic hemodialysis patient populations. Hemodialysis treatment is associated with repetitive ischemic events, or myocardial stunning, and is identified with regional wall motion abnormalities on echocardiograms. This repetitive ischemic stress results in progressive damage resulting in declines in left ventricular ejection fraction and risk for sudden cardiac death. Both acute and chronic inflammation and its cellular immunologic effector, the activated monocyte, are central to the accelerated cardiovascular disease in patients with chronic end stage renal disease.

Studies at the University of Michigan

CRS Clinical Trial

This is a safety and efficacy dose escalation study in 10 patients that was designed to evaluate whether ultrafiltration therapy in CRS, a disease with a dismal prognosis and currently ineffective therapy, with use of the SCD therapy will improve cardiac and renal (production of urine) functions. In the study, an improvement of cardiac function is measured by the rate of ejection fraction, which is the percentage of blood leaving the heart each time it contracts. An improvement of renal function is measured by the serum creatinine and blood urine nitrogen (two common biomarkers to assess renal function). In addition, a variety of other biomarkers will also be measured. The successful completion of this study is expected to demonstrate proof-of-concept for an innovative approach to the treatment of CRS. Initial results will provide important feasibility data for a follow-on study to undertake a controlled randomized clinical trial to evaluate the clinical efficacy of our SCD in CRS patients that have failed ultrafiltration therapy.

Myocardial Ischemia in ESRD Patients on Chronic Hemodialysis Clinical Trial

Pilot safety and efficacy study in 10 patients to evaluate the reduction in myocardial stunning events in hemodialysis patients. The primary outcome will measure the change in regional wall abnormalities identified on an echocardiogram. Initial results will provide important feasibility data for a follow-on study to undertake a controlled randomized clinical trial to evaluate the clinical efficacy of the SCD in myocardial stunning hemodialysis patients.

Clinical Study

Product Development

Our first generation SCD has been based upon the design of a synthetic hemofilter due to the reduced regulatory risk of an FDA polysulfone hollow fiber cartridge. Second generation prototypes will include flat end caps to allow consistent implementation of the therapy, which we expect is more suitable as we scale up our operations.

We are currently evaluating altered configuration for differing clinical indication, so that pricing decisions can be made based upon unmet medical need and product specifications.

Suppliers

We source critical components from vendors that have been approved and qualified through our vendor management program. Fresenius Medical Care North America (“FMCNA”) is the current supplier of the filter used in our pediatric acute kidney injury indication. In March 2022, we entered into a supply agreement (the “Supply Agreement”) with an FMCNA affiliate, Fresenius USA Marketing, Inc. (“FUSA”), to supply certain filters at an agreed amount per case for use in our SCD product in our upcoming clinical trial and any additional clinical trials. We may resell the filters as part of the SCD system in both an Emergency Use Authorization application as well as a future PMA-approved product. The initial term of the Supply Agreement is for three years commencing on March 31, 2022. Either party may terminate the Supply Agreement for uncured material breach or for the insolvency of the other party. In addition, either party may terminate the Supply Agreement if in the reasonable opinion of legal counsel for either party, any future changes in federal or state law or regulations make any portion of the Supply Agreement invalid or illegal and the parties are not able to agree on mutually acceptable addendum to the Supply Agreement. We have agreed to indemnify FUSA against certain third-party claims.

We are in the process of developing a second source for the adult and pediatric filters, which will enable us to better manage any supply disruptions. In addition, we have secured a supplier to provide the tubing set required to assemble the SCD device, although we are able to identify and secure additional sources of supplies for the tubing set as it is readily available in the market.

Distribution

The Supply Agreement contains a provision granting FUSA a first right of refusal for the first three years after regulatory approval of our SCD product candidate to distribute the pediatric and adult products in the United States. If during such period, SeaStar Medical elects to promote and sell the SCD through distributors, SeaStar Medical will be required to provide FUSA with a right of first refusal to be SeaStar Medical’s exclusive distributor of the SCD in the United States and its territories, provided that the SCD is not promoted or sold in a manner that is incompatible with any devices manufactured and/or sold by FUSA or its affiliates.

Third-Party Reimbursement

We anticipate that coverage and reimbursement by Centers for Medicare & Medicaid Services (“CMS”) and private payors will be essential for most patients and health care providers to afford our treatments, particularly in the applications of continuous renal replacement therapy for dialysis access and the treatment of hyperinflammatory conditions, including AKI. Accordingly, future sales of our products will depend substantially, both domestically and abroad, on reimbursement by government authorities, private health coverage insurers and other third-party payors. Our strategy around reimbursement focuses on achieving alignment and agreement from CMS on coding and payment pathways; both are critical to influencing and achieving optimal reimbursement payment from private payor sources. Therefore, we continue to develop a comprehensive reimbursement strategy including CMS, private payors and other key stakeholders to ensure a clear and sustainable reimbursement path for all SCD product opportunities.

We are pursuing a dual regulatory and legislative reimbursement strategy to ensure separate Medicare payment for our SCD at an appropriate price. The regulatory strategy includes engaging CMS political and career staff directly on coverage, payment and coding followed by submission of formal applications in these areas once FDA approval is obtained. It is difficult to predict what CMS will decide with respect to coverage and reimbursement for fundamentally novel products. See “Risk Factors — Risks Related to SeaStar Medical’s Business Operations — Should SeaStar Medical’s products be approved for commercialization, lack of third-party coverage and reimbursement for SeaStar Medical’s devices could delay or limit their adoption.”

Intellectual Property

We strive to protect the proprietary technologies that we believe are important to our business. We have and will continue to seek patent protection for our SCD product and related technologies, as well for any future products. In addition to seeking patent protection, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We also rely on know-how, confidentiality agreements, license agreements and other agreements to establish and protect our proprietary rights. Our success depends in large part on our ability to protect our proprietary technology, including our SCD technologies, and to operate without infringing the proprietary rights of third parties.

The term of individual patents depends on the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent. A U.S. patent term may be shortened, if a patent is terminally disclaimed by its owner, over another patent.

SeaStar Medical currently has 18 issued U.S. patents and 4 pending U.S. patent applications. SeaStar Medical also has 21 issued foreign patents and has 11 pending foreign patent applications and 1 pending international patent application. SeaStar Medical’s issued patents begin to expire in 2028, with the last of these patents expiring in 2034, although terminal disclaimers, patent term extension or patent term adjustment can shorten or lengthen the patent term.

The following table summarizes the number of our patents and patent applications as of September 15, 2022:

	Granted Patents		Pending Applications
	US	Foreign	US	Foreign
SCD Technology (Patent Families 1-5)	16	21	2	11
Other Technology (Patent Families 6-10)	2	0	2	1	(PCT)

Total	18	21	4	12

With respect to our SCD technologies, we own patents and patent applications in five patent families. The patents and applications in Patent Family 1 are co-owned by SeaStar Medical and UOM. The patents and applications in Patent Families 2-5 are solely owned by SeaStar Medical. The inventions disclosed in Patent Families 1-4 were developed with U.S. government funding and are subject to the obligations under the Bayh-Dole Act.

Patent Family 1 contains nine U.S. patents and one pending U.S. patent application directed to systems and methods for processing leukocytes and for treating subjects with various inflammatory conditions using a SCD cartridge, and to a SCD cartridge. These patents will expire from 2028-2031, and the pending application, if granted, will expire in 2028, assuming that the required maintenance fees are paid. We also co-own with UOM counterpart patents granted in Canada, Japan and New Zealand, and one patent application pending in Europe. These counterpart patents, and applications, if granted, will expire in 2028, assuming that the required maintenance fees are paid. The patents and applications in Patent Family 1 are as follows:

Patent Family 1†

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2031	Methods for processing leukocytes and methods for treating subjects having inflammatory conditions using such methods
United States	Granted	2029	Methods for treating subjects undergoing a cardiopulmonary bypass
United States	Granted	2029	Methods for treating subjects with end-stage renal disease
United States	Granted	2029	Methods for treating subjects with acute renal failure
United States	Granted	2029	Methods for treating subject with sepsis
United States	Granted	2031	A device that processes activated leukocytes and platelets
United States	Granted	2029	Methods for treating acute lung injury and acute respiratory distress syndrome
United States	Granted	2029	Systems for treating activated platelets
United States	Granted	2028	Systems for treating activated leukocytes
United States	Pending	2028*	Systems for treating leukocytes and platelets and methods for treating subject having inflammatory conditions by processing leukocytes or platelets
Canada	Granted	2028	Systems and methods for processing leukocytes and platelets and systems for treating inflammatory conditions
Canada	Granted	2028	A device for processing activated leukocytes and platelets
Japan	Granted	2028	A device and methods for treating leukocytes
Japan	Granted	2028	A device for processing activated leukocytes
New Zealand	Granted	2028	Systems and methods for processing leukocytes and platelets and for treating inflammatory conditions
Europe	Pending	2028*	A device that processes platelets or leukocytes
Hong Kong	Pending	2028*	A device that processes platelets or leukocytes

*	Expiration date if application is granted.
†	This patent family was developed with U.S. federal government funding and is subject to obligations under the Bayh-Dole Act.

Pursuant to a license agreement with UOM (as amended, the “UOM License Agreement”), UOM has granted us a worldwide, royalty bearing, exclusive license to their interest in the co-owned patents and applications in Patent Family 1 in the field of medical devices for human therapeutics for certain technologies used in the SCD technology platform, including composition of matter and methods of use patents. In consideration for such exclusive license, during the term of the UOM License Agreement, we agreed to pay UOM a royalty fee equal to 1% of net sales and reimbursement of patent costs. To date, we have not paid and do not owe any royalty payments under the UOM License Agreement. We have paid approximately $91,000 in patent costs reimbursement since January 1, 2020. The UOM License Agreement also imposes certain diligence obligations on us and requires us to achieve specified milestone events by a certain date. Under the UOM License Agreement, UOM’s liability is limited and we agreed to indemnify and hold UOM harmless in connection with the use of the licensed technology and activities related to the products created using such licensed patents and/or technology. The UOM License Agreement will remain in effect, unless earlier terminated, until the latter of (i) the expiration of all licensed patents, (ii) the tenth anniversary of the Effective Date (as defined therein) or (iii) the seventh anniversary of the date of the First Commercial Sale (as defined therein). Either party may terminate the UOM License Agreement for the other party’s material breach of any covenant or promise therein that remains uncured for 90 days. We may also terminate the agreement by giving UOM 90-day advanced notice.

In addition to the co-owned patents and patent applications in Family 1, we also solely own four additional patent families (Families 2-5). Patent Family 2 includes one U.S. patent and one pending U.S. patent application directed to a second generation of the SCD cartridge and methods for using our SCD cartridge to process leukocytes. The patent will expire in 2032, and the application, if granted, will expire in 2031, assuming that the required maintenance fees are paid. Counterpart patents have been granted in Australia, Europe, and Japan with the European patent having been validated in France, Germany, Italy, Spain, and the United Kingdom, and patent applications are pending in Canada and Japan. These patents, and applications, if granted, will expire in 2031, assuming that the required maintenance fees are paid. The patents and applications in Patent Family 2 are as follows:

Patent Family 2†

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2031	Cartridge for treating leukocytes or platelets
United States	Pending	2031*	Methods for processing leukocytes or platelets and for treating a subject with an inflammatory condition
Australia	Granted	2031	Cartridge for treating leukocytes or platelets and methods for treating a subject with an inflammatory condition
France, Germany, Italy, Spain, & UK	Granted	2031	Cartridge for sequestering leukocytes or platelets
Canada	Pending	2031*	Cartridge for processing leukocytes or platelets
Japan	Granted	2031	Cartridge for treating leukocytes or platelets
Japan	Pending	2031*	Cartridge for treating leukocytes or platelets

*	Expiration date if application is granted.
†	This patent family was developed with U.S. federal government funding and is subject to obligations under the Bayh-Dole Act.

Patent Family 3 includes one U.S. patent directed to methods of treating chronic heart failure using a SCD cartridge, which will expire in 2032, assuming that the required maintenance fees are paid. A counterpart patent has been granted in Japan, and patent applications are pending in Canada, Europe and Japan. The patent, and applications, if granted, will expire in 2032, assuming that the required maintenance fees are paid. The patents and applications in Patent Family 3 are as follows:

Patent Family 3†

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2032	Methods for treating chronic heart failure
Japan	Granted	2032	Device for use in treating chronic heart failure
Canada	Pending	2032*	Device for use in treating chronic heart failure
Europe	Pending	2032*	Device for use in treating chronic heart failure
Japan	Pending	2032*	Device for use in treating chronic heart failure

*	Expiration date if application is granted.
†	This patent family was developed with U.S. federal government funding and is subject to obligations under the Bayh-Dole Act.

Patent Family 4 includes two U.S. patents directed to methods of treating chronic heart failure and acute decompensated heart failure using a SCD cartridge. These patents will expire in 2032, assuming that the required maintenance fees are paid. Counterpart patents have been granted in Australia, and patent applications are pending in Canada, Europe and Japan. These patents, and patent applications, if granted, will expire in 2032, assuming that the required maintenance fees are paid. The patents and applications in Patent Family 4 are as follows:

Patent Family 4†

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2032	Methods for increasing myocardial function in subject with acute decompensated heart failure
United States	Granted	2032	Methods for increasing myocardial function in subject with chronic heart failure
Australia	Granted	2032	Methods for increasing myocardial function in a subject with acute chronic heart failure or chronic heart failure
Australia	Granted	2032	Methods, cartridges, and systems for improving myocardial function and treating inflammation associated with acute decompensated heart failure and chronic heart failure
Canada	Pending	2032*	Devices for use in treating subjects with chronic heart failure and acute decompensated heart failure
Europe	Pending	2032*	Devices for use in treating subjects with chronic heart failure or acute decompensated heart failure
Japan	Pending	2032*	Devices for use increasing myocardial function in subjects with chronic heart failure or acute decompensated heart failure
Japan	Pending	2032*	Devices for use in increasing myocardial function in subjects with chronic heart failure or acute decompensated heart failure

*	Expiration date if application is granted.
†	This patent family was developed with U.S. federal government funding and is subject to obligations under the Bayh-Dole Act.

Patent Family 5 includes three U.S. design patents, three European Community design patents, and three United Kingdom design patents directed to a medical device connector as follows:

Patent Family 5

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2025	Design patent directed to a medical device connector
United States	Granted	2024	Design patent directed to a medical device connector
United States	Granted	2025	Design patent directed to a medical device connector
United Kingdom	Granted	2034	Design patent directed to a medical device connector
United Kingdom	Granted	2034	Design patent directed to a medical device connector
United Kingdom	Granted	2034	Design patent directed to a medical device connector
European Community	Granted	2034	Design patent directed to a medical device connector
European Community	Granted	2034	Design patent directed to a medical device connector
European Community	Granted	2034	Design patent directed to a medical device connector

With respect to our other technologies, we solely own patents and patent applications in five additional patent families (Patent Families 6-10) which are summarized as follows:

Patent Family 6

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Pending	2040*	Devices and methods for preparing a donor organ for transplantation

*	Expiration date if application is granted.

Patent Family 7

Jurisdiction	Status	Expiration Date	Subject Matter
US	Pending	2040*	Device and methods for reducing rejection of a transplanted organ in a recipient

*	Expiration date if application is granted.

Patent Family 8

Jurisdiction	Status	Expiration Date	Subject Matter
PCT	Pending	2041*	Devices and methods for treating cytokine release syndrome and tumor lysis syndrome

*	Expiration date if application is granted.

Patent Family 9

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2027	Extracorporeal cell-based therapeutic device and delivery system for renal cells

Patent Family 10

Jurisdiction	Status	Expiration Date	Subject Matter
United States	Granted	2031	Methods for enhanced propagation of renal cells

In addition to seeking patent protection, we also rely on trade secrets and other confidential information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Competition

The industry for treating inflammation is extremely competitive, and companies developing new treatment procedures face significant capital and regulatory challenges. As our SCD product is a clinical-stage device, we have the additional challenge of establishing medical industry support, which will be driven by treatment data resulting from human clinical studies. Should our device become market cleared by FDA or the regulatory body of another country, we may face significant competition from well-funded pharmaceutical and medical device companies. Additionally, we would likely need to establish large-scale production of our device in order to be competitive. We believe that our SCD is able to compete effectively in the market and we are not aware of any similar device that has completed regulatory approval in any country for the treatment of adults or children with acute kidney injury requiring continuous renal replacement therapy.

In both the United States and international markets, the use of medical devices is dependent in part on the availability of reimbursement from third-party payors, such as government and private insurance plans. Healthcare providers that use medical devices generally rely on third-party payors to pay for all or part of the costs and fees associated with the medical procedures being performed or to compensate them for their patient care services. Lack of third-party coverage and reimbursement for SeaStar Medical’s devices could delay or limit their adoption, and as such harm our competitive advantage in the market.

Sales and Marketing

While currently we do not have a significant sales and marketing capability, we are actively pursuing resources and support for commercialization efforts in anticipation of obtaining the relevant regulatory approval from FDA, including for the HDE application for pediatric AKI indications that was submitted in June 2022. We intend to build or contract for distribution, sales and marketing capabilities, including hiring additional personnel with appropriate sales experience and engaging experts and consults to promote, advertise and educate hospitals, physicians and other decision makers in the market. From time to time, we have had and are having strategic discussions with potential collaboration partners for our product candidates, although no assurance can be given that we will be able to enter into one or more collaboration agreements for our product candidates on acceptable terms, if at all.

Government Regulation

Our SCD product is subject to regulation by numerous regulatory bodies, primarily the FDA, and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing, storage, distribution, advertising and promotion, and post-marketing surveillance reporting of medical devices. The SCD includes a system of cartridges to interact with the patient’s hyperinflammatory cells to allow them to become dormant prior to their return to the patient. As the primary therapeutic mode of action of our SCD is attributable to the device’s impact on these autologous cells and their timely return to patients, FDA’s Center for Biological Evaluation and Research (“CBER”) has primary jurisdiction over its premarket development, review and approval of our SCD as a medical device. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, mandatory safety notifications, repair/replace/refund actions, or recalls, civil monetary penalties and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.

FDA’s Pre-market Clearance and Approval Requirements

Each medical device we seek to commercially distribute in the United States will require either a prior 510(k) clearance, unless it is exempt, a de novo request or a PMA from the FDA. Generally, if a new device has a predicate that is already on the market under a 510(k) clearance, the FDA will allow that new device to be marketed under a 510(k) clearance; otherwise, a de novo or PMA is required. Medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the general controls of the FD&C Act, such as provisions that relate to: adulteration; misbranding; registration and listing; notification, including repair, replacement, or refund; records and reports; and good manufacturing practices. Most Class I devices are classified as exempt from pre-market notification under section 510(k) of the FD&C Act, and therefore may be commercially distributed without obtaining 510(k) clearance from the FDA. Class II devices are subject to both general controls and special controls to provide reasonable assurance of safety and effectiveness. Special controls may include performance standards, post market surveillance, patient registries, and/or guidance documents. Most Class II devices require the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the devices. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, are placed in Class III. In addition, novel devices that have not been previously classified by the FDA or that have deemed not substantially equivalent to a previously cleared 510(k) device are considered Class III by default, unless and until they are down-classified by the FDA (e.g., via the de novo request process). High risk devices formally classified as Class III by regulation or administrative order cannot be marketed in the U.S. unless the FDA approves the device after submission of a PMA. Novel devices that are Class III by default may be eligible for down-classification through the de novo request process, if the device manufacturer can demonstrate that the device is lower risk and should therefore be classified as Class I or Class II. The FDA can also impose post-market sales, marketing or other restrictions on devices in order to assure that they are used in a safe and effective manner. We believe that SCD will be classified as a Class III device and as such will be subject to PMA submission and approval.

In accordance with the Orphan Drug Act of 1984 (“ODA”), a rare disease is defined as a disease or condition that affects fewer than 200,000 people in the U.S. Currently, in the U.S., only a portion of the 7,000 known rare diseases have approved treatments. By definition, rare diseases or conditions occur in a small number of patients. As a result, it has been difficult to gather enough clinical evidence to meet the FDA standard of reasonable assurance of safety and effectiveness.

In order to address this challenge, Congress included a provision in the Safe Medical Devices Act of 1990 to create a new regulatory pathway for products intended for diseases or conditions that affect small (i.e., rare) populations, which is the HDE program.

A HUD is a medical device intended to benefit patients in the treatment or diagnosis of a disease or condition that affects or is manifested in not more than 8,000 individuals in the U.S. per year.

The HDE is a marketing application for an HUD under Section 520(m) of the FD&C Act. An HDE is exempt from the effectiveness requirements of Sections 514 and 515 of the FD&C Act and is subject to certain profit and use restrictions.

Under section 520(m)(6)(A)(i) of the FD&C Act, an HUD is only eligible to be sold for profit after receiving an HDE approval if the device is intended for the treatment or diagnosis of a disease or condition that either:

•	occurs in pediatric patients or in a pediatric subpopulation, and such device is labeled for use in pediatric patients or in a pediatric subpopulation in which the disease or condition occurs, or

•

occurs in adult patients and does not occur in pediatric patients or occurs in pediatric patients in such numbers that the development of the device for such patients is impossible, highly impracticable, or unsafe.

HDE applicants whose devices meet one of the eligibility criteria and wish to sell their HUD for profit should provide adequate supporting documentation to FDA in the original HDE application. HDE holders who wish to sell their devices for profit and who did not submit the request in the original HDE application may submit a supplement and provide adequate supporting documentation to demonstrate that the HUD meets the eligibility criteria.

The number of HDE devices that may be sold for profit is limited to a quantity known as the Annual Distribution Number (“ADN”). If the FDA determines that an HDE holder is eligible to sell the device for profit, FDA will determine the ADN and notify the HDE holder.

The ADN is calculated by taking the number of devices reasonably necessary to treat or diagnose an individual per year and multiplying it by 8000. For example, if the typical course of treatment using an HDE device, in accordance with its intended use, requires the use of two devices per patient per year, then the ADN for that HDE device would be 16,000 (i.e., 2 x 8000).

If the number of devices distributed in a year exceeds the ADN, the sponsor can continue to sell the device but cannot earn a profit for the remainder of the year.

We believe our SCD will be eligible to sell for a profit because we are pursuing a HDE for the pediatric population.

Pre-market Approval Pathway

A pre-market approval application must be submitted to the FDA for Class III devices for which the FDA has required a PMA. The pre-market approval application process is more extensive than the 510(k) pre-market notification and de novo request processes. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction reasonable evidence of safety and effectiveness of the device.

After a pre-market approval application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days of FDA review time to review a filed pre-market approval application, although the review of an application generally occurs over a significantly longer period of time due to hold periods during which the submitting sponsor (the company) gathers information to address FDA requests for additional information. The total review process is highly variable and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device.

Although the FDA is not bound by the advisory panel decision, the panel’s recommendations are important to the FDA’s overall decision-making process. In addition, the FDA generally conducts a preapproval inspection of the manufacturing facilities to ensure compliance with the Quality System Regulation (“QSR”). The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.

Upon completion of the PMA review, the FDA may: (i) approve the PMA that authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter that indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter that outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.

Clinical Trials

Clinical trials are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. In the U.S., for significant risk devices, these trials require submission of an application for an investigational device exemption (“IDE”) to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients at specified study sites. During the trial, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards (“IRBs”) at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. The FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval or clearance of the product.

Ongoing Regulation by the FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•

the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

•

medical device reporting regulations, which require that manufactures report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur; and

•

corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health.

Some changes to an approved PMA device, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the device covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs. PMA supplements also require the submission of a user fee, which varies depending on the type of supplement.

Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

•	warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, voluntary or mandatory recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	delay in processing submissions or applications for new products or modifications to existing products;

•	withdrawing approvals that have already been granted; and

•	criminal prosecution.

In addition, the FDA imposes requirements on labeling and promotion, including requirements that all statements be truthful, accurate, not misleading, adequately substantiated, and fairly balanced and prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Newly discovered or developed safety or effectiveness data may require changes to a product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of our products under development.

Healthcare Regulation

In addition to the FDA’s restrictions on marketing of pharmaceutical products, the United States healthcare laws and regulations that may affect our ability to operate include: the federal fraud and abuse laws, including the federal anti-kickback and false claims laws, federal data privacy and security laws, and federal transparency laws related to payments and/or other transfers of value made to physicians and other healthcare professionals and teaching hospitals. Many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. For example, states have anti-kickback and false claims laws that may be broader in scope than analogous federal laws and may apply regardless of payer. In addition, state data privacy laws that protect the security of health information may differ from each other and may not be preempted by federal law. Moreover, several states have enacted legislation requiring pharmaceutical manufacturers to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales and marketing activities, report information related to drug pricing, require the registration of sales representatives, and prohibit certain other sales and marketing practices. These laws may adversely affect our sales, marketing and other activities with respect to any product candidate for which we receive approval to market in the United States by imposing administrative and compliance burdens on us.

Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities, particularly any sales and marketing activities after a product candidate has been approved for marketing in the United States, could be subject to legal challenge and enforcement actions. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to significant civil, criminal, and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. For example, in the U.S., the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “PPACA”), among other things, reduced and/or limited Medicare reimbursement to certain providers and imposed an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions. The Further Consolidated Appropriations Act, signed into law on December 20, 2019, has now permanently repealed the medical device excise tax. In addition, the Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by two percent through fiscal year 2027. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors.

Coverage and Reimbursement

In both the United States and international markets, the use of medical devices is dependent in part on the availability of reimbursement from third-party payors, such as government and private insurance plans. Healthcare providers that use medical devices generally rely on third-party payors to pay for all or part of the costs and fees associated with the medical procedures being performed or to compensate them for their patient care services. Should our products under development be approved for commercialization by the FDA, any such products may not be considered cost-effective, reimbursement may not be available in the United States or other countries, if approved, and reimbursement may not be sufficient to allow sales of our future products on a profitable basis. The coverage decisions of third-party payors will be significantly influenced by the assessment of our future products by health technology assessment bodies. If approved for use in the United States, we expect that any products that we develop will be purchased primarily by medical institutions, which will in turn bill various third-party payors for the health care services provided to patients at their facility. Payors may include CMS, which administers the Medicare program and works in partnership with state governments to administer Medicaid, other government programs and private insurance plans. The process involved in applying for coverage and reimbursement from CMS is lengthy and expensive. Further, Medicare coverage is based on our ability to demonstrate that the treatment is “reasonable and necessary” for Medicare beneficiaries. Even if products utilizing our technology receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement by any payor, including by CMS. Many private payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies and amounts. However, no uniform policy for coverage and reimbursement for medical devices exists among third-party payors in the United States. Therefore, coverage and reimbursement can differ significantly from payor to payor.

Employees

As of June 30, 2022, we had three full-time employees. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Facilities

We lease our headquarters located at 3513 Brighton Boulevard, Suite #410, Denver, Colorado 80216 pursuant to a lease agreement on a month-to-month basis. We believe that our location at Brighton Boulevard satisfies our current office needs.

Legal Proceedings

From time to time, we may become involved in various claims and legal proceedings. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF SEASTAR MEDICAL

The following discussion and analysis of SeaStar Medical’s financial condition and results of operations should be read in conjunction with its audited financial statements and interim unaudited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. SeaStar Medical’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, the use the terms “we,” “us,” and “our” in the following discussion and analysis is referring to SeaStar Medical prior to the completion of the Business Combination.

Overview

SeaStar Medical is a medical technology company developing a platform therapy to reduce the consequences of hyperinflammation on vital organs. In a normal inflammatory response, neutrophils are the first immune cells to arrive at the site and are key to the entire immune response that kills pathogens and promotes tissue repair. If the inflammatory response becomes excessive and dysregulated, normal neutrophil die off may be delayed, altering feedback mechanisms that regulate the immune system. This results in damaging hyperinflammation spreading uncontrollably to other parts of the body, often leading to acute chronic solid organ dysfunction or failure, including heart, lung, kidney and liver diseases. This hyperinflammatory response is also known as the cytokine storm, referring to the body’s reaction to the category of small-secreted proteins released by hyperinflammatory cells that affect communication between cells. The cytokine storm, when left uncontrolled, can lead to organ damage and even death.

We are initially using our proprietary SCD technology platform to clinically validate several acute organ injury indications, including kidneys and lungs. Our investigational SCD is an extracorporeal synthetic membrane device designed to be easily integrated into existing CRRT systems that are commonly installed in hospitals, including in ICUs throughout the United States. Once approved and commercialized, the SCD would initially target acute kidney injury in both the pediatric CRRT population as well as adults on CRRT. In addition, we are developing our SCD to address inflammation associated with chronic dialysis and chronic heart failure.

We have incurred net losses in each year since our inception in 2007. As of December 31, 2021 and 2020, we had an accumulated deficit of $76.3 million and $71.7 million, respectively. Our net losses were $4.6 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

As of June 30, 2022, we had an accumulated deficit of $78.2 million. Our net losses were $1.9 million for the six months ended June 30, 2022. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

As of June 30, 2022 and December 31, 2021, we had cash of $0.6 million and $0.5 million, respectively. Since January 1, 2022, we have raised an aggregate of $1.7 million through the issuance of convertible promissory notes to certain existing stockholders of SeaStar Medical.

Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should SeaStar Medical be unable to continue as a going concern. The recurring losses, working capital deficiency, the need for capital to fund SeaStar Medical’s operations, including clinical trial and regulatory approval expenses, the amount of cash reserve and the dependency of closing the Business Combination are factors that raise substantial doubt about SeaStar Medical’s ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were made available. See Note 1 to our interim unaudited financial statements for the period ended June 30, 2022 included elsewhere in this proxy statement/prospectus for additional information on our assessment.

Our need for additional capital will depend in part on the scope and costs of our development activities. To date, we have not generated any significant revenue from the sale of commercialized products. Our ability to generate product revenue will depend on the successful development and eventual commercialization of our products. Until such time, if ever, we expect to finance our operations through the sale of equity or debt, borrowings under credit facilities, or through potential collaborations, other strategic transactions or government and other grants. Adequate capital may not be available to us when needed or on acceptable terms. If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of this proxy statement/prospectus titled “Risk Factors” for additional information.

Impact of COVID-19 Pandemic

While the broader economic implications remain uncertain, the COVID-19 pandemic has, to date, not had any significant impact on our operations or the timeline of our development activities and regulatory approval process. However, our SCD products have been used in pilot studies in patients developing AKI or acute respiratory distress syndrome associated with COVID-19 infection, and these studies were designed to assess the safety and efficacy of our SCD in treating critically ill patients infected by COVID-19. We believe that the COVID-19 pandemic has increased the awareness in the medical community of the devastating consequences of hyperinflammatory reactions, and such awareness may allow us to expand the market opportunities of SCD.

Key Components of Results of Operations

Revenue

To date, we have not generated any revenue from the sale of commercialized products. Revenue has been primarily derived from government and other grants. We may generate revenue in the future based on payments from future license or collaboration agreements and government and other grants, and, if our products receive regulatory approval for commercialization, from product sales. We expect that any revenue we generate will fluctuate from quarter to quarter. If we fail to complete the development of or obtain regulatory approval for commercialization of our products in a timely manner, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, and developing our process and activities related to regulatory filings for our products. Subject to the availability of additional funding, we plan to further increase our research and development expenses for the foreseeable future as we continue the development of our products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive and finance, which also include stock-based compensation expenses and benefits for such employees.

Other significant general and administrative expenses include facilities costs, professional fees for accounting and legal services and expenses associated with obtaining and maintaining patents. As we continue to expand and grow our operations, we expect that our general and administrative expenses will increase, including for additional expenses relating to new hires, travel, new enterprise resource planning platform, and branding.

Other Income (Expense), Net

Total other income (expense), net primarily consists of interest expense relating to interest incurred on our convertible notes, gains from the forgiveness of Paycheck Protection Program (“PPP”) loans under the CARES Act, gains from early extinguishment of convertible notes and changes in fair value of the derivative liability related to the conversion option of convertible notes.

Results of Operations

Comparison of Three Months Ended June 30, 2022 to Three Months Ended June 30, 2021 and Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021

The following table sets forth a summary of our results of operations. This information should be read together with our financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
($ in thousands)	2022	2021	$	%	2022	2021	$	%
Revenue	$—	$—			$—	—
Operating expenses
Research and development	596	536	60	11%	951	1,282	(331)	(26%)
General and administrative	716	652	64	10%	1,173	968	205	21%

Total operating expenses	1,312	1,188	124	10%	2,124	2,250	(126)	(6%)

Loss from operations	(1,312)	(1,188)	(124)	10%	(2,124)	(2,250)	126	(6%)

Total other income (expense)	410	82	328	400%	218	80	138	173%

Loss before income tax provision	(902)	(1,106)	204	(18%)	(1,906)	(2,170)	264	(12%)

Income tax provision (benefit)	—	—	—	0%		(1)	1	(100%)

Net loss	$(902)	$(1,106)	204	(18%)	$(1,906)	$(2,171)	265	(12%)

Research and Development Expenses

The following table discloses the breakdown of research and development expenses:

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
($ in thousands)	2022	2021	$	%	2022	2021	$	%
Clinical trials	$—	$299	$(299)	(100%)	$4	$639	$(635)	(99%)
External services	388	124	264	213%	658	422	236	56%
Payroll and personnel expenses	126	85	41	48%	169	166	3	2%
Other research and development expenses	82	28	54	193%	120	55	65	118%

	$596	$536	$60	11%	$951	$1,282	$(331)	(26%)

Research and Development Expenses

Research and development expenses increased from $0.5 million for the three months ended June 30, 2021 to $0.6 for the three months ended June 30, 2022. The $0.1 increase, or 11%, was primarily related to the cost of FDA filings.

Research and development expenses decreased from $1.3 million for the six months ended June 30, 2021 to $1.0 million for the six months ended June 30, 2022. The decrease of $0.3 million, or 26%, was primarily due to the completion of a clinical trial study of our product candidate, as well as a reduction of headcount compared to June 30, 2021.

General and Administrative Expenses

General and administrative expenses increased from $0.6 million for the three months ended June 30, 2021 to $0.7 million for the three months ended June 30, 2022. The increase in general and administrative expenses of $0.1 million, or 10%, was driven primarily by the recording of employee stock expense related to the grant of restricted stock units (“RSUs”), which was partially offset by a decrease in marketing expenses.

General and administrative expenses increased from $1.0 million for the six months ended June 30, 2021 to $1.2 million for the six months ended June 30, 2022. The increase in general and administrative expenses of $0.2 million, or 21%, was driven primarily by the recording of employee stock expense related to the grant of RSUs.

Other Income (Expense)

Other income (expense) increased from $0.1 million to $0.4 million for the three months ended June 30, 2021 and 2022, respectively. The increase in other income (expense) of $0.3 million, or 400%, related to the change in fair value of the derivative liability related to the convertible notes, which was partially offset by an increase in interest expense due to the issuance of additional convertible notes.

Other income (expense) increased from $0.1 million to $0.2 million for the six months ended June 30, 2021 and 2022, respectively. The increase in other income (expense) of $0.1 million, or 173%, related to the change in fair value of the derivative liability related to the convertible notes, which was partially offset by an increase in interest expense due to the issuance of additional convertible notes.

Income Tax Provision (Benefit)

The Company recorded an income tax provision (benefit) of approximately $0.0 million and $0.0 million for the three months ended June 30, 2021 and 2022, respectively.

The Company recorded an income tax provision (benefit) of approximately $0.1 million and $0.0 million for the six months ended June 30, 2021 and 2022, respectively.

Under ASC 740-10-30-5, Income Taxes, deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not (i.e., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The Company considers all positive and negative evidence available in determining the potential realization of deferred tax assets including, primarily, the recent history of taxable earnings or losses. Based on operating losses reported by the Company during 2021 and 2020, the Company concluded there was not sufficient positive evidence to overcome this recent operating history. As a result, the Company believes that a valuation allowance continues to be necessary based on the more-likely-than-not threshold noted above. The Company recorded a valuation allowance of approximately $1.9 million and $2.2 million for the six months ended June 30, 2022 and 2021, respectively.

Net Loss

During the three months ended June 30, 2022, the Company had a net loss of $1.0 million as compared to a net loss of $1.1 million for the three months ended June 30, 2021. The decrease of $0.1 million primarily resulted from the change in fair value of the derivative liability related to the convertible notes and a reduction in costs related to the clinical trial, which were partially offset by the recording of employee stock compensation expense related to the granting of RSUs and increased travel expenses.

During the six months ended June 30, 2022, the Company had a net loss of $1.9 million as compared to a net loss of $2.1 million for the six months ended June 30, 2021. The decrease of $0.2 million primarily resulted from a reduction in costs related to the clinical trial, which was partially offset by the recording of employee stock compensation expense related to the granting of RSUs.

Comparison Year Ended December 31, 2021 to Year Ended December 31, 2020

The following table sets forth a summary of our results of operations. This information should be read together with our financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,		Change
($ in thousands)	2021	2020	$	%
Revenue	$—	$—	$—	—
Operating expenses:
Research and development	2,766	4,025	(1,259)	(31)%
General and administrative	1,683	2,428	(745)	(31)%

Total operating expenses	4,449	6,453	(2,004)	(31)%

Loss from operations	(4,449)	(6,453)	(2,004)	(31)%

Total other income (expense)	(148)	3,186	(3,334)	(105)%

Loss before income tax expense	(4,597)	(3,267)	(1,330)	41%

Income tax expense (benefit)	(1)	9	(10)	(111)%

Net loss	$(4,596)	$(3,276)	$(1,320)	40%

Research and Development Expenses

The following table discloses the breakdown of research and development expenses:

			Change
($ in thousands)	2021	2020	$	%
Clinical trials	$989	$1,703	$(714)	(42)%
External services	1,278	1,384	(106)	(8)%
Payroll and personnel expenses	353	291	62	21%
Other research and development expenses	146	647	(501)	(77)%

	$2,766	$4,025	$(1,259)	(31)%

Research and Development Expenses

Research and development expenses decreased from $4.0 million for the year ended December 31, 2020 to $2.8 million for the year ended December 31, 2021. The decrease of $1.2 million, or 31%, was primarily due to the suspension of our development efforts on an additional product offering. During the year ended December 31, 2020 we spent approximately $1.2 million towards the development efforts on an additional product offering.

General and Administrative Expenses

General and administrative expenses decreased from $2.4 million to $1.7 million for the year ended December 31, 2020 and 2021, respectively. The decrease in general and administrative expenses of $0.7 million, or 31%, was driven by a reduction in travel during the COVID-19 pandemic and our adoption of a lower operating budget in 2021. Additionally, we relocated to Colorado from California, reducing our facilities costs and other overhead.

Other Income (Expense)

Other income (expense) decreased from $3.2 million to $(0.1) million for the years ended December 31, 2020 and 2021, respectively. The decrease of $3.3 million primarily resulted from a gain on the early extinguishment of convertible notes of $6.3 million during the year ended December 31, 2020, partially offset by a $3.1 million decrease in interest expense.

Income Tax Provision (Benefit)

The Company recorded an income tax provision (benefit) of approximately $0.0 million and $0.0 million for the years ended December 31, 2020 and 2021, respectively.

Under ASC 740-10-30-5, Income Taxes, deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not (i.e., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The Company considers all positive and negative evidence available in determining the potential realization of deferred tax assets including, primarily, the recent history of taxable earnings or losses. Based on operating losses reported by the Company during 2021 and 2020, the Company concluded there was not sufficient positive evidence to overcome this recent operating history. As a result, the Company believes that a valuation allowance continues to be necessary based on the more-likely-than-not threshold noted above. The Company recorded a valuation allowance of approximately $18.2 million and $17.3 million for the year ended December 31, 2021 and 2020, respectively.

Net Loss

During the year ended December 31, 2021, the Company had a net loss of $4.6 million as compared to a net loss of $3.3 million for the year ended December 31, 2020. The increase of $1.3 million primarily resulted from a gain on early extinguishment of convertible notes of $6.3 million during the year ended December 31, 2020, partially offset by the decreases in operating expenses and interest expense mentioned above.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities and convertible debt and, to a lesser extent, through grants from governmental and other agencies. Since our inception, we have incurred significant operating losses and negative cash flows. As of June 30, 2022, we had an accumulated deficit of $78.2 million. As of December 31, 2020 and December 31, 2021, we had an accumulated deficit of $71.7 million and $76.3 million, respectively.

As of June 30, 2022, we had cash and cash equivalents of $0.6 million. As of December 31, 2020 and December 31, 2021, we had cash of $2.8 million and $0.5 million, respectively. Without giving effect to the anticipated net proceeds from the Business Combination, we expect that our existing cash will be insufficient to fund our operations, including clinical trial expenses and capital expenditure requirements, for 12 months from the issuance date of our interim unaudited financial statements and beyond. We believe that this raises substantial doubt about our ability to continue as a going concern. To finance our operations beyond that point, we would need to raise additional capital, which cannot be assured. We have concluded that these circumstances raise substantial doubt about our ability to continue as a going concern within one year after the issuance date of our interim unaudited financial statements. See Note 1 to our interim unaudited financial statements for the period ended June 30, 2022 included elsewhere in this proxy statement/prospectus for additional information on our assessment. We believe that the estimated net proceeds from the Business Combination will be sufficient to meet our capital requirements and fund our operations for the next 12 months. We expect to require additional funding to continue our operations following the first 12-month period after the closing of the Business Combination.

In April 2020 and 2021, we received loan proceeds in the amount of approximately $0.1 million and $0.1 million, respectively, under the PPP as established under the CARES Act. The loans and accrued interest were forgivable as long as we used the loan proceeds for eligible purposes, including payroll, employee benefits, rent and utilities, and maintained its payroll levels. During the year ended December 31, 2021, $0.1 million of our PPP loans were forgiven.

In June 2020, we received a loan in the amount of $0.1 million from the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan assistance program as part of the CARES Act. The loan has a maturity date of May 2050 and bears interest at 3.8%. As of June 30, 2022, principal of $0.1 million was outstanding under the loan agreement.

During the year ended December 31, 2021, we issued convertible notes totaling $2.9 million pursuant to certain note purchase agreements, including notes issued to our major stockholders, the Dow Pension Funds. The maturity dates for the convertible notes range from one to three years from their respective issuance dates. These notes are unsecured obligations of SeaStar Medical and borrowings on the convertible notes bear interest at 8.0%. Upon the occurrence of a qualified financing event, prior to the maturity dates, the principal and accrued interest will convert into shares of our common stock at a specified discount. In addition, immediately prior to the closing of the Business Combination, all principal amount and accrued interest under such convertible notes will be converted automatically into shares of our common stock at a conversion price of $10.00 per share. As of December 31, 2021, a total principal of $2.9 million was outstanding under the convertible notes. See “Certain Relationships and Related Party Transactions – SeaStar Medical Related Party Transactions” on page 265.

During the six months ended June 30, 2022, we issued convertible notes totaling approximately $1.7 million to certain existing holders of our issued and outstanding preferred stock, including six convertible notes in the aggregate principal amount of $1.2 million to the Dow Pension Funds. The maturity dates for such convertible notes range from two to three years from their respective issuance dates. These notes are unsecured obligations of SeaStar Medical and borrowings under the convertible notes bear interest at 8.0%. Upon the occurrence of a qualified financing event, prior to the maturity dates, the principal and accrued interest will convert into shares of our common stock at a specified discount.

Since April 1, 2022, we issued convertible notes totally $1.2 million to certain existing holders of our issued and outstanding preferred stock, including four convertible notes in the aggregate principal amount of $1.0 million to the Dow Pension Funds. The maturity dates for such convertible notes are three years from their respective issuance dates. These notes are unsecured obligations of SeaStar Medical and borrowings under the convertible notes bear interest at 8.0%. Upon the occurrence of a qualified financing event, prior to the maturity dates, the principal and accrued interest will convert into shares of our common stock at a specified discount. In addition, immediately prior to the closing of the Business Combination, all principal amounts and accrued interest on all outstanding convertible notes will be converted automatically into shares of our common stock at a conversion price of $10.00 per share. In addition, on February 8, 2022, we amended our certificate of incorporation to convert certain preferred stock held by holders of convertible notes at a higher conversion rate into shares of our common stock immediately prior to the closing of the Business Combination. See “Certain Relationships and Related Party Transactions – SeaStar Medical Related Party Transactions” on page 265.

Future Funding Requirements

We expect to incur significant expenses in connection with our ongoing activities as we seek to (i) continue clinical development of our SCD product for FDA approval, and (ii) if regulatory approval is obtained, to launch and commercialize our product in the U.S. market, including subsequent launches in key international markets. We will need additional funding in connection with these activities. Our future funding requirements, both short-term and long-term, will depend on many factors, including:

•	our ability to successfully complete the Business Combination;

•	the progress and results of our clinical trials and interpretation of those results by the FDA and other regulatory authorities;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

•

the costs of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq.

Until such time, if ever, as we are able to successfully develop and commercialize our products, we expect to continue financing our operations through the sale of equity, debt, borrowings under credit facilities or through potential collaborations with other companies, other strategic transactions or government or other grants. Adequate capital may not be available to us when needed or on acceptable terms. We do not currently have any committed external source of funds beyond the Business Combination. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures. Debt financing would also result in fixed payment obligations. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of the proxy statement/prospectus titled “Risk Factors” for additional risks associated with our substantial capital requirements.

Cash Flows

The following table shows a summary of our cash flows for each of the periods shown below:

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2021	2020	2022	2021
Statement of cash flows data:
Total cash (used in)/provided by:
Operating activities	$(5,114)	$(5,572)	$(1,587)	$(2,659)
Investing activities	—	—	—	—
Financing activities	2,817	4,892	1,681	480

	$(2,297)	$(680)	$103	$(2,179)

Cash Flow from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $1.6 million as compared to $2.7 million for the six months ended June 30, 2021. The change of $1.1 million is due to the decrease of research and development activities and other clinical trial costs, the change in fair value of derivative liability related to convertible notes, and capitalization of expenses related to the Business Combination, partially offset by the grant of RSUs.

Net cash used in operating activities for the year ended December 31, 2021 was $5.1 million as compared to $5.6 million for the year ended December 31, 2020. The change of $0.5 million is due to the decrease of research and development activities.

Cash Flow from Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2022 was $1.7 million as compared to $0.5 million used for the three months ended June 30, 2021. The change of $1.2 million is related to proceeds from the issuance of convertible notes and repayment of PPP loans.

Net cash provided by financing activities for the year ended December 31, 2021 was $2.8 million as compared to $4.9 million provided for the year ended December 31, 2020. The change of $2.1 million is primarily due to proceeds from the issuance of convertible notes in 2021 and the proceeds from the issuance of Series B preferred stock in 2020.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2022:

($ in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Contractual obligations:
Convertible notes	$4,636	$2,700	$418	$1,518	$—
SBA loan payable	63	0	2	2	59

Total contractual obligations	$4,699	$2,700	$420	$1,520	$59

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. A summary of our significant accounting policies is set forth in Note 2 to our financial statements.

Recent Accounting Pronouncements

See Note 2 to our financial statements beginning on page F-27 of this proxy statement/prospectus for a description of recent accounting pronouncements applicable to our financial statements.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of this offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Recent Developments

On September 9, 2022, SeaStar Medical entered into a Credit Agreement with LM Funding America, Inc. (“LMFA”) pursuant to which LMFA agreed to make advances to SeaStar Medical of up to $700,000 for general corporate purposes at an interest rate equal to 15% per annum. All advances made to SeaStar Medical under the Credit Agreement and accrued interest are due and payable to LMFA on the maturity date. The maturity date of the loan is the earlier of (a) October 25, 2022, (b) the consummation of the Business Combination, and (c) the termination of the Merger Agreement. LMFA owns approximately 69.5% of our Sponsor and Mr. Rodgers and Mr. Russell, two of LMAO’s directors and officers are also directors and/or officers of LMFA. As of September 15, 2022, SeaStar Medical has borrowed $350,000 under the Credit Agreement.

Covenants under the Credit Agreement place certain restrictions on SeaStar Medical, including, but not limited to: (a) granting LMFA a security interest in all of SeaStar Medical’s assets once its preexisting $62,800 loan from the U.S. Small Business Administration is repaid, (b) prohibiting SeaStar Medical from incurring additional indebtedness, other than in connection with one or more equity financings in an amount not to exceed $500,000 in the aggregate, (c) prohibiting SeaStar Medical from merging with another entity or selling substantially all of its assets, (d) prohibiting SeaStar Medical from making capital expenditures of more than $50,000 in the aggregate in any fiscal quarter, and (e) prohibiting SeaStar Medical from paying any dividends to its stockholders (other than to cover its stockholders’ tax liabilities resulting from SeaStar Medical’s taxable income).

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and year ended December 31, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives pro forma effect to the Business Combination as if it was completed on June 30, 2022.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical financial statements of LMAO as of and for the three and six months ended June 30, 2022 and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•

the historical financial statements of SeaStar Medical as of and for the three and six months ended June 30, 2022 and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•

other information relating to LMAO and SeaStar Medical included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement”, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LMAO” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeaStar Medical.”

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 became effective on January 1, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On April 21, 2022, LMAO, Merger Sub, and SeaStar Medical entered into the Merger Agreement pursuant to which Merger Sub will be merged with and into SeaStar Medical, with SeaStar Medical surviving the Merger as a direct wholly-owned subsidiary of LMAO.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of shares of Class A Common Stock into cash:

•

Scenario 1 — No redemption: This presentation applies the assumption that no LMAO public stockholders exercise redemption rights with respect to their Class A Common Stock upon consummation of the Business Combination; and

•	Scenario 2 — Maximum redemptions of Class A Common Stock: This presentation assumes that LMAO public stockholders holding approximately 9,700,000 shares of LMAO Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.30 per share, which is the maximum amount of redemptions that could occur and still ensure that LMAO meets its requirement to maintain net tangible assets of at least $5,000,001. The maximum redemption scenario assumes that both SeaStar Medical and LMAO have waived their rights to terminate the Business Combination Agreement, including that LMAO have at least $15 million in available cash after the closing of the Business Combination. Pursuant to the terms of the underwriting agreement dated as of January 25, 2021, Maxim agreed to waive its right to redeem 103,500 shares of Class A Common Stock in connection with the Business Combination.

As a result of the Business Combination, if none of the redeemable Class A Common Stock is redeemed, the former stockholders of SeaStar Medical (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 35.9% of the issued and outstanding shares of the Combined Company’s Common Stock immediately following the closing of the Business Combination, LMAO’s public stockholders will hold, in the aggregate, 47.9% of the issued and outstanding shares of the Combined Company’s Common Stock, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will hold, in the aggregate, 3.2% of the issued and outstanding shares of the Combined Company’s Common Stock, Tumim Stone Capital will hold approximately 1.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a

PIPE Investor, Tumim Stone Capital will own approximately 2.0% of the Combined Company), and the Sponsor will hold 11.9% of the issued and outstanding shares of the Combined Company’s Common Stock.

As a result of the Business Combination, if the maximum number of shares of Class A Common Stock is redeemed, the former stockholders of SeaStar Medical (which does not include the Class A Common Stock that will be issued to the Dow Pension Funds, an existing stockholder of SeaStar Medical, as PIPE Investors) will own approximately 64.7% of the issued and outstanding shares of the Combined Company’s Common Stock immediately following the closing of the Business Combination, LMAO’s public stockholders will hold, in the aggregate, 6.2% of the issued and outstanding shares of the Combined Company’s Common Stock, the PIPE Investors (which includes the Dow Pension Funds and Tumim Stone Capital) will hold, in the aggregate, 5.7% of the issued and outstanding shares of the Combined Company’s Common Stock, Tumim Stone Capital will hold approximately 2.1% of the Combined Company (which represents the shares of Common Stock issuable to Tumim Stone Capital for the Commitment Fee assuming a price of $10 per share and does not include the Class A Common Stock that will be issued to Tumim Stone Capital as a PIPE Investor; including shares acquired as a

PIPE Investor, Tumim Stone Capital will own approximately 3.7% of the Combined Company), and the Sponsor will hold 21.3% of the issued and outstanding shares of the Combined Company’s Common Stock.

In addition, LMAO stockholders will vote on the Incentive Plan, a copy of which is to be attached to the proxy statement/prospectus as Annex D, at the Meeting. If the Stock Plan Proposal is approved, up to 1,270,000 shares of Common Stock will be available for issuance under the Incentive Plan (subject to adjustments). Also, LMAO stockholders will vote on the ESPP, a copy of which is to be attached to the proxy statement/prospectus as Annex E, at the Meeting. If the ESPP Proposal is approved, up to 380,000 shares of Common Stock will be available for issuance under the ESPP (subject to adjustments). The final impact of the Incentive Plan and ESPP have not been included in the unaudited pro forma condensed combined financial statement as they cannot be reliably estimated at this stage. On February 1, 2022, LMAO entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan LMAO up to an aggregate principal amount of $0.5 million and to which such convertible promissory note was amended and restated on July 28, 2022 to increase the aggregate principal amount to $1.75 million (as amended and restated, the “Note”). The Note is non-interest bearing, unsecured and due at the date we consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. No amount is due under the Note if an initial business combination is not consummated on or before January 29, 2023. If LMAO does not consummate a business combination, LMAO may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment. As of September 15, 2022, the outstanding balance under the Note was $1.75 million.

Pursuant to the terms of the Existing Charter and the trust agreement entered into between LMAO and Continental Stock Transfer & Trust Company on January 25, 2021, in order to extend the time available for LMAO to consummate a business combination, the Sponsor or its affiliates or designees had to deposit into the Trust Account $1,035,000 ($0.10 per share in either case) on or prior to the date of the deadline, which was July 29, 2022. On July 29, 2022, LMAO announced that such payment was made in the form of a loan (an “Extension Loan”) by the Sponsor for the benefit of LMAO. Such loan is non-interest bearing and payable upon the consummation of the Business Combination. If LMAO completes the Business Combination, LMAO would repay such loaned amount out of the proceeds of the Trust Account released to LMAO. If LMAO does not complete a business combination, LMAO will not repay such loan. Furthermore, the letter agreement with the Sponsor contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loan out of the funds held in the Trust Account in the event that LMAO does not complete a business combination.

The unaudited pro forma condensed combined financial information contained herein does not include any assumption of future drawdowns, if available, from the Common Stock Investment and therefore excludes any adjustment for the future issuance of shares of Common Stock under the Common Stock Investment.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2022

($ in thousands)

			No Redemption			Assuming Maximum Redemption
	LMF Acquisition Opportunities, Inc.	SeaStar Medical, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Assets
Current Assets
Cash	$79	$613	106,687	A	$101,623	(99,910)		$1,713
			438	K
			(13,194)	C
			7,000	J
Other receivables		—			—			—
Inventory		—			—			—
Prepaid expenses	224	58	1,863	C	4,645			4,645
			2,500	M
Cash and marketable securities held in trust	105,652	—	(106,687)	A	—			—
			1,035	K
Other assets		752			752			752

Total current assets	105,955	1,423			107,020			7,110
Other long-term assets	—	2			2			2

Total Long Term Assets	—	2			2			2

Total Assets	$105,955	$1,425			$107,022			$7,112

Liabilities
Short Term Liabilities
Accounts payable and accrued expenses	1,037	1,301			1,301			1,301
			(637)	C
			(400)	K
Current portion of notes payable - government loans	—	—			—			—
Convertible notes, less discount, related party	—	2,548	(2,548)	G	—			—
Due to related parties	912	—	(2,785)	C
			838	K
			1,035	K
Working capital loan			700	L
			(700)	C
Deferred underwriting Commissions in connection with the initial public offering	3,623	—	(3,623)	B	—			—
Warrant liability	1,810	—	(1,164)	H	646			646
Derivative liability	—	—	—	G	—			—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2022 (Continued)

			No Redemption			Assuming Maximum Redemption
	LMF Acquisition Opportunities, Inc.	SeaStar Medical, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Total Short Term Liabilities	7,382	3,849			1,947			1,947
Long Term Liabilities
Notes payable - government loans, net of current portion		63			63			63
Convertible notes, less discount, related party, net of current portion		1,886	(1,886)	G	—			—
Derivative liability		—	—	G	—			—

Total Long Term Liabilities	—	1,949			63			63

Total Liabilities	7,382	5,798			2,010			2,010
Class A Common Stock subject to possible redemption 10,350,000 shares at redemption value of $10.30 per share	105,570		(105,570)	E	—			—
Convertible Preferred Stock	—	73,349	(73,349)	F	—	—		—
Stockholders’ Equity (Deficit)
Common Stock	—	—	—	D	2	(1)	I	1
			1	E
			1	F
Additional Paid in Capital	—	496			183,928	(99,909)	I	84,019
			(7,209)	C
			105,569	E
			(6,997)	F
			73,348	F
			4,434	G
			1,164	H
			7,000	J
			3,623	B
			2,500	M

			6,997	F
Accumulated Deficit	(6,997)	(78,218)	700	L	(78,918)			(78,918)

Total Stockholder’s Equity (Deficit)	(6,997)	(77,722)			105,012			5,102

Total Liabilities and Stockholders’ Equity (Deficit)	105,955	$1,425			$107,022			$7,112

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2022

($ in thousands)
			No Redemption			Assuming Maximum Redemption
	LMF Acquisition Opportunities, Inc.	SeaStar Medical, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Operating Expenses
Research and Development	$—	$951			$951			$951
Merger costs	$1,062	—			$1,062			$1,062
General and Administrative	560	1,173			1,733			1,733

Total Operating Expenses	1,622	2,124			3,746			3,746

Loss from Operations	(1,622)	(2,124)			(3,746)			(3,746)
Change in fair value of derivative liability		578			578			578
Interest Expense		(360)			(360)			(360)
Gain on warrant liability revaluation	5,121	—			5,121			5,121
Investment Income Earned on Marketable Securities Held in Trust Account	70	—	(70)	aa	—			—
Other income					—			—

Total Other Income (Loss)	5,191	218	(70)		5,339			5,339

Income (loss) before taxes	3,569	(1,906)	(70)		1,593			1,593
Taxes

Net Income (loss)	$3,569	$(1,906)	$(70)		$1,593			$1,593

Income per share:
Basic weighted average shares outstanding of redeemable Class A Common Stock	10,453,500	—			21,829,458		bb	12,129,458
Diluted weighted average shares outstanding of redeemable Class A Common Stock	10,453,500	—			21,829,458		bb	12,129,458

Basis net income per share, redeemable Class A Common Stock	$0.27	$—			$0.07			$0.13
Diluted net income per share, redeemable Class A Common Stock	$0.27	$—			$0.07			$0.13

Basic and diluted weighted average shares outstanding of non-redeemable Class B Common Stock	2,587,500	—
Basic and diluted net income per share, non-redeemable Class B Common Stock	$0.27	$—

Weighted-average number of common shares used in computing net loss per share attributable to common stockholders - basic and diluted	—	—
Net loss per share attributable to common stockholders - basic and diluted	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

($ in thousands)
			No Redemption			Assuming Maximum Redemption
	LMF Acquisition Opportunities, Inc.	SeaStar Medical, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Operating Expenses
Research and Development	$—	$2,766			$2,766			$2,766
General and Administrative	1,122	1,683			2,805			2,805

Total Operating Expenses	1,122	4,449			$5,571			$5,571

Loss from Operations	(1,122)	(4,449)			(5,571)			(5,571)
Change in fair value of derivative liability		(27)			(27)			(27)
Interest Expense		(212)			(212)			(212)
Gain on warrant liability revaluation	1,186				1,186			1,186
Investment Income Earned on Marketable Securities Held in Trust Account	12		$(12)	aa	—			—
Other income	—	91			91			91

Total Other Income (Loss)	1,198	(148)	(12)		1,038			1,038

Income (loss) before taxes	76	(4,597)	(12)		(4,533)			(4,533)
Taxes		(1)			(1)			(1)

Net Income (loss)	$76	$(4,596)	$(12)		$(4,532)			$(4,532)

Income per share:
Basic weighted average share outstanding of redeemable Class A Common Stock	9,651,587	—			21,829,458		bb	12,129,458
Diluted weighted average share outstanding of redeemable Class A Common Stock	9,651,587	—			21,829,458		bb	12,129,458

Basic net income per share, redeemable Class A Common Stock	$0.02	$—			$(0.21)			$(0.37)

Diluted net income per share, redeemable Class A Common Stock	$0.02	$—			$(0.21)			$(0.37)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021 (Continued)

			No Redemption			Assuming Maximum Redemption
	LMF Acquisition Opportunities, Inc.	SeaStar Medical, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Basic and diluted weighted average shares outstanding of non-redeemable Class B Common Stock	2,554,418	—			—			—

Basic and diluted net income per share, non-redeemable Class B Common Stock	$0.02	$—			$—			$—

Weighted-average number of common shares used in computing net loss per share attributable to common stockholders - basic and diluted	—	—			—			—

Net loss per share attributable to common stockholders - basic and diluted	$—	$—			$—			$—

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Business Combination

On April 21, 2022, LMAO, Merger Sub and SeaStar Medical entered into the Merger Agreement, pursuant to which Merger Sub will be merged with and into SeaStar Medical, with SeaStar Medical surviving the merger as a direct wholly-owned subsidiary of LMAO.

As a result of the Merger Agreement and application of the Exchange Ratio (as defined in the Merger Agreement), former stockholders of SeaStar Medical will receive an aggregate number of 7,838,458 shares of Common Stock. The issuance of 7,838,458 shares of Common Stock does not take into account the number of shares of Common Stock that will be withheld at closing of the Business Combination for future issuance in connection with the exercise of the SeaStar Medical warrants and the SeaStar Medical options assumed by LMAO and the settlement of the SeaStar Medical restricted stock units assumed by LMAO.

The following summarizes the pro forma shares of the Combined Company’s Common Stock to be outstanding after giving effect to the Business Combination and the PIPE Investment, for both assuming no redemption scenario and maximum redemption scenario. In connection with the Business Combination and assuming the approval of the Charter Approval Proposal, LMAO’s Class B Common Stock will automatically convert into Class A Common Stock and the Class A Common Stock and the Class B Common Stock will be reclassified as Common Stock of the Combined Company.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”). The historical financial information of LMAO and SeaStar Medical have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination, in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization because SeaStar Medical has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances taken into consideration:

•	The pre-Business Combination stockholders of SeaStar Medical are generally expected to hold majority of voting rights in the Combined Company;

•	The pre-Business Combination stockholders of SeaStar Medical have the right to appoint the majority of directors to the Combined Company’s Board of Directors;

•	Senior management of SeaStar Medical comprise the senior management of the Combined Company; and

•	The operations of SeaStar Medical comprise the only ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as SeaStar Medical issuing equity for the net assets of LMAO, with no goodwill or intangible assets recorded.

In addition, the values will be based on the actual values as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3.	Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

A	Cash released from Trust Account

Adjustment to transfer $106.7 million of marketable securities held by LMAO in its Trust Account and converted into cash resources upon close of the Business Combination. Represents the impact of the Business Combination on the cash balance of the Combined Company.

B	Deferred underwriter fee

Adjustment relates to the payment of deferred underwriting fee of $3.6 million related to the IPO that will be paid upon closing of the Business Combination. This amount will be recognized as a decrease in cash and deferred underwriting fee liability.

C	Transaction costs

Adjustment to decrease cash by $13.2 million and additional paid-in capital. The adjustment relates to direct and incremental transaction costs that will be comprised of legal, D&O tail, accounting, industry diligence and miscellaneous fees in addition to the repayment of intercompany loans.

D	Automatic conversion of Class B Common Stock into Class A Common Stock

Adjustment of $.002 relates to the conversion of 2,587,500 shares of Class B Common Stock with a par value of $0.0001 into Class A Common Stock with a par value of $0.0001 on a one-to-one basis.

E	Reclassification of Class A Common Stock subject to possible redemption — assuming no redemptions

Assuming no redemption, this adjustment relates to the reclassification of 10,453,500 shares of Class A Common Stock subject to redemption, with a par value of $0.0001 into 10,453,500 shares of the Combined Company’s Common Stock, resulting in an increase in Class A Common Stock par value not subject to redemption of approximately $1,000 and an increase of additional paid-in capital of $105.5 million.

F	Conversion of SeaStar Medical’s convertible preferred stock (Series A and Series B) and common stock into Common Stock

Represents an exchange of convertible preferred stock (Series A and Series B) and common stock in SeaStar Medical. Under the “no redemptions” scenario, in exchange for their convertible preferred stock and common stock in SeaStar Medical, SeaStar Medical’s stockholders will receive 7,838,458 shares of Common Stock with a par value of $0.0001 per share. The pro forma adjustment of the reverse recapitalization is as follows:

An adjustment to eliminate LMAO’s accumulated deficit of approximately $7.00 million.

Using an Exchange Ratio of approximately 1.204-for-1 the total number of shares of the Combined Company’s Common Stock to be issued to SeaStar Medical stockholders will be 7,838,458 shares. Based on a par value of $0.0001, the adjustment to the Combined Company’s Common Stock par value balance will be approximately $784. The 7,838,458 shares to be issued to SeaStar Medical stockholders is calculated by applying the Exchange Ratio to the fully diluted equity of SeaStar Medical as of June 30, 2022 which includes outstanding common, preferred stock, convertible notes, options, warrants and restricted stock units.

As of September 30, 2022, there is anticipated to be 7,095,427 shares of common stock of SeaStar Medical on a fully-diluted basis after giving effect to all conversions into common stock of outstanding convertible notes, options, warrants and restricted stock units, which pursuant to the Exchange Ratio, will convert into 7,838,458 shares of the Combined Company’s Common Stock. Refer to the table below.

Number of shares to be issued in connection with the Business Combination after giving effect to the Preferred Stock Conversion and Convertible Note Conversion:

Number of shares of SeaStar Medical Common Stock on a fully-diluted basis	7,095,427
Total SeaStar Medical Common Stock before exchange	7,095,427
x: Exchange Ratio	1.204
Total number of shares of Common Stock held by SeaStar Medical stockholders(1)	7,838,458

(1)

The issuance of 7,838,458 shares of Common Stock does not take into account that a portion of such number of shares of Common Stock will be withheld at closing of the Business Combination for future issuance in connection with the exercise of the SeaStar Medical warrants and the SeaStar Medical options assumed by LMAO and the settlement of the SeaStar Medical restricted stock units assumed by LMAO.

G	Conversion of related party note payable

The related party note payable will convert into 494,811 common shares of SeaStar Medical as of September 30, 2022, which will convert into 595,674 shares of Common Stock.

H	Reclassification of LMAO Public Warrants from liability to equity

Adjustment related to the reclassification of the LMAO public warrants from liability. Reduction of warrant liability balance by $1.2 million, which represents the fair value of the LMAO public warrants at June 30, 2022, with an offsetting increase to additional paid-in-capital for the same amount.

Upon the closing of the Business Combination, shares underlying the LMAO public warrants are not redeemable and the Combined Company will have one single class of voting stock, which does not preclude the LMAO public warrants from being considered indexed to the Combined Company’s equity and allows the LMAO public warrants to meet the criteria for equity classification per ASC 815-40, Contracts on an Entity’s Own Equity.

The LMAO private warrants and PIPE Warrants would continue to be classified as liabilities following the Business Combination because their settlement amount differs depending on the identity of the holder.

I	Reclassification of Class A Common Stock subject to possible redemption — assuming a maximum number of redemptions

To record the maximum number of Class A Common Stock redemptions, 9,700,000 shares of the Class A Common Stock subject to redemption will be redeemable at a redemption price of $10.30. The adjustment will reduce cash by $99.9 million, additional paid in capital by $99.9 million, and the Common Stock by $1,000 for the par value of the shares.

J	PIPE Investment - $7.0 million

Represents the issuance of 700,000 shares of Class A Common Stock and PIPE Warrants representing the $7 million PIPE Investment by the PIPE Investors.

K	Related Party Sponsor Loan of $1.75 million and Extension Loan of $1.035 million

Represents the advance of approximately $0.8 million of additional working capital loan and $1.035 million loan to pay the extension fee. These amounts are repaid at closing.

L	LMFA Working Capital Loan of $0.7 million

Represents the advance of approximately $0.7 million of additional working capital loan from LMFA that are considered expensed through the Closing. These amounts are repaid at Closing.

M	Commitment Fee - $2.5 million

Represents the Commitment Fee payable to Tumim Stone Capital under the Common Stock Purchase Agreement.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 are as follows:

aa	Represents elimination of interest earned on cash and marketable securities held in the trust account

bb	Represents net loss attributable to Class A common stockholders

Represents the net loss attributable to Class A common stockholders per share calculated using the historical weighted average shares of Class A Common Stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares of Class A Common Stock were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of Class A Common Stock outstanding for basic and diluted net loss attributable to Class A common stockholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares of Class A Common Stock are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The calculation of diluted loss per Class A Common Stock does not consider the effect of the warrants issued in connection with the IPO since the inclusion of such warrants would be anti-dilutive.

	Assuming No Redemption	Assuming Maximum Redemption
	$2,379	$2,379
Weighted average Class A Common Stock outstanding, basic	21,829,458	12,129,458
Weighted average Class A Common Stock outstanding, diluted	21,829,458	12,129,458
Net loss per share of Class A Common Stock, basic	$0.07	$0.13
Net loss per share of Class A Common Stock, diluted	$0.07	$0.13

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

aa	Represents elimination of interest earned on cash and marketable securities held in the trust account

bb	Represents net loss attributable to Class A common stockholders

Represents the net loss attributable to Class A common stockholders per share calculated using the historical weighted average shares of Class A Common Stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares of Class A Common Stock were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of Class A Common Stock outstanding for basic and diluted net loss attributable to Class A common stockholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares of Class A Common Stock are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The calculation of diluted loss per Class A Common Stock does not consider the effect of the warrants issued in connection with the IPO since the inclusion of such warrants would be anti-dilutive.

	Assuming No Redemption	Assuming Maximum Redemption
	$(4,532)	$(4,532)
Weighted average Class A Common Stock outstanding, basic	21,829,458	12,129,458
Weighted average Class A Common Stock outstanding, diluted	21,829,458	12,129,458
Net loss per share of Class A Common Stock, basic	$(0.21)	$(0.38)
Net loss per share of Class A Common Stock, diluted	$(0.21)	$(0.38)

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of LMAO for the six months ended June 30, 2022 and year ended December 31, 2021;

•	historical per share information of SeaStar Medical for the six months ended June 30, 2022 and the year ended December 31, 2021; and

•

unaudited pro forma per share information of the Combined Company for six months ended June 30, 2022 and the year ended December 31, 2021 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Scenario 1 — No redemption: This presentation applies the assumption that no LMAO public stockholders exercise redemption rights with respect to their Class A Common Stock upon consummation of the Business Combination; and

•

Scenario 2 — Maximum redemptions of Class A Common Stock: This presentation assumes that LMAO public stockholders holding approximately 9,700,000 shares of Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.30 per share, which is the maximum amount of redemptions that could occur and still ensure that LMAO meet its requirement to maintain net tangible assets of at least $5,000,001. The maximum redemption scenario assumes that both SeaStar Medical and LMAO have waived their rights to terminate the Business Combination Agreement, including that LMAO have at least $15 million in available cash after the closing of the Business Combination. Pursuant to the terms of the underwriting agreement dated as of January 25, 2021, Maxim agreed to waive its right to redeem 103,500 shares of Class A Common Stock in connection with the Business Combination.

•

The following tables should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of LMAO and SeaStar Medical and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited LMAO and SeaStar Medical pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

•

The unaudited pro forma combined net income (loss) per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the period presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of LMAO and SeaStar Medical would have been had the companies been combined during the period presented.

	Historical		Pro Forma
	LMF Acquisition Opportunities, Inc.	SeaStar Medical, Inc.	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Six Months Ended June 30, 2022
Book value per share(1)	$(0.54)	$(11.84)	$4.81	$0.42
Book value per share of redeemable Class A Common Stock(2)	$(0.43)	—
Book value per share of non-redeemable Class B Common Stock(3)	(0.11)	—
Book value per share of common stock equivalents(3)	—	—
Net loss per share, basic(4)	$0.27		$0.07	$0.13
Net loss per share, diluted(5)	$0.27		$0.07	$0.13
Net income per share of redeemable Class A Common Stock, basic and diluted(6)	$0.22	—
Net income per share of non-redeemable Class B Common Stock, basic and diluted(7)	$0.05	—
Net loss per share attributable to common stockholders, basic and diluted(8)	$0.27	—
Weighted average shares outstanding - basic	10,453,500	—	21,829,458	12,129,458
Weighted average shares outstanding - diluted	10,453,500	—	21,829,458	12,129,458
As of and for the Year Ended December 31, 2021			—	—
Book value per share(1)	$(0.81)	—	$4.56	$0.58
Book value per share of redeemable Class A Common Stock(2)	$(0.65)	—
Book value per share of non-redeemable Class B Common Stock(3)	(0.16)	—
Book value per share of common stock equivalents(3)	—	—
Net loss per share, basic(4)	$0.01		$(0.21)	$(0.38)
Net loss per share, diluted(5)	$0.01		$(0.21)	$(0.38)
Net income per share of redeemable Class A Common Stock, basic and diluted(6)	$0.00	—
Net income per share of non-redeemable Class B Common Stock, basic and diluted(7)	$0.00	—
Net loss per share attributable to common stockholders, basic and diluted(8)	$(0.65)	—
Weighted average shares outstanding - basic	9,651,587	—	21,829,458	12,129,458
Weighted average shares outstanding - diluted	9,651,587	—	21,829,458	12,129,458

(1)	Book value per share is calculated as total equity divided by pro forma information outstanding basic share.
(2)	Book value per share is calculated as total equity divided by redeemable Class A Common Stock outstanding at June 30, 2022 and December 31, 2021, respectively.
(3)	Book value per share is calculated as total equity divided by common stock equivalents (i.e. preferred shares and convertible debt) at June 30, 2022 and December 31, 2021, respectively.

(4)	Book value per share is calculated as total equity divided by SeaStar Medical Common Stock outstanding at June 30, 2022 and December 31, 2021, respectively.
(5)	Net loss per share is based on the pro forma information.
(6)	Net income per share is based on weighted average number of shares of redeemable Class A Common Stock outstanding for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.
(7)

Net income per share is based on weighted average number of shares of non-redeemable Class B Common Stock outstanding for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.

(8)	Net loss per share is based on weighted average number of LMAO common stock outstanding for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.

DESCRIPTION OF LMAO’S SECURITIES

General

We have the following three classes of securities registered under Section 12 of the Exchange Act: (i) units, each consisting of one share of Class A Common Stock and one redeemable warrant; (ii) Class A Common Stock; and (iii) redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share. In addition, we have shares of Class B Common Stock, which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Class A Common Stock. The description of the Class B Common Stock is included to assist in the description of the Class A Common Stock.

Authorized Shares of Capital Stock

Pursuant to our Existing Charter, our authorized capital stock consists of 100,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.

Units

Each unit has an offering price of $10.00 and consists of one share of Class A Common Stock and one redeemable warrant, subject to adjustment as discussed below. The Class A Common Stock and warrants comprising the units began separate trading on March 18, 2021. Following the commencement of separate trading, holders now have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of Class A Common Stock and warrants.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our Existing Charter or Existing Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our Board will be divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our Existing Charter authorizes the issuance of up to 100,000,000 shares of Class A Common Stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of Class A Common Stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination, to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our Existing Bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with

Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.30 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our Existing Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our Existing Charter requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting.

However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of Common Stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days’ (but not less than 10 days’ nor more than 60 days’) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our Initial Stockholders, may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Existing Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of Common Stock sold in this offering, which we refer to as the Excess Shares. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, pursuant to the letter agreement our Sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after our IPO (including in open market and privately negotiated transactions) in favor of our initial business combination. As a result, in addition to our Initial Stockholders’ founder shares, we would need only 3,933,002, or approximately 38.0%, (assuming all outstanding shares are voted and the over-allotment option is not exercised) or 672,751, or approximately 6.5% (assuming only the minimum number of shares representing a quorum are voted and the over-allotment option is not exercised), of the 10,350,000 public shares sold in the IPO to be voted in favor of an initial business combination. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to our Existing Charter, if we are unable to complete our initial business combination within 18 months from the closing of our initial public offering (or 21 months from the closing, if we extend the period of time to consummate a business combination,), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than 10 business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination within 18 months from the closing of our IPO (or 21 months from the closing, if we extend the period of time to consummate a business combination). However, if our Initial Stockholders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of Class A Common Stock, and holders of founder shares have the same stockholder rights as public stockholders, except that: (i) the founder shares are subject to certain transfer restrictions, as described in more detail below; (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed: (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination; (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our Existing Charter: (x) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our IPO (or 21 months from the closing, if we extend the period of time to consummate a business combination); or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination within 18 months from the closing of our IPO (or 21 months from the closing, if we extend the period of time to consummate a business combination), although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within such time period; (iii) the founder shares are shares of our Class B Common Stock that will automatically convert into shares of our Class A Common Stock at the time of our initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described herein; and (iv) are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our Sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares and public shares held by them in favor of our initial business combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued and related to the closing of the initial business combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon completion of our IPO, plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination, any private placement-equivalent securities issued to our Sponsor or its affiliates upon conversion of loans made to us).

We cannot determine at this time whether a majority of the holders of our Class B Common Stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement for our initial business combination; (ii) negotiation with Class A stockholders on structuring an initial business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Class B Common Stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Class B Common Stock, but would reduce the percentage ownership of holders of our Class A Common Stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our Common Stock. Holders of founder shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

Our Initial Stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the date of the consummation of our initial business combination; or (ii) the date on which we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our Initial Stockholders with respect to any founder shares. Notwithstanding the foregoing, if the closing price of our shares of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after our initial business combination, the founder shares will no longer be subject to such transfer restrictions.

Preferred Stock

Our Existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, or other special rights and any qualifications, limitations, and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

While we have no current plans to issue preferred stock, circumstances in which we might issue preferred stock in the future could include, among others, offerings of preferred stock undertaken for capital raising purposes (whether before or in connection with our initial business combination or thereafter), issuances in connection with acquisitions we might make in the future, or issuances in connection with potential change of control or strategic transactions involving us. Any determination by us to issue shares of preferred stock in the future will be dependent on the facts and circumstances at the time.

Warrants

Public Stockholders’ Warrants

Each warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We are not registering the shares of Class A Common Stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts: to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective, and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption (other than the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending 3 business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing: (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below); by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of: (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock); and (ii) one (1) minus the quotient of: (x) the price per share of Class A Common Stock paid in such rights offering, divided by (y) the fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion; and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than: (a) as described above; (b) certain ordinary cash dividends; (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination; (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Existing Charter: (1) to modify the substance or timing of our obligation to redeem 100% of our Class A Common Stock if we do not complete our initial business combination within 18 months from the closing of our IPO (or 21 months from the closing, if we extend the period of time to consummate a business combination); or (2) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the warrants set forth herein is a summary and does not purport to be complete. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

In addition, if: (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or its affiliates, prior to such issuance); (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions); and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. On February 1, 2022, we issued a promissory note to our Sponsor pursuant to which we may borrow up to an aggregate principal amount of $500,000. This loan is non-interest bearing, unsecured and due at the date we consummate a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. No amount is due under the note if an initial business combination is not consummated on or before January 25, 2023. As of June 30, 2022, we had drawn down $910,000 under the note to pay for offering expenses.

In addition, holders of our Private Placement Warrants are entitled to certain registration rights.

Our Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor).

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our Board at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Existing Charter

Our Existing Charter contains certain requirements and restrictions that apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our Common Stock. Our Initial Stockholders, who will collectively beneficially own approximately 20% of our Common Stock, will participate in any vote to amend our Existing Charter and will have the discretion to vote in any manner they choose. Specifically, our Existing Charter provides, among other things, that:

•

If we are unable to complete our initial business combination within 18 months from the closing of our IPO (or 21 months from the closing, if we extend the period of time to consummate a business combination), we will: (i) cease all operations, except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•

Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to: (i) receive funds from the trust account; or (ii) vote on any initial business combination;

•

Although we do not intend to enter into an initial business combination with a target business that is affiliated with our Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such an initial business combination is fair to LMAO from a financial point of view;

•

If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the our Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

•

So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination;

•

If our stockholders approve an amendment to our Existing Charter: (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our IPO (or 21 months from the closing, if we extend the period of time to consummate a business combination); or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares; and

•	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our Existing Charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•

our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Existing Charter provides that our Board is classified into two classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination); (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery; or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special meeting of stockholders

Our Existing Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our Existing Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Existing Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the IPO, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock.

Classified Board of Directors

Our Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms. Our Existing Charter provides that the authorized number of directors may be changed only by resolution of the Board. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B Common Stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision our Existing Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.

Registration Rights

The holders of the founder shares (and any shares of Class A Common Stock issuable upon conversion of the founder shares) and private placement warrants (and any shares of Class A Common Stock issuable upon conversion of the private placement warrants) will be entitled to registration rights pursuant to a registration rights agreement, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, these holders may not exercise their demand and “piggyback” registration rights after five and seven years after the effective date of the registration statement for our IPO and may not exercise their demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our units, Class A Common Stock and warrants are listed on Nasdaq under the symbols “LMAOU,” “LMAO” and “LMAOW,” respectively.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

LMAO is incorporated under the laws of the State of Delaware and the rights of LMAO stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter and the Existing Bylaws. SeaStar Medical is incorporated under the laws of the State of Delaware and the rights of SeaStar Medical stockholders are governed by the laws of the State of Delaware, including the DGCL, the current amended and restated certificate of incorporation of SeaStar Medical (as amended, the “SeaStar Medical Charter”) and the current bylaws of SeaStar Medical (the “SeaStar Medical Bylaws”). As a result of the Business Combination, LMAO stockholders who continue to hold shares of Common Stock and SeaStar Medical stockholders who receive shares of Common Stock will each become Combined Company stockholders. The Combined Company will be incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Proposal, the Proposed Charter and the Combined Company Bylaws. Thus, following the Business Combination, the rights of LMAO stockholders and SeaStar Medical stockholders who become Combined Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Existing Charter or the Existing Bylaws (with respect to LMAO stockholders) or the SeaStar Medical Charter or SeaStar Medical Bylaws (with respect to SeaStar Medical stockholders) and instead will be governed by the Proposed Charter and the Combined Company Bylaws.

Comparison of Stockholder Rights

Set forth below is a summary comparison of material differences between the rights of LMAO stockholders under the Existing Charter and the Existing Bylaws (left column) and the rights of Combined Company stockholders under the forms of the Proposed Charter and the Combined Company Bylaws (right column), which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.

	Existing Charter	Proposed Charter
Number of Authorized Shares	The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 121,000,000 shares, each with a par value of $0.0001, consisting of (a) 120,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock, and (ii) 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock.	The Proposed Charter changes the total number of authorized shares of all classes of capital stock to 110,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock (the same number of authorized shares of Class A Common Stock) and (b) 10,000,000 shares of Preferred Stock (an increase in authorized Preferred Stock shares of 9,000,000).

	See Article IV Section 4.1 of the Existing Charter.	See Article IV Section 4.1 of the Proposed Charter.

	See Article IV Section 4.2 of the Existing Charter.	See Article IV Section 4.3 of the Proposed Charter.

	Existing Charter	Proposed Charter

Classified Board of Director	The Existing Charter provides that the Board be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The Proposed Charter provides that the board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

	See Article V Section 5.2 of the Existing Charter.	See Article VI Section 6.1 of the Proposed Charter.

Adoption of Supermajority Vote Requirement to Remove a Board of Director	The Existing Charter provides that the removal of any or all directors must occur by the affirmative vote of the majority of stockholders, voting together as a single class, entitled to vote generally in the election of directors.	The Proposed Charter provides that the removal of any or all directors must occur by the affirmative vote of at least 66 2/3% stockholders, voting together as a single class, entitled to vote generally in the election of directors.

	See Article V Section 5.4 of the Existing Charter.	See Article VI Section 6.2 of the Proposed Charter.

Adoption of at Least 50% Voting Requirement for Amendment of By-laws	The Existing Charter requires the affirmative vote of a majority of stockholders to adopt, amend, alter or repeal the Bylaws.	The Proposed Charter requires the affirmative vote of at least 50% of the outstanding shares entitled to vote in the election of directors to adopt, amend, alter or repeal the Bylaws.

	See Article V of the Existing Charter.	See Article VII of the Proposed Charter.

Corporate Name	LMF Acquisition Opportunities, Inc.	SeaStar Medical Holding Corporation

	See Article I of the Existing Charter.	See Article I of the Proposed Charter.

Duration of Existence	The Existing Charter provides that if LMAO does not consummate an initial business combination within 18 months of the consummation of the IPO (or 21 months if the Sponsor elects to extend this period), it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds to public stockholders.	The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.

	See Article IX Section 9.1(c) of the Existing Charter.	Default rule under the DGCL.

	Existing Charter	Proposed Charter

Provisions Specific to a Blank Check Company	Under the Existing Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination. In addition, under the Existing Charter, upon consummation of an initial business combination, Article IV provides that the shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on a one-to-one basis.	The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, LMAO will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until an initial business combination or liquidation of LMAO and the terms governing LMAO’s consummation of an initial business combination will be deleted because they are no longer applicable following the Business Combination.

In addition, the Proposed Charter deletes the provisions previously included in Article IV Section 4.3(b) in the Existing Charter in their entirety because the contemplated conversion of the shares of Class B Common Stock into shares of Class A Common Stock on a one-to-one basis will occur in connection with the Business Combination.

	See Article IV Section 4.3(b) and Article IX of the Existing Charter.	N/A

TRADING MARKET AND DIVIDENDS

LMAO

Common Stock

LMAO’s units, Class A Common Stock and warrants are currently listed on the Nasdaq Capital Market under the symbols “LMAOU,” “LMAO,” and “LMAOW,” respectively.

On April 21, 2022, the trading date before the public announcement of the business combination, LMAO’s units and Class A Common Stock closed at $10.26 and $10.13, respectively. On [        ], 2022, the trading date immediately prior to the date of this proxy statement/prospectus, LMAO’s units, Class A Common Stock and warrants closed at $[        ], $[        ] and $[        ], respectively.

LMAO’s Dividend Policy

LMAO has not paid any cash dividends on its shares of Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon LMAO’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

SeaStar Medical

Information regarding SeaStar Medical is not provided because there is no public market for SeaStar Medical’s common stock.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

LMAO’S DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

LMAO’s directors and executive officers are as follows:

Name	Age	Position
Bruce Rodgers	58	Chief Executive Officer, President, and Chairman of the Board of Directors
Richard Russell	61	Chief Financial Officer, Treasurer, Secretary, and Director
Bruce Bennett	61	Director
Craig Burson	61	Director
Martin Traber	76	Director

Bruce Rodgers serves as our Chief Executive Officer and President and is Chairman of our Board of Directors. Since completion of its initial public offering in October 2015, Mr. Rodgers has served as Chairman, Chief Executive Officer, and President of LM Funding America, Inc. (“LMFA”), an affiliate of the Sponsor and publicly traded company on the Nasdaq Capital Market. LMFA is a specialty finance company that provides funding to nonprofit community associations primarily located in the state of Florida and mines for Bitcoin. Mr. Rodgers was instrumental in developing LMFA’s business model prior to its inception and was one of its primary investors. As LMFA’s Chief Executive Officer, Mr. Rodgers has guided LMFA through its initial public offering, subsequent public offerings, and acquisitions of complementary businesses. Mr. Rodgers is a former business transactions attorney counseling numerous businesses with respect to mergers, acquisitions and capital raising transactions. In this capacity, Mr. Rodgers was an associate of Macfarlane, Ferguson, & McMullen, P.A. from 1991 to 1995 and a partner from 1995-1998 and was an equity partner of Foley & Lardner LLP from 1998 to 2003. Originally from Bowling Green, Kentucky, Mr. Rodgers holds an Engineering degree from Vanderbilt University (1985) and a Juris Doctor, with honors, from the University of Florida (1991). Mr. Rodgers also served as an officer in the United States Navy from 1985-1989 rising to the rank of Lieutenant, Surface Warfare Officer. Mr. Rodgers is a member of the Florida Bar and holds an AV-Preeminent rating from Martindale Hubbell. We believe that Mr. Rodgers is well-qualified to serve on our Board due to his experience in sourcing, negotiating and consummating acquisitions, and investment in and management of a financial services business.

Richard Russell serves as our Chief Financial Officer, Treasurer, Secretary and as a Director. Mr. Russell has also served as Chief Financial Officer of LMFA, an affiliate of the Sponsor and publicly traded company on the Nasdaq Capital Market since 2017. Since 2016, he has provided financial and accounting consulting services with a focus on technical and external reporting, internal auditing, mergers & acquisitions, risk management, and CFO and controller services. Mr. Russell also served as Chief Financial Officer for Mission Health Communities, offering management services for nursing and post-acute care facilities, from 2013 to 2016 and, before that, Mr. Russell served in a variety of roles for Cott Corporation, an American-Canadian beverage and food service company, from 2007 to 2013, including Senior Director Finance, Senior Director of Internal Auditing, and Assistant Corporate Controller. Mr. Russell’s extensive professional experience with public companies includes his position as Director of Financial Reporting for Quality Distribution, a transportation and logistics company, from 2004 to 2007, and as Director of Financial Reporting for Danka Business Systems PLC, a supplier of photocopiers and office imaging equipment, from 2001 to 2004. Mr. Russell also served as Chief Financial Officer of Generation Income Properties, Inc., which is a real estate investment company that is publicly traded on the Nasdaq, a position he held from December 2019 to February 2022. Mr. Russell earned his Bachelor of Science in Accounting and a Master’s in Tax Accounting from the University of Alabama, a Bachelor of Arts in International Studies from the University of South Florida, and a Master’s in Business Administration from the University of Tampa. On March 1, 2020, Mr. Russell was appointed to the board of directors for TDNT, a publicly held consumer products company that has been trading on the OTCQB Venture Market since April 2015. Mr. Russell was also Chairman of the Hillsborough County Internal Audit Committee from January 2020 to April 2021 and has been a board member since August 2016. We believe that Mr. Russell is well-qualified to serve on our Board due to his experience in public company operations, including in the financial services industry, financial analysis and reporting, mergers and acquisitions, and risk management.

Bruce H. Bennett is one of our directors. Mr. Bennett currently serves as CEO and Chairman of Mad Mobile, Inc., a global leader in point-of-sale modernization and technology solutions for the retail and restaurant industries, which he founded in 2010. As CEO and Chairman of Mad Mobile, Mr. Bennett is responsible for providing leadership and oversight over all functions of the company, including areas such as financial, sales, marketing, hiring, and compensation for the company’s 250 employees globally. Prior to 2010, Mr. Bennett served as the Chief Operating Officer and as a member of the board of directors of SOE Software, a nationally recognized leader of e-Government focused software solutions, from 2005 to 2010. In addition, Mr. Bennett has founded, grown, operated, and sold multiple high-growth technology companies, including: GoSolutions, Inc., a provider of voice and data communications services, from 2002 to 2004; Mediacentric Group, Inc., an e-commerce delivery service network provider, from 1998 to 2003; eAngler.com, an online fishing resource, providing anglers with content, community, and e-commerce, from 1994 to 1999; and Image Technologies Group, Inc., a provider of strategic consulting, website-design services, database programming, back-end integration, multimedia services, and wireless applications, from 1989 to 1993. A veteran of the software industry, with over two decades of experience, Mr. Bennett is well-versed at both the board of directors and executive levels of public and private sector companies, and he strives to maximize organizations’ key value propositions and enhance their greatest asset: their people. Mr. Bennett received his Bachelor’s Degree in Computer Science from the University of Texas at El Paso in 1983. We believe that Mr. Bennett is well-qualified to serve on our Board due to his experience founding, growing, operating, and selling high-growth technology companies, his prior board of directors experience, his successful history of addressing the complex needs of large retail and technology brands, and his proven ability to undertake complex mergers and acquisitions.

Craig Burson is one of our directors. Mr. Burson is currently the founder and Managing Member of Peak 8 Capital, LLC and Ski Mountain Properties, LLC, two commercial real estate businesses founded by Mr. Burson and his wife. From January 2000 to March 2020, Mr. Burson worked for H.I.G. Capital, LLC (“H.I.G.”), a leading global alternative investment firm with approximately $50 billion of equity capital under management and a focus on the small cap and mid cap segments of the market. From June 2003 until March 2020, Mr. Burson served as a Managing Director for H.I.G.’s Growth Equity and VC funds. During his 20 year career at H.I.G., Mr. Burson focused on making investments in the business services, consumer, healthcare, and technology sectors. Mr. Burson was involved with over 20 investments while at H.I.G., sat on many of the boards of companies in which investments were made, and was a member of the audit and compensation committees for a number of his investments. Prior to H.I.G., Mr. Burson was a member of the Raymond James & Associates technology investment banking practice, where he was active in public offerings, private placements, and mergers & acquisitions. In addition, Mr. Burson had a 15-year career with the Dow Chemical Company, holding management positions in engineering, sales, marketing, and new business development. His focus at the Dow Chemical Company was on the healthcare, semiconductor, water treatment, mining, and oil & gas industries. Mr. Burson also served as a development leader at Dowell Schlumberger, where he was involved with advanced oil & gas treatment technologies. In addition, he spent time in the trenches working as a roust-a-bout for Phillips Petroleum while earning his engineering degree. Mr. Burson earned a Bachelor of Science degree in Mining Engineering from the Colorado School of Mines and an M.B.A. from Harvard Business School. We believe that Mr. Burson is well-qualified to serve on our Board due to his experience in finance and investments, including investments in the technology sector, as well as his board and audit committee service.

Martin Traber is one of our directors. Mr. Traber currently serves as a director of Mad Mobile, Inc., a global leader in point-of-sale modernization and technology solutions for the retail and restaurant industries, a position he has held since March 2019. Since February 2017, Mr. Traber has served as Chairman of Skyway Capital Markets, LLC a Tampa, Florida-based investment banking firm. Mr. Traber previously served as a director of LMFA, an affiliate of our sponsor and publicly traded company on the Nasdaq Capital Market, since its initial public offering in October 2015 through the date of our IPO. Also, from 1994 until 2016, Mr. Traber was a partner of Foley & Lardner LLP, in Tampa, Florida, representing clients in securities law matters and corporate transactions. Mr. Traber was a founder of NorthStar Bank in Tampa, Florida and from 2007 to 2011 served as a member of the Board of Directors of that institution. From 2012 to 2013, he served on the Board of Directors of Exeter Trust Company in Portsmouth, New Hampshire. Mr. Traber holds a Bachelor of Arts and a Juris Doctor from Indiana University. He has counseled and observed numerous businesses in a wide range of industries. The knowledge gained from his observations and his knowledge and experience in business transactions and securities law will assist in monitoring our performance and when we consider and pursue business acquisitions and financial transactions. As a former corporate and securities lawyer, Mr. Traber has a fundamental understanding of governance principles and business ethics. His knowledge of other businesses and industries is useful in determining management and director compensation. We believe that Mr. Traber is well-qualified to serve on our Board due to his strong background in law, finance, mergers and acquisitions, and business.

Number and Terms of Office of Officers and Directors

We have five directors. Our Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Bruce H. Bennett, Mr. Craig E. Burson, and Mr. Martin A. Traber, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Bruce M. Rodgers and Richard Russell, will expire at the second annual meeting of stockholders.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Existing Bylaws as it deems appropriate. Our Existing Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries, and such other offices as may be determined by the Board.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Our Board has established an audit committee of the Board. Mr. Bennett, Mr. Burson, and Mr. Traber serve as members of our audit committee, and Mr. Burson chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Mr. Bennett, Mr. Burson, and Mr. Traber meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our Board has determined that Mr. Bennett and Mr. Burson both qualify as “audit committee financial experts,” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues; and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our Board has established a compensation committee of the Board. Mr. Bennett, Mr. Burson, and Mr. Traber serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Mr. Bennett, Mr. Burson, and Mr. Traber are independent, and Mr. Traber chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our existing stockholders, officers, directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination.

Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Bennett, Mr. Burson, and Mr. Traber. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our Existing Bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. The Code of Ethics is available under the “Governance” section of our website, www.lmfacquisitions.com. We will also provide a copy of the Code of Ethics to stockholders upon request.

Employment Agreements

LMAO has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our officers or directors has received any cash compensation for services rendered to us. No compensation of any kind, including finder’s and consulting fees, will be paid by us to the Sponsor, officers, and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

AFTER THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Combined Company and its consolidated subsidiaries after giving effect to the Business Combination.

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company’s board of directors will compromise of seven members. Each of LMAO’s incumbent directors, other than Bruce Rodgers and Richard Russell, will resign from the Board upon the closing of the Business Combination.

Directors and Executive Officers

The following sets forth certain information concerning the persons who are expected to serve as executive officers and members of the board of directors of the Combined Company following the consummation of the Business Combination.

Name	Age	Position
Eric Schlorff	49	Chief Executive Officer and Class III Director
Caryl Baron	55	Finance Controller
Kevin Chung	49	Chief Medical Officer
Kenneth Van Heel	58	Class III Director
Rick Barnett	62	Class I Director
Andres Lobo	56	Class I Director
Allan Collins, MD	74	Class II Director
Bruce Rodgers	59	Class II Director
Richard Russell	61	Class II Director

Director Nominees

Eric Schlorff has served as a Director and the Chief Executive Officer of SeaStar Medical since July 2019 and as Chief Operating Officer from March 2019 to July 2019. Mr. Schlorff also previously served as a Director of SeaStar Medical from June 2016 to May 2019. From 1999 to 2019, Mr. Schlorff served in multiple roles at the Dow Chemical Company in Midland, Michigan and Indianapolis, Indiana. From June 2016 to February 2019, Mr. Schlorff served as Global Director of Alternative Investments for the Dow Chemical Pension Plan, and Global Finance Leader for Crop Protection & Seeds at Dow AgroSciences from June 2013 to June 2016. Additional leadership positions held by Mr. Schlorff include the Global Market Intelligence Leader at Dow AgroSciences, Global Financial Manager of Royalties at Dow AgroSciences, Senior Investment Manager of Alternative Investments at Dow Chemical Company, New Business Development of Pharmaceuticals at Dow Chemical Company, Global Financial Analyst within the New Businesses division at Dow Chemical Company, and Global Financial Analyst within Dow AgroSciences at Dow Chemical Company. We believe that Mr. Schlorff is well-qualified to serve on the Combined Company’s board of directors due to his intimate knowledge of the business operation of SeaStar Medical, including the scientific basis, regulatory requirements and sales and marketing channels of the SCD products, as well as his extensive experience in financial planning and managing large and complex organizations.

Kenneth Van Heel has served as a Director of SeaStar Medical since 2021 and previously served as a Director from 2011 to 2015. Mr. Van Heel has also served as Chief Executive Officer at Motorcity Systems, a software provider in the trucking and transportation industry, since November 2021. Since June 2012, Mr. Van Heel has also served as a Director and Advisor at Gantec, Inc., a biotechnology company for agricultural products. From June 2019 to June 2021, Mr. Van Heel served as an Advisor at Motorcity Systems. Prior to joining Motorcity Systems, Mr. Van Heel served in various roles at the Dow Chemical Company. At the Dow Chemical Company, from 2016 to 2021, Mr. Van Heel served as the Global Director of Strategic Planning; from 2012 to 2016, Mr. Van Heel served as the Director of Alternative Investments and CIO Canadian Pension Plan; from 2006 to 2016, Mr. Van Heel served as Director of Alternative Investments; from 2003 to 2006, Mr. Van Heel served as the Senior Manager of Private Equity; from 2000 to 2003, Mr. Van Heel served as the Manager of Dow Corporate Venture Capital; and from 1986 to 2000, Mr. Van Heel held various positions within the Ventures and Business Development division. We believe that Mr. Van Heel is well-qualified to serve on the Combined Company’s board of directors due to his extensive and deep experience in venture capital investment, financial analysis and reporting, risk management, strategic planning, and public company operations, as well as his expertise and skills in working with companies in the medical device and healthcare industries, which will provide valuable oversight and guidance to the Combined Company’s governance.

Rick Barnett has received the Corporate Director certification from NACD in 2021 and has served as a Director of the SeaStar Medical since January 2021. Mr. Barnett served as President, Chief Executive Officer and Board Member of Satellite Healthcare, Inc. from 2014 to February 2021. Satellite Healthcare is Mr. Barnett has served as the Chairman of the Strategic Planning Committee, as well as a member of the Finance, Quality, Risk/Compliance, and Governance/Compensation committees for Satellite Healthcare, Inc. Mr. Barnett currently serves on the CutisCare, Inc. Board of Directors since 2021 and is a member of the Strategy and Audit Committee. CutisCare Inc. focuses on innovative approaches to wound care. Mr. Barnett has served a term as Chair of the Board of Directors of the National Kidney Foundation - Northern California & Pacific Northwest, and a Board Member since 2018, where he served as a member of the Nominating, Strategic Partnerships, and Membership committees. He also served as Chair of the Board of Directors for the West Coast Sourcing Solutions, a product procurement company, from 2011 to 2014. From 2009 to 2014, Mr. Barnett served as a Senior Vice President of VHA, Inc., a purchasing cooperative for community-owned, nonprofit healthcare institutions. From 2006 to 2008, Mr. Barnett served as General Partner & Board Member of North State Surgery Centers, LLC, an ambulatory surgical clinic center. From 2005 to 2009, Mr. Barnett served as Chair of the Board of Directors of the Hospital Council of Northern California - Northern Sierra Section, a non-profit hospital and health systems trade association. We believe that Mr. Barnett is well-qualified to serve on the Combined Company’s board of directors due to his extensive experience in strategic transactions and financial analysis for healthcare and medical device companies, as well as his expertise and skills in hospital operations, risk and compliance management, which will enhance and expand the Combined Company’s board of directors’ oversight capabilities over the Combined Company’s strategic directions in a complex healthcare market.

Andres Lobo has served as a Director of SeaStar Medical since May 2019. Since 1994, Mr. Lobo has served in various roles at the Dow Chemical Company. At the Dow Chemical Company, since 2019, Mr. Lobo has served as the Risk Seeking Assets Director; from 2016 to 2019, Mr. Lobo served as the Corporate Real Estate Director; and from 2006 to 2016, Mr. Lobo served as a Customer Financial Services Portfolio Manager. At Dow Brasil S.A, a subsidiary of the Dow Chemical Company, from 2003 to 2006, Mr. Lobo served as a Senior Finance Manager; from 1999 to 2003, Mr. Lobo served as a Customer Financial Services Manager for Brazil and Latin America; from 1997 to 1999, Mr. Lobo served as a Customer Financial Services Manager for Argentina and Southern Cone; and from 1994 to 1997, Mr. Lobo served as a Credit & Collection Manager. From 1993 to 1994, Mr. Lobo served as a Corporate Account Manager at Leasing Andino S.A., a commercial leasing company, in Santiago, Chile. We believe that Mr. Lobo is well-qualified to serve on the Combined Company’s board of directors due to his extensive expertise in executing investment, business and financial strategies for public companies, as well as his expertise in matters relating to corporate governance, financial risk management and strategic opportunities, which will contribute to the Combined Company’s board of directors’ ability to manage the Combined Company’s growth and commercial plans.

Allan Collins, MD has served as a Director of SeaStar Medical since January 2021. Mr. Collins has served as the Chief Medical Officer at NxStage Medical, a medical device company for the treatment of kidneys since 2017. Since 1999, Mr. Collins has also served as the Executive Director of the Kidney Care Initiative at the Chronic Disease Research Group, a non-profit organization that focuses on answering questions on patient experiences with chronic diseases and a division of the Hennepin Healthcare Research Institute, in Minneapolis, Minnesota. From 1999 to 2014, Mr. Collins served as a Director within the United States Renal Data System, a national data system that analyzes information about chronic kidney disease. From 1990 to 2017, Mr. Collins worked for the Hennepin Faculty Associates, an independent medical group at the Hennepin County Medical Center in Minneapolis, Minnesota. From 1980 to 1990, Mr. Collins served as faculty at the Minneapolis Medical Research Foundation, a medical research non-profit organization, and the University of Minnesota School of Medicine. We believe that Mr. Collins is well-qualified to serve on the Combined Company’s board of directors due to his substantial scientific and technical knowledge of medical devices similar to our products, as well as his extensive experience in managing and executing business and strategic plans for companies in the healthcare industry, which will contribute to the Combined Company’s board of directors’ ability to support and supervise the Combined Company’s business operations.

Bruce Rodgers. See “LMAO Directors and Executive Officers” for the biography of Bruce Rodgers who will serve as a Class II Director of the Combined Company following the Business Combination.

Richard Russell. See “LMAO Directors and Executive Officers” for the biography of Richard Russell who will serve as a Class II Director of the Combined Company following the Business Combination.

Executive Officers

Eric Schlorff. See “Directors and Executive Officers of the Combined Company – Director Nominees” for the biography of Eric Schlorff who will serve as the Chief Executive Officer and a Class III Director of the Combined Company following the Business Combination.

Caryl Baron has served as the Finance Controller of SeaStar Medical since 2020. Since 2013, Ms. Baron has also served as the Founder of Baroness Financial Consulting, an accounting consulting firm, in New York, New York. From 2011 to 2013, Ms. Baron served as the Controller of Rubenstein Public Relations, Inc., a full-service communications agency, in New York, New York. From 2008 to 2010, Ms. Baron served as the Vice President and Finance Director of Omnicon Health Group, a healthcare marketing and communications group, in New York, New York. From 2006 to 2008, Ms. Baron served as the Finance Manager of IMG, a global sports, events and talent management company, in New York, New York. From 2004 to 2006, Ms. Baron served as the Controller of Cornelia Day Resort, a luxury spa, in New York, New York. From 1996 to 2004, Ms. Baron served as the Financial Operations Manager of Tiffany & Co., a luxury jewelry and specialty retailer, in New York, New York. From 1992 to 1996, Ms. Baron served as the Assistant Controller for WPP, a multinational communications, advertising, public relations, and technology company, in New York, New York.

Kevin Chung will begin serving as the Chief Medical Officer of SeaStar Medical on July 1, 2022. Dr. Chung served as a professor in the Department of Medicine at the Uniformed Services University of the Health Sciences from 2016 to 2022, and as Chair of the Department of Medicine since 2018. From 2014 to 2020, Dr. Chung served as Critical Care Consultant to the U.S. Surgeon General. From 2016 to 2018, Dr. Chung served as Department of Medicine Chief at the Brooke Army Medical Center. From 2015 to 2016, Dr. Chung served as Director of Research at the US Army Institute of Surgical Research, and as Task Area Manager, Clinical Trial from 2012 to 2015. From 2006 to 2013, Dr. Chung served as Medical Director, Burn Intensive Care Unit at the US Army Burn Center. Dr. Chung is a retired army colonel and holds medical licenses in Texas and Maryland.

Family Relationships

There are no family relationships between the Combined Company’s board of directors and any of its executive officers.

Classified Board of Directors

In accordance with the Proposed Charter, the Combined Company’s board of directors will be divided into three classes with only one class of directors being elected at each annual meeting of the Combined Company’s stockholders and each director serving a three-year term. Each of our Class I Directors will have a term that expires at the next annual meeting of stockholders following the effectiveness of the Proposed Charter, each of our Class II Directors will have a term that expires at the second annual meeting of stockholders following the effectiveness of the Proposed Charter and each of our Class III Directors will have a term that expires at the third annual meeting of stockholders following the effectiveness of the Proposed Charter, or, in each case, when their respective successors are elected and qualified, or upon their earlier death, resignation, retirement or removal. As discussed above, following the Business Combination, if elected, Andre Lobo and Rick Barnett will serve as Class I Directors, Bruce Rodgers, Richard Russell and Alan Collins will serve as Class II Directors and Eric Schlorff and Kenneth Van Heel will serve as Class III Directors of the Combined Company.

Director Independence

Upon the consummation of the Business Combination, the Combined Company’s board of directors is expected to determine that each of the directors of the Combined Company, other than Mr. Schlorff, will qualify as an independent director, as defined under the listing rules of Nasdaq, and the Combined Company’s board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Committees of the Board of Directors

The Combined Company’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees. The Combined Company will have a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Combined Company’s board of directors when it deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the Combined Company’s committee charters will be available on the Combined Company’s website as required by applicable SEC and Nasdaq rules. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Our audit committee will be responsible for, among other things:

•	retaining, overseeing and evaluating the independence and performance of our independent auditor;

•	reviewing and discussing with our independent auditor their annual audit, including the timing and scope of audit activities;

•	pre-approving audit services;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	reviewing the adequacy and effectiveness of our accounting and internal controls over financial reporting, disclosure controls and policies and procedures;

•	reviewing and discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;

•	reviewing, and if appropriate, approving or ratifying any related party transactions and other significant conflicts of interest;

•

establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing our program to monitor compliance with our code of ethics; and

•	overseeing significant deficiencies and material weaknesses in the design or operation of our internal controls over financial reporting.

Upon the completion of the Business Combination, it is anticipated that our audit committee will consist of Kenneth Van Heel, Rick Barnett and Allan Collins, with Kenneth Van Heel serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. We anticipate that each of Kenneth Van Heel, Allan Collins and Rick Barnett will meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of the Nasdaq listing standards. In addition, the Combined Company’s board of directors is expected to determine that Kenneth Van Heel will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Combined Company’s board of directors will adopt a written charter for the audit committee, which will be available on our corporate website upon the completion of the Business Combination. The information on our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•	evaluating, determining, and recommending to our Board, the compensation of our executive officers;

•	administering and recommending to our Board the compensation of our directors;

•	reviewing and approving our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;

•

administering our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and

•	reviewing and approving at least annually the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers.

Upon the completion of the Business Combination, the Combined Company’s board of directors will determine the members of the Combined Company’s compensation committee. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Combined Company’s board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website upon the completion of the Business Combination. The information on our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, and in the past year have not served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying, screening and recommending to our Board director candidates for election (or re-election);

•	overseeing the policies and procedures with respect to the consideration of director candidates recommended by stockholders;

•

reviewing and recommending to our Board for approval, as appropriate, disclosures concerning our policies and procedures for identifying and screening Board nominee candidates, the criteria used to evaluate Board membership and director independence as well as any policies regarding Board diversity;

•	reviewing independence qualifications of directors under the applicable Nasdaq rules;

•	developing and coordinating with management on appropriate director orientation programs; and

•	reviewing our stockholder engagement plan, if any, and overseeing relations with stockholders.

Upon the completion of the Business Combination, the Combined Company’s board of directors will determine the members of the nominating and corporate governance committee. The Combined Company’s board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter limits the liability for directors of the Combined Company to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Combined Company’s directors will be further eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Combined Company Bylaws provide that the Combined Company will, in certain situations, indemnify the Combined Company’s directors and officers and may indemnify other employees and agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Combined Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers of the Combined Company. We believe these provisions in the Proposed Charter and Combined Company Bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Leadership Structure

The Board does not anticipate implementing a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. Any further determination to create such a policy is expected to be based on circumstances existing from time to time, based on criteria that are in the Combined Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Combined Company’s board of directors and its members, specific challenges faced by the Combined Company or the industry in which it operates, and governance efficiency. We currently anticipate electing Mr. Schlorff as Chairman of the Board because Mr. Schlorff’s strategic vision for the business, his in-depth knowledge of the Combined Company’s operations, and his experience serving as the Chief Executive Officer of SeaStar Medical make him well qualified to serve as both Chairman of the Board and Chief Executive Officer of the Combined Company. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Combined Company’s board of directors. However, the Board may decide in the future to separate the roles of Chairman and Chief Executive Officers if it determines that such structure provides better and more effective oversight and management of the Combined Company. If the Combined Company’s board of directors convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant it. The Combined Company’s board of directors may also consider appointing a lead independent director, if the circumstances warrant it. In addition, the Board expects to grant Dr. David Humes, a current director of SeaStar Medical, certain rights to attend regularly scheduled meetings of the Board as an observer without any voting or other substantive rights provided to directors.

Risk Oversight

Upon the consummation of the Business Combination, the Combined Company’s board of directors will administer the risk oversight function directly through the Combined Company’s board of directors as a whole, as well as through its committees, where applicable, monitoring and assessing strategic risk exposure, enterprise risk, and governance risks. The audit committee will be responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The compensation committee will be responsible for reviewing and assessing the risks associated with the compensation arrangements of executive management, including the lack of alignment between the incentives of management and the interests of stockholders. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Combined Company.

Code of Business Conduct and Ethics

The Board will adopt a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on the Combined Company’s website following the Closing. In addition, the Combined Company intends to post on the Corporate Governance section of its website all disclosures that are required by law, including the Nasdaq listing standards, concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Combined Company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement/prospectus.

Compensation of Executive Officers and Directors of Combined Company

Following the consummation of the Business Combination, the Combined Company’s compensation committee will be responsible for developing our compensation philosophy, structuring our compensation and benefits programs, and determining appropriate payments and awards to our named executive officers and directors. The Combined Company’s compensation committee intends to engage a compensation consultant to provide advice on executive and director compensation matters, including providing a recommendation on the compensation level of each executive officer and director of the Combined Company.

EXECUTIVE COMPENSATION OF SEASTAR MEDICAL

Overview

This section discusses the material components of the executive compensation program for SeaStar Medical’s executive officers who are named in the “Summary Compensation Table for Fiscal Year 2021” below. As an emerging growth company, SeaStar Medical has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for SeaStar Medical’s principal executive officer and its two other most highly compensated executive officers. Because SeaStar Medical has only two executive officers total, this disclosure extends to SeaStar Medical chief executive officer and its only other executive officer.

In 2021, SeaStar Medical’s chief executive officer and its other executive officer, referred to collectively as SeaStar Medical’s “named executive officers,” were as follows:

•	Eric Schlorff, Chief Executive Officer

•	Caryl Baron, Finance Controller

In May 2022, Kevin Chung entered into an employment agreement with SeaStar Medical, pursuant to which he agreed to serve as the Chief Medical Officer commencing on July 1, 2022.

2021 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, SeaStar Medical seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the “Summary Compensation Table for Fiscal Year 2021” below for the base salary amounts received by the named executive officers in fiscal 2021.

Long-Term Equity Incentive Awards

To further focus SeaStar Medical’s named executive officers on its long-term performance, SeaStar Medical historically has granted equity compensation in the form of stock options for SeaStar Medical capital stock that are subject to time-based and performance vesting requirements. Stock options were granted to Ms. Baron during fiscal 2021. For more information, see “Summary Compensation Table for Fiscal Year 2021,” “Outstanding Equity Awards at December 31, 2021,” and “Employee Benefit and Equity Compensation Plans” below.

Incentive Compensation

SeaStar Medical periodically uses bonuses to incentivize and retain its employees, including its named executive officers. Each of SeaStar Medical’s named executive officers received annual bonuses from a discretionary bonus pool in 2021. In addition, Ms. Baron entered into a retention award agreement providing for the payment of a one-time $50,000 cash retention bonus on the payroll disbursement date immediately after December 15, 2021. Please see the “Bonus” column in the “Summary Compensation Table for Fiscal Year 2021” below for the bonus amounts received by the named executive officers in fiscal 2021.

SeaStar Medical periodically enters into agreements to grant short- and long-term cash incentive awards to its employees including its named executive officers to encourage achievement of certain performance goals. This includes incentive awards based on the achievement of certain business development, financing milestone, and exit event goals. However, no such incentive awards were earned by SeaStar Medical’s named executive officers during fiscal 2021.

Summary Compensation Table for Fiscal Year 2021

The following table sets forth information for the year ended December 31, 2021, regarding compensation awarded to or earned by SeaStar Medical’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Total ($)
Eric Schlorff	2021	$300,000	$22,500	$—	$322,500

Chief Executive Officer

Caryl Baron	2021	$150,000	$56,000	$6,594	$212,594

Finance Controller

(1)	Amounts reflect annual bonuses for 2021, which were paid in September 2021, as well as a one-time $50,000 cash retention bonus to Ms. Baron.

(2)

Amounts reflect the grant date fair value of options granted to SeaStar Medical’s named executive officers calculated in accordance with FASB ASC Topic 718. SeaStar Medical’s named executive officers will only have a benefit to the extent the fair market value of its common stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see Note 2 to SeaStar Medical’s audited financial statements appearing in this proxy statement /prospectus. Ms. Baron received a stock option to purchase 16,361 shares of common stock under the 2019 Stock Incentive Plan during fiscal year 2021. The option is exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests. The option vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from January 1, 2021, and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from January 1, 2022, and expires January 1, 2031, subject to the terms of the award agreement.

Narrative to Summary Compensation Table

Employment Agreements

The terms of the employment arrangements with each named executive officer are as follows:

Eric Schlorff

Mr. Schlorff’s employment agreement, which is expected to be amended and restated immediately prior to the closing of the Business Combination, governs the terms and conditions of his employment as the Chief Executive Officer of the Combined Company following the Closing Date. Mr. Schlorff’s employment agreement will entitle him to an annual base salary of $420,000 and the opportunity to participate in the executive bonus plan approved by the Compensation Committee. Mr. Schlorff also will be eligible to participate in the benefit plans that are generally available to all Combined Company employees.

Under the amended employment agreement, if Mr. Schlorff is terminated by the Combined Company without cause, he is entitled to receive continued base salary and health benefits continuation for up to twelve (12) months, offset by any compensation and benefits received from any subsequent employer during such period, subject to Mr. Schlorff executing a general release. For purposes of Mr. Schlorff’s employment agreement, “cause” means (i) executive’s commission of any act of fraud, embezzlement, dishonesty, or sexual harassment, (ii) executive’s refusal or failure to comply in any material respect with our written policies and procedures, (iii) executive’s unauthorized use or disclosure of our confidential information or trade secrets, or (iv) executive’s gross negligence or misconduct adversely affecting our business or affairs in a material manner.

Under his amended employment agreement, Mr. Schlorff will be granted an option to following the Closing Date to purchase a number of shares of the Common Stock that, together with his existing equity (including restricted stock units covering shares of Common Stock and options to purchase shares of Common Stock) in the Combined Company, would equal 1.5% of the outstanding capital stock of the Combined Company, determined on a fully-diluted basis, on the Closing Date, at an exercise price equal to the fair market value of the Combined Company’s stock on the date of grant. Such options will vest with respect to twenty-five percent (25%) of the option shares after twelve (12) months of service from the Closing Date and for the remaining option shares, on a pro rata basis over the following thirty-six (36) months of service. The employment agreement provides that upon a “Change in Control” (as defined in the agreement), all outstanding stock options will vest. All vested and outstanding stock options will remain exercisable for up to twelve months following a termination of Mr. Schlorff’s employment, other than for cause.

Caryl Baron

Ms. Baron’s employment agreement, which is expected to be amended and restated immediately prior to the closing of the Business Combination, governs the terms and conditions of her employment as the Finance Controller of the Combined Company following the Closing Date. Ms. Baron’s amended employment agreement will entitle her to an annual base salary of $210,000 and the opportunity to participate in the executive bonus plan approved by the Compensation Committee. Ms. Baron also will be eligible to participate in the benefit plans that are generally available to all Combined Company employees.

Under the amended employment agreement, if Ms. Baron is terminated by the Combined Company without cause, she is entitled to receive continued base salary and health benefits continuation for up to nine (9) months, offset by any compensation and benefits received from any subsequent employer during such period, subject to Ms. Baron executing a general release. For purposes of Ms. Baron’s employment agreement, “cause” means (i) executive’s commission of any act of fraud, embezzlement, dishonesty, or sexual harassment, (ii) executive’s refusal or failure to comply in any material respect with our written policies or procedures, (iii) executive’s unauthorized use or disclosure of our confidential information or trade secrets, or (iv) executive’s gross negligence or misconduct adversely affecting our business or affairs in a material manner.

Under her amended employment agreement, Ms. Baron will be granted an option following the Closing Date to purchase shares of the Common Stock that, together with her existing equity (including restricted stock units covering shares of Common Stock and options to purchase shares of Common Stock) in the Combined Company, would equal 0.25% of the outstanding capital stock of the Combined Company, determined on a fully-diluted basis, on the Closing Date, at an exercise price equal to the fair market value of the Combined Company’s stock on the date of grant. Such option vest with respect to twenty-five percent (25%) of the option shares after twelve (12) months of service from the Closing Date and for the remaining options shares, on a pro rata basis over the following thirty-six (36) months of service. The employment agreement provides that upon a “Change in Control” (as defined in the agreement), all outstanding stock options will vest. All vested and outstanding stock options will remain exercisable for up to twelve months following a termination of Ms. Baron’s employment, other than for cause.

Kevin Chung

On May 18, 2022, SeaStar Medical entered into an employment agreement with Dr. Chung to serve as its Chief Medical Officer, commencing on July 1, 2022. Dr. Chung is to receive an annual base salary of $350,000 and a signing bonus of $25,000, payable on July 31, 2022. In addition, Dr. Chung will be eligible to receive an annual discretionary bonus of up to a maximum amount of 40% of his base salary, with the actual amount (if any) to be determined in the sole discretion of the SeaStar Medical board of directors based on a combination of factors, including the performance of SeaStar Medical and Dr. Chung individually. Dr. Chung received no compensation from SeaStar Medical in 2021. Mr. Chung’s current employment agreement is expected to continue under the same terms following the Closing Date.

Outstanding Equity Awards at December 31, 2021

The following table presents information regarding outstanding equity awards held by SeaStar Medical’s named executive officers as of December 31, 2021. All awards were granted under SeaStar Medical’s 2019 Stock Incentive Plan.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration
Eric Schlorff	10,277(2)		4,672		$10.00	3/1/2029

Chief Executive Officer	31,922	(3)	37,809		$0.53	2/20/2030

Caryl Baron	1,743	(4)	2,243		$10.00	3/20/2030

Finance Controller	—	(5)	16,361		$0.55	1/1/2031

(1)

This table provides information pertaining to all outstanding equity awards held by our named executive officers as of December 31, 2021. Stock options granted prior to 2021 are exercisable upon completion of six(6) months of service following the date of grant, subject to a repurchase right in favor of the Company which lapses as the option vests. Stock options granted in 2021 are exercisable immediately, subject to a repurchase right in favor of the Company which lapses as the option vests. Accordingly, the columns and footnotes below reflect the extent to which stock options held by our named executive officers were vested (as opposed to exercisable) as of December 31, 2021.

(2)

The option was granted on February 8, 2019 and vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from March 1, 2019 and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from March 1, 2019.

(3)

The option was granted on August 13, 2020 and vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from February 20, 2020 and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from February 20, 2020.

(4)

The option was granted on March 30, 2020 and vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from March 30, 2020 and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from March 30, 2020.

(5)

The option was granted on January 1, 2021 and vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from January 1, 2021 and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from January 1, 2021.

Employee Benefit and Equity Compensation Plans

The principal features of SeaStar Medical’s existing employee benefit and equity incentive plans are summarized below. The summary of SeaStar Medical’s 2019 Stock Incentive Plan is qualified in its entirety by reference to the actual text of the 2019 Stock Incentive Plan, which is filed as an exhibit to this proxy statement/prospectus.

2019 Stock Incentive Plan

The 2019 Stock Incentive Plan was adopted by SeaStar Medical’s board of directors and approved by its stockholders on November 27, 2019. The 2019 Stock Incentive Plan permits the grant of options, stock awards, and restricted stock unit awards. The maximum aggregate number of shares of SeaStar Medical Common Stock that may be issued under the 2019 Stock Incentive Plan is 900,000 shares, subject to adjustment as provided therein.

Upon the closing of the Business Combination, the 2019 Stock Incentive Plan will be terminated and the Combined Company will not grant any further awards under such plan. However, the outstanding awards under the 2019 Stock Incentive Plan will be assumed and continued in connection with the Business Combination. SeaStar Medical’s board of directors administers SeaStar Medical’s 2019 Stock Incentive Plan and has the authority, among other matters, to construe and interpret the terms of the 2019 Stock Incentive Plan and awards granted thereunder.

Cash Incentive Compensation

SeaStar Medical awards both short-term and long-term cash incentive compensation to its named executive officers. In December 2021, SeaStar Medical entered into transaction bonus agreements with its named executive officers and certain of its directors, which provide for two long-term incentive bonuses: a business development bonus and an exit bonus.

The business development bonus is designed to drive SeaStar Medical’s performance through certain business development activities with third parties, such as licensing, collaboration, partnership, or strategic arrangements resulting in cash payments to SeaStar Medical. The business development bonus payable under the transaction bonus agreements is based on the amount of cash received by SeaStar Medical, with a threshold amount of $112,500 and $62,500 payable to Mr. Schlorff and Ms. Baron, respectively, if cash payments exceed a specified threshold, prior to December 31, 2022. If the amount of business development proceeds falls below a threshold set forth in the agreements, then twenty-five percent (25%) of the business development bonus will become payable on each of the six (6) month anniversaries of SeaStar Medical receiving a specified minimum amount of proceeds, provided that such payment will immediately accelerate in full if the amount of such proceeds exceeds a specified multiple of the minimum amount or SeaStar Medical experiences an exit event.

The exit event bonus is designed to drive SeaStar Medical’s performance through certain merger transactions resulting in an acquisition of SeaStar Medical, its post-merger securities being publicly-traded, or an initial public offering (an “exit event”). The calculation of the bonus varies based on the exit event. The bonus is based on a percentage of the gross cash proceeds exceeding a specified threshold for an acquisition by way of merger, consolidation, reorganization, or other transaction (or series of transactions) resulting in SeaStar Medical stockholders owning less than 50% of the voting interests in the surviving entity, a sale, lease, exclusive license, or other disposition of substantially all of SeaStar Medical’s assets, or any person or group becoming the beneficial owner of more than 50% of SeaStar Medical’s outstanding voting securities having the right to vote for members of SeaStar Medical’s board of directors. A $270,000 and $15,000 bonus is payable to Mr. Schlorff and Ms. Baron, respectively, in connection with an initial public offering or other business combination of a minimum threshold value resulting in SeaStar Medical’s post-merger securities being publicly-traded. Should the named executive officer terminate employment with SeaStar Medical prior to the exit event, no exit event bonus will be payable. The exit event bonus is anticipated to be paid in connection with the Business Combination under the terms of the transaction bonus agreements.

In addition, in 2021, SeaStar Medical entered into an incentive award agreement with Mr. Schlorff providing for the payment of a one-time cash retention bonus of $75,000 by January 15, 2022, in connection with the achievement of certain financing milestones by December 31, 2021, that were not achieved, and a one-time cash retention bonus of $75,000 should SeaStar Medical’s board of directors commence dissolution proceedings before June 30, 2024 (the “Incentive Agreement”). The Incentive Agreement has since been terminated without any payments thereunder.

In 2021, SeaStar Medical entered into a retention award agreement with Ms. Baron providing for the payment of a one-time $50,000 cash retention bonus on the payroll date immediately after December 15, 2021.

Health and Welfare Plans

All SeaStar Medical’s full-time employees, including its named executive officers, are eligible to participate in its health and welfare plans, including medical, dental, vision, voluntary life insurance, voluntary short-term and long-term disability insurance, and employee assistance program benefits made available to its employees.

NON-EMPLOYEE DIRECTOR COMPENSATION

For 2021, members of SeaStar Medical’s board of directors received no cash compensation or other compensation for services rendered as such. From time to time, certain members of SeaStar Medical’s board of directors who are not employees of SeaStar Medical received stock options to purchase shares of common stock under the 2019 Stock Incentive Plan. The table below shows the aggregate grant date fair market value of stock options granted for the year ended December 31, 2021, to each non-employee director.

In addition, certain members of SeaStar Medical’s board of directors who are not employees of SeaStar Medical have entered into consulting agreements to provide SeaStar Medical certain non-director services. For more information, see “Certain Relationships and Related Party Transactions - SeaStar Medical Related Party Transactions” on page 265 of this proxy statement/prospectus. The table below shows the consulting fees earned from or paid or payable by SeaStar Medical for the year ended December 31, 2021, to each non-employee director.

Name	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Richard Barnett	$8,221	$112,500	(2)	$120,721
Ray Chow	$19,213	$300,000	(2)	$319,213
Allan Collins	$8,221	$112,500	(2)	$120,721
David Humes	$6,229	$277,401		$283,630
Andres Lobo	—	—		—
Ken Van Heel	$8,286	—		$8,286

(1)

Amounts reflect the grant date fair value of options granted to our non-employee directors calculated in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see note 7 to our financial statements appearing at the end of this proxy statement /prospectus.

(2)	Represents cash compensation paid to certain of our non-employee directors during fiscal 2021 for consulting services. See “SeaStar Medical Related Party Transactions.”
(3)

Represent payments to Mr. Humes and Innovative BioTherapies, Inc., an entity controlled and wholly-owned by Dr. Humes, pursuant to a consulting agreement and research service agreement, respectively, during fiscal year 2021. See “SeaStar Medical Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of [●], 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

•

each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by LMAO to be the beneficial owner of more than 5% of shares of our Common Stock as of [●], 2022 (pre-Business Combination) or of shares of our Common Stock upon the closing of the Business Combination;

•	each of LMAO’s executive officers and directors;

•	each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•	all of our current executive officers and directors as a group; and

•	all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, LMAO had 13,041,000 shares of Common Stock issued and outstanding and entitled to vote, of which 10,453,500 are shares of Class A Common Stock (public shares) and 2,587,500 are shares of Class B Common Stock (founder shares).

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, LMAO believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Any shares of our Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 21,829,458 shares of our Common Stock to be outstanding upon consummation of the Business Combination, and is subject to the following additional assumptions:

•	all SeaStar Medical equity is computed on a fully-diluted basis including all outstanding options, warrants and restricted stock units;

•

the shares to be issued to SeaStar Medical stockholders (A) do not account for (i) the issuance of any additional shares upon the Closing under the Incentive Plan or ESPP, (ii) the issuance of shares of Common Stock for drawdowns pursuant to the Common Stock Investment, and (iii) the withholding of shares of Common Stock to pay future exercises under the SeaStar Medical warrants and options assumed by LMAO or the settlement of SeaStar Medical restricted stock units assumed by LMAO, and (B) assumes (i) SeaStar Medical has indebtedness in the amount of $762,800, which represents the combined principal amount under the term loans made by LM Funding America, Inc. (“LMFA”) ($700,000) and the U.S. Small Business Administration ($62,800) to SeaStar Medical, (ii) SeaStar Medical does not incur transaction expenses in excess of the transaction expenses cap, and (iii) that the Commitment Shares to be issued as payment for the Commitment Fee are valued at $10 per share (under the Common Stock Purchase Agreement, the Commitment Shares will be issued pursuant to a volume weighted average price at a future date);

•	no redemptions of our Class A Common Stock by public stockholders;

•	no exercise of LMAO warrants; and

•	no issuance of additional securities by LMAO prior to the Closing of the Business Combination.

If the actual facts are different than these assumptions, the percentage ownership retained by LMAO’s existing stockholders in LMAO will be different.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination - Assuming No Redemption” assumes none of the public shares having been redeemed.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination - Assuming Maximum Redemption” assumes 9,700,000 public shares having been redeemed.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Pre-Business Combination directors and officers(1)
LMFAO Sponsor, LLC (our sponsor)(2)(3)	2,587,500	100%	2,587,500	11.9%	2,587,500	21.3%
Bruce Rodgers(3)	—	*	—
Richard Russell(3)	—	*	—
Bruce Bennett(4)	—	*
Craig Burson(4)	—	*
Martin Traber(4)	—	*
All pre-Business Combination officers and directors as a group (5 individuals)	2,587,500	100%	2,587,500	11.9%	2,587,500	21.3%
Five Percent Holders(5)
Karpus Investment Management(6)	1,529,348	14.6%	1,529,348	7.1%	1,529,348	12.6%
Saba Capital Management, L.P.(7)	972,567	9.3%	972,567	4.5%	972,567	8.0%
Hudson Bay Capital Management LP(8)	750,000	7.2%	750,000	3.5%	750,000	6.2%
Dow Employees’ Pension Plan Trust(9)			4,459,836	20.4%	4,459,836	36.8%
Union Carbide Employees’ Pension Plan(10)			2,968,038	13.6%	2,968,038	24.5%
Post-Business Combination directors and officers(11)
Eric Schlorff(12)	—	*	61,691	*	61,691	*
Rick Barnett(13)	—	*	9,326	*	9,326	*
Allan Collins, MD(13)	—	*	9,326	*	9,326	*
Kenneth Van Heel(14)	—	*	5,510	*	5,510	*
Andres Lobo	—	*	—	*	—	*
Bruce Rodgers(3)	—	*	—	*	—	*
Richard Russell(3)	—	*	—	*	—	*
Caryl Baron(15)	—	*	10,072	*	10,072	*
Kevin Chung, MD	—	*	—	*	—	*

*	Represents less than 1% of beneficial ownership
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o LMF Acquisition Opportunities, Inc., 1200 W. Platt St., Suite 100, Tampa, Florida 33606
(2)

Interests shown consist solely of founder shares, which are shares of Class B Common Stock. Such shares will automatically convert into shares of Class A Common Stock on a one-for-one basis, subject to certain adjustments in connection with the Business Combination. Shares of Class A Common Stock and Class B Common Stock will be reclassified as Common Stock in connection with the Business Combination.

(3)

LMFAO Sponsor, LLC, our Sponsor, is the record holder of the shares reported herein. The sole manager of the Sponsor is LM Funding America, Inc., a Delaware corporation (“LMFA”), of which Bruce Rodgers is the Chief Executive Officer, President, and Chairman of the Board of Directors and Richard Russell is the Chief Financial Officer, Treasurer, and Secretary. Although Mr. Rodgers and Mr. Russell have membership interests in the Sponsor, the board of directors of LMFA has sole voting and investment discretion with respect to the shares held of record by the Sponsor, and as such, neither Mr. Rodgers nor Mr. Russell is deemed to have beneficial ownership of the Class B Common Stock held directly by the Sponsor.
(4)	Does not include any shares held by the Sponsor. This individual is a member of the Sponsor but does not have voting or dispositive control over the shares held by the Sponsor.
(5)

Interests shown consist solely of public shares, which are shares of Class A Common Stock. Shares of Class A Common Stock and Class B Common Stock will be reclassified as Common Stock in connection with the Business Combination.

(6)

According to Schedule 13G filed on February 14, 2022. Karpus Investment Management (“Karpus”) is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independent of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The business address of Karpus is 183 Sully’s Trail, Pittsford, New York 14534.

(7)	According to Schedule 13G filed on February 2, 2022. The business address of Saba Capital Management, L.P. is 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830.
(8)

According to Schedule 13G filed on February 14, 2022. Hudson Bay Capital Management LP (“Hudson”) serves as the investment manager of HB Strategies LLC, in whose name the securities reported herein are held. As such, Hudson may be deemed to be the beneficial owner of all shares of Class A Common Stock held by HB Strategies LLC. Mr. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson. Mr. Gerber disclaims beneficial ownership of these securities. The business address of Hudson is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(9)

Includes (i) 2,837,079 shares of SeaStar Medical Series A-1 preferred stock, (ii) 6,455 shares of SeaStar Medical Series A-2 preferred stock (iii) 359,797 shares of SeaStar Medical Series B preferred stock, (iv) 1,435 warrants exercisable into SeaStar Medical Series A-2 preferred stock, and (v) convertible notes with an aggregate outstanding principal amount of $2,507,027, which will automatically convert into 250,702 shares of SeaStar Medical Common Stock immediately prior to the Business Combination. Also includes 300,000 shares of Class A Common Stock to be issued under the PIPE Investment and 300,000 PIPE Warrants to purchase shares of Class A Common Stock. The business address of the Dow Employees’ Pension Plan Trust is Sylvia Stoesser Center, 2211 H.H. Dow Way, Midland, MI 48674.

(10)

Includes (i) 1,891,383 shares of SeaStar Medical Series A-1 preferred stock, (ii) 239,863 shares of SeaStar Medical Series B preferred stock, (iii) 957 warrants exercisable into SeaStar Medical Series A-2 preferred stock, and (iv) convertible notes with an aggregate outstanding principal amount of $1,671,351, which will automatically convert into 167,135 shares of SeaStar Medical Common Stock immediately prior to the Business Combination. Also includes 200,000 shares of Class A Common Stock to be issued under the PIPE Investment and 200,000 PIPE Warrants to purchase shares of Class A Common Stock. The business address of the Union Carbide Employees’ Pension Plan is Sylvia Stoesser Center, 2211 H.H. Dow Way, Midland, MI 48674.

(11)	Unless otherwise noted, the business address of each of the following entities or individuals is SeaStar Medical, Inc., 3513 Brighton Blvd Ste 410, Denver, CO 80216.
(12)

Includes 3,532 shares of common stock issuable upon exercise of stock options within 60 days of September 23, 2022 and excludes 165,000 RSUs granted on April 4, 2022 that will not start to vest until the first anniversary of the grant date.

(13)

Includes 848 shares of common stock issuable upon exercise of stock options within 60 days of September 23, 2022 and excludes 7,000 RSUs granted on April 4, 2022, that will not start to vest until the first anniversary of the grant date.

(14)	Includes 5,510 shares of common stock issuable upon exercise of stock options within 60 days of September 23, 2022.
(15)

Includes 847 shares of common stock issuable upon exercise of stock options within 60 days of September 23, 2022 and excludes 35,000 RSUs granted on April 4, 2022 that will not start to vest until the first anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LMAO Related Party Transactions

Founder Shares and Private Placement Warrants

On November 6, 2020, the Sponsor purchased an aggregate of 2,156,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. In January 2021, we effected a stock dividend, resulting in our Initial Stockholders holding an aggregate of 2,587,500 founder shares (337,500 of which are subject to forfeiture by the Sponsor). The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of our IPO. Simultaneously with the closing of our IPO, the Sponsor purchased an aggregate of 5,738,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,738,000. The private placement warrants are identical to the warrants underlying the units sold in our IPO except that the private placement warrants, so long as they are held by the Sponsor, the underwriters or their permitted transferees: (i) will not be redeemable by us; (ii) may not (including the Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination; (iii) may be exercised by the holders on a cashless basis; and (iv) will be entitled to registration rights.

The Sponsor has agreed that, subject to certain limited exceptions, the founder shares will not be sold, pledged, or otherwise disposed until the earlier of (i) twelve months after the Closing or (ii) the date on which the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. The Sponsor has also agreed not to transfer any private placement warrants (or any Common Stock issued or issuable upon the exercise of such warrants) until 30 days after the Closing.

Promissory Note - Related Party

Prior to the closing of our IPO, we issued an unsecured promissory note to the Sponsor, pursuant to which we were able to borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of our IPO. This loan was non-interest bearing and due at the earlier of June 30, 2021 or the closing of the IPO. As of January 27, 2021, we had drawn down $151,413 under the promissory note with the Sponsor to pay for offering expenses. On January 28, 2021, in connection with the closing of the IPO, we repaid the full $151,413 loan to the Sponsor. The value of the Sponsor’s interest in this transaction corresponds to the principal amount outstanding under such loan. On February 1, 2022, we issued a promissory note to our Sponsor pursuant to which we may borrow up to an aggregate principal amount of $500,000. This loan is non-interest bearing, unsecured and due at the date we consummate a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. No amount is due under the note if an initial business combination is not consummated on or before January 25, 2023. As of June 30, 2022, we had drawn down $910,000 under the note to pay for offering expenses.

Promissory Note - Related Party Extension Loans

Under the terms of the Existing Charter, LMAO had until 18 months from the closing of the IPO to consummate a business combination. However, the Existing Charter further provides that if LMAO anticipates that it may not be able to consummate a business combination within 18 months, LMAO may, by resolution of the Board, extend the period of time to consummate a business combination by an additional six months (for a total of 21 months to complete a business combination) if such extension is requested by the Sponsor. Pursuant to the terms of the Existing Charter and the trust agreement entered into between LMAO and Continental Stock Transfer & Trust Company on January 25, 2021, in order to extend the time available for LMAO to consummate a business combination, the Sponsor or its affiliates or designees had to deposit into the Trust Account $1,035,000 ($0.10 per share in either case) on or prior to the date of the deadline, which was July 29, 2022. Such payment was made in the form of the Extension Loan. Such loan is non-interest bearing and payable upon the consummation of the Business Combination. If LMAO completes the Business Combination, LMAO would repay such loaned amount out of the proceeds of the Trust Account released to LMAO. If LMAO does not complete a business combination, LMAO will not repay such loan. Furthermore, the letter agreement with the Sponsor contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loan out of the funds held in the Trust Account in the event that LMAO does not complete a business combination. The Sponsor and its affiliates or designees are obligated to fund the Trust Account in order to extend the time for LMAO to complete a business combination, but the Sponsor is not obligated to extend such time. LMAO elected to extend the time to complete a business combination.

Valuation Advisory Services from Skyway

In connection with the determination of the valuation of SeaStar Medical, LMAO engaged Skyway Capital Markets, LLC (“Skyway”) to act as financial advisor to LMAO pursuant to an Engagement Letter entered into on April 14, 2022. Based on the terms of the Engagement Letter, LMAO paid Skyway $250,000 for its advisory services as well as reasonable out-of-pocket expenses, capped at $5,000. One of LMAO’s board members, Marty Traber, is the Chairman of Skyway. The Board was made aware of Mr. Traber’s connection to Skyway, discussed that Mr. Traber could derive directly or indirectly a pecuniary benefit given the fee paid by LMAO to Skyway in connection with their services and ultimately the remainder of the Board (other than Mr. Traber) unanimously approved the engagement of Skyway to act as financial advisor to LMAO.

General

If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Other than the foregoing, no compensation of any kind, including finder’s and consulting fees, will be paid by us to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors, or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

We have entered into a registration rights agreement with respect to founder shares, the private placement warrants, the warrants issuable upon conversion of working capital loans (if any), and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the founder shares.

Pursuant to a registration rights agreement entered into on January 25, 2021, the holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans (if any) are entitled to registration rights. In connection with the Merger Agreement, LMAO and certain stockholders of each of SeaStar Medical and LMAO who will receive shares of Common Stock pursuant to the Merger Agreement, entered into an amended and restated registration rights agreement, which will become effective upon the consummation of the Business Combination.

LMAO Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with the Sponsor or any of our officers and directors unless we, or a committee of independent directors, obtain an opinion from an independent investment banking firm or independent accounting firm that the initial business combination is fair to our company from a financial point of view.

Furthermore, in no event will the Sponsor, any of our officers and directors, or our or their affiliates, be paid any finder’s fees, reimbursements, or cash payments for services rendered to us prior to or in connection with the completion of our initial business combination.

SeaStar Medical Related Party Transactions

Series B Preferred Stock Financing

In July 2020, SeaStar Medical completed a Series B Preferred Stock financing (the “Series B Financing”) led by the Dow Pension Funds, who were existing stockholders and noteholders of SeaStar Medical. SeaStar Medical issued and sold a total of 426,977 shares of Series B Preferred Stock at a purchase price of $12.34 per share pursuant to the terms and conditions set forth in the Series B Preferred Stock Purchase Agreement, dated July 28, 2020 (the “Series B Closing Date”), of which 405,166 shares of Series B Preferred Stock were issued and sold to the Dow Pension Funds. In connection with the Series B Financing, all of the secured convertible promissory notes previously held by the Dow Pension Funds, with original principal amounts totaling $15 million with then accrued interest of $4.5 million, converted into 1,576,154 shares of Series A-1 Preferred Stock of SeaStar Medical.

On the Series B Closing Date, SeaStar Medical amended the Amended and Voting Agreement dated November 27, 2019, between SeaStar Medical and certain stockholders named therein (as amended, the “Voting Agreement”), so that the Dow Pension Funds had the right to (i) designate two members to SeaStar Medical’s board of directors as the majority holders of Series B Preferred Stock and (ii) designate one member to SeaStar Medical’s board of directors as the sole stockholders of Series A-1 Preferred Stock.

In connection with the Series B Financing, SeaStar Medical also entered into an Investors’ Rights Agreement (the “IRA”) and a Right of First Refusal and Co-Sale Agreement (the “ROFR&CSA”) with certain stockholders named therein, including the Dow Pension Funds. In connection with the Business Combination, each of the Voting Agreement, IRA, and RFOR&CSA will be terminated and of no further force and effect after the Closing.

Convertible Note Financings

On June 10, 2021, SeaStar Medical entered into a Convertible Note Purchase Agreement with the Dow Pension Funds for the issuance and sale of convertible promissory notes (the “June 2021 Notes”) with a total principal amount of $500,000 at an interest rate of 8% per year. The June 2021 Notes were initially scheduled to mature on June 10, 2022, which was subsequently extended to December 10, 2022.

On September 10, 2021, SeaStar Medical entered into a Convertible Note Purchase Agreement with the Dow Pension Funds for the issuance and sale of convertible promissory notes (the “September 2021 Notes”) with a total principal amount of $2.6 million at an interest of 8% per year based on four separate closings on September 10, 2021, October 15, 2021, November 15, 2021, and December 15, 2021, respectively. The convertible note purchase agreements were subsequently amended to provide that the final December 15, 2021 closing was to be split into two separate closings of equal amounts on March 16, 2022 and April 18, 2022, respectively. The maturity dates of the September 2021 Notes range from one to three years from the date of issuance.

On December 31, 2021, SeaStar Medical entered into a Convertible Note Purchase Agreement with the Dow Pension Funds, pursuant to which SeaStar Medical issued and sold an aggregate principal amount of $217,715 in convertible promissory notes (the “December 2021 Notes”) and offered to exchange shares of Series A-2 Preferred Stock held by holders of December 2021 Notes with such number of shares of Series B Preferred Stock equal to (i) the purchase price of the December 2021 Notes purchased by such investors divided by (ii) $12.34 per share (the “Note Financing and Exchange”). Additionally, upon a liquidation event (the Business Combination does not constitute a liquidation event under the December 2021 Notes), repayment under the December 2021 Notes would require repayment equal to twice their outstanding balance. On February 8, 2022, SeaStar Medical and the Dow Pension Funds amended the September 2021 Notes so they have identical terms and conditions to the December 2021 Notes. In connection with such amendment, all shares of Series A-2 Preferred Stock held by the Dow Pension Funds were exchanged for such number of shares of Series B Preferred Stock equal to the purchase price of the September 2021 Notes divided by $12.34.

On April 12, 2022, SeaStar Medical entered into a Convertible Bridge Loan Note Purchase Agreement with the Dow Pension Funds for the issuance and sale of convertible promissory notes with a total principal amount of $800,000 at an interest rate of 8% per year (the “Dow April 2022 Bridge Notes”). The Dow April 2022 Bridge Notes are scheduled to mature on April 12, 2025. In connection with the Dow April 2022 Bridge Notes, SeaStar Medical agreed with the Dow Pension Funds that, upon the filing of SeaStar Medical’s Ninth Amended and Restated Certificate of Incorporation and immediately prior to the effective date of the Business Combination, SeaStar Medical will convert or exchange each share of Series A-1 Preferred Stock held by the Dow Pension Funds into three shares of common stock of SeaStar Medical. All of SeaStar Medical’s outstanding convertible promissory notes will be converted into shares of common stock of SeaStar Medical at a conversion price equal to $10.00 per share, subject to certain adjustments, immediately prior to the effective date of the Business Combination.

A summary of the convertible notes issued to the Dow Pension Funds is set forth below:

Date of Issuance	Principal Amount	Maturity Date	Interest Rate Per Annum
June 10, 2021	$500,000	December 10, 2022	8%
September 10, 2021 (in five tranches)
Tranche 1 – September 10, 2021	$1,400,000	September 10, 2022	8%
Tranche 2 – October 15, 2021	$400,000	October 15, 2022	8%
Tranche 3 – November 15, 2021	$400,000	November 15, 2022	8%
Tranche 4 – March 16, 2022	$200,000	March 16, 2024	8%
Tranche 5 – April 18, 2022	$200,000	April 18, 2025	8%
April 12, 2022	$800,000	April 12, 2025	8%

Humes Consulting Agreement

On January 9, 2020, SeaStar Medical entered into a consulting agreement with Dr. H. David Humes (the “Humes Consulting Agreement”), a director of SeaStar Medical, pursuant to which Dr. Humes agreed to provide certain consulting services for SeaStar Medical as a scientific advisor with respect to the execution of the SCD pediatric testing and trials, patent work related to the SCD, due diligence activity for investors and FDA communications. Pursuant to the Humes Consulting Agreement, Dr. Humes is entitled to compensation of $175 per hour, up to 15 hours per week unless otherwise mutually agreed upon between the parties. Additionally, pursuant to the Humes Consulting Agreement, SeaStar Medical granted Dr. Humes options to purchase of 20,357 shares of common stock of SeaStar Medical.

Stock Purchase Agreement and IBT Research Services Agreement

On January 9, 2020, SeaStar Medical entered into a Stock Purchase Agreement with Innovative BioTherapies, Inc. (“IBT”) and Dr. Humes (the “IBT Stock Purchase Agreement”) pursuant to which SeaStar Medical sold 100% of IBT’s issued and outstanding shares of common stock to Dr. Humes.

Contemporaneously with the IBT Stock Purchase Agreement, SeaStar Medical entered into a Research Services Agreement with IBT (the “IBT Research Services Agreement”), pursuant to which SeaStar Medical and IBT agreed to jointly identify and define specific research projects for IBT to execute so as to advance SeaStar Medical’s technology platform. Pursuant to the terms of the IBT Research Services Agreement, SeaStar Medical agreed to pay IBT a monthly retainer fee equal to $45,000, payable in nine (9) equal monthly installments of $5,000 per month. As consideration for its sale of IBT to Dr. Humes, SeaStar Medical received a $110,000 credit for future payment obligations to IBT under the IBT Research Services Agreement. SeaStar Medical owns all rights in the work product that results from IBT’s services provided under the IBT Research Services Agreement (the “Deliverables”); however, SeaStar Medical grants IBT a non-exclusive, non-transferable, non-sublicenseable, royalty-free limited right and license to use SeaStar Medical materials and property for the sole purpose of performing the services. No further license is granted to or retained by IBT in such Deliverables and IBT is not permitted to use the Deliverables for any purposes. Additionally, SeaStar Medical has a right of first refusal until January 9, 2025 to license or purchase any intellectual property created by IBT outside of the scope of the IBT Research Services Agreement that is related to our SCD or similar blood filtration devices for patients.

Humes MOU and Convertible Notes

Pursuant to a Memorandum of Understanding between SeaStar Medical and Dr. Humes, dated December 31, 2021, subject to a waiver agreement (“Humes MOU”), the parties agreed that SeaStar Medical pay certain outstanding invoices and future amounts incurred for consulting services performed by Dr. Humes under the Humes Consulting Agreement in the form of convertible promissory notes up to an aggregate amount of $348,963, which consists of certain outstanding invoices as well as future amounts to be incurred in connection with Dr. Humes’ consulting services pursuant to the Humes Consulting Agreement. As such, SeaStar Medical has issued the following convertible promissory notes (the “Humes Notes”) as payments under the Humes Consulting Agreement to date:

Date of Issuance	Principal Amount	Maturity Date	Interest Rate Per Annum
December 31, 2021	$44,713	December 31, 2024	8%
January 1, 2022	$10,063	January 1, 2025	8%
February 28, 2022	$2,100	February 28, 2025	8%
March 31, 2022	$8,488	March 31, 2025	8%

The Humes Note issued on December 31, 2021 was part of the Note Financing and Exchange. Accordingly, Dr. Humes’s 3,623 shares of Series A-2 Preferred Stock were converted into 3,623 shares of Series B Preferred Stock in December 2021. Dr. Humes waived the right to exchange additional shares of Series A-2 Preferred Stock into Series B Preferred Stock in connection with the Humes Notes issued on January 1, 2022, February 28, 2022 and March 31, 2022.

The Humes Notes will be converted into shares of common stock of SeaStar Medical at a conversion price equal to $10.00, subject to certain adjustments, immediately prior to the effective date of the Business Combination. In addition, SeaStar Medical and Dr. Humes have agreed that no additional convertible promissory notes will be issued to Dr. Humes under the Humes MOU prior to the closing of the Business Combination.

Humes Participation in non-Dow April 2022 Bridge Notes

On April 12, 2022, SeaStar Medical entered into a Convertible Note Purchase Agreement with certain holders (not including the Dow Pension Funds) of Series A-2 Preferred Stock and Series B Preferred Stock of the Company, pursuant to which SeaStar Medical issued a total of approximately $422,000 in principal amount of convertible notes (the “non-Dow April 2022 Bridge Notes”). Dr. Humes purchased a non-Dow April 2022 Bridge Note with a principal amount of $121,000. Pursuant to the terms of the related Convertible Note Purchase Agreement, SeaStar Medical agreed to convert, immediately prior to the effective date of the Business Combination, each share of Series A-2 Preferred Stock and Series B Preferred Stock held by purchasers of the Non-Dow April 2022 Bridge Notes into either (a) one point four (1.4) shares of common stock of SeaStar Medical or (ii) two (2) shares of common stock of SeaStar Medical, depending on the amount of the purchaser’s participation in the April 2022 financing. Accordingly, immediately prior to the effective date of the Business Combination, the 24,656 shares of Series A-2 Preferred Stock and 3,623 shares of Series B Preferred Stock held by Dr. Humes will be converted into 56,558 shares of common stock of SeaStar Medical (based on a multiple of two) pursuant to the terms of the Convertible Note Purchase Agreement, the non-Dow April 2022 Bridge Notes, and SeaStar Medical’s Ninth Amended and Restated Certificate of Incorporation.

IBT MOU and Convertible Notes

Pursuant to a Memorandum of Understanding between SeaStar Medical and IBT, dated December 31, 2021, as amended (the “IBT MOU”), the parties agreed that SeaStar Medical pay outstanding amount of invoices and certain future amounts incurred for research and technical services performed by IBT pursuant to the IBT Research Services Agreement in the form of convertible promissory notes in the aggregate amount of $144,961.02. As such, SeaStar Medical has issued the following convertible promissory notes (the “IBT Notes”) as payments under the IBT Research Services Agreement to date:

Date of Issuance	Principal Amount	Maturity Date	Interest Rate Per Annum
December 31, 2021	$69,148.62	December 31, 2024	8%
January 31, 2022	$14,635.96	January 31, 2025	8%
March 31, 2022	$61,176.44	March 31, 2025	8%

The IBT Note issued on December 31, 2021 was part of the Note Financing and Exchange. Accordingly, IBT’s 187 shares of Series A-2 Preferred Stock were converted into 187 shares of Series B Preferred Stock in December 2021. In addition, SeaStar Medical and IBT have agreed that other than the notes set forth above, no additional convertible promissory notes will be issued to IBT under the IBT MOU prior to the closing of the Business Combination.

Chow Consulting Agreement

On November 1, 2019, SeaStar Medical entered into an Independent Consultant Agreement with Mr. Ray Chow, a director of SeaStar Medical, which was amended and restated on May 22, 2020 (the “Chow Consulting Agreement”). Pursuant to the Chow Consulting Agreement, Mr. Chow agreed to provide, among other services, corporate, strategy and business development assistance to SeaStar Medical. As compensation for such services, SeaStar Medical agreed to pay Mr. Chow $25,000 per month during the term of the Chow Consulting Agreement. In addition, pursuant to the Chow Consulting Agreement, Mr. Chow is entitled to receive, subject to approval by SeaStar Medical’s board of directors, options to purchase up to 141,733 shares of common stock of SeaStar Medical. The Chow Consulting Agreement is effective until May 22, 2023, unless renewed by SeaStar Medical in writing at its sole discretion. Each party may terminate the agreement by providing 90-days’ advance notice to the other party. SeaStar Medical may terminate the Chow Consulting Agreement upon a Change in Control (as defined in the Chow Consulting Agreement). In addition, SeaStar Medical expects to terminate the Chow Consulting Agreement immediately prior to the closing of the Business Combination.

Pursuant to the Chow Consulting Agreement, SeaStar Medical may suspend the payment of fees to Mr. Chow in the event SeaStar Medical’s cash and cash equivalents on its balance sheet is less than $500,000. In addition, SeaStar Medical will be required to pay all fees due to Mr. Chow under the Chow Consulting Agreement in the event of a Change of Control of SeaStar Medical, which includes completion of the Business Combination. Since the execution of the Chow Consulting Agreement, SeaStar Medical has paid a total of $588,258.50 to Mr. Chow for his services under the Chow Consulting Agreement.

Chow Bonus Agreement

In December 2021, SeaStar Medical entered into a transaction bonus agreements with Mr. Chow, which provide for two long-term incentives: a business development bonus and an exit event bonus.

The business development bonus payable under the transaction bonus agreements is based on the amount of cash received by SeaStar Medical, with a threshold amount of $125,000 payable, if cash payments exceed a specified threshold, prior to December 31, 2022. If the amount of business development proceeds falls below a threshold set forth in the agreements, then the business development bonus will vest with respect to twenty-five percent (25%) on each of the six (6) month anniversaries of SeaStar Medical receiving a specified minimum amount of proceeds, provided that such vesting shall immediately accelerate in full if the amount of such proceeds exceeds a specified multiple of the minimum amount or SeaStar Medical experiences an exit event.

The exit event bonus payable to Mr. Chow upon the occurrence of certain merger transactions resulting in an acquisition of SeaStar Medical, our post-merger securities being publicly-traded, or an initial public offering (an “exit event”). The calculation of the bonus varies based on the exit event. The bonus is based on a percentage of the gross cash proceeds exceeding a specified threshold for an acquisition by way of merger, consolidation, reorganization, or other transaction (or series of transactions) resulting in SeaStar Medical stockholders owning less than 50% of the voting interests in the surviving entity, a sale, lease, exclusive license, or other disposition of substantially all of SeaStar Medical’s assets, or any person or group becoming the beneficial owner of more than 50% of SeaStar Medical’s outstanding voting securities having the right to vote for members of the Board. A $150,000 bonus is payable in connection with an initial public offering other business combination resulting in SeaStar Medical’s post-merger securities being publicly-traded.

Barnett Consulting Agreement

On March 1, 2021, SeaStar Medical entered into an Independent Consulting Agreement with Rick Barnett, a director of SeaStar Medical, pursuant to which Mr. Barnett provides SeaStar Medical services related to business development support, hospital strategy development, commercial strategy planning, fundraising support and IPO preparation. As compensation for such services, SeaStar Medical paid Mr. Barnett $12,500 per month during the term of the Independent Consulting Agreement. The Independent Consulting Agreement with Rick Barnett was terminated on March 1, 2022. Since the execution of the Independent Consulting Agreement and prior its termination, SeaStar Medical paid a total of $112,500 to Mr. Barnett.

Collins Consulting Agreement

On March 1, 2021, SeaStar Medical entered into an Independent Consulting Agreement with Allan Collins, a current director of SeaStar Medical, pursuant to which Mr. Collins provides services related to clinical development plans, medical education plans, key opinion leader development and medical affairs plans. As compensation for such services, SeaStar Medical paid Mr. Collins $12,500 per month during the term of the Independent Consulting Agreement. The Independent Consulting Agreement with Allan Collins was terminated on March 1, 2022. Since the execution of the Independent Consulting Agreement and prior its termination, SeaStar Medical paid a total of $112,500 to Mr. Collins.

Subscription Agreements/PIPE Investment.

On August 23, 2022, LMAO entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have agreed to purchase, and LMAO has agreed to sell, an aggregate of 700,000 shares of Class A Common Stock at $10.00 per share and the PIPE Warrants for an aggregate purchase price of $7,000,000. The obligations to consummate the transaction contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The Dow Pension Funds have agreed to purchase an aggregate of $5,000,000 in the PIPE Investment.

Combined Company Related Person Transaction Policy

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests (direct and indirect) of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from (as the case may be) an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct that the Combined Company expects to adopt prior to the closing of the Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Combined Company;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, must consider, in light of known circumstances, whether or not the transaction is consistent with the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, determines in the good faith exercise of its discretion.

LEGAL MATTERS

The validity of the shares of common stock to be issued in connection with the Business Combination will be passed upon by Foley & Lardner, LLP, Tampa, Florida.

EXPERTS

The financial statements of LMF Acquisition Opportunities, Inc. as of December 31, 2021 and 2020, for the year ended December 31, 2021, and the period from October 28, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SeaStar Medical, Inc. as of December 31, 2021 and 2020, and for each of the years then ended, included in this proxy statement/prospectus of LMF Acquisition Opportunities, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Armanino LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an emphasis-of-matter paragraph describing conditions that raise substantial doubt about SeaStar Medical’s ability to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Alliance Advisors, our proxy solicitor at:

Alliance Advisors

Toll Free: 855-935-2548

Collect: 1-520-524-4921

Email: lmao@allianceadvisors.com

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

If LMAO holds a 2022 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2022 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2022 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2022 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2022 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our Existing Bylaws, to be considered for inclusion in our proxy materials relating to our 2022 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read LMAO’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Alliance Advisors

Toll Free: 855-935-2548

Collect: 1-520-524-4921

Email: lmao@allianceadvisors.com

If you are a stockholder of LMAO and would like to request documents, please do so by October [●], 2022, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to LMAO has been supplied by LMAO, and all such information relating to SeaStar Medical has been supplied by SeaStar Medical. Information provided by either the LMAO or SeaStar Medical does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of LMAO for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or SeaStar Medical that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

LMF ACQUISITION OPPORTUNITIES, INC.

Page
UNAUDITED CONDENSED FINANCIAL STATEMENTS:
LMF Acquisition Opportunities, Inc. Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-2
LMF Acquisition Opportunities, Inc. Statements of Operations for the Three and Six Months Ended June 30, 2022 and 2021 (unaudited)	F-3
LMF Acquisition Opportunities, Inc. Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (unaudited)	F-4
LMF Acquisition Opportunities, Inc. Statements of Deficit for the Three and Six Months Ended June 30, 2022 and 2021 (unaudited)	F-5
Notes to Unaudited Financial Statements	F-6

AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheets as of December 31, 2021 and 2020	F-22
Statements of Operations for the Year ended December 31, 2021 and From October 28, 2020 (inception) to December 31, 2020	F-23
Statements of Changes in Stockholders’ Equity (Deficit) for the Year ended December 31, 2021 and From October 28, 2020 (inception) to December 31, 2020	F-24
Statements of Cash Flows for the Year ended December 31, 2021 and From October 28, 2020 (inception) to December 31, 2020	F-25
Notes to Financial Statements	F-26

SEASTAR MEDICAL, INC.

Page
UNAUDITED FINANCIAL STATEMENTS:
Condensed Balance Sheets as of June 30, 2022 and December 31, 2021	F-39
Condensed Statements of Operations for the Fiscal Second Quarters ended June 30, 2022 and June 30, 2021	F-40
Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the Fiscal Second Quarters ended June 30, 2022 and June 30, 2021	F-41
Condensed Statements of Cash Flows for the Fiscal Second Quarters ended June 30, 2022 and June 30, 2021	F-42
Notes to Interim Condensed Financial Statements	F-43

AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-52
Balance Sheets as of December 31, 2021 and 2020	F-53
Statements of Operations for the Years ended December 31, 2021 and 2020	F-54
Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the Years ended December 31, 2021 and 2020	F-55
Statements of Cash Flows for the Years ended December 31, 2021 and 2020	F-56
Notes to Financial Statements	F-57

LMF Acquisition Opportunities, Inc.

Balance Sheets

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash	$79,023	$51,567
Prepaid insurance and other fees	34,906	286,237
Prepaid expenses	188,947	14,817
Cash and marketable securities held in trust	105,652,034	105,581,820

Current Assets	105,954,910	105,934,441

Total assets	$105,954,910	$105,934,441

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accrued expenses	1,037,428	376,702
Notes and advances payable - related parties	911,940	—
Deferred underwriting commissions in connection with the initial public offering	3,622,500	3,622,500
Warrant liability (Note 9)	1,809,900	6,930,740

Total current liabilities	7,381,768	10,929,942

Total liabilities	7,381,768	10,929,942

Commitments
Class A common stock subject to possible redemption 10,350,000 shares at redemption value of $10.20 per share	105,570,000	105,570,000
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 103,500 issued and outstanding at June 30, 2022 and December 31, 2021 excluding 10,350,000 shares subject to possible redemption	10	10
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 2,587,500 shares issued and outstanding at June 30, 2022 and December 31, 2021 (See Note 7)	259	259
Additional paid-in capital	—	—
Accumulated deficit	(6,997,127)	(10,565,770)

Total stockholders’ deficit	(6,996,858)	(10,565,501)

Total liabilities and stockholders’ deficit	$105,954,910	$105,934,441

The accompanying notes are an integral part of these unaudited financial statements.

LMF Acquisition Opportunities, Inc.

Statements of Operations (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Expenses:
Formation and Administrative costs	$341,786	$209,718	$560,442	$335,675
Merger costs	1,061,968	—	1,061,968	—

Loss from operations	(1,403,754)	(209,718)	(1,622,410)	(335,675)
Gain on warrant liability revaluation	1,518,707	(1,772,980)	5,120,840	57,680
Other income
Investment income earned on marketable securities held in Trust Account	67,609	—	70,213	1,754

Net income	$182,562	$(1,982,698)	$3,568,643	$(276,241)

Net income per share:
Weighted average shares outstanding, basic and dilutive
Class A - Common stock	10,453,500	10,453,500	10,453,500	8,836,384
Class B - Common stock	2,587,500	2,587,500	2,587,500	2,520,787
Basic and diluted net income per share
Class A - Common stock	$0.01	$(0.15)	$0.27	$(0.02)
Class B - Common stock	$0.01	$(0.15)	$0.27	$(0.02)

The accompanying notes are an integral part of these unaudited financial statements.

LMF Acquisition Opportunities, Inc.

Statements of Cash Flows (unaudited)

	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,568,643	$(276,241)
Adjustments to reconcile net loss to cash used in operating activities
Formation costs paid by related parties	—	(126,413)
Gain on warrant liability revaluation	(5,120,840)	(57,680)
Interest earned on marketable securities in trust	(70,213)	(1,754)

Change in assets and liabilities
Prepaid costs	77,201	216,426
Accrued expenses	660,725	(73,710)

Net cash used in operating activities	(884,484)	(319,372)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Trust account	—	(105,573,716)

Net cash used in investing activities	—	(105,573,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Insurance financing payments	—	(611,027)
Proceeds from issuance of private placement warrants	—	5,738,000
Proceeds from issuance of units	—	103,500,000
Issue costs from issuance of units	—	(2,432,549)
Proceeds from notes and advances payable - related party	941,940	—
Repayment from notes and advances payable - related party	(30,000)	—

Net cash provided by financing activities	911,940	106,194,424

NET INCREASE IN CASH	27,456	301,336
CASH - BEGINNING OF YEAR	51,567	38,388

CASH - END OF PERIOD	$79,023	$339,724

SUPPLEMENTAL DISCLOSURES OF NON-CASHFLOW INFORMATION
Reclassification of warrants to liability	$—	$8,116,680
Deferred underwriting commissions in connection with the initial public offering	$—	$3,779,353

The accompanying notes are an integral part of these unaudited financial statements.

LMF Acquisition Opportunities, Inc.

Statements of Changes in Stockholders’ Deficit (unaudited)

For the Six Months Ended June 30, 2022 and 2021

	Class A Common Stock		Class B Common Stock		Additional paid in capital	Accumulated Deficit	Total Deficit
	Shares (1)	Amount	Shares (1)	Amount
Balance as of December 31, 2020	—	$—	2,156,250	$215	$24,785	$(5,236)	$19,764
Class A Units issued for cash	10,350,000	1,035	—	—	103,498,965	—	103,500,000
Representative shares issued for no cash	103,500	10	—	—	(10)	—	—
Class A Units reclassified to Commitments subject to possible redemption	(10,350,000)	(1,035)	—	—	(105,568,965)		(105,570,000)
Underwriter fee & offering costs	—	—	—	—	(6,211,902)	—	(6,211,902)
Private placement warrants issued for cash	—	—	—	—	5,738,000	—	5,738,000
Class B shares issued to Sponsor	—	—	431,250	44	(44)	—	—
Warrants classified as liabilities	—	—	—	—	(8,116,680)	—	(8,116,680)
Reclass APIC to retained earnings	—	—	—	—	10,635,851	(10,635,851)	—
Net income	—	—	—	—	—	1,706,457	1,706,457

Balance - March 31, 2021	103,500	$10	2,587,500	$259	$—	$(8,934,630)	$(8,934,361)

Net loss	—	—	—	—	—	(1,982,698)	(1,982,698)

Balance - June 30, 2021	103,500	$10	2,587,500	$259	$—	$(10,917,328)	$(10,917,059)

Balance as of December 31, 2021	103,500	$10	2,587,500	$259	$—	$(10,565,770)	$(10,565,501)
Net income	—	—	—	—	—	3,386,081	3,386,081

Balance - March 31, 2022	103,500	$10	2,587,500	$259	$—	$(7,179,689)	$(7,179,420)

Net income	—	—	—	—	—	182,562	182,562

Balance - June 30, 2022	103,500	$10	2,587,500	$259	$—	$(6,997,127)	$(6,996,858)

The accompanying notes are an integral part of these unaudited financial statements.

LMF ACQUISITION OPPORTUNITIES INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

LMF Acquisition Opportunities, Inc. (the “Company”) was incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (a “Business Combination”).

The Company has selected December 31 as its fiscal year end.

As of June 30, 2022, the Company had not yet commenced any operations. All activity for the period from October 28, 2020 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and unrealized gains or losses from the revaluation of the warrant liability.

The registration statement for the Company’s IPO was declared effective on January 25, 2021 (the “Effective Date”). On January 28, 2021, the Company consummated the IPO of 10,350,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $103,500,000, which is described in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,738,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to LMFAO Sponsor LLC, a Florida limited liability company (the “Sponsor”), generating gross proceeds of $5,738,000, which is described in Note 4.

Transaction costs for the IPO amounted to $6,211,902 consisting of $2,070,000 of underwriting discount, $3,622,500 of deferred underwriting fee, the fair value of the shares issued to the underwriters of $1,000 deemed as underwriters’ compensation, and $518,402 of other offering costs. In addition, $974,009 of cash was held outside of the Trust Account (as defined below) as of the date of the IPO and became available for working capital purposes at such time.

Following the closing of the IPO on January 28, 2021, an amount of $105,570,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination, as described in more detail in the prospectus for the IPO), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Proposed Business Combination

On April 21, 2022, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LMF Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and SeaStar Medical, Inc., a Delaware corporation (“SeaStar Medical”) pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into SeaStar Medical (the “Merger”), with SeaStar Medical surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Proposed Business Combination”).

The aggregate consideration payable to the stockholders of SeaStar Medical at the closing of the Proposed Business Combination (the “Closing”) is $85,000,000, payable solely in shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share, subject to possible deductions for indebtedness of SeaStar Medical and SeaStar Medical transaction expenses in excess of a capped amount of $800,000 as set forth in the Merger Agreement, plus the aggregate exercise price of (1) SeaStar Medical warrants issued and outstanding immediately prior to the closing of the Proposed Business Combination and (2) SeaStar Medical options issued and outstanding immediately prior to the Effective Time, less the value of the shares of Common Stock underlying the Assumed Equity.

Immediately prior to the Preferred Conversion, each of SeaStar Medical’s issued and outstanding convertible notes will automatically convert into shares of SeaStar Medical common stock. Immediately prior to the Effective Time, each share of SeaStar Medical’s issued and outstanding preferred stock will automatically convert into shares of SeaStar Medical common stock and those SeaStar Medical warrants that would be automatically exercised or exchanged in connection with the Proposed Business Combination pursuant to the terms thereof will be automatically exercised for shares of SeaStar Medical common stock. At the time of the Proposed Business Combination, the (i) SeaStar Medical warrants that would not automatically be exercised or exchanged in connection with the Proposed Business Combination will be assumed by the Company and converted into warrants to purchase Common Stock, (ii) outstanding options for shares of SeaStar Medical common stock under SeaStar Medical’s equity plan will be assumed by the Company and converted into options to purchase Common Stock, and (iii) outstanding restricted stock unit awards under SeaStar Medical’s equity plan will be assumed by the Company and converted into restricted stock units of the Company.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of the Company and SeaStar Medical during the period between execution of the Merger Agreement and the Closing. The representations, warranties and covenants made under the Merger Agreement will not survive the closing; provided, any covenants that are to be performed at or after the closing shall survive until such covenant has been performed or satisfied. No party to the Merger Agreement will have any liabilities to such other parties, other than claims for willful and material breach or fraud. Each of the Company and SeaStar Medical have agreed to use their commercially reasonable efforts to cause the Merger to be consummated as soon as practicable.

The closing of the Proposed Businses Combination is subject to certain conditions, including, among others, that (i) the stockholders of SeaStar Medical and the stockholders of the Company approve the Proposed Business Combination, (ii) the Nasdaq Stock Market approves for listing the common stock to be issued in connection with the Proposed Business Combination, (iii) the Company has, including any proceeds from the Company’s private investment in public equity financing and net of any redemptions and the payment of transaction expenses (and in the case of SeaStar Medical’s transaction expenses, only expenses up to the Cap (as defined in the Merger Agreement), at least $15,000,000 unrestricted cash on hand and (iv) the Company has $5,000,001 or more in net tangible assets at the closing.

The Merger Agreement may be terminated prior to the closing under certain circumstances, including, among others, (i) by written consent of SeaStar Medical and the Company, (ii) by written notice from either the

Company or SeaStar Medical, if (A) the closing has not occurred on or before (I) July 29, 2022 or (II) October 29, 2022 if the Extension (as defined below) occurs (the “Outside Date”), unless the terminating party’s failure to comply in any material respect with its obligations under the Merger Agreement shall have proximately contributed to the failure of the closing to have occurred on or prior to the Outside Date, (B) the consummation of the Proposed Business Combination is permanently enjoined or (C) the Company does not obtain stockholder approval of the Proposed Business Combination at its special meeting, (iii) by written notice from either the Company or SeaStar Medical, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the Merger Agreement that would result in the failure of the conditions to the Company’s or SeaStar Medical’s obligation to consummate the Proposed Business Combination and such breach has not been cured by the breaching party by the earlier of 30 days after receiving notice of such breach and the Outside Date and (iv) by SeaStar Medical at any time prior to the approval of the Proposed Business Combination by the Company’s public stockholders, if the board of directors of the Company has made a change in recommendation to its stockholders regarding the Proposed Business Combination. The Merger Agreement allows the Outside Date to be extended if the Sponsor elects to extend the time period by which the Company must consummate a business combination by depositing $1,035,000 in additional funds in the Company’s trust account on or prior to July 29, 2022 (the “Extension”).

The Company elected to extend the time line. See Footnote 12 — Subsequent Events

During the Three and Six Months ended June 30, 2022 the Company incurred $1.1 million of expenses associated with the Proposed Business Combination. If the Proposed Business Combination is not completed, the costs incurred to date for the proposed transaction will not be recoverable.

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the IPO, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial statements as of June 30, 2022 and for the Six Months ended June 30, 2022 and June 30, 2021, respectively, are unaudited. In the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to provide a fair statement of the results for the interim periods. The accompanying balance sheet as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for fiscal the year ended December 31, 2021.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of six months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022.

Cash and Marketable Securities Held in Trust Account

At June 30, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for the Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2022 and December 31, 2021, 10,350,000 and 10,350,000, respectively, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts carrying value of redeemable Ordinary Shares to equal the redemption value at the end of the reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The 10,350,000 warrants issued in connection with the IPO (the “Public Warrants”) and the 5,738,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants issued and Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and that were charged to stockholders’ equity upon the completion of the IPO. Accordingly, as of June 30, 2022, offering costs totaling $6,211,902 have been charged to stockholders’ equity (consisting of $2,070,000 in underwriters’ discount, $3,622,500 in deferred underwriters’ fee, the fair value of the shares issued to the underwriters of $1,000 deemed as underwriters’ compensation, and approximately $518,402 of other cash expenses).

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

In assessing realizable deferred tax assets, management assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. The Company adjusts the valuation allowance in the period management determines it is more likely than not that net deferred tax assets will or will not be realized. As of June 30, 2022, the Company determined that a valuation allowance should be established.

As of June 30, 2022 and December 31, 2021, the Company did not recognize any assets or liabilities relative to uncertain tax positions. Interest or penalties, if any, will be recognized in income tax expense. Since there are no significant unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest. Tax positions are positions taken in a previously filed tax return or positions expected to be taken in a future tax return that are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements.

The Company reflects tax benefits, only if it is more likely than not that the Company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it is measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. Management does not believe that there are any uncertain tax positions at June 30, 2022 and December 31, 2021.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating the net income (loss) per common share. Shares of Class A common stock subject to possible redemption as of the three month periods ended June 30, 2022 and 2021 have been excluded from the calculation of the basic net income per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating its diluted net income per share, the Company has not considered the effect of the incremental number of shares of common stock to settle Warrants sold in the Initial Public Offering and Private Placement, as calculated using the treasury stock method. The calculation excludes 10,350,000 Public Warrants and 5,738,000 Private Placement Warrants for the Six Month periods ended June 30, 2022 and 2021 as the exercise prices were greater than the average market price during the period (out-of-the-money warrants).

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. GOVERNMENT MONEY MARKET FUND HELD IN TRUST ACCOUNT

As of June 30, 2022, substantially all of the assets totaling approximately $105,652,000 were held in a treasury money market fund. Management elects to measure the treasury money market fund at fair value in accordance with the guidance in ASC Topic 825 “Financial Instruments”. Any changes in fair value of the government securities are recognized in net income. Impairment of government securities is recognized in earnings when a decline in value has occurred that is deemed to be other than temporary, and the current fair value becomes the new cost basis for the securities.

NOTE 4. PREPAID EXPENSES

As of June 30, 2022, the Company had prepaid expenses of approximately $189,000 primarily in connection with the prepayment for D&O insurance and professional services.

NOTE 5. INITIAL PUBLIC OFFERING

Pursuant to the IPO on January 28, 2021, the Company sold 10,350,000 Units, at a purchase price of $10.00 per Unit. Each unit consists of one share of Class A common stock, and one warrant to purchase one share of Class A common stock. Each warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 9).

Aggregate of $10.20 per Unit sold in the IPO is being held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $50,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination, as described in more detail the prospectus for the IPO), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

NOTE 6. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company consummated a private placement with the Company’s Sponsor purchasing an aggregate of 5,738,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,738,000. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, the underwriters or their permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor, the underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. In addition, for as long as the Private Placement Warrants are held by the underwriters or their designees or affiliates, they may not be exercised after five years from the Effective Date.

The Company’s Sponsor has agreed to (i) waive its redemption rights with respect to its founder shares and Public Shares in connection with the completion of the Company’s initial Business Combination, (ii) waive its redemption rights with respect to its founder shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination, as described in more detail in the prospectus for the IPO) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if the Company fails to complete its initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination. In addition, the Company’s Sponsor has agreed to vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of the Company’s initial Business Combination.

NOTE 7. RELATED PARTY TRANSACTIONS

Related Party Loans

On November 6, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of June 30, 2021 or the closing of the IPO. The loan was to be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On January 27, 2020, the Company had drawn down approximately $151,000 under the promissory note with the Sponsor to pay for offering expenses. On January 28, 2021, the Company repaid the balance of approximately $151,000 to the Sponsor and cancelled the note.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Company decided to forgo the option to convert the loan into warrants.

On February 1, 2022, the Company issued an unsecured promissory note to the Sponsor in the original principal amount of $500,000 to evidence a Working Capital Loan, which was subsequently amended and restated on July 28, 2022 (effective as of June 30, 2022), to enable the Company to borrow up to an aggregate principal amount of $1,750,000 to be used for a portion of the expenses of the IPO. The Working Capital Loan is non-interest bearing, unsecured and due at the date the company consummates a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses. No amount shall be due under the promissory note if an initial business combination is not consummated on or before the 24 month anniversary of the date of the IPO. As of June 30, 2022, the Company had drawn down $910,000 under the promissory note with the Sponsor. On July 28, 2022, the promissory note was amended to increase the principal amount to $1,750,000, effective as of June 30, 2022.

Related Party Extension Loans

Under the terms of the Company’s certificate of incorporation, the Company had until 18 months from the closing of the IPO to consummate a Business Combination. However, the certificate of incorporation further provides that if the Company anticipates that it may not be able to consummate a Business Combination within 18 months, the Company may, by resolution of the Company’s board of directors, extend the period of time to consummate a Business Combination by an additional six months (for a total of 21 months to complete a Business Combination) if such extension is requested by the Sponsor. Pursuant to the terms of the Company’s certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company on January 25, 2021, in order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,035,000 ($0.10 per share in either case) on or prior to the date of the deadline, which was July 29, 2022. Such payment would be made in the form of a loan (an “Extension Loan”). Such loan will be non-interest bearing and payable upon the consummation of the Company’s Business Combination. If the Company completes a Business Combination, the Company would repay such loaned amount out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loan. Furthermore, the letter agreement with the Sponsor contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loan out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are obligated to fund the Trust Account in order to extend the time for the Company to complete a Business Combination, but the Sponsor is not obligated to extend such time. The Company elected to extend the time to complete a Business Combination. See Footnote 12 — Subsequent Events.

Founder Shares

On November 6, 2020, the Company issued 2,156,250 shares of Class B common stock to the Sponsor for $25,000 in cash, or approximately $0.012 per share, in connection with formation. In January 2021, the Company effected a stock dividend of 431,250 shares of Class B common stock, resulting in the Sponsor holding an aggregate of 2,587,500 founder shares.

The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier of: (i) one year after the date of the consummation of the Business Combination; or (ii) the date on which the Company consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination, the founder shares will no longer be subject to such transfer restrictions.

NOTE 8. COMMITMENTS REGISTRATION RIGHTS

The holders of the founder shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, and warrants (including underlying securities) that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement signed on January 19, 2021. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement for the IPO and may not exercise their demand rights on more than one occasion.

Right of First Refusal

Subject to certain conditions, the Company granted Maxim Group LLC (“Maxim”), for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of the Business Combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement for the IPO.

Representative’s Common Stock

On January 25, 2021, the Company issued to Maxim and/or its designees, 103,500 shares of Class A common stock. The Company estimated the fair value of the stock to be $1,000 based upon the price of the Founder Shares issued to the Sponsor. The stock were treated as underwriters’ compensation and charged directly to stockholders’ equity.

Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its Business Combination within 18 months from the closing of the IPO (or 21 months from the closing, if the Company extends the period of time to consummate a Business Combination).

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement for the IPO pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the IPO, nor may they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following the effective date of the registration statement for the IPO, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial business combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial business combination in a timely manner. The Company’s ability to consummate an initial business combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

NOTE 9. DERIVATIVE LIABILITY

Warrants

At June 30, 2022, there are 16,088,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if: (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”); (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions); and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the IPO date, or 30 days after the completion of its Business Combination, and will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption (excluding the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below); by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend, or the Company’s recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Warrants Classified as Derivative Liabilities

The Company previously accounted for its outstanding Public Warrants (as defined in Note 3) and Private Placement Warrants issued in connection with its IPO as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

The Company’s management has evaluated both the Public Warrants and the Private Placement Warrants using ASC Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. The Company concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company also concluded the tender offer provision included in the warrant agreement fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company has classified the warrants as derivative liabilities.

The following table presents fair value information as of June 30, 2022 and December 31, 2021 of the Company’s warrants. The Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. These pricing inputs include the publicly traded value of the Public Warrants as of June 30, 2022 ($0.1125 per warrant) and December 31, 2021 ($0.43 per warrant). Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified within Level 3 of the fair value hierarchy.

	As of June 30, 2022	As of December 31, 2021
Public Warrants	$1,164,375	$4,450,500
Private Placement Warrants	645,525	2,480,240

	$1,809,900	$6,930,740

The Company recognized a $1,518,707 and $5,120,840 gain for the Three and Six Months ended June 30, 2022, respectively, upon the revaluation of the warrants and a gain (loss) of ($1,772,980) and $57,680 for the Three and Six Months ended June 30, 2021, respectively, upon the revaluation. The Company will remeasure these warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2022	December 31, 2021
Assets:
Government securities held in Trust Account	1	$105,652,034	$105,581,820
Liabilities:
Private Placement Warrants	3	645,525	2,480,240
Public Warrants	3	1,164,375	4,450,500

NOTE 11. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. On June 30, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 100,000,000 shares of Class A common stock at par value of $0.0001 each. On June 30, 2022, there were 103,500 shares of Class A common stock issued and outstanding, excluding 10,350,000 shares of Class A common shares subject to possible redemption.

Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. In January 2021, the Company effected a stock dividend, resulting in the initial stockholder holding an aggregate of 2,587,500 founder shares of Class B common stock. At June 30, 2022, there were 2,587,500 shares of Class B common stock issued and outstanding.

The Sponsor has agreed not to transfer, assign, or sell any of its founder shares until the earlier of: (i) one year after the date of the consummation of the Business Combination; or (ii) the date on which the Company consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any founder shares. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination, the founder shares will no longer be subject to such transfer restrictions. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any founder shares.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of this offering (not including the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any private placement-equivalent units issued to the Sponsor, its affiliates, or certain of officers and directors upon conversion of working capital loans made to the Company).

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

NOTE 12. SUBSEQUENT EVENTS

The Company entered into Amended and Restated Promissory Note, dated July 28, 2022 (effective as of June 30, 2022), with Sponsor relating to the Working Capital Loan, whereunder the amount of the loan availability under the Working Capital Loan was increased from $500,000 to $1,750,000 to fund expenses relating to the Business Combination.

On July 29, 2022, Sponsor funded an Extension Loan in the amount of $1,035,000 and caused such amount to be deposited into the Trust Account in order provide additional time to complete the Business Combination.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

LMF Acquisition Opportunities, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LMF Acquisition Opportunities, Inc. ( the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2021 and the period from October 27, 2020 (inception) to December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from October 27, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2020.

Houston, Texas

April 6, 2022

LMF ACQUISITION OPPORTUNITIES, INC.

BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
Cash	$51,567	$38,388
Prepaid insurance and other fees	286,237	—
Deferred offering costs	—	230,820
Prepaid expenses	14,817	—
Cash and marketable securities held in trust	105,581,820	—

Total assets	$105,934,441	$269,208

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	376,702	123,031
Notes — related parties	—	126,413

Total current liabilities	376,702	249,444
Deferred underwriting commissions in connection with the initial public offering	3,622,500	—
Warrant liability (Note 7)	6,930,740	—

Total liabilities	10,929,942	249,444
Commitments
Class A common stock subject to possible redemption 10,350,000 shares at redemption value of $10.20 per share	105,570,000	—
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 103,500,000 issued and outstanding at December 31, 2021 excluding 10,350,000 shares subject to possible redemption and none issued at December 31, 2020	10	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 2,587,500 shares and 2,156,250 issued and outstanding at December 31, 2021 and December 31, 2020, respectively (See Note 4)	259	215
Additional paid-in capital	—	24,785
Accumulated equity (deficit)	(10,565,770)	(5,236)

Total stockholders’ equity	(10,565,501)	19,764

Total liabilities and stockholders’ equity	$105,934,441	$269,208

The accompanying notes are an integral part of these financial statements.

LMF ACQUISITION OPPORTUNITIES, INC.

STATEMENTS OF OPERATIONS

	For the Twelve Months Ended December 31, 2021	From October 28, 2020 (inception) to December 31, 2020
Expenses:
Formation and Administrative costs	$1,122,443	$5,236

Loss from operations	(1,122,443)	(5,236)
Gain on warrant liability revaluation	1,185,940	—
Other income
Investment income earned on marketable securities held in Trust Account	11,820	—

Net income (loss)	$75,317	$(5,236)

Net income (loss) per share:
Weighted average shares outstanding, basic and dilutive
Class A — Common stock	9,651,587	—
Class B — Common stock	2,554,418	2,156,250
Basic and diluted net income (loss) per share
Class A — Common stock	$0.02	$—
Class B — Common stock	$0.02	$—

The accompanying notes are an integral part of these financial statements.

LMF ACQUISITION OPPORTUNITIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECMEBER 31, 2021 AND 2020

	Class A Common Stock		Class B Common Stock		Additional paid in capital	Accumulated Deficit	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	2,156,250	$215	$24,785	$(5,236)	$19,764
Class A Units issued for cash	10,350,000	1,035	—	—	103,498,965	—	103,500,000
Representative shares issued	103,500	10	—	—	(10)	—	—
Class A Units subject to possible redemption	(10,350,000)	(1,035)			(105,568,965)	—	(105,570,000)
Private placement warrants issued for cash					5,738,000	—	5,738,000
Class B shares dividend issued to Sponsor			431,250	44	(44)	—	—
Warrants classified as liabilities					(8,116,680)	—	(8,116,680)
Underwriting fee & offering costs					(6,211,902)	—	(6,211,902)
Reclass APIC to retained earnings					10,635,851	(10,635,851)	—
Net income	—	—	—	—	—	75,317	75,317

Balance — December 31, 2021	103,500	$10	2,587,500	$259	$—	$(10,565,770)	$(10,565,501)

The accompanying notes are an integral part of these financial statements.

LMF ACQUISITION OPPORTUNITIES, INC.

STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,	From October 28, 2020 (inception) to
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$75,317	$(5,236)
Adjustments to reconcile net income (loss) to cash used in operating activities
Formation costs paid by related parties	—	(107,789)
Gain on warrant liability revaluation	(1,185,940)	—
Interest earned in trust account	(11,820)	—
Change in assets and liabilities
Prepaid costs	(301,054)	—
Accounts payable and accrued expenses	253,671	—

Net cash used in operating activities	(1,169,826)	(113,025)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in trust account	(105,570,000)	—

Net cash used in financing activities	(105,570,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of private placement warrants	5,738,000	—
Proceeds from notes — related party	25,000	126,413
Proceeds from issuance of IPO units, net of offering costs	101,141,418	—
Repayment from notes and advances payable — related party	(151,413)	—
Proceeds from sale of stock to related party	—	25,000

Net cash provided by financing activities	106,753,005	151,413

NET INCREASE IN CASH	13,179	38,388
CASH — BEGINNING OF YEAR	38,388	—

CASH — END OF PERIOD	$51,567	$38,388

SUPPLEMENTAL DISCLOSURES OF NON-CASHFLOW INFORMATION
Reclassification of warrants to liability	8,116,680	—
Deferred underwriting commissions in connection with the initial public offering	3,622,500	—
Initial Classification of Class A shares subject to redemption	105,570,000	—
Representative Class A shares issued to Maxim	10	—
Class B dividend stock issued to Sponsor	44	—

The accompanying notes are an integral part of these financial statements.

LMF ACQUISITION OPPORTUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS DECEMBER 31, 2021 AND 2020

Note 1 — Description of Organization and Business Operations

LMF Acquisition Opportunities, Inc. (the “Company”) was incorporated in Delaware in October 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”).

The Company has selected December 31 as its fiscal year end.

As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period from October 28, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and unrealized gains or losses from the revaluation of the warrant liability.

The registration statement for the Company’s IPO was declared effective on January 25, 2021 (the “Effective Date”). On January 28, 2021, the Company consummated the IPO of 10,350,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $103,500,000, which is described in Note 2.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,738,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to LMFAO Sponsor LLC, a Florida limited liability company (the “Sponsor”), generating gross proceeds of $5,738,000, which is described in Note 4.

Transaction costs for the IPO amounted to $6,211,902 consisting of $2,070,000 of underwriting discount, $3,622,500 of deferred underwriting fee, the fair value of the shares issued to the underwriters of $1,000 deemed as underwriters’ compensation, and $518,402 of other offering costs. In addition, $974,009 of cash was held outside of the Trust Account (as defined below) as of the date of the IPO and became available for working capital purposes at such time.

Following the closing of the IPO on January 28, 2021, an amount of $105,570,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination, as described in more detail in the prospectus for the IPO), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Note 2 — Significant Accounting Policies Basis of Presentation

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for the Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021 and December 31, 2020, 10,350,000 and zero, respectively, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts carrying value of redeemable Ordinary Shares to equal the redemption value at the end of the reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2021 and 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 10,350,000 Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The 10,350,000 warrants issued in connection with the IPO (the “Public Warrants”) and the 5,768,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants issued and Private Placement Warrants have been estimated using a Monte

Carlo simulation model each measurement date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and that were charged to stockholders’ equity upon the completion of the IPO. Accordingly, on December 31, 2021, offering costs totaling $6,211,902 have been charged to stockholders’ equity (consisting of $2,070,000 in underwriters’ discount, $3,622,500 in deferred underwriters’ fee, the fair value of the shares issued to the underwriters of $1,000 deemed as underwriters’ compensation, and approximately $518,402 of other cash expenses).

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

In assessing realizable deferred tax assets, management assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. The Company adjusts the valuation allowance in the period management determines it is more likely than not that net deferred tax assets will or will not be realized. As of December 31, 2021, the Company determined that a valuation allowance should be established.

As of December 31, 2021 and December 31, 2020, the Company did not recognize any assets or liabilities relative to uncertain tax positions. Interest or penalties, if any, will be recognized in income tax expense. Since there are no significant unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest. Tax positions are positions taken in a previously filed tax return or positions expected to be taken in a future tax return that are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements.

The Company reflects tax benefits, only if it is more likely than not that the Company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it is measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. Management does not believe that there are any uncertain tax positions at December 31, 2021 and December 31, 2020.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating the net income (loss) per common share. The calculation excludes 10,350,000 Public Warrants and 5,738,000 Private Placement Warrants for the twelve-month periods ended December 31, 2021 as the exercise prices were greater than the average market price during the period (out-of-the-money warrants). The weighted average calculation for the year ended December 31, 2021 resulted in 9,651,587 Class A shares outstanding and 2,554,418 Class B shares outstanding

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial business combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial business combination in a timely manner. The Company’s ability to consummate an initial business combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO on January 28, 2021, the Company sold 10,350,000 Units, at a purchase price of $10.00 per Unit. Each unit consists of one share of Class A common stock and one warrant to purchase one share of Class A common stock. Each warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation. (see Note 7).

Aggregate of $10.20 per Unit sold in the IPO is being held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $50,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination, as described in more detail the prospectus for the IPO), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company consummated a private placement with the Company’s Sponsor purchasing an aggregate of 5,738,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,738,000. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, the underwriters or their permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor, the underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. In addition, for as long as the Private Placement Warrants are held by the underwriters or their designees or affiliates, they may not be exercised after five years from the Effective Date.

The Company’s Sponsor has agreed to (i) waive its redemption rights with respect to its founder shares and Public Shares in connection with the completion of the Company’s initial Business Combination, (ii) waive its redemption rights with respect to its founder shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination, as described in more detail in the prospectus for the IPO) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if the Company fails to complete its initial Business Combination within 18 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination. In addition, the Company’s Sponsor has agreed to vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of the Company’s initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Related Party Loans

On November 6, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of June 30, 2021 or the closing of the IPO. The loan was to be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. As of January 27, 2020, the Company had drawn down $151,413 under the promissory note with the Sponsor to pay for offering expenses. On January 28, 2021, the Company repaid $151,413 to the Sponsor.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There were no loans as of December 31, 2021.

Related Party Extension Loans

The Company will have until 18 months from the closing of the IPO to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within 18 months, the Company will, by resolution of the Company’s board of directors, extend the period of time to consummate a Business Combination by an additional three months (for a total of 21 months to complete a Business Combination) if such extension is requested by the Sponsor. Pursuant to the terms of the Company’s certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company on January 25, 2021, in order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,035,000 ($0.10 per share in either case) on or prior to the date of the deadline. Such payment would be made in the form of a loan. Such loan will be non-interest bearing and payable upon the consummation of the Company’s Business Combination. If the Company completes a Business Combination, the Company would repay such loaned amount out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loan. Furthermore, the letter agreement with the Sponsor contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loan out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are obligated to fund the Trust Account in order to extend the time for the Company to complete a Business Combination, but the Sponsor is not obligated to extend such time.

Founder Shares

On November 6, 2020, the Company issued 2,156,250 shares of Class B common stock to the Sponsor for $25,000 in cash, or approximately $0.012 per share, in connection with formation. In January 2021, the Company effected a stock dividend of 431,250 shares of Class B common stock, resulting in the Sponsor holding an aggregate of 2,587,500 founder shares.

The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier of: (i) one year after the date of the consummation of the Business Combination; or (ii) the date on which the Company consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination, the founder shares will no longer be subject to such transfer restrictions.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, and warrants (including underlying securities) that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement signed on January 19, 2021. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement for the IPO and may not exercise their demand rights on more than one occasion.

Right of First Refusal

Subject to certain conditions, the Company granted Maxim Group LLC (“Maxim”), for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of the Business Combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement for the IPO.

Underwriter Deferred Fees

Following the closing of our initial public offering and the sale of the private placement warrants, an aggregate amount of $105,570,000 (which amount includes the deferred underwriting discount) was placed in the trust account established in connection with the initial public offering. Transaction costs included of $2,070,000 in underwriting discount and $3,622,500 in deferred underwriting discount. The deferred underwriting discount will be due upon a successful merger.

Note 7. Derivative Liability

Warrants

At December 31, 2021, there are 16,088,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if: (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”); (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions); and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from December 31, 2021, or 30 days after the completion of its Business Combination, and will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption (excluding the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below); by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend, or the Company’s recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Warrants Classified as Derivative Liabilities

The Company previously accounted for its outstanding Public Warrants (as defined in Note 2) and Private Placement Warrants issued in connection with its IPO as components of derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

The Company’s management has evaluated both the Public Warrants and the Private Placement Warrants using ASC Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. The Company concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company also concluded the tender offer provision included in the warrant agreement fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company has classified the warrants as derivative liabilities.

The following table presents fair value information as of December 31, 2021 and January 28, 2021 of the Company’s warrants. The Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. These pricing inputs include the publicly traded value of the Public Warrants as of December 31, 2021 ($0.43 per warrant) and January 28, 2021 ($0.50 per warrant for the public warrants and $0.51 per warrant for the private warrants). Significant deviations from these estimates and inputs could result in a material change in fair value.

The assumptions for the valuation of the warrants were:

	As of December 31, 2021	As of January 28, 2021
Class A Common stock price	$10.04	$9.90
Term in years	5.07	6.00
Risk free rate	1.27%	0.58%
Implied Volatility	11.6%	12.1%

The fair value of the warrant liability is classified within Level 3 of the fair value hierarchy.

	As of December 31, 2021	As of January 28, 2021
Public Warrants	$4,450,500	$5,175,000
Private Placement Warrants	2,480,240	2,941,680

	$6,930,740	$8,116,680

The Company recognized an approximately $1,185,940 gain upon the revaluation of the warrants as of December 31, 2021. The Company will remeasure these warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2021	January 28, 2021
Assets:
Government securities held in Trust Account	1	$105,581,820	$105,570,833
Liabilities:
Private Placement Warrants	3	2,480,240	2,941,680
Public Warrants	3	4,450,500	5,175,000

Note 9. Stockholders’ Equity (Deficit)

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. On December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 100,000,000 shares of Class A common stock at par value of $0.0001 each. On December 31, 2021, there were 103,500 shares of Class A common stock issued and outstanding, excluding 10,350,000 shares of Class A common shares subject to possible redemption.

Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. On November 6, 2020, the Company issued 2,156,250 shares of Class B common stock to its initial stockholder, the Sponsor, for $25,000, or approximately $0.012 per share. In January 2021, the Company effected a stock dividend, resulting in the initial stockholder holding an aggregate of 2,587,500 founder shares of Class B common stock. At December 31, 2021, there were 2,587,500 shares of Class B common stock issued and outstanding.

The Sponsor has agreed not to transfer, assign, or sell any of its founder shares until the earlier of: (i) one year after the date of the consummation of the Business Combination; or (ii) the date on which the Company consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any founder shares. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination, the founder shares will no longer be subject to such transfer restrictions. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any founder shares.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of our offering (not including the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any private placement-equivalent units issued to the Sponsor, its affiliates, or certain of officers and directors upon conversion of working capital loans made to the Company).

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

Representative’s Common Stock

On January 25, 2021, the Company issued to Maxim and/or its designees, 103,500 shares of Class A common stock. The Company estimated the fair value of the stock to be $1,000 based upon the price of the Founder

Shares issued to the Sponsor. The stock were treated as underwriters’ compensation and charged directly to stockholders’ equity. These shares are valued at par per equity statement and are treated as representative shares issued to sponsor for no compensation.

Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its Business Combination within 18 months from the closing of the IPO (or 21 months from the closing, if the Company extends the period of time to consummate a Business Combination.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement for the IPO pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the IPO, nor may they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following the effective date of the registration statement for the IPO, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners

Note 10. Subsequent Events

The Sponsor loaned $340,000 to the Company from January 2022 to March 2022 for working capital purposes as part of its $1.5 million working capital loan.

SeaStar Medical, Inc.

Condensed Balance Sheets

As of June 30, 2022 and December 31, 2021

(in thousands, except for share and per-share amounts)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$613	$510
Other receivables	—	58
Prepaid expenses	58	33
Other current assets	752	—

Total current assets	1,423	601

Other assets	2	2

Total assets	$1,425	$603

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$669	$85
Accrued expenses	632	186
Convertible notes—related party, net of discount	2,548	2,378
Derivative liability	—	471

Total Current liabilities	3,849	3,120

Long-term liabilities
Notes payable—Government loans	63	63
Convertible notes—related party, net of discount, related party, net of current portion	1,886	181
Derivative liability	—	55

Total Long-term liabilities	1,949	299

Total Liabilities	5,798	3,419

Commitments and contingencies (see Note 7)
Convertible Preferred stock: $0.001 par value, 3,702,505 and 2,965,505 shares authorized at
June 30, 2022 and December 31, 2021, respectively
Series B preferred stock; 700,950 and 453,950 shares designated; 633,697 and 439,203 shares issued and outstanding with an aggregate liquidation preference of $7,821 and $5,421 as of June 30, 2022 and December 31, 2021, respectively	7,821	5,421
Series A-1 preferred stock; 1,601,060 shares designated; 1,576,154 shares issued and outstanding with an aggregate liquidation preference of $77,799 as of June 30, 2022 and December 31, 2021	19,451	19,451
Series A-2 preferred stock; 900,495 shares designated; 577,791 and 772,285 shares issued and outstanding with an aggregate liquidation preference of $7,130 and $9,530 as of June 30, 2022 and December 31, 2021, respectively	46,077	48,477

Total Convertible Preferred stock	73,349	73,349

Stockholders’ deficit
Common stock—$0.001 par value per share; 12,000,000 and 3,531,504 shares authorized at June 30, 2022 and December 31, 2021, respectively, and no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	496	147
Accumulated deficit	(78,218)	(76,312)

Total Stockholders’ deficit	(77,722)	(76,165)

Total Liabilities, Convertible preferred stock and Stockholders’ deficit	$1,425	$603

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Condensed Statements of Operations

For the Three and Six Months Ended June 30, 2022 and 2021

(in thousands, except for share and per-share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$596	$536	$951	$1,282
General and administrative	716	652	1,173	968

Total Operating expenses	1,312	1,188	2,124	2,250

Loss from operations	(1,312)	(1,188)	(2,124)	(2,250)
Other Income (expense)
Interest expense	(191)	(9)	(360)	(11)
Other income	—	91	—	91
Change in fair value of derivative liability	601	—	578	—

Total Other Income (expense)	410	82	218	80

Loss before income tax provision	(902)	(1,106)	(1,906)	(2,170)
Income tax provision	—	—	—	1

Net loss	$(902)	$(1,106)	$(1,906)	$(2,171)

Net loss per share of common stock, basic and diluted	$—	$—	$—	$—

Weighted-average shares outstanding, basic and diluted	—	—	—	—

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except for share and per-share amounts)

(unaudited)

	Convertible Preferred Stock							Stockholders’ Deficit
	Series B Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock			Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Total	Shares	Amount
Balance, December 31, 2020	426,977	$5,270	1,576,154	$19,451	784,511	$48,628	$73,349	—	$—	$133	$(71,716)	$(71,583)
Stock-based compensation	—	—	—	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	—	—	—	—	—	(1,065)	(1,065)

Balance, March 31, 2021	426,977	$5,270	1,576,154	$19,451	784,511	$48,628	$73,349	—	$—	$136	$(72,781)	$(72,645)
Stock-based compensation	—	—	—	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	—	—	—	—	—	(1,106)	(1,106)

Balance, June 30, 2021	426,977	$5,270	1,576,154	$19,451	784,511	$48,628	$73,349	—	$—	$139	$(73,887)	$(73,748)

	Convertible Preferred Stock
	Series B Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock			Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Total	Shares	Amount
Balance, December 31, 2021	439,203	$5,421	1,576,154	$19,451	772,285	$48,477	$73,349	—	$—	$147	$(76,312)	$(76,165)
Conversion of Series A-2 Preferred stock to Series B Preferred stock	194,494	2,400	—			(2,400)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	—	—	—	—	(1,004)	(1,004)

Balance, March 31, 2022	633,697	7,821	1,576,154	19,451	577,791	46,077	73,349	—	—	151	(77,316)	(77,165)
Stock-based compensation	—	—	—	—	—	—	—	—	—	345	—	345
Net loss	—	—	—	—	—	—	—	—	—	—	(902)	(902)

Balance, June 30, 2022	633,697	$7,821	1,576,154	$19,451	577,791	$46,077	$73,349	—	$—	$496	$(78,218)	$(77,722)

The accompanying notes are an integral part of these interim condensed financial statements.

SeaStar Medical, Inc.

Condensed Statements of Cash Flows

For the Six Months Ended June 30, 2022 and 2021

(in thousands, except for shares and per-share amounts)

(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(1,906)	$(2,171)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of discount on secured convertible notes	208	6
Non-cash accrued interest related to convertible notes payable	151	2
Change in fair value of derivative liability	(578)	—
Stock-based compensation	349	6
Changes in operating assets and liabilities
Inventory	—	55
Prepaid expenses	(25)	17
Other current assets	(752)	—
Accounts payable	584	12
Accrued expenses and other current liabilities	391	(586)

Net cash used in operating activities	(1,578)	(2,659)

Cash flows from financing activities
Proceeds from issuance of convertible notes	1,681	500
Repayment of PPP loan	—	(20)

Net cash provided by financing activities	1,681	480

Net increase (decrease) in cash	103	(2,179)
Cash, beginning of period	510	2,807

Cash, end of period	$613	$628

Supplemental disclosure of cash flow information
Cash paid for income taxes	$—	$1
Cash paid for interest	$—	$1
Supplemental disclosure of noncash flow information
Conversion of Series A-2 Preferred stock into Series B Preferred stock	$2,400	$—
Value of derivative liability on issuance of convertible notes	52	80
Non-cash conversion of accrued expenses into convertible notes	96

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

1.	DESCRIPTION OF BUSINESS

Organization and description of business

SeaStar Medical, Inc. (“the Company”, “we”) was incorporated as a Delaware corporation in June 2007, and it is headquartered in Denver, Colorado. The Company is principally engaged in the research, development, and commercialization of a platform medical device technology designed to modulate inflammation in various patient populations. The primary target of this technology is for the treatment of acute kidney injuries.

The Company is in the pre-revenue stage focused on product development and to date, has funded its operations principally through private placements of its convertible preferred stock. Going forward, the Company will need to seek additional debt and equity financings.

On April 21, 2022, LMF Acquisition Opportunities, Inc., (“LMAO”) entered into an Agreement and Plan of Merger with LMF Merger Sub, Inc., a wholly owned subsidiary of LMAO, and the Company (Merger). Upon completion of the merger, LMF Merger Sub Inc., will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of LMAO.

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and applicable rules and regulations of the U.S. Securities and Exchange Commission (SEC) for interim reporting. As permitted under those rules and regulations, certain notes or other financial information normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The interim condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly the Company’s results for the interim periods presented. The results from operations for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any future annual or interim period.

The accompanying interim unaudited condensed financial statements should be read in conjunction with the annual financial statements and the related notes thereto for the year ended December 31, 2021.

Liquidity and Going Concern

As of June 30, 2022, the Company has an accumulated deficit of $78,218 and cash of $613. Since July 1, 2022, We do not believe that will be sufficient to enable us to fund our operations, including clinical trial expenses and capital expenditure requirements for at least 12 months from the issuance of financial statements. We believe that this raises substantial doubt about our ability to continue as a going concern.

Our need for additional capital will depend in part on the scope and costs of our development activities. To date, we have not generated any significant revenue from the sales of commercialized products. Our ability to generate product revenue will depend on the successful development and eventual commercialization of our product. Until such time, if ever, we expect to finance our operations through the sale of equity or debt, borrowing under credit facilities, or through potential collaborations, other strategic transactions or government and other grants. Adequate capital may not be available to us when needed or on acceptable terms.

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

1.	DESCRIPTION OF BUSINESS (continued)

Liquidity and Going Concern (continued)

If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. The accompanying interim financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

Risks and uncertainties

The Company is subject to risks common to early-stage companies in the medical technology industry including, but not limited to, new medical and technological innovations, dependence on key personnel, protection of proprietary technology, and product liability. There can be no assurance that the Company’s products or services will be accepted in the marketplace, nor can there be any assurance that any future products or services can be developed or deployed at an acceptable cost and with appropriate performance characteristics, or that such products or services will be successfully marketed, if at all. These factors could have a materially adverse effect on the Company’s future financial results, financial position and cash flows.

In March 2020, the World Health Organization declared the novel coronavirus disease (“COVID- 19”) outbreak a pandemic. The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its financial condition and operations. The future progression of the pandemic and its effects on our business and operations are uncertain. The COVID-19 pandemic may affect our ability to initiate and complete preclinical studies, delay our clinical trials or future clinical trials, disrupt regulatory activities, or have other adverse effects on our business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds to support our operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Significant estimates include the valuation of derivative liabilities and the amount of share-based compensation expense. Although actual results could differ from those estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. We believe that we are not exposed to significant credit risk as our deposits are

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of credit risk (continued)

held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on deposits since inception.

Fair value disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Inputs used to measure fair value are classified into the following hierarchy:

Level 1 – quoted prices in active markets for identical assets and liabilities.

Level 2 – other significant observable inputs (including quoted prices for similar assets and liabilities, interest rate, credit risk, etc.).

Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of assets and liabilities).

The fair value of the derivative liabilities are classified as Level 3 in the fair value hierarchy.

The following table presents the changes in the derivative liability for the six months ended June 30, 2022 and 2021:

Level 3 Rollforward	Derivative Liability
Balance December 31, 2021	$526
Additions	52
Changes in fair value	(578)

Balance June 30, 2022	$—

Balance December 31, 2020	$—
Additions	80
Changes in fair value	—

Balance June 30, 2021	$80

Derivative liabilities in the amounts of $4, $0, $35 and $13, were recorded on January 31, 2022, February 28, 2022, March 16, 2022 and March 31, 2022, respectively, for the issuance of convertible notes along with a corresponding debt discount (see Note 4). The derivative liabilities are remeasured each reporting period using a probability-weighted model and assumption related to the conversion price and timing of conversion. The put option liability was valued based on the calculated returns as a result of the various discounts included in the Company’s convertible notes and the related probability assessments of the various settlement scenarios.

The estimated fair value of prepaid expenses, accounts payable and accrued expenses approximate their fair value because of the short-term nature of these instruments.

Emerging growth company status

The Company is an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). Under the JOBS Act, emerging growth companies can take advantage of an extended

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Emerging growth company status (continued)

transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (1) no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. In accordance with the JOBS Act, the Company has delayed adoption of ASU 2020-06—Debt (Subtopic 470-20), ASU 2019-12—Income Taxes (Topic 740), and ASU 2020-10—Codification Improvements. As a result, these financial statements may not be comparable to those companies that comply with the new or revised accounting pronouncements as of public company effective dates.

3.	ACCRUED EXPENSES

Accrued expenses consisted of the following amounts as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Accrued interest	$223	$72
Accrued director remuneration	123	—
Accrued research and development	104	58
Accrued merger costs	98	—
Accrued bonus	60	—
Accrued other	22	29
Accrued legal	2	27

Total accrued expenses	$632	$186

4.	CONVERTIBLE NOTES

Dow Notes

The Company issued convertible note agreements to the Dow Employee’s Pension Plan Trust (Dow Notes) in the amounts of $120, $480 and $120 on March 16, 2022, April 12, 2022 and April 18, 2022, respectively. The term for the March 16, 2022 note is two years from the issuance date and the term for the April 12, 2022 and April 18, 2022 notes is three years from the issuance date. Interest on the unpaid balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price. On February 8, 2022 an amendment was issued that includes an offering to convert Series A-2 Preferred stock to Series B Preferred stock. At each issuance, the fair value of the conversion features was separated from the convertible notes and reported as a debt discount and derivative liability as discussed in Note 2, Recurring fair value measurements. For the six months ended June 30, 2022, the Company recorded $21 as a debt discount and corresponding derivative liability. The fair value of the derivative liability is $0 as of June 30, 2022.

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

4.	CONVERTIBLE NOTE (continued)

Union Carbide Notes

The Company issued convertible note agreements to the Union Carbide Employee Pension Plan Trust (Union Carbide Notes) in the amounts of $80, $320 and $80 on March 16, 2022, April 12, 2022 and April 18, 2022, respectively. The term for the March 16, 2022 note is two years from the issuance date and the term for the April 12, 2022 and April 18, 2022 notes is three years from the issuance date. Interest on the unpaid balance will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price. On February 8, 2022 an amendment was issued that includes an offering to convert Series A-2 Preferred stock to Series B Preferred stock.

The fair value of the conversion features was separated from the convertible notes and reported as a debt discount and derivative liability as discussed in Note 2, Recurring fair value measurements. For the note issuances during the six months ended June 30, 2022, the Company recorded a $14 discount and corresponding derivative liability. The fair value of the derivative liability is $0 as of June 30, 2022.

IBT Notes

During the six months ended June 30, 2022, the Company converted additional unpaid invoices in the amounts of $76 and $20 into convertible note agreements with IBT and David Humes, respectively, (collectively the “IBT Notes”). The term for the IBT Notes is three years. Interest on the unpaid balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price. At issuance, the fair value of the conversion feature was separated from the convertible notes and reported as a debt discount and derivative liability. The Company recorded debt discounts and corresponding derivative liabilities totaling $17 related to the IBT Notes issued during the six months ended June 30, 2022. The fair value of the derivative liability is $0 as of June 30, 2022.

Investor Notes

During the six months ended June 30, 2022, the Company issued convertible notes to investors for a total amount of $422 (collectively the “Investor Notes”). The term of all notes is three years from the date of issuance. Interest on the unpaid principal balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price.

Pursuant to the terms of the Bridge Note Financing, SeaStar agreed to convert, immediately prior to the effective date of a SPAC Merger, each share of Series A-2 Preferred Stock and Series B Preferred Stock held by purchasers of notes into either (a) 1.4 shares of common stock of SeaStar Medical or (ii) 2 shares of common stock of SeaStar, depending on the amount of participation. Accordingly, immediately prior to the effective date of a Merger, a total of 24,656 shares of Series A-2 Preferred Stock and 3,623 shares of Series B Preferred Stock held by David Humes will be converted into 56,558 shares of common stock of SeaStar Medical (based on 1:2 conversion ratio). The fair value of the derivative liability is $0 as of June 30, 2022.

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

4.	CONVERTIBLE NOTE (continued)

Notes issued on April 12, 2022 and April 18, 2022

In connection with the notes issued on April 12, 2022 and April 18, 2022, SeaStar Medical shareholders voted and agreed that, upon the filing of the Ninth Amended and Restated Certificate of Incorporation and immediately prior to the effective date of the Merger, SeaStar Medical shall convert or exchange each share of Series A-1 Preferred Stock held by Dow Pension Funds into 3 shares of common stock.

Omnibus Amendment

On April 12, 2022, the Company amended all its convertible note agreements with an omnibus amendment to stipulate that in the event that a SPAC Merger is consummated on or prior to maturity date, the outstanding balance of the notes shall automatically convert into shares of common stock of the Company at a conversion price equal to $10 per share of common stock immediately prior to the consummation of a SPAC Merger.

The convertible notes and debt discounts consist of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Dow Notes	$2,340	$1,620
Union Carbide Notes	1,560	1,080
IBT & David Humes Notes	210	114
Investor Notes	526	104
Unamortized Debt Discount	(202)	(359)

	4,434	2,559
Less current portion	(2,548)	(2,378)

	$1,886	$181

Future maturities of principal repayment of the convertible notes as of June 30, 2022 are as follows:

Years ending December 31:
2022 (remaining)	$2,700
2023	—
2024	418
2025	1,518

Total	$4,636

5.	NOTES PAYABLE – GOVERNMENT LOANS

In June 2020, the Company received a loan in the amount of $63 from the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan assistance program established as part of the CARES Act. The loan calls for monthly payments in the amount of $0.3 until maturity in May 2050. The loan accrues interest at 3.75%.

In March, 2022, the Company was notified by the SBA that monthly payments on the $63 loan were deferred until 2023.

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

5.	NOTES PAYABLE – GOVERNMENT LOANS (continued)

The future maturities of the notes payable – Government loans are as follows:

As of June 30,
2022 (remaining)	$—
2023	1
2024	1
2025	1
2026	1
2027	1
Thereafter	58

$63

6.	CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets given the voting interest held by convertible preferred stockholders which could cause certain events to occur that are outside of the Company’s control whereby the Company could be obligated to redeem the convertible preferred stock. The Company has not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable, and the Company believes it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values to the respective liquidation preferences will be made if and when it becomes probable that an event could occur obligating the Company to pay such amounts.

During the six months ended June 30, 2022, the Company converted 194,494 shares of Series A-2 Preferred Stock to 194,494 shares of Series B Preferred Stock. As of June 30, 2022, 633,697 shares of Series B Preferred Stock were issued and outstanding.

In April, 2022, the board of directors granted employees and members of the board restricted stock units (RSUs), under which the holders have the right to receive an aggregate of 255,000 shares of common stock. The majority of the RSUs granted vest 50% on the first anniversary of the grant date, with the remaining 50% of the awards vesting monthly over a 12 to 24 month period following the first anniversary of the grant date. At grant date, the fair market value of an RSU was $8.

On May 4, 2022, the Company amended its certificate of incorporation increasing the total number of shares of all classes of stock which the Company shall have authority to issue to 12 million shares of common stock, $0.001 par value per share, 3,702,505 shares of preferred stock, $0.001 par value per share, of which 700,950 share of preferred stock are designated Series B, 1,601,060 shares are designated Series A-1, 900,495 are designated Series A-2 and 500,000 shares of preferred stock are undesignated.

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

6.	CONVERTIBLE PREFERRED STOCK AND COMMON STOCK (continued)

The following represents stock-based compensation expense in the Company’s condensed Statements of Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Research and development	$90	$3	$90	$6
General and administrative	255	—	259	—

Total	$345	$3	$349	$6

7.	COMMITMENTS AND CONTINGENCIES

Lease agreements

The Company is part of a membership agreement for shared office space and can cancel at any time. Rent expense was $8 for each of the three months ended June 30, 2022 and 2021, and $16 for each of the six months ended June 30, 2022 and 2021.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the three and six months ended June 30, 2022 and 2021 and no material legal proceedings are currently pending or threatened.

8.	INCOME TAXES

In accordance with GAAP, a valuation allowance should be provided if it is more likely than not that some or all of the Company’s deferred tax assets will not be realized. The Company’s ability to realize the benefit of its deferred tax assets will depend on the generation of future taxable income. Due to the uncertainty of future profitable operations and taxable income, the Company has recorded a full valuation allowance against its net deferred tax assets. The Company believes its tax filing positions and deductions related to tax periods subject to examination will be sustained under audit and, therefore, has no reserve for uncertain tax positions.

9.	NET LOSS PER SHARE

Basic net loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the convertible preferred stock and common stock options are considered to be potentially dilutive securities. Basic and diluted net loss per share is presented in conformity with the two-class method

SeaStar Medical, Inc.

Notes to Financial Statements

(in thousands, except share and per-share amounts)

(unaudited)

9.	NET LOSS PER SHARE (continued)

required for participating securities as the convertible preferred stock is considered a participating security. The Company’s participating securities do not have contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stockholders. As the Company has reported net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

The following weighted-average outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Options to purchase common stock	271,280	267,034	271,280	267,034
Restricted stock units	255,000	—	127,500	—
Convertible preferred stock	2,787,642	2,787,642	2,787,642	2,787,642

Total	3,313,922	3,054,676	3,186,422	3,054,676

While the net loss attributable to common shareholders is $902 and $1,106 for the three months ended June 30, 2022 and 2021, respectively, and $1,907 and $2,171 for the six months ended June 30, 2022 and 2021, respectively, there are no common shareholders.

10.	SUBSEQUENT EVENTS

Management has evaluated subsequent events for recognition and disclosure through August 10, 2022, the date on which the financial statements were available to be issued, and September 13, 2022, the date the revised unaudited interim condensed financial statements were issued, and has determined that following should be disclosed:

On July 6, 2022, a first amendment to convertible promissory note and waiver was entered into with DOW and UCEPP that extends the maturity date of the DOW Notes to December 10, 2022.

On August 23, 2022, the Company, LMAO, and Tumim Stone Capital LLC (“Tumim Stone Capital”) entered into a Common Stock Purchase Agreement providing the right to sell to Tumim Stone Capital up to $100,000 worth of shares of common stock. The Common Stock Purchase Agreement is subject to certain limitations and conditions and also provides for a $2,500 commitment fee payable to Tumim Stone Capital to be paid in shares of common stock.

On September 9, 2022, the Company entered into a Credit Agreement with LM Funding America, Inc. (“LMFA”) pursuant to which LMFA agreed to make advances to the Company of up to $700 for general corporate purposes at an interest rate equal to 15% per annum. As of September 13, 2022, the Company has borrowed $350 under the Credit Agreement. There are certain covenants in place related to the Credit Agreement.

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of

Directors of SeaStar Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SeaStar Medical, Inc. (a Delaware corporation) as of December 31, 2021 and 2020, and the related statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis-of-Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring significant losses that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

ArmaninoLLP

Bellevue, Washington

We have served as the Company’s auditor since 2021.

April 14, 2022

SeaStar Medical, Inc.

Balance Sheets

For the Years Ended December 31, 2021 and 2020

(in thousands, except for share and per-share amounts)

	2021	2020
ASSETS
Current assets
Cash	$510	$2,807
Other receivables	58	—
Inventory	—	55
Prepaid expenses	33	45

Total current assets	601	2,907

Other assets	2	2

Total assets	$603	$2,909

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$85	$382
Accrued expenses	186	678
Current portion of notes payable — Government loans	—	20
Convertible notes, less discount, related party	2,378	—
Derivative liability	471	—

Total current liabilities	3,120	1,080

Long-term liabilities
Notes payable — Government loans, net of current portion	63	63
Convertible notes, less discount, related party, net of current portion	181	—
Derivative liability	55	—

Total long-term liabilities	299	63

Total liabilities	3,419	1,143

Commitments and contingencies (see note 8)
Convertible Preferred stock: $0.001 par value, 2,965,505 shares authorized at December 31, 2021 and 2020, respectively
Series A-1 preferred stock; 1,601,060 shares designated; 1,576,154 shares issued and outstanding with an aggregate liquidation preference of $77,799 as of December 31, 2021 and 2020	19,451	19,451
Series A-2 preferred stock; 900,495 shares designated; 772,285 and 784,511 shares issued and outstanding with an aggregate liquidation preference of $9,530 and $9,681 as of December 31, 2021 and 2020, respectively	48,477	48,628
Series B preferred stock; 453,950 shares designated; 439,203 and 426,977 shares issued and outstanding with an aggregate liquidation preference of $5,421 and $5,270 as of December 31, 2021 and 2020, respectively	5,421	5,270

Total convertible preferred stock	73,349	73,349

Stockholders’ deficit
Common stock — $0.001 par value per share; 3,531,504 shares authorized and no shares issued or outstanding at December 31, 2021 and 2020	—	—
Additional paid-in capital	147	133
Accumulated deficit	(76,312)	(71,716)

Total stockholders’ deficit	(76,165)	(71,583)

Total liabilities, convertible preferred stock and stockholders’ deficit	$603	$2,909

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Statements of Operations

For the Years Ended December 31, 2021 and 2020

(in thousands, except for share and per-share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses
Research and development	$2,766	$4,025
General and administrative	1,683	2,428

Total operating expenses	4,449	6,453

Loss from operations	(4,449)	(6,453)
Other income (expense), net
Interest expense	(212)	(3,308)
Other income	91	84
Gain on sale of assets and liabilities held for sale	—	71
Change in fair value of derivative liability	(27)	—
Loss on disposal of other assets	—	(6)
Gain on early extinguishment of convertible notes	—	6,345

Total other income (expense), net	(148)	3,186

Loss before income tax provision	(4,597)	(3,267)
Income tax provision (benefit)	(1)	9

Net loss	$(4,596)	$(3,276)

Net loss per share of common stock, basic and diluted	$—	$—

Weighted-average shares outstanding, basic and diluted	—	—

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

For the Years Ended December 31, 2021 and 2020

(in thousands)

	Convertible Preferred Stock									Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series B Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock			Common Shares
	Shares	Amount	Shares	Amount	Shares	Amount	Total	Shares	Amount
Balance, January 1, 2020	—	$—	—	$—	—	$—	$—	784,551	$78	$48,683	$(68,440)	$(19,679)
Conversion of common stock into preferred stock	—	—	—	—	784,511	48,628	48,628	(784,551)	(78)	(48,550)	—	(48,628)
Conversion of convertible notes into preferred stock	19,785	245	1,576,154	19,451	—	—	19,696	—	—	—	—	—
Issuance of stock	407,192	5,025	—	—	—	—	5,025	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(3,276)	(3,276)

Balance, December 31, 2020	426,977	5,270	1,576,154	19,451	784,511	48,628	73,349	—	—	133	(71,716)	(71,583)
Conversion of Series A-2 Preferred stock to Series B Preferred stock	12,226	151	—	—	(12,226)	(151)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	14	—	14
Net loss	—	—	—	—	—	—	—	—	—	—	(4,596)	(4,596)

Balance, December 31, 2021	439,203	$5,421	1,576,154	$19,451	772,285	$48,477	$73,349	—	$—	$147	$(76,312)	$(76,165)

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(4,596)	$(3,276)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of discount on secured convertible notes	140	1,454
Amortization of deferred financing costs	—	239
Accrued interest added to principal of convertible notes	—	1,615
Non-cash accrued interest related to convertible notes	72	—
Change in fair value of derivative liability	27	—
Gain on convertible note extinguishment	—	(6,345)
PPP loan forgiveness	(91)	(84)
Gain on sale of assets and liabilities held for sale	—	(71)
Loss on disposal of other assets	—	6
Stock-based compensation	14	—
Changes in operating assets and liabilities
Inventory	55	137
Prepaid expenses	12	129
Accounts payable	(297)	225
Accrued expenses and other current liabilities	(450)	395
Other assets	—	4

Net cash used in operating activities	(5,114)	(5,572)

Cash flows from financing activities
Proceeds from issuance of convertible notes	2,746	—
Proceeds from issuance of Series B Preferred stock	—	5,025
Repayment to settle convertible notes	—	(300)
Proceeds from PPP loan	91	104
Repayment of PPP loan	(20)	—
Proceeds from SBA loan	—	63

Net cash provided by financing activities	2,817	4,892

Net decrease in cash	(2,297)	(680)
Cash, beginning of year	2,807	3,487

Cash, end of year	$510	$2,807

Supplemental disclosure of cash flow information

Cash paid for income taxes	$—	$1
Cash paid for interest	$—	$1

Supplemental disclosure of noncash flow information

Fair value of derivative liability and discount on issuance of convertible notes	$499	$—
Conversion of Series A-2 Preferred stock into Series B Preferred stock	$151	$—
Conversion of accrued expenses into convertible notes	$114	$—
Other receivables of cash in transit for convertible notes	$58	$—
Assets and liabilities held for sale exchanged for prepaid research and development	$—	$110
Conversion of common stock into Series A-2 Preferred stock	$—	$48,628
Conversion of convertible notes into Series A-1 Preferred stock	$—	$19,696

The accompanying notes are an integral part of these financial statements.

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

1.	DESCRIPTION OF BUSINESS

Organization and description of business

SeaStar Medical, Inc. (“the Company”) was incorporated as a Delaware corporation in June 2007, and it is headquartered in Denver, Colorado. The Company is principally engaged in the research, development, and commercialization of a platform medical device technology designed to modulate inflammation in various patient populations. The primary target of this technology is for the treatment of acute kidney injuries.

The Company is in the pre-revenue stage focused on product development and to date, has funded its operations principally through private placements of its convertible preferred stock. Going forward, the Company will need to seek additional debt and equity financings.

Liquidity and Going Concern

Management evaluated its future business activities and requirements under ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern. As part of the evaluation, management considered current cash on hand and projected sources and uses of cash from operations as well as management’s plans. The Company has an accumulated deficit of $76.3 million and cash of $510,000 as of December 31, 2021. The Company’s ability to fund ongoing operations is highly dependent upon raising additional capital through the issuance of equity securities and issuing debt or other financing vehicles. The Company’s ability to secure capital is dependent upon success in developing its technology. The Company cannot provide assurance that additional capital will be available on acceptable terms, if at all. The issuance of additional equity or debt securities will likely result in substantial dilution to the Company’s stockholders. Should additional capital not be available to the Company in the near term, or not be available on acceptable terms, the Company may be unable to realize value from the Company’s assets or discharge liabilities in the normal course of business, which may, among other alternatives, cause the Company to delay, substantially reduce, or discontinue operational activities to conserve cash balances, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period beyond one year from issuing these financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Risks and uncertainties

The Company is subject to risks common to early-stage companies in the medical technology industry including, but not limited to, new medical and technological innovations, dependence on key personnel, protection of proprietary technology, and product liability. There can be no assurance that the Company’s products or services will be accepted in the marketplace nor can there be any assurance that any future products or services can be developed or deployed at an acceptable cost and with appropriate performance characteristics, or that such products or services will be successfully marketed, if at all. These factors could have a materially adverse effect on the Company’s future financial results, financial position and cash flows.

In March 2020, the World Health Organization declared the novel coronavirus disease (“COVID-19”) outbreak a pandemic. The Company cannot at this time predict the specific extent, duration, or full impact

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

1.	DESCRIPTION OF BUSINESS (continued)

Risks and uncertainties (continued)

that the COVID-19 pandemic will have on its financial condition and operations. The future progression of the pandemic and its effects on our business and operations are uncertain. The COVID-19 pandemic may affect our ability to initiate and complete preclinical studies, delay our clinical trials or future clinical trials, disrupt regulatory activities, or have other adverse effects on our business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds to support our operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Segment information

The Company operates in one operating segment and, accordingly, no segment disclosures have been presented herein.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Significant estimates include the valuation of derivative liabilities, the amount of share-based compensation expense, as well as the reserve for excess and obsolete inventory. Although actual results could differ from those estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time.

Cash

The Company maintains its cash in a commercial bank in the United States (U.S.) which is insured by the Federal Deposit Insurance Corporation up to $250,000. The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company does not have any cash equivalents at December 31, 2021 and 2020.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. We believe that we are not exposed to significant credit risk as our deposits are held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on deposits since inception.

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventory consists of finished goods, manufactured by a third party and is stated at the lower of cost (first-in, first-out) or net realizable value less an obsolescence reserve. The Company estimates reserves for obsolete inventory when management determines an item should be reserved based on historical and/or projected usage of the product.

Income taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the periods in which such differences are expected to reverse. A valuation allowance is provided when the realization of net deferred tax assets is not deemed more likely than not.

The Company complies with the provisions of Accounting Standards Codification 740, Income Taxes, which provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position; otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company did not have any unrecognized tax benefits. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as income tax expense in the financial statements. As of December 31, 2021 and 2020, the Company has no uncertain tax positions.

Fair value of financial instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1 — quoted prices in active markets for identical assets and liabilities.

Level 2 — other significant observable inputs (including quoted prices for similar assets and liabilities, interest rate, credit risk, etc.).

Level 3 — significant unobservable inputs (including the Company’s own assumptions in determining the fair value of assets and liabilities).

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recurring fair value measurements

The financial liabilities that were measured and recorded at their estimated fair value on a recurring basis consisted of our derivative liabilities that were related to the conversion option of the secured convertible notes, which were accounted for as liabilities remeasured through our statement of operations. The fair value of the derivative liabilities were classified as Level 3 in the fair value hierarchy.

The following table presents the changes in the derivative liability for the years ended December 31, 2021 and 2020 (in thousands):

Level 3 Rollforward	Derivative Liability
Balance December 31, 2019	$9,010
Recognized as part of the net gain on early extinguishment of convertible notes	(9,010)

Balance December 31, 2020	—
Additions	499
Changes in fair value	27

Balance December 31, 2021	$526

Derivative liabilities in the amounts of $80,000, $364,000 and $55,000 were recorded on June 10, 2021, September 10, 2021 and December 31, 2021, respectively, for the issuance of convertible notes along with a corresponding debt discount (see Note 4). The derivative liabilities are remeasured each reporting period using a probability-weighted model and assumption related to the conversion price and timing of conversion. The put option liability was valued based on the calculated returns as a result of the various discounts included in the Company’s convertible notes and the related probability assessments of the various settlement scenarios. The change in the fair value of the derivative liabilities during the year ended December 31, 2021, was $27,000.

A derivative liability was recorded in the balance sheet as of December 31, 2019 as a long-term liability (see Note 4). There was no change in the fair value of the derivative liability during the year ended December 31, 2020. The derivative liability was recognized as part of the net gain on early extinguishment of convertible notes during the year ended December 31, 2020, when the secured convertible notes were converted and settled.

The estimated fair value of prepaid expenses, accounts payable and accrued expenses approximate their fair value because of the short-term nature of these instruments.

Stock-based compensation

In accordance with ASC Topic 718, Compensation — Stock Compensation, the Company recognizes compensation expense for all stock-based awards issued to employees based on the estimated grant-date fair value, which is recognized as expense on a straight-line basis over the requisite service period. The Company has elected to recognize forfeitures as they occur. The fair value of stock options is determined using the Black-Scholes option-pricing model. The determination of fair value for stock-based awards on the date of grant using an option-pricing model requires management to make certain assumptions including expected volatility, expected term, risk-free interest rate and expected dividends in addition to the Company’s common stock valuation (see Note 6).

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation (continued)

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the fair value of the Company as of the grant date. The fair value of the Company has been determined based upon a variety of factors, including the Company’s financial position, historical performance and operating results, the Company’s stage of development, the progress of the Company’s research and development programs, the prices at which the Company sold its convertible preferred stock, the superior rights, preferences and privileges of the Company’s convertible preferred stock relative to its common stock, external market conditions affecting the biotechnology industry, the lack of marketability of the Company’s common stock and the prospects of a liquidity event and the analysis of initial public offering and market performance of similar companies as well as recently completed mergers and acquisition of peer companies. Significant changes to the key assumptions underlying the factors used could result in different fair values of the Company at each valuation date.

Research and development expenses

Expenditures made for research and development are charged to expense as incurred. External costs consist primarily of payments for laboratory supplies purchased in connection with the company’s discovery and preclinical activities, and process development and clinical development activities. Internal costs consist primarily of employee-related costs, consultants fees and cost related to compliance with regulatory requirements. Nonrefundable advance payments for goods and services that will be used in future research and development activities are capitalized and recorded as expense in the period that the Company receives the good or when services are performed.

The Company records expenses related to external research and development services based on actual services received and efforts expended pursuant to invoices and contracts with consultants that supply, conduct and manage preclinical studies and clinical trials on its behalf.

Emerging growth company status

The Company is an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). Under the JOBS Act, emerging growth companies can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (1) no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently issued accounting standards not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC Topic 842). The new guidance maintains two classifications of leases: finance leases, which replace capital leases, and operating leases. Lessees will need to recognize a right-of-use asset and a lease liability on the statement of financial position for those leases previously classified as operating leased under the old guidance. The liability will be equal

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently issued accounting standards not yet adopted (continued)

to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for direct costs. The accounting standard will be effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact of the lease guidance on the Company’s financial statements.

3.	ACCRUED EXPENSES

Accrued expenses consisted of the following amounts (in thousands) as of December 31, 2021 and 2020:

	2021	2020
Accrued research and development	$58	$485
Accrued bonus	—	47
Accrued legal	27	40
Accrued interest	72	—
Accrued other	29	106

Total accrued expenses	$186	$678

4.	CONVERTIBLE NOTES

Dow Notes

The Company issued convertible note agreements to the Dow Employee’s Pension Plan Trust (Dow) in the amounts of $300,000, $840,000, $240,000 and $240,000 on June 10, 2021, September 10, 2021, October 15, 2021 and November 15, 2021, respectively, (collectively the “Dow Notes”). The terms for the Dow Notes are one year from their respective issuance dates. Interest on the unpaid balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price. At each issuance, the fair value of the conversion features was separated from the convertible notes and reported as a debt discount and put option liability as discussed in Note 2, Recurring fair value measurements. In 2021, the Company recorded a total of $267,000 as debt discounts related to the Dow Notes.

Union Carbide Notes

The Company issued convertible note agreements to the Union Carbide Employee Pension Plan Trust (Union Carbide) in the amounts of $200,000, $560,000, $160,000 and $160,000 on June 10, 2021, September 10, 2021, October 15, 2021 and November 15, 2021, respectively, (collectively the “Union Carbide Notes”). The terms for the Union Carbide Notes are one year from their respective issuance dates. Interest on the unpaid balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price. At each issuance, the fair value of the conversion features was separated from the convertible notes and reported as a debt discount and put option liability as discussed in Note 2, Recurring fair value measurements. In 2021, the Company recorded a total of $177,000 as debt discounts related to the Union Carbide Notes.

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

4.	CONVERTIBLE NOTES (continued)

IBT & David Humes Notes

On December 31, 2021, the Company converted unpaid invoices in the amounts of $69,000 and $45,000 into convertible note agreements with IBT and David Humes, respectively (collectively the “IBT Notes”). The term for the IBT Notes is three years. Interest on the unpaid balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price. The IBT Notes also include an offering to convert Series A-2 Preferred stock to Series B Preferred stock. At issuance, the fair value of the conversion features was separated from the convertible notes and reported as a debt discount and put option liability as discussed in Note 2, Recurring fair value measurements. In 2021, the Company recorded a total of $29,000 as debt discounts related to the IBT Notes.

Investor Notes

On December 31, 2021, the Company issued convertible notes to investors for a total amount of $104,000 (collectively the “Investor Notes”). The term of all notes is three years from the date of issuance. Interest on the unpaid principal balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price and include an offering to convert Series A-2 Preferred stock to Series B Preferred stock. At issuance, the fair value of the conversion features was separated from the convertible notes and reported as a debt discount and put option liability as discussed in Note 2, Recurring fair value measurements. In 2021, the Company recorded a total of $26,000 as debt discounts related to the Investor Notes.

The discounts recorded at the time of the above issuances are amortized to interest expense over the life of the convertible notes using the effective interest method. Amortization of the debt discounts for the years ended December 31, 2021 and 2020 was $140,000, and $0, respectively.

The convertible notes and debt discounts consist of the following at December 31 (in thousands):

	2021	2020
Dow Notes	$1,620	$—
Union Carbide Notes	1,080	—
IBT & David Humes Notes	114	—
Investor Notes	104
Unamortized Debt Discount	(359)	—

	2,559	—
Less current portion	(2,378)	—

	$181	$—

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

4.	CONVERTIBLE NOTES (continued)

Investor Notes (continued)

Future maturities of principal repayment of the convertible notes as of December 31, 2021 are as follows (in thousands):

Years ending December 31,
2022	$2,700
2023	—
2024	218

$2,918

Convertible promissory notes 2018 and 2019

Between 2018 and 2019, the Company entered into several convertible promissory notes with lenders with an aggregate principal amount of $15.7 million and original maturity dates in 2021. The convertible notes had interest rates of 15% per annum and were secured by all of the assets of the Company. The convertible notes contained settlement features which required the conversion of outstanding principal and interest into shares of the Company’s stock upon the occurrence of a change in control, initial public offering, or a qualified financing event. At issuance, the fair value of the conversion features was separated from the convertible notes and reported as a debt discount and put option liability. The Company recorded $4.5 million and $2.1 million as a debt discount during the years ended December 31, 2018 and 2019, respectively. The discount was amortized to interest expense over the life of the secured convertible notes using the effective interest method. Amortization of the debt discount for the year ended December 31, 2020, was $1.5 million.

In addition, in connection with obtaining the convertible notes, in prior years the Company paid $800,000 and $300,000 to third parties in deferred financing costs. The deferred financing costs were amortized to interest expense over the life of the convertible notes using the effective interest method. Amortization for the year ended December 31, 2020, was $239,000.

During 2020, the Company entered into settlement agreements with the existing lenders which converted outstanding notes payable principal and accrued interest to equity shares of the Company and released the Company from obligations related to the notes. Aggregate outstanding principal and accrued interest of $19.5 million was converted into Series A-1 Preferred Stock, outstanding principal and accrued interest of $245,000 was converted into Series B Preferred Stock, and a convertible note with outstanding principal and accrued interest in the amount of $726,000 was settled for $300,000 in cash payments. The settlements were accounted for as a debt extinguishment with the fair value of the shares issued upon conversion considered part of the reacquisition price of the debt. The difference in the net carrying value of the original convertible notes and the fair value of reacquisition price of the debt was recorded as a gain on debt extinguishment in the amount of $6.3 million in the statement of operations for the year ended December 31, 2020. The outstanding balance of these notes was $0 at December 31, 2021 and 2020.

5.	NOTES PAYABLE — GOVERNMENT LOANS

On April 2, 2021, the Company received loan proceeds of $91,000 from a promissory note issued by Silicon Valley Bank, under the Paycheck Protection Program (“PPP”) which was established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The original term on the loan was two years and the

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

5.	NOTES PAYABLE — GOVERNMENT LOANS (continued)

annual interest rate was 1.00%. Payments of principal and interest were deferred for the first six months of the loan. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan proceeds. Such forgiveness is determined based on the use of the loan proceeds for payroll costs, rent and utility expenses and the maintenance of workforce and compensation levels with certain limitations. On April 20, 2020, the Company received loan proceeds of $104,000 from a promissory note issued by Silicon Valley Bank, under the PPP. The original terms on the loan were two years and the annual interest rate was 1.00%. Payments of principal and interest were deferred for the first six months of the loan.

In June 2020, the American Institute of Certified Public Accountants (“AICPA”) issued Technical Questions & Answers (“TQA”) 3200.18, Borrower Accounting for a Forgivable Loan Received Under the Small Business Administration Paycheck Protection Program. The TQA addresses accounting for a business entity that expects to meet the PPP’s eligibility criteria and concludes that the PPP loan represents in substance, a grant that is expected to be forgiven, it may analogize to International Accounting Standards (“IAS”) 20 to account for the PPP loan. IAS 20 provides a model for the accounting of different forms of government assistance, which includes forgivable loans. Under this model, government assistance is not recognized until there is reasonable assurance (similar to the probable threshold in U.S. GAAP) that any conditions attached to the assistance will be met and the assistance will be received.

During the year ended December 31, 2020, the Company determined that it was probable it would be granted partial forgiveness for the 2020 PPP loan of $104,000 based on qualifying expenditures, and as a result the Company recorded $84,000 to Other Income in 2020 for the amount expected to be forgiven in accordance with IAS 20. In February 2021, the $84,000 was forgiven. Also, during 2021, the Company repaid the remaining $20,000 of the 2020 PPP loan and was granted forgiveness for the entire 2021 PPP loan. The Company recorded $91,000 to Other Income in 2021.

In June 2020, the Company received a loan in the amount of $63,000 from the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan assistance program established as part of the CARES Act. The loan calls for monthly payments in the amount of $300 until maturity in May 2050. The loan accrues interest at 3.75%.

In March, 2022, the Company was notified by the SBA that monthly payments on the $63,000 loan were deferred until 2023.

The future maturities of the notes payable — Government loans are as follows (in thousands):

Years ending December 31,
2022	$—
2023	1
2024	1
2025	1
2026	1
Thereafter	59

$63

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

6.	CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

At January 1, 2020, the Company was authorized to issue 1,495,651 shares of stock, of which 1,200,000 were common shares and 296,551 were preferred shares, each with a par value of $0.001 per share. The share and per share amounts at January 1, 2020 have been adjusted to reflect the 10:1 reverse stock split which occurred during 2020.

During 2020, the Company amended its certificate of incorporation to, (i) increase the authorized maximum number of shares of the Company’s capital stock, (ii) create a new series of preferred stock titled “Series B Preferred Stock” and designate 453,950 shares of preferred stock as Series B Preferred Stock, (iii) create a new series of preferred stock titled “Series A-1 Preferred Stock” and designate 1,601,060 shares of preferred stock as Series A-1 Preferred Stock, (iv) create a new series of preferred stock titled “Series A-2 Preferred Stock” and designate 900,495 shares of preferred stock as Series A-2 Preferred Stock, and (v) designate the rights, preferences and privileges of the preferred stock. At December 31, 2021 and 2020, the Company had 3,531,504 shares of common stock authorized. After the stock split, all shares of the Company’s capital stock have a par value of $0.001 per share.

Also, during 2020, the Company converted all common shares, except for the option holders, to Series A- 2 Preferred Stock.

Common stockholders are entitled to dividends if and when declared by the Board of Directors of the Company and after any convertible preferred share dividends are fully paid. The holder of each share of common stock is entitled to one vote.

The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets given the voting interest held by convertible preferred stockholders which could cause certain events to occur that are outside of the Company’s control whereby the Company could be obligated to redeem the convertible preferred stock. The Company has not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable, and the Company believes it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values to the respective liquidation preferences will be made if and when it becomes probable that an event could occur obligating the Company to pay such amounts.

As of December 31, 2021 and 2020, the rights and preferences of the convertible preferred stock are as follows:

Liquidation preference

Upon any liquidation, dissolution, or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock, or common stock out of the proceeds or assets of the Company available for distribution to its stockholders an amount per share equal to $12.34 for each share of Series B Preferred Stock, plus any declared but unpaid dividends.

After payment of the distributions described above, the holders of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such liquidation event to the holders of Series A-2 Preferred or common stock out of the remaining proceeds or assets of the Company available for distribution to its stockholders an amount per share equal to $49.36 (calculated as four times the original issue price of $12.34), plus any declared but unpaid dividends.

After payment of the distributions described above, the holders of Series A-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such liquidation event to the

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

6.	CONVERTIBLE PREFERRED STOCK AND COMMON STOCK (continued)

Liquidation preference (continued)

holders of common stock out of the remaining proceeds or assets of the Company available for distribution to its stockholders an amount per share equal to $12.34, plus any declared but unpaid dividends.

Upon the completion of the distribution to the holders of the Series B, Series A-1, and Series A-2 Preferred Stock, all of the remaining assets legally available for distribution shall be distributed among all holders of common stock. If, upon the occurrence of such events above, the assets of the Company are insufficient to pay the holders of shares the full amount to which they would be entitled, the holders of the shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable.

Dividends

The Company may declare dividends on shares of any class or series of stock of the Company only to the extent the dividends are approved by the Company’s Board of Directors. To date, no dividends have been declared.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, into common stock. The total number of shares each share of Series B, Series A-1, and Series A-2 may be converted into is determined by dividing the applicable original issuance price by $12.34 for each class of stock.

Voting

The holders of Preferred Stock and common stock shall vote as a single class on all matters submitted to the shareholders for the number of votes equal to the number of common stock into which their shares can be converted.

The holders of shares of Series B Preferred Stock shall be entitled, voting separately as a single class, to elect two directors of the Company, the holders of shares of Series A-1 Preferred Stock shall be entitled, voting separately as a single class, to elect one director of the Company, and the holders of shares of Series A-2 Preferred Stock shall be entitled, voting separately as a single class, to elect one director of the Company.

Series B convertible preferred stock

In 2020, the Company converted the secured convertible note with original principal of $180,000 together with then accrued interest of $65,000 to 19,785 shares of Series B Preferred Stock. Also in 2020, the Company sold 407,192 shares of Series B Preferred Stock for proceeds totaling $5.0 million. In 2021, the Company converted 12,226 shares of Series A-2 Preferred Stock the 12,226 shares of Series B Preferred Stock. As of December 31, 2021 and 2020, 439,203 and 426,977 shares, respectively, of Series B Preferred Stock were issued and outstanding.

Series A-1 convertible preferred stock

In 2020, the Company converted the secured convertible notes with original principal amounts totaling $15.0 million together with then accrued interest of $4.5 million to 1,576,154 shares of Series A-1 Preferred

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

6.	CONVERTIBLE PREFERRED STOCK AND COMMON STOCK (continued)

Series A-1 convertible preferred stock (continued)

Stock. As of December 31, 2021 and 2020, 1,576,154 shares of Series A-1 Preferred Stock were issued and outstanding.

Series A-2 convertible preferred stock

In 2020, the Company converted all common shares (784,551 shares), except for the option holders, to 784,511 shares of Series A-2 Preferred Stock. In 2021, the Company converted 12,226 shares of Series A-2 Preferred Stock to 12,226 shares of Series B Preferred Stock. As of December 31, 2021 and 2020, 772,285 and 784,511 shares, respectively of Series A-2 Preferred Stock were issued and outstanding.

7.	STOCK-BASED COMPENSATION AWARDS

Equity incentive plan — Options

The Company’s Board of Directors adopted the Company’s 2019 Stock Incentive Plan on February 25, 2019 to provide long-term incentive for its key employees and non-employee service providers. As of December 31, 2021 and 2020, 547,717 shares were reserved for the issuance of stock options to key employees and non-employee service providers for the purchase of the Company’s common stock. The vesting of stock options is stated in each individual grant agreement, which is generally four years. Options granted expire 10 years after the date of grant. There were 260,335 and 405,866 shares available for future grant as of December 31, 2021 and 2020, respectively.

Option activity for the years ended December 31, 2021 and 2020, are as follows:

	Options	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding as of December 31, 2019	73,974	$10.00
Granted	106,970	$3.82
Forfeited	(39,093)	$10.00

Outstanding as of December 31, 2020	141,851	$5.34	$—	8.84

Granted	153,504	$0.55
Forfeited	(7,973)	$10.00

Outstanding as of December 31, 2021	287,382	$2.65	$—	8.61

Options exercisable as of December 31, 2021	67,840	$5.53	$—	7.94

The above table has been adjusted to reflect the 10:1 reverse stock split during 2020 as of January 1, 2020. As a result of the split, the exercise price of outstanding stock options was adjusted accordingly from $1.00 per share to $10.00 per share.

The Company recognized $14,000 and $16 in stock-based compensation expense in connection with the equity incentive plan for the years ended December 31, 2021, and 2020, respectively. As of December 31, 2021, there was unrecognized stock-based compensation cost of $48,000, which is expected to be recognized over a term of four years. There were no options exercised during the years ended December 31,

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

7.	STOCK-BASED COMPENSATION AWARDS (continued)

Equity incentive plan — Options (continued)

2021 and 2020. For options granted during the years ended December 31, 2021 and 2020, the weighted-average grant date fair value was $0.40 and $0.0024 per share, respectively.

Stock-based compensation expense included in the Statements of Operations is as follows (in thousands):

	2021	2020
Research and development	$12	$—
General and administrative	2	—

Total	$14	$—

Fair value assumptions

The fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model, which requires the use of the following assumptions:

	2021	2020
Expected term (years)	6.3	5.9
Expected volatility	74.8%	77.1%
Risk-free interest rate	0.78%	0.1%
Expected dividend rate	0%	0%

The expected term is based on the “simplified method” described in the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin Topic 14 which is determined as the midpoint between the vesting date and the contractual end of the option grant. Stock price volatility was estimated based on the estimated stock price volatility of a peer group of publicly traded companies over a similar term. The risk-free interest rate for periods within the contractual life of the option is based on the U.S Treasury yield in effect at the time of grant. The dividend yield was zero as the Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Equity incentive plan — Stock awards and restricted stock units

The equity incentive plan also provides for stock awards and restricted stock units. Stock awards may be fully vested when issued or may vest over time as the recipient provides services or as specified performance objectives are attained. Restricted stock units entitle the participant to receive shares of common stock upon vesting or upon designated events or period following vesting, without any payment for the shares. As of December 31, 2021 and 2020, there were no outstanding stock awards or restricted stock units.

8.	COMMITMENTS AND CONTINGENCIES

Lease agreements

During the year ended December 31, 2020, the Company leased office space under an operating lease which expired during the year ended December 31, 2020. In addition, the Company is part of a membership agreement for shared office space and can cancel at any time. Rent expense was $32,000 and $65,000 for the years ended December 31, 2021 and 2020, respectively.

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

8.	COMMITMENTS AND CONTINGENCIES (continued)

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2021 and 2020 and no material legal proceedings are currently pending or threatened.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amounts of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2021 and 2020.

9.	INCOME TAXES

The Company recorded $800 of current income tax benefit for the year ended December 31, 2021 and $9,000 of current state income tax expense for the year ended December 31, 2020. The Company has established a full valuation allowance against its net deferred tax assets due to the uncertainty regarding the realization of such assets. All losses to date have been incurred domestically.

The effective income tax rate of the Company’s provision for income taxes differed from the federal statutory rate as follows:

	2021	2020
Statutory income tax rate	21.0%	21.0%
State income tax	3.6%	3.3%
PPP Loan forgiveness	0.5%	0.5%
Other	(1.3)%	(0.1)%
Valuation allowance	(23.8)%	(25.0)%

Total effective income tax rate	(0.0)%	(0.3)%

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

9.	INCOME TAXES (continued)

Significant components of deferred tax assets for federal and state income taxes were as follows (in thousands):

	2021	2020
Deferred tax assets:
Net operating losses	$17,538	$16,637
Accrued compensation	—	4
Reserves	—	31
Stock-based compensation	3	—
Tax credits	648	648

Total deferred tax assets	18,189	17,320

Valuation allowance	(18,189)	(17,320)

Net deferred tax assets	$—	$—

Realization of future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Due to the Company’s history of operating losses and future sources of taxable income, the Company believes that the recognition of the deferred tax assets is currently not more likely than not to be realized and, accordingly, have provided a full valuation allowance against net deferred tax assets. For the years ended December 31, 2021 and 2020, the net increase in the valuation allowance was $869,000 and $2.4 million, respectively.

As of December 31, 2021 and 2020, the Company had federal net operating loss carryforwards of $78.1 million and $74.3 million, respectively and California state net operating loss carryforwards of $23.1 million and $19.3 million, respectively. The $25.2 million of federal net operating loss carryforwards post 2017 will be carried forward indefinitely, the remaining $52.9 million of federal net operating loss carryforwards begin expiring in 2027, and the state net operating loss carryforwards begin expiring in 2039.

The Company had federal energy credit carryforwards of approximately $648,000, as of December 31, 2021 and 2020. The federal credits will expire starting in 2027 if not utilized.

The amount of benefit from net operating loss and tax credit carryforwards may be impaired or limited in certain circumstances. Events which may cause a limitation in the amount of net operating losses and tax credits the Company can utilize include a cumulative ownership change of more than 50%, as defined by Internal Revenue Code Section 382, over a three-year testing period. Such changes may result in limitations upon the Company’s ability to utilize the losses in future periods.

The Company files U.S. federal and state tax returns with varying statutes of limitations. Due to net operating loss and credit carryforwards, the 2021, 2020 and 2019 tax years remain subject to examination by the U.S. federal and some state authorities. The actual amount of any taxes due could vary significantly depending on the ultimate timing and nature of any settlement.

10.	NET LOSS PER SHARE

Basic net loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

10.	NET LOSS PER SHARE (continued)

share calculation, the convertible preferred stock and common stock options are considered to be potentially dilutive securities. Basic and diluted net loss per share is presented in conformity with the two-class method required for participating securities as the convertible preferred stock is considered a participating security. The Company’s participating securities do not have contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stockholders. As the Company has reported net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

The following weighted-average outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive:

	2021	2020
Options to purchase common stock	287,382	141,851
Convertible preferred stock	2,787,642	2,787,642

Total	3,075,024	2,929,493

While the net loss attributable to common shareholders is $4.6 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively, there are no common shareholders.

11.	SUBSEQUENT EVENTS

Management has evaluated subsequent events for recognition and disclosure through April 14, 2022, the date on which the financial statements were available to be issued and has determined that the following should be disclosed:

From the period Jan 31, 2022 to March 31, 2022, the Company converted unpaid invoices into convertible note agreements with IBT and David Humes, amounting to $76,000 and $21,000, respectively. The term for each note is three years. Interest on the unpaid balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price.

On March 2, 2022, the Company signed a letter of intent (LOI) with a special purpose acquisition company (SPAC) to enter into a business combination agreement pursuant to which the SPAC would acquire 100 percent of the outstanding equity of the Company. The LOI does not create a binding obligation on either party to consummate or negotiate the contemplated transaction.

On March 16, 2022, the Company issued two convertible notes for a total amount of $200,000. One of the notes is payable to the Dow Employee’s Pension Plan Trust and the other is payable to the Union Carbide Employee Pension Plan Trust for amounts of $120,000 and $80,000, respectively. The term of all notes is one year from the date of issuance. Interest on the unpaid principal balances will accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price.

On April 12, 2022, the Company issued convertible notes to investors for a total amount of $1,222,000. The term of all notes is three years from the date of issuance. Interest on the unpaid principal balances will

SeaStar Medical, Inc.

Notes to Financial Statements

December 31, 2021 and 2020

11.	SUBSEQUENT EVENTS (continued)

accrue at the rate of eight percent per year. Upon the occurrence of a qualified financing event, as defined in the note agreements, prior to the maturity date, the principal plus accrued interest will convert into shares of the Company’s stock at a 20% discount on the price per share of the stock price.

Other than the events noted above and throughout these financial statements, there were no additional events that required recognition or disclosure.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

LMF ACQUISITION OPPORTUNITIES, INC.,

LMF MERGER SUB, INC.,

and

SEASTAR MEDICAL, INC.,

dated as of

April 21, 2022

A-i

A-ii

EXHIBITS

Exhibit A –	Form of Sponsor Support Agreement
Exhibit B –	Form of Support Agreement
Exhibit C –	Form of Acquiror Charter
Exhibit D –	Form of Acquiror Bylaws
Exhibit E –	Form of Amended and Restated Registration Rights Agreement
Exhibit F –	Form of Director Nomination Agreement
Exhibit G –	Form of Certificate of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 21, 2022, by and among LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”), LMF Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and SeaStar Medical, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will qualify as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement, the other Transaction Agreements and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the Company Stockholders;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the stockholders of Acquiror (the “Acquiror Board Recommendation”);

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor is entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, as a material inducement to Acquiror Parties’ willingness to enter into this Agreement, certain of the Company Stockholders set forth on Schedule A-1 (the “Company Requisite Stockholders”) shall, within three (3) Business Days of the execution of this Agreement, execute and deliver support agreements (collectively, the “Support Agreements”) substantially in the form attached hereto as Exhibit B;

WHEREAS, as a condition to the consummation of the Transactions, Acquiror shall provide an opportunity to the stockholders of Acquiror to exercise their rights to participate in the Acquiror Stockholder Redemption in conjunction with, inter alia, obtaining approval from the stockholders of the Acquiror for the Transactions;

WHEREAS, on or prior to the date hereof, the Company issued convertible promissory notes to certain third-party investors (the “Bridge Note Holders”) pursuant to which the Bridge Note Holders agreed to lend to the Company up to an aggregate principal amount of $1,300,000.00, which such principal amount and interest is convertible into Company Common Shares immediately prior to the Closing of the Transactions (collectively, the “Bridge Notes”);

WHEREAS, within three (3) Business Days after the execution of this Agreement, the Company Requisite Stockholders will deliver to the Secretary of the Company an executed written consent pursuant to Section 251 of the DGCL and approving the adoption of this Agreement and the consummation of the Transactions, including the Closing, with respect to all Company Common Shares and Company Preferred Stock owned beneficially and of record by such Company Requisite Stockholders (the “Company Stockholder Approval”);

WHEREAS, at the Effective Time, Acquiror shall (i) subject to obtaining the approval of the Acquiror Stockholder Matters, amend and restate the Acquiror Certificate of Incorporation to be substantially in the form of Exhibit C attached hereto (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit D attached hereto (the “Acquiror Bylaws”);

WHEREAS, pursuant to the Acquiror Organizational Documents, shares of Acquiror Class B Common Stock shall automatically convert into shares of Acquiror Class A Common Stock in connection with the Transactions and pursuant to the Acquiror Charter, subject to obtaining the approval of the Acquiror Stockholder Matters, shares of Acquiror Class A Common Stock and Class B Common Stock will be reclassified as common stock following the Effective Time;

WHEREAS, as a material inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the effectiveness of this Agreement, and each effective as of the Closing, the Company Requisite Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E;

WHEREAS, on or prior to the Closing Date, Acquiror shall have obtained commitments from one or more investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements, which shall be reviewed and consented to by the Company in its reasonable discretion (each, a “Subscription Agreement”), with such private placement to be consummated prior to the consummation of the Transactions; and

WHEREAS, at the Closing, Acquiror and the Sponsor will enter into a Director Nomination Agreement substantially in the form of Exhibit F attached hereto, with such changes as the Company and the Acquiror may agree in their reasonable discretion (the “Director Nomination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“280G Approval” has the meaning specified in Section 7.05.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 28, 2021, as amended and in effect on the date hereof.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (i) prior to the filing of the Acquiror Charter pursuant to Section 2.04, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (ii) at and after the filing of the Acquiror Charter pursuant to Section 2.04, Acquiror’s common stock, par value $0.0001 per share. For the avoidance of doubt, each share of Acquiror Class A Common Stock (including each share issued or issuable upon conversion of Acquiror Class B Common Stock) and each share of Acquiror Class B Common Stock shall be reclassified into such single class of common stock of Acquiror in connection with the filing of the Acquiror Charter pursuant to Section 2.04.

“Acquiror Cure Period” has the meaning specified in Section 11.01(d).

“Acquiror Employee Stock Purchase Program” has the meaning specified in Section 8.10.

“Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence (but specifically excluding any Excluded Events) that (i) has had, or would result in, a Material Adverse Effect, (ii) was not known to and was not reasonably foreseeable by Acquiror or the board of directors of Acquiror as of the date hereof (or the consequences of which were not reasonably foreseeable to the board of directors of Acquiror as of the date hereof), and (iii) that becomes known to Acquiror or the board of directors of Acquiror after the date of this Agreement but prior to obtaining the approval of the Acquiror Stockholder Matters.

“Acquiror LTIP” has the meaning specified in Section 8.10.

“Acquiror Option” has the meaning specified in Section 3.07(a).

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror and Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 6.11(a)

“Acquiror Recommendation Change Notice” has the meaning specified in Section 9.03.

“Acquiror Restricted Stock Unit Award” has the meaning set forth in Section 3.07(b).

“Acquiror Share Value” means $10.00.

“Acquiror Specified Representations” has the meaning specified in Section 10.03(a)(i).

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Equity Value” means the sum of (i) the Closing Equity Value, plus (ii) the aggregate exercise price of (a) Company Warrants that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and (b) the Company Options that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Aggregate Fully Diluted Company Common Stock” means, without duplication, and in each case after giving effect to each of the Note Conversion and the Preferred Conversion, the sum of the aggregate number of Company Shares that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon a cash exercise of Company Warrants that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), (iii) issuable upon a cash exercise of Company Options that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), (iv) issuable upon the settlement of Company Restricted Stock Unit Awards (whether or not then vested or exercisable).

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Assumed Warrant” has the meaning set forth in Section 3.06(b).

“Available Closing Acquiror Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the PIPE Investment Amount, minus (iii) the Transaction Expenses; provided, however, that the Available Closing Acquiror Cash shall not be reduced by any Overage.

“Bridge Note Holders” has the meaning specified in the Recitals hereto.

“Bridge Notes” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Acquiror Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Certificate” has the meaning specified in Section 3.02(b)(i).

“Certificate of Merger” has the meaning specified in Section 2.02.

“Change in Recommendation” has the meaning specified in Section 9.03.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Equity Value” means an amount equal to, as of the Effective Time, (i) $85,000,000, minus (ii) any Company Indebtedness Amount, minus (iii) any Overage.

“Closing Merger Consideration” has the meaning specified in Section 3.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.12(a).

“Company Certificate of Incorporation” means the Certificate of Incorporation of Company, filed with the Secretary of State of the State of Delaware on July 27, 2020, as amended and in effect on the date hereof.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Dissenting Shares” means any Company Common Shares or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Company Employees” has the meaning specified in Section 5.12(a).

“Company Equity Plan” means SeaStar Medical, Inc. 2019 Stock Incentive Plan, as amended from time to time.

“Company Indebtedness Amount” means an amount equal to all Indebtedness of the Company outstanding or existing as of the Effective Time.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means options to purchase Company Common Shares granted by the Company pursuant to the Company Equity Plan or otherwise.

“Company Preferred Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares, the Company Series B Preferred Shares, and the Company Undesignated Preferred Shares.

“Company Product” has the meaning specified in Section 5.28(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Stockholders” has the meaning specified in the Recitals hereto.

“Company Restricted Stock Unit Award” means an award of restricted stock units based on Company Common Shares (whether to be settled in cash or shares), granted under the Company Equity Plan or any other agreement or plan.

“Company Series A-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-2 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Service Provider” means any employee, officer, director or individual independent contractor of the Company.

“Company Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares, the Company Series B Preferred Shares, and the Company Common Shares.

“Company Stockholder Approval” has the meaning specified in the Recitals hereto.

“Company Stockholders” means the holders of Company Shares.

“Company Transaction Expenses” means all (i) fees, costs and expenses payable by the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company (other than the transaction-related fees to the extent related to the agreement disclosed on Schedule 5.22), (b) all severance, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered (other than transaction-related bonuses to the extent related to the agreements disclosed on Schedule 1.01(a)), in whole or in part, by the Transactions and payable by the Company in connection with the consummation of the Transactions, (c) the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (b) (which shall include all such Taxes and other similar assessments that have been deferred under the CARES Act), in each case, whether paid or unpaid prior to the Closing and (d) “single trigger” or “double trigger” sale, success, stay, transaction, change in control, severance, termination or other compensatory payments or benefits payable to current or former Company Service Providers, and all obligations of the Company that would become due and owing under employment, severance or similar agreements or arrangements, in each case, in whole or in part in connection with the consummation of the transactions contemplated hereunder or at the discretion of the Company, together with the employer portion of any payroll or similar Taxes related thereto, and determined assuming such amounts are payable as of the Closing.

“Company Transaction Expenses Amount” means an amount equal to all Company Transaction Expenses that have not been paid prior to the Effective Time, whether or not the Company has been billed for such expenses.

“Company Transaction Expenses Cap” means $800,000.

“Company Undesignated Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Undesignated Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Waiving Party” has the meaning specified in Section 12.17(b).

“Company Warrant” means any warrant to purchase any Company Common Shares or Company Preferred Shares, as applicable.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Convertible Notes” means collectively, (i) those certain convertible promissory notes listed on Schedule 5.06(b)(iv), and (ii) the Bridge Notes.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“D&O Tail” has the meaning specified in Section 8.01(b).

“Designated Firm” has the meaning specified in Section 12.17(a).

“Director Nomination Agreement” has the meaning specified in the Recitals hereto.

“Dispute” has the meaning specified in Section 12.17(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all Laws or Contracts relating to pollution or protection of the environment (including natural resources), human or worker health and safety, or the design, production, sale, distribution, labeling, marketing, handling, treatment, manufacture, use, storage, emission, disposal or release of, or exposure of any Person to, Hazardous Materials or products containing Hazardous Materials.

“ERISA” has the meaning specified in Section 5.12(a).

“ERISA Affiliate” has the meaning specified in Section 5.12(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Merger Consideration Amount by (ii) the Acquiror Share Value.

“Excluded Events” has the meaning specified in the definition of Material Adverse Effect.

“Excluded Share” has the meaning specified in Section 3.02(b)(v).

“FDA” has the meaning specified in Section 5.28(a).

“FDCA” has the meaning specified in Section 5.28(a).

“Financial Statements” has the meaning specified in Section 5.07(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, arbiter or arbitral body (public or private), regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any non-governmental regulatory authority or entity or quasi-governmental authority or entity of competent jurisdiction or any similar body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any contractors of a Governmental Authority, department or agency as authorized by Law (including any Healthcare Law), and acting pursuant to the terms and conditions of any such contract.

“Government Contract” means any Contract for the delivery of supplies or provision of services between the Company on one hand and any (i) Governmental Authority on the other hand or (ii) between the Company as a subcontractor at any tier on one hand and any other Person, including resellers and distributors on the other hand, in connection with any contract with a Governmental Authority.

“Government Official” means any (i) employee or official of (A) a Governmental Authority, (B) instrumentality of a Governmental Authority, including any state-owned enterprise, government agency or government advisor or (C) public international organization, (ii) political party or party official, (iii) candidate for political office or (iv) any other Person acting in an official capacity on behalf of any of the foregoing.

“Government Program” means any “federal healthcare program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, TRICARE, the Medicare Advantage Program, Medicare Prescription Drug Benefit Programs, Maternal and Child Health Service Block Grant, Social Services Block Grant and any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” “infectious,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, silica, lead, mold, radiation, noise, odor, radon, medical waste, flammable or explosive substances, or pesticides.

“Healthcare Laws” means (a) all Laws applicable to the business of the Company relating to healthcare, including, without limitation: (i) Laws relating to the licensure, certification, qualification or authority to transact business in connection with the payment for, or arrangement of, healthcare benefits, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of healthcare services; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) healthcare or insurance fraud or abuse Laws, including the following Laws: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the Exclusion Laws, 42 U.S.C. § 1320a 7; (iv) Laws relating to billings to insurance companies, health maintenance organizations and other managed care plans; (v) the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.; (vi) any applicable state and federal controlled substance and drug diversion Laws, including, the Federal Controlled Substances Act, 21 U.S.C. § 801, et seq.; (vii) any state Law concerning the splitting of healthcare professional fees; (viii) Laws relating to informed consent, Healthcare Permits, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Government Programs, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of healthcare services; (ix) the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (x) the Deficit Reduction Act of 2005; (xi) HIPAA (as defined below); (xii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xiii) the Travel Act, 18 U.S.C. § 1952; (xiv) any similar state and local Laws that address the subject matter of the foregoing and (b) any and all amendments or modifications made from time to time to the items referenced in subsection (a) above.

“Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, registrations, accreditations, consents, qualifications, and/or any other permit or permission which are material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all Laws promulgated from time to time thereunder:

(i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

“Indebtedness” means, with respect to any Person as of any time, without duplication, all obligations (including all obligations in respect of principal, interest, penalties, breakage costs, fees and premiums) of such Person for or in respect of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business); (iv) any lease obligations that are capitalized or are required to be capitalized in accordance with GAAP; (v) the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against; (vi) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made, whether periodically or upon the happening of a contingency; (vii) unfunded pension or retirement agreements, programs, policies, or other similar arrangements, including any employer portion of Taxes due in respect thereof; (viii) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act, (ix) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States); (x) dividends declared but not yet paid or other distributions payable; and (xi) any obligation of the type referred to in clauses (i)—(x) of this definition of any other Person, for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Information Statement” has the meaning specified in Section 7.07.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings; (e) rights in or to Software or other technology; (f) Internet domain names, social media accounts, social media handles or social media identifiers (collectively “Digital Identifiers”); and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Income Tax Treatment” has the meaning specified in Section 2.07.

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any and all of the following owned, leased, licensed or used by or for, or otherwise relied on by, the Company: information technology and computers systems, networks and infrastructure

(including Software, databases, facilities and equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format.

“JOBS Act” has the meaning specified in Section 8.11.

“Law” means any statute, law (including common law), code, act, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” has the meaning specified in Section 5.18.

“Licensed Personnel” means any Person employed as an employee, agent, independent contractor or otherwise engaged by or otherwise providing licensed services for or on behalf of the Company that is required to hold a Healthcare Permit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LMAO Designee” has the meaning specified in Section 12.17(b).

“Material Adverse Effect” means, with respect to the Company, any state of facts, change, event, effect or occurrence that, individually or in the aggregate with any other state of facts, change, event, effect or occurrence, has had or would reasonably be expected to have (a) a material adverse effect on the operations or financial condition of the Company or (b) a material adverse effect on the ability of the Company or the Company’s stockholders to consummate the Transactions; provided, that with respect to clause (a) of this definition, in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) the taking of any action expressly required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (v) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company to meet any projections, forecasts or budgets (provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would result in or contribute to, a Material Adverse

Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), and (ix) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith ((i)-(ix), the “Excluded Events”); provided, that in the case of clauses (i), (ii), (iv), (vi), and (vii) such changes may be taken into account to the extent that such changes have had a disproportionate impact on the Company as compared to other competitors or comparable entities operating in the industries or markets in which the Company operates.

“Material Contracts” has the meaning specified in Section 5.11(a).

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal and state statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; (b) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Common Stock determined by dividing (a) the Aggregate Equity Value by (b) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.07(a).

“Multiemployer Plan” has the meaning specified in Section 5.12(g).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Note Conversion” has the meaning specified in Section 3.02(a).

“Overage” means the difference, if any, of the Company Transaction Expenses Amount minus the Company Transaction Expenses Cap.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Party” has the meaning specified in the preamble hereto.

“Paying Agent” means Continental Stock Transfer & Trust Company.

“Paying Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Acquiror, the Company and the Paying Agent, in a form mutually agreeable to the Acquiror and the Company.

“Payor” means any and all Government Programs and all other healthcare service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“PEO” has the meaning specified in Section 5.12(a).

“Per Share Merger Consideration Amount” means the amount determined by dividing (i) the Aggregate Equity Value by (ii) Aggregate Fully Diluted Company Common Stock.

“Permits” has the meaning specified in Section 5.10.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens for labor, materials or supplies provided with respect to any Leased Real Property arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) restrictions, easements, covenants, conditions, rights of way and other similar matters of record affecting title to any Leased Real Property that that do not prohibit, materially interfere with or impair any of the Company’s use or occupancy of any such Leased Real Property in the operation of the business conducted thereon, (v) non-exclusive licenses of Owned Intellectual Property granted by the Company to customers in the ordinary course of business, and (vi) the Liens described on Schedule 5.17.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company in any of its privacy policies, notices or Contracts, all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate amount raised in the PIPE Investment by Acquiror.

“PIPE Investors” has the meaning specified in Section 6.13.

“Policies” has the meaning specified in Section 5.15.

“Post-Closing Fully Diluted Share Amount” means, as of immediately following the Effective Time, the total number of issued and outstanding shares of Acquiror Common Stock, plus the total number of Assumed Acquiror Option Shares, plus the total number of Assumed Acquiror Warrant Shares, plus the total number of Assumed Acquiror RSU Shares.

“Pre-Closing Tax Period” means any taxable year or other taxable period that ends on or before the Closing Date and, with respect to any taxable period that does not end on the Closing Date, the portion of such period that ends on the Closing Date.

“Preferred Conversion” has the meaning specified in Section 3.02(a).

“Protected Seller Communications” has the meaning specified in Section 12.17(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” has the meaning specified in Section 9.02(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Reviewed Financials” has the meaning specified in Section 7.04.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of the Company.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means LMFAO Sponsor, LLC, a Florida limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(d).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Trade Controls” means all U.S. and applicable non-U.S. Laws relating to (i) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State and the United Nations; (ii) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection and the United Nations; (iii) anti-boycott requirements; and (iv) the prevention of money laundering.

“Transaction Agreements” shall mean this Agreement, the Amended and Restated Registration Rights Agreement, the Director Nomination Agreement, the Subscription Agreements, the Convertible Notes, the Sponsor Support Agreement, the Support Agreements, the Letters of Transmittal, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means Acquiror Transaction Expenses plus Company Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS (Civilian Health and Medical Program of the Uniformed Services), and all Laws, rules, regulations, manuals, orders and administrative, reimbursement or other guidelines of all Governmental Entities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Waived 280G Benefits” has the meaning specified in Section 7.05.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 25, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (i.e., shall mean “and/or”), and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business, consistent with past custom and practice (including with respect to frequency, quantity and magnitude).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than the Business Day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case with delivery confirmation.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean (a) with respect to the Company, the actual knowledge of Eric Schlorff, Caryl Baron, and H. David Humes, M.D., and (b) with respect to the Acquiror Parties, the actual knowledge of Bruce Rodgers and Richard Russell.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Acquiror Common Stock or rights to acquire Acquiror Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Shares or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the Company Stockholders or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, that this Section 1.04 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger. At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Acquiror.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “Effective Time”).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04 Governing Documents. At the Effective Time and subject to obtaining approval of the Acquiror Stockholder Matters, (a) the Acquiror Certificate of Incorporation shall be amended and restated to read the same as the Acquiror Charter attached hereto as Exhibit C and (b) the bylaws of Acquiror shall be amended and restated to read the same as the Acquiror Bylaws attached hereto as Exhibit D. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “SeaStar Medical, Inc.”

Section 2.05 Directors and Officers. The Parties shall take all actions necessary to ensure that immediately after the Effective Time: (a) the directors of Acquiror and the Surviving Corporation shall be comprised of the

Persons whose names are set forth in the Registration Statement, which, unless subsequently determined by the applicable Party listed opposite the respectively identified designees, those individuals set forth on Schedule 2.05, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of each of Acquiror and the Surviving Corporation.

Section 2.06 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors and officers of the Company and Merger Sub (or their designees) are fully authorized for, on behalf and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.07 Intended Tax Treatment. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”).

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01 Merger Consideration.

(a) The total consideration to be paid to Paying Agent, in trust and for the benefit of the Company Stockholders, in respect of the Merger shall consist of the Merger Consideration, less the aggregate number of shares of Acquiror Common Stock underlying Acquiror Options (such shares, the “Assumed Acquiror Option Shares”), less the aggregate number of shares of Acquiror Common Stock underlying Assumed Warrants (such shares, the “Assumed Acquiror Warrant Shares”), less the aggregate number of shares of Acquirer Common Stock underlying Acquiror Restricted Stock Unit Awards (such shares, the “Assumed Acquiror RSU Shares”) in each case as set forth herein (such aggregate consideration to be paid to the Company Stockholders, the “Closing Merger Consideration”).

(b) At the Effective Time, Acquiror shall deposit with the Paying Agent, or shall cause to be deposited with the Paying Agent, to be held in trust for the benefit of the Company Stockholders and for the purpose of exchanging certificates for Company Shares (collectively, the “Certificates”), if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, by evidence of book-entry shares, an aggregate number of shares of Acquiror Common Stock equal to the Closing Merger Consideration. All shares of Acquiror Common Stock in book-entry form deposited with the Paying Agent shall hereinafter be referred to as the “Paying Agent Fund”. The Paying Agent Fund shall be subject to the terms of this Agreement and the Paying Agent Agreement. Subject to Section 3.02 and Section 3.07, at the Closing, Acquiror shall cause to be issued or paid from the Paying Agent Fund to each Company Stockholder that holds Company Common Shares immediately prior to the Effective Time (including holders of shares of Company Common Shares resulting from the Note Conversion and the Preferred Conversion but excluding, for the avoidance of doubt, holders of (i) Company Common Shares underlying any Company Options, Company Warrants and Company Restricted Stock Unit Awards (solely to the extent relating to Company Common Shares underlying any Company Options, Company Warrants and Company Restricted Stock Unit Awards), (ii) Excluded Shares or (iii) Company Dissenting Shares) who has delivered to the Paying Agent, at least three (3) Business Days prior to the Closing Date, a completed and duly executed Letter of Transmittal, along with all Certificates, book-entry shares representing the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, the Merger Consideration paid or payable in respect of the Company Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time, no holder of Company Shares shall have any ownership right in the Company and there shall be no further restriction of transfers of Company Shares on the register of stockholders of the Surviving Corporation. In furtherance of the foregoing, the Parties hereby affirm, agree and acknowledge that under no circumstances shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding Company Shares, Company Warrants, Company Options and Company Restricted Stock Units exceed a number of shares of Acquiror Common Stock (including the Net Acquiror Warrant Shares and Net Acquiror Option Shares) equal to the Merger Consideration.

Section 3.02 Effect on Convertible Notes and Capital Stock.

(a) Immediately prior to the Preferred Conversion, each Convertible Note that is issued and outstanding immediately prior to the Preferred Conversion shall automatically convert into a number of Company Common Shares in accordance with the terms of such Convertible Notes (the “Note Conversion”). All of the Convertible Notes converted into Company Common Shares shall thereafter be cancelled and terminated in their entirety, shall be of no further force or effect, and each holder of such Convertible Notes shall thereafter cease to have any rights with respect to such securities. Immediately after the Note Conversion but immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any such share that is a Company Dissenting Share) shall automatically convert into a number of Company Common Shares in accordance with the Company Certificate of Incorporation (the “Preferred Conversion”). All of the shares of Company Preferred Stock and equity equivalents converted into Company Common Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock or equity equivalents shall thereafter cease to have any rights with respect to such securities.

(b) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(i) Each Company Share issued and outstanding immediately following the Preferred Conversion (other than Excluded Shares and Company Dissenting Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio. Each share of Acquiror Common Stock issued in exchange for a Company Share that, as of immediately prior to the Effective Time, is subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the Effective Time.

(ii) From and after the Effective Time, the Company’s stockholders shall cease to have any other rights in and to the Company or the Surviving Corporation and each Certificate relating to the ownership of shares of Company Shares (other than Excluded Shares and Company Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Shares shall be made thereafter.

(iii) Notwithstanding anything to the contrary contained herein, no fractional shares of Acquiror Common Stock shall be issued (whether in book-entry form or otherwise) by virtue of the Merger, and any such fractional share (after aggregating all shares of Acquiror Common Stock to be issued to such Company Stockholder) shall be rounded down to the nearest whole share. For illustrative purposes only, if, pursuant to this Agreement, a Company Stockholder would be entitled to receive 11.7 shares of Acquiror Common Stock such Company Stockholder shall receive 11 shares of Acquiror Common Stock.

(iv) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v) Each Company Share held in the Company’s treasury or owned by Acquiror, Merger Sub or the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(vi) The effect of the Merger on Company Dissenting Shares, if any, is addressed in Section 3.05.

Section 3.03 Exchange Procedures; Stockholder Deliverables.

(a) No fewer than 15 Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause the Paying Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.02(b), a letter of transmittal in a form mutually agreeable to the Acquiror and the Company and as reasonably required by the Paying Agent (the “Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article X, in the event that at least three (3) Business Days prior to the Closing Date, a Company Stockholder does not deliver to the Paying Agent a duly executed and completed Letter of Transmittal (along with all Certificates representing Company Shares, to the extent such Company Shares are certificated), such failure shall not alter, limit or delay the Closing; provided, that any such Company Stockholder shall not be entitled to receive its respective portion of the Closing Merger Consideration until such Person delivers a duly executed and completed Letter of Transmittal and its Certificates to the Paying Agent. Upon delivery of such duly executed Letter of Transmittal and its Certificates to the Paying Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the applicable portion of the Closing Merger Consideration in respect of his, her or its Company Shares referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 3.03, each Company Share (including (i) Company Common Shares issued pursuant to the Note Conversion and (ii) Company Preferred Stock and equity equivalents converted to Company Common Shares pursuant to the Preferred Conversion, but in each case, excluding any Excluded Shares and Company Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder to which such Company Stockholder is entitled pursuant to this Article III. No dividends or other distributions declared with respect to shares of Acquiror Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Letter of Transmittal and its Certificates to the Paying Agent. After the delivery of such materials, a Company Stockholder shall be entitled to receive such Company Stockholder’s share of any such dividend(s) or other distribution(s), without any interest thereon, which had become payable in respect of shares of Acquiror Common Stock issuable to such Company Stockholder.

(b) No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each Company Share (excluding any Excluded Shares or Company Dissenting Shares) shall solely represent the right to receive a portion of the Closing Merger Consideration to which such shares of Company Stock is entitled to receive pursuant to Section 3.02(a).

(c) Any portion of the Paying Agent Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Closing Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Closing Merger Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Closing Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the provision by such Person of a customary indemnity against any claim that may be made against the Company or Acquiror with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder deliverable in respect of any Company Shares outstanding immediately prior to the Effective Time evidenced thereby (including Company Common Shares resulting from the Note Conversion and Preferred Conversion but excluding any Company Dissenting Shares) as determined in accordance with this Article III and subject to the other deliveries required by Section 3.01 and Section 3.02.

Section 3.05 Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Closing Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Closing Merger Consideration as if such share never had been a Company Dissenting Share, and the Paying Agent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 3.01, Section 3.02, and this Section 3.05, its applicable portion of the Closing Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and Acquiror shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall, or shall cause its Affiliates to, enforce any contractual waivers that the Company Stockholders have granted regarding appraisal rights that would apply to the Merger.

Section 3.06 Treatment of Company Warrants.

(a) Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically be exercised or exchanged in full for the applicable Company Shares in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, and each Company Share issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 3.02(a) (and without duplication) shall be canceled and converted into the right to receive the applicable portion of the Closing Merger Consideration in respect of such Company Shares held by such Company Stockholder.

(b) Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full (pursuant to Section 3.06(a)) shall be converted into a warrant to purchase Acquiror Common Stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, an “Assumed Warrant”), except that (i), such Assumed Warrant shall entitle the holder thereof to purchase such whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of Company Common Shares (as calculated on as converted to Company Common Share basis) subject to such Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (1) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (2) the Exchange Ratio.

Section 3.07 Treatment of Company Equity Awards and Company Restricted Share Units.

(a) As of the Effective Time, each Company Option that is then outstanding shall be assumed and converted into an option to purchase a number of shares of Acquiror Common Stock on the terms and conditions in this Section 3.07(a) (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Section 3.07(a)). As of the Effective Time, each such Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of Company Common Shares subject to such Company Option multiplied by (ii) the Exchange Ratio, at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(b) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion will not constitute a “modification” of such Company Options for purposes of Sections 409A or Section 424 of the Code.

(b) As of the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on shares of Acquiror Common Stock (each, an “Acquiror Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions, subject to the last sentence of this Section 3.07(b)), except that such Acquiror Restricted Stock Unit Award shall relate to such number of shares of Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. For purposes of any Company Restricted Stock Unit Awards with a liquidity vesting condition, the Company shall be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

(c) The Company shall use its reasonable best efforts to take all necessary actions to effect the treatment of the Company Options and Company Restricted Stock Unit Awards pursuant to Section 3.07(a) and Section 3.07(b) in accordance with the Company Equity Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Company board of directors shall amend, to the extent it deems necessary, the Company Equity Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company equity awards (including, but not limited to, any Company Options or Company Restricted Stock Unit Awards) will be granted under the Company Equity Plan. Notwithstanding the foregoing, from and after the Effective Time, each Acquiror Option and Acquiror Restricted Stock Unit Award that is issued in exchange for a Company Option or Company Restricted Stock Unit Award, respectively, that immediately prior to the Effective Time was subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the Effective Time.

Section 3.08 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Acquiror and Merger Sub shall provide the Company written notice of any amount that it intends to withhold in connection with any payment under this Agreement (other than any deduction or withholding in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes at least five (5) Business Days prior to make any such withholding.

ARTICLE IV

CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.pdf)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are actually satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Closing Statement.

(a) No fewer than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Date Capitalization Statement”), signed by the Chief Executive Officer of the Company, which sets forth the (i) (1) name of each Company Stockholder of record on the books and records of the Company, (2) number and type of shares of Company Common Shares (after giving effect to the Note Conversion and Preferred Conversion) owned by each such Company Stockholder, and (3) the allocation of the Closing Merger Consideration payable to each Company Stockholder; (ii) on a holder-by-holder and warrant-by-warrant basis, each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of Acquiror Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant; (iii) on a holder-by-holder and award-by-award basis, each Assumed Option that will be outstanding as of the Closing, and, with respect to such Assumed Option, the number of shares of Acquiror Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option; and (iv) on a holder-by-holder and award-by-award basis, each Acquiror Restricted Stock Unit Award that will be outstanding as of the Closing, and, with respect to such Acquiror Restricted Stock Unit Award, the number of shares of Acquiror Common Stock issuable upon settlement of such Acquiror Restricted Stock Unit Award. The Company shall consider in good faith Acquiror’s comments to the Closing Date Capitalization Statement, which comments Acquiror shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Closing Date Capitalization Statement to incorporate any changes the Company, acting in good faith, determines are appropriate. In connection with preparation and delivery of the Closing Date Capitalization Statement, the Company shall provide all reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any additional documentation or information as may reasonably be requested by Acquiror. The Company shall deliver to the Paying Agent and Acquiror the Closing Date Capitalization Statement as finalized pursuant to this Section 4.02(a) at least one Business Day prior to the Closing Date. Acquiror and the Paying Agent shall be entitled to rely absolutely, and shall have no liability to any Company Stockholder or any other Person for relying on or paying the Closing Merger Consideration in accordance with, such Closing Date Capitalization Statement.

(b) No fewer than five (5) Business Days prior to the Closing Date, the Company shall provide to Acquiror (i) an estimated unaudited balance sheet of the Company as of 12:01 a.m. (Eastern time) on the Closing Date and (ii) a written statement setting forth the Company’s good faith estimates of (1) the Company Transaction Expenses Amount, and, if any, the Overage, and (2) the Company Indebtedness Amount, if any, in each case as of 12:01 a.m. (Eastern time) on the Closing Date.

(c) No fewer than five (5) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written statement setting forth a list of all Acquiror Transaction Expenses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Company Certificate of Incorporation certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its Company Certificate of Incorporation or bylaws.

Section 5.02 Subsidiaries. The Company has no Subsidiaries. Without limiting the generality of the foregoing, the Company does not control, own or possess, directly or indirectly, or have any interest or participation (direct or indirect) in, any other Person.

Section 5.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors of the Company, and, other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of equity securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.

Section 5.04 No Conflict. Except as set forth on Schedule 5.04 and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law or Data Security Requirement, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in the case of the clauses (b), (c) or (f), for such violations, conflicts, breaches, defaults or failures to act that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions, except for (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (c) as otherwise disclosed on Schedule 5.05.

Section 5.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 7,643,554 shares of capital stock, including (i) 1,601,060 shares of Company Series A-1 Preferred Shares, of which 1,576,154 shares are issued and outstanding as of the date hereof, (ii) 900,495 shares of Company Series A-2 Preferred Shares, of which 577,791 shares are issued and outstanding as of the date hereof, (iii) 700,000 shares of Company Series B Preferred Shares, of which 633,697 shares are issued and outstanding as of the date hereof, (iv) 10,000 shares of Company Undesignated Preferred Shares, none of which are issued and outstanding as of the date hereof and (v) 4,431,999 shares of common stock, none of which are issued and outstanding as of the date hereof (the

“Company Common Shares”). Schedule 5.06(a) accurately sets forth, as of the date hereof, the name of the holder of each such Company Share and the number and class of shares held by such holder. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Schedule 5.06(b)(i) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Option: (1) the name of the holder of such Company Option; (2) the number and type of Company Common Shares subject to such Company Option; (3) the per share exercise price of such Company Option; (4) the date on which such Company Option was granted; (5) the vesting schedule of such Company Option; (6) whether any such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code; and (7) whether and under which equity plan such Company Option was granted. Schedule 5.06(b)(ii) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Warrant: (1) the name of the holder of such Company Warrant; (2) the number and type of Company Shares subject to such Company Warrant; (3) the per share exercise price of such Company Warrant; (4) the date on which such Company Warrant was granted, and (5) the vesting schedule of such Company Warrant. Schedule 5.06(b)(iii) accurately sets forth, as of the date hereof, the following information with respect to each outstanding Company Restricted Stock Unit Award: (1) the name of the holder of such Company Restricted Stock Unit Award; (2) the number and type of Company Shares issuable upon settlement of such Company Restricted Stock Unit Award; (3) the date on which such Company Restricted Stock Unit Award was granted and the expiration date of such Company Restricted Stock Unit Award, if any; (4) the vesting schedule of such Company Restricted Stock Unit Award; and (5) if applicable, the extent to which such Company Restricted Stock Unit Award is vested. Schedule 5.06(b)(iv) accurately sets forth, as of the date hereof, the following information with respect to each outstanding Convertible Note: (1) the name of the holder of such Convertible Note; (2) the principal amount and interest rate of such Convertible Note; and (3) the type of Company Shares issuable upon conversion of such Convertible Note.

(c) As of the date hereof, except as disclosed on Schedule 5.06(b), there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock or equity appreciation rights, profit participation rights, phantom stock or equity ownership interests or other equity, equity-based or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(d) (i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of the underlying Company Common Share as of the date of grant of such Company Option; (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; and (iii) all Company Options have been issued in compliance with the Company Equity Plan (if granted thereunder) and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

Section 5.07 Financial Statements.

(a) Attached as Schedule 5.07 hereto are true, correct, accurate and complete copies of the audited balance sheets of the Company as at December 31, 2021 and December 31, 2020, respectively, and the related audited statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects and were derived from, and accurately reflect in all material respects, the books and records of the Company.

(c) The books of account and other financial records of the Company have been kept accurately in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. There has been no change in the accounting methods or practices of the Company since December 31, 2020. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since January 1, 2020, except as disclosed on Schedule 5.07(c), neither the Company nor any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that the Company or any of its officers, directors or employees has engaged in questionable accounting or auditing practices.

(d) Schedule 5.07(d) sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 5.08 Undisclosed Liabilities. As of the date of this Agreement, the Company has no liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2021 in the ordinary course of business and consistent with the past practice of the Company, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules, or (e) that would not reasonably be expected to be material to the Company.

Section 5.09 Litigation and Proceedings. Since January 1, 2019 there has been no, pending or, to the knowledge of the Company, threatened Action by, against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not a party to a settlement, conciliation or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company.

Section 5.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company, the Company is, and since January 1, 2019 has been, in compliance with all applicable Laws and Governmental Orders. The Company holds, and since January 1, 2019 has held, all licenses, approvals, clearances, concessions, exemptions, qualifications, accreditations, consents, registrations, franchises, certificates and permits, including but not limited to Healthcare Permits (“Permits”) necessary for the lawful conduct of the business of the Company, except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company. From January 1, 2019, to the knowledge of the Company, the Company has not received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company is currently threatened against the Company (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). No material investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company.

(b) Neither the Company nor any of its respective representatives, has in violation of Anti-Corruption Laws offered, provided, promised, or authorized the provision of any contribution, gift, entertainment, expense relating to political activity, or any other money, property, or thing of value, directly or indirectly, to any Government Official to influence official action or to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer.

(c) Neither the Company nor any of its representatives, is currently, or has been in the past five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Trade Controls or Anti-Corruption Laws. In the past five years, the Company has not received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 5.11 Contracts; No Defaults.

(a) Schedule 5.11(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvii) of this Section 5.11(a) to which, as of the date of this Agreement, the Company is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company of more than $100,000 or (y) to the Company of more than $250,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company since January 1, 2020 (other than in the ordinary course of business), in each case, involving payments in excess of $250,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $25,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the Company;

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $250,000, individually or in the aggregate;

(vi) Each Contract expressly prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company);

(vii) Each license or other agreement with respect to any item of Intellectual Property (excluding non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business, and licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $100,000);

(viii) Each employee collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(ix) Each sales commission or brokerage Contract that involves annual payments in excess of $100,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(x) Each Government Contract pursuant to which the Company generated gross revenue during the 12-month period ended December 31, 2021 in excess of $250,000;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer or director of the Company;

(xii) Each Contract that includes any Affiliate of the Company (as a counterparty);

(xiii) Each Contract that is a currency or interest hedging arrangement;

(xiv) Each Contract with any Person (A) pursuant to which the Company (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Intellectual Property;

(xv) Each Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual compensation is in excess of $200,000, or (B) providing for any change of control payment; and

(xvi) Any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 5.11(a).

(b) Except for any Contract that has terminated or, to the extent such Contract terminates upon the expiration of the stated term thereof, prior to the Closing Date and except as would not, individually or in the aggregate, result in a material liability to the Company, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.11(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not result in, individually or in the aggregate, a material liability to the

Company, (w) neither the Company, nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) the Company has not received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company.

Section 5.12 Company Benefit Plans.

(a) Schedule 5.12(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA) in effect now or at any time within the last 6 years, and any other stock purchase, stock option or other equity or equity based, termination, severance, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, welfare benefit, employee loan and all other benefit or compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, (i) which is or was contributed to, required to be contributed to, sponsored by, maintained by or made available by the Company for the benefit of any current or former employee, officer, director, owner, or consultant of the Company (the “Company Employees”), or (ii) under or with respect to which the Company has or could reasonably be expected to have any current or contingent liability or obligation, or (iii) is made available to a Company Employee in connection with an agreement between the Company and a professional employee organization or other leasing organization (a “PEO”) (any such plan sponsored or maintained by the PEO is a “PEO Plan”). With respect to any PEO Plan, the representations set forth in this Section 5.12 are made to the Company’s knowledge.

(b) With respect to each Company Benefit Plan that has not been terminated as of the date hereof, the Company has delivered or made available to Acquiror true and correct copies of (i) each Company Benefit Plan document (and any amendments thereto) and any trust agreement, insurance policy or contract, stop-loss agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description (and any summaries of material modifications), if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Company Benefit Plan (if applicable), (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, (v) the coverage and nondiscrimination testing results (if applicable) for the three most recently completed plan years, (vi) all communications with any Governmental Authority within the current plan year and three (3) most recently completed plan years. Notwithstanding the foregoing, for any PEO Plan, the Company has delivered or made available to Acquiror items (ii) and (v) only.

(c) Each Company Benefit Plan is and has been established, funded, maintained and administered, in form and operation, in material compliance with its terms and all applicable Laws, including ERISA and the Code. There are no audits, investigations or Actions (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified (or was so qualified at the time of its termination) and (A) has received a current favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and upon which the Company may rely, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any ERISA Affiliate to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, including under Code Sections 4980B, 4980D, 4980H, 6721 and 6722.

(f) Except as set forth on Schedule 5.12(f), none of the Company or any ERISA Affiliate (as defined below) has incurred any current or potential material liability in respect of, or is obligated to provide any, post-employment, post-retirement or post-ownership health, medical or life insurance benefits for any current, former or retired employee, officer, director, owner or service provider of the Company or any ERISA Affiliate, except as required to avoid an excise tax under Code Section 4980B and for which the covered individual pays the full premium cost.

(g) None of the Company or any ERISA Affiliate sponsored, maintained, participated in or was required to contribute to, at any point during the six-year period prior to the date hereof, and the Company has no material current or contingent liability or obligation under or with respect to, any: (i) multiemployer pension plan (as defined in Section 3(37) of ERISA or Code Section 4001(a)(3)) (a “Multiemployer Plan”), (ii) a defined benefit pension plan that is subject to Section 302 or Title IV of ERISA or Code Section 412 or Code Section 4971; (iii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) multiple employer plan subject to Code Section 413(c). For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is, or at any relevant time prior to the date hereof was, considered under common control and treated as one employer under Code Sections 414(b), (c), (m) or (o) or Section 4001 of ERISA.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger could, directly or indirectly (whether alone or in connection with any subsequent event(s)) (i) result in any compensation or benefit (including the forgiveness of any indebtedness) becoming due to any current or former Company Service Provider, (ii) result in the acceleration, vesting or creation of any rights of any current or former Company Service Provider to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise, or (iii) result in severance pay or any increase in severance pay upon any termination of employment or engagement.

(i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee or Company Service Provider could, alone or in combination with any other amount or benefit, constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)) as a result of, either alone or together with any other event, the consummation of the transactions contemplated by this Agreement.

(j) The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant (and as of any later modification thereof) within the meaning of Section 409A of the Code and as determined in a manner consistent with Section 409A of the Code. The Company has no current or contingent obligation to indemnify, gross up or otherwise reimburse or make whole any Company Employee for any penalty, interest and/or Tax incurred by such Company Employee, including pursuant to Code Sections 409A or 4999.

(k) No Company Benefit Plan is and the Company does not currently have, nor has the Company had, any obligation to maintain, sponsor, establish, participate in or contribute to any Company Benefit Plan (or similar arrangement) that is subject to any Law, custom or rule of any jurisdiction outside of the United States.

Section 5.13 Labor Matters.

(a) The Company is not a party to or bound by any collective bargaining agreement or other Contract or arrangement with any labor union, works council, or other labor organization. None of the Company

Employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Company. To the knowledge of the Company there are, and since January 1, 2021 there have been, no pending or threatened activities or proceedings to organize any of the Company Employees. No labor union, works council, or other labor organization, or group of employees of the Company, has made a demand for recognition, and there are no representation proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) The Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, management-labor relations, health and safety, employee classification, non-discrimination, wages and hours, overtime payments, records retention, leave, paid time off, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability accommodation, rights or benefits, equal opportunity, employee trainings and notices, COVID-19, equal employment opportunity, affirmative action and unemployment insurance, plant closures and layoffs (including the federal WARN Act and similar state laws), affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and independent contractors, workers’ compensation, withholding, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received notice of any unfair labor practice charge or Action against it before the National Labor Relations Board or any other Governmental Authority, and (iii) since January 1, 2016, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, handbilling, slowdowns or work stoppages.

(c) Except as set forth on Schedule 5.13(c), the Company has no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to any current or former employees or independent contractors under applicable Law, Contract or policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Except as would not result in material liability for the Company, each individual who is providing or since January 1, 2019 has provided services to the Company and is or was classified and treated as an (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employees, in each case, is and has been properly classified and treated as such for all applicable purposes.

(d) No Person is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee or independent contractor of the Company, to any third party with respect to such Person’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(e) The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan, or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates or benefits to workers.

(f) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy allegations of which they are aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(g) To the Knowledge of the Company, no employee of the Company with an annualized compensation at or above the level of $150,000, currently intends to terminate his or her employment prior to the one year anniversary of the Closing.

(h) All employees of the Company are authorized and have legally required documentation to work in jurisdictions in which they are working. Schedule 5.13(h) sets forth an accurate and complete list of all employees who are not U.S. citizens or permanent residents.

(i) Except as set forth in Schedule 5.13(i) there are no outstanding, pending or, to the Company’s knowledge, threatened Actions, causes of action, complaints, grievances, demands, or orders against the Company (or its respective directors, officers, agents, or employees) claiming that the Company has violated any Laws related to employment before any Governmental Authority, including but not limited to, the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission regarding any current or former employees.

(j) The Company has not received any written assertion of any claim of any violation of any applicable Law or contractual obligation to any employee, former employee, or independent contractor or consultant during the period from January 1, 2019 through the date of this Agreement.

Section 5.14 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company have been timely filed with the appropriate taxing authorities (taking into account any applicable valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects and accurately reflect all liability for Taxes of the Company for the periods covered thereby. All income and other material amounts of Taxes due and owing by the Company have been timely paid.

(b) The Company has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c) The Company is not engaged (and within the last five years has not been engaged) in any audit, examination, investigation, administrative proceeding or judicial proceeding with respect to Taxes. The Company has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction which claim has not since been withdrawn or otherwise resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company and no written request for any such waiver or extension is currently pending. To the knowledge of the Company, there are no unresolved questions or claims concerning the Company’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income Tax-deferral treatment under Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(e) The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (i) made for a Pre-Closing Tax Period or (ii) required to be made for a period commencing after the Closing Date as a result of the Company’s use of an improper method of accounting in a Pre-Closing Tax Period; (B) any written agreement with a Governmental Authority (including a “closing agreement” as described in Section 7121 of the Code, or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) deferred revenue or prepaid amount received on or prior to the Closing; (E) inclusion under Section 951(a) or 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (1), (2) and (3), with the amount existing on or prior to the Closing Date being determined as if the relevant taxable years ended on the Closing Date; or (F) otherwise as a result of a transaction or an accounting method that accelerated an item of deduction that economically accrues after the Closing Date into periods ending on or before the Closing Date (excluding bonus or allowable accelerated methods of depreciation) or a transaction or an accounting method that deferred an item of income that economically accrues on or before the Closing Date into periods beginning after the Closing Date. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(g) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(i) The Company has not been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. The Company has no liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes), or (iv) otherwise by operation of Law.

(j) The Company is not a party to, or bound by, and has no obligation to any Governmental Authority or other Person (other than the Company) under any Tax allocation, Tax sharing, Tax assumption or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(k) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(l) Except as set forth on Schedule 5.14(l), the Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Code Section 172, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(m) The Company has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(n) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.15 Insurance. As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies, and (c) except as set forth on Schedule 5.15, there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy. Schedule 5.15 sets forth a list of all such Policies as of the date hereof.

Section 5.16 Permits. As of the date of this Agreement, each of the Company has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. The Company has obtained all of the material Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company as currently conducted. The operation of the business of the Company as currently conducted is not in material violation of, nor is the Company in material default or material violation under, any material Permit. The Company has not received any written notice nor has any knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Permit.

Section 5.17 Machinery, Equipment and Other Tangible Property. The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company, free and clear of any and all Liens (except for Permitted Liens), except as would not be material, individually or in the aggregate, to the Company. All such items of tangible personal property that are material to the operation of the business of the Company are in reasonably good condition and in a state of reasonably good maintenance and repair and are suitable for the purposes used. The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the continued conduct of the business of the Company as of the date hereof in the ordinary course of business.

Section 5.18 Real Property.

(a) The Company owns no real property. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 5.18(b) contains a true, correct and complete list, as of the date of this Agreement, of all Leases including, the date and name of the parties to each such Lease document and the address of each applicable Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of all Contracts (including all modifications, amendments, extensions, supplements, renewals, rent commencement notices, guarantees, waivers, side letters and other agreements with respect thereto) pursuant to which the Company uses, holds or occupies (or have been granted an option to use, hold or occupy) any Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) the Company has not received or given any written notice of material default or breach under any of the Leases and, to the knowledge of the Company, the Company has not received oral notice of any default or breach that has not been cured; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or, to the Company’s knowledge, the other party thereto.

(c) The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has no collaterally assigned or granted any other security interest in any Lease or any interest therein which is still in effect. The Company is not in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2021 at any of the Leased Real Properties.

(d) Each Lease, except as would not, individually or in the aggregate, be material to the Company, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under such Lease to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions, upon the consummation of the Transactions, will entitle the Surviving Corporation or Acquiror to the exclusive use (subject to the terms of the respective Leases in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Leases for the purpose specified in the Leases.

(e) As of the date of this Agreement, the Leased Real Property identified in Schedule 5.18(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

Section 5.19 Intellectual Property, Information Technology and Data Matters.

(a) Schedule 5.19(a) sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (i) granted Patents and pending applications for Patents, (ii) registered Marks, pending applications for registration of Marks and material unregistered Marks, (iii) registered Copyrights and pending applications for Copyright registration, and (iv) internet domain names and social media accounts (collectively, the “Registered Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. Each item of Registered Intellectual Property is subsisting, and to the Company’s knowledge, valid, and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect.

(b) Except as set forth on Schedule 5.19(b), the Company (i) solely and exclusively owns all Owned Intellectual Property and (ii) has the right, pursuant to a valid written license, sublicense, agreement or permission, to all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company (collectively, “Licensed Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. Immediately after the Closing, all Company Intellectual Property will be owned or available for use by the Surviving Corporation on the same terms and conditions under which the Company owned or used such Intellectual Property as of the Closing, without the payment of any additional amounts or consideration. The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property used in the conduct and operation of the businesses of the Company.

(c) To the Company’s knowledge, the conduct and operation of the business of the Company does not infringe, misappropriate, or otherwise violate, and in the past six-years has not infringed, misappropriated, or otherwise violated, any Intellectual Property rights or proprietary rights of any third party, and no Action is pending or has been asserted or, to the knowledge of the Company, threatened (i) that the conduct or operation of the business of the Company or that the use or exploitation by the Company of any Owned Intellectual Property infringes the Intellectual Property rights or proprietary rights of any third party, or (ii) challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 5.19(c), to the Company’s knowledge, no Person is infringing, misappropriating, or otherwise violating, or has since January 1, 2019 infringed, misappropriated, or otherwise violated, any Owned Intellectual Property, and no Action is pending or has been asserted or threatened by the Company against any Person relating to any of the foregoing or challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property.

(d) The Company has taken commercially reasonable security measures to protect the confidentiality and value of all trade secrets and other material confidential information included in the Owned Intellectual Property. No present or former employee, officer, director, agent, independent contractor or joint venturer of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property. The Company’s current and former directors, managers, officers, employees, independent contractors and agents who have contributed to or participated in the discovery, creation or development of any Intellectual Property within the scope of their employment or engagement with the Company have entered into a valid and enforceable written Contract providing for (i) the assignment (via a present grant of assignment) to the Company of any and all of such Person’s right, title, and interest in such Intellectual Property, (ii) the non-disclosure by such Person of all confidential information of the Company, and (iii) the contractual obligation to execute any and all documentation reasonably necessary to implement the obligations of (i) and (ii). To the Company’s knowledge, no Person has breached in any material respect any such agreement.

(e) Except as set forth on Schedule 5.19(e), no funds or facilities or other resources of any Governmental Authority were used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or resources that does not result (or could not reasonably result) in such Governmental Authority, or employee or staff member thereof, obtaining any rights in any Owned Intellectual Property.

(f) No source code constituting Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will result in a requirement that any such source code be) delivered, released, licensed, or made available or otherwise disclosed by the Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company subject to written agreements appropriately restricting the disclosure and use of such source code, and no Person other than the Company is in possession of, or has been granted any license or other right to, any such source code.

(g) No Open Source Software is or has been included, incorporated or embedded in, or linked to, combined, made available or distributed with, any Software included in the Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software included in the Owned Intellectual Property; (ii) license any Software included in the Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) create any obligation for the Company to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or (iv) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or exploit any Owned Intellectual Property. The Company is in compliance in all material respects with the terms and conditions of all licenses for Open Source Software used in the business of the Company.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property; or (ii) the requirement of any payment of any additional consideration for the Surviving Corporation’s right to own or use any of the Company Intellectual Property.

(i) The Company uses commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the IT Systems and to prevent any unauthorized use, access, interruption, or modification of the IT Systems. The IT Systems are (i) sufficient for the immediate and currently anticipated future needs of the Company, and (ii) in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company as currently conducted. The Company maintains commercially reasonable back-up, disaster recovery and business continuity plans and procedures, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing.

(j) Since January 1, 2019, the Company has not been subject to any, or received any written notices of any or provided any notice to any Person in connection with any, (i) breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents affecting (A) the IT Systems, or (B) any data or other information about or from an individual, including any Personal Information, stored or maintained by the Company (or any third party on its or their behalf), or (ii) failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems that have caused any material disruption of or interruption in or to the use of the IT Systems.

(k) The Company is and has been in compliance in all material respects with all of the following to the extent relating to confidential or sensitive information or Personal Information (including the collection, processing, use, security, transfer, or disposition thereof), or otherwise relating to privacy, security, or security breach notification requirements and applicable to the business of the Company: (i) all applicable Laws; (ii) the Company’s internal and external privacy policies; (iii) all applicable industry standards; and (iv) applicable provisions of all Contracts relating to the foregoing (collectively, “Data Security Requirements”). The Company has not received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements.

Section 5.20 Environmental Matters.

(a) The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has included obtaining and complying in all material respects with all Permits required under applicable Environmental Laws;

(b) the Company holds all material Permits required under applicable Environmental Laws to permit the Company to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Other than Section 5.04, Section 5.05, Section 5.08, Section 5.09, and Section 5.16, this Section 5.20 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.21 Absence of Changes. Since December 31, 2020:

(a) No Material Adverse Effect has occurred;

(b) except (i) as set forth on Schedule 5.21(b), (ii) for any actions taken in response to COVID-19 Measures, and (iii) in connection with the Transactions, through and including the date of this Agreement, the Company has carried on its businesses and operated its properties in all material respects in the ordinary course of business; and

(c) except (i) as set forth on Schedule 5.21(c), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the Transactions, the Company has not taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.

Section 5.22 Brokers’ Fees. Except fees described on Schedule 5.22 (including the amounts owed with respect thereto), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates.

Section 5.23 Healthcare Matters. Without limiting the generality of Section 5.10 or Section 5.19:

(a) Since January 1, 2019, the Company is, and at all times has been, in compliance in all material respects with all applicable Healthcare Laws.

(b) There are no, and since January 1, 2019, there have not been any Actions pending or, to the knowledge of the Company, threatened against the Company alleging a violation of Healthcare Law.

(c) Neither the Company nor any of its directors, managing employees or executive officers, is currently, or has ever been suspended, excluded or debarred from any Government Program or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from any Government Program or any other debarment, exclusion or sanction list or database, in each case that remains unresolved as of the date of this Agreement.

(d) Since January 1, 2019, to the Company’s knowledge, the Company has not made an untrue statement of fact or fraudulent statement to any Governmental Authority, failed to disclose a fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would be in violation of any Healthcare Law. The Company does not bill nor is the Company reimbursed by any Payor.

(e) The Company (i) is not a party to a corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) does not have any reporting obligation pursuant to any settlement agreement entered into with any governmental entity, (iii) is not the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) is not a defendant in any qui tam/False Claims Act litigation, and (v) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any federal or state enforcement agency, in each case other than routine contacts and notifications not relating to an investigation or an actual or potential violation of Law, in each case (i) though (v) which remains unresolved.

(f) Since January 1, 2019, (i) the Company has been in compliance in all material respects with HIPAA and has had privacy and security policies, notices, procedures and safeguards that materially comply with

HIPAA; (ii) the Company has not received written notice of, and there is no Action at law or in equity or, inquiry or investigation pending or threatened with respect to any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) by the Company or its “workforce” (as defined in 45 C.F.R. § 160.103); (iii) no Breach by the Company or its “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” or “PHI” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company or any business associate of the Company; and (iv) the Company has undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the business of the Company required by HIPAA and have implemented appropriate corrective action to address all material vulnerabilities in their HIPAA safeguards and controls identified through such necessary assessments. The Company has entered into written, signed, and HIPAA-compliant business associate agreements with each Person who is a “covered entity” or “business associate” (each as defined in 45 C.F.R. § 160.103) of the Company. The Company does not undertake the de-identification of “protected health information” or “PHI” as defined under HIPAA. To the extent that the Company aggregates the PHI of its clients, the Company has obtained all rights necessary to aggregate such PHI, except as would not be material to the Company.

(g) All products or services marketed by or on behalf of the Company that are subject to the jurisdiction of Healthcare Laws are marketed in compliance in all material respects, with all applicable Healthcare Laws.

(h) None of the Company’s employees nor any independent contractor of the Company is a Licensed Personnel.

Section 5.24 Insurance Regulatory Matters.

(a) The Company is, and at all times since January 1, 2019, has been, in compliance with all applicable insurance Laws, except for such non-compliance which would not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of Section 5.24(a), there is no Action, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of insurance Laws that would result in suspension or revocation of any Permit.

Section 5.25 Related Party Transactions. Except for the Contracts set forth on Schedule 5.25, there are no Contracts between the Company, on the one hand, and any Affiliate, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Benefit Plans.

Section 5.26 Registration Statement. None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.27 Government Contracts. The Company is not a party to any Government Contract. All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract, since

January 1, 2021 are and have always been current, accurate and complete in all respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements, except as would not, individually or in the aggregate, result in a Material Adverse Effect. There are no outstanding material claims or disputes with the Company arising under or relating to any Government Contract.

Section 5.28 FDA Matters. Without limiting the generality of Section 5.10 or Section 5.23:

(a) The Company is, and since January 1, 2019 at all times has been, in compliance in all material respects with the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and applicable regulations, as amended (collectively, the “FDCA”), including the rules and regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and comparable Laws in any non-U.S. jurisdiction.

(b) As to each product subject to the FDCA or similar Law in any non-U.S. jurisdiction that is developed, manufactured, manufactured for, tested, distributed, and/or marketed by the Company (a “Company Product”), each such Company Product is being, and since January 1, 2019 has been, developed, manufactured, manufactured for, labeled, tested, distributed, and/or marketed in material compliance with all applicable requirements under the FDCA and similar laws, including those relating to investigational use, approval, or premarket clearance to market any Company Product, current good manufacturing practices, labeling, and Quality System Regulation, as defined in 21 C.F.R. Parts 4, 211, and 820 (as applicable), advertising, promotion, continuing medical education, recordkeeping, training, medical device reporting, adverse event reporting, and filing of other reports and security.

(c) The Company has not received any communication from FDA or any other Governmental Authority (i) contesting the investigational use of, premarket clearance or approval of, the uses of, or the labeling and promotion of any Company Product, or (ii) otherwise alleging any violation of the FDCA or any similar Law as applicable to any Company Product.

(d) No Company Product (i) is currently under consideration by the Company for recall, withdrawal, suspension, seizure, or discontinuance, or (ii) has been recalled, subjected to a product advisory notice, withdrawn, suspended, seized, or discontinued (other than for commercial or other business reasons) by the Company, whether voluntarily or otherwise.

(e) The Company has not received any communication that the FDA or any similar Governmental Authority (i) intends to withhold or materially condition its approval or clearance of any Company Product; (ii) has commenced, or has threatened to initiate, any action to withdraw its approval or clearance of any Company Product; (iii) has requested the recall, withdrawal, suspension, seizure, or discontinuance of any Company Product; (iv) has commenced, or has threatened to initiate, any action to enjoin the manufacture, sale, or distribution of any Company Product or the operations of the Company; or (v) has commenced, or has threatened to initiate, any criminal action or proceeding against the Company or any of its respective officers, employees, or agents.

(f) As to each medical device (as that term is defined under the FDCA) for which a premarket approval application, premarket notification, investigational device exemption, or similar state or foreign regulatory application has been submitted, approved, or cleared for sale and distribution in the United States, the Company is in material compliance with 21 U.S.C. §§ 360, 360c, 360d, 360e, 360e-1, 360g, 360h, 360i and 360j and 21 C.F.R. Parts 803, 807, 812, 814, 820, 821, and 822, respectively, as applicable to the Company’s medical devices.

(g) No medical device or component of a medical device that is material to the Company’s ability to carry out its business or operations as currently conducted is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) in violation of 21 U.S.C. §§ 360 or 360e (or similar Law).

(h) The Company has not made an untrue, materially misleading, or fraudulent statement of material fact to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or required to be made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud – Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500, or any similar policies.

(i) To the knowledge of the Company, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, or proceeding against or affecting the current business or operations of the Company and relating to or arising under the FDCA, the Social Security Act of 1935, 42 U.S.C. ch. 7, as amended, or any regulations of the Office of the Inspector General of the Department of Health and Human Services.

(j) No officer or director of the Company, and to the knowledge of the Company, no Company employee, has ever been convicted of any felony under any Law for conduct relating to the development, testing, or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.

(k) To the knowledge of the Company, none of the FDA, Drug Enforcement Administration, or other Governmental Authority has issued any Warning Letter, Untitled Letter, Notice of Violation, enforcement proceeding, or other correspondence stating or indicating that the Company has violated any Laws in any material respect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (‘Litigation and Proceedings’); Section 6.06 (‘Financial Ability; Trust Account’); Section 6.10 (‘Tax Matters’); and Section 6.11 (‘Capitalization’)), each Acquiror Party represents and warrants to the Company as follows, in each case as of the date hereof and as of the Closing Date:

Section 6.01 Corporate Organization. Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Other than Merger Sub, Acquiror has no Subsidiaries. Merger Sub has no Subsidiaries. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or consummate the Transactions.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the Acquiror Stockholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions, including the Closing (the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transaction are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions, subject to a Change in Recommendation as set forth in Section 9.03.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable.

Section 6.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the Securities Laws and Nasdaq.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $105,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 25, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated January 27, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since January 25, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) to the Acquiror’s Knowledge, entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 25, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To the knowledge of Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) Except as set forth in the SEC Reports, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(e) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the period ended December 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the period ended December 31, 2021 in the ordinary course of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.10 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by the Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Acquiror have been timely paid.

(b) Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c) Acquiror has not engaged in any audit, examination, investigation, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by that jurisdiction which claim has not since been withdrawn or otherwise resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror and no written request for any such waiver or extension is currently pending.

(d) Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income Tax-deferral treatment under Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(e) Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) The Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) deferred revenue or prepaid amount received on or prior to the Closing. The Acquiror will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(g) There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.

(h) Acquiror does not have liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(i) Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax Assumption or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(j) The Acquiror has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Code Section 172, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(k) The Acquiror has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Acquiror and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(l) Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) Neither the execution and delivery of this Agreement by the Acquiror nor the consummation of the Merger could, directly or indirectly (whether alone or in connection with any subsequent event(s)) (i) result in any compensation or benefit (including the forgiveness of any indebtedness) becoming due to any current or former employee, officer, director or individual independent contractor of the Acquiror (each an “Acquiror

Service Provider”), (ii) result in the acceleration, vesting or creation of any rights of any current or former Acquiror Service Provider to payments or benefits or increases in any payments or benefits (including any loan forgiveness), or (iii) result in severance pay or any increase in severance pay upon any termination of employment or engagement. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Acquiror Service Provider could, alone or in combination with any other amount or benefit, constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)) as a result of, either alone or together with any other event, the consummation of the transactions contemplated by this Agreement. The Acquiror has no current or contingent obligation to indemnify, gross up or otherwise reimburse or make whole any Person for any penalty, interest and/or Tax incurred by such Person, including pursuant to Code Section 4999.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of 121,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 10,453,500 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 2,587,500 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor. As of the date hereof, Acquiror has issued 16,088,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and the Acquiror Class B Common Stock, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) To the knowledge of the Acquiror, and except as set forth in the SEC Reports, as of the date hereof no Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 9.9% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 Nasdaq Stock Market Listing. The issued and outstanding units of the Acquiror are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LMAOU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LMAO”. The issued and outstanding

Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LMAOW”. Acquiror is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act. Except as set forth on Schedule 6.12, Acquiror has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the Nasdaq or SEC.

Section 6.13 PIPE Investment. To the extent Acquiror enters into Subscription Agreements for purposes of the PIPE Investment, as of the Closing Date, Acquiror shall have delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors shall have committed to provide equity financing to Acquiror. To the extent applicable, as of the Closing Date and to the knowledge of Acquiror at such time, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by any PIPE Investor or Acquiror. To the extent applicable, each Subscription Agreement is, as of the Closing Date, a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror on such date, each PIPE Investor thereto, and as of the Closing Date, neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. To the extent applicable, there are, as of the Closing Date, no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could reasonably be expected to affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the Closing Date, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror. To the extent applicable, as of the Closing Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the Closing Date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. Any such Subscription Agreements will contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, and no fees, consideration or other discounts are payable or will have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.14 Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and as of the date hereof no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Support Agreement.

Section 6.15 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any

Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.16 Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.17 Acquiror Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing.

Section 6.18 Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the SEC Reports, and except for the documents to be executed by Acquiror in connection with the PIPE Investment or the other Transactions, neither the Acquiror nor Merger Sub is a party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Acquiror’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 6.19 No Alternative Transactions. As of the date hereof, neither the Acquiror nor Merger Sub is engaged in negotiations or discussions with respect to any Alternate Transactions, and all negotiations and discussions relating to potential Alternative Transactions have been terminated.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as contemplated by this Agreement, set forth on Schedule 7.01 or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use its commercially reasonable efforts to operate its business only in the ordinary course of business consistent with past practice; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, any COVID-19 shall be deemed to be in the ordinary course of business, so long as such actions or omissions (1) are reasonably designed and necessary to protect the health or welfare of the Company’s employees, directors, officers or agents and (2) comply with paragraph (ii) of this Section 7.01, and in each case, the Company promptly notifies Acquiror of such actions and reasonably takes into account the reasonable requests of Acquiror in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19) and (ii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Notwithstanding anything to the contrary contained herein, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as otherwise contemplated by this Agreement or any Transaction Agreements, as required by applicable Law, as set forth on Schedule 7.01 or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), not to do any of the following:

(a) change or amend the Company Certificate of Incorporation, bylaws or other organizational documents of the Company, except as otherwise required by Law, except for any amendment to the Certificate of Incorporation in order to facilitate the closing of the Merger;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms or any modification or amendment that is not adverse to the Company) any Contract of a type required to be listed on Schedule 5.11(a), or any lease, sublease or license related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;

(d) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of the Company;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company (other than Owned Intellectual Property), other than the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Company, in each such case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $200,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company any confidentiality or similar Contract to which the Company is a party;

(g) transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest in any Owned Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business;

(h) disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any Person;

(i) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof, (i) increase the compensation or benefits of any Company Employee except for increases made in the ordinary course of business consistent with past practice , (ii) make any grant of any severance, retention or termination payment to any Person with an annual base salary of more than $100,000, (iii) hire additional officers or terminate existing officers, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee or individual with an annual base salary or annual compensation of less than $100,000, (v) accelerate or commit to accelerate the funding, payment or vesting of any benefit or compensation to any current or former employee, director, officer or other service provider, or (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(j) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(k) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business, consistent with past practice, to employees or officers of the Company for expenses not to exceed $10,000 individually or $50,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company in the ordinary course of business and (C) trade credit extended to customers of the Company in the ordinary course of business;

(l) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company;

(m) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(n) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(o) shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise engage in unusual efforts to accelerate the collection of accounts receivable or unusually delay the payment of accounts payable or participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Company before the Closing;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(q) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, file any material Tax Return prepared in a manner that is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, enter into any Tax sharing, Tax allocation, Tax assumption or Tax indemnification agreement , fail to pay any material Taxes when due (including estimated Taxes), or take any actions with respect to Taxes (including deductions or credits) pursuant to the CARES Act;

(r) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(s) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business;

(t) fail to maintain in full force and effect material insurance policies covering the Company and its properties, assets and businesses in a form and amount consistent with past practices;

(u) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(v) enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company);

(w) enter into any agreement that restricts the ability of the Company to (i) engage or compete in any line of business, or (ii) enter into any new line of business;

(x) terminate, amend, fail to review or preserve or otherwise fail to maintain in full force and effect any material Permit, except for amendments contemplated in the ordinary course of business;

(y) make individual commitments for capital expenditures or construction of fixed assets in excess of $200,000; or

(z) enter into any agreement, or otherwise become obligated, to do or take any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall use its commercially reasonable efforts to furnish Acquiror and such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case, as Acquiror or its Representatives may reasonably request solely for the purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated January 27, 2021 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by July 25, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, Trustee and Acquiror or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Proxy Solicitation; Other Actions.

(a) The Company shall use commercially reasonable efforts to provide Acquiror, as promptly as reasonably practicable after the date hereof but no later than May 15, 2022, reviewed financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, stockholder’s equity and cash flows, of the Company as at and for the three (3) months ended March 31, 2022, prepared in accordance with GAAP and Regulation S-X (the “Reviewed Financials”), and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Registration Statement. The Company shall be available, and the Company shall use reasonable best efforts to make their officers, managers, representatives and employees available to, in each case, during normal business hours and upon reasonable advanced notice, to Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the proxy statement contained in the Registration Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company, or of any development regarding the Company, in any such case which is or becomes known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; and, provided further, that no information received by Acquiror pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 7.05 Code Section 280G. Prior to the Closing Date, if required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, the Company shall (a) solicit and use reasonable best efforts to obtain from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Code Section 280G(c) and any regulations promulgated thereunder) who would otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Code Section 280G(b)(2)(A) and any regulations promulgated thereunder) as a result of or in connection with the consummation of the transactions contemplated hereby, a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Code Section 280G and any regulations promulgated thereunder) and (b) submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Code Section 280G(b)(5)(B)(ii) and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Notwithstanding the foregoing, in no event shall this Section 7.05 be construed to require the Company to compel any Person to waive any existing rights under any contract that such Person has with the Company or its Affiliates and in no event shall the Company be deemed to be in breach of this Section 7.05 if any such Person refuses to waive such rights. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Acquiror for its review and comment prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any reasonable comments provided by Acquiror in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Code Section 280G(b)(5)(B) as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.05 and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided. Notwithstanding the foregoing, with respect to any Acquiror Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Acquiror and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date), Acquiror shall provide a copy of such Acquiror Arrangement to the Company at least ten (10) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Code Section 280G) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Code Section 280G, and the Company shall incorporate such Acquiror Arrangements into its calculations and 280G shareholder approval process described above.

Section 7.06 FIRPTA Certificates. At the Closing, the Company shall deliver, or cause to be delivered, to Acquiror (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) stating that it is not, and has not been during the period specified in Code Section 897(c)(1)(A)(ii), a United States real property holding corporation, in each case, in a form and substance reasonably acceptable to Acquiror and (b) an IRS Form W-9 duly executed by the Company.

Section 7.07 Company Stockholder Approval; Support Agreements. As promptly as reasonably practicable, and in any event, with three (3) Business Days of the execution of this Agreement, the Company shall deliver to Acquiror evidence of the Company Stockholder Approval and the Support Agreements executed by the Company Requisite Stockholders. The Support Agreements and the Company Stockholder Approval will acknowledge that the adoption and approvals are irrevocable and result in the waiver of any right of the Company Requisite Stockholders to demand appraisal in connection with the Merger pursuant to the DGCL. To the extent required by the DGCL, the Company shall promptly (and, in any event, within 15 Business Days of the date of the Company Stockholder Approval) deliver to any Company Stockholder who has not executed the Company Stockholder Approval (a) a notice of the taking of the actions described in the Company Stockholder Approval in accordance with Section 228 of the DGCL, and (b) the notice in accordance with Section 262 of the DGCL. Promptly after the delivery of the Company Stockholder Approval to Acquiror, the Company shall prepare (with the cooperation of Acquiror) and mail to each Company Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Acquiror (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the Company Stockholders (other than the Company Requisite Stockholders) with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger; and (b) such other information as Acquiror and the Company reasonably agree is required or advisable under applicable Law to be included therein. None of the information supplied or to be supplied by Acquiror or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company,

Acquiror or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of six (6) years the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 400% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.02 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub, other than as strictly necessary to facilitate the closing of the Merger in accordance with the terms and conditions of this Agreement;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, file any material Tax Return prepared in a manner that is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, enter into any Tax sharing, Tax allocation, Tax assumption or Tax indemnification agreement, fail to pay any material Taxes when due (including estimated Taxes), or take any actions with respect to Taxes (including deductions or credits) pursuant to the CARES Act;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties or Acquiror Merger Sub;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability in excess of $250,000 individually or $1,500,000 in the aggregate;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; provided, however, and notwithstanding the foregoing, Acquiror shall be permitted to incur Indebtedness of $1,035,000 (without seeking or obtaining prior consent of the Company) if Sponsor elects to loan such amount to Acquiror in connection with an extension to the deadline for the Acquiror to, pursuant to the Acquiror Certificate of Incorporation, consummate an initial business combination; provided further, that any such loan, if made, (A) shall be evidenced by a non-interest bearing promissory note repayable at Closing and (B) shall be made in accordance with, and pursuant to, the terms and conditions of the Acquiror’s Letter Agreement, dated January 25, 2021, the Acquiror Certificate of Incorporation and the Trust Agreement;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or

(B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix) agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 8.02(a).

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.03 PIPE Investment. Following the date hereof, Acquiror shall use commercially reasonable efforts to obtain commitments from certain investors as to the PIPE Investment and shall apprise the Company as to the status of the PIPE Investment during such process. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned), neither Acquiror or Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to Acquiror, Merger Sub or the Company. Acquiror shall use reasonable efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and shall use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the expected closing date of the PIPE Investment; (iv) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (v) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of the Acquiror under the Subscription Agreements to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing and after Acquiror enters into one or more Subscription Agreements, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be likely to give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror has a reasonable basis to expect that it will not receive all or any portion of the PIPE Investment Amount on the terms, in manner or from the PIPE Investors as contemplated by the Subscription Agreements. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock or Acquiror Warrants as and when required under any such Subscription Agreements.

Section 8.04 Certain Transaction Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned), neither Acquiror or Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement.

Acquiror shall take, or cause to be taken, all reasonable actions and use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement; and (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.06 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.07 Acquiror NASDAQ Listing. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the Nasdaq.

Section 8.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.09 Intentionally Omitted.

Section 8.10 LTIP; Employee Stock Purchase Program. From the date hereof, the Company shall use commercially reasonable efforts to prepare a long-term incentive plan which shall initially reserve shares of Acquiror Common Stock equal to ten percent (10%) of the Post-Closing Fully-Diluted Share Amount (the “Acquiror LTIP”) and an employee stock purchase program which shall initially reserve shares of Acquiror Common Stock equal to three percent (3%) of the Post-Closing Fully Diluted Share Amount (the “Acquiror Employee Stock Purchase Program”) on the terms set forth in that certain term sheet dated March 2, 2022 by and between Acquiror and the Company and in forms reasonably acceptable to Acquiror. Acquiror shall prior to the Closing, obtain the approval of the Acquiror LTIP and Acquiror Employee Stock Purchase Program from the stockholders of Acquiror.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing use commercially reasonable efforts to: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction.

(a) Without limiting any covenant contained in Article VII or Article VIII, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and Acquiror, and (iii) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise required in connection with the consummation of the Transactions.

(b) Except as required by this Agreement, no Party shall engage in any action or enter into any transaction that would reasonably be expected to materially impair or delay a Party’s ability to consummate the Transactions or perform their respective obligations hereunder.

Section 9.02 Registration Statement.

(a) As promptly as practicable following the delivery of the financial statements pursuant to the first sentence of Section 7.04(a), the Company and Acquiror shall, in accordance with this Section 9.02(a), jointly prepare, and the Acquiror shall file with the SEC, a preliminary registration statement containing a prospectus/proxy statement on Form S-4 concerning the Transactions (as amended or supplemented, the “Registration Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting to be held for the purpose of, among other things: (1) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock in accordance with the Acquiror Organizational Documents by delivering such shares for redemption not later than two Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (2) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (I) the adoption of this Agreement and approval of the Transactions; (II) the issuance of shares of Acquiror Common Stock in connection with the Merger (including as may be required under Nasdaq); (III) the amendment and restatement of the Acquiror Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit C hereto; (IV) the election of members of the board of directors of Acquiror in accordance with Section 2.05; (V) the approval of the Acquiror LTIP and the Acquiror Employee Stock Purchase Program; and (VI) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Registration Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Each of Acquiror and Company shall use its reasonable best efforts to (a) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) to be declared effective under the Securities Act as promptly as practicable and (d) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror shall cause the proxy statement contained in the Registration Statement (the “Proxy Statement”) to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 9.03, as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (III) promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the filing of any supplement or amendment to the Registration Statement; (C) any request by the SEC for amendment of the Registration Statement; (D) any comments from the SEC relating to the Registration Statement and responses thereto; (E) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; and (F) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its commercially reasonable efforts to have the registration statement containing the Registration Statement declared effective under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(c) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.

Section 9.03 Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting in accordance with the DGCL. Acquiror shall convene and hold a special meeting of Acquiror’s stockholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which Acquiror commences the mailing of the Proxy Statement to its stockholders. Acquiror shall use its commercially reasonable efforts to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including any adjourned or postponed special meeting in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Registration Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (an “Acquiror Change in Recommendation”); provided, that if, at any time prior to obtaining the approval of the Acquiror Stockholder Matters, the board of directors of Acquiror unanimously determines in good faith, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under the DGCL, Acquiror or the board of directors of Acquiror may, prior to obtaining the approval of the Acquiror Stockholder Matters, by unanimous approval, make an Acquiror Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, further, that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) an Acquiror Intervening Event occurs, (ii) the Acquiror Change in Recommendation is based solely on the occurrence of such Acquiror Intervening Event, (iii) Acquiror delivers to the Company a written notice (an “Acquiror Change in Recommendation Notice”) advising the Company that the board of directors of Acquiror proposes to take such action in response to an Acquiror Intervening Event and containing a detailed description of the facts and circumstances underlying the board of directors of Acquiror’s determination that an Acquiror Intervening Event has occurred (in each case, it being acknowledged that such Acquiror Change in Recommendation Notice shall not itself constitute a breach of this Agreement), and (iv) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (such period from the time the Acquiror Change in Recommendation Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (it being understood that any material development with respect to an Acquiror Intervening Event, in each case, shall require a new notice but with an additional two (2) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Acquiror Change in Recommendation Notice Period”), the board of directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under the DGCL, after taking into account any state of facts, development, change, circumstance, occurrence, event or effect (including any action taken by the Company) that eliminates or mitigates such Acquiror Intervening Event. If requested by the Company, Acquiror will, and will cause its Representatives to, during the Acquiror Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the approval of the Acquiror Stockholder Matters shall not be affected by any Acquiror Change in Recommendation and (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any Acquiror Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 30 days: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror’s stockholders and for such supplement or amendment to be promptly disseminated to Acquiror’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.04 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger recapitalization or similar business combination transaction or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”), or commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. The Company represents and warrants to Acquiror that this Section 9.04(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or (to the Company’s Knowledge) any of its Affiliates are currently bound.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company and its Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Acquiror represents and warrants to the Company that this Section 9.04(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which Acquiror or any of its Affiliates are currently bound. Solely for purposes of this Section 9.04(b), the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of Acquiror.

Section 9.05 Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger should constitute a transaction that qualifies as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder and will otherwise qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates shall knowingly take (or fail to take) or knowingly cause to be taken (or fail to be taken) any action that would reasonably be expected to prevent qualification of the Merger for the Intended Tax Treatment. The Parties will (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations and (ii) prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Code Section 1313(a) (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. Each of the Parties agrees to use reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) All Transfer Taxes shall be paid by Acquiror. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Acquiror shall provide the Company with evidence reasonably satisfactory to the Company that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(c) Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax audit or other similar proceeding, relating to the matters contemplated by this Section 9.05. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax audit or other similar proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) On or before the Closing Date, the Company shall terminate or cause to be terminated any and all tax sharing, tax allocation, tax indemnification, or tax assumption agreements in effect, written or unwritten, as between the Company or any predecessor thereof, on the one hand, and the Company Stockholders or predecessors or Affiliates thereof, on the other hand, and there shall be no continuing obligation to make any payments under any such agreements.

Section 9.06 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby prior to the Effective Time (at which time the Confidentiality Agreement shall terminate and be of no further force or effect).

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent from the other Party with respect to such announcement or communication, prior to its announcement or issuance; provided, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; provided further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; and, provided further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

Section 9.07 Cooperation; Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article X to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Authorities, if any, and the taking of all commercially reasonable steps as may be necessary to avoid any Actions; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions; (d) the termination of each agreement set forth on Schedule 9.07; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require a Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approval. The Parties shall have received the clearances, authorizations and other approvals from Governmental Authorities.

(b) No Prohibition. No Governmental Authority shall have issued any Governmental Order or other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law or regulation has been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c) Acquiror Stockholder Redemption. The Acquiror Stockholder Redemption shall have been completed.

(d) Available Closing Acquiror Cash. The Available Closing Acquiror Cash following the Closing shall not be less than $15,000,000.

(e) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the Acquiror Stockholder Redemption, the receipt of the PIPE Investment, and the other transactions contemplated to occur on the Closing Date, including the payment of the Acquiror Transaction Expenses and the Company Transaction Expenses).

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(h) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(i) Nasdaq. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and no revocation or suspension thereof shall have occurred.

(j) Assignment and Assumption of Equity Instruments. The Company shall have amended its Company Options, Company Warrants and Company Restricted Stock Unit Awards in a manner reasonably acceptable to Acquiror in order to, to the extent necessary, permit their assignment to, and assumption by, Acquiror in accordance with Sections 3.06, 3.07(a) and 3.07(b).

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 5.01 (‘Corporation Organization of the Company’), Section 5.03 (‘Due Authorization’), and Section 5.22 (‘Brokers’ Fees’) (collectively, the “Specified Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date).

(ii) The representations and warranties of the Company contained in Section 5.06 (‘Current Capitalization’) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

(iii) Each of the representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants, agreements, and obligations of the Company in this Agreement to be performed or complied with as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing.

(d) Financial Statements. The Company shall have delivered the Reviewed Financials no later than May 15, 2022.

(e) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(f) Transaction Agreements. The Company shall have delivered to Acquiror executed counterparts of each Transaction Agreement to which the Company is a party.

(g) Indebtedness; Termination of Liens and Certain Agreements. The Company shall have delivered to Acquiror evidence as to (i) the payment of the Indebtedness set forth on Schedule 10.02(g), (ii) the termination of any Liens related thereto, and (iii) the termination of each agreement set forth on Schedule 9.07.

(h) Consents. The Company shall have delivered to Acquiror evidence of consents from the counterparties listed on Schedule 5.04.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Section 6.01 (‘Corporation Organization’), Section 6.02 (‘Due Authorization’), and Section 6.07 (‘Brokers’ Fees’) (collectively, the “Acquiror Specified Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (‘Capitalization’) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

(iii) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the Acquiror Specified Representations and the representations and warranties of the Acquiror Parties contained in Section 6.11), shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.

(b) Agreements and Covenants. The covenants, agreements, and obligations of the Acquiror Parties in this Agreement to be performed or compiled with as of or prior to the Closing shall have been performed in all material respects.

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $15,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e) Transaction Agreements. Acquiror shall have delivered to the Company executed counterparts of each Transaction Agreement to which Acquiror or Merger Sub is a party.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Section 10.05 Sponsor Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Sponsor Support Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Support Agreement or (iii) to terminate the Sponsor Support Agreement.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and Acquiror;

(b) by either Acquiror or the Company, by giving notice of such termination to the other Party, if:

(i) the Closing has not occurred on or before July 29, 2022, as such date will be extended to October 29, 2022 in the event that the Sponsor elects, in its sole discretion, to extend the time period by which Acquiror must consummate a business combination by depositing additional funds into the Trust Account on or prior to July 29, 2022 pursuant to Acquiror’s Letter Agreement, dated January 25, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by Acquiror or the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes under this Agreement; provided further, the right to terminate this Agreement under this subsection (i) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been a proximate cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date;

(ii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; or

(iii) the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting) and in which the Acquiror Stockholders shall have duly voted; provided, that the right to terminate this Agreement under this Section 11.01(b)(iii) shall not be available to Acquiror if, at the time of such termination, Acquiror is in breach of Section 9.02 or Section 9.03.

(c) prior to the Closing, by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that, the right to terminate this Agreement under this Section 11.01(c) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur on or before such date;

(d) prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(e) by the Company if Acquiror has made a Change in Recommendation in accordance with the terms and conditions set forth in Section 9.03;

(f) by written notice from the Company to Acquiror prior to Acquiror obtaining the Acquiror Stockholder Approval if the board of directors of Acquiror shall have failed to include the Acquiror Board Recommendation in the proxy statement contained in the Registration Statement distributed to its stockholders; or

(g) by written notice to the Company from Acquiror if the Company and each of the Company Requisite Stockholders have not executed and delivered to Acquiror the Company Stockholder Approval and the Support Agreements within three (3) Business Days after the execution and delivery of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall deliver a written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the factual basis therefor in reasonable detail.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders. The provisions of Section 7.03 (‘No Claim Against the Trust Account’), Section 9.06 (‘Confidentiality; Publicity’), this Section 11.02 (‘Effect of Termination’), Article XII (collectively, with Section 7.03, Section 9.06, Section 11.02, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 11.01 shall not affect any liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement or fraud.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn: Bruce M. Rodgers

Email: bruce@lmfunding.com

with copies (which shall not constitute notice) to:

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn: Curt Creely

Email: ccreely@foley.com

(b) If to the Company prior to the Closing, or to Acquiror or the Surviving Corporation after the Effective Time, to:

SeaStar Medical, Inc.

3513 Brighton Blvd., Suite 410

Denver, CO 80216

Attn: Eric Schlorff

Email: Eric@seastarmed.com

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn: Albert Lung, Partner

Email: Albert.Lung@morganlewis.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Except as otherwise provided in Section 8.01 and Section 12.14, this Agreement is exclusively for the benefit of the Company, and its successors and permitted assigns, with respect to the obligations of Acquiror and the Merger Sub under this Agreement, and for the benefit of Acquiror and the Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05 Expenses.

(a) If the Closing does not occur, (i) the Company shall be responsible for the Company Transaction Expenses and any other fees and expenses of the Company and its Affiliates incurred in connection with the Agreement and the Transactions and (ii) Acquiror shall be responsible for the Acquiror Transaction Expenses and any other fees and expenses of the Acquiror and its Affiliates incurred in connection with this Agreement and the Transactions.

(b) Upon and subject to the Closing, the Acquiror Transaction Expenses and the Company Transaction Expenses shall be paid by Acquiror at Closing.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the

Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of February 10, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13 Enforcement. The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that the Company may, without breach of this Agreement, (a) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (b) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to Acquiror, (I) require Acquiror to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (II) have approval rights over Acquiror’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (III) select a separate counsel, which may be or include the Company’s counsel, to participate alongside Acquiror’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on Acquiror’s behalf, and/or (IV) fund any such litigation and (c) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability to any Party or its respective Affiliates, officers, directors, employees or stockholders after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any statement relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(e), with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything herein to the contrary, nothing in this Section 12.16 shall relieve any Party of liability in the case of fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for fraud by another Party hereto. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Legal Representation.

(a) Acquiror and Merger Sub (on behalf of itself and the Surviving Corporation) hereby irrevocably acknowledge and agree that: (i) whether or not any Company Stockholder retains Morgan Lewis (the “Designated Firm”) in any matters after the Closing, Acquiror and Merger Sub irrevocably waive, consent to and covenant not to assert any objection, based on conflict of interest or otherwise, arising from the Designated Firm’s representation of the Company prior to the Closing, including in connection with the transactions contemplated hereby, to any representation of any of the Company Stockholders by the Designated Firm in any dispute arising under or in connection with this Agreement, any agreement, instrument or document entered into pursuant to this Agreement or the Transaction or other transactions contemplated by this Agreement (a “Dispute”); (ii) all communications between or among any of the Company, its Representatives, any of the Company Stockholders or any of the Company’s directors, officers, managers, employees, agents, advisors (including the Designated Firm) or their representatives made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or otherwise relating to any potential sale or acquisition of the Company, and all related documents and files (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and shall be excluded from the assets to be transferred to Acquiror, the Company, Merger Sub or the Surviving Corporation pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; (iii) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be vested exclusively in the parties to such Protected Seller Communications; (iv) neither Acquiror nor Merger Sub (including the Surviving Company) shall have any right, directly or indirectly, to assert or waive any privilege or protection against disclosure, or discover, use or disclose any Protected Seller Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or the Transaction or other transactions contemplated by this Agreement; and (v) the Designated Firm shall have no duty to disclose any Protected Seller Communications to Acquiror or Merger Sub (including the Surviving Company) or otherwise. This Section 12.18(a) is irrevocable, and no term may be amended, waived or modified without the prior written consent of the Company Stockholders owning a majority of the issued and outstanding Company Shares immediately prior to the Effective Time and the Designated Firm.

(b) The Company hereby irrevocably acknowledges and agrees, on behalf of itself and its directors, stockholders, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Foley & Lardner LLP) that represented Acquiror, the Sponsor and/or any director nominee designated by the Sponsor (the “LMAO Designee”) prior to the Closing may represent the LMAO Designee, the Sponsor or any of the Sponsor’s Affiliates or its Affiliates’ respective directors, members, managers, officers or employees, in each case, after the Closing in connection with any Dispute, notwithstanding such counsel’s representation of Acquiror prior to the Closing, and each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby further agrees that, all legally privileged communications prior to the Closing between or among any legal counsel (including Foley & Lardner LLP) and the Acquiror, the LMAO Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence (i) belongs to the LMAO Designee and the Sponsor, (ii) may be controlled by the LMAO Designee and the Sponsor, and (iii) shall not pass to or be claimed or controlled by Acquiror, the Surviving Corporation or any other Company Waiving Party; provided that (y) the LMAO Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and (z) the applicable legal counsel (including Foley & Lardner LLP) that represented the Acquiror, the LMAO Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing shall have no duty to disclose any such communications or information to Acquiror or the Surviving Company, or otherwise.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

LMF ACQUISITION OPPORTUNITIES, INC.

By:	/s/ Bruce M. Rodgers
Name:	Bruce M. Rodgers
Title:	Chief Executive Officer and Chairman of the Board of Directors

LMF MERGER SUB, INC.

By:	/s/ Bruce M. Rodgers
Name:	Bruce M. Rodgers
Title:	President

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SEASTAR MEDICAL, INC.

By:	/s/ Eric Schlorff
Name:	Eric Schlorff
Title:	Chief Executive Officer

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2022, is entered into by and among LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”), LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”) and SeaStar Medical, Inc., a Delaware corporation (the “Company” and, together with Acquiror and the Sponsor, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of April 21, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Sponsor is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants) of, and has full voting power over, no Acquiror Preferred Stock, no Acquiror Class A Common Stock, 2,587,500 Acquiror Class B Common Stock and 5,738,000 Warrants;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Company has required that the Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 9.04 (‘Exclusivity’) and 9.06(b) (‘Publicity’) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02. Voting; Waiver of Anti-Dilution Protection.

(a) The Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of Acquiror (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of Acquiror (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) all of its shares of Acquiror Common Stock that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for stockholders of Acquiror to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of Acquiror to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Acquiror Common Stock present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for a Business Combination with any Person other than the Company and/or its Affiliates or the adoption of an agreement to enter into a Business Combination with any Person other than the Company and/or its Affiliates;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(v) against any change in the business, management or board of directors of Acquiror; and

(vi) against any action, transaction or agreement that (A) would or would reasonably be expected to result in a breach of any representation or warranty or covenant of Acquiror or the Merger Sub under the Merger Agreement; (B) would or would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect; (C) would or would reasonably be expected to result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Acquiror Common Stock.

(c) The Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02.

(d) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 25, 2021, by and among the Sponsor, Acquiror and other parties thereto (the “Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

(e) Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, those certain anti-dilution protection provisions contained in Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Acquiror. The waiver specified in this Section 1.02(e) shall be applicable only in connection with the Transactions and this Agreement (and any Acquiror Preferred Stock, Acquiror Common Stock and Warrants or equity-linked securities issued in connection with the Transactions) and shall be void and of no further force and effect if this Agreement is terminated in accordance with Section 5.01.

Section 1.03. No Transfers. During the Applicable Period, the Sponsor shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (b) deposit any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants or any rights to acquire any securities or equity interests of Acquiror into a voting trust or enter into a voting agreement or any other arrangement with respect to any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants or any rights to acquire any securities or equity interests of Acquiror or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer to enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.04. Stop Transfer. The Sponsor shall not request that Acquiror register any transfer of any Certificate or other uncertificated interest representing any shares of Acuiror Preferred Stock, Acquiror Common Stock or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05. Waiver of Appraisal Rights. The Sponsor hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.06. No Agreement as Director or Officer. The Sponsor is entering into this Agreement solely in the Sponsor’s capacity as record or beneficial owner of shares of Acquiror Common Stock or Warrants and nothing herein is intended to or shall limit or affect any actions taken by the Sponsor or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of the Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror) or other fiduciary capacity for Acquiror’s stockholders.

Section 1.07. New Shares. In the event that (a) any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Warrants of, on or affecting the shares of Acquiror Common Stock or Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Preferred Stock, Acquiror Common Stock or other equity securities of Acquiror after the date of this

Agreement (such shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants owned by the Sponsor as of the date hereof.

Section 1.08. No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.09. No Litigation. The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement.

Section 1.10. Further Assurances. The Sponsor shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01. Organization; Authorization. The Sponsor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Florida, (b) has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Sponsor and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a) Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Sponsor with, nor are any required to be made or obtained by the Sponsor with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform the Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated by this Agreement by the Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Sponsor, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Sponsor pursuant to, any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Sponsor is subject, or (iii) any change in the rights or obligations of any party (other than the Sponsor) under any Contract binding upon the Sponsor, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor or Acquiror and (b) neither the Sponsor nor Acquiror is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04. Ownership of Acquiror Common Stock and Warrants; Voting Power. As of the date of this Agreement the Sponsor is the record and beneficial owner of no Acquiror Preferred Stock, no Acquiror Class A Common Stock, 2,587,500 Acquiror Class B Common Stock and 5,738,000 Warrants and, other than such shares of Acquiror Common Stock and Warrants, as of the date of this Agreement, there are no Acquiror securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Acquiror securities) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has full voting power. The Sponsor is the record holder and beneficial owner of all of its shares of Acquiror Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such shares of Acquiror Common Stock and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such shares of Acquiror Common Stock and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Acquiror’s Organizational Documents or the terms of any customary custody or similar agreement applicable to shares of Acquiror Common Stock or Warrants held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor’s shares of Acquiror Common Stock or Warrants other than pursuant to the Merger Agreement or as set forth in Acquiror’s Organizational Documents.

Section 2.05. Reliance. The Sponsor understands and acknowledges that Acquiror and the Company are relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsor contained in this Agreement.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Sponsor.

Section 2.07. Registration Statement. None of the information supplied or to be supplied by the Sponsor for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Acquiror and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08. Other Agreements. The Sponsor has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Sponsor set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09. No Other Representations or Warranties. Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sponsor as follows:

Section 3.01. Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02. Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03. No Other Representations or Warranties. Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sponsor as follows:

Section 4.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02. Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of the Company’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties.

ARTICLE 5

GENERAL PROVISIONS

Section 5.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof; (c) the effective date of a written agreement duly executed and delivered by Acquiror, the Company and the Sponsor terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Sponsor, in a manner that extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.08 (‘No Litigation’) and Section 1.09 (‘Further Assurances’) and this Article 5 shall survive such termination. Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 5.02:

If to Acquiror or the Sponsor:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn: Bruce M. Rodgers

Email: bruce@lmfunding.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn: Curt Creely

Email: ccreely@foley.com

If to the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd, Ste. 410

Denver, CO 80216

Attn: Eric Schlorff

Email: eric@seastarmed.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn: Albert Lung

Email: albert.lung@morganlewis.com

Section 5.03. Miscellaneous. Article XII, other than Sections 12.02 and 12.15, of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMF Acquisition Opportunities, Inc.

By:
Name: Bruce M. Rodgers
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SeaStar Medical, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMFAO Sponsor, LLC

By:
Name: Bruce M. Rodgers Title: President and Chief Executive Officer

Address:	c/o LMF Acquisition Opportunities, Inc. 1200 W. Platt St., Suite 100 Tampa, Florida 33606

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of April 21, 2022 (the “Sponsor Support Agreement”) by and among Acquiror, the Company and the Sponsor that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

Exhibit B

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2022, is entered into by and between LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”), SeaStar Medical, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder” and, together with Acquiror and the Company, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of April 21, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) of, and has full voting power over, (a) the number of Company Common Shares and (b) the number of Company Preferred Shares (collectively, the “Shares”) set forth on the Stockholder’s signature page hereto;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, pursuant to the provisions of the DGCL;

WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Acquiror and Merger Sub’s willingness to enter into the Merger Agreement, Acquiror has required that certain Company Stockholders that are Affiliates of the Company shall, within three (3) Business Days after the execution of the Merger Agreement, execute and deliver Support Agreements, including written consents substantially in the form attached hereto as Annex A (each, a “Written Consent”), and, in order to induce Acquiror and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;

WHEREAS, Acquiror desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to enter into the Written Consent and otherwise vote its Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering a Written Consent, constituting the Stockholder’s consent to, and vote to adopt, the Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Annex B; and

WHEREAS, Acquiror and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Voting.

(a) The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of the Company (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any additional Shares that are hereafter held of record or beneficially owned by the Stockholder (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for an Acquisition Transaction or the adoption of an agreement to enter into an Acquisition Transaction;

(iv) against any proposal for any amendment or modification of the Company’s organizational documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement; and

(v) against any action, transaction or agreement that would, or would reasonably be expected to, (A) result in a breach of any representation or warranty or covenant of the Company under the Merger Agreement or the Stockholder under this Agreement; (B) prevent, delay or impair consummation of the Transactions or dilute, in any material respect, the benefit of the Transactions to Acquiror, except, for the avoidance of doubt, the issuance of the Bridge Notes; (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) facilitate any proposal relating to an Acquisition Transaction or any agreement to enter into any Acquisition Transaction.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation.

(c) The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02. Proxy. The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing the Company Stockholder Representative and any designee of the Company Stockholder Representative, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate at the Expiration Date. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Acquiror a proxy to the same effect as that described in this Section 1.02. Acquiror may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

Section 1.03. No Transfers. During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company, except as otherwise expressly provided in Section 1.02, or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Stockholder and any Affiliate of the Stockholder, (ii) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (iii) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder or (iv) to an executive officer or director (as of the date of the Merger Agreement) of the Company; provided, further, that a Transfer referred to in subsection (i)-(iv) of the immediately preceding proviso shall be permitted only if, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex C. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Amended and Restated Registration Rights Agreement.

Section 1.04. Stop Transfer. The Stockholder shall not request that the Company register any transfer of any Certificate or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05. Waiver of Appraisal Rights. The Stockholder hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

Section 1.06. Public Announcements; Filings; Disclosures.

(a) The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Acquiror and Acquiror’s legal counsel (at Acquiror’s expense) with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.06(a), if the Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b) The Stockholder hereby consents to and authorizes the Company and Acquiror to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”), consents to the filing of this Agreement solely to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to reasonably cooperate with Acquiror in connection with such filings, including providing Stockholder Information reasonably requested by Acquiror. Acquiror shall use its commercially reasonable efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing. As promptly as practicable, the Stockholder shall notify Acquiror of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

Section 1.07. Release of Claims.

(a) Subject to and upon the consummation of the Merger and the receipt of the Closing Merger Consideration to which the Stockholder is entitled, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally (subject to the receipt of the amounts specified in this paragraph) releases, acquits and forever discharges, to the fullest extent permitted by law, each of Acquiror, Merger Sub, the Company, each of their subsidiaries and affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and the Company Stockholders prior to Closing (such persons, the “Releasees”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder expressly set forth in the Merger Agreement, including the right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any liabilities of a Releasee in connection with any future transactions between the parties that are not related to the Merger Agreement or the transactions contemplated thereby and (c) any employment compensation or benefits matter affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries.

(b) The Stockholder represents that as to each and every claim released hereunder, the Stockholder has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts.

Section 1.08. Non-Solicitation. The Stockholder acknowledges that the Stockholder has read Section 9.04(a) (‘Exclusivity’) of the Merger Agreement. In addition, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 9.04(a) of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 9.04(a) of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 9.04(a) of the Merger Agreement.

Section 1.09. No Agreement as Director or Officer. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

Section 1.10. Acquisition of Additional Shares. The Stockholder shall promptly (and in any event within two Business Days) notify Acquiror of the number of any additional Shares with respect to which the Stockholder becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Shares shall, for the avoidance of doubt, automatically become Subject Shares in accordance with Section 1.01.

Section 1.11. No Adverse Act. The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, and shall cause its Affiliates not to, without the prior written consent of Acquiror (in Acquiror’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, (b) make any representation or warranty of the Stockholder herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement. The Stockholder shall notify Acquiror in writing promptly of (i) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in the representations and warranties of the Stockholder herein and (ii) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.

Section 1.12. No Litigation. The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement (including, for the avoidance of doubt, pursuant to Section 1.07) or the Stockholder’s right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof.

Section 1.13. Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Acquiror as follows:

Section 2.01. Organization; Authorization. In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02 and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of the Stockholder’s jurisdiction of organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a) Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Stockholder, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Stockholder, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04. Ownership of Company Stock; Voting Power. The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Company securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company securities) held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to

(i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Company’s organizational documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s organizational documents.

Section 2.05. Reliance. The Stockholder understands and acknowledges that Acquiror and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07. Registration Statement. None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Acquiror and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08. Other Agreements. The Stockholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Stockholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09. Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10. No Other Representations or Warranties. Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Stockholder as follows:

Section 3.01. Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02. Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03. No Other Representations or Warranties. Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person makes any express or implied representation or warranty to the Stockholder in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement and any proxy granted hereunder if such proxy becomes effective, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof; (c) the effective date of a written agreement duly executed and delivered by Acquiror and the Stockholder terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Stockholder, in a manner that (i) reduces or imposes any restriction on the right of the Stockholder to receive the Closing Merger Consideration, (ii) reduces the amount or changes the form of the Closing Merger Consideration, or (iii) extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.06 (‘Public Announcements; Filings; Disclosures’), Section 1.07 (‘Release of Claims’), Section 1.12 (‘No Litigation’) and Section 1.13 (‘Further Assurances’) and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 4.02:

If to Acquiror:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn:    Bruce M. Rodgers

Email:  bruce@lmfunding.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:    Curt Creely

Email:  ccreely@foley.com

If to the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd, Ste. 410

Denver, CO 80216

Attn:    Eric Schlorff

Email:  eric@seastarmed.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn:    Albert Lung

Email:  albert.lung@morganlewis.com

If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.

Section 4.03. Miscellaneous. Article XII, other than Sections 12.02 and 12.15 of the Merger Agreement, shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMF Acquisition Opportunities, Inc.

By:
Name:
Title:

SeaStar Medical, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Stockholder’s Spouse]	[Printed Name of Stockholder’s Spouse]

Address:

	Shares Owned Beneficially		Shares Held of Record		Shares Over Which the Stockholder has Full Voting Power
Company Common Stock:	[	●]	[	●]	[	●]
Company Preferred Stock:	[	●]	[	●]	[	●]

Annex A

ACTION

BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

SeaStar Medical, INC.

See attached.

Annex B

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

See attached.

Annex C

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement dated as of April 21, 2022 (the “Support Agreement”) by and between Acquiror and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into on April 21, 2022, by and among LMF Acquisition Opportunities, Inc., a Delaware corporation (the “Company”), and the undersigned parties listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)).

RECITALS

WHEREAS, LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”) is a party to a Registration Rights Agreement (the “Initial Agreement”), dated as of January 25, 2021, by and among the Sponsor, the Company and Maxim Partners LLC (“Maxim”), pursuant to which the Company provided the Sponsor and Maxim with certain rights relating to the registration of certain securities of the Company, including the Founder Shares (as defined herein), the Private Placement Warrants (as defined herein) and the Issuance Shares (as defined herein);

WHEREAS, prior to the initial public offering (the “IPO”) of the Company, the Sponsor owned shares (together with any shares of Class B Common Stock received pursuant to any stock dividends, the “Founder Shares”) of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) on the terms provided in the Company’s amended and restated certificate of incorporation (the “Pre-Merger COI”);

WHEREAS, the Sponsor purchased an aggregate of 5,738,000 warrants exercisable for one share of Class A Common Stock (the “Private Placement Warrants”) in a private placement that was completed simultaneously with the consummation of the IPO;

WHEREAS, the Company issued an aggregate of 103,500 shares of Class A Common Stock (the “Issuance Shares”) to Maxim in connection with its intial public offering and pursuant to that certain Underwriting Agreement dated as of January 25, 2021 by and between the Company and Maxim, as representative of the several underwriters;

WHEREAS, in connection with the IPO, the Company entered into a warrant agreement, dated as of January 25, 2021, pursuant to which the Company agreed to use its best efforts to file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement for the registration, under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time, the “Securities Act”), of the shares of Class A Common Stock issuable upon exercise of the warrants issued to the public investors in the IPO (the “Public Warrant”) and the 5,738,000 shares of Class A Common Stock issuable under the Private Placement Warrants;

WHEREAS, reference is made to that certain Agreement and Plan of Merger, by and among the Company, SeaStar Medical, Inc., a Delaware corporation (“SeaStar”) and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of the Company, dated April 21, 2022 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into SeaStar, with SeaStar continuing as the surviving corporation (the “Merger”);

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement and the other Transaction Agreements, the Company, SeaStar and the Sponsor have agreed to amend and restate the Initial Agreement in order to provide rights relating to the registration of shares of Common Stock issued or issuable to the holders of equity interests of the Company or SeaStar pursuant to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby;

WHEREAS, at the Effective Time, all shares of Class B Common Stock will automatically convert into shares of Class A Common Stock in accordance with the Pre-Merger COI and the Merger Agreement and, pursuant to the amended and restated certificate of incorporation of the Company to be filed with the certificate of merger, subject to obtaining the approval of the Acquiror Stockholder Matters, shares of Class A Common Stock and Class B Common Stock will be reclassified as common stock following the Effective Time;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, the Company will issue to the stockholders of SeaStar (collectively, the “SeaStar Holders”) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) as consideration in the Merger (the “Merger Shares”);

WHEREAS, pursuant to Section 5.5 of the Initial Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of holders of at least a majority in interest of the Registrable Securities at the time in question; and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in order to provide the Investors with certain rights relating to the registration of the Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. The Initial Agreement is hereby amended in its entirety and restated herein. Upon the execution of this Agreement, all provisions of, rights granted and covenants made in the Initial Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Merger Agreement.

SECTION 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Affiliate” of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).

(c) “Class A Common Stock” has the meaning set forth in the Recitals.

(d) “Class B Common Stock” has the meaning set forth in the Recitals.

(e) “Closing” means the closing of the transactions contemplated under the Merger Agreement.

(f) “Commission” has the meaning set forth in the Recitals.

(g) “Company” has the meaning set forth in the Preamble.

(h) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(i) “Dollars” or “$” means the currency of the United States of America.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

(k) “FINRA” has the meaning set forth in Section 2.4(q).

(l) “Founder Shares” has the meaning set forth in the Recitals.

(m) “Holder” means an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 or Section 2.13 of this Agreement.

(n) “Indemnified Party” has the meaning set forth in Section 2.7(c).

(o) “Indemnifying Party” has the meaning set forth in Section 2.7(c).

(p) “Initial Agreement” has the meaning set forth in the Recitals.

(q) “Initiating Holders” means either (i) any Holder or Holders who, in the aggregate, hold not less than a majority of the Registrable Securities issued to the Sponsor or (ii) any Holder or Holders who in the aggregate, hold not less than twenty percent (20%) of the Merger Shares that constitute Registrable Securities.

(r) “Investors” has the meaning set forth in the Preamble and which shall also include Maxim Partners LLC.

(s) “IPO” has the meaning set forth in the Recitals.

(t) “Issuance Shares” has the meaning set forth in the Recitals.

(u) “Merger” has the meaning set forth in the Recitals.

(v) “Merger Agreement” has the meaning set forth in the Recitals.

(w) “Merger Shares” has the meaning set forth in the Recitals.

(x) “Merger Sub” has the meaning set forth in the Recitals.

(y) “Other Selling Stockholders” means persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(z) “Other Shares” means securities of the Company, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(aa) “Pre-Merger COI” has the meaning set forth in the Recitals.

(bb) “Private Placement Warrants” has the meaning set forth in the Recitals.

(cc) “Public Warrants” has the meaning set forth in the Recitals.

(dd) “Qualified Holder” means each Holder whose Registrable Securities have a market value of at least $1,000,000 based on the average closing price of the Common Stock for the ten (10) days ending on the trading day prior to the date on which notice is sent pursuant to Section 2.2(a)(i).

(ee) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(ff) “Registrable Securities” means shares of Common Stock issued or issuable to the Investors pursuant to the Merger Agreement, including without limitation any (i) Merger Shares, (ii) Private Placement Warrants and shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants) held by the Sponsor immediately after the Closing of the Merger (including without limitation, giving effect to the conversion of shares of Class B Common Stock into Class A Common Stock and the reclassification of Class A Common Stock into Common Stock) and (iii) the Issuance Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and any subsequent sale, transfer or distribution of them does not require registration under the Securities Act; (c) such securities have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without public information requirements or volume limitations.

(gg) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Stock is then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, two (2) counsels for the Holders, one selected by Holders holding a majority of the Registrable Securities initially issued to the Sponsor and one selected by Holders holding a majority of the Merger Shares that are Registrable Securities, up to a maximum of $50,000 total per counsel, blue sky fees and expenses (including reasonable fees and disbursements of counsels for the Holders in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(hh) “Representatives” means, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other person associated with, or acting on behalf of, such person.

(ii) “Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

(jj) “Restricted Securities” means any Registrable Securities that are required to bear a legend restricting transfer or are otherwise prohibited from being sold, transferred or distributed without registration under the Securities Act.

(kk) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ll) “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(mm) “SeaStar” has the meaning set forth in the Recitals.

(nn) “SeaStar Holders” has the meaning set forth in the Recitals.

(oo) “SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the Staff and (ii) the Securities Act and the rules and regulations thereunder.

(pp) “Securities Act” has the meaning set forth in the Recitals.

(qq) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the Sponsor and to the Holders of Merger Shares included in Registration Expenses).

(rr) “Staff” means the staff of the Division of Corporation Finance of the Commission.

(ss) “Suspension Notice” has the meaning set forth in Section 2.1(f).

(tt) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(uu) “Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement.

SECTION 2

Registration Rights

2.1 Registration

(a) Registration Requirements. The Company shall, not later than thirty (30) days after the Closing, prepare and file with the Commission a registration statement on Form S-1, or Form S-3 if such registration statement form is available to the Company, and take all such other actions as are necessary to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the registration statement, the “Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Commission to declare the Resale Shelf Registration Statement effective as soon as possible thereafter, and to remain effective and the prospectus contained therein current until all Holders cease to hold Registrable Securities. The Resale Shelf Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Holders, and shall comply with the relevant provisions of the Securities Act and Exchange Act.

(b) Request for Underwritten Takedowns. The Holders that qualify as Initiating Holders will be entitled to Underwritten Takedowns with respect to their Registrable Securities in accordance with this Section 2.1. If the Company shall receive from any Initiating Holder a written request signed by such Initiating Holder that the Company effect any Underwritten Takedown with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holder), the Company will:

(i) promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed Underwritten Takedown to all other Qualified Holders; and

(ii) as soon as practicable, use its reasonable best efforts to cause the Commission to declare such Underwritten Takedown effective within ninety (90) days thereafter (including, without limitation, filing post-effective amendments, one or more prospectus supplements, appropriate qualifications under any applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit and facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.

(c) Limitations on Underwritten Takedowns. The Company shall not be obligated to effect any Underwritten Takedown pursuant to this Section 2.1:

(i) If the Initiating Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Takedown, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $5,000,000;

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) If the Company has effected two (2) such Underwritten Takedowns in any given twelve (12) month period;

(iv) If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.2;

(v) If the Initiating Holder does not request that such offering be firmly underwritten by underwriters selected by the Initiating Holder (subject to the consent of the Company); or

(vi) If the Company and the Initiating Holder are unable to obtain the commitment of the underwriter described in clause (v) above to firmly underwrite the offer.

(d) Other Shares. Any Underwritten Takedown may, subject to the provisions of Section 2.1(f), include Other Shares, and may include securities of the Company being sold for the account of the Company, provided that, any Other Shares or securities of the Company to be included in an Underwritten Takedown must be the subject of an effective shelf registration statement at the time the Company receives the request for an Underwritten Takedown from the Initiating Holder.

(e) Underwriting; Cutback. If the Company requests inclusion in any Underwritten Takedown of securities to be sold for its own account, or if other persons request inclusion of Other Shares in any Underwritten Takedown, the Initiating Holder shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the applicable provisions of this Section 2. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the Holders that qualify as Initiating Holders. No Holder (or its permitted transferee or assignee under Section 2.11 or Section 2.13) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.1, if the underwriters, in good faith, advise the Initiating Holder in writing that marketing factors require a limitation on the number of securities of the Company to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among Initiating Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Initiating Holders (determined based on the aggregate number of Registrable Securities held by each such Initiating Holder), provided that not less than 20% of the allocation in this clause (i) shall be for the Sponsor or its permitted transferees under Section 2.11 or Section 2.13; (ii) second, among all other Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder); (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other Holders or employees of the Company, and (iv) fourth, to any Other Selling Stockholders requesting to include Other Shares in such Underwritten Takedown.

If a person who has requested inclusion in such Underwritten Takedown as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company, the underwriter or the Initiating Holders, and the securities so excluded shall also be withdrawn from the Underwritten Takedown. If securities are so withdrawn from the Underwritten Takedown and if the number of shares to be included in such Underwritten Takedown was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the Underwritten Takedown the right to include additional Registrable Securities in the offering in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

(f) Deferral; Suspension. Notwithstanding anything in this Agreement to the contrary, if the Company furnishes to the Holders a certificate (the “Suspension Notice”) signed by an executive officer of the Company stating that, in the good faith judgment of the Company’s Board of Directors, effecting a registration (whether by the filing of a registration statement or by taking any other action) or the offering or disposition of Registrable Securities thereunder (including, for the avoidance of doubt, through an Underwritten Takedown) should be postponed or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a pending material acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material non-public information that the Company has a material bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then by delivery of the Suspension Notice to the Holders, then (in addition to the limitations set forth in Section 2.1(c) of this Agreement) the Company may so postpone effecting a registration or require the Holders to refrain from offering or disposing of Registrable Securities for a period of not more than sixty (60) days, and, provided further, that the Company shall not suspend usage of a registration statement in this manner more than once in any twelve (12) month period.

2.2 Company Registration

(a) Company Registration/Underwritten Offering. If the Company determines to (1) register any of its securities either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing) during a period in which a Resale Shelf Registration Statement covering a Holder’s Registrable Securities is not then effective, other than: a registration pursuant to Section 2.1; a registration relating to the shares of Common Stock underlying the Public Warrants; a registration relating solely to employee benefit plans; a registration relating to the offer and sale of non-convertible debt securities; a registration relating to a corporate reorganization or other Rule 145 transaction; or a registration on any registration form that does not permit secondary sales, or (2) effect an underwritten public offering of securities, either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing), the Company will:

(i) promptly give written notice (in any event not later than ten (10) days prior to the filing of the registration statement or preliminary prospectus to which such offering relates) of the proposed registration or offering, as applicable, to all Holders; and

(ii) use its reasonable best efforts to include in such registration or offering, as applicable, and any related qualification under blue sky laws or other compliance, except as set forth in Section 2.2(b), and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within five (5) days after receipt of such written notice from the Company. Such written request may specify all or a part of a Holder’s Registrable Securities; provided however, that notwithstanding anything to the contrary herein, only Qualified Holders shall be entitled to notice of and to participate in underwritten public offerings contemplated by clause (ii) of this Section 2.2(a).

(b) Underwriting; Cutback. If the registration or offering of which the Company gives notice is for an underwritten public offering, the Company shall so advise the Qualified Holders who have elected to participate (and include the names of the proposed underwriters) as a part of the written notice given pursuant to Section 2.2(a)(2)(i). All Qualified Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. No Qualified Holder (or its permitted transferee or assignee under Section 2.11 or Section 2.13) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Qualified Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.2, if the underwriters in good faith advise the Company and the Qualified Holders of Registrable Securities participating in the offering in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (1) if the underwritten offering is for the Company’s account, (m) first, to the Company; (n) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (o) third, to the Other Selling Stockholders, if any, requesting to include Other Shares in such underwritten offering pursuant to piggyback rights and (2) if the underwritten offering is for the account of Other Selling Stockholders, then (x) first, to the Other Selling

Stockholders, (y) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (z) third, to the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company and the underwriter. Any Registrable Securities or Other Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding anything to the contrary, the Company shall be responsible for the Registration Expenses prior to any such withdrawal.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Limitations. The Company shall not be obligated to effect any registrations pursuant to this Section 2.2:

(i) After the Company has initiated five (5) such Underwritten Takedowns pursuant to this Section 2.2 (counting for these purposes only (x) registrations in which Registrable Securities are not excluded or reduced pursuant to Section 2.2(b) and which have been declared or ordered effective and pursuant to which securities have been sold, and (y) withdrawn registrations);

(ii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.1;

(iii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by such Initiating Holders (subject to the consent of the Company); or

(iv) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (iii) above to firmly underwrite the offer.

2.3 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.2 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders and the holders of any Other Shares shall be borne by the Holders and any holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.

2.4 Registration Procedures. In the case of each registration of Registrable Securities pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its sole expense, the Company will:

(a) Prepare each registration statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such registration statement, any prospectus or any amendments or supplements thereto, furnish to the Holders of the Registrable Securities copies of all documents prepared to be filed, which documents shall be subject to the review of such Holders and their respective counsel;

(b) As soon as reasonably practicable, file with the Commission the registration statement relating to the Registrable Securities, including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement(s) to become effective under the Securities Act as soon as practicable;

(c) Prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be requested by the Holders or any underwriter of Registrable Securities or as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Notify the participating Holders of Registrable Securities, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, prospectus or for additional information (whether before or after the effective date of the registration statement), (c) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder (or its counsel) from time to time may reasonably request;

(f) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;

(g) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such registration statement and prospectus, so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a registration statement, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to sell any Registrable Securities pursuant to such registration statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(h) Use its reasonable best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any registration statement (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);

(i) Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) if requested, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;

(k) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 or 2.2, enter into and perform its obligations under an underwriting agreement in form reasonably necessary to effect the offer and sale of the Registrable Securities subject to such underwriting, provided, that such underwriting agreement contains reasonable and customary provisions;

(m) Furnish to each Holder of Registrable Securities included in such registration statement a signed counterpart, addressed to such Holder, of (1) any opinion of counsel to the Company delivered to any underwriter dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the applicable underwriting agreement, in customary form, scope, and substance, at a minimum to the effect that the registration statement has been declared effective and that no stop order is in effect, which counsel and opinions shall be reasonably satisfactory to the Holders and their respective counsel and (2) any comfort letter from the Company’s independent public accountants delivered to any underwriter in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request. If no legal opinion is delivered to any underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration statement, at any time that such Holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect and any other matters as the Holders or underwriter may reasonably request and as are customarily included;

(n) Promptly identify to the selling Holders any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, make available for inspection by the selling Holders all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(o) Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential stockholders;

(p) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) as soon as reasonably practicable after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(q) Reasonably cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its reasonable best efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any registration statement;

(r) In the event of any underwritten public offering of Registrable Securities, use its reasonable best efforts to make available senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(s) Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(t) Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

2.5 Price and Underwriting Discounts. In the case of an underwritten offering requested by Holders pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the participating Holders holding a majority of the Registrable Securities. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.2 after being advised of such price, discount and other terms.

2.6 “Market Stand-Off” Agreement. The Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any Underwritten Takedown. Each of the Holders that is a director or officer of the Company or that owns more than five percent (5%) of the Company’s Common Stock also shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Takedown, but only to the extent as is required generally of any executive officers, directors or five percent (5%) or greater stockholder by such managing underwriter.

2.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act) such Persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all reasonable out-of-pocket expenses, claims, judgments, suits, costs, penalties, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s Representatives, any person or entity controlling such Holder, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, and each of their respective Representatives, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Holder and relating to action or inaction required of the Holder in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party has failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 2.7(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration. The Company further covenants that it shall take such further action as any Holder may reasonably request to enable such Holder to sell from time to time shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing at the Company’s expense any legal opinions.

2.10 No Inconsistent Agreements. The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof. Unless the Company receives the consent of each of (i) the Holders holding a majority of the Registrable Securities issued to the Sponsor and (ii) the Holders holding a majority of the Merger Shares that are Registrable Securities, the Company shall not enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof.

2.11 Transfer or Assignment of Rights. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities; provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

2.12 Lock-up Period.

(a) The Sponsor agrees that it shall not Transfer Founder Shares (or shares of Common Stock issuable upon conversion thereof) held by the Sponsor until the date that is the earlier of (1) the twelve month anniversary of the Closing and (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger. Sponsor agrees that it shall not Transfer Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the Closing. This Section 2.12(a) shall supersede and replace the transfer restrictions in the Letter Agreement, dated January 25, 2021, among the Company, LMFAO Sponsor, LLC and certain directors and officers of the Company.

(b) The Holders of Merger Shares agree that they shall not Transfer any of the Merger Shares held by the Holders until the date that is the earlier of (1) the twelve month anniversary of the Closing and (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger.

(c) Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), Transfers of the Founder Shares, Private Placement Warrants, Merger Shares, shares of Common Stock and shares of Common Stock issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, Maxim, any Holder of Merger Shares or any of their permitted transferees (that have complied with this Section 2.12(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members of the Sponsor, any affiliate of the Sponsor or any member of the managing member of the Sponsor; (b) in the case of a Holder that is an entity, to the equityholders of such Holder; (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfers made in connection with the consummation of the Merger at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of the Merger; (h) by virtue of the laws of the State of Florida or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Merger; provided, however, that in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

(d) Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), in the event that the Company grants a release to any Investor from the lock-up restrictions set forth in this Section 2.12, the Company shall promptly provide the other Investors with notice thereof and the same percentage of each of the other Investor’s Common Stock shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein.

2.13 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, including to the members of the managing member of the Sponsor, the members of the Sponsor or members of the managing member of the Sponsor, shall be treated as the Sponsor under this Agreement; provided that such members of the Sponsor or members of the managing member of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor or members of the managing member of the Sponsor hold any Registrable Securities directly, the members of the Sponsor or members of the managing member of the Sponsor shall be treated as the Sponsor under this Agreement; provided that the members of the Sponsor or members of the managing member of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(c) In the event that an Investor that holds Merger Shares distributes all of its Registrable Securities to its members, such distributees shall be treated as an Investor under this Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on an Investor, as if such Investor remained a single party to this Agreement.

(d) To the extent that a distribution for purposes of this Section 2.13 occurs prior to the conclusion of any applicable lock-up period pursuant to Section 2.12 applicable to the Sponsor or an Investor, distributees shall be be treated as the Sponsor or Investor, as the case may be, and be subject to any remaining period of the lock-up period applicable to the Sponsor or Investor, as the case may be.

SECTION 3

Miscellaneous

3.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities issued to the Sponsor and (iii) the Holders holding a majority of the Merger Shares that are Registrable Securities; provided, however, that if any amendment, waiver, discharge, or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge, or termination. Persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any amendment, waiver, discharge, or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.

3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service at the following addresses:

(a) if to an Investor, to such Investor’s address or electronic mail address as shown on Exhibit A, as may be updated in accordance with the provisions hereof.

(b) if to any Holder other than an Investor, to such address or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) If to the Company pre-Closing:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street

Suite 100

Tampa, FL 33606

Attention: Bruce M. Rodgers

                 Richard Russell

Email: bruce@lmfunding.com

                 rrussell@lmfunding.com

If to the Company post-Closing:

SeaStar Medical Holding Corpoation

3513 Brighton Blvd., Suite 410

Denver, CO 80216

Attn: Eric Scholorff

Email: Eric@seastarmed.com

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

140 Page Mill Road

Palo Alto, CA 94304

Att: Albert Lung, Partner

Email: albert.lung@morganlewis.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if via electronic mail (to a Holder only), on the date of transmission.

3.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

3.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

3.5 Entire Agreement. This Agreement, the Merger Agreement, and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

3.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7 Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

3.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.11 Electronic Execution and Delivery. A facsimile, portable document format (“.PDF”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, .PDF, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, .PDF, or other reproduction hereof.

3.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.13 Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.14 Aggregation of Stock. All securities held or acquired by affiliated entities of or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

3.15 Waiver of Jury Trial; Consent to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:

LMF ACQUISITION OPPORTUNITIES, INC.

By:
Name: Bruce M. Rodgers
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:

LMFAO SPONSOR, LLC

By:
Name: Bruce M. Rodgers
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:

DOW EMPLOYEES’ PENSION PLAN TRUST

By:
Name:
Title:

UNION CARBIDE EMPLOYEE PENSION PLAN TRUST

By:
Name:
Title:

RICK BARNETT

By:

RAY CHOW

By:

ALLAN COLLINS

By:

DAVID HUMES

By:

ANDRES LOBO

By:

ERIC SCHLORFF

By:

KENNETH VAN HEEL

By:

CARYL BARON

By:

EXHIBIT G

CERTIFICATE OF MERGER

OF

LMF MERGER SUB, INC.

WITH AND INTO

SEASTAR MEDICAL, INC.

[                ], 2022

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, SeaStar Medical, Inc., a Delaware corporation (the “Company”), in connection with the merger of LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (each, a “Constituent Corporation”) are as follows:

Name	State of Incorporation
SeaStar Medical, Inc.	Delaware
LMF Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of April 21, 2022, by and among, the Company, LMF Acquisition Opportunities, Inc., a Delaware corporation (“Parent”), and Merger Sub, a wholly-owned subsidiary of Parent (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: The Company is the surviving entity of the Merger (the “Surviving Company”) and the name of the Surviving Company shall be “SeaStar Medical, Inc.”

FOURTH: The certificate of incorporation of the Company shall be amended and restated in its entirety at the effective time of the Merger to read as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Company, the address of which is 3513 Brighton Blvd., Suite 410, Denver, CO 80216.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

*    *    *    *

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed by an authorized officer on the date first written above.

SEASTAR MEDICAL, INC.

By:
Name:
Title:

Annex A

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LMF ACQUISITION OPPORTUNITIES, INC.

[●], 2022

LMF Acquisition Opportunities, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “LMF Acquisition Opportunities, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2020 and amended and restated on January 25, 2021 (the “Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted by the Board of Directors of the Corporation by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). This Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is SeaStar Medical Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Shares. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 110,000,000 shares, consisting of: (a) 100,000,000 shares of common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

In accordance with Section 4.3(b)(i) of the Certificate, all shares of outstanding Class B Common Stock, par value $0.0001 per share, of the Corporation (the “Class B Common Stock”) shall automatically be converted, on a one-to-one basis, into shares of Class A Common Stock, par value $0.0001 per share, of the Corporation (the “Class A Common Stock”) such that, at the effectiveness of this Second Amended and Restated Certificate, only Class A Common Stock remains outstanding. Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 4.2. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

(b) Voting. Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(c) Dividends. Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

(d) No Preemptive Rights. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(e) No Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f) Liquidation. Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.

Section 4.3. Preferred Stock. To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, and, in connection with the creation of any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Restated Certificate, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Section 4.3 of Article IV shall be set forth in a certificate of designation along with the number of shares of such series of Preferred Stock as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of any such series of Preferred Stock to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series of Preferred Stock then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series of Preferred Stock are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series of Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series of Preferred Stock, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Certificate all matters set forth in the certificate of designations with respect to such series of Preferred Stock. If no shares of any such series of Preferred Stock established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series of Preferred Stock have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series of Preferred Stock is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

ARTICLE V

DURATION OF CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1. Classification of Directors. The Board of Directors shall be divided into three classes of directors, Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial terms of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the initial classification of the Board; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the initial classification of the Board; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the initial classification of the Board. At each annual meeting of stockholders of the Corporation, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 6.1 of Article VI and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Those directors shall be allocated among the three classes of directors contemplated under this Section 6.1 of Article VI pursuant to a resolution or resolutions adopted by the Board of Directors.

Section 6.2. Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 6.3. Vacancies. Subject to the applicable requirements of the Director Nomination Agreement, dated as of [●], 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) and except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 6.4. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the by-laws of the Corporation. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE VII

POWERS OF BOARD OF DIRECTORS

Except as otherwise provided in the Bylaws, the Bylaws may be amended or repealed or new Bylaws adopted by the affirmative vote of at least fifty percent (50%) of the outstanding shares entitled to vote generally in the election of directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting

ARTICLE IX

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

LIMITED LIABILITY; INDEMNIFICATION; CHANGE OF CONTROL

Section 10.1. Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article X shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 10.2. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article X, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors or except and to the extent otherwise permitted in the Corporation’s by-laws or in an agreement between the Corporation and such person.

The indemnification rights provided in this Article X (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s by-laws, any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article X.

Section 10.3. Merger or Consolidation. For purposes of this Article X, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 10.4. Amendment or Repeal. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1. Forum for Certain Actions.

(a) Forum. Unless a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (in each case, as may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. The preceding sentence does not apply to claims to the extent brought under the U.S. federal securities laws. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (b) of this Section 11.1 of Article XI is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 11.1 of Article XI (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Enforceability. If any provision of this Section 11.1 of Article XI shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.1 of Article XI, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d) Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1 of Article XI.

ARTICLE XII

EXCLUDED OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this      day of                 , 2022.

LMF Acquisition Opportunities, Inc.

By:
Name: Bruce M. Rodgers
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation of LMF Acquisition Opportunities, Inc.]

Annex C

SEASTAR MEDICAL HOLDING CORPORATION

AMENDED AND RESTATED

BY-LAWS

Article I. — General.

1.1. Offices. The registered office of SeaStar Medical Holding Corporation (the “Company”) shall be in the City of Wilmington, County of New Castle, State of Delaware. The Company may also have offices at such other places both within and without the State of Delaware as the board of directors of the Company (the “Board of Directors”) may from time to time determine or the business of the Company may require.

1.2. Seal. The seal, if any, of the Company shall be in the form of a circle and shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.”

1.3. Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.

Article II. — Stockholders.

2.1. Place of Meetings. Each meeting of the stockholders shall be held upon notice as hereinafter provided, at such place as the Board of Directors shall have determined and as shall be stated in such notice, either within or outside the State of Delaware, or by means of remote communication.

2.2. Annual Meeting. The annual meeting of the stockholders shall be held each year on such date and at such time as the Board of Directors may determine. At each annual meeting the stockholders entitled to vote shall elect such members of the Board of Directors as are standing for election, by plurality vote by ballot, and they may transact such other corporate business as may properly be brought before the meeting. At the annual meeting any business may be transacted, irrespective of whether the notice calling such meeting shall have contained a reference thereto, except where notice is required by law, the Company’s Second Amended and Restated Certificate of Incorporation (as amended from time to time, the “Company’s Certificate of Incorporation”), or these By-laws.

2.3. Quorum and Adjournment. At all meetings of the stockholders the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, the Company’s Certificate of Incorporation, or these By-laws. Whether or not there is such a quorum at any meeting, the presiding officer of the meeting may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted if the meeting had been held as originally called. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.4. Right to Vote; Proxies. Subject to the provisions of the Company’s Certificate of Incorporation, each holder of a share or shares of capital stock of the Company having the right to vote at any meeting shall be entitled to one vote for each such share of stock held by such stockholder. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy, but no proxy that is dated more than three

(3) years prior to the meeting at which it is offered shall confer the right to vote thereat unless the proxy provides that it shall be effective for a longer period. A proxy may be granted by a writing executed by the stockholder or his or her authorized agent or by transmission or authorization of transmission by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, subject to the conditions set forth in Section 212 of the Delaware General Corporation Law, as it may be amended from time to time (the “DGCL”).

2.5. Voting. At all meetings of stockholders, except as otherwise expressly provided for by statute, the Company’s Certificate of Incorporation, or these By-laws, (i) in all matters other than the election of directors, the majority of the votes cast at the meeting shall be the act of the stockholders, and (ii) directors shall be elected by a plurality of the votes cast, present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

2.6. Notice of Annual Meetings. Written notice of the annual meeting of the stockholders shall be mailed to each stockholder of record entitled to vote thereat at such address as appears on the stock books of the Company at least ten (10) days (and not more than sixty (60) days) prior to the meeting. The Board of Directors may postpone any annual meeting of the stockholders at its discretion, even after notice thereof has been mailed. It shall be the duty of every stockholder to furnish to the Secretary of the Company or to the transfer agent, if any, of the class of stock owned by him or her, such stockholder’s post-office address, and to notify the Secretary of any change therein. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.7. Stockholders’ List. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary and shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before such meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company, and said list shall be produced and kept at the time and place of such meeting during the whole time of said meeting, and may be inspected by any stockholder who is present at the place of said meeting, or, if the meeting is to be held solely by means of remote communication, on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting.

2.8. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by law, may be called only in the manner set forth in the Company’s Certificate of Incorporation. Any such person or persons that has or have called a special meeting of stockholders in the manner set forth in the Company’s Certificate of Incorporation may postpone or cancel any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.

2.9. Notice of Special Meetings. Written notice of a special meeting of stockholders, stating the time and place and purpose or purposes thereof, shall be mailed, postage prepaid, not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder of record entitled to vote thereat, at such address as appears on the books of the Company. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices. The individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.10. Inspectors of Elections; Opening and Closing the Polls.

(a) One or more inspectors may be appointed by the Board of Directors before or at any meeting of stockholders, or, if no such appointment shall have been made, the presiding officer may make such appointment at the meeting. At the meeting for which the inspector or inspectors are appointed, he, she or they shall open and close the polls, receive and take charge of the proxies and ballots, and decide all questions touching on the qualifications of voters, the validity of proxies, and the acceptance and rejection of votes. If any inspector previously appointed shall fail to attend or refuse or be unable to serve, the presiding officer shall appoint an inspector in his or her place.

(b) At any time at which the Company has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, the provisions of Section 231 of the DGCL with respect to inspectors of election and voting procedures shall apply, in lieu of the provisions of paragraph (a) of this Section 2.10.

2.11. Stockholders’ Consent in Lieu of Meeting. Unless otherwise provided in the Company’s Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Company, or any action that may be taken at any annual or special meeting of such stockholders, may be taken only at such a meeting, and not by written consent of the stockholders.

2.12. Advance Notice of Stockholder Business and Nominations.

(a) Timely Notice. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a stockholder who is a stockholder of record or beneficial owner of shares of the Company’s capital stock at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.12. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the Proposing Stockholder (as defined below) must have given timely and proper notice thereof pursuant to this Section 2.12, in writing to the Secretary of the Company even if such matter is already the subject of any notice to the stockholders or a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the Board of Directors (a “Public Disclosure”). For purposes of these By-laws, Proposing Stockholder means (i) the stockholder providing the notice of proposed business or director nomination, (ii) the beneficial owner of the Company’s capital stock, if different, on whose behalf the proposed business or director nomination, as applicable, is given, (iii) any affiliate or associate (as defined under the Exchange Act) of such stockholder or beneficial owner, (iv) each person who is a member of a “group” (for purposes of these By-laws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner (or their respective affiliates and associates) or is otherwise Acting in Concert (as defined below) with any such stockholder or beneficial owner (or their respective affiliates and associates) with respect to the proposals or proposed nominations, as applicable, and (v) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in the solicitation of proxies in respect of any proposed nominations or other business proposed to be brought before the Company’s stockholders. To be timely, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company: (x) not later than the close of business on the ninetieth (90th) calendar day, nor earlier than the close of business on the one hundred twentieth (120th) calendar day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the tenth (10th) calendar day following the date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For purposes of these By-laws, “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not such day is a business day.

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder’s notice to the Secretary of the Company shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Company which are owned of record and beneficially by each such nominee (if any), (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Company which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their affiliates or associates, and any others (including their names) Acting in Concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, or any such beneficial owner, or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the Proposing Stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (F) a representation as to whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (G) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Stockholder with respect to any shares of any class or series of shares of the Company; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Stockholder satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Stockholder that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Stockholder as a hedge with respect to a bona fide derivatives trade or position of such Proposing Stockholder arising in the ordinary course of such Proposing Stockholder’s business as a derivatives dealer and (H) all other information relating to such Proposing Stockholder that would be required to be disclosed in a proxy statement or other filing if such a filing was to be made by any Proposing Stockholder in connection with the contested solicitation of proxies or consents (even if a contested solicitation is not involved) by any Proposing Stockholder in support of the business or nomination proposed to be brought before the meeting pursuant to this Section 2.12 and Regulation 14A under the Exchange Act. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. For purposes of these By-laws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies, or special meeting demands from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person deemed to be Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary of the Company shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), (iii) a description in reasonable detail of any interest of any Proposing Stockholder in such business, including any anticipated benefit to the stockholder or any other Proposing Stockholder therefrom, including any interest that will be disclosed to the Company’s stockholders in any proxy statement to be distributed to the Company’s stockholders, (iv) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange

Act and the rules and regulations promulgated thereunder and (v) the information required by Section 2.12(b)(vi) above.

(d) Proxy Rules. In addition to the provisions of this Section 2.12, a Proposing Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the DGCL, and other applicable law with respect to any nominations of directors for election at any stockholders’ meeting and any business that may be brought before any stockholders’ meeting and any solicitations of proxies in connection therewith and any filings required to be made with the SEC in connection therewith. Nothing in this Section 2.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other rights conferred on stockholders by a rule under the Exchange Act.

(e) Notwithstanding anything to the contrary contained in this Section 2.12, the information required to be included in a Proposing Stockholder’s notice of business or director nomination shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who, in the ordinary course of business, is directed to prepare and submit such notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

(f) Updating of Notice of Proposed Business or Director Nomination.

(i) A stockholder providing notice of any business proposed to be conducted at an annual meeting or notice of a director nomination shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to Sections 2.12(b) and 2.12(c) shall be true, correct and complete in all respects not only prior to the deadline for submitting such notice but also at all times thereafter and prior to the annual meeting, and such update and supplement shall be received by the Secretary of the Company not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) ten (10) business days prior to the meeting at which such proposals or nominations contained therein are to be considered.

(ii) If the information submitted pursuant to Section 2.12(b) or 2.12(c) by any stockholder proposing business for consideration at an annual meeting or a director nomination shall not be true, correct and complete in all respects prior to the deadline for submitting such notice, such information may be deemed not to have been provided in accordance with this Section 2.12. For the avoidance of doubt, the updates required pursuant to this Section 2.12 do not cause a notice that was not in compliance with this Section 2.12 when first delivered to the Company prior to the deadline for submitting such notice to thereafter be in proper form in accordance with this Section 2.12.

(iii) Upon written request by the Secretary of the Company, the Board of Directors (or any duly authorized committee thereof), any stockholder submitting a notice proposing business for consideration at an annual meeting or a director nomination shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board of Directors, any duly authorized committee thereof or any duly authorized officer of the Company, to demonstrate the accuracy of any information submitted by the stockholder in such notice delivered pursuant to this Section 2.12 (including, if requested by the Company, written confirmation by such stockholder that it continues to intend to bring the business proposed or director nomination referenced in the notice before the meeting). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.

(g) Referencing and Cross-Referencing. For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly and expressly responded to and a notice must clearly indicate and expressly reference which provisions of Sections 2.12(b) and 2.12(c) the information disclosed is intended to be responsive to. Information disclosed in one section of a notice in response to one provision of Sections 2.12(b) or 2.12(c) shall not be deemed responsive to any other provision of Sections 2.12(b) or 2.12(c) unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the notice is directly and expressly responsive to the information required to be included in another section of the notice pursuant to Sections 2.12(b) or 2.12(c). For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of Sections 2.12(b) and 2.12(c) shall not satisfy the requirements of this paragraph (g) of this Section 2.12.

(h) No Incorporation by Reference. For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), it must set forth in writing directly within the body of the notice (as opposed to being incorporated by reference from any other document or writing not prepared in response to the requirements of this Section 2.12) all the information required to be included therein as set forth in Sections 2.12(b) and 2.12(c) and each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly responded to in a manner that makes it clearly apparent how the information provided is specifically responsive to any requirements of Sections 2.12(b) and 2.12(c). For the avoidance of doubt, a notice shall not be deemed to be in compliance with Section 2.12 if it attempts to include the required information by incorporating by reference into the body of the notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the U.S. Securities and Exchange Commission. For the further avoidance of doubt, the body of the notice does not include any documents not prepared in response to the requirements of this Section 2.12.

(i) Accuracy of Information. A stockholder submitting a notice of proposed business or director nomination, by its delivery to the Company, represents and warrants that all information contained therein, as of the deadline for submitting such notice, is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Company and the Board of Directors to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false or misleading statements.

(j) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (x) by or at the direction of the Board of Directors or any committee thereof or (y) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Company who is a beneficial owner or stockholder of record at the time the notice provided for in this Section 2.12 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.12. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder’s notice required by this Section 2.12 shall be delivered to the Secretary at the principal executive offices of the Company not later than the later of the close of business on the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting and not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(k) Effect of Noncompliance. Notwithstanding anything in these By-laws to the contrary, (i) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.12, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Company promptly following the later of the record date or the date notice of the record date is first publicly disclosed, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Company. For purposes of these By-laws, “qualified representative” means (i) if the stockholder is a corporation, any duly authorized officer of such corporation, (ii) if the stockholder is a limited liability company, any duly authorized member, manager or officer of such limited liability company, (iii) if the stockholder is a partnership, any general partner or person who functions as general partner for such partnership, (iv) if the stockholder is a trust, the trustee of such trust, or (v) if the stockholder is an entity other than the foregoing, the persons acting in such similar capacities as the foregoing with respect to such entity.

(l) Director Nomination Agreement. Notwithstanding anything to the contrary contained in this Section 2.12, for as long as the Director Nomination Agreement, dated as of [●], 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) remains in effect, LMAO Sponsor, LLC, a Florida limited liability company shall not be subject to the notice procedures set forth in this Section 2.12 with respect to any annual or special meeting of stockholders.

Article III. — Directors.

3.1. Number of Directors.

(a) Except as otherwise provided by law, the Company’s Certificate of Incorporation, or these By-laws, the property and business of the Company shall be managed by or under the direction of the Board of Directors. Directors need not be stockholders, residents of Delaware, or citizens of the United States. The use of the phrase “whole board” herein refers to the total number of directors which the Company would have if there were no vacancies.

(b) Subject to the Nominating Agreement, the number of directors constituting the full Board of Directors shall be as determined by the Board of Directors from time to time by resolution adopted by the affirmative vote of at least a majority of the directors then in office.

(c) The Board of Directors shall be divided into three classes of directors as set forth in the Company’s Certificate of Incorporation.

(d) Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 3.1 and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Any director serving as such pursuant to this Section 3.1 may be removed pursuant to Section 3.3.

(e) Except as the DGCL, the Company’s Certificate of Incorporation or the Nomination Agreement may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve on the whole board and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled by only the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

(f) No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

3.2. Resignation. Any director of the Company may resign at any time by giving notice in writing or by electronic transmission to the Chairperson of the Board, the President, or the Secretary of the Company. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.3. Removal. Except as may otherwise be provided by the DGCL or the Company’s Certificate of Incorporation, any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote for the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

3.4. Place of Meetings and Books. The Board of Directors may hold their meetings and keep the books of the Company outside the State of Delaware, at such places as they may from time to time determine.

3.5. General Powers. In addition to the powers and authority expressly conferred upon them by these By-laws, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Company’s Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

3.6. Committees. The Board of Directors may designate one or more committees, by resolution or resolutions passed by at least a majority vote of the Board of Directors; such committee or committees shall consist of one or more directors of the Company, and to the extent provided in the resolution or resolutions designating them, shall have and may exercise specific powers of the Board of Directors in the management of the business and affairs of the Company to the extent permitted by statute and shall have power to authorize the seal of the Company to be affixed to all papers that may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

3.7. Powers Denied to Committees. Committees of the Board of Directors shall not, in any event, have any power or authority to amend the Company’s Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares adopted by the Board of Directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company’s property and assets, recommend to the stockholders a dissolution of the Company or a revocation of a dissolution, or amend the By-laws of the Company. Further, no committee of the Board of Directors shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, unless the resolution or resolutions designating such committee expressly so provides.

3.8. Substitute Committee Member. In the absence or on the disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Director’s to act at the meeting in the place of such absent or disqualified member. Any committee shall keep regular minutes of its proceedings and report the same to the Board of Directors as may be required by the Board of Directors.

3.9. Compensation of Directors. The Board of Directors shall have the power to fix the compensation of directors and members of committees of the Board. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, a stated amount per annum as director and/or other forms of compensation as the Board of Directors may approve. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.10. Regular Meetings. No notice shall be required for regular meetings of the Board of Directors for which the time and place have been fixed.

3.11. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, if any, or the Chief Executive Officer, on two (2) days’ notice, which may be written, oral or by electronic transmission, to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of two (2) or more directors.

3.12. Quorum. At all meetings of the Board of Directors, a majority of the members of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by statute, by the Company’s Certificate of Incorporation, or by these By-laws. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting that shall be so adjourned.

3.13. Telephonic Participation in Meetings. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

3.14. Action by Consent. Unless otherwise restricted by the Company’s Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if written consent thereto is signed or submitted by electronic transmission by all members of the Board of Directors or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

3.15. Chairperson of the Board. The Board of Directors may elect or remove, by the affirmative vote of at least a majority of the directors then in office, a Chairperson. Any Chairperson must be a director of the Company. The Chairperson shall preside at all meetings of the Board of Directors and at all meetings of the stockholders and, subject to the provisions of these By-laws and the direction of the Board of Directors, the Chairperson shall have such powers and perform such duties that are commonly incident to the position of chairperson of the board or as may be prescribed from time to time by the Board of Directors or provided in these By-laws.

Article IV. — Officers.

4.1. Selection; Statutory Officers. The officers of the Company shall be chosen by the Board of Directors. There shall be a President, a Secretary, and a Treasurer, and there may be a Chairperson of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors may elect. Any number of offices may be held by the same person.

4.2. Time of Election. The officers above named shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders. Other than the Chairperson, none of said officers need be a director.

4.3. Additional Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

4.4. Terms of Office. Each officer of the Company shall hold office until such officer’s successor is chosen and qualified, or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board of Directors.

4.5. Compensation of Officers. The Board of Directors shall have power to fix the compensation of all officers of the Company. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

4.6. Chief Executive Officer. The Chief Executive Officer, if any, in the absence or disability of the Chairperson of the Board, shall preside at all meetings of the stockholders, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company. In the absence of the Chief Executive Officer, the President, the Chairperson, or another officer of the Company, as designated by the Board of Directors, shall have the powers of the Chief Executive Officer.

4.7. President and Vice-Presidents. The President shall act in an executive capacity as shall be directed from time to time by the Board of Directors or the Chief Executive Officer, and shall have such powers and perform such other duties as the Board of Directors or the Chief Executive Officer may determine from time to time (which may include, without limitation, assisting the Chief Executive Officer in the operation and administration of the Company’s business and the supervision of its policies and affairs), with such limitations on such powers or performance of duties as either of the foregoing shall prescribe. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such powers as the Board of Directors may, from time to time, determine or as these By-laws may prescribe.

4.8. Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and such officer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of such officer’s transactions to the Board of Directors as often as the Board of Directors or the committee shall require the same. The Treasurer shall enter regularly in the books to be kept by such officer for that purpose full and adequate account of all moneys received and paid by him or her on account of the Company. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors. The Treasurer shall when requested, pursuant to vote of the Board of Directors, give a bond to the Company conditioned for the faithful performance of such officer’s duties, the expense of which bond shall be borne by the Company.

4.9. Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; such officer shall attend to the giving and serving of all notices of the Company. Except as otherwise ordered by the Board of Directors, such officer shall attest the seal of the Company upon all contracts and instruments executed under such seal and shall affix the seal of the Company thereto and to all certificates of shares of capital stock of the Company. The Secretary shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors may direct. The Secretary shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.

4.10. Assistant Secretary. The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Secretaries of the Company. Any Assistant Secretary upon such officer’s appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.

4.11. Assistant Treasurer. The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Treasurers of the Company. Any Assistant Treasurer upon such officer’s appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.

4.12. Subordinate Officers. The Board of Directors may select such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

4.13. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

4.14. Removal. The Board of Directors may remove any officer of the Company at any time, with or without cause.

Article V. — Stock.

5.1. Stock. The shares of the Company’s capital stock may be certificated or uncertificated and shall be entered in the books of the Company and registered as they are issued. Any certificate representing shares of stock issued to a stockholder of the Company (i) shall be numbered, (ii) shall certify the holder’s name, the number of shares and the class or series of stock, (iii) shall otherwise be in such form as the Board of Directors shall prescribe, (iv) shall be signed by both of (a) either the President or a Vice-President, and (b) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and (v) shall be sealed with the corporate seal of the Company, if any. If such certificate is countersigned (l) by a transfer agent other than the Company or its employee, or, (2) by a registrar other than the Company or its employee, the signature of the officers of the Company and the corporate seal may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers of the Company.

5.2. Fractional Share Interests. The Company may, but shall not be required to, issue fractions of a share.

5.3. Transfers of Stock.

Subject to any transfer restrictions then in force, the shares of stock of the Company shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives.

If the shares of stock of the Company to be transferred are certificated shares, then, subject to the provisions of Section 5.7 below, the holder of the certificate or certificates representing such shares shall surrender to the Company or the transfer agent of the Company such certificate or certificates duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and, subject to any transfer restrictions then in force, the Company or the transfer agent of the Company shall cancel such certificate or certificates upon receipt thereof or upon compliance by such holder with the provisions of Section 5.7 below and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing the number of shares transferred or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of a number of uncertificated shares equal to the number of shares transferred, and, if applicable, (ii) deliver to the applicable stockholder transferor a new certificate or certificates representing the number of shares not transferred that were previously represented by the certificate or certificates so surrendered or appropriate documentation evidencing the applicable stockholder transferor’s record ownership of a number of uncertificated shares equal to such number of shares not transferred. Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Company.

If the shares of stock of the Company to be transferred are uncertificated shares, then the registered owner of such shares shall deliver to the Company or the transfer agent of the Company proper transfer instructions, with such proof of authenticity of signature as the Company or its transfer agent or registrar may reasonably require, and, subject to any transfer restrictions then in force that are applicable to such shares, the Company or the transfer agent of the Company shall cancel such shares upon receipt of such transfer instructions and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing such shares or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of such shares in uncertificated form, and, if applicable and required, (ii) deliver to the applicable stockholder transferor appropriate documentation evidencing that the applicable stockholder transferor is no longer the record owner of such shares so transferred. Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Company.

The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

5.4. Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, that shall not be more than sixty (60) calendar days nor less than ten (10) calendar days before the date of such meeting, nor more than sixty (60) calendar days prior to any other action. If no such record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

5.6. Dividends.

(a) Power to Declare. Dividends upon the capital stock of the Company, subject to the provisions of the Company’s Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Company’s Certificate of Incorporation and the laws of Delaware.

(b) Reserves. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

5.7. Lost, Stolen, or Destroyed Certificates. No certificates for shares of stock of the Company shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft, or destruction and upon indemnification of the Company and its agents to such extent and in such manner as the officers of the Company may from time to time prescribe. Upon compliance with the foregoing provisions of this Section 5.7, the Company may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares, in place of any certificate or certificates previously issued by the Company alleged to have been lost, stolen or destroyed.

5.8. Inspection of Books. The stockholders of the Company, by a majority vote at any meeting of stockholders duly called, or in case the stockholders shall fail to act, the Board of Directors shall have power from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Company (other than the stock ledger) or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right to inspect any account or book or document of the Company except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

Article VI. — Miscellaneous Management Provisions.

6.1. Checks, Drafts, and Notes. All checks, drafts, or orders for the payment of money, and all notes and acceptances of the Company shall be signed by such officer or officers, or such agent or agents, as the officers of the Company may designate.

6.2. Notices.

(a) Notices to directors may, and notices to stockholders shall, be in writing or by electronic transmission, and delivered personally, electronically transmitted or mailed to the directors or stockholders at their postage or electronic mail addresses appearing on the books of the Company. Notice by mail and electronic transmission shall be deemed to be given at the time when the same shall be mailed or transmitted. Notice to directors may also be given by telegram, facsimile or orally, by telephone or in person.

(b) Whenever any notice is required to be given under the provisions of any applicable statute or of the Company’s Certificate of Incorporation or of these By-laws, an electronic transmission or written waiver of notice, signed by the person or persons entitled to said notice, whether before or after the time stated therein or the meeting or action to which such notice relates, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

6.3. Conflict of Interest. No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorized the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Company entitled to vote thereon, and the contract or transaction as specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

6.4. Voting of Securities owned by the Company. Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by the Company may be voted in person at any meeting of security holders of such other corporation by the President of the Company if he or she is present at such meeting, or in his or her absence by the Treasurer of the Company if he or she is present at such meeting, and (ii) whenever, in the judgment of the President, it is desirable for the Company to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Company, such proxy or consent shall be executed in the name of the Company by the President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer may execute such proxy or consent. Any person or persons designated in the manner above stated as the proxy or proxies of the Company shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Company the same as such shares or other securities might be voted by the Company.

Article VII. — Indemnification.

7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of being or having been a director or officer of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto) (as used in this Article 7, the “Delaware Law”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the Indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 7.2 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article 7 shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Delaware Law so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article 7 or otherwise.

7.2. Right of Indemnitee to Bring Suit. If a claim under Section 7.1 hereof is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law. In addition, any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article 7 or otherwise shall be on the Company.

7.3. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article 7 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, by law, agreement, vote of stockholders or disinterested directors or otherwise.

7.4. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article 7 or under the Delaware Law.

7.5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Article 7 with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

7.6. Merger or Consolidation. For purposes of this Article 7, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 7 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

7.7. Savings Clause. If this Article 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Article 7 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article 7 to the fullest extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VIII. — Amendments.

8.1. Amendments. Subject always to any limitations imposed by the Company’s Certificate of Incorporation, these By-laws and any amendment thereof may be altered, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board of Directors, provided in the case of any special meeting at which all of the members of the Board of Directors are not present, that the notice of such meeting shall have stated that the amendment of these By-laws was one of the purposes of the meeting; but these By-laws and any amendment thereof, including the By-laws adopted by the Board of Directors, may be altered, amended or repealed and other By-laws may be adopted by the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors or class of directors, voting together as a single class, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

Annex D

LMF ACQUISITION OPPORTUNITIES, INC.

2022 OMNIBUS INCENTIVE PLAN

I	PURPOSE OF THE PLAN

The Plan is intended to promote the interests of the Company by providing eligible persons in the Company’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company, or receive monetary payments based on the value of the Company’s common stock, in each case as an incentive for them to continue in such service and to align their interests with the interests of the Company’s stockholders.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II	TYPES OF AWARDS

Awards may be made under the Plan in the form of (i) options, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock units, (v) dividend equivalent rights and (vi) other awards.

III	ADMINISTRATION OF THE PLAN

A.    Administration. The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to such persons. Members of the Compensation Committee or any Secondary Board Committee shall serve for such period as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.

B.    Delegation of Authority. To the extent permitted by law, the Board or the Compensation Committee may delegate any or all of its authority to administer the Plan with respect to one or more classes of eligible persons (other than Section 16 Insiders) to one or more officers of the Company.

C.    Power and Authority of the Plan Administrator. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full authority to determine (i) which eligible persons are to receive Awards under the Plan, (ii) the type, size, terms and conditions of the Awards to be made to each Participant, (iii) the time or times when those Awards are to be made, (iv) the number of shares or amount of payment to be covered by each such Award, (v) the time or times when the Award is to become exercisable, (vi) the status of an option for U.S. federal tax purposes, (vii) the maximum term for which an Award is to remain outstanding, (viii) the vesting and issuance schedules applicable to the shares that are the subject of the Award, (ix) the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled, and (x) with respect to performance-based Awards, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, and the payout schedule for each such Award.

D.    Plan Construction and Interpretation. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.

E.    Indemnification. Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee, nor any other person to whom authority is delegated hereunder, shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

IV	ELIGIBILITY

A.    The persons eligible to participate in the Plan are as follows:

(i)    Employees;

(ii)    Non-Employee Directors and non-employee members of the board of any Parent or Subsidiary; and

(iii)    consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

V	SHARES SUBJECT TO THE PLAN

A.     The shares issuable under the Plan shall be authorized but unissued or reacquired shares of Common Stock, including shares repurchased by the Company on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to 1,270,000 shares, subject to adjustment as set forth below.

B.    The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with the calendar year 2023, by an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year (or such lower number approved by the Board).

C.    Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire, are forfeited, or cancelled or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards or are settled in cash. If shares of Common Stock otherwise issuable under this Plan are surrendered in payment of the exercise price of an option, then the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the net number of shares issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. Upon the exercise of any stock appreciation right under this Plan, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the net number of shares as to which such right is exercised, and not by the gross number of shares issued by the Company upon such exercise. If shares of Common Stock otherwise issuable under this Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under this Plan shall be reduced by the net number of shares issued, vested or exercised under such Award, calculated in each instance after payment of such share withholding. Upon the exercise of an option through the net exercise procedure under Section VI.B(ii)(c) or upon the exercise of a stock appreciation right, then for purposes of calculating the number of shares of Common Stock remaining available for exercise under such option or stock appreciation right, the number of such shares shall be reduced by the net number of shares for which the option or stock appreciation right is exercised, and without regard to any cash settlement of a stock appreciation right. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Company, at a price per share not greater than the original issue price paid per share, pursuant to the Company’s repurchase rights under the Plan shall be available for subsequent issuance under the Plan. Shares of Common Stock that have been repurchased by the Company on the open market using stock option exercise proceeds shall not be available for subsequent issuance under the Plan.

D.    Limitation on Awards.

(i)    Subject to adjustment pursuant to Section V.D, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the Plan shall be 1,270,000 shares increased, on the first trading day of January each year beginning with the calendar year 2023, by the number of shares by which the share reserve is to automatically increase pursuant to Section V.B on such date up to a maximum increase of six hundred thousand (600,000) shares per year.

(ii)    The maximum aggregate value of Awards granted to any Non-Employee Director under the Plan in any calendar year, taken together with any cash retainer paid to such Non-Employee Director in respect of such calendar year, shall not exceed five hundred thousand dollars ($500,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any shares of Common Stock or Awards).

E.    Adjustments. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan in any calendar year, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award and the consideration (if any) payable per share, and (v) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share, and (vi) such other terms and conditions for outstanding Awards as the Plan Administrator deems appropriate. The adjustments shall be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding, and conclusive. In the event of a Change in Control, the adjustments (if any) shall be made in accordance with the applicable provisions of the Plan governing Change in Control transactions. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding, and conclusive. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

F.    Substitute Awards. Awards may, in the sole discretion of the Plan Administrator, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the share limit (nor shall Substitute Awards be added to the share limit as provided above), provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Options within the meaning of Code Section 422 shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce (or be added back to) the number of shares of Common Stock available for issuance under the Plan.

VI	OPTIONS

A.    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant Incentive Options and Non-Statutory Options evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below. Each Award Agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of Section VI.F below.

B.    Exercise Price.

(i)    The exercise price per share shall be fixed by the Plan Administrator, provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date, except as determined otherwise by the Plan Administrator with respect to a Substitute Award.

(ii)    The exercise price shall be payable in one or more of the following forms as determined by the Plan Administrator:

(a)    cash or check made payable to the Company;

(b)    shares of Common Stock (whether delivered in the form of actual share certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date;

(c)    shares of Common Stock otherwise issuable under the option but withheld by the Company in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date; or

(d)    to the extent the option is exercised for vested shares of Common Stock, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (x) a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (y) the Company to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

(iii)    The Plan Administrator shall have the discretion (exercisable at any time) to permit the exercise price of an outstanding option to be paid in one or more of the forms specified in Section VI.B(ii).

C.    Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

D.    Effect of Termination of Service.

(i)    The following provisions shall govern the exercise of any options that are outstanding at the time of the Participant’s cessation of Service or death:

(a)    Any option outstanding at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(b)    Any option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that option.

(c)    Should the Participant’s Service be terminated for Cause or should the Participant otherwise engage in Cause while holding one or more outstanding options, then all such options shall terminate immediately and cease to be outstanding.

(d)    During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. No additional shares shall vest under the option following the Participant’s cessation of Service except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Participant. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

(ii)    The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(a)    extend the period for which the option is to remain exercisable following the Participant’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term;

(b)    include an automatic extension provision whereby the specified post-Service exercise period in effect for any option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option; and/or

(c)    permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Participant’s cessation of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service.

E.    Early Exercise. The Plan Administrator shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the Participant cease Service while holding unvested shares received upon such early exercise of an option, the Company shall have the right to repurchase any or all such unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.    Incentive Options. The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section VI.F, all the provisions of the Plan shall be applicable to Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section VI.F.

(i)    Eligibility. Incentive Options may only be granted to Employees.

(ii)    Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options that become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year based on the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

(iii)    10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

VII	STOCK APPRECIATION RIGHTS

A.    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.

B.    Types. Two types of stock appreciation rights shall be authorized for issuance under this Section VII: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

C.    Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

(i)    One or more Participants may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Company in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Participant is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such vested shares.

(ii)    Any distribution to which the Participant becomes entitled upon the exercise of a Tandem Right may be made in (a) shares of Common Stock valued at Fair Market Value on the option surrender date, (b) cash or (y) a combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.

D.    Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:

(i)    One or more Participants may be granted a Stand-alone Right not tied to any underlying option. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date.

(ii)    Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (a) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (b) the aggregate base price in effect for those shares.

(iii)    The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

(iv)    The distribution with respect to an exercised Stand-alone Right may be made in (a) shares of Common Stock valued at Fair Market Value on the exercise date, (b) cash or (c) a combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.

(v)    The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.

E.    Post-Service Exercise. The provisions governing the exercise of Tandem Rights and Stand-alone Rights following the cessation of the Participant’s Service shall be substantially the same as those set forth in Section VI.D for the options granted under the Plan, and the Plan Administrator’s discretionary authority under Section VI.D(ii) shall also extend to any outstanding Tandem Rights and Stand-alone Rights.

VIII	STOCK AWARDS

A.    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock awards either as vested or unvested shares of Common Stock, through direct and immediate issuances. Each stock award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.

B.    Consideration. Shares of Common Stock may be issued under a stock award for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(i)    cash or check made payable to the Company;

(ii)    past services rendered to the Company (or any Parent or Subsidiary); or

(iii)    any other valid consideration under applicable law.

C.    Vesting Provisions.

(i)    Stock awards may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives.

(ii)    The Plan Administrator shall also have the discretionary authority to structure one or more stock awards so that the shares of Common Stock subject to those Awards shall vest upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award. The elements of the vesting schedule applicable to any stock award shall be determined by the Plan Administrator and incorporated into the Award Agreement.

(iii)    Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under a stock award or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Company shall repay to the Participant the lower of (a) the cash consideration paid for the surrendered shares or (b) the Fair Market Value of those shares at the time of cancellation.

(iv)    The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.

(v)    Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration shall be issued subject to (a) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (b) such escrow arrangements as the Plan Administrator shall deem appropriate, unless and to the extent the Plan Administrator determines at the time to vest and distribute such securities or other property. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Company for any unvested securities subject to its existing repurchase rights under the Plan, provided the aggregate repurchase price shall in each instance remain the same.

IX	RESTRICTED STOCK UNITS

A.    Authority. The Plan Administrator shall have the full power and authority, exercisable in its sole discretion, to grant restricted stock units evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.

B.    Terms. Each restricted stock unit award shall entitle the Participant to receive the shares underlying that Award (or an amount based on the value of the shares) upon vesting or upon the expiration of a designated period following the vesting of the Award. Payment of shares underlying a restricted stock unit award may be deferred for a period specified by the Plan Administrator at the time the restricted stock unit award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A. Restricted stock units subject to performance vesting may also be structured so that the underlying shares are convertible into shares of Common Stock (or a payment based on the value of the shares), but the rate at which each share is to so convert shall be based on the attained level of performance for each applicable performance objective.

C.    Vesting Provisions.

(i)    Restricted stock units may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives.

(ii)    The Plan Administrator shall also have the discretionary authority to structure one or more restricted stock unit awards so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award.

(iii)    Outstanding restricted stock units shall automatically terminate without any payment if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to make a payment under one or more outstanding Awards of restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied.

D.    Payment. Restricted stock units that vest may be settled in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement.

X	DIVIDEND EQUIVALENT RIGHTS

A.    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant dividend equivalent rights evidenced by an Award Agreement in the form approved by the Plan Administrator, provided however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.

B.    Terms. The dividend equivalent rights may be granted as stand-alone awards or in tandem with other Awards made under the Plan, except dividend equivalent rights shall not be granted in connection with an option or stock appreciation right. The term of each dividend equivalent right award shall be established by the Plan Administrator at the time of grant, but no such award shall have a term in excess of ten (10) years.

C.    Entitlement. Each dividend equivalent right shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities, or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the dividend equivalent right remains outstanding. A special account on the books of the Company shall be maintained for each Participant to whom a dividend equivalent right is granted, and that account shall be credited per dividend equivalent right with each such dividend or distribution made per issued and outstanding Common Stock during the term of that dividend equivalent right remains outstanding.

D.    Timing of payment. Payment of the amounts credited to such book account shall not be made to the Participant prior to the vesting of that Award (or the portion thereof to which the dividend equivalent right award relates), and no dividend equivalents shall vest or become payable until the underlying Award vests and becomes payable. Accordingly, dividend equivalent rights shall be subject to cancellation and forfeiture to the same extent as the underlying Award. Payment may be deferred for a period specified by the Plan Administrator at the time the dividend equivalent right award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A.

E.    Form of payment. Payment of the amounts due with respect to dividend equivalent rights may be made in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of shares of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as determined by the Plan Administrator in its sole discretion.

XI	OTHER AWARDS

The Plan Administrator may grant other Awards denominated in shares of Common Stock (including performance shares or performance units) and other Awards providing for cash payments based in whole or in part on the value or future value of the Common Stock, alone or in tandem with other Awards, in such amounts as the Plan Administrator shall from time to time in its sole discretion determine. Other awards shall also include cash payments under the Plan that may be based on one or more criteria determined by the Plan Administrator that are unrelated to the value of Common Stock and that may be granted in tandem with, or independent of, other Awards under the Plan. Each other award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Plan Administrator. Each other award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

XII	EFFECT OF CHANGE IN CONTROL

A.    In the event of a Change in Control, each outstanding Award, as determined by the Plan Administrator in its sole discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an Award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (iv) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) that preserves the spread existing on the unvested Award shares subject to the Award at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate purchase price payable for such shares) and, subject to Section XII.C below, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Award shares.

B.    To the extent an outstanding Award is not assumed, substituted, continued, or replaced in accordance with Section XII.A, such Award shall automatically vest in full immediately prior to the effective date of the Change in Control, unless the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the grant of the Award. The Plan Administrator in its sole discretion shall have the authority to provide that to the extent any such Award, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, such Award shall terminate and cease to be outstanding. The holder of such Award shall become entitled to receive, upon consummation of the Change in Control and subject to Section XII.C, a lump sum cash payment in an amount equal to the product of (i) number of shares of Common Stock subject to such Award and (ii) the excess of (a) the Fair Market Value per share of Common Stock on the date of the Change in Control over (b) the per share exercise price, base price or purchase price in effect for such Award. However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share exercise price, base price, or purchase price in effect for such Award. Notwithstanding the foregoing, if any Award is subject to a performance-vesting condition tied to the attainment of one or more specified performance goals, and such Award is not to be so assumed, substituted, continued, or replaced, that Award shall vest based on actual performance attainment as of the date of the Change in Control or based on target level, immediately prior to the effective date of the actual Change in Control transaction, and the shares of Common Stock underlying the portion of the Award that vests on such accelerated basis shall be issued in accordance with the applicable Award Agreement, unless such accelerated vesting is precluded by other limitations imposed in the Award Agreement.

C.    The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Section XII.A or Section XII.B to the same extent and in the same manner as such provisions apply to a holder of a shares of Common Stock.

D.    Immediately following the consummation of the Change in Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

E.    In the event of any Change in Control, the Plan Administrator in its sole discretion may determine that all outstanding repurchase or cancellation rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full, unless such accelerated vesting is precluded by limitations imposed by the Plan Administrator at the time the right is issued.

F.    Each Award that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares been outstanding at that time. Notwithstanding the foregoing, if any Award is subject to a performance-vesting condition tied to the attainment of one or more specified performance goals and such Award is to be so assumed or continued, the performance-vesting conditions shall terminate, and the assumption or continuation of the Award shall be effected in accordance with this Section XII.F with the number of shares of Common Stock subject to the Award determined based on actual performance attainment as of the date of the Change in Control or based on target level, as determined by the Plan Administrator, and the service vesting and issuance provisions of the Award shall continue in effect with respect to the Award. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price or cash consideration payable per share in effect under each outstanding Award, provided the aggregate exercise or base price or cash consideration in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities for which Incentive Options may be granted under the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year and (v) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding shares of Common Stock receive cash consideration for their shares of Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Plan and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per shares of Common Stock in such Change in Control transaction.

G.    The Plan Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while an Award remains outstanding, to structure such Award so that the shares subject to such Award will automatically vest on an accelerated basis should the Participant’s Service terminate by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

H.    The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

XIII	REPRICING PROGRAMS

The Plan Administrator shall not have the discretionary authority, except pursuant to Section V.D, to (i) implement cancellation/regrant programs pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash or in equity securities of the Company (except in the case of a Change in Control) or (iii) reduce the exercise or base price in effect for outstanding options or stock appreciation rights under the Plan, in any case without stockholder approval.

XIV	MISCELLANEOUS

A.    Deferred Compensation; Code Section 409A

(i)    The Plan Administrator may, in its sole discretion, structure one or more Awards (other than options and stock appreciation rights) so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

(ii)    The Plan Administrator may implement a non-employee Board member retainer fee deferral program under the Plan so as to allow the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted stock units under the Plan that will defer the issuance of the shares of Common Stock that vest under those restricted stock units until a permissible date or event under Code Section 409A. If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.

(iii)    To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements that allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each shares of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

(iv)    If an Award is subject to Code Section 409A, (a) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (b) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Code Section 409A, (c) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Code Section 409A, (d) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of Code Section 409A, and (e) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Any Award granted under the Plan that is subject to Code Section 409A and that is to be distributed to a specified employee (as defined under Code Section 409A) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Code Section 409A. If a distribution is delayed pursuant to Code Section 409A, the distribution shall be paid within thirty (30) days after the end of the six (6)-month period. If the Participant dies during such six (6)-month period, any postponed amounts shall be paid within sixty (60) days of the Participant’s death. The Plan Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (a) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Code Section 409A.

B.    Transferability of Awards. The transferability of Awards granted under the Plan shall be governed by the following provisions:

(i)    Incentive Options. During the lifetime of the Participant, Incentive Options shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death.

(ii)    Other Awards. All other Awards shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more such Awards so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion of an Award may only be exercised (if applicable) by the person or persons who acquire a proprietary interest in the Award pursuant to the assignment. The terms applicable to the assigned portion of the Award shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii)    Beneficiary Designation. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Plan Administrator, designate one or more persons as the beneficiary or beneficiaries of some or all of the Participant’s outstanding Awards, and those Awards shall, in accordance with such designation and to the extent valid under applicable law, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited period during which the Award may be exercised (if applicable) following the Participant’s death.

C.    Stockholder Rights. A Participant shall not have any of the rights of a stockholder (including the right to vote or receive dividends) with respect to shares of Common Stock covered by an Award until the Participant becomes the holder of record of such shares. A Participant may be granted the right to receive dividend equivalents under Section X with respect to one or more outstanding Awards. However, any dividend or dividend equivalent payable in connection with an unvested Award shall not be paid until and unless the underlying Award vests and shall be subject to risk of forfeiture to the same extent as the underlying Award.

D.    Tax Withholding; No Guarantee of Tax Treatment. The Company’s obligation to deliver shares of Common Stock, other securities or cash upon the exercise, issuance, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable Withholding Tax requirements. The Company (or any Parent or Subsidiary employing or retaining the Participant) shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required Withholding Taxes in respect of an Award and to take such other action as may be necessary in the opinion of the Plan Administrator to satisfy all obligations for the payment of such Withholding Taxes. Without limiting the generality of the foregoing, the Plan Administrator may, in its sole discretion, permit a Participant to satisfy the foregoing Withholding Tax liability in whole or in part by (i) the delivery of shares of Common Stock previously acquired by such individual (other than in connection with the exercise, issuance, vesting or settlement triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the Withholding Taxes or (ii) having the Company withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those shares with an aggregate Fair Market Value at the time of delivery equal to the Withholding

Taxes, in each case at a withholding rate determined by the Plan Administrator but in no event to exceed the maximum statutory rate applicable to the Participant to the extent necessary to avoid adverse accounting treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other person with an interest in an Award that (x) any Award intended to be exempt from Code Section 409A shall be so exempt, (y) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (z) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

E.    Share Escrow/Legends. Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

F.    Effective Date and Term of the Plan.

(i)    The Plan shall become effective on the date on which the Plan is approved by the stockholders (the “Plan Effective Date”).

(ii)    The Plan shall terminate upon the earliest to occur of (a) the date immediately preceding the tenth anniversary of the Plan Effective Date, (b) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, (c) the termination of all outstanding Awards in connection with a Change in Control, or (d) the termination of the Plan by the Board. Should the Plan terminate under subsection (a) or (b) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

G.    Termination and Amendment of the Plan and Awards.

(i)    The Board shall have complete and exclusive power and authority to terminate the Plan at any time. The Board shall also have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the shares of Common Stock are at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

(ii)    Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted based on such excess shares shall terminate and cease to be outstanding.

(iii)    The Plan Administrator shall have the power and authority to amend or modify any Award without the Participant’s consent to the extent the Plan Administrator determines such amendment or modification is (A) required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the shares of Common Stock are at the time primarily traded, (B) necessary to preserve favorable accounting or tax treatment of any Award, or (C) necessary to enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

H.    Subplans. The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.

I.    Use of Proceeds. Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

J.    Regulatory Approvals.

(i)    The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

(ii)    No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, and all applicable listing requirements of any Stock Exchange on which the shares of Common Stock are then listed for trading.

K.    No Employment/Service Rights. Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

L.    Recoupment. Participants shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and Awards and any cash, shares of Common Stock or other property or amounts due, paid, or issued to a Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

APPENDIX

The following definitions shall be in effect under the Plan:

A.    Award shall mean any of the following awards authorized for issuance or grant under the Plan: options, stock appreciation rights, stock awards, restricted stock units, dividend equivalents and other awards.

B.    Award Agreement shall mean the written agreement(s) between the Company and the Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.

C.    Board shall mean the Company’s Board of Directors.

D.    Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i)    Cause shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii)    In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs, in the Company’s reasonable good faith belief by reason of the person’s commission of any act of fraud, embezzlement, dishonesty, or sexual harassment, the person’s refusal or failure to comply in any material respect with any written policies or procedures of the Company, any Parent or Subsidiary, or the Board (including, without limitation, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy), any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other gross negligence or misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.

E.    Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i)    Change in Control shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii)    In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a)    a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b)    a sale, transfer, or other disposition of all or substantially all of the Company’s assets;

(c)    the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act

(other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

(d)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

F.    Code shall mean the Internal Revenue Code of 1986, as amended.

G.    Common Stock shall mean the Company’s common stock.

H.    Compensation Committee shall mean the Compensation Committee of the Board.

I.    Company shall mean LMF Acquisition Opportunities, Inc., a Delaware corporation, and any successor to all or substantially all of the assets or voting stock of LMF Acquisition Opportunities, Inc.

J.    Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.    Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.

L.    Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)    If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)    If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the shares of Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the shares of Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

M.    Family Member shall mean, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

N.    Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i)    Good Reason shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii)    In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean (A) a material diminution by the Company of the Participant’s authority, duties or responsibilities; (B) a material change in the geographic location at which the Participant must perform (which, for purposes of the Plan, means relocation of the offices of the Company at which the Participant is principally employed to a location that increases the Participant’s commute to work by more than 50 miles); or (C) a material diminution in the Participant’s base salary. The Participant must provide written notice of termination for Good Reason to the Company within 60 days after the event constituting Good Reason. The Company shall have a period of 60 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Participant’s notice of termination. If the Company does not correct the act or failure to act, the Participant’s employment will terminate for Good Reason on the first business day following the Company’s 60-day cure period.

O.    Incentive Option shall mean an option that satisfies the requirements of Code Section 422.

P.    Involuntary Termination shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i)    Involuntary Termination shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii)    In the absence of any other Involuntary Termination definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Involuntary Termination shall mean the termination of the Service of any individual that occurs by reason of such individual’s involuntary dismissal or discharge by the Company (or any Parent or Subsidiary) for reasons other than for Cause, or such individual’s voluntary resignation for Good Reason.

Q.    1934 Act shall mean the Securities Exchange Act of 1934, as amended.

R.    Non-Employee Director shall mean a non-employee member of the Board.

S.    Non-Statutory Option shall mean an option that is not an Incentive Option.

T.    Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

U.    Participant shall mean any person who is granted an Award under the Plan.

V.    Performance Goals shall mean any objective or subjective goals the Plan Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) cash flow, any derivative of operating cash flow, cash flow sufficient to achieve financial ratios or a specified cash balance, free cash flow, cash flow return on capital, net cash provided by operating activities, and cash flow per share; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price, net asset value, dividend, dividend payout ratio; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital or improvement in or attainment of working capital levels; (ix) return on assets or net assets or growth in assets; (x) invested capital, required rate of return on capital, return on invested capital, relative risk-adjusted investment performance and investment performance of capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income, or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) collections and recoveries; (xviii) product research and development, implementation or completion of an identified special project, clinical trials, regulatory filings or approvals or other milestones, patent application or issuance, and manufacturing or process development; (xix) application approvals; (xx) litigation regulatory resolution, legal compliance, or safety and risk reduction goals; (xxi) any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); (xxii) balance of cash, cash equivalents and marketable securities; (xxiii) overhead, savings, G&A and other expense control goals; (xxiv) budget comparisons and management; (xxv) growth in stockholder value relative to the growth of the S&P 400 or S&P 400 Index, the S&P Global Industry Classification Standards (“GICS”) or GICS Index, or another peer group or peer group index; (xxvi) credit rating, debt, fixed charge coverage, interest coverage; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) development and implementation of risk and crisis management programs, including business continuity plans; (xxix) improvement in workforce diversity, equity and inclusion; (xxx) market share, market penetration, and economic value added; (xxxi) inventory control; (xxxii) compliance requirements and compliance relief; (xxxiii) health and safety goals; (xxxiv) productivity goals or backlog; (xxxv) workforce management, key hires, and succession planning goals; (xxxvi) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxvii) measures of customer satisfaction, employee satisfaction or staff development; (xxxviii) stakeholder engagement; (xxxix ) environmental and climate-change-related goals; (xl) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xli) business expansion, mergers, acquisitions, divestitures, joint ventures; (xlii) capital or fund raising to support operations, government grants, license arrangements; (xliv) acquisition of new customers, including institutional accounts or customer retention and/or repeat order rate; (xlv) progress of partnered programs; (lvi) partner satisfaction; (lvii) milestones related to samples received and/or tests run; (lviii) expansion of sales in additional geographies or markets; (liv) patient samples processed and billed; (lv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); or (xliii) such other performance criteria as the Plan Administrator may specify. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by the Company; (G) the divestiture of one or more business operations or the assets thereof; (H) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization (whether or not such reorganization is within the definition of that term in Code Section 368); and (I) any other adjustment consistent with the operation of the Plan.

W.    Plan shall mean the Company’s 2022 Equity Omnibus Plan, as set forth in this document, as may be amended from time to time.

X.    Plan Administrator shall mean the particular entity, whether the Compensation Committee (or subcommittee thereof), the Board, the Secondary Board Committee or any delegate of the Board or the Compensation Committee authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity or delegate is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

Y.    Plan Effective Date shall have the meaning set forth in Section XIV.F.

Z.    Predecessor Plan shall mean the SeaStar Medical, Inc. 2019 Stock Incentive Plan.

AA.    Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

BB.    Section 16 Insider shall mean an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

CC.    Service shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

(i)    Service shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii)    In the absence of any other definition of Service in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Service shall mean the performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a Non-Employee Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of this particular definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (a) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (b) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity.

(iii)    Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company, provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless the Participant is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

DD.    Stand-alone Rights shall have the meaning set forth in Section VII.B.

EE.    Stock Exchange shall mean the American Stock Exchange, the NASDAQ Capital Market, NASDAQ Global or Global Select Market or the New York Stock Exchange.

FF.    Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.

GG.    Substitute Awards shall have the meaning set forth in Section V.E.

HH.    Tandem Rights shall have the meaning set forth in Section VII.B.

II.    10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary).

JJ.    Withholding Taxes shall mean the applicable federal, state, and local income and employment withholding taxes to which the holder of an Award under the Plan may become subject in connection with the issuance, exercise, vesting or settlement of that Award or the issuance of shares of Common Stock thereunder.

Annex E

LMF ACQUISITION OPPORTUNITIES, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(Effective August 22, 2022)

I.	PURPOSE OF THE PLAN

This Plan is intended to promote the interests of LMF Acquisition Opportunities, Inc. (the “Company”) by providing eligible employees of a Participating Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan intended to meet the requirements of section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in Article XII.

II.	ADMINISTRATION OF THE PLAN

A.    The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate to implement the Plan or to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan. To the extent applicable law permits, the Plan Administrator may, to the extent it deems appropriate, delegate, any or all of their administrative duties to one or more officers of the Company. If the Plan Administrator has made such delegation, then all references to the Plan Administrator in this Plan include such delegates to the extent of such delegation.

B.    The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423 including offerings that are intended to comply with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements but may be conducted concurrently with those offerings. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and to the extent required by Code Section 423, the participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

III.	STOCK SUBJECT TO PLAN

A.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 380,000 shares as of the effective date of the Plan.

B.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.	PURCHASE/HOLDING PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive or overlapping offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.    Each offering period shall be of such duration (not to exceed twenty-seven (27) months) and shall be comprised of one or more offering periods as determined by the Plan Administrator prior to the start date of such offering period. Until such time as otherwise determined by the Plan Administrator, each offering period shall have a duration of six (6) months and shall be comprised of one offering period. The start date and end date for each offering period shall be established by the Plan Administrator from time to time.

V.	ELIGIBILITY

A.    Each individual who is an Eligible Employee on the start date of any offering period shall be eligible to participate in the Plan for that offering period on such start date.

B.    Each Corporate Affiliate shall become a Participating Company when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.

C.    To participate in the Plan for a particular offering period, the Eligible Employee must complete and submit enrollment forms prescribed by the Plan Administrator (including a payroll deduction authorization and Stock Purchase Agreement) in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third-party administrator’s website and enrolling electronically) on or before the start date of the offering period. Unless otherwise specified by the Plan Administrator, once an Eligible Employee timely submits the properly completed enrollment forms, the Eligible Employee’s participation in the Plan will automatically remain in effect from one offering period to the next in accordance with the Eligible Employee’s payroll deduction authorization (including the Eligible Employee’s designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan, changes the rate of the Eligible Employee’s payroll deduction or the Eligible Employee’s employment status changes such that he or she is no longer an Eligible Employee.

VI.	PAYROLL DEDUCTIONS

A.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each offering period, up to a maximum of fifteen percent (15%) unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable offering period (subject to the limitations of Section VII). The deduction rate so authorized shall continue in effect for the entire offering period except for changes effected in accordance with the following guidelines:

(i)    The Participant may, at any time during the offering period, reduce the Participant’s rate of payroll deduction to become effective as soon as administratively feasible after submitting the appropriate form with the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Participant may not, however, effect more than one such reduction per offering period.

(ii)    The Participant may at any time reduce the Participant’s rate of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as administratively feasible after submitting the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date unless the Participant’s participation in the Plan has terminated in accordance with Section VII.F.

(iii)    The Participant may, at any time during the offering period, increase the rate of the Participant’s payroll deduction (up to the maximum percentage limit for that offering period) to become effective for the next offering period.

(iv)    Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423 and any limitations provided in this Plan, a Participant’s payroll deductions will be reduced or decreased to 0% without the Participant’s consent. Payroll deductions will recommence at the rate provided in such Participant’s payroll deduction authorization, as amended, when permitted under Section 423 of the Code and the Plan, unless participation is sooner terminated by the Participant as provided under the Plan.

B.    Payroll deductions shall begin on the first pay day administratively feasible following the start date of the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by the terms governing that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

C.    Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the offering period in which collected, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.

D.    Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E.    To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.

VII.	PURCHASE RIGHTS

A.    Grant of Purchase Right. A Participant shall be granted a separate purchase right on the start date of each offering period in which the Participant participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on each Purchase Date during that offering period upon the terms set forth below.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

B.    Exercise of the Purchase Right. Each purchase right shall be automatically exercised on each Purchase Date within an offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be effected by applying the Participant’s payroll deductions for the offering period ending on such Purchase Date to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that Purchase Date.

C.    Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within an offering period shall be determined by the Plan Administrator prior to the start date of that offering period. However, in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.    Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the offering period ending with that Purchase Date by the purchase price in effect for that Purchase Date. Prior to the start of any offering period under the Plan, the Plan Administrator shall establish the maximum number of shares purchasable per Participant on each Purchase Date during that offering period.

E.    Excess Payroll Deductions. To the extent the Plan Administrator allows only whole Shares to be purchased under the Plan for an offering period, any payroll deductions not applied to the purchase of shares on any Purchase Date because they are not sufficient to purchase a whole Share shall be held for the purchase of shares on the next Purchase Date, or refunded to the Participant if the Participant withdraws from the Plan. Any payroll deductions not applied to the purchase of Common Stock by reason of any limitation on the maximum number of shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section VII.D, Article VIII or otherwise) shall be promptly refunded.

F.    Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i)    A Participant may, no later than fifteen (15) days (or such other period as determined by the Plan Administrator) prior to a Purchase Date, terminate the Participant’s outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and electronically electing to withdraw), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the offering period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)    The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. To resume participation in any subsequent offering period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) before the start date of the new offering period in accordance with the procedures established by the Plan Administrator for such offering period.

(iii)    Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while the Participant’s purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the offering period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the last business day of the offering period in which such leave commences, to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares on the next Purchase Date. In no event, however, shall any further payment deductions be added to the Participant’s account during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave; or (y) prior to the expiration of any longer period for which such the Participant is provided with reemployment rights by statute or contract, the Participant’s payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the offering period.

G.    Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock prorated to such individual, shall be refunded.

H.    Change in Control. In the event that a Change in Control occurs during an offering period, the Plan Administrator may take such action as it deems appropriate, including (without limitation) (i) provide that each outstanding purchase right will terminate as of a date prior to the effective date of the Change in Control and all payroll deductions of each Participant accumulated during such offering period (and not previously applied to the purchase of shares) shall be refunded to the Participant; (ii) provide that a Purchase Date shall automatically occur immediately prior to the effective date of the Change in Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the offering period in which such Change in Control occurs (and not previously applied to the purchase of shares) to the purchase of shares of Common Stock at the purchase price per share in effect for that offering period pursuant to the purchase price formula provisions of Section VII.C. or (iii) provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).

I.    ESPP Brokerage Account. The Plan Administrator shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account that the Company shall establish for the Participant at a Company-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the start date of the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell the Participant’s shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from the Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by the Participant under the Plan, whether or not the Participant continues in employee status.

J.    Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).

K.    Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to the Participant’s outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.	ACCRUAL LIMITATIONS

A.    No participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.    For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i)    The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the offering period for which such right is granted.

(ii)    No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to $25,000 worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.    If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular offering period, then the payroll deductions which the Participant made during that offering period with respect to such purchase right shall be promptly refunded.

D.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan, or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.	EFFECTIVE DATE AND TERM OF THE PLAN

A.    The Plan was adopted by the Board on August 22, 2022 and shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. The Plan Administrator shall determine when the Plan shall be offered to Eligible Employees provided the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the shares are listed for trading and all other applicable requirements established by law or regulation.

B.    Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) August 22, 2032, (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X.	AMENDMENT OF THE PLAN

The Board may alter, amend, suspend, or discontinue the Plan at any time. However, the Board may not, without the approval of the Company’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) change the class of corporations that may be designated as participating companies under the Plan.

XI.	GENERAL PROVISIONS

A.    All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

B.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.    The provisions of the Plan shall be governed by the laws of the State of Delaware, without resort to that State’s conflict-of-laws rules.

D.    To the extent required by applicable Federal, state, or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

XII.	DEFINITIONS

Unless otherwise determined by the Plan Administrator, the following definitions shall be in effect under the Plan:

A.    1933 ACT shall mean the Securities Act of 1933, as amended.

B.    BOARD shall mean the Company’s Board of Directors.

C.    CHANGE IN CONTROL shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)    a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii)    a sale, transfer, or other disposition of all or substantially all of the Company’s assets;

(iii)    the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

(iv)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

D.    CODE shall mean the Internal Revenue Code of 1986, as amended.

E.    COMMON STOCK shall mean the Company’s common stock.

F.    COMPANY shall mean LMF Acquisition Opportunities, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of LMF Acquisition Opportunities, Inc., which shall, by appropriate action, adopt the Plan.

G.    COMPENSATION shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of section 401(k) of the Code or any cafeteria benefit program that meets the requirements of section 125 of the Code, now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Compensation: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

H.    CORPORATE AFFILIATE shall mean any parent or subsidiary of the Company (as determined in accordance with Code Section 424, whether now existing or subsequently established or acquired). Notwithstanding the foregoing, with respect to offerings not intended to comply with Code Section 423, the term “Corporate Affiliate” may, at the discretion of the Plan Administrator, include any other entity in which the Company has a significant equity or other ownership interest.

I.    ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Company as an employee for earnings considered wages under section 3401(a) of the Code; provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, waive one or both of the twenty (20) hour and five (5) month service requirements.

J.    EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

K.    FAIR MARKET VALUE per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.    PARTICIPANT shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

M.    PARTICIPATING COMPANY shall mean the Company and each Corporate Affiliate that is authorized, in accordance with Section V.B. of the Plan, to extend the benefits of the Plan to its Eligible Employees.

N.    PLAN shall mean the LMF Acquisition Opportunities, Inc. 2022 Employee Stock Purchase Plan, as set forth in this document.

O.    PLAN ADMINISTRATOR shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan.

P.    PURCHASE DATE shall mean the last business day of each offering period.

Annex F

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022 (the “Effective Time”), by and among SeaStar Medical Holding Corporation, a Delaware corporation (f/k/a LMF Acquisition Opportunities, Inc.) (the “Company”) and LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the merger and other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of [●], 2022, by and among the Company, LMF Merger Sub, Inc., a Delaware corporation and SeaStar Medical, Inc., a Delaware corporation;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “LMF Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the LMF Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.01, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by the stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, two (2) individuals, to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.01(a) and such two individuals shall be Bruce M. Rodgers and Richard Russell (a “Nominee” and, collectively, the “Nominees”)). The Sponsor shall have the right to appoint or nominate another individual other than the Bruce M. Rodgers and Richard Russell pursuant to this Agreement only if the Board, by a majority vote, approves such appointment or nomination, and upon such approval, such individual shall be deemed a “Nominee” under this Agreement.

(b) The Company shall take all necessary actions within its control, including, but not limited to, calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time, in each case, as Class II directors (as defined in the Company’s Organizational Documents, each a “Class II Director”).

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(c) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) (“Necessary Action”) to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Class II Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Class II Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of Class II Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of Class II Directors.

(d) If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate an individual for election or appointment as a director pursuant to Section 1.01(a), be entitled to designate for election or appointment as a director such person’s successor in accordance with this Agreement and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement director designated by the Sponsor as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board).

(e) Notwithstanding any of this Section 1.01 to the contrary, the election or appointment of any Nominee to the Board shall be subject to the prior execution by such Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f) The Company shall indemnify the Nominees who are appointed or elected as Class II Directors on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to such Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.

(g) Nominees who are appointed or elected as Class II Directors shall be entitled to compensation (including equity awards) and the reimbursement of expenses that is consistent with the compensation received and the expenses reimbursed by other non-employee directors of the Company.

(h) Notwithstanding the provisions of this Section 1.01, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, subject to the last sentence of Section 1(a), the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the date immediately following the meeting of stockholders of the Company where Class II directors are elected and that takes place after the Effective Time.

Section 2.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.

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Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly (including by operation of law), by any party without the prior written consent of the other parties. Notwithstanding any of the foregoing, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate transferee, in connection with a transfer by the Sponsor of shares of the Company’s Common Stock to one of the Sponsor’s Affiliates or (ii) Bruce M. Rodgers, Richard Russell or any of their respective designees.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms of this Agreement.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.08. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.08. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.09. Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have

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the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11. Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12. Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14. Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SEASTAR MEDICAL HOLDING CORPORATION

By:
Name:
Title:

LMFAO SPONSOR, LLC

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

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Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[        ], 20[        ]

SeaStar Medical Holding Corporation

3513 Brighton Blvd., Suite 410

Denver, CO 80216

Attn: Eric Schlorff

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.01(e) of the Director Nomination Agreement, dated as of [●], 2022 (the “Agreement”), by and between SeaStar Medical Holding Corporation (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Nominee]

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our Existing Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 21. Exhibits and Financial Statements Schedules

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

2.1#	Agreement and Plan of Merger dated as of April 21, 2022, by and among LMF Acquisition Opportunities, Inc., LMF Merger Sub, Inc. and SeaStar Medical, Inc. (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-39927	2.1	April 26, 2022

3.1	Amended and Restated Certificate of Incorporation of LMAO.	Form 8-K	001-39927	3.1	January 28, 2021

3.2	Bylaws of LMAO.	Form S-1	333-251962	3.3	January 8, 2021

3.3	Second Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).

3.4	Amended and Restated Bylaws of Combined Company (included as Annex C to this proxy statement/prospectus).

4.1	Specimen Unit Certificate of LMAO	Form S-1/A	333-251962	4.1	January 19, 2021

4.2	Specimen Class A Common Stock Certificate of LMAO.	Form S-1/A	333-251962	4.2	January 19, 2021

4.3	Specimen Warrant Certificate of LMAO (included in Exhibit 4.4)	Form S-1/A	333-251962	4.3	January 19, 2021

4.4	Warrant Agreement, dated January 25, 2021, between LMAO and Continental Stock Transfer & Trust Company.	Form 8-K	001-39927	4.1	January 28, 2021

4.5	Form of Warrant to Purchase Preferred Stock of CytoPherx, Inc.	Form S-4	333-264993	4.5	May 16, 2022

4.6	Form of Amendment to Warrant to Purchase Preferred Stock of SeaStar Medical, Inc.

4.7	Form of PIPE Warrant Agreement.	Form S-4/A	333-264993	4.7	August 24, 2022

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

5.1	Opinion of Foley & Lardner LLP regarding the validity of the securities.

10.1	Amended and Restated Registration Rights Agreement, dated as of April 21, 2022, by and among LMF Acquisition Opportunities, Inc., SeaStar Medical, Inc., and certain stockholders of SeaStar Medical, Inc.	Form 8-K	001-39927	10.1	April 26, 2022

10.2	Sponsor Support Agreement, dated as of April 21, 2022, by and among LMF Acquisition Opportunities, Inc., SeaStar Medical, Inc., and LMFAO Sponsor LLC.	Form 8-K	001-39927	10.2	April 26, 2022

10.3	Form of Stockholder Support Agreement, by and among LMF Acquisition Opportunities, Inc., SeaStar Medical, Inc. and certain stockholders of SeaStar Medical, Inc.	Form 8-K	001-39927	10.3	April 26, 2022

10.4*	LMF Acquisition Opportunities, Inc. 2022 Omnibus Incentive Plan (included as Annex D to this proxy statement/prospectus).

10.5*	LMF Acquisition Opportunities, Inc. 2022 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).

10.6	Form of Director Nomination Agreement, by and among LMFAO Sponsor LLC and LMF Acquisition Opportunities, Inc. (substantially in the form included as Annex F to this proxy statement/prospectus).

10.7	Letter Agreement, dated as of January 25, 2021, by and among LMF Acquisition Opportunity, Inc. and its officers and directors and LMFAO Sponsor, LLC.	Form 8-K	001-39927	10.1	January 28, 2021

10.8	Investment Management Trust Agreement, dated January 25, 2021, between the LMF Acquisition Opportunity, Inc. and Continental Stock Transfer & Trust Company, as trustee.	Form 8-K	001-39927	10.2	January 28, 2021

10.9	Registration Rights Agreement, dated as of January 25, 2021, by and among LMF Acquisition Opportunities, Inc., SeaStar Medical, Inc. and certain stockholders of SeaStar Medical, Inc.	Form 8-K	001-39927	10.3	January 28, 2021

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

10.10*#	Amended and Restated Employment Agreement, dated August 13, 2020, by and between SeaStar Medical, Inc. and Eric Schlorff.	Form S-4/A	333-264993	10.11	July 11, 2022

10.11*	SeaStar Medical, Inc. 2019 Stock Incentive Plan.	Form S-4/A	333-264993	10.12	July 11, 2022

10.12	License Agreement, between Nephrion, Inc. and the Regents of the University of Michigan, dated October 16, 2007.	Form S-4	333-264993	10.13	May 16, 2022

10.13	Amended and Restated License Agreement, between Nephrion, Inc. and the Regents of the University of Michigan, dated October 17, 2007.	Form S-4	333-264993	10.14	May 16, 2022

10.14	First Amendment to License Agreement, between CytoPherx, Inc. and the Regents of the University of Michigan, dated March 22, 2011.	Form S-4	333-264993	10.15	May 16, 2022

10.15	Second Amendment to License Agreement, between CytoPherx, Inc. and the Regents of the University of Michigan, dated August 8, 2013.	Form S-4	333-264993	10.16	May 16, 2022

10.16	Third Amendment to License Agreement, between CytoPherx, Inc. and the Regents of the University of Michigan, dated July 31, 2014.	Form S-4	333-264993	10.17	May 16, 2022

10.17	Fourth Amendment to License Agreement, between CytoPherx, Inc. and the Regents of the University of Michigan, dated June 20, 2016.	Form S-4	333-264993	10.18	May 16, 2022

10.18	Fifth Amendment to License Agreement, between SeaStar Medical, Inc. and the Regents of the University of Michigan, dated December 19, 2019.	Form S-4	333-264993	10.19	May 16, 2022

10.19	Sixth Amendment to License Agreement, between SeaStar Medical, Inc. and the Regents of the University of Michigan, dated August 20, 2020.	Form S-4	333-264993	10.20	May 16, 2022

10.20	Seventh Amendment to License Agreement, between SeaStar Medical, Inc. and the Regents of the University of Michigan, dated March 20, 2022.	Form S-4	333-264993	10.21	May 16, 2022

10.21*#	Transaction Bonus Agreement, between SeaStar Medical, Inc. and Eric Schlorff, dated December 23, 2021.	Form S-4/A	333-264993	10.22	July 11, 2022

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

10.22*#	Transaction Bonus Agreement, between SeaStar Medical, Inc. and Ray Chow, dated December 23, 2021.	Form S-4/A	333-264993	10.23	July 11, 2022

10.23*#	Transaction Bonus Agreement, between SeaStar Medical, Inc. and Caryl Baron, dated December 23, 2021.	Form S-4/A	333-264993	10.24	July 11, 2022

10.24#	Supply Agreement, between SeaStar Medical, Inc. and Fresenius USA Marketing, Inc., dated March 31, 2022.	Form S-4/A	333-264993	10.25	July 11, 2022

10.25	Promissory Note dated effective as of March 1, 2022 between LMFAO Sponsor LLC and LMF Acquisition Opportunities Inc.	Form 10-Q	001-39927	10.1	May 19, 2022

10.26	Amendment No. 1 to Supply Agreement, between SeaStar Medical, Inc. and Fresenius USA Marketing, Inc., dated May 5, 2022.	Form S-4/A	333-264993	10.27	July 11, 2022

10.27*#	Employment Agreement, dated May 18, 2022, by and between SeaStar Medical, Inc. and Kevin Chung.	Form S-4/A	333-264993	10.27	August 24, 2022

10.28	Amended and Restated Promissory Note, dated July 28, 2022, issued by LMF Acquisition Opportunities, Inc. to LMFAO Sponsor, LLC.	Form 8-K	001-39927	10.1	August 1, 2022

10.29	Form of Subscription Agreement.	Form S-4/A	333-264993	10.29	August 24, 2022

10.30	Common Stock Purchase Agreement by and among Tumim Stone Capital LLC, LMF Acquisition Opportunities, Inc., and SeaStar Medical, Inc., dated August 23, 2022.	Form S-4/A	333-264993	10.30	August 24, 2022

10.31	Registration Rights Agreement by and among Tumim Stone Capital LLC, LMF Acquisition Opportunities, Inc. and SeaStar Medical, Inc., dated August 23, 2022.	Form S-4/A	333-264993	10.31	August 24, 2022

10.32*#	Form of Amended and Restated Employment Agreement, by and between SeaStar Medical Holding Corporation and Eric Schlorff.	Form S-4/A	333-264993	10.32	August 24, 2022

10.33*#	Form of Amended and Restated Employment Agreement, by and between SeaStar Medical Holding Corporation and Caryl Baron.	Form S-4/A	333-264993	10.33	August 24, 2022

10.34	Credit Agreement, between SeaStar Medical, Inc. and LM Funding America, Inc., dated September 9, 2022.	Form S-4/A	333-264993	10.34	September 13, 2022

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

21.1	List of Subsidiaries.	Form S-4	333-264993	21.1	May 16, 2022

23.1	Consent of MaloneBailey, LLP, independent registered public accounting firm of LMAO.	Form S-4/A	333-264993	23.1	September 13, 2022

23.2	Consent of Armanino LLP, independent registered public accounting firm of SeaStar Medical.

23.3	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).	Form S-4	333-264993	24.1	May 16, 2022

99.1	Consent of Bruce M. Rodgers to be named as a director.	Form S-4	333-264993	99.1	May 16, 2022

99.2	Consent of Richard Russell to be named as a director.	Form S-4	333-264993	99.2	May 16, 2022

99.3	Consent of Eric Schlorff to be named as a director.	Form S-4	333-264993	99.3	May 16, 2022

99.4	Consent of Andres Lobo to be named as a director.	Form S-4	333-264993	99.4	May 16, 2022

99.5	Consent of Rick Barnett to be named as a director.	Form S-4	333-264993	99.5	May 16, 2022

99.6	Consent of Allan Collins to be named as a director.	Form S-4	333-264993	99.6	May 16, 2022

99.7	Consent of Kenneth Van Heel to be named as a director.	Form S-4	333-264993	99.7	May 16, 2022

99.8	Preliminary Proxy Card.

101.INS	Inline XBRL Instance Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Filing Fee Table.	Form S-4	333-264993	107	May 16, 2022

*	Indicates management contract or compensatory plan or arrangement.
#

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that LMAO may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.

The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of September, 2022.

LMF Acquisition Opportunities, Inc.

By:	/s/ Bruce M. Rodgers
	Name:	Bruce M. Rodgers
	Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bruce M. Rodgers	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 21, 2022
Bruce M. Rodgers

/s/ Richard Russell	Chief Financial Officer, Member of the Board of Directors (Principal Financial Officer and Principal Accounting Officer)	September 21, 2022
Richard Russell

/s/ *	Member of the Board of Directors	September 21, 2022
Martin Traber

/s/ *	Member of the Board of Directors	September 21, 2022
Craig Burson

/s/ *	Member of the Board of Directors	September 21, 2022
Bruce Bennett

*By:	/s/ Bruce M. Rodgers
Bruce M. Rodgers
Attorney-in-fact